Form 10-K405, Exhibit 13
period 1995-06-30
COMMERCIAL FEDERAL CORP
filed 1995-09-29
CIK 744778

                                                                      EXHIBIT 13


Shareholder and Company Objectives Are Being Met and Exceeded

  Commercial Federal began the 1995 fiscal year with the dual objectives of further increasing our core profitability and continuing to enhance the long-term value of our shareholders' investment in the Company. We are pleased to report that by all measures we exceeded our goals.

  As you read this annual report to shareholders, you will note that in achieving these goals, Commercial Federal generated record income from its core banking business. In addition, the Company has undertaken several new initiatives that bode well for our future growth and clearly demonstrate Commercial Federal's commitment to maximize shareholder value.

  Fiscal 1995 was a very successful year for Commercial Federal. The Company once again demonstrated that it will not be content to rest on the laurels of past accomplishments. Your Company remains focused on the goals of further increasing core profitability quarter-to-quarter and year-to-year and on taking proactive steps to maximize the value of your investment in the Company's stock.

  The Board of Directors and management of Commercial Federal invite you to read this fiscal 1995 report to shareholders to learn more about the Company's successes, its continuing momentum and our commitment to providing shareholders with above average returns.

Table of Contents
Financial Highlights......................................  1

Letter to Shareholders....................................  2

Board of Directors........................................ 10

Corporate Profile......................................... 12

Financial Information..................................... 13

Investor Information...................................... 77

Executive Officers and Senior Management.................. 78

Branch Locations.......................................... 79

--------------------------------------------------------------------------------

Financial Information

Selected Consolidated Financial Data.......................................  14
Management's Discussion and Analysis.......................................  16
Consolidated Statement of Financial Condition..............................  36
Consolidated Statement of Stockholders' Equity.............................  37
Consolidated Statement of Operations.......................................  38
Consolidated Statement of Cash Flows.......................................  40
Notes to Consolidated Financial Statements.................................  42
Management's Report on Internal Controls...................................  75
Independent Auditors' Report...............................................  76

                                                                                         Selected Consolidated Financial Data
-----------------------------------------------------------------------------------------------------------------------------
                                                                             For the Year Ended June 30,
(Dollars in Thousands Except Per Share Data)              1995           1994           1993           1992           1991
-----------------------------------------------------------------------------------------------------------------------------
Interest income...................................    $  411,929     $  365,474     $  372,778     $  412,239     $  482,552
Interest expense..................................       277,806        239,950        256,468        327,190        427,419
                                                      ----------     ----------     ----------     ----------     ----------
Net interest income...............................       134,123        125,524        116,310         85,049         55,133
Provision for loan losses.........................        (6,033)        (6,033)        (5,735)        (7,381)        (9,137)
Loan servicing fees...............................        22,535         20,426         17,070         15,010         12,738
Retail fees and charges...........................         8,971          7,992          7,199          6,949          6,396
Real estate operations............................          (662)        (2,324)        (5,232)        (9,288)       (20,150)
Gain (loss) on sales of loans.....................          (596)          (392)          (352)         1,655            930
Loss on sales of investment securities............            --             --             --           (452)        (2,230)
Gain on sales of mortgage-backed securities.......            --             --             --         37,188         47,496
Gain on sale of loan servicing rights.............            --             --             --          8,376             --
Other operating income............................         7,349          6,638          4,592          9,061          7,610
General and administrative expenses
   and minority interest of subsidiary............        85,852         76,458         72,725         67,427         61,971
Amortization of goodwill
   and core value of deposits.....................        10,211         14,084         10,508         11,352         12,465
Accelerated amortization of goodwill..............        21,357             --             --             --             --
Intangible assets valuation adjustment............            --         52,703             --             --             --
                                                      ----------     ----------     ----------     ----------     ----------
Income before income taxes,
   extraordinary items and cumulative effects
   of changes in accounting principles............        48,267          8,586         50,619         67,388         24,350
Provision for income taxes........................        20,732         14,231         19,841         25,103         15,222
                                                      ----------     ----------     ----------     ----------     ----------
Income (loss) before extraordinary
   items and cumulative effects of
   changes in accounting principles...............        27,535         (5,645)        30,778         42,285          9,128
Extraordinary items (1)...........................            --             --             --         (5,046)        11,699
Cumulative effects of changes in
   accounting principles (2)......................            --          5,803             --             --             --
                                                      ----------     ----------     ----------     ----------     ----------
Net income........................................    $   27,535     $      158     $   30,778     $   37,239     $   20,827
                                                      ==========     ==========     ==========     ==========     ==========
Earnings per share (fully diluted):
   Income (loss) before extraordinary
      items and cumulative effects of
      changes in accounting principles............    $     2.11     $     (.44)    $     2.43     $     5.03     $     1.19
   Extraordinary items (1)........................            --             --             --           (.60)          1.52
   Cumulative effects of changes in
      accounting principles (2)...................            --            .45             --             --             --
                                                      ----------     ----------     ----------     ----------     ----------
   Net income.....................................    $     2.11     $      .01     $     2.43     $     4.43     $     2.71
                                                      ==========     ==========     ==========     ==========     ==========
-----------------------------------------------------------------------------------------------------------------------------
Other data:
   Net interest rate spread during period.........          2.23%          2.39%          2.53%          1.98%          1.42%
   Net yield on interest-earning assets...........          2.42%          2.55%          2.61%          1.94%          1.11%
   Interest rate spread at end of period..........          2.16%          2.30%          2.55%          2.18%          1.76%
   Return on average assets (3)...................           .48%            --%           .65%           .78%           .38%
   Return on average equity (3)...................          9.60%           .05%         11.97%         19.75%         14.25%
   Total number of branches at end of period......            71             65             49             49             50
-----------------------------------------------------------------------------------------------------------------------------

Selected Consolidated Financial Data (continued)
-------------------------------------------------------------------------------------------------------------------------------
                                                                               For the Year Ended June 30,
(Dollars in Thousands Except Per Share Data)                1995           1994           1993           1992          1991
-------------------------------------------------------------------------------------------------------------------------------
Total assets..........................................   $5,954,308     $5,521,340     $4,871,362     $4,640,996    $5,077,940
Investment securities.................................      294,237        280,600        247,846        312,231       240,505
Mortgage-backed securities (4)........................    1,331,783      1,305,434        892,361        764,547       975,025
Loans receivable, net (5).............................    3,991,638      3,592,938      3,354,679      3,109,473     2,686,507
Goodwill and core value of deposits...................       33,712         67,185         87,782         98,290       109,642
Deposits..............................................    3,591,175      3,355,597      2,391,433      2,300,641     2,249,245
Advances from Federal Home Loan Bank..................    1,656,602      1,524,516      1,853,779      1,455,062     1,325,087
Securities sold under agreements to repurchase........      195,755        157,432        154,862        445,479     1,101,583
Other borrowings......................................       55,403         59,740         70,066         53,514        89,300
Stockholders' equity..................................      309,501        279,451        278,011        236,933       165,630
Book value per common share...........................        23.97          21.86          21.95          22.02         22.98
Tangible book value per common share (6)..............        21.36          16.60          15.02          12.89          7.77
Regulatory capital ratios of the Bank:
   Tangible capital...................................         5.12%          4.54%          4.46%          2.85%         1.15%
   Core capital (Tier 1 capital)......................         5.47%          5.45%          5.88%          4.67%         3.18%
   Risk-based capital (Total capital).................        13.45%         13.13%         12.75%          8.92%         6.62%
-------------------------------------------------------------------------------------------------------------------------------

(1) For fiscal year 1992, represents the loss on early extinguishment of debt, net of income tax benefits, less the effect of the utilization of net operating losses carried forward; and for fiscal year 1991, represents the utilization of net operating losses carried forward that were not previously recognized for financial reporting purposes.
(2) Represents the cumulative effect of the change in the method of accounting for income taxes less the cumulative effect of the change in accounting for postretirement benefits, net of income tax benefit.
(3) Based on daily average balances during fiscal years 1995 and 1994 and on average monthly balances for fiscal years 1993, 1992 and 1991. Return on average assets and return on average stockholders' equity for fiscal year 1995 is .85% and 17.04%, respectively, excluding the accelerated amortization of goodwill totaling $21,357,000. Return on average assets and return on average stockholders' equity for fiscal year 1994 is .73% and 12.77%, respectively, excluding the after-tax effect of the intangible assets valuation adjustment and the cumulative effects of changes in accounting principles totaling $43,938,000 and $5,803,000, respectively.
(4) Includes mortgage-backed securities available for sale totaling $10.3 million, $12.2 million, $15.6 million, $20.8 million and $500.9 million, respectively, at June 30, 1995, 1994, 1993, 1992 and 1991.
(5) Includes loans held for sale totaling $36.4 million, $74.3 million, $98.2 million, $39.5 million and $112.7 million, respectively, at June 30, 1995, 1994, 1993, 1992 and 1991.
(6) Calculated by dividing stockholders' equity, reduced by the amount of goodwill and core value of deposits, by the number of shares of common stock outstanding at the respective dates.

--------------------------------------------------------------------------------

                     Management's Discussion and Analysis of Financial Condition
                                                       and Results of Operations
--------------------------------------------------------------------------------

GENERAL

     Commercial Federal Corporation (the Corporation) is a unitary non-diversified savings and loan holding company whose primary asset is Commercial Federal Bank, a Federal Savings Bank (the Bank). The Bank is a consumer-oriented financial institution that emphasizes traditional savings and loan operations, including single-family residential real estate lending, retail deposit activities and mortgage banking. At June 30, 1995, the Bank operated 30 branch offices in Nebraska, 20 branch offices in greater metropolitan Denver, Colorado, 16 branch offices in Oklahoma and five branches in Kansas. The Bank also conducts loan origination activities through its 71 branch office network, loan offices of its wholly-owned mortgage banking subsidiary and a nationwide correspondent network consisting of approximately 400 loan originators. The Bank also provides insurance and securities brokerage and other retail financial services.

     Net income for fiscal year 1995 was $27.5 million, or $2.11 per share, which compares to net income of $158,000 and $30.8 million, respectively, for fiscal years 1994 and 1993, or $.01 per share and $2.43 per share, respectively. Fiscal year 1994 net income included a charge to operations from the write-off of intangible assets totaling $52.7 million, with an income tax benefit of $8.8 million resulting in a loss of $43.9 million, and an increase to earnings from the cumulative effects of changes in accounting principles for income taxes and postretirement benefits totaling a net $5.8 million, or $.45 per share.

     A significant event affecting the results of operations for fiscal year 1995 was the accelerated amortization of goodwill totaling $21.4 million. This accelerated amortization of goodwill resulted from the adoption by the Corporation of an accounting change incorporating a fair value concept on the valuation of its intangible assets during fiscal year 1994. As such, an independent appraisal was performed resulting in the Corporation's intangible assets valued at $41.0 million and classified as core value of deposits for $19.6 million and goodwill for $21.4 million at June 30, 1994. Such valuation resulted in the aforementioned charge to operations of $52.7 million from the write-off of intangible assets in excess of $41.0 million. In addition to the adoption of the change in method of valuation of intangible assets, it was also determined that effective July 1, 1994, the $21.4 million of goodwill would be amortized over the first six months of fiscal year 1995 and the remaining $19.6 million of core value of deposits would be amortized over the next 34 months. The valuation did not decrease the book value of the intangible assets resulting from the Corporation's acquisitions in fiscal year 1994. An independent valuation was also performed at June 30, 1995, of the Corporation's total unamortized balance of goodwill and core value of deposits resulting in no impairment. Excluding the accelerated amortization of goodwill of $21.4 million, fiscal year 1995 earnings per share would have been $3.75 per share compared to the $2.11 per share reported, and return on average assets and return on average stockholders' equity would have been .85% and 17.04%, respectively, compared to reported results of .48% and 9.60%, respectively.

     The Corporation's emphasis on single-family residential lending and the promotion of retail financial services, along with the Corporation's continued growth through acquisitions, continues to have positive effects on the Corporation's core operations. Core earnings for fiscal year 1995 increased 5.9% and 30.6%, respectively, over fiscal years 1994 and 1993. Core earnings, defined as operating income before income taxes excluding (i) gains on sales of mortgage-backed securities and loan servicing rights and (ii) amortization expense and valuation adjustment of intangible assets, totaled $79.8 million during fiscal year 1995 compared to $75.4 million and $61.1 million, respectively, during fiscal years 1994 and 1993. This increase in core earnings resulted from increases in net interest income, increases in loan servicing and retail fee income and reductions in nonperforming assets.

     Net interest income increased 6.9% or $8.6 million to $134.1 million during fiscal year 1995 compared to $125.5 million during fiscal year 1994. Net interest income for fiscal year 1994 increased $9.2 million compared to $116.3 million during fiscal year 1993. Loan servicing fees increased 10.3%, to $22.5 million during fiscal year 1995 compared to $20.4 million during fiscal year 1994, which increased 19.7%, from $17.1 million during fiscal year 1993. In addition, retail fees and charges increased to $9.0 million during fiscal year 1995 compared to $8.0 million and $7.2 million, respectively, during fiscal years 1994 and 1993. Nonperforming assets declined from $93.4 million and $64.0 million, respectively, at June 30, 1993 and 1994, to $58.4 million at June 30, 1995, representing reductions of 37.5% and 8.8%, respectively. These substantial improvements are reflected in the Corporation's results of operations as total provision for loan losses and real estate operations declined to $6.7 million during fiscal year 1995 compared to $8.4 million and $11.0 million during fiscal years 1994 and 1993, respectively.

--------------------------------------------------------------------------------

    The efficiency ratio is defined as general and administrative expenses divided by the sum of (i) net interest income before provision for loan losses,
(ii) loan servicing fees, (iii) retail fees and charges and (iv) other operating income. Such ratio has remained favorable even though operating expenses have increased, primarily from acquisitions in fiscal years 1994 and 1995, to $85.9 million during fiscal year 1995 compared to $76.5 million and $72.7 million during fiscal years 1994 and 1993, respectively. The Corporation's efficiency ratio for fiscal year 1995 was 49.6% compared to 47.6% and 50.0% for fiscal years 1994 and 1993, respectively. The increase in the efficiency ratio for fiscal year 1995 compared to fiscal year 1994 is due to loan production costs expensed, instead of being deferred, as current year loan production has declined compared to fiscal year 1994 and due to increases in general and administrative expenses primarily from the acquisitions during the last two fiscal years. During fiscal year 1995, the Corporation acquired Home Federal Savings and Loan (Home Federal) in Ada, Oklahoma and Provident Federal Savings Bank of Lincoln, Nebraska (Provident). See "Acquisitions During Fiscal Year 1995" for additional information.

     The Corporation will seek to continue its growth through expansion of the Corporation's operations in its market areas, consisting of Nebraska, Colorado, Oklahoma and Kansas, and may seek to enter markets in other adjoining states. The Corporation will also seek to expand its operations both through competition for market share within its market areas and through mergers with and acquisitions of other selected financial institutions. Management of the Corporation believes that its emphasis on operating acquired entities as consumer-oriented financial institutions is attractive to potential acquisition candidates and is advantageous in competing with larger banks for acquisitions of selected financial institutions.

ACQUISITIONS DURING FISCAL YEAR 1995

     On April 3, 1995, the Corporation consummated the acquisition of Provident by purchasing all 140,000 outstanding shares of Provident's common stock at $53.75 per share for approximately $7.5 million in cash. Provident operated a traditional thrift operation with five branches located in the Lincoln, Nebraska metropolitan area. At April 3, 1995, Provident had assets totaling $96.5 million, deposits totaling $58.1 million and stockholders' equity approximating $4.6 million. This acquisition has been accounted for as a purchase. Core value of deposits totaling $2.6 million resulting from this transaction is being amortized using an accelerated method over 10 years and goodwill totaling $713,000 is being amortized on a straight-line basis over 20 years.

     On July 15, 1994, the Corporation consummated the acquisition of Home Federal by purchasing all 236,212 outstanding shares of Home Federal's common stock at $38.17 per share for approximately $9.0 million in cash. Home Federal operated two branches in Ada, Oklahoma. At July 15, 1994, Home Federal had assets totaling $100.2 million, deposits totaling $87.3 million and stockholders' equity totaling $8.7 million. This acquisition has been accounted for as a purchase. Core value of deposits totaling $1.3 million resulting from this transaction is being amortized on an accelerated basis over 10 years.

ACQUISITIONS SUBSEQUENT TO FISCAL YEAR END

     On September 22, 1995, the stockholders of Railroad Financial Corporation (Railroad) approved a merger with the Corporation with the closing expected in October 1995. Railroad is headquartered in Wichita, Kansas and operates 18 branches and 71 agency offices throughout the state of Kansas. Under the terms of the Reorganization and Merger Agreement (the Agreement), dated April 18, 1995, the Corporation will exchange a pro-rata amount of its common stock for all of the outstanding common stock of Railroad. Based on the Corporation's closing stock price on September 22, 1995, of $35.75, each share of Railroad common stock would be exchanged for .6389 shares of the Corporation's common stock, resulting in the exchange of approximately 1,361,222 shares of the Corporation's common stock with an aggregate value approximating $48.7 million. Cash will be paid in lieu of fractional shares. At June 30, 1995, Railroad had assets of $615.3 million, deposits of $421.7 million and stockholders' equity of $28.1 million. It is anticipated that this acquisition will be accounted for as a pooling of interests.

     Also, on August 15, 1995, the Corporation entered into a Reorganization and Merger Agreement (the Merger Agreement) by and among the Corporation, the Bank, Conservative Savings Corporation (Conservative) and Conservative Savings Bank, FSB. Under the terms of the Merger Agreement, the Corporation will acquire all 1,846,005 outstanding shares of Conservative's common stock and all 460,000 outstanding shares of preferred stock. As defined in the Merger Agreement, Conservative's common and preferred stock will be exchanged for cash and a pro-rata amount of the Corporation's common stock. Based on the Corporation's closing stock price on September 22, 1995, of $35.75, the transaction has a per

--------------------------------------------------------------------------------

share value of $15.37 for the common stock and $34.73 for the preferred stock with an aggregate value of approximately $44.3 million for all outstanding common and preferred stock.

     At June 30, 1995, Conservative had assets of $383.4 million, deposits of $198.1 million and stockholders' equity of $34.8 million. Conservative operates nine branches with seven located in Nebraska (five in Omaha, Nebraska and two in Columbus, Nebraska), one in Overland Park, Kansas and one in Harlan, Iowa. This proposed acquisition, which is subject to regulatory approvals and the approval of Conservative's shareholders, is expected to be completed by March 31, 1996, but no later than June 30, 1996, unless extended by mutual agreement of both parties. This acquisition will be accounted for as a purchase with core value of deposits resulting from this transaction amortized on an accelerated basis over a period not to exceed 10 years and goodwill, if any, amortized on a straight-line basis over a period not to exceed 20 years.

REGULATORY CAPITAL

     At June 30, 1995, the Bank exceeded all minimum regulatory capital requirements. The following table sets forth information relating to the Bank's regulatory capital compliance at June 30, 1995.

--------------------------------------------------------------------------------
(Dollars in Thousands)                                  Amount         Ratio
--------------------------------------------------------------------------------
Tangible capital...................................    $303,479        5.12% (1)
Tangible capital requirement.......................      88,849        1.50
--------------------------------------------------------------------------------
   Excess..........................................    $214,630        3.62%
--------------------------------------------------------------------------------
Core capital (Tier 1 capital)......................    $324,909        5.47% (2)
Core capital requirement...........................     178,341        3.00
--------------------------------------------------------------------------------
   Excess..........................................    $146,568        2.47%
--------------------------------------------------------------------------------
Risk-based capital (Total capital).................    $355,733       13.45% (3)
Risk-based capital requirement.....................     211,525        8.00
--------------------------------------------------------------------------------
   Excess..........................................    $144,208        5.45%
--------------------------------------------------------------------------------

(1) Based on adjusted total assets totaling $5,923,283,000.
(2) Based on adjusted total assets totaling $5,944,713,000.
(3) Based on risk-weighted assets totaling $2,644,066,000.
--------------------------------------------------------------------------------

     Effective July 1, 1994, the Office of Thrift Supervision (OTS) amended its risk-based capital standards that included an interest rate risk component. The amendment requires thrifts with interest rate risk in excess of certain levels to maintain additional capital. Based on the Bank's interest rate risk profile and the level of interest rates at June 30, 1995, as well as the Bank's level of risk-based capital at the same date, management does not believe that these changes will have a material adverse effect on the Bank's level of required risk-based capital.

--------------------------------------------------------------------------------

     The Federal Deposit Insurance Corporation Improvement Act of 1991 established five regulatory capital categories and authorized banking regulatory agencies to take prompt corrective action with respect to institutions in the three undercapitalized categories. These corrective actions become increasingly more stringent as the institution's regulatory capital declines. At June 30, 1995, the Bank exceeded the minimum requirements for the well-capitalized category, which is the highest regulatory capital category, as shown in the following table.

----------------------------------------------------------------------------------------------
(Dollars in Thousands)                   Tier 1 Capital    Tier 1 Capital      Total Capital
                                          to Adjusted         to Risk-           to Risk-
                                          Total Assets     Weighted Assets    Weighted Assets
----------------------------------------------------------------------------------------------
Actual capital........................      $324,909          $324,909            $355,733
Percentage of adjusted assets.........          5.47%            12.29%              13.45%
Minimum requirements to be
   classified well-capitalized........          5.00%             6.00%              10.00%
----------------------------------------------------------------------------------------------

REGULATORY ISSUES

     The Bank's savings deposits are insured by the Savings Association Insurance Fund (SAIF), which is administered by the Federal Deposit Insurance Corporation (FDIC). The assessment rate currently ranges from 0.23% of deposits for well-capitalized institutions to 0.31% of deposits for undercapitalized institutions. The FDIC also administers the Bank Insurance Fund (BIF), which has the same designated reserve ratios as the SAIF. The FDIC amended the BIF risk-based assessment schedule effective September 30, 1995, which lowered the deposit insurance assessment rate for most commercial banks and other depository institutions with deposits insured by the BIF to a range of from 0.31% of insured deposits for undercapitalized BIF-insured institutions to 0.04% of deposits for well-capitalized institutions, which constitute over 90% of BIF-insured institutions. The amendment creates a substantial disparity in the deposit insurance premiums paid by BIF and SAIF members and could place SAIF-insured savings institutions at a significant competitive disadvantage to BIF-insured institutions.

     Among the proposals being considered by the FDIC and Congress to eliminate this premium disparity is a similar reduction in premium rates charged to SAIF-insured institutions. Such a reduction would be accompanied by a one-time assessment of SAIF-insured institutions up to .90% of insured deposits to increase the SAIF reserve level to 1.25% of SAIF-insured deposits, which is the same level attained by the BIF prior to the reduction of BIF premium rates. Under this proposal, the BIF and SAIF would be merged into one fund as soon as practicable after they both reach their designated reserve ratios, but no later than January 1, 1998. It is unknown whether this particular proposal or any other proposal will be implemented or that premiums for either BIF or SAIF members will be adjusted in the future by the FDIC or by legislative action. If a special assessment as described above were to be required, it would result, on a pro forma basis as of June 30, 1995, in a one-time charge to the Bank of approximately $20.4 million (assuming such charge would be tax deductible). Such assessment would have the effect of reducing the Bank's tangible capital to $283.1 million, or 4.80% of adjusted total assets, core capital to $304.5 million, or 5.14% of adjusted total assets, and risk-based capital to $335.3 million, or 12.68% of risk-weighted assets. If such a special assessment were required and the SAIF as a result was fully recapitalized, it could have the effect of reducing the Bank's annual deposit insurance premiums to the SAIF, thereby increasing net income in future periods.

     An additional proposal under consideration by Congress would require savings associations to convert their charters to that of commercial banks in connection with a merger of the BIF and the SAIF. Under current tax laws, a savings association converting to a commercial bank charter must recapture into taxable income the amount of its tax bad debt reserve that would not have been allowed if the savings association had operated as a commercial bank. The tax associated with the recapture of all or part of its tax bad debt reserve would immediately reduce the capital of the savings association even though such tax would actually be paid out over the succeeding years. Management of the Corporation cannot predict if any of the foregoing proposals would be adopted in their current form.

--------------------------------------------------------------------------------

ASSET/LIABILITY MANAGEMENT

     The operations of the Corporation are subject to the risk of interest rate fluctuations to the extent that there is a difference (i.e., a mismatch) between the amount of the Corporation's interest-earning assets and interest-bearing liabilities which mature or reprice in specified periods. Consequently, when interest rates change, to the extent the Corporation's interest-earning assets have longer maturities or effective repricing periods than its interest-bearing liabilities, the interest income realized on the Corporation's interest-earning assets will adjust more slowly than the interest expense on its interest-bearing liabilities. This mismatch in the maturity and interest rate sensitivity of assets and liabilities is commonly referred to as the "gap." A gap is considered positive when the amount of interest rate sensitive assets maturing or repricing during a specified period exceeds the amount of interest rate sensitive liabilities maturing or repricing during such period, and is considered negative when the amount of interest rate sensitive liabilities maturing or repricing during a specified period exceeds the amount of interest rate assets maturing or repricing during such period. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income while a positive gap would result in an increase in net interest income, and during a period of declining interest rates, a negative gap would result in an increase in net interest income while a positive gap would adversely affect net interest income.

     The Corporation has historically invested in interest-earning assets that have a longer duration than its interest-bearing liabilities. The shorter duration of the interest-sensitive liabilities indicates that the Corporation is exposed to interest rate risk. In a rising rate environment, in addition to reducing the market value of long-term interest-earning assets, liabilities will reprice faster than assets, therefore decreasing net interest income.

     To mitigate this risk, the Bank has utilized certain financial instruments to hedge the interest rate exposure on certain interest-sensitive liabilities. However, it has been the general policy of the Bank to move toward a natural, rather than a synthetic, management of its interest rate risk. The Bank has allowed these financial instruments to expire upon maturity while extending the maturities and locking in fixed interest rates on certain borrowings, primarily advances from the Federal Home Loan Bank (FHLB). Such strategy has helped to reduce the Bank's one-year cumulative gap mismatch. In addition, the Bank's continued concentration of adjustable-rate assets as a percentage of total assets benefits the one-year cumulative gap as such adjustable-rate assets reprice and are more responsive to the sensitivity of more frequently repricing interest-bearing liabilities.

     In connection with its asset/liability management program, the Bank has interest rate swap agreements with other counterparties under terms that provide an exchange of interest payments on the outstanding notional amount of the swap. Such agreements have been used to artificially lengthen the maturity of various interest-bearing liabilities. In accordance with these arrangements, the Bank pays fixed rates and receives variable rates of interest according to a specified index. The Bank has reduced its level of such swap agreements to a notional principal amount of $78.5 million at June 30, 1995, from balances of $109.5 million and $194.5 million, respectively, at June 30, 1994 and 1993. For fiscal years 1995, 1994 and 1993, the Bank recorded $4.3 million, $8.5 million and $12.2 million, respectively, in net interest expense from its interest rate swap agreements. During fiscal year 1996, $68.5 million of these swap agreements mature.

     The following table represents management's projected maturity and repricing of the Bank's interest-earning assets and interest-bearing liabilities on an unconsolidated basis at June 30, 1995. The amounts of interest-earning assets, interest-bearing liabilities and interest rate risk management instruments presented which mature or reprice within a particular period were determined in accordance with the contractual terms of such assets, liabilities and interest rate swap agreements, except (i) adjustable-rate loans are included in the period in which they are first scheduled to adjust and not in the period in which they mature and are also adjusted for prepayment rates ranging from 12.2% to 28.1% for single-family residential loans and mortgage-backed securities, (ii) prepayment rates ranging from 8.5% to 20.0%, based on the contractual interest rate, were utilized for fixed-rate, single-family residential loans and mortgage-backed securities, (iii) prepayment rates ranging from 1.8% to 8.5%, based on the contractual interest rate, were utilized for fixed-rate commercial real estate and multi-family loans and a prepayment rate of 30.0% was utilized for consumer loans, (iv) passbook deposits and negotiable order of withdrawal ("NOW") accounts totaling $490.5 million, all of which have fixed-rates, are assumed to mature according to the decay rates as defined by

--------------------------------------------------------------------------------

regulatory guidelines, which at June 30, 1995, ranged from 14.0% to 37.0%, (v) market bonus savings and commercial money market accounts totaling $115.1 million are assumed to reprice or mature according to the decay rates as defined by regulatory guidelines, which at June 30, 1995, ranged from 31.0% to 79.0%, and (vi) money market rate deposits totaling $439.6 million are deemed to reprice or mature within the one-year category, even though a certain portion of these deposits is not likely to be interest rate sensitive. Management believes that these assumptions approximate actual experience and considers such assumptions reasonable; however, the interest rate sensitivity of the Bank's interest-earning assets and interest-bearing liabilities could vary substantially if different assumptions were used or actual experience differs from the assumptions used, such as actual prepayment experience varying from estimates, early deposit withdrawals, and caps on adjustable-rate loans and mortgage-backed securities.

------------------------------------------------------------------------------------------------------------------------
                                              Within         91 Days         Over 1          3 Years
(Dollars in Thousands)                       90 Days        to 1 Year      to 3 Years        and Over         Total
------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
   Fixed-rate single-family
      mortgage loans (1) (2)............    $  140,323      $  313,580     $   735,805      $1,329,341      $2,519,049
   Other loans (2) (3)..................       940,357       1,355,099         338,518         153,535       2,787,509
   Investments (4)......................       130,511          14,651         138,178         111,107         394,447
------------------------------------------------------------------------------------------------------------------------
   Interest-earning assets..............     1,211,191       1,683,330       1,212,501       1,593,983       5,701,005
------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
   Savings deposits.....................       517,958         163,406         166,447         197,411       1,045,222
   Other time deposits..................       565,487       1,087,870         808,372         138,334       2,600,063
   Borrowings (5).......................       313,933         416,840       1,106,221          29,825       1,866,819
   Impact of interest rate
      swap agreements...................       (45,000)         35,000          10,000              --              --
------------------------------------------------------------------------------------------------------------------------
   Interest-bearing liabilities.........     1,352,378       1,703,116       2,091,040         365,570       5,512,104
------------------------------------------------------------------------------------------------------------------------
Gap position............................      (141,187)        (19,786)       (878,539)      1,228,413         188,901
------------------------------------------------------------------------------------------------------------------------
Cumulative gap..........................    $ (141,187)     $ (160,973)    $(1,039,512)     $  188,901      $  188,901
------------------------------------------------------------------------------------------------------------------------
Gap as a percentage of the
   Bank's total assets .................         (2.38)%          (.34)%        (14.82)%         20.73%           3.19%
Cumulative gap as a percentage
   of the Bank's total assets...........         (2.38)%         (2.72)%        (17.54)%          3.19%           3.19%
------------------------------------------------------------------------------------------------------------------------

(1) Includes conventional single-family mortgage loans and mortgage-backed securities.
(2) Such amounts are, as applicable, before deductions for unamortized discounts and premiums, loans in process, deferred loan fees and allowance for loan losses.
(3) Includes adjustable-rate single-family mortgage loans, adjustable-rate mortgage-backed securities and all other types of loans with either fixed or adjustable interest rates.
(4) Included in the "Within 90 Days" column is short-term cash investments of $3.1 million and Federal Home Loan Bank stock of $97.1 million.
(5) Includes advances from the FHLB, securities sold under agreements to repurchase and other borrowings.
--------------------------------------------------------------------------------

     The Bank's one-year cumulative gap is a negative $161.0 million, or 2.72% of the Bank's total assets of $5.925 billion at June 30, 1995, contrasted to a negative $141.8 million, or 2.58% of total assets at June 30, 1994. The interest rate risk policy of the Bank authorizes a liability sensitive one-year cumulative gap not to exceed 10.0%.

--------------------------------------------------------------------------------

RESULTS OF OPERATIONS

     Net income for fiscal year 1995 was $27.5 million, or $2.11 per share. These results compare to net income for fiscal year 1994 of $158,000, or $.01 per share, which includes the cumulative effects of changes in accounting principles for income taxes and postretirement benefits of $5.8 million, or $.45 per share, and to net income in fiscal year 1993 of $30.8 million, or $2.43 per share.

     The increase in net income for fiscal year 1995 compared to fiscal year 1994 is primarily due to the following: an improvement of $52.7 million in the intangible assets valuation adjustment, an increase of $8.6 million in net interest income, a decline of $3.9 million in amortization of goodwill and core value of deposits, an increase of $2.1 million in loan servicing fees, an improvement of $1.7 million in real estate operations, an increase of $1.0 million in retail fees and charges and a net increase of $500,000 in other miscellaneous income. These increases to net income were partially offset by accelerated amortization of goodwill of $21.4 million, an increase of $9.4 million in total general and administrative expenses, an increase of $6.5 million in the provision for income taxes and a net decrease of $5.8 million from the cumulative effects of changes in accounting principles.

     The decrease in net income for fiscal year 1994 compared to fiscal year 1993 is primarily due to the following: the intangible assets valuation adjustment totaling $52.7 million, an increase of $3.7 million in total general and administrative expenses, an increase of $3.6 million in amortization of goodwill and core value of deposits and an increase of approximately $300,000 in the provision for loan losses. These decreases to net income were offset by an increase of $9.2 million in net interest income, a net increase of $5.8 million from the cumulative effects of changes in accounting principles, a decrease of $5.6 million in the provision for income taxes, an increase of $3.4 million in loan servicing fees, a decrease of $2.9 million in the costs and expenses involved in real estate operations, a net increase of approximately $2.0 million in other miscellaneous income and an increase of approximately $800,000 in retail fees and charges.

NET INTEREST INCOME AND INTEREST RATE SPREAD

     Net interest income was $134.1 million for fiscal year 1995 compared to $125.5 million for fiscal year 1994, an increase of $8.6 million, or 6.9%; and compared to $116.3 million for fiscal year 1993. Based on the portfolios of interest-earning assets and interest-bearing liabilities at the end of the last three fiscal years, interest rate spreads were 2.16%, 2.30% and 2.55%, respectively, at June 30, 1995, 1994 and 1993, a decrease of 14 basis points comparing the interest rate spread at June 30, 1995, to the interest rate spread at June 30, 1994, and a decrease of 25 basis points comparing the spreads at June 30, 1994, to June 30, 1993. In addition, during the fiscal years 1995, 1994 and 1993, interest rate spreads were 2.23%, 2.39% and 2.53%, respectively, representing a decrease of 16 basis points comparing the interest rate spread during fiscal year 1995 to fiscal year 1994 and a decrease of 14 basis points comparing the spread during fiscal year 1994 to 1993. The net yield on interest-earning assets during fiscal years 1995, 1994 and 1993 was 2.42%, 2.55% and 2.61%, respectively, representing a decrease of 13 basis points comparing fiscal year 1995 to 1994 and a decrease of six basis points comparing fiscal year 1994 to 1993.

     The current interest rate environment has put pressure on the Corporation's interest rate spreads and yields and the resulting net interest income. The future trend in interest rate spreads and net interest income will be dependent upon such factors as the composition and size of the Corporation's interest-earning assets and interest-bearing liabilities, the interest rate risk exposure of the Corporation, and the maturity and repricing activity of interest-sensitive assets and liabilities, as influenced by changes in the differential between short and long-term interest rates. Net interest income increased during fiscal year 1995 compared to fiscal year 1994, even though the interest rate spread and the net yield on interest-earning assets decreased 16 and 13 basis points, respectively, due to average interest-earning assets increasing $624.2 million to $5.553 billion for fiscal year 1995 compared to $4.929 billion for fiscal year 1994.

--------------------------------------------------------------------------------

This increase in average interest-earning assets is primarily due to the acquisitions during fiscal years 1995 and 1994 and to internal growth.

     Although the net yield on interest-earning assets decreased six basis points during fiscal year 1994 compared to fiscal year 1993, average interest-earning assets increased $477.9 million to $4.929 billion for the fiscal year ended June 30, 1994, compared to $4.451 billion for the fiscal year ended June 30, 1993, which accounted for the increase in net interest income for fiscal year 1994 compared to fiscal year 1993.

     The following table presents certain information concerning yields earned on interest-earning assets and rates paid on interest-bearing liabilities during and at the end of each of the fiscal years presented.

-------------------------------------------------------------------------------------------------------------------------
                                                                 For the Year
                                                                Ended June 30,                       At June 30,
                                                        ------------------------------       ----------------------------
                                                         1995        1994        1993         1995       1994       1993
-------------------------------------------------------------------------------------------------------------------------
Weighted average yield on:
   Loans..........................................       8.05%       8.03%       8.96%        8.23%      7.80%      8.59%
   Mortgage-backed securities.....................       6.01        5.65        6.24         6.36       5.74       6.05
   Investments....................................       6.17        6.49        7.76         6.20       6.00       7.00
-------------------------------------------------------------------------------------------------------------------------
      Interest-earning assets.....................       7.42        7.41        8.37         7.66       7.16       7.98
-------------------------------------------------------------------------------------------------------------------------
Weighted average rate paid on:
   Savings deposits...............................       3.27        2.16        2.10         3.11       2.76       2.05
   Other time deposits............................       5.37        5.19        6.13         5.94       5.05       5.66
   Advances from FHLB.............................       5.71        5.79        6.62         5.87       5.51       6.11
   Securities sold under agreements
      to repurchase...............................       7.61        6.15        6.91         7.04       6.08       6.05
   Other borrowings...............................      11.17       10.68       10.26        10.79      10.78      10.46
-------------------------------------------------------------------------------------------------------------------------
      Interest-bearing liabilities...................    5.19        5.02        5.84         5.50       4.86       5.43
-------------------------------------------------------------------------------------------------------------------------
Interest rate spread..............................       2.23%       2.39%       2.53%        2.16%      2.30%      2.55%
-------------------------------------------------------------------------------------------------------------------------
Net yield on interest-earning assets..............       2.42%       2.55%       2.61%        2.37%      2.46%      2.70%
-------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     The following table presents average interest-earning assets and average interest-bearing liabilities, interest income and interest expense, and average yields and rates during the periods indicated. The table below includes nonaccruing loans averaging $28.5 million, $29.5 million and $36.4 million, respectively, for fiscal years 1995, 1994 and 1993 as interest-earning assets at a yield of zero percent.

--------------------------------------------------------------------------------------------------------------------------------
                                                                  Year Ended June 30,
                                 -----------------------------------------------------------------------------------------------
                                               1995                            1994                            1993
                                 ------------------------------- ------------------------------- -------------------------------
                                   Average              Yield/     Average              Yield/     Average              Yield/
(Dollars in Thousands)             Balance   Interest    Rate      Balance   Interest    Rate      Balance   Interest    Rate
--------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
   Loans....................     $3,800,432  $306,033   8.05%    $3,518,910  $282,607   8.03%    $3,290,436  $294,732   8.96%
   Mortgage-backed
      securities............      1,360,267    81,691   6.01      1,028,859    58,136   5.65        792,606    49,496   6.24
   Investments..............        392,493    24,205   6.17        381,272    24,731   6.49        368,063    28,550   7.76
--------------------------------------------------------------------------------------------------------------------------------
   Interest-earning
      assets................      5,553,192   411,929   7.42      4,929,041   365,474   7.41      4,451,105   372,778   8.37
--------------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
   Savings deposits.........        992,279    32,427   3.27        755,772    16,308   2.16        638,313    13,431   2.10
   Other time deposits......      2,473,211   132,697   5.37      2,167,273   112,383   5.19      1,748,304   107,258   6.13
   Advances from
      FHLB..................      1,724,733    98,499   5.71      1,635,904    94,716   5.79      1,695,075   112,187   6.62
   Securities sold under
      agreements to
      repurchase............        101,924     7,758   7.61        155,897     9,592   6.15        255,101    17,632   6.91
   Other borrowings.........         57,526     6,425  11.17         65,067     6,951  10.68         58,116     5,960  10.26
--------------------------------------------------------------------------------------------------------------------------------
   Interest-bearing
      liabilities...........      5,349,673   277,806   5.19      4,779,913   239,950   5.02      4,394,909   256,468   5.84
--------------------------------------------------------------------------------------------------------------------------------
Net earnings balance........     $  203,519                      $  149,128                      $   56,196
Net interest income.........                 $134,123                        $125,524                        $116,310
Interest rate spread........                            2.23%                           2.39%                           2.53%
--------------------------------------------------------------------------------------------------------------------------------
Net yield on interest -
   earning assets...........                            2.42%                           2.55%                           2.61%
--------------------------------------------------------------------------------------------------------------------------------

     During fiscal year 1995, the Corporation experienced higher costs on interest-bearing liabilities and a lower interest rate spread and yield compared to fiscal year 1994 primarily due to increases in the interest rates offered on certain types of deposit products. The Corporation, and most of its competitors in its deposit markets, raised interest rates on deposits during fiscal year 1995 in order to maintain savings deposits as an attractive investment vehicle for consumers. The reduced interest rate spread and yield also reflects the fact that the Bank's incremental growth of interest-earning assets during fiscal year 1995 yielded comparatively lower spread. The net earnings balance (the difference between average interest-bearing liabilities and average interest-earning assets) improved by $54.4 million for fiscal year 1995 compared to 1994 primarily from internal growth.

     In fiscal year 1994 interest rate spreads compressed as adjustable-rate interest-earning assets repriced, high-coupon loans were refinanced, and cash proceeds from non-earning asset dispositions and loan pay-offs were reinvested in assets yielding a lower rate of interest than previously. Although interest rate spreads and yields declined comparing fiscal

--------------------------------------------------------------------------------

year 1994 to fiscal year 1993 due to this reinvestment in lower yielding interest-earning assets, an increase in the difference between average interest-bearing liabilities and average interest-earning assets improved by $92.9 million. During fiscal year 1994, approximately $90.0 million of investment securities were called resulting in the recognition of approximately $271,000 in unamortized discounts, net of premiums, recorded to interest income compared to approximately $1.0 million recorded during fiscal year 1993 from approximately $157.1 million of investment securities called. Residential mortgage loan prepayments totaling approximately $272.3 million during fiscal year 1994 from the bulk purchased loans acquired in fiscal years 1992 and 1991 resulted in the recognition of $4.4 million of the net discount associated with such loans. Such recognition in fiscal year 1994 compares to $5.9 million recognized in fiscal year 1993. The interest rate spread during fiscal year 1994 was also negatively affected as the Corporation received cash of $533.4 million in October 1993 from the acquisition of the Heartland Federal Savings and Loan (Heartland) deposits but initially invested the cash in short-term interest-earning assets at yields lower than first mortgage real estate loans and paid down advances from the FHLB.

     The following table presents the dollar amount of changes in interest income and expense for each major component of interest-earning assets and interest-bearing liabilities, respectively, and the amount of change in each attributable to: (i) changes in volume (change in volume multiplied by prior year rate), and (ii) changes in rate (change in rate multiplied by prior year volume). The net change attributable to change in both volume and rate, which cannot be segregated, has been allocated proportionately to the change due to volume and the change due to rate. This table demonstrates the effect of the increased volume of interest-earning assets and interest-bearing liabilities, the increasing interest rates and the decline in interest spreads previously discussed.

---------------------------------------------------------------------------------------------------------------------
                                                  Year Ended June 30,                     Year Ended June 30,
                                                 1995 Compared to 1994                   1994 Compared to 1993
                                          -----------------------------------      ----------------------------------
(In Thousands)                                 Increase (Decrease) Due to               Increase (Decrease) Due to
---------------------------------------------------------------------------------------------------------------------
                                            Volume       Rate       Total           Volume       Rate        Total
---------------------------------------------------------------------------------------------------------------------
Interest income:
   Loans...............................    $22,668    $    758     $23,426         $19,615    $(31,740)   $(12,125)
   Mortgage-backed securities..........     19,711       3,844      23,555          13,690      (5,050)      8,640
   Investments.........................        715      (1,241)       (526)            995      (4,814)     (3,819)
---------------------------------------------------------------------------------------------------------------------
      Interest income..................     43,094       3,361      46,455          34,300     (41,604)     (7,304)
---------------------------------------------------------------------------------------------------------------------
Interest expense:
   Savings deposits....................      6,096      10,023      16,119           2,527         350       2,877
   Other time deposits.................     16,306       4,008      20,314          23,286     (18,161)      5,125
   Advances from FHLB..................      5,087      (1,304)      3,783          (3,809)    (13,662)    (17,471)
   Securities sold under agreements
      to repurchase....................     (3,788)      1,954      (1,834)         (6,269)     (1,771)     (8,040)
   Other borrowings....................       (832)        306        (526)            735         256         991
---------------------------------------------------------------------------------------------------------------------
      Interest expense.................     22,869      14,987      37,856          16,470     (32,988)    (16,518)
---------------------------------------------------------------------------------------------------------------------
Effect on net interest income..........    $20,225    $(11,626)    $ 8,599         $17,830    $ (8,616)   $  9,214
---------------------------------------------------------------------------------------------------------------------

     The decreases in interest rates between fiscal years 1995, 1994 and 1993 account for the decreases in interest rate spreads. The improvements due to changes in volume in part reflects the increases in the difference between average interest-bearing liabilities and average interest-earning assets of $54.4 million and $92.9 million, respectively, between fiscal years 1995, 1994 and 1993. The percentage of average interest-earning assets to average interest-bearing liabilities was 103.8% during fiscal year 1995, compared to 103.1% during fiscal year 1994 and to 101.3% during fiscal year 1993. The improvements in fiscal years 1995 and 1994 are primarily due to internal growth and, in addition for fiscal year 1994, the continued reduction of nonperforming assets.

--------------------------------------------------------------------------------

NON-INTEREST INCOME AND EXPENSE

PROVISION FOR LOAN LOSSES AND REAL ESTATE OPERATIONS

     The Corporation recorded loan loss provisions of $6.0 million, $6.0 million and $5.7 million in fiscal years 1995, 1994 and 1993, respectively. The loan loss provisions remained stable even though the net loan portfolio increased approximately $398.7 million at June 30, 1995, compared to June 30, 1994, indicating the improved credit quality of the loan portfolio and the low level of nonperforming loans over the respective periods of time. At June 30, 1995, the Corporation's conventional, FHA and VA loans, including loans held for sale, totaling approximately $3.6 billion, are secured by single-family residential properties located primarily in Nebraska (22%), Colorado (18%), Texas (6%), Georgia, Missouri and Oklahoma (5% each), and the remaining 39% in 44 other states. The commercial real estate loan portfolio at June 30, 1995, totaling $167.8 million is secured by properties located in Colorado (52%), Nebraska (18%), Florida (10%) and the remaining 20% in 12 other states. The allowance for loan losses is based upon management's continuous evaluation of the collectibility of outstanding loans, which takes into consideration such factors as changes in the composition of the loan portfolio and economic conditions that may affect the borrower's ability to pay, regular examinations by the Corporation's credit review group of specific problem loans and of the overall portfolio quality and real estate market conditions in the Corporation's lending areas.

     The Corporation recorded net losses on real estate operations of $662,000, $2.3 million and $5.2 million in fiscal years 1995, 1994 and 1993, respectively. These charges to operations reflect provisions for real estate losses, net real estate operations, and gains and losses on dispositions of real estate. Real estate loss provisions charged to operations totaled $399,000, $1.6 million and $1.2 million, respectively, for fiscal years 1995, 1994 and 1993. The improvements in real estate operations of $1.7 million over fiscal year 1994 and $4.6 million over fiscal year 1993 are primarily due to the realization of gains on sales of certain commercial properties, lower operating expenses and lower loss provisions. Management believes that such improvements in real estate operations are indicative of the improvements made in the reduction of the Corporation's real estate portfolio and to the improvement in the real estate markets in general.

     Although the Corporation believes that present levels of allowances for loan losses are adequate to reflect the risks inherent in its portfolios, there can be no assurance that the Corporation will not experience increases in its nonperforming assets, that it will not increase the level of its allowances in the future or that significant provisions for losses will not be required based on factors such as deterioration in market conditions, changes in borrowers' financial conditions, delinquencies and defaults. In addition, regulatory agencies review the adequacy of allowances for losses on loans on a regular basis as an integral part of their examination process. Such agencies may require additions to the allowances based on their judgments of information available to them at the time of their examinations.

--------------------------------------------------------------------------------

     Nonperforming assets are monitored closely on a regular basis by the Corporation's internal credit review and asset workout groups. Nonperforming assets decreased by $5.6 million, or 8.8%, at June 30, 1995, compared to June 30, 1994, primarily as a result of net decreases of $3.0 million in troubled debt restructurings, $1.7 million in nonperforming loans and $894,000 in real estate. Nonperforming assets at June 30 are summarized as follows:

----------------------------------------------------------------------------------------------
(Dollars in Thousands)                                     1995          1994          1993
----------------------------------------------------------------------------------------------
Nonperforming loans (1)
   Residential real estate........................       $28,002       $25,516       $28,990
   Commercial real estate.........................           773         5,228         1,377
   Consumer.......................................           442           192           120
----------------------------------------------------------------------------------------------
      Total.......................................        29,217        30,936        30,487
----------------------------------------------------------------------------------------------
Real estate (2)
   Commercial.....................................         8,795         9,808        16,721
   Residential....................................         3,383         3,264         5,169
----------------------------------------------------------------------------------------------
      Total.......................................        12,178        13,072        21,890
----------------------------------------------------------------------------------------------
Troubled debt restructurings (3)
   Commercial.....................................        15,708        18,445        38,828
   Residential....................................         1,294         1,580         2,164
----------------------------------------------------------------------------------------------
      Total.......................................        17,002        20,025        40,992
----------------------------------------------------------------------------------------------
Total nonperforming assets........................       $58,397       $64,033       $93,369
----------------------------------------------------------------------------------------------
Nonperforming loans to total loans................           .72%          .85%          .89%
Nonperforming assets to total assets..............           .98%         1.16%         1.92%
----------------------------------------------------------------------------------------------
Allowance for loan losses:
   Other loans (4)................................       $31,287       $25,605       $22,835
   Bulk purchased loans (5).......................        15,280        17,321        22,271
----------------------------------------------------------------------------------------------
      Total.......................................       $46,567       $42,926       $45,106
----------------------------------------------------------------------------------------------
Allowance for loan losses to total loans..........          1.15%         1.18%         1.32%
Allowance for loan losses to total
   nonperforming assets...........................         79.74%        67.04%        48.31%
----------------------------------------------------------------------------------------------

(1) Nonperforming loans consist of nonaccruing loans (loans 90 days or more past due) and accruing loans that are contractually past due 90 days or more. At June 30, 1995, 1994 or 1993, there were no accruing loans contractually past due 90 days or more.
(2) Real estate consists of commercial and residential property acquired through foreclosure or repossession (real estate owned and real estate in judgment) and real estate from certain subsidiary operations, and does not include performing real estate held for investment totaling $4.2 million and $2.9 million, respectively, at June 30, 1995 and 1994. At June 30, 1993, there was no performing real estate held for investment.
(3) A troubled debt restructuring is a loan on which the Bank, for reasons related to the debtor's financial difficulties, grants a concession to the debtor, such as a reduction in the loan's interest rate, a reduction in the face amount of the debt, or an extension of the maturity date of the loan, that the Bank would not otherwise consider.
(4) Includes $78,000 and $206,000, respectively, at June 30, 1995 and 1994, in general allowance for losses established primarily to cover risks associated with borrowers' delinquencies and defaults on loans held for sale. At June 30, 1993, there was no allowance for losses on loans held for sale.
(5) Represents the allowance for loan losses for single-family residential whole loans purchased between January 1991 and June 30, 1992 (bulk purchased loans), which had been allocated from the amount of net discounts associated with the Bank's purchase of these loans to provide for the credit risk associated with such bulk purchased loans. These bulk purchased loans had principal balances of $701.9 million, $868.0 million and $1.3 billion, respectively, at June 30, 1995, 1994 and 1993. These allowances are available only to absorb losses associated with respective bulk purchased loans, and are not available to absorb losses from other loans.

--------------------------------------------------------------------------------

     The ratio of nonperforming loans to total loans was .72% at June 30, 1995, based on loan balances of $4.0 billion, compared to .85% and .89%, respectively, at June 30, 1994 and 1993, which were based on loan balances of $3.6 billion and $3.4 billion. Management believes that these ratios reflect the quality of the Bank's loan portfolio, which consists primarily of loans secured by single-family residential properties. The ratio of nonperforming assets to total assets of .98% at June 30, 1995, which management believes is favorable compared to industry standards, is one of several indicators of the continued improvement made in reducing nonperforming assets as reflected in the higher ratios at June 30, 1994 and 1993, of 1.16% and 1.92%, respectively. The total allowance for loan losses increased to $46.6 million at June 30, 1995, an improvement of $3.6 million and $1.5 million, respectively, compared to June 30, 1994 and 1993. However, the percentage of allowance for loan losses to total loans at June 30, 1995, was 1.15%, compared to the ratios of 1.18% and 1.32%, respectively, at June 30, 1994 and 1993, a decrease of three and 17 basis points due to net increases of $398.7 million and $637.0 million, respectively, in total loans over the same fiscal years. The total allowance for loan losses to total nonperforming assets of 79.74% at June 30, 1995, also indicates improved coverage for potential losses as compared to the ratios of 67.04% and 48.31%, respectively, at June 30, 1994 and 1993. The asset quality ratios have improved due to net decreases in nonperforming loans and nonperforming assets, primarily from the sale of properties and loan principal payments, combined with increases in both total loans and total assets over the respective fiscal years.

     Nonperforming loans at June 30, 1995, decreased $1.7 million compared to June 30, 1994, primarily due to a net decrease in delinquent commercial real estate loans totaling $4.5 million partially offset by a net increase in delinquent residential real estate loans totaling $2.5 million. Nonperforming loans at June 30, 1994, increased by $449,000 compared to June 30, 1993, with such an increase primarily attributable to a net increase in nonperforming commercial real estate loans totaling $3.9 million (primarily three loans) offset by a net decrease in nonperforming residential real estate loans totaling $3.5 million.

     The net decrease of $894,000 in real estate at June 30, 1995, compared to June 30, 1994, is substantially attributable to the sale of real estate properties. At June 30, 1995, real estate, before allowance for losses, totaling $6.8 million and $5.8 million, respectively, was located in Colorado and Nebraska. The net decrease of $8.8 million in real estate at June 30, 1994, compared to June 30, 1993, is attributable to the decrease of $7.9 million primarily due to the sale of certain commercial real estate properties during fiscal year 1994, a net decrease of $1.9 million in residential real estate and a $1.0 million net increase primarily in the allowance for losses. Offsetting these decreases was an increase in commercial real estate resulting from the addition of four properties approximating $1.9 million. At June 30, 1994, real estate, before allowance for losses, totaling $6.9 million and $4.0 million, respectively, was located in Nebraska and Colorado.

     Troubled debt restructurings decreased $3.0 million at June 30, 1995, compared to June 30, 1994, primarily attributable to net decreases of $2.7 million in commercial real estate loans and $300,000 in residential real estate loans. The net decrease in commercial real estate loans is due to a reclassification of such loans totaling $5.1 million to loans receivable and loan principal repayments totaling $800,000, partially offset by additions of $3.2 million. The net decrease of $300,000 in residential real estate loans is due to loan principal repayments. The net decrease in troubled debt restructurings of $21.0 million at June 30, 1994, compared to June 30, 1993, is attributable to net decreases of $20.4 million in commercial real estate loans and $584,000 in residential real estate loans. The net decrease in commercial real estate loans is primarily due to the reclassification of 11 such loans totaling $13.1 million to loans receivable, loan principal repayments totaling $5.9 million, and transfers to nonperforming loans totaling $2.4 million. The net change in residential real estate loans is attributable to loan principal repayments.

LOAN SERVICING FEES

     Loan servicing fees, which also includes miscellaneous loan fees for late payments and prepayment charges, and assumption and modification fees, totaled $22.5 million, $20.4 million and $17.1 million for fiscal years 1995, 1994 and 1993, respectively. This current year increase over previous fiscal years is primarily due to increases in the size of the Corporation's loan servicing portfolio. Fees from loans serviced for others totaled $18.7 million, $16.3 million and $13.9 million for fiscal years 1995, 1994 and 1993, respectively. The mortgage loan servicing portfolio totaled $4.6 billion, $4.0 billion and $3.7 billion at June 30, 1995, 1994 and 1993, respectively.

     The value of the Corporation's loan servicing portfolio increases as mortgage interest rates rise and loan prepayments decrease. It is expected that income

--------------------------------------------------------------------------------

generated from the Corporation's loan servicing portfolio will increase in such an environment. However, this positive effect on the Corporation's income is offset, in part, by a decrease in additional servicing fee income attributable to new loan originations, which historically decrease in periods of higher, or increasing, mortgage interest rates, and by an increase in expenses from loan production costs since a portion of such costs cannot be deferred due to lower loan originations. Conversely, the value of the Bank's loan servicing portfolio will decrease as mortgage interest rates decline.

     In May 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 122 (SFAS No. 122), "Accounting for Mortgage Servicing Rights." SFAS No. 122 requires that a mortgage banking enterprise capitalize the cost of rights to service loans for others that were acquired through either purchase or origination. The total cost of loans being sold should be allocated to the mortgage servicing rights and the loans based on their relative fair values. The mortgage servicing rights should be amortized in proportion to, and over the period of, estimated net servicing income and should be evaluated for impairment based on their fair value. The Corporation currently sells certain of its loan originations with servicing retained. SFAS No. 122 is effective for fiscal years beginning after December 15, 1995, or effective as of July 1, 1996, for the Corporation. The effect of SFAS No. 122 is dependent, among other items, upon the volume and type of loans originated, the general levels of market interest rates and the rate of estimated loan prepayments. Management of the Corporation is currently rewiewing the provisions of this Statement to determine its implementation date and has not as of this date determined the effect of such implementation.

RETAIL FEES AND CHARGES

     Retail fees and charges totaled $9.0 million, $8.0 million and $7.2 million for fiscal years 1995, 1994 and 1993, respectively. The primary source of this fee income is customer charges for retail financial services such as checking account fees and service charges, charges for insufficient checks or uncollected funds, stop payment fees, overdraft protection fees and transaction fees for personal checking and automatic teller machine services. The net increase of $979,000 from fiscal year 1995 compared to fiscal year 1994 primarily results from the Corporation's expanding retail customer deposit base from the acquisitions in 1995 and 1994. Such acquisitions account for over $1.4 million of the total retail fees and charges for fiscal year 1995 compared to $768,000 for fiscal year 1994, an increase of approximately $675,000. The increase of $793,000 from fiscal year 1993 to fiscal year 1994 is primarily due to additional fees and charges generated due to a larger customer base that resulted primarily from the acquisition of Heartland deposits during fiscal year 1994.

LOSS ON SALES OF LOANS

     During fiscal years 1995, 1994 and 1993, the Corporation sold to third parties, through its mortgage banking operations, loans totaling $405.7 million, $691.9 million and $407.4 million, respectively, resulting in net pre-tax losses of $596,000, $392,000 and $352,000, respectively. The lower sales activity comparing fiscal year 1995 to 1994 primarily is a result of lower loan originations due to the relatively higher interest rate environment.

OTHER OPERATING INCOME

     Other operating income totaled $7.3 million, $6.6 million and $4.6 million for fiscal years 1995, 1994 and 1993, respectively. The major components of other operating income are brokerage and insurance commissions. Brokerage commission income totaled $2.6 million, $2.8 million and $2.7 million, respectively, for fiscal years 1995, 1994 and 1993. Investment alternatives more attractive to consumers such as certificates of deposit with higher interest rates have contributed to lower revenues for brokerage commissions. Insurance commission income totaled $2.4 million, $2.1 million and $2.2 million, respectively, for fiscal years 1995, 1994 and 1993. Management of the Bank will continue to emphasize insurance and securities brokerage services; however, such commissions are affected to a significant degree by the current interest rate environment in relation to rates on other competing products. Fiscal year 1995 results also include credit life and disability commission income totaling $1.2 million compared to $629,000 and $319,000 in fiscal years 1994 and 1993, respectively.

     Fiscal year 1994 results include a pre-tax gain of $385,000 on the sale of an equity ownership interest in a minority subsidiary and gains totaling $180,000 on the sales of fixed assets. Other various miscellaneous income increased by approximately $600,000 during fiscal year 1994 compared to fiscal year 1993. Losses from leasing operations improved by $355,000 during fiscal year 1994 from the $400,000 loss in fiscal year 1993. Such

--------------------------------------------------------------------------------

improvement is the result of reversing certain reserves established for estimated losses on leasing operations which ceased during fiscal year 1993.

GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses totaled $85.9 million, $76.5 million and $72.7 million for fiscal years 1995, 1994 and 1993, respectively. The increase of $9.4 million in general and administrative expenses in fiscal year 1995 compared to fiscal year 1994 was due to increases in compensation and benefits of $7.1 million, occupancy and equipment of $1.3 million, regulatory insurance and assessments of $1.1 million, amortization of purchased mortgage servicing rights of $745,000 and advertising of $671,000, partially offset by a decrease of $1.5 million in other operating expenses. Increases in general and administrative expenses directly resulting from the acquisitions in fiscal years 1995 and 1994 totaled $4.4 million comparing fiscal year 1995 ($7.5 million) to fiscal year 1994 ($3.1 million). Such increases in general and administrative expenses result from increased personnel wages and benefits, costs of operating additional branches and higher regulatory insurance costs from the deposits acquired.

     Other increases in general and administrative expenses in fiscal year 1995 compared to fiscal year 1994 are attributable to loan production costs, primarily compensation and benefits, which were deferred in fiscal year 1994 when loan production volume was significantly higher than in fiscal year 1995. Such increase in loan production costs expensed in fiscal year 1995 over 1994 totaled $3.7 million. Deferred compensation related to restricted stock totaled $1.2 million and $395,000, respectively, in fiscal years 1995 and 1994, an increase of $778,000 due to additional awards granted. Additionally, amortization of purchased mortgage servicing rights increased $745,000 in fiscal year 1995 over 1994 primarily from the increase of $10.4 million in servicing rights acquired through purchases and an acquisition.

     The Bank paid FDIC premiums which totaled $8.6 million and $7.5 million for fiscal years 1995 and 1994, respectively. The higher levels of such costs recorded during fiscal year 1995 is primarily attributable to a $542.4 million, or 18.6%, increase in the average balance of deposits during fiscal year 1995 compared to 1994. Effective September 30, 1995, the FDIC amended the BIF risk-based assessment schedule which will lower the deposit insurance assessment rate for most commercial banks and other depository institutions with deposits insured by the BIF to a range of from 0.31% of insured deposits for undercapitalized BIF-insured institutions to 0.04% of deposits for well-capitalized institutions. The amendment creates a substantial disparity in the deposit insurance premiums paid by BIF and SAIF members and could place SAIF-insured savings institutions at a significant competitive disadvantage to BIF-insured institutions. Among the proposals being considered by the FDIC and Congress to eliminate this premium disparity is a similar reduction in premium rates charged to SAIF-insured institutions. Such a reduction would be accompanied by a one-time assessment of SAIF-insured institutions up to .90% of insured deposits to increase the SAIF reserve level to 1.25% of SAIF-insured deposits, which is the same level attained by the BIF prior to the reduction of BIF premium rates. It is unknown whether this particular proposal or any other proposal will be implemented or that premiums for either BIF or SAIF members will be adjusted in the future by the FDIC or by legislative action. If a special assessment as described above were to be required, it would result, on a pro forma basis as of June 30, 1995, in a one-time charge to the Bank of approximately $20.4 million (assuming such charge would be tax deductible). If such a special assessment were required and the SAIF as a result was fully recapitalized, it could have the effect of reducing the Bank's deposit insurance premiums to the SAIF, thereby increasing net income in future periods.

     The $3.8 million increase in general and administrative expenses in fiscal year 1994 compared to fiscal year 1993 is primarily attributable to the 1994 acquisitions which resulted in additional expenses of $3.1 million incurred during fiscal year 1994 with Heartland accounting for $3.0 million of such increase. The addition of 16 branches and retail personnel as well as the insured deposits acquired was the primary reason for increases to all categories of general and administrative expenses comparing fiscal year 1994 results to fiscal year 1993. Deferred compensation related to the fiscal year 1993 award of restricted stock from certain management incentive plans totaling $395,000 was amortized to compensation expense during fiscal year 1994. Additionally, amortization of purchased mortgage servicing rights increased $1.8 million during fiscal year 1994 over the previous fiscal year as a result of the purchase of $7.3 million in servicing rights. Offsetting these increases to fiscal year 1994 general and administrative expenses over fiscal year 1993 was a $1.0 million decrease in expenses relating to the Corporation's loan servicing portfolio and a decrease of $492,000 in data processing charges.

--------------------------------------------------------------------------------

GOODWILL AND CORE VALUE OF DEPOSITS

     Goodwill and core value of deposits resulted from acquisitions over the years of various savings institutions and several other non-financial companies. Effective June 30, 1994, the Corporation changed its method of valuation of intangible assets incorporating a fair value concept using a lower of cost or market methodology. An appraisal performed by an independent third party of the existing intangible assets relating to acquisitions during 1986 through 1988 of five troubled savings institutions located in Colorado, Kansas and Oklahoma resulted in a fair value estimate of $41.0 million. Such fair value estimate resulted in the Corporation recognizing an impairment of recorded intangible assets at June 30, 1994, of $52.7 million, with an income tax benefit of $8.8 million, resulting in a net loss of $43.9 million. This appraisal of $41.0 million as of June 30, 1994, was classified by management as core value of deposits totaling $19.6 million and goodwill totaling $21.4 million. The $21.4 million of goodwill was completely amortized to expense over the first six months of fiscal year 1995, and for reporting purposes separately disclosed in the Consolidated Statement of Operations.

     Total amortization expense for goodwill and core value of deposits for fiscal years 1995, 1994 and 1993 was $10.2 million, $14.1 million and $10.5 million, respectively. Amortization of goodwill and core value of deposits for fiscal year 1995 was lower than fiscal year 1994 primarily due to a $6.2 million decrease in goodwill amortization comparing the respective fiscal years since the amortization of goodwill was accelerated, completely amortized to expense over the first six months of fiscal year 1995 and separately reported. In addition, the amortization expense on core value of deposits from acquisitions before fiscal year 1994 decreased in the last six months of fiscal year 1995 due to an adjustment totaling $6.8 million that was recorded effective January 1, 1995, as a result of the Corporation's recognition of pre-acquisition tax credits and net operating losses. See "Provision for Income Taxes" for additional information. Accordingly, amortization expense on the core value of deposits from acquisitions before fiscal year 1994 totaled $5.4 million for fiscal year 1995. The remaining balance of core value of deposits from these acquisitions before fiscal year 1994 totaled $7.4 million at June 30, 1995, and will be amortized on a straight-line basis over the remaining 22 months. Such decreases in amortization expense comparing fiscal year 1995 to 1994 were partially offset by the net increase of $2.4 million in amortization of core value of deposits and goodwill resulting from the acquisitions in fiscal years 1994 and 1995.

     The increase of $3.6 million in amortization expense in fiscal year 1994 compared to fiscal year 1993 was primarily due to (i) additional amortization expense of $2.5 million from the core value of deposits added from the fiscal year 1994 acquisitions and (ii) amortization expense of $1.8 million from the adoption of Statement of Financial Accounting Standards No. 109 which increased core deposit intangibles from prior business combinations by $15.6 million.

PROVISION FOR INCOME TAXES

     For fiscal years 1995, 1994 and 1993 the provision for income taxes was $20.7 million, $14.2 million and $19.8 million, respectively. The effective tax rates for fiscal years 1995, 1994 and 1993 were 43.0%, 165.7% and 39.2%, respectively. The provision for income taxes for fiscal year 1995 was reduced by $2.3 million due to the recognition of pre-acquisition tax credits and net operating losses that the Corporation was entitled to from a thrift acquired in 1987 and two leasing companies acquired in 1984 and 1986. These tax credits and net operating losses were created prior to the acquisition of such companies and were not previously considered available to the Corporation. The recognition of such pre-acquisition tax credits and net operating losses also resulted in a reduction of core value of deposits totaling $6.8 million as of January 1, 1995. See "Goodwill and Core Value of Deposits" for additional information. For the three fiscal years ended June 30, 1995, the effective tax rates vary from the applicable statutory rates primarily due to the nondeductibility of amortization of goodwill and core value of deposits in relation to the level of taxable income for the respective fiscal years. In addition, the effective tax rate varied from the statutory rate of 35.0% for fiscal years 1995 and 1994 due to the recognition of the pre-acquisition tax credits and net operating losses of $2.3 million in fiscal year 1995 and, in fiscal year 1994, to the intangible assets valuation adjustment of $52.7 million.

     The effective tax rate for fiscal year 1994 includes a change in the federal tax law enacted in August 1993 that increased the federal corporate marginal tax rate from 34.0% to 35.0%. The effect of this tax rate change on the net deferred income tax liability resulted in the recording of additional income tax expense of $1.2 million in the first quarter of fiscal year 1994.

--------------------------------------------------------------------------------

CUMULATIVE EFFECTS OF CHANGES IN ACCOUNTING PRINCIPLES

     Included in fiscal year 1994 results of operations is the adoption of the provisions of two accounting statements resulting in the Corporation recording a net $5.8 million in net income, or $.45 per share, from the cumulative effects of these changes in accounting principles.

     The adoption of the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," resulted in recording $6.1 million in net income, or $.48 per share, while the adoption of the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," resulted in recording a charge to income of $519,000 (net of a tax benefit of $183,000), or $.03 loss per share after tax.

RATIOS

     The table below sets forth certain performance ratios of the Corporation for the periods indicated.

------------------------------------------------------------------------------------------------------------------------------
                                                                                                   Year Ended June 30,
------------------------------------------------------------------------------------------------------------------------------
                                                                                              1995         1994         1993
------------------------------------------------------------------------------------------------------------------------------
Return on average assets: net income divided by average total assets (1) (2).............      .48%          --%         .65%
Return on average equity: net income divided by average equity (1) (2)...................     9.60          .05        11.97
Equity-to-assets ratio: average stockholders' equity to average total assets (1).........     4.97         5.75         5.44
General and administrative expenses divided by average assets (1)........................     1.49         1.47         1.54
------------------------------------------------------------------------------------------------------------------------------

(1) Based on daily average balances during fiscal years 1995 and 1994 and on average monthly balances during fiscal year 1993.
(2) Return on average assets and return on average stockholders' equity for fiscal year 1995 is .85% and 17.04%, respectively, excluding the accelerated amortization of goodwill totaling $21,357,000. Return on average assets and return on average stockholders' equity for fiscal year 1994 is .73% and 12.77% respectively, excluding the after-tax effect of the intangible assets valuation adjustment and the cumulative effects of changes in accounting principles totaling $43.9 million and $5.8 million, respectively.
--------------------------------------------------------------------------------

     The increase in the operating ratio for general and administrative expenses for fiscal year 1995 compared to fiscal year 1994 is attributable to an increase of $9.4 million in such expenses offset significantly by an increase of approximately $550.0 million in the average total assets from fiscal year 1994. The decrease in the operating ratio for general and administrative expenses for fiscal year 1994 compared to fiscal year 1993 is due to a substantial increase in the Corporation's average total assets over the same time span (primarily from the Heartland acquisition) partially offset by an increase of $3.7 million in general and administrative expenses which was also primarily attributable to the Heartland acquisition.

IMPLEMENTATION OF NEW ACCOUNTING PRONOUNCEMENTS

     During fiscal year 1995, the Corporation adopted the provisions of four accounting pronouncements: "Accounting by Creditors for Impairment of a Loan," which was subsequently amended by "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures," "Accounting for Certain Investments in Debt and Equity Securities" and "Disclosures on Derivative Financial Instruments and Fair Value of Financial Instruments." See Note 1 to the Consolidated Financial Statements for a discussion of the implementation of the provisions of these new accounting pronouncements, none of which had a material effect on the Corporation's financial position or results of operations.

LIQUIDITY AND CAPITAL RESOURCES

     The Corporation's principal asset is its investment in the capital stock of the Bank, and because it does not generate any significant revenues independent of the Bank, the Corporation's liquidity is dependent on the extent to which it receives dividends from the Bank. The Bank's ability to pay dividends to the Corporation is dependent on its ability to generate earnings and is subject to a number of regulatory restrictions and tax considerations. Under capital distribution regulations of the OTS, a savings institution that, immediately prior to, and on a pro forma basis after giving effect to, a proposed dividend, has total capital that is at least equal to the amount of its fully phased-in capital requirements (a "Tier 1 Association") is

--------------------------------------------------------------------------------

permitted to pay dividends during a calendar year in an amount equal to the greater of (i) 75.0% of its net income for the recent four quarters, or (ii) 100.0% of its net income to date during the calendar year plus an amount that would reduce by one-half the amount by which its ratio of total capital to assets exceeded its fully phased-in risk-based capital ratio requirement at the beginning of the calendar year. At June 30, 1995, the Bank qualified as a Tier 1 Association, and would be permitted to pay an aggregate amount approximating $81.3 million in dividends under these regulations. Should the Bank's regulatory capital fall below certain levels, applicable law would require approval by the OTS of such proposed dividends and, in some cases, would prohibit the payment of dividends.

     At June 30, 1995, the cash of Commercial Federal Corporation (the parent company) totaled $10.5 million of which $3.5 million is required to be retained under the terms of the Indenture governing the subordinated notes due December 1999. Due to the parent company's limited independent operations, management believes that the cash balance at June 30, 1995, is currently sufficient to meet operational needs. However, the parent company's ability to make future interest and principal payments on the subordinated notes is dependent upon its receipt of dividends from the Bank. Accordingly, during fiscal years 1995 and 1994, the parent company received dividends and cash proceeds totaling $4.4 million and $5.5 million, respectively, all of which were from the Bank except for $460,000 received from another wholly-owned subsidiary on its sale proceeds of an equity ownership interest during fiscal year 1994. These dividends from the Bank were made primarily to cover the semi-annual interest payments on the parent company's subordinated debt. The parent company also receives cash from the exercise of stock options and the sale of stock under its employee benefit plans which totaled $1.3 million and $887,000, respectively, during fiscal years 1995 and 1994. In June 1994, the parent company contributed $5.0 million to the capital of the Bank to strengthen further the Bank's regulatory capital ratios so that the Bank would be better positioned to pursue its strategy of growth through expansion of existing operations and through mergers and acquisitions of other financial institutions.

     The Corporation's primary sources of funds are (i) deposits, (ii) principal repayments on loans, mortgage-backed and investment securities, (iii) advances from the FHLB of Topeka and (iv) cash generated from operations. As reflected in the Consolidated Statement of Cash Flows, net cash flows provided by operating activities for fiscal years 1995 and 1994 totaled $54.9 million and $72.2 million, respectively, while net cash flows used by operating activities totaled $271.8 million for fiscal year 1993. Amounts fluctuate from period to period primarily as a result of mortgage banking activity relating to the purchase and origination of loans for resale and the subsequent sale of such loans. The origination of loans for resale totaling $46.0 million for fiscal year 1995 is considerably lower than the $164.0 million and $127.1 million, respectively, for fiscal years 1994 and 1993 primarily due to the lower volume of loan refinancing activity attributable to the increase in interest rates over the past two fiscal years.

     Net cash flows used by investing activities totaled $269.9 million for fiscal year 1995 and net cash flows provided by investing activities totaled $111.7 million and $12.9 million, respectively, for fiscal years 1994 and 1993. Amounts fluctuate from period to period primarily as a result of (i) principal repayments on loans and mortgage-backed securities and (ii) the purchase and origination of loans and mortgage-backed securities. During fiscal year 1995 the Corporation acquired the assets and liabilities of Home Federal and Provident for which it paid cash totaling $16.5 million. In addition, the large amount of cash flows provided by investing activities during fiscal year 1994 is primarily from the acquisition of deposits of two institutions for which the Corporation received cash totaling $784.5 million. The acquisition of Railroad will have no material effect on liquidity since such transaction will be consummated as an exchange of common stock between companies. The proposed acquisition of Conservative, however, will result in cash paid totaling approximately $18.3 million for Conservative's common and preferred stock.

     Net cash flows provided by financing activities totaled $223.1 million and $253.7 million, respectively, for fiscal years 1995 and 1993 and net cash used by financing activities totaled $196.2 million for fiscal year 1994.

--------------------------------------------------------------------------------

Advances from the FHLB and retail deposits have been the primary sources to balance the Bank's funding needs during each of the fiscal years presented. In addition, during fiscal year 1995 the Corporation utilized securities sold under agreements to repurchase primarily for liquidity and asset liability management purposes. Decreases in securities sold under agreements to repurchase experienced for fiscal year 1993 were, at that time, in accordance with the Corporation's intent to reduce its reliance on these borrowings. The net increase of $91.4 million in deposits for fiscal year 1995 was lower compared to the net increase of $140.5 million for fiscal year 1994 primarily due to the change in the interest rate environment which has increased competition for retail deposits. Deposits increased during fiscal year 1994 over fiscal year 1993 due to increased market expansion. In addition, during fiscal year 1993, $78.7 million in net proceeds were received from the Corporation's sale of 4,025,000 shares of common stock, the issuance of $40.25 million of subordinated debt and the exercise of warrants for 1,250,000 shares of the Corporation's common stock.

     The Corporation has considered and will continue to consider possible mergers with and acquisitions of other selected financial institutions. During fiscal year 1995 the Corporation consummated the acquisitions of Home Federal and Provident, and entered into a merger agreement with Railroad. In addition, on August 15, 1995, the Corporation entered into a merger agreement with Conservative. See Notes 2 and 27 to the Consolidated Financial Statements for additional information on these completed and pending acquisitions. Such completed and proposed acquisitions present the Corporation with the opportunity to further expand its retail network over last fiscal year in the Oklahoma, Iowa, Kansas and Nebraska markets; and to increase its earnings potential by increasing its mortgage and consumer loan volumes funded by deposits which generally bear lower rates of interest than alternative sources of funds. The cash proceeds from the fiscal year 1994 deposit acquisitions allowed the Corporation to prepay advances from the FHLB and to originate and purchase primarily single-family residential loans.

     The Corporation will seek to continue its growth through expansion of the Corporation's operations in its market areas and may seek to enter markets in other adjoining states. The Corporation will also seek to expand its operations both through competition for market share within its market areas and through mergers with and acquisitions of other selected financial institutions. Management of the Corporation believes that its emphasis on operating acquired entities as consumer-oriented financial institutions is attractive to potential acquisition candidates and is advantageous in competing with larger banks for acquisitions of selected financial institutions.

     At June 30, 1995, the Corporation had issued commitments of $103.8 million to fund and purchase loans and to purchase investment and mortgage-backed securities as follows: $31.4 million of single-family adjustable-rate mortgage loans, $31.0 million of single-family fixed-rate mortgage loans, $5.1 million of commercial real estate loans, $15.0 million of investment securities, $4.8 million of adjustable-rate mortgage-backed securities and $16.5 million of consumer loan lines of credit. In addition, at June 30, 1995, outstanding commitments from mortgage banking operations to purchase mortgage loan servicing rights totaled $521,000. These outstanding loan commitments to extend credit in order to originate loans or fund consumer loan lines of credit do not necessarily represent future cash requirements since many of the commitments may expire without being drawn. The Corporation expects to fund these commitments, as necessary, from the sources of funds previously described.

     The maintenance of an appropriate level of liquid resources to meet not only regulatory requirements but also to provide funding necessary to meet the Corporation's current business activities and obligations is an integral element in the management of the Corporation's assets. The Corporation is required by federal regulation to maintain a minimum average daily balance of cash and certain qualifying liquid investments equal to 5.0% of the aggregate of the prior month's daily average savings deposits and short-term borrowings. The Corporation's average liquidity ratio increased to 8.52% at June 30, 1995, from 7.64% at June 30, 1994, resulting primarily from an increase of $50.3 million over last fiscal year in the level of total liquid assets. Liquidity levels will vary depending upon savings flows, future loan fundings, cash operating needs, collateral requirements and general prevailing economic conditions. The Corporation does not foresee any difficulty in meeting its liquidity requirements.

--------------------------------------------------------------------------------

IMPACT OF INFLATION AND CHANGING PRICES

     The consolidated financial statements and related consolidated financial information have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant effect on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services.

STOCK PRICES

     The Corporation's common stock is currently traded on the New York Stock Exchange under the symbol "CFB." Prior to August 2, 1995, the Corporation's common stock was traded on the Nasdaq Stock Market and quoted on the Nasdaq National Market under the symbol "CFCN." The following table sets forth the high and low closing sales prices for the common stock of the Corporation for the periods indicated on the Nasdaq Stock Market.

--------------------------------------------------------------------------------------------------------------------
                                              1995                                          1994
----------------------------------------------------------------------    ------------------------------------------
                            Fourth      Third      Second      First       Fourth      Third     Second      First
                            Quarter    Quarter     Quarter    Quarter      Quarter    Quarter    Quarter    Quarter
--------------------------------------------------------------------------------------------------------------------
Common stock prices:
   High.................    $31 1/4    $24 7/8   $24 13/16    $27 7/8      $25 3/4    $21 5/8    $26 3/4    $27 3/4
   Low..................     24 5/8     20 3/8    18 7/8       23 3/4       17 7/8     17 7/8     19 1/4     24 1/8
--------------------------------------------------------------------------------------------------------------------

     As of June 30, 1995, there were 12,909,849 shares of common stock issued and outstanding which were held by more than 1,800 shareholders of record, and 288,653 shares subject to outstanding options. The shareholders of record number does not reflect the persons or entities who hold their stock in nominee or "street" name.

DIVIDENDS

     The Corporation has not paid a cash dividend on its common stock through June 30, 1995. The payment of dividends on the common stock would be subject to determination and declaration by the Board of Directors of the Corporation and the availability of funds. At the present time, the only significant independent sources of funds available for the payment of dividends by the Corporation are dividends paid by the Bank and the Corporation's unrestricted cash which totaled $7.0 million at June 30, 1995. Future payment of dividends by the Corporation will depend on the Corporation's consolidated earnings, financial condition, liquidity, capital and other factors, including economic conditions and any regulatory restrictions.


COMMERCIAL FEDERAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
-----------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                                                                                       June 30,
ASSETS                                                                                                1995              1994
-----------------------------------------------------------------------------------------------------------------------------
Cash (including short-term investments of $3,100 and $500)..................................    $   29,330        $   21,208
Mortgage-backed securities available for sale, at fair value................................        10,322            12,171
Loans held for sale.........................................................................        36,382            74,321
Investment securities held to maturity (fair value of $291,651 and $273,601)................       294,237           280,600
Mortgage-backed securities held to maturity (fair value of $1,312,958 and $1,240,299).......     1,321,461         1,293,263
Loans receivable, net of allowances of $46,489 and $42,720..................................     3,955,256         3,518,617
Federal Home Loan Bank stock................................................................        97,110            90,913
Interest receivable, net of reserves of $197 and $406.......................................        38,761            34,621
Real estate.................................................................................        16,385            16,011
Premises and equipment......................................................................        62,716            54,534
Prepaid expenses and other assets...........................................................        58,636            57,896
Goodwill and core value of deposits,
   net of accumulated amortization of $135,683 and $104,115.................................        33,712            67,185
-----------------------------------------------------------------------------------------------------------------------------
      Total Assets..........................................................................    $5,954,308        $5,521,340
-----------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------------------------------
Liabilities:
   Deposits.................................................................................    $3,591,175        $3,355,597
   Advances from Federal Home Loan Bank.....................................................     1,656,602         1,524,516
   Securities sold under agreements to repurchase...........................................       195,755           157,432
   Other borrowings.........................................................................        55,403            59,740
   Interest payable.........................................................................        22,703            26,076
   Other liabilities........................................................................       123,169           118,528
-----------------------------------------------------------------------------------------------------------------------------
      Total Liabilities.....................................................................     5,644,807         5,241,889
-----------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies...............................................................            --                --
-----------------------------------------------------------------------------------------------------------------------------
Stockholders' equity:
   Preferred stock, $.01 par value; 10,000,000 shares authorized;
      none issued...........................................................................            --                --
   Common stock, $.01 par value; 25,000,000 shares authorized;
      12,909,849 and 12,783,684 shares issued and outstanding...............................           129               128
   Additional paid-in capital...............................................................       139,728           137,293
   Unrealized holding gain on securities available for sale, net............................            79                --
   Retained earnings, substantially restricted..............................................       169,565           142,030
-----------------------------------------------------------------------------------------------------------------------------
      Total Stockholders' Equity............................................................       309,501           279,451
-----------------------------------------------------------------------------------------------------------------------------
      Total Liabilities and Stockholders' Equity............................................    $5,954,308        $5,521,340
-----------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

Commercial Federal Corporation and Subsidiaries Consolidated Statement of Stockholders' Equity
---------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                                                                             Net
                                                                  Unrealized                    Unrealized
                                                                 Holding Gain     Retained     Depreciation
                                                    Additional  on Securities    Earnings     on Marketable   Common
                                           Common    Paid-in      Available    (Substantially    Equity       Stock
                                            Stock    Capital    for Sale, Net   Restricted)    Securities   Subscribed    Total
---------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1992....................  $ 73    $ 94,019        $--          $111,094        $(390)     $ 32,137     $236,933
   Issuance of 3,500,000
      shares of common
      stock subscribed....................    35      32,102         --                --           --       (32,137)          --
   Issuance of 525,000 shares
      of common stock under
      over-allotment option...............     5       4,816         --                --           --            --        4,821
   Issuance of 132,233 shares
      under certain compensation
      and employee plans..................     1       1,001         --                --           --            --        1,002
   Issuance of 1,250,000 shares
      on exercise of warrants.............    12       2,834         --                --           --            --        2,846
   Restricted stock and deferred
      compensation plans, net.............     1       1,240         --                --           --            --        1,241
   Net change in value of
      marketable equity securities........    --          --         --                --          390            --          390
   Net income.............................    --          --         --            30,778           --            --       30,778
---------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1993....................   127     136,012         --           141,872           --            --      278,011
   Issuance of 59,244 shares
      under certain compensation
      and employee plans..................     1         886         --                --           --            --          887
   Restricted stock and deferred
      compensation plans, net.............    --         395         --                --           --            --          395
   Net income.............................    --          --         --               158           --            --          158
---------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1994....................   128     137,293         --           142,030           --            --      279,451
   Issuance of 102,733 shares
      under certain compensation
      and employee plans..................     1       1,262         --                --           --            --        1,263
   Restricted stock and deferred
      compensation plans, net.............    --       1,173         --                --           --            --        1,173
   Unrealized holding gain on
      securities available
      for sale, net.......................    --          --         79                --           --            --           79
   Net income.............................    --          --         --            27,535           --            --       27,535
---------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1995....................  $129    $139,728        $79          $169,565        $  --       $    --     $309,501
---------------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.


Commercial Federal Corporation and Subsidiaries Consolidated Statement of Operations
-----------------------------------------------------------------------------------------------------------------------------

(Dollars in Thousands Except Per Share Data)                                                 Year Ended June 30,
                                                                                    1995            1994            1993
-----------------------------------------------------------------------------------------------------------------------------
Interest Income:
   Loans receivable...........................................................    $306,033        $282,607        $294,732
   Mortgage-backed securities.................................................      81,691          58,136          49,496
   Investment securities......................................................      24,205          24,731          28,550
-----------------------------------------------------------------------------------------------------------------------------
      Total interest income...................................................     411,929         365,474         372,778
Interest Expense:
   Deposits...................................................................     165,124         128,691         120,689
   Advances from Federal Home Loan Bank.......................................      98,499          94,716         112,187
   Securities sold under agreements to repurchase.............................       7,758           9,592          17,632
   Other borrowings...........................................................       6,425           6,951           5,960
-----------------------------------------------------------------------------------------------------------------------------
      Total interest expense..................................................     277,806         239,950         256,468
Net Interest Income...........................................................     134,123         125,524         116,310
Provision for Loan Losses.....................................................      (6,033)         (6,033)         (5,735)
-----------------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Loan Losses...........................     128,090         119,491         110,575
Other Income (Loss):
   Loan servicing fees........................................................      22,535          20,426          17,070
   Retail fees and charges....................................................       8,971           7,992           7,199
   Real estate operations.....................................................        (662)         (2,324)         (5,232)
   Loss on sales of loans.....................................................        (596)           (392)           (352)
   Other operating income.....................................................       7,349           6,638           4,592
-----------------------------------------------------------------------------------------------------------------------------
      Total other income......................................................      37,597          32,340          23,277
Other Expense:
   General and administrative expenses-
      Compensation and benefits...............................................      34,421          27,341          26,001
      Occupancy and equipment.................................................      18,593          17,254          16,763
      Regulatory insurance and assessments....................................       8,572           7,463           6,356
      Advertising.............................................................       4,174           3,504           2,743
      Amortization of purchased mortgage loan servicing rights................       8,293           7,548           5,768
      Other operating expenses................................................      11,799          13,348          15,094
-----------------------------------------------------------------------------------------------------------------------------
         Total general and administrative expenses............................      85,852          76,458          72,725
   Amortization of goodwill and core value of deposits........................      10,211          14,084          10,508
   Accelerated amortization of goodwill.......................................      21,357              --              --
   Intangible assets valuation adjustment.....................................          --          52,703              --
-----------------------------------------------------------------------------------------------------------------------------
         Total other expense..................................................     117,420         143,245          83,233
Income Before Income Taxes and Cumulative Effects of
   Changes in Accounting Principles...........................................      48,267           8,586          50,619
Provision for Income Taxes....................................................      20,732          14,231          19,841
-----------------------------------------------------------------------------------------------------------------------------
Income (Loss) Before Cumulative Effects of Changes in Accounting Principles...      27,535          (5,645)         30,778
Cumulative Effects of Changes in Accounting Principles:
   Change in method of accounting for income taxes............................          --           6,139              --
   Postretirement benefits, net of income tax benefit of $183.................          --            (336)             --
-----------------------------------------------------------------------------------------------------------------------------
         Total cumulative effects of changes in accounting principles.........          --           5,803              --
-----------------------------------------------------------------------------------------------------------------------------
Net Income....................................................................    $ 27,535        $    158        $ 30,778
-----------------------------------------------------------------------------------------------------------------------------


Commercial Federal Corporation and Subsidiaries Consolidated Statement of Operations (continued)
----------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands Except Per Share Data)                                          Year Ended June 30,
                                                                               1995           1994          1993
-----------------------------------------------------------------------------------------------------------------------------
Earnings Per Common Share:
-----------------------------------------------------------------------------------------------------------------------------
   Income (loss) before cumulative effects
      of changes in accounting principles................................     $2.11          $(.44)        $2.43
   Cumulative effects of changes in accounting principles................        --            .45            --
-----------------------------------------------------------------------------------------------------------------------------
   Net income............................................................     $2.11          $ .01         $2.43
-----------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.


Commercial Federal Corporation and Subsidiaries Consolidated Statement of Cash Flows
-----------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                                                                         Year Ended June 30,
                                                                                     1995             1994            1993
-----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income....................................................................    $  27,535      $       158       $  30,778
Adjustments to reconcile net income to net cash
   provided (used) by operating activities:
      Accelerated amortization of goodwill....................................       21,357               --              --
      Amortization of goodwill and core value of deposits.....................       10,211           14,084          10,508
      Intangible assets valuation adjustment..................................           --           52,703              --
      Cumulative effects of changes in accounting principles..................           --           (5,620)             --
      Provisions for loss on loans and real estate............................        6,432            7,647           6,901
      Depreciation and amortization...........................................        4,970            4,265           4,143
      Accretion of deferred discounts and fees................................       (3,009)         (10,846)        (10,532)
      Amortization of purchased mortgage loan servicing rights................        8,293            7,548           5,768
      Amortization of deferred compensation on
         restricted stock and premiums........................................        1,340              948           1,740
      Deferred tax provision..................................................       13,630            5,100          11,590
      (Gain) loss on sale of real estate, net.................................         (899)          (1,781)          3,751
      Loss on sales of loans, net.............................................          596              392             352
      Proceeds from the sale of loans.........................................      405,091          691,543         407,069
      Origination of loans for resale.........................................      (45,974)        (163,960)       (127,074)
      Purchase of loans for resale............................................     (378,496)        (503,296)       (595,142)
      (Increase) decrease in interest receivable..............................       (2,739)            (887)          4,866
      Decrease in interest payable............................................       (3,677)         (11,854)        (10,074)
      (Decrease) increase in other liabilities................................       (7,563)           3,632         (27,326)
      Other items, net........................................................       (2,167)         (17,533)         10,842
                                                                                  ---------      -----------       ---------
         Total adjustments....................................................       27,396           72,085        (302,618)
                                                                                  ---------      -----------       ---------
            Net cash provided (used) by operating activities..................       54,931           72,243        (271,840)
-----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Principal repayments of loans and mortgage-backed securities..................      719,471        1,196,830       1,049,822
Purchases of loans............................................................     (686,438)      (1,112,111)       (369,207)
Origination of loans..........................................................     (312,696)        (541,134)       (612,408)
Proceeds from sale of mortgage-backed securities available for sale...........       34,756           12,672              --
Purchases of investment securities............................................      (25,000)        (149,637)       (109,101)
Maturities and repayments of investment securities............................       23,426          117,185         169,060
Purchases of mortgage-backed securities.......................................      (11,504)        (205,222)       (121,584)
Proceeds from sale of investment securities available for sale................       14,797               --              --
Acquisitions, net of cash (paid) received.....................................      (11,906)         785,540              --
Purchases of premises and equipment, net......................................      (10,542)          (3,659)         (2,178)
Purchases of mortgage loan servicing rights...................................       (9,386)          (7,270)        (20,873)
Proceeds from sale of real estate.............................................        9,017           18,016          25,373
Purchases of Federal Home Loan Bank stock.....................................       (2,600)          (8,078)         (8,414)
Payments to acquire real estate...............................................       (1,310)          (1,461)             --
Proceeds from sale of Federal Home Loan Bank stock............................           --           10,000           3,000
Other items, net..............................................................           --               --           9,444
                                                                                  ---------      -----------       ---------
            Net cash (used) provided by investing activities..................     (269,915)         111,671          12,934

-----------------------------------------------------------------------------------------------------------------------------



Commercial Federal Corporation and Subsidiaries Consolidated Statement of Cash Flows (continued)
--------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                                                                            Year Ended June 30,
                                                                                        1995             1994             1993
--------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in deposits.............................................................    $  91,380      $   140,528       $   90,792
Proceeds from Federal Home Loan Bank advances....................................      512,720          799,350        1,154,032
Repayment of Federal Home Loan Bank advances.....................................     (415,878)      (1,128,966)        (756,602)
Proceeds from securities sold under agreements to repurchase.....................      195,755            2,570          143,864
Repayment of securities sold under agreements to repurchase......................     (157,432)              --         (434,481)
Proceeds from issuance of other borrowings.......................................           --               --           38,841
Repayment of other borrowings....................................................       (4,702)         (10,579)         (23,193)
Issuance of common stock.........................................................        1,263              887           40,806
Other items, net.................................................................           --               --             (346)
                                                                                     ---------      -----------       ----------
         Net cash provided (used) by financing activities........................      223,106         (196,210)         253,713
---------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS:
Increase (decrease) in net cash position.........................................        8,122          (12,296)          (5,193)
Balance, beginning of year.......................................................       21,208           33,504           38,697
                                                                                     ---------      -----------       ----------
Balance, end of year.............................................................    $  29,330      $    21,208      $    33,504
---------------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
   Interest expense..............................................................    $ 281,152      $   243,583      $   265,322
   Income taxes, net.............................................................        2,983           10,731            3,937
Non-cash investing and financing activities:
   Loans exchanged for mortgage-backed securities................................      137,936          468,564          222,457
   Loans transferred to real estate..............................................        7,853            7,550           16,620
   Loans to facilitate the sale of real estate...................................          583           12,818           14,967
   Reduction in core value of deposits on recognition of
      pre-acquisition tax credits and net operating losses.......................       (6,810)              --               --
   Increase to assets and liabilities from prior business combinations...........           --           15,195               --
---------------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

Commercial Federal Corporation and Subsidiaries Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
(Columnar Dollars in Footnotes are in Thousands Except Per Share Amounts)

Note 1. Summary of Significant
Accounting Policies:

BASIS OF CONSOLIDATION - The consolidated financial statements are prepared on an accrual basis and include the accounts of Commercial Federal Corporation (the Corporation) and its wholly-owned subsidiary, Commercial Federal Bank, a Federal Savings Bank (the Bank), and all majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated. Certain amounts for years prior to fiscal year 1995 have been reclassified for comparative purposes.

CASH AND CASH EQUIVALENTS - For the purpose of reporting cash flows, cash and cash equivalents include cash, restricted cash and federal funds sold. Generally, federal funds are purchased and sold for a one-day period.

CHANGE IN METHOD OF ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES - As of July 1, 1994, the Corporation implemented the provisions of Statement of Financial Accounting Standards No. 115 (SFAS No. 115), "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Those investments are classified in three categories and accounted for as follows: (i) debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as "held-to-maturity securities" and reported at amortized cost; (ii) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as "trading securities" and reported at fair value, with unrealized gains and losses included in earnings; and (iii) debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as "available-for-sale securities" and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity.

     In accordance with SFAS No. 115, prior period financial statements have not been restated to reflect the change in accounting method. Accordingly, as permitted by SFAS No. 115, the Corporation classified its investment and mortgage-backed securities as of July 1, 1994, to held to maturity securities and available for sale securities as applicable. The Corporation did not hold any trading securities at June 30, 1995. Realized gains or losses on securities available for sale are based on the specific identification method and are included in results of operations on the trade date.

INVESTMENT SECURITIES HELD TO MATURITY - Premiums and discounts are amortized over the contractual lives of the related securities on the level yield method. Unrealized losses on investment securities held to maturity, if any, reflecting a decline in the fair value of such securities to be other than temporary, would be charged against income.

MORTGAGE-BACKED SECURITIES HELD TO MATURITY - Mortgage-backed securities are designated as held to maturity because the Corporation has the positive intent and ability to hold the securities to maturity. Mortgage-backed securities represent participating interests in pools of single-family residential first mortgage loans. Collateralized mortgage obligations are debt securities that are secured by mortgage loans or other mortgage-backed securities. A portion of the mortgage-backed securities portfolio also consists of pools of mortgage loans originated by the Corporation and exchanged for mortgage-backed securities ("securitized loans"). These mortgage-backed securities are carried at the Corporation's net investment in the underlying pool of mortgage loans at the time of the exchange. Mortgage-backed securities held to maturity are recorded at cost adjusted for amortization of premium and accretion of discount. Such discounts and premiums are accreted and amortized into interest income using the level yield method over the remaining contractual life of the securities, adjusted for actual prepayments.

LOANS - Loans receivable are recorded at the contractual amounts owed by borrowers less unamortized discounts, net of premiums, undisbursed funds on loans in process, deferred loan fees and allowance for loan losses. Interest on loans is accrued to income as earned, except that interest is not accrued on first mortgage loans contractually delinquent three months or more. Any related discounts or premiums on loans purchased are amortized into interest income using the level yield method over the contractual lives of the loans, adjusted for actual prepayments. Loan origination fees, commitment fees and direct loan origination costs are deferred and recognized over the estimated average life of the loan as a yield adjustment.

--------------------------------------------------------------------------------

Loans held for sale are carried at the lower of aggregate cost or market value as determined by outstanding commitments from investors or current investor yield requirements calculated on an aggregate loan basis. Valuation adjustments, if necessary, to reflect the lower of aggregate cost or market value, are recorded to operations.

LOAN SERVICING - The Corporation's mortgage banking subsidiary services real estate loans for investors which are not included in the accompanying consolidated financial statements. Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, holding advance payments by borrowers for taxes and insurance, making inspections as required of the mortgage premises, collecting amounts due from delinquent mortgagors, supervising foreclosures in the event of unremedied defaults and generally administering the loans for the investors to whom they have been sold. The amount of loans being serviced for others at June 30, 1995, 1994 and 1993, was $4,605,900,000, $4,042,300,000 and $3,647,400,000, respectively. The servicing portfolio is subject to reduction by reason of normal amortization and prepayment or liquidation of outstanding mortgage loans. Fees earned for servicing loans are reported as income when the related mortgage loan payments are collected. Loan servicing costs are charged to expense as incurred. The mortgage servicing portfolio is covered by servicing agreements pursuant to the mortgage-backed securities programs of the Government National Mortgage Association (GNMA), the Federal National Mortgage Association (FNMA) and the Federal Home Loan Mortgage Corporation (FHLMC). Under these agreements, the Corporation may be required to advance funds temporarily to make scheduled payments of principal, interest, taxes or insurance if the borrower fails to make such payments. Although the Corporation cannot charge any interest on such advance funds, the Corporation typically recovers the advances within a reasonable number of days upon receipt of the borrower's payment, or in the absence of such payment, advances are recovered through Federal Housing Authority (FHA) insurance or Veteran's Administration (VA) guarantees or FNMA or FHLMC reimbursement provisions in connection with loan foreclosures. The amount of funds advanced by the Corporation pursuant to servicing agreements is not material.

REAL ESTATE - Real estate includes real estate acquired through foreclosure, real estate in judgment and real estate held for investment, which includes equity in unconsolidated joint ventures and investment in real estate partnerships.

     Real estate acquired through foreclosure and in judgment are stated at the lower of cost or fair value minus estimated costs to sell. Valuation allowances for estimated losses on real estate are provided when the carrying value exceeds the fair value minus estimated costs to sell the property.

     Real estate held for investment is stated at the lower of cost or net realizable value. Cost includes acquisition costs plus construction costs of improvements, holding costs and costs of amenities incurred to date. Joint venture and partnership investments are carried on the equity method of accounting and, where applicable, are stated at net realizable value. The Corporation's ability to recover the carrying value of real estate held for investment (including capitalized interest) is based upon future sales of land or projects. The ability to affect such sales is subject to market conditions and other factors which may be beyond the Corporation's control.

PROVISIONS FOR LOSSES - As of July 1, 1994, the Corporation implemented the provisions of Statement of Financial Accounting Standards No. 114 (SFAS No.
114), "Accounting by Creditors for Impairment of a Loan," which has been amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -Income Recognition and Disclosures." SFAS No. 114 addresses the accounting by creditors for impairment of loans and applies to all loans, except large groups of smaller balance homogeneous loans (such as residential real estate and consumer loans) that are collectively evaluated for impairment, loans that are measured at fair value or the lower of cost or fair value, leases and debt securities. SFAS No. 114 requires that impaired loans within its scope be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the observable market price of the loan or the fair value of the underlying collateral. The adoption of the provisions of these statements had no material effect on the Corporation's financial position or results of operations.

     In addition to providing valuation allowances on specific assets where an impairment has been identified, the Corporation establishes general valuation allowances

--------------------------------------------------------------------------------

for losses based upon the overall portfolio composition and prior loss experience. Provisions for loan losses are recognized in current operations and are added to the balance of allowances for losses. Recoveries are credited to the allowance.

     Provisions for losses include charges to reduce the recorded balances of real estate to their estimated net realizable value or fair value, as applicable. Provisions for losses are incurred when the carrying value of real estate acquired through foreclosure and in judgment exceeds its fair value minus estimated costs to sell, and when the net realizable value for real estate held for investment is lower than the cost of such real estate. Specific losses on real estate are provided when any permanent decline in value occurs. These specific losses are based on independent third party appraisals, sales contract values, and individual assets and their related cash flow forecasts. Therefore, the value used to determine the provision for losses is subject to the reasonableness of these estimates.

ALLOWANCE FOR LOSSES ON BULK PURCHASED LOANS - The Corporation periodically purchases single-family residential seasoned whole loan packages (bulk purchased loans) at net discounts. Portions of such discounts are allocated to allowance for losses (credit allowances) relating to the credit risk associated with each mortgage loan package purchased. These credit allowances are available to absorb possible losses on these bulk purchased loans only and are credited to interest income as actual prepayments of individual loans occur. Collectibility is evaluated throughout the life of the acquired loans and if the estimate of total probable collections is increased or decreased, the amount of the allowance on bulk purchased loans (and the corresponding discount to be amortized) is adjusted accordingly. The adjusted discount is amortized over the remaining life of the mortgage loans, adjusted for actual prepayments.

PREMISES AND EQUIPMENT - Land is carried at cost. Buildings, building improvements, leasehold improvements and furniture, fixtures and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is calculated on a straight-line basis over the estimated useful lives of the related assets. Estimated lives are 10 to 50 years for buildings and three to 15 years for furniture, fixtures and equipment. Leasehold improvements are generally amortized on the straight-line method over the terms of the respective leases. Maintenance and repairs are charged to expense as incurred.

INTANGIBLE ASSETS ACQUIRED IN BUSINESS COMBINATIONS - Effective June 30, 1994, the Corporation changed its method of valuation of intangible assets incorporating a fair value concept using a lower of cost or market methodology. This accounting change was considered to be a change in accounting principle inseparable from a change in estimate. Independent valuations are performed annually. Core value of deposits resulting from acquisitions in fiscal years 1994 and 1995 is amortized on an accelerated basis over a period not to exceed 10 years and goodwill is amortized on a straight-line basis over a period not to exceed 20 years.

PURCHASED MORTGAGE LOAN SERVICING RIGHTS - Purchased mortgage loan servicing rights represent the cost of acquiring the right to service mortgage loans. Such costs are capitalized and amortized in proportion to, and over the period of, estimated net loan servicing income. Subsequent to acquisition, servicing rights are valued at the lower of amortized cost or the present value of estimated future net servicing revenue, discounted at a rate implicit at the date of acquisition. Purchased mortgage loan servicing rights are periodically evaluated in relation to the present value of estimated future net servicing revenues and such carrying values are adjusted for indicated impairments based on management's best estimate of remaining cash flows. Such estimates may vary from actual cash flows due to prepayments of the underlying mortgage loans and increases in servicing costs.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE - The Corporation enters into sales of securities under agreements to repurchase with primary dealers only, which provide for the repurchase of the same security. Securities sold under agreements to purchase identical securities are collateralized by assets which are held in safekeeping in the name of the Corporation by the dealers who arranged the transaction. Securities sold under agreements to repurchase are treated as financings and the obligations to repurchase such securities are reflected as a liability. The securities underlying the agreements remain in the asset accounts of the Corporation.

HEDGING - The Bank has historically invested in interest-earning assets that have a longer duration than its interest-bearing liabilities. The shorter duration of the interest-sensitive liabilities indicates that the Bank is exposed to interest rate risk. In a rising rate environment, liabilities will reprice faster than assets, thereby reducing the market value of long-term interest-earning assets and net interest income.

--------------------------------------------------------------------------------

     To mitigate this risk, interest rate swaps, interest rate caps and put options on Eurodollar future contracts have historically been utilized to hedge the interest rate exposure on certain interest-sensitive liabilities. It has been the general direction of the Bank to move toward a natural, rather than a synthetic, management of its interest rate risk. Therefore, the Bank has allowed such hedging instruments to expire upon maturity while extending the maturities and locking in fixed interest rates on certain borrowings, primarily advances from the Federal Home Loan Bank, which has helped to reduce the Bank's one-year cumulative gap mismatch. The Bank reports interest rate swaps using settlement accounting whereby the net amount on interest rate swaps is recognized as an adjustment to interest expense.

     Effective June 30, 1995, the Corporation adopted Statement of Financial Accounting Standards No. 119 (SFAS No. 119), "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments," which requires disclosures about amounts, nature and terms of derivative financial instruments (such as futures; forward, swap and option contracts; and other financial instruments with similar characteristics). Because this statement requires only disclosures about derivative financial instruments and does not require adjustments to any such instruments, the provisions of SFAS No. 119 do not affect the Corporation's financial position or results of operations.

INCOME TAXES - The Corporation files consolidated federal income tax returns. The Corporation and its subsidiaries have entered into a tax-sharing agreement that provides for the allocation and payment of federal and state income taxes. The provision for income taxes of each corporation is computed on a separate company basis, subject to certain adjustments.

     Effective July 1, 1993, the Corporation adopted Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes." This statement supersedes both Accounting Principles Board Opinion No. 11 (APB Opinion No. 11) and the guidance of APB Opinion No. 23 on the tax treatment of savings and loan bad debt reserves. SFAS No. 109 calculates income taxes on the liability method, under which the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax bases of the various assets and liabilities of the Corporation and gives current recognition to changes in tax rates and laws. The effect of applying the provisions of SFAS No. 109 was a one-time adjustment that increased net income for fiscal year 1994 by $6,139,000 ($.48 per share) recorded as a cumulative effect of a change in accounting principle resulting from increasing the net deferred tax liability by $9,056,000 offset by additional deferred taxes totaling $15,195,000 recorded to adjust the assets and liabilities for prior business combinations from net-of-tax to pre-tax amounts. The principal temporary difference creating this increase to net income is the Bank's reserve for losses on loans and real estate. In addition, valuation allowances were established against certain deferred tax assets recorded for state income tax purposes.

EARNINGS PER SHARE - Earnings per common share are calculated on the basis of the weighted average common shares outstanding and those outstanding options and warrants that are dilutive.

Note 2. Acquisitions:

PROVIDENT FEDERAL SAVINGS BANK - On April 3, 1995, the Corporation consummated the acquisition of Provident Federal Savings Bank of Lincoln, Nebraska (Provident) by purchasing all 140,000 outstanding shares of Provident's common stock at $53.75 per share for $7,525,000 in cash. Provident operated a traditional thrift operation with five branches located in the Lincoln metropolitan area. At April 3, 1995, Provident had assets totaling approximately $96,500,000, deposits totaling approximately $58,100,000 and stockholders' equity approximating $4,600,000. This acquisition has been accounted for as a purchase. Core value of deposits totaling $2,591,000 and goodwill totaling $713,000 were recorded from this transaction.

HOME FEDERAL SAVINGS AND LOAN - On July 15, 1994, the Corporation consummated the acquisition of Home Federal Savings and Loan (Home Federal) by purchasing all 236,212 outstanding shares of Home Federal's common stock at $38.17 per share for approximately $9,016,000 in cash. Home Federal operated two branches in Ada, Oklahoma. At July 15, 1994, Home Federal had assets totaling $100,200,000, deposits totaling $87,300,000 and stockholders' equity totaling $8,700,000. This acquisition has been accounted for as a purchase. Core value of deposits totaling $1,331,000 was recorded.

--------------------------------------------------------------------------------

FRANKLIN FEDERAL SAVINGS ASSOCIATION - On June 10, 1994, the Corporation acquired $255,735,000 of insured deposits of the former Franklin Federal Savings Association of Kansas (Franklin Federal) from the Resolution Trust Corporation at a cost of $7,674,000. In fiscal year 1995 the Corporation also acquired four branches and the related equipment of Franklin Federal at a cost of $876,000. This acquisition has been accounted for as a purchase. Core value of deposits totaling $8,049,000 and goodwill totaling $451,000 were recorded from this transaction.

     Core value of deposits resulting from these acquisitions is amortized on an accelerated basis over 10 years and goodwill is amortized on a straight-line basis over 20 years.

Note 3. Investment Securities Held to Maturity:

Investment securities held to maturity are summarized as follows:

-----------------------------------------------------------------------------------------------------------------------------
                                                                                 Gross          Gross
                                                                Amortized     Unrealized     Unrealized       Fair
June 30, 1995                                                     Cost           Gains         Losses         Value
-----------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and other Government agency obligations......     $294,187         $1,078        $(3,664)     $291,601
Other securities...........................................           50             --             --            50
-----------------------------------------------------------------------------------------------------------------------------
                                                                $294,237         $1,078        $(3,664)     $291,651
-----------------------------------------------------------------------------------------------------------------------------
Weighted average interest rate.............................         6.27%
-----------------------------------------------------------------------------------------------------------------------------
                                                                                 Gross          Gross
                                                                Amortized     Unrealized     Unrealized       Fair
June 30, 1994                                                     Cost           Gains         Losses         Value
-----------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and other Government agency obligations......     $280,550         $2,178        $(9,177)     $273,551
Other securities...........................................           50             --             --            50
-----------------------------------------------------------------------------------------------------------------------------
                                                                $280,600         $2,178        $(9,177)     $273,601
-----------------------------------------------------------------------------------------------------------------------------
Weighted average interest rate.............................         6.16%
-----------------------------------------------------------------------------------------------------------------------------

     At June 30, 1995 and 1994, investment securities totaling $659,000 and $4,999,000, respectively, were pledged to secure public funds.

     The amortized cost and fair value of investment securities by contractual maturity at June 30, 1995, are shown below. Expected maturities may differ from contractual maturities because certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

--------------------------------------------------------------------------------
                                                                    1995
                                                          ----------------------
                                                           Amortized      Fair
                                                             Cost         Value
--------------------------------------------------------------------------------
Due in one year or less................................    $ 44,953     $ 44,976
Due after one year through five years..................     228,294      226,156
Due after five years through ten years.................      20,990       20,519
Due after ten years....................................          --           --
--------------------------------------------------------------------------------
                                                           $294,237     $291,651
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     During the fiscal years ended June 30, 1995 and 1994, there were no sales of investment securities held to maturity. During fiscal year 1995 the Corporation acquired investment securities totaling approximately $14,797,000 as part of the acquisition of Home Federal and Provident. These securities were sold shortly after acquisition at their fair market values resulting in no gain or loss. Proceeds from the sales of marketable equity securities totaled $4,705,000 for the fiscal year ended June 30, 1993, with gross (and net) realized losses totaling $295,000 which is included in other operating income.

Note 4. Mortgage-Backed Securities Available For Sale:

Mortgage-backed securities available for sale at fair value are summarized as follows:

---------------------------------------------------------------------------------------------------------
                                                                    Gross         Gross
                                                    Amortized     Unrealized    Unrealized      Fair
June 30, 1995                                         Cost          Gains         Losses       Value
---------------------------------------------------------------------------------------------------------
Federal Home Loan Mortgage Corporation..........      $ 9,829        $119          $ --        $ 9,948
Federal National Mortgage Association...........          370           4            --            374
---------------------------------------------------------------------------------------------------------
                                                      $10,199        $123          $ --        $10,322
---------------------------------------------------------------------------------------------------------
Weighted average interest rate..................        6.26%
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
                                                                    Gross         Gross
                                                    Amortized     Unrealized    Unrealized      Fair
June 30, 1994                                         Cost          Gains         Losses       Value
---------------------------------------------------------------------------------------------------------
Federal Home Loan Mortgage Corporation..........      $11,930        $  5          $181        $11,754
Federal National Mortgage Association...........          419           1             3            417
---------------------------------------------------------------------------------------------------------
                                                      $12,349        $  6          $184        $12,171
---------------------------------------------------------------------------------------------------------
Weighted average interest rate..................        5.81%
---------------------------------------------------------------------------------------------------------

     As of June 30, 1995, the Corporation recorded an unrealized gain on securities available for sale as an increase to stockholders' equity totaling $123,000, net of a deferred income tax benefit of approximately $44,000.

     Proceeds from the sale of mortgage-backed securities available for sale totaled $34,756,000 and $12,672,000, respectively, for the fiscal years ended June 30, 1995 and 1994, resulting in no gain or loss. During fiscal year 1995 the Corporation acquired mortgage-backed securities as part of the acquisition of Home Federal and Provident which were sold shortly after acquisition at their fair market values resulting in no gain or loss. Sales during fiscal year 1994 were through the Corporation's mortgage banking operations resulting from originated residential loans that were subsequently securitized. There were no mortgage-backed securities sold during the fiscal year ended June 30, 1993.

     At June 30, 1995, no mortgage-backed securities available for sale were pledged as collateral, and at June 30, 1994, mortgage-backed securities totaling $10,482,000 were pledged to secure public funds and securities sold under agreements to repurchase.

-----------------------------------------------------------------------------------------------------------------------------

Note 5. Mortgage-Backed Securities Held to Maturity:
Mortgage-backed securities held to maturity are summarized as follows:
-----------------------------------------------------------------------------------------------------------------------------
                                                                                     Gross          Gross
                                                                   Amortized      Unrealized      Unrealized        Fair
June 30, 1995                                                        Cost            Gains          Losses          Value
------------------------------------------------------------------------------------------------------------------------------
Federal Home Loan Mortgage Corporation....................        $  187,492         $1,448       $ (2,436)      $  186,504
Government National Mortgage Association..................           778,855          2,045        (10,971)         769,929
Federal National Mortgage Association.....................           269,246          3,715         (2,633)         270,328
Collateralized Mortgage Obligations.......................            54,354             29         (1,299)          53,084
Privately Issued Mortgage Pool Securities.................            31,514          1,781           (182)          33,113
------------------------------------------------------------------------------------------------------------------------------
                                                                  $1,321,461         $9,018       $(17,521)      $1,312,958
------------------------------------------------------------------------------------------------------------------------------
Weighted average interest rate............................              6.36%
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                                                                     Gross          Gross
                                                                   Amortized      Unrealized      Unrealized        Fair
June 30, 1994                                                        Cost            Gains          Losses          Value
------------------------------------------------------------------------------------------------------------------------------
Federal Home Loan Mortgage Corporation....................        $  214,848         $1,920       $ (6,197)      $  210,571
Government National Mortgage Association..................           678,927              2        (40,106)         638,823
Federal National Mortgage Association.....................           299,449          2,245         (9,330)         292,364
Collateralized Mortgage Obligations.......................            59,491             --         (2,991)          56,500
Privately Issued Mortgage Pool Securities.................            40,548          1,786           (293)          42,041
-----------------------------------------------------------------------------------------------------------------------------
                                                                  $1,293,263         $5,953       $(58,917)      $1,240,299
-----------------------------------------------------------------------------------------------------------------------------
Weighted average interest rate............................              5.74%
-----------------------------------------------------------------------------------------------------------------------------

Mortgage-backed securities held to maturity at June 30 are classified by type of interest payment and contractual maturity term as follows:

-----------------------------------------------------------------------------------------------------------------------------
                                                                   1995                                    1994
                                                ---------------------------------------   -----------------------------------
                                                 Amortized         Fair       Weighted     Amortized       Fair      Weighted
                                                    Cost           Value        Rate         Cost          Value       Rate
-----------------------------------------------------------------------------------------------------------------------------
Adjustable rate..............................    $  778,173     $  772,182      6.08%     $  714,562    $  686,421     5.07%
Fixed-rate, 5-year term......................        15,913         15,665      5.98          17,374        16,639     5.61
Fixed-rate, 7-year term......................        50,362         49,538      6.29          54,868        51,815     5.97
Fixed-rate, 15-year term.....................       308,335        305,954      6.76         315,236       299,056     6.65
Fixed-rate, 30-year term.....................       114,324        116,535      7.48         131,732       129,868     7.34
-----------------------------------------------------------------------------------------------------------------------------
                                                  1,267,107      1,259,874      6.38       1,233,772     1,183,799     5.76
Collateralized mortgage obligations..........        54,354         53,084      5.94          59,491        56,500     5.21
-----------------------------------------------------------------------------------------------------------------------------
                                                 $1,321,461     $1,312,958      6.36%     $1,293,263    $1,240,299     5.74%
-----------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     At June 30, 1995 and 1994, the Corporation pledged mortgage-backed securities totaling $317,701,000 and $216,928,000, respectively, as collateral for collateralized mortgage obligations, securities sold under agreements to repurchase, Federal Home Loan Bank advances, interest rate swap agreements and other borrowings.

Note 6. Loans Held For Sale:

     Loans held for sale from mortgage banking operations at June 30, 1995 and 1994, totaled $36,382,000 and $74,321,000, respectively, with weighted average rates of 8.06% and 7.43%, respectively. Loans held for sale are secured by single-family residential properties consisting of fixed and adjustable rate mortgage loans totaling $36,195,000 and $187,000, respectively, at June 30, 1995, and $45,700,000 and $28,621,000, respectively, at June 30, 1994.

     Proceeds from the sales of loans totaled $405,091,000, $691,543,000 and $407,069,000, respectively, for the fiscal years ended June 30, 1995, 1994 and 1993. For the fiscal years ended June 30, 1995, 1994 and 1993, gross realized gains on the sales of loans totaled $1,307,000, $3,018,000 and $742,000, respectively, and gross realized losses totaled $1,903,000, $3,410,000 and $1,094,000, respectively.

Note 7. Loans Receivable:

Loans receivable at June 30 are summarized as follows:

-------------------------------------------------------------------------------------------
                                                                   1995            1994
-------------------------------------------------------------------------------------------
Conventional mortgage loans..............................      $3,282,607      $2,850,356
FHA and VA loans.........................................         314,613         335,686
Commercial real estate loans.............................         167,800         186,535
Consumer and other loans.................................         233,676         192,171
Construction loans.......................................          16,484           2,003
------------------------------------------------------------------------------------------
                                                                4,015,180       3,566,751
Less:
   Unamortized discounts, net of premiums................           4,677             987
   Loans-in-process......................................           6,263           2,922
   Deferred loan fees, net...............................           2,495           1,505
   Allowance for loan losses.............................          46,489          42,720
------------------------------------------------------------------------------------------
                                                               $3,955,256      $3,518,617
------------------------------------------------------------------------------------------
Weighted average interest rate...........................            8.23%           7.81%
------------------------------------------------------------------------------------------

     At June 30, 1995, conventional, FHA and VA loans, including loans held for sale, totaling $3,645,930,000 are secured by single-family residential properties located as follows: 22% in Nebraska, 18% in Colorado, 6% in Texas, 5% each in Georgia, Missouri and Oklahoma, and the remaining 39% in 44 other states. At June 30, 1994, conventional, FHA and VA loans, including loans held for sale, totaling $3,262,359,000 are secured by single-family residential properties located as follows: 23% in Nebraska, 19% in Colorado, 6% in Georgia, 5% each in Missouri and Texas, and the remaining 42% in 45 other states. The commercial real estate portfolio at June 30, 1995, is secured by properties located as follows: 52% in Colorado, 18% in Nebraska, 10% in Florida and the remaining 20% in 12 other states. The commercial real estate portfolio at June 30, 1994, is secured by properties located as follows: 59% in Colorado, 12% in Nebraska, 11% in Florida and the remaining 18% in 13 other states.

     Nonperforming loans at June 30, 1995 and 1994, aggregated $29,217,000 and $30,936,000, respectively. Of the nonperforming loans at June 30, 1995, approximately 12% are secured by properties located in Texas, 9% in

--------------------------------------------------------------------------------

Georgia, 8% in Colorado, 7% in Nebraska, 6% each in California, Missouri and New Jersey, 5% in Florida, 4% in Illinois and the remaining 37% located in 31 other states. Of the nonperforming loans at June 30, 1994, approximately 14% are secured by properties located in Colorado and Texas, 10% in California, 8% in Georgia, 5% each in Missouri, Nebraska, and Illinois and the remaining 39% located in 32 other states.

     Also included in loans receivable at June 30, 1995 and 1994, are loans with carrying values of $17,002,000 and $20,025,000, respectively, the terms of which have been modified in troubled debt restructurings. During the fiscal years ended June 30, 1995 and 1994, the Corporation recognized interest income on these loans aggregating $1,492,000 and $1,788,000, respectively, whereas under their original terms the Corporation would have recognized interest income of $1,556,000 and $1,890,000, respectively. At June 30, 1995, the Corporation had no material commitments to lend additional funds to borrowers whose loans were subject to troubled debt restructuring.

     At June 30, 1995 and 1994, the Corporation had pledged substantially all single-family residential loans as collateral for Federal Home Loan Bank advances, securities sold under agreements to repurchase and other borrowings.

Note 8. Real Estate:

Real estate at June 30 is summarized as follows:

-------------------------------------------------------------------------------------------------
                                                                            1995         1994
-------------------------------------------------------------------------------------------------
Real estate owned and in judgment, net of allowance
   for losses of $4,508 and $4,567.................................      $ 6,859      $ 6,273

Real estate held for investment, which includes
   equity in unconsolidated joint ventures and
   investments in real estate partnerships, net of
   allowance for losses of $1,391 and $1,416.......................        9,526        9,738
-------------------------------------------------------------------------------------------------
                                                                         $16,385      $16,011
-------------------------------------------------------------------------------------------------

     Commercial and residential real estate comprise approximately 79% and 21%, respectively, of the total amount of real estate at June 30, 1995, and approximately 80% and 20%, respectively, of the total amount of real estate at June 30, 1994. Real estate located by states at June 30, 1995, is as follows:
49% in Nebraska, 34% in Colorado, 5% in Texas, and the remaining 12% in 17 other states. Real estate located by states at June 30, 1994, is as follows: 49% in Nebraska, 20% in Colorado, 7% each in California and Georgia and the remaining 17% in 14 other states.

--------------------------------------------------------------------------------

Note 9. Allowance for Losses on Loans and Real Estate:

An analysis of the allowance for losses on loans and real estate is summarized as follows:
----------------------------------------------------------------------------------------------------------------------
                                                                                  Loans        Real Estate       Total
--------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1992...................................................       $ 48,964         $ 4,045        $ 53,009
--------------------------------------------------------------------------------------------------------------------------
Provision charged to operations..........................................          5,735           1,166           6,901
Charges..................................................................         (3,394)           (873)         (4,267)
Recoveries...............................................................          1,261             832           2,093
Estimated allowance for purchased loans..................................            173              --             173
Change in estimate of allowance for purchased loans......................         (5,334)             --          (5,334)
Charge-offs to allowance for purchased loans.............................         (2,299)             --          (2,299)
--------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1993...................................................         45,106           5,170          50,276
---------------------------------------------------------------------------------------------------------------------------
Provision charged to operations..........................................          6,033           1,614           7,647
Charges..................................................................         (3,930)         (1,138)         (5,068)
Recoveries...............................................................            667             337           1,004
Estimated allowance for purchased loans..................................             39              --              39
Change in estimate of allowance for purchased loans......................         (4,357)             --          (4,357)
Charge-offs to allowance for purchased loans.............................           (632)             --            (632)
---------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1994 (1)...............................................         42,926           5,983          48,909
---------------------------------------------------------------------------------------------------------------------------
Provision charged to operations..........................................          6,033             399           6,432
Charges..................................................................         (3,503)           (635)         (4,138)
Recoveries...............................................................          1,334             152           1,486
Allowances from acquisitions.............................................          1,818              --           1,818
Change in estimate of allowance for purchased loans......................         (1,705)             --          (1,705)
Charge-offs to allowance for purchased loans.............................           (336)             --            (336)
---------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1995 (1)...............................................        $46,567          $5,899         $52,466
---------------------------------------------------------------------------------------------------------------------------

(1) At June 30, 1995 and 1994, includes $78,000 and $206,000, respectively, in general allowance for losses established primarily to cover risks associated with borrowers' delinquencies and defaults on loans held for sale. At June 30, 1993, there was no allowance for losses on loans held for sale.

     Bulk loan purchases acquired at a discount are allocated an estimated allowance for purchased loans that will be available for potential losses in the future on a particular loan package with any excess over the allowance recorded as a discount. At June 30, 1995, 1994 and 1993, $15,280,000, $17,321,000 and
$22,271,000, respectively, has been allocated from these discount amounts to provide for the credit risk associated with such purchased loans. This estimated allowance for purchased loans is available only to absorb losses associated with the respective purchased loan packages, and is not available to absorb losses from other loans.

--------------------------------------------------------------------------------

Note 10. Premises And Equipment:

Premises and equipment at June 30 are summarized as follows:

--------------------------------------------------------------------------------------------
                                                                      1995           1994
--------------------------------------------------------------------------------------------
Land..........................................................      $  9,671       $  9,265
Buildings and improvements....................................        51,733         47,203
Leasehold improvements........................................         2,034          2,128
Furniture, fixtures and equipment.............................        51,718         43,829
--------------------------------------------------------------------------------------------
                                                                     115,156        102,425
Less accumulated depreciation and amortization................        52,440         47,891
--------------------------------------------------------------------------------------------
                                                                    $ 62,716       $ 54,534
--------------------------------------------------------------------------------------------

     Depreciation and amortization of premises and equipment, included in occupancy and equipment expenses, totaled $4,970,000, $4,265,000 and $4,143,000 for the fiscal years ended June 30, 1995, 1994 and 1993, respectively.

     The Bank has operating lease commitments on certain premises and equipment. Rent expense totaled $1,998,000, $1,906,000 and $1,643,000 for the fiscal years ended June 30, 1995, 1994 and 1993, respectively. Annual minimum operating lease commitments as of June 30, 1995, are as follows: 1996 - $1,433,000; 1997 - $1,054,000; 1998 - $942,000; 1999 - $833,000; 2000 - $652,000; 2001 and
thereafter - $5,243,000.

--------------------------------------------------------------------------------

Note 11. Goodwill and Core Value of Deposits:

An analysis of goodwill and core value of deposits is summarized as follows:

--------------------------------------------------------------------------------------------------------------
                                                                                   Core Value
                                                                     Goodwill      of Deposits       Total
--------------------------------------------------------------------------------------------------------------
Balance, June 30, 1992........................................      $ 64,508        $ 33,782       $ 98,290
Amortization expense..........................................        (6,806)         (3,702)       (10,508)
--------------------------------------------------------------------------------------------------------------
Balance, June 30, 1993........................................        57,502          30,080         87,782
--------------------------------------------------------------------------------------------------------------
Additions from acquisitions...................................            --          28,674         28,674
Adoption of SFAS No. 109 for prior business combinations......            --          15,692         15,692
Valuation adjustment..........................................       (29,267)        (20,763)       (50,030)
Amortization expense..........................................        (6,229)         (7,855)       (14,084)
Sale of an investment in a subsidiary.........................          (849)             --           (849)
--------------------------------------------------------------------------------------------------------------
Balance, June 30, 1994........................................        21,357          45,828         67,185
--------------------------------------------------------------------------------------------------------------
Additions from acquisitions, net..............................         1,164           3,741          4,905
Accelerated amortization expense..............................       (21,357)             --        (21,357)
Write-off due to recognition of pre-acquisition
   tax credits and net operating losses.......................            --          (6,810)        (6,810)
Amortization expense..........................................           (32)        (10,179)       (10,211)
--------------------------------------------------------------------------------------------------------------
Balance, June 30, 1995........................................      $  1,132        $ 32,580       $ 33,712
--------------------------------------------------------------------------------------------------------------

     An appraisal performed in fiscal year 1994 by an independent third party of the existing intangible assets relating to acquisitions during 1986 through 1988 of five troubled savings institutions located in Colorado, Kansas and Oklahoma resulted in a fair value estimate of $41,000,000, and therefore, recognition of an impairment of recorded intangible assets of $52,703,000 at June 30, 1994. The appraisal of $41,000,000 was classified as core value of deposits totaling $19,643,000 and goodwill totaling $21,357,000. The effect of this accounting change was a charge to fiscal year 1994 results of operations totaling $52,703,000, with an income tax benefit of $8,765,000, resulting in a loss of $43,938,000. Effective July 1, 1994, the remaining $19,643,000 of identifiable intangible assets classified as core value of deposits is being amortized on a straight-line basis over the remaining respective lives, of which all were original 10 year terms, with the primary amount to be fully amortized as of April 30, 1997. Goodwill of $21,357,000 has been amortized over the first six months of fiscal year 1995. No adjustment was made to the intangible assets resulting from the Corporation's acquisitions during fiscal year 1994.

--------------------------------------------------------------------------------

Note 12. Deposits:

Deposits at June 30 are summarized as follows:

-------------------------------------------------------------------------------------------------------------------------
                                                                                  1995                         1994
                                                                     -------------------------     ----------------------
Description and interest rates                                          Amount            %          Amount           %
-------------------------------------------------------------------------------------------------------------------------
Passbook accounts (average of 4.41% and 2.93%).................      $  538,207         15.0%      $  468,308       13.9%
NOW accounts (average of .93% and .96%)........................         273,809          7.6          254,442        7.6
Market rate savings (average of 3.31% and 2.76%)...............         169,892          4.7          220,250        6.6
--------------------------------------------------------------------------------------------------------------------------
Total savings (no stated maturities)...........................         981,908         27.3          943,000       28.1
--------------------------------------------------------------------------------------------------------------------------
Certificates of deposit:
   Less than  3.00%............................................          11,846           .3           15,876         .5
      3.00% - 3.99%............................................          66,337          1.9          577,067       17.2
      4.00% - 4.99%............................................         442,559         12.3          788,261       23.5
      5.00% - 5.99%............................................         865,932         24.1          708,786       21.1
      6.00% - 6.99%............................................         906,923         25.3          195,676        5.8
      7.00% - 7.99%............................................         276,934          7.7           79,846        2.4
      8.00% - 8.99%............................................          32,415           .9           35,830        1.1
      9.00% and over...........................................           6,321           .2           11,255         .3
--------------------------------------------------------------------------------------------------------------------------
Total certificates of deposit (fixed maturities;
   average of 5.37% and 5.19%).................................       2,609,267         72.7        2,412,597       71.9
--------------------------------------------------------------------------------------------------------------------------
                                                                     $3,591,175        100.0%      $3,355,597      100.0%
--------------------------------------------------------------------------------------------------------------------------


Interest expense on deposit accounts for the years ended June 30 is summarized as follows:
--------------------------------------------------------------------------------------------------------------------------
                                                                           1995            1994             1993
--------------------------------------------------------------------------------------------------------------------------
Passbook accounts..............................................        $ 23,448        $  8,509         $  5,445
NOW accounts...................................................           2,440           2,698            2,569
Market rate savings............................................           6,539           5,101            5,417
Certificates of deposit........................................         132,697         112,383          107,258
--------------------------------------------------------------------------------------------------------------------------
                                                                       $165,124        $128,691         $120,689
--------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

At June 30, 1995, scheduled maturities of certificates of deposit are as follows:
-------------------------------------------------------------------------------------------------------------------------
                                                               Year Ending June 30,
                             --------------------------------------------------------------------------------------------
      Rate                     1996          1997         1998         1999        2000      Thereafter       Total
--------------------------------------------------------------------------------------------------------------------------
Less than 3.00%........     $    9,061     $    426     $     95     $     18     $    11      $2,235      $   11,846
   3.00% - 3.99%.......         61,612        4,014          684           27          --          --          66,337
   4.00% - 4.99%.......        401,169       33,037        6,237        1,743          68         305         442,559
   5.00% - 5.99%.......        588,538      133,784       56,064       80,593       3,944       3,009         865,932
   6.00% - 6.99%.......        550,243      243,396       82,478       22,621       6,606       1,579         906,923
   7.00% - 7.99%.......         26,891      162,085       71,598       11,728       4,002         630         276,934
   8.00% - 8.99%.......         18,238        4,130        7,943        1,266         753          85          32,415
   9.00% and over......          2,243           99        3,940           39          --          --           6,321
--------------------------------------------------------------------------------------------------------------------------
                            $1,657,995     $580,971     $229,039     $118,035     $15,384      $7,843      $2,609,267
--------------------------------------------------------------------------------------------------------------------------

     At June 30, 1995 and 1994, deposits of certain state and municipal agencies and other various non-retail entities were collateralized by mortgage-backed securities with carrying values of $44,132,000 and $11,374,000, respectively, and investment securities with carrying values of $659,000 and $4,999,000, respectively.

     In accordance with regulatory requirements, at June 30, 1995 and 1994, the Corporation maintained $10,196,000 and $10,639,000, respectively, in cash on hand and deposits at the Federal Reserve Bank in noninterest earning reserves against certain transaction checking accounts and nonpersonal certificates of deposit.


Note 13. Advances From The Federal Home Loan Bank:

At June 30 the Corporation was indebted to the Federal Home Loan Bank of Topeka on notes maturing as follows:

--------------------------------------------------------------------------------------------------------------------------
                                                           1995                              1994
                                      ------------------------------------------------------------------------------------
                                                         Weighted                   Weighted
                                        Interest         Average                    Average
Year Ending June 30,                   Rate Range          Rate        Amount         Rate        Amount
--------------------------------------------------------------------------------------------------------------------------
1995............................                                                      5.64%     $  454,347
1996............................     4.72% - 10.75%       6.14%      $  667,714       6.05         243,672
1997............................     4.61  -  9.25        5.67          721,633       5.15         580,115
1998............................     5.06  -  7.90        5.69          231,297       5.59         221,077
1999............................     5.25  -  6.21        5.70           35,608       5.51          25,305
2000............................     7.19                 7.19              350
--------------------------------------------------------------------------------------------------------------------------
                                     4.61% - 10.75%       5.87%      $1,656,602       5.51%     $1,524,516
--------------------------------------------------------------------------------------------------------------------------

     At June 30, 1995 and 1994, the Corporation had pledged a portion of its real estate loans and mortgage-backed securities as well as Federal Home Loan Bank stock as collateral for outstanding advances. At June 30, 1995 and 1994, there were no commitments for advances from the Federal Home Loan Bank.

--------------------------------------------------------------------------------

Note 14. Securities Sold Under Agreements to Repurchase:

     At June 30, 1995 and 1994, securities sold under agreements to repurchase identical securities totaled $195,755,000 and $157,432,000, respectively, with weighted average interest rates of 7.04% and 6.08%, respectively. There were no securities sold under agreements to repurchase substantially identical securities at June 30, 1995 or 1994. An analysis of securities sold under agreements to repurchase identical securities for the years ended June 30 is summarized as follows:

--------------------------------------------------------------------------------------------
                                                                     1995           1994
--------------------------------------------------------------------------------------------
Maximum month-end balance......................................    $195,755       $157,432
--------------------------------------------------------------------------------------------
Average balance................................................    $101,924       $155,897
--------------------------------------------------------------------------------------------
Weighted average interest rate during the period...............        7.61%          6.15%
Weighted average interest rate at end of period................        7.04%          6.08%
--------------------------------------------------------------------------------------------

     At June 30, 1995, securities sold under agreements to repurchase had maturities ranging from January 1996 to June 1997 with a weighted average maturity at June 30, 1995, of 491 days. At June 30, 1995 and 1994, mortgage-backed securities with carrying values totaling $234,176,000 and $172,467,000, respectively, and market values totaling $231,360,000 and $168,506,000, respectively, were pledged as collateral for securities sold under agreements to repurchase.

     It is the Corporation's policy to enter into repurchase agreements only with major brokerage firms that are primary dealers in government securities. At June 30, 1995, the Corporation had repurchase agreements with two such dealers with the amount at risk in excess of 10.0% of stockholders' equity with Morgan Stanley & Co. Incorporated and the Federal Home Loan Mortgage Corporation totaling $160,755,000 and $35,000,000, respectively, with weighted average maturities of 444 and 707 days, respectively.

Note 15. Other Borrowings:

Other borrowings at June 30 consist of the following:

------------------------------------------------------------------------------------------------
                                                                           1995           1994
------------------------------------------------------------------------------------------------
Subordinated notes, interest 10.25%, due December 15, 1999.........      $40,250        $40,250
Collateralized mortgage obligations................................       12,454         16,567
Other borrowings...................................................        2,699          2,923
------------------------------------------------------------------------------------------------
                                                                         $55,403        $59,740
------------------------------------------------------------------------------------------------

     The subordinated notes pay interest semi-annually on June 15 and December
15. The subordinated notes are not redeemable prior to December 15, 1995; thereafter, such notes are redeemable, at the election of the Corporation, in whole or in part, at par plus accrued interest to the date of redemption. The subordinated notes have no sinking fund, are unsecured general obligations of the Corporation, and are subordinated to all existing and future senior indebtedness of the Corporation. The Note Indenture, among other provisions, restricts the ability of the Corporation and its subsidiaries, under certain circumstances, to incur additional indebtedness and restricts the Corporation's ability to pay cash dividends or to make other capital distributions. The Corporation is also required to maintain not less than $3,500,000 in cash and cash equivalents under the terms of the Note Indenture.

--------------------------------------------------------------------------------

     At June 30, 1995, the remaining two notes issued in conjunction with collateralized mortgage obligations bear interest at 7.89% and 8.42% and are due in varying amounts contractually through September 1, 2015. The notes are secured by FNMA mortgage-backed securities with a book value of approximately $17,023,000. As the principal balance on the collateral on these notes repay, the notes are correspondingly repaid.

     Other borrowings are collateralized by unencumbered first mortgage loans with unpaid principal balances of approximately $6,959,000 at June 30, 1995.

     Principal maturities of other borrowings as of June 30, 1995, for the next five fiscal years are as follows: 1996 - $3,869,000; 1997 - $3,314,000; 1998 -
$2,888,000; 1999 - $2,535,000; 2000 - $40,975,000; and thereafter -$1,822,000.

Note 16. Interest Rate Hedging:

The following table summarizes the Bank's interest rate hedging agreements at June 30:
---------------------------------------------------------------------------------------------------------------------
                                                                            1995            1994             1993
---------------------------------------------------------------------------------------------------------------------
Interest rate swap agreements:
   Notional principal amount, fixed rate agreements................       $ 78,500        $109,500         $194,500
   Weighted average fixed rate paid................................          10.40%           9.62%            8.75%
   Weighted average variable rate received.........................           5.63%           3.55%            3.56%
   Net interest expense............................................       $  4,345        $  8,485         $ 12,196
   Range of remaining terms........................................       3-29 mos.       1-41 mos.        2-53 mos.
---------------------------------------------------------------------------------------------------------------------

     Net interest expense as disclosed in the above table also represents gross interest expense since no interest income on these interest rate swap agreements has been received during the three fiscal years presented. The Bank is not involved in any derivative activities nor has the Bank terminated any contracts during the fiscal years ended June 30, 1995, 1994 and 1993. The interest rate swap agreements were collateralized at June 30, 1995 and 1994, by mortgage-backed securities with carrying values of $18,817,000 and $22,500,000, respectively. Swap agreements totaling $68,500,000 will mature in the next fiscal year.

     Entering into interest rate swap agreements involves the credit risk of dealing with intermediary and primary counterparties and their ability to meet the terms of the respective contracts. The Bank is exposed to credit loss in the event of nonperformance by the counterparties to the interest rate swaps if the Bank is in a net interest receivable position at the time of potential default by the counterparties. However, at June 30, 1995, the Bank was in a net interest payable position. The Bank does not anticipate nonperformance by the counterparties.

--------------------------------------------------------------------------------

Note 17. Income Taxes:

The following is a comparative analysis of the provision for federal and state taxes on income:
------------------------------------------------------------------------------------------------------
                                                             Year Ended June 30,
                                                   ---------------------------------------------------
                                                     1995           1994            1993
------------------------------------------------------------------------------------------------------
Current:
   Federal..................................      $ 6,432        $ 8,921         $ 7,445
   State....................................          670            210             806
------------------------------------------------------------------------------------------------------
                                                    7,102          9,131           8,251
------------------------------------------------------------------------------------------------------
Deferred:
   Federal..................................       13,491          5,012          11,286
   State....................................          139             88             304
------------------------------------------------------------------------------------------------------
                                                   13,630          5,100          11,590
------------------------------------------------------------------------------------------------------
Total provision for income taxes............      $20,732        $14,231         $19,841
------------------------------------------------------------------------------------------------------

In August 1993, the Omnibus Budget Reconciliation Act of 1993 was passed, which raised the corporate income tax rate from 34.0% to 35.0% retroactive to January 1, 1993. The following is a reconciliation of the statutory federal income tax rate to the consolidated effective tax rate:

----------------------------------------------------------------------------------------------------------
                                                                               Year Ended June 30,
                                                                     -------------------------------------
                                                                       1995           1994           1993
-----------------------------------------------------------------------------------------------------------
Statutory federal income tax rate...............................       35.0%          35.0%          34.0%
Amortization of discounts, premiums and
   intangible assets from acquisitions..........................       15.5          144.5            6.6
Income tax credits..............................................       (3.5)          (5.8)           (.4)
Bad debt deduction..............................................       (3.2)         (23.5)          (1.3)
State income taxes, net of federal income tax benefit...........        1.2            2.6            1.4
Tax exempt interest income......................................        (.2)          (1.4)           (.3)
Effect of change in enacted tax rate............................         --           13.9             --
Other items, net................................................       (1.8)            .4            (.8)
-----------------------------------------------------------------------------------------------------------
Effective tax rate..............................................       43.0%         165.7%          39.2%
-----------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
The tax effect of temporary differences that gave rise to significant portions of deferred tax assets and liabilities at June 30 are as follows:

-------------------------------------------------------------------------------------------------------------------------
                                                                                                 1995            1994
--------------------------------------------------------------------------------------------------------------------------
Deferred tax liabilities:
   Finance lease contracts treated as operating leases for income tax purposes..........        $55,847         $46,962
   Federal Home Loan Bank stock.........................................................         10,716          10,321
   Differences between book and tax basis of premises and equipment.....................          6,234           6,008
   Core value of acquired deposits......................................................          3,911           6,946
   Basis differences between tax and financial reporting arising from acquisition.......          1,937              --
   Other items..........................................................................          2,137           1,797
--------------------------------------------------------------------------------------------------------------------------
                                                                                                 80,782          72,034
--------------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
   Allowance for losses on loans and real estate not currently deductible...............         13,286          11,147
   Tax credit carryforwards.............................................................          4,035          10,974
   Collateralized mortgage obligations..................................................          3,402           3,401
   State operating loss carryforwards...................................................          2,724           2,892
   Basis differences between tax and financial reporting arising from acquisitions......          2,585           1,397
   Accretion of discount on purchased loans.............................................          2,372           2,063
   Employee benefits....................................................................          1,807           1,485
   Other items..........................................................................          1,832           2,358
--------------------------------------------------------------------------------------------------------------------------
                                                                                                 32,043          35,717
Valuation allowance.....................................................................         (2,659)         (2,753)
--------------------------------------------------------------------------------------------------------------------------
                                                                                                 29,384          32,964
--------------------------------------------------------------------------------------------------------------------------
Net deferred tax liability..............................................................        $51,398         $39,070
--------------------------------------------------------------------------------------------------------------------------

     The valuation allowance of $2,659,000 at June 30, 1995, decreased from $2,753,000 at June 30, 1994, primarily due to a decrease in state net operating losses available for income tax purposes. At June 30, 1995, the Corporation had federal alternative minimum tax credit carryforwards available approximating $2,827,000 which will carry forward indefinitely.

Under APB Opinion No. 11, the components of the deferred income tax provision for fiscal year 1993 is as follows:

--------------------------------------------------------------------------------------------------
Finance lease contracts treated as operating leases for income tax purposes........      $10,044
Utilization of net operating loss carryforward.....................................        5,264
Utilization of alternative minimum tax credit carryforward.........................       (1,636)
FHLB stock dividends, net of redemptions...........................................         (357)
Provision for losses on real estate held for investment, net.......................         (136)
Collateralized mortgage obligations................................................         (665)
Options and hedging activities.....................................................           97
Other items, net...................................................................       (1,021)
--------------------------------------------------------------------------------------------------
                                                                                         $11,590
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     Savings institutions that meet certain definitional tests and other conditions prescribed by the Internal Revenue Code are allowed to deduct, within limitations, a bad debt deduction computed as a percentage of taxable income before such deduction. The deduction percentage is 8.0% for fiscal years ended June 30, 1995, 1994 and 1993. Alternatively, a qualified savings institution may compute its bad debt deduction based upon actual loan loss experience (i.e., experience method). The bad debt deduction for fiscal year 1995 was computed under the percentage of taxable income method since it yielded a greater deduction than did the experience method. In fiscal years 1994 and 1993 the Bank computed its bad debt deduction utilizing the experience method. In accordance with provisions of SFAS No. 109, a deferred tax liability has not been recognized for the bad debt reserves of the Bank created in the tax years which began prior to December 31, 1987 (the base year). At June 30, 1995, the amount of these reserves totaled approximately $79,660,000 with an unrecognized deferred tax liability associated with such reserves totaling approximately $28,367,000. Such deferred tax liability could be recognized in the future, in whole or in part, if (i) the tax bad debt reserves exceed the base year amount,
(ii) there is a change in federal tax law, (iii) the Bank fails to meet the definition of a "qualified savings institution," (iv) certain distributions are made with respect to the stock of the Bank or (v) the bad debt reserves are used for any purpose other than absorbing bad debt losses.

Note 18. Stockholders' Equity And Regulatory Restrictions:

     On December 31, 1984, the Bank completed its conversion from mutual to stock ownership and became a wholly-owned subsidiary of Commercial Federal Corporation. Federal regulations require that, upon conversion from mutual to stock form of ownership, a "liquidation account" be established by restricting a portion of net worth for the benefit of eligible savings account holders who maintain their savings accounts with the Bank after conversion. In the event of complete liquidation, and only in such event, each savings account holder who continues to maintain his savings account shall be entitled to receive a distribution from the liquidation account after payment to all creditors but before any liquidation distribution with respect to common stock. This account will be proportionately reduced for any subsequent reduction in the eligible holder's savings accounts. Except for the repurchase of stock and payment of dividends by the Corporation, the existence of the liquidation account will not restrict use or application of the Corporation's net worth.

     On December 19, 1988, the Board of Directors of the Corporation adopted a Shareholder Rights Plan and declared a distribution of stock purchase rights consisting of one primary right and one secondary right for each outstanding share of common stock payable on December 30, 1988, to stockholders of record on that date. These rights are attached to and trade only together with the common stock shares. The provisions of the Shareholder Rights Plan are designed to protect the interests of the stockholders of record in the event of an unsolicited or hostile attempt to acquire the Corporation at a price or on terms that are not fair to all shareholders. Unless rights are exercised, holders have no rights as a stockholder of the Corporation (other than rights resulting from such holder's ownership of common shares), including, without limitation, the right to vote or to receive dividends. With certain exceptions, the rights expire December 31, 1998, unless earlier redeemed by the Corporation. At June 30, 1995, no such rights were exercised.

     The Corporation is authorized to issue 10,000,000 shares of preferred stock having a par value of $.01 per share. None of the shares of the authorized preferred stock has been issued. The Board of Directors is authorized to fix and state voting powers, designation preferences, and other special rights of such shares and the qualifications, limitations and restrictions thereof. The preferred stock may rank prior to the common stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights.

     On June 30, 1992, the Corporation sold 3,500,000 shares of its common stock in a public offering with the shares priced at $10.00 per share ($.01 par value). At June 30, 1992, the Corporation recorded the subscription of the common stock to stockholders' equity which totaled $32,137,000 after deducting the underwriter discount and expenses associated with the offering. An additional 525,000 shares of common stock from the overallotment option were exercised subsequently in July 1992. The cash proceeds on the total sale of the 4,025,000 shares after deducting the underwriter discount and expenses associated with the offering totaled $36,958,000 and were paid to the Corporation on July 9, 1992.

     In addition, on May 4, 1993, warrants for 1,250,000 shares of the Corporation's common stock were exercised (1,000,000 shares at $2.00 per share and 250,000 shares at $3.625 per share) resulting in net proceeds totaling $2,846,000 from the issuance of such shares.

--------------------------------------------------------------------------------

     Under the Office of Thrift Supervision's (OTS's) capital distribution regulations, a savings institution that, immediately prior to, and on a pro forma basis after giving effect to, a proposed dividend, has total capital that is at least equal to the amount of its fully phased-in capital requirements (a "Tier 1 Association") is permitted to pay dividends during a calendar year in an amount equal to the greater of (i) 75.0% of its net income for the recent four quarters, or (ii) 100.0% of its net income to date during the calendar year plus an amount that would reduce by one-half the amount by which its ratio of total capital to assets exceeded its fully phased-in risk-based capital ratio requirement at the beginning of the calendar year. At June 30, 1995, the Bank qualified as a Tier 1 Association, and would be permitted to pay an aggregate amount approximating $81,268,000 in dividends under these regulations. Should the Bank's regulatory capital fall below certain levels, applicable law would require prior approval of such proposed dividends and, in some cases, would prohibit the payment of dividends.

     Under certain other federal regulations, the Bank is not permitted to pay dividends on its capital stock if its net worth is or would thereby be reduced below the applicable net worth regulatory capital requirements prescribed for insured institutions or reduced below the amount required for the liquidation account established in connection with the conversion. The Corporation has not paid cash dividends to its common stock shareholders as of June 30, 1995.

Note 19. Regulatory Capital Requirements:

At June 30, 1995, the Bank's estimates of its capital amounts and the capital levels required under OTS capital regulations are as follows:

-----------------------------------------------------------------------------------------------------------------------
                                                                                Actual       Requirement       Excess
-----------------------------------------------------------------------------------------------------------------------
Bank's stockholder's equity..............................................      $336,545
Less unrealized holding gain on securities available for sale, net.......           (79)
Less intangible assets...................................................       (31,283)
Less phase-out of investments in non-includable subsidiaries.............        (1,704)
-----------------------------------------------------------------------------------------------------------------------
Tangible capital.........................................................      $303,479        $ 88,849       $214,630
-----------------------------------------------------------------------------------------------------------------------
Tangible capital to adjusted assets (1)..................................          5.12%           1.50%          3.62%
-----------------------------------------------------------------------------------------------------------------------
Tangible capital.........................................................      $303,479
Plus certain restricted amounts of other intangible assets...............        21,430
-----------------------------------------------------------------------------------------------------------------------
Core capital (Tier 1 capital)............................................      $324,909        $178,341       $146,568
-----------------------------------------------------------------------------------------------------------------------
Core capital to adjusted assets (2)......................................          5.47%           3.00%          2.47%
-----------------------------------------------------------------------------------------------------------------------
Core capital.............................................................      $324,909
Plus general loan loss allowances........................................        31,553
Less that portion of land loans and non-residential
   construction loans in excess of an 80.0% loan-to-value ratio..........          (729)
-----------------------------------------------------------------------------------------------------------------------
Risk-based capital (Total capital).......................................      $355,733        $211,525       $144,208
-----------------------------------------------------------------------------------------------------------------------
Risk-based capital to risk-weighted assets (3)...........................         13.45%           8.00%          5.45%
-----------------------------------------------------------------------------------------------------------------------

(1) Based on adjusted total assets totaling $5,923,283,000.

(2) Based on adjusted total assets totaling $5,944,713,000.

(3) Based on risk-weighted assets totaling $2,644,066,000.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     The OTS, as the primary federal regulator of savings institutions, has broad supervisory and enforcement powers. The Bank is also subject to regulatory and supervisory enforcement authority under the Federal Deposit Insurance Corporation (FDIC) with respect to certain activities that may pose a risk to the deposit insurance fund. At periodic intervals, both the OTS and the FDIC routinely examine the Bank's financial statements as part of their legally prescribed oversight of the savings and loan industry. Based on these examinations, the regulators can direct the Bank's financial statements be adjusted in accordance with their findings.

     In April 1991, the OTS proposed to amend its core capital requirement to establish a minimum 3.0% core capital ratio for savings institutions in the strongest financial and managerial condition. For all other savings institutions, the minimum core capital ratio would be 3.0% plus at least an additional 1.0% to 2.0%, determined on a case-by-case basis by the OTS after assessing both the quality of risk management systems and the level of overall risk in each individual savings institution. The Bank does not anticipate that it will be materially affected by this regulation if adopted in its current form.

    Effective July 1, 1994, the OTS amended its risk-based capital standards that included an interest rate risk component. The amendment requires thrifts with interest rate risk in excess of certain levels to maintain additional capital. Under this amendment, thrifts are divided into two groups, those with "normal" levels of interest rate risk and those with "greater than normal" levels of interest rate risk. Thrifts with greater than normal levels are subject to a deduction from total capital for purposes of calculating risk-based capital. Based on the Bank's interest rate risk profile and the level of interest rates at June 30, 1995, as well as the Bank's level of risk-based capital at June 30, 1995, management does not believe that these changes will have a material adverse effect on the Bank's level of required risk-based capital.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 established five regulatory capital categories: well-capitalized, adequately-capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized; and authorized banking regulatory agencies to take prompt corrective action with respect to institutions in the three undercapitalized categories. These corrective actions become increasingly more stringent as an institution's regulatory capital declines. At June 30, 1995, the Bank exceeded the minimum requirements for the well-capitalized category as shown in the following table.

--------------------------------------------------------------------------------------------------------------
                                          Tier 1 Capital      Tier 1 Capital       Total Capital
                                            to Adjusted          to Risk-            to Risk-
                                           Total Assets       Weighted Assets     Weighted Assets
--------------------------------------------------------------------------------------------------------------
Actual capital........................       $324,909            $324,909            $355,733
Percentage of adjusted assets.........           5.47%              12.29%              13.45%
Minimum requirements to be
   classified well-capitalized........           5.00%               6.00%              10.00%
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Note 20. Commitments And Contingencies:

     The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit, financial guarantees on certain loans sold with recourse and on other contingent obligations. These instruments involve elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Statement of Financial Condition. The contractual amounts of these instruments represent the maximum credit risk to the Corporation. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

     At June 30, 1995, the Corporation had issued commitments, excluding undisbursed portions of loans in process, of approximately $103,781,000 as follows: $33,805,000 to originate loans, $33,723,000 to purchase loans, $15,000,000 to purchase investment securities, $4,761,000 to purchase mortgage-backed securities and $16,492,000 to provide consumers unused lines of credit. At June 30, 1994, the Corporation had commitments, excluding undisbursed portions of loans in process, of approximately $156,052,000 as follows:
$36,277,000 to originate loans, $76,218,000 to purchase loans, $28,816,000 to purchase mortgage-backed securities and $14,741,000 to provide consumers unused lines of credit. In addition, at June 30, 1995 and 1994, outstanding commitments from mortgage banking operations to purchase mortgage loan servicing rights totaled $521,000 and $1,557,000, respectively.

     Loan commitments, which are funded subject to certain limitations, extend over various periods of time. Generally, unused loan commitments are canceled upon expiration of the commitment term as outlined in each individual contract. These outstanding loan commitments to extend credit do not necessarily represent future cash requirements since many of the commitments may expire without being drawn upon. The Bank evaluates each customer's credit worthiness on a separate basis and requires collateral based on this evaluation. Collateral consists mainly of residential family units and personal property.

     At June 30, 1995 and 1994, the Corporation had approximately $66,496,000 and $121,880,000, respectively, in mandatory forward delivery commitments to sell residential mortgage loans. At June 30, 1995 and 1994, loans sold subject to recourse provisions totaled approximately $49,678,000 and $58,483,000, respectively, which represents the total potential credit risk associated with these particular loans.

     The Corporation is subject to a number of lawsuits and claims for various amounts which arise out of the normal course of its business. In the opinion of management, the disposition of claims currently pending will not have a material adverse effect on the Corporation's financial position or results of operations.

     On September 13, 1994, the Bank commenced litigation against the United States in the United States Court of Federal Claims seeking to recover monetary relief for the government's refusal to honor certain contracts between the Bank and the Federal Savings and Loan Insurance Corporation. The suit alleges that such governmental action constitutes breach of contract and an unlawful taking of property by the United States without just compensation or due process in violation of the Constitution of the United States. The litigation status and process of the multiple legal actions, such as that instituted by the Bank with respect to supervisory goodwill and regulatory capital credits, make the value of the claims asserted by the Bank uncertain as to ultimate outcome, and contingent on a number of factors and future events which are beyond the control of the Bank, both as to substance, timing and the dollar amount of damages which may be awarded to the Bank if it finally prevails in this litigation.

Note 21. Employee Benefit and Incentive Plans and Other Postretirement Benefits:

RETIREMENT SAVINGS PLAN - The Corporation maintains a contributory deferred savings 401(k) plan covering substantially all employees. Participants may contribute up to 10.0% of their pre-tax base pay with the Corporation matching contributions equal to 100.0% of the first 8.0% of participant contributions. Participants vest immediately in their own contributions and over a five-year period for Corporation contributions. Contribution expense was $1,208,000, $1,164,000 and $996,000 for the years ended June 30, 1995, 1994 and 1993, respectively.

--------------------------------------------------------------------------------

STOCK OPTION AND INCENTIVE PLAN - The Corporation's 1984 Stock Option and Incentive Plan, as amended (the Plan), permits the granting of stock options, restricted stock awards and stock appreciation rights. Stock options are immediately exercisable over a period not to exceed 10 years from the date of grant with the option price equal to market value on the date of grant. Recipients of restricted stock have the usual rights of a shareholder, including the rights to receive dividends and to vote the shares; however, the common stock will not be vested until certain restrictions are satisfied. The term of the Plan extends to July 31, 2002.

The following table presents the activity of the stock options for the fiscal years ended June 30, 1995, 1994 and 1993:

------------------------------------------------------------------------------------------------------------------
                                                                Stock Option        Option Price        Aggregate
                                                                   Shares            Per Share            Amount
------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1992..................................         450,875        $2.50  -  $19.13        $2,773
   Granted................................................              --           --         --
   Exercised..............................................        (116,365)        2.50  -    9.75          (676)
   Canceled...............................................              --                      --            --
-------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1993..................................         334,510         2.50  -   19.13         2,097
   Granted................................................              --                      --            --
   Exercised..............................................         (32,699)        2.50  -    9.75          (209)
   Canceled...............................................              --                      --            --
-------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1994..................................         301,811         2.50  -   19.13         1,888
   Granted................................................          61,462                   27.31         1,679
   Exercised..............................................         (74,358)        2.50  -    9.75          (376)
   Canceled...............................................            (262)                   5.67            (1)
-------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1995..................................         288,653        $2.50  -  $27.31        $3,190
-------------------------------------------------------------------------------------------------------------------
Shares available for future grants at June 30, 1995.......         319,439
-------------------------------------------------------------------------------------------------------------------

     On June 30, 1995, stock options for 61,462 shares of the Corporation's common stock were granted to executives and managers of the Corporation in accordance with a management incentive plan pursuant to the attainment of certain operating goals of the Corporation for fiscal year 1995.

     Management incentive plans were adopted in fiscal year 1993 with restricted stock to be granted for awards earned each fiscal year. Accordingly, on June 30, 1995, 1994 and 1993 (the grant dates), the Corporation issued 28,417 shares, 59,660 shares and 55,376 shares, respectively, of restricted stock with an aggregate market value of $776,000, $1,525,000 and $1,402,000, respectively. The awards of restricted stock vest 20.0% on each anniversary of the grant date, provided that the employee has completed the specified service requirement, or earlier if the employee dies or is permanently and totally disabled or upon a change in control. Total deferred compensation on the unvested restricted stock totaled $1,951,000, $2,480,000 and $1,402,000, at June 30, 1995, 1994 and 1993,
respectively, and is recorded as a reduction of stockholders' equity.

     The value of the restricted shares will be amortized to compensation expense over the five-year vesting period. Compensation expense applicable to the restricted stock totaled $1,173,000 and $395,000 for fiscal years 1995 and 1994, respectively. During fiscal year 1993, the restrictions on 163,325 shares of restricted stock and related stock appreciation rights previously granted were removed as a result of the rescission of the Bank's capital directive. Accordingly, deferred compensation equivalent to the market value of these restricted shares and related stock appreciation rights totaling $2,222,000 was amortized to compensation expense in fiscal year 1993.

--------------------------------------------------------------------------------

POSTRETIREMENT BENEFITS - Effective July 1, 1993, the Corporation adopted Statement of Financial Accounting Standards No. 106 (SFAS No. 106), "Employers' Accounting for Postretirement Benefits Other Than Pensions." The provisions of this statement changed the method of accounting for postretirement benefits other than pensions from a cash to an accrual basis. Under SFAS No. 106, the determination of the accrual liability requires a calculation of the accumulated postretirement benefit obligation (APBO). The APBO represents the actuarial present value of postretirement benefits other than pensions to be paid out in the future (such as health care benefits to be paid to retirees) that have been earned as of the end of the year. The Corporation elected to recognize the cumulative effect of the initial APBO immediately resulting in an increase in accrued postretirement health care costs of $519,000 and a decrease in net income of $336,000 ($.03 per share), net of an income tax benefit of $183,000 which was recorded as a cumulative effect of a change in accounting principle as of July 1, 1993. The Corporation's postretirement benefit plan is unfunded. The following table reconciles the status of the plan with the amounts recognized in the Consolidated Statement of Financial Condition at June 30:

----------------------------------------------------------------------------------------------------------------
                                                                                      1995           1994
----------------------------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
   Retirees.....................................................................      $260           $177
   Fully eligible active plan participants......................................       118             51
   Other active plan participants...............................................       581            369
----------------------------------------------------------------------------------------------------------------
                                                                                       959            597
Unrecognized net loss...........................................................      (426)           (42)
----------------------------------------------------------------------------------------------------------------
Accrued postretirement benefit cost included in other liabilities...............      $533           $555
----------------------------------------------------------------------------------------------------------------

The following sets forth the components of the net periodic postretirement benefit cost for the fiscal years ended June 30:

----------------------------------------------------------------------------------------------------------------
                                                                                      1995           1994
----------------------------------------------------------------------------------------------------------------
Service cost - benefits earned during the fiscal year...........................      $ 61           $ 56
Interest cost on accumulated postretirement benefit obligation..................        43             39
----------------------------------------------------------------------------------------------------------------
   Net periodic postretirement benefit cost.....................................      $104           $ 95
----------------------------------------------------------------------------------------------------------------
Postretirement benefit claims paid for the year.................................      $126           $ 59
----------------------------------------------------------------------------------------------------------------

     The weighted average discount rate used to determine the APBO was 7.5% for both fiscal years ended June 30, 1995 and 1994. The assumed health care cost trend rate used in measuring the APBO as of July 1, 1994, was 8.0% decreasing gradually until it reaches 5.0% in 2007, when it remains constant. A one-percentage-point increase in the assumed health care cost trend rate for each year would increase the APBO as of June 30, 1995, by $100,000 and the aggregate of the service and interest cost components of the net periodic postretirement cost for fiscal year 1995 by $28,000.

--------------------------------------------------------------------------------

Note 22. Financial Information (Parent Company Only):

CONDENSED STATEMENT OF FINANCIAL CONDITION
----------------------------------------------------------------------------------------------------------------
                                                                             June 30,
ASSETS                                                                 1995            1994
----------------------------------------------------------------------------------------------------------------
Cash........................................................         $ 10,493        $  7,099
Other assets................................................            3,433           3,819
Equity in Commercial Federal Bank...........................          336,545         309,188
----------------------------------------------------------------------------------------------------------------
Total Assets................................................         $350,471        $320,106
----------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
----------------------------------------------------------------------------------------------------------------
Liabilities:
   Other liabilities........................................         $    720        $    405
   Subordinated notes.......................................           40,250          40,250
----------------------------------------------------------------------------------------------------------------
Total liabilities...........................................           40,970          40,655
Total stockholders' equity..................................          309,501         279,451
----------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity..................         $350,471        $320,106
----------------------------------------------------------------------------------------------------------------

CONDENSED STATEMENT OF OPERATIONS
----------------------------------------------------------------------------------------------------------------
                                                                                     Year Ended June 30,
                                                                            1995            1994            1993
----------------------------------------------------------------------------------------------------------------
Dividend income from the Bank.......................................     $ 4,400         $ 5,050         $ 2,200
Interest income.....................................................         571             370              --
Interest expense....................................................      (4,462)         (4,426)         (2,362)
Operating expenses..................................................        (283)         (1,066)           (164)
----------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes, cumulative effect
   of change in accounting principles and equity in
   undistributed earnings (losses) of subsidiaries..................         226             (72)           (326)
Income tax benefit..................................................      (1,478)         (1,877)         (1,191)
----------------------------------------------------------------------------------------------------------------
Income before cumulative effect of change in
   accounting principles and equity in undistributed
   earnings (losses) of subsidiaries................................       1,704           1,805             865
Cumulative effect of change in accounting principles................          --            (198)             --
----------------------------------------------------------------------------------------------------------------
Income before equity in undistributed
   earnings (losses) of subsidiaries................................       1,704           1,607             865
Equity in undistributed earnings (losses) of subsidiaries...........      25,831          (1,449)         29,913
----------------------------------------------------------------------------------------------------------------
Net income..........................................................     $27,535         $   158         $30,778
----------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CONDENSED STATEMENT OF CASH FLOWS
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                  Year Ended June 30,
                                                                                         1995            1994            1993
-----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.....................................................................         $27,535         $   158         $30,778
Adjustments to reconcile net income to
   net cash provided (used) by operating activities:
      Cumulative effect of change in accounting principles.....................              --             198              --
      Equity in (earnings) losses of subsidiaries..............................         (25,831)          1,449         (29,913)
      Other items, net.........................................................             563             336          (1,277)
                                                                                        -------           -----          ------

       Total adjustments.......................................................         (25,268)          1,983         (31,190)
                                                                                        -------           -----          ------
         Net cash provided (used) by operating activities......................           2,267           2,141            (412)
-----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of stock of the Bank..................................................              --          (5,000)        (58,450)
Other items....................................................................            (136)           (244)            (17)
                                                                                        -------           -----          ------

         Net cash used by investing activities.................................            (136)         (5,244)        (58,467)
-----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of stock options and other employee plans...........           1,263             887           1,002
Issuance of subordinated notes, net............................................              --              --          38,841
Issuance of 4,025,000 shares of common stock...................................              --              --          36,958
Issuance of common stock from warrants exercised...............................              --              --           2,846
Payment of note payable........................................................              --              --         (11,600)
                                                                                        -------           -----          ------
         Net cash provided by financing activities.............................           1,263             887          68,047
-----------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS:
Increase (decrease) in net cash position.......................................           3,394          (2,216)          9,168
Balance, beginning of year.....................................................           7,099           9,315             147
                                                                                        -------           -----          ------
Balance, end of year...........................................................         $10,493         $ 7,099         $ 9,315
------------------------------------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
   Interest expense............................................................         $ 4,126         $ 4,126         $ 1,983
   Income tax refunds, net of payments.........................................          (3,670)         (1,100)         (1,237)
Non-cash investing activities:
   Increase to assets and liabilities for prior business combinations..........              --             198              --
------------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------

Note 23. Segment Information:

     The Corporation and its subsidiaries operate primarily in the savings and loan and mortgage banking industries. Savings and loan operations (financial institution) involve a variety of traditional banking and financial services. Mortgage banking operations (mortgage banking) involve the origination and purchase of mortgage loans, sale of mortgage loans in the secondary mortgage market, servicing of mortgage loans and the purchase of rights to service mortgage loans.

Segment information at and for the fiscal years ended June 30 is summarized as follows:

------------------------------------------------------------------------------------------------------------------------
                                                                          1995              1994               1993
------------------------------------------------------------------------------------------------------------------------
Interest income:
   Financial institution....................................        $  407,451        $  358,744         $  366,842
   Mortgage banking.........................................             4,478             6,730              5,936
                                                                    ----------------------------------------------------
      Total.................................................           411,929           365,474            372,778
Intersegment interest income:
   Financial institution....................................            (9,666)           (9,296)            (8,961)
   Mortgage banking.........................................             6,417             5,345              4,441
                                                                    ----------------------------------------------------

                                                                        (3,249)           (3,951)            (4,520)
   Intersegment elimination.................................             3,249             3,951              4,520
                                                                    ----------------------------------------------------
      Total.................................................                --                --                 --
                                                                    ----------------------------------------------------

Total interest income:
   Financial institution....................................           397,785           349,448            357,881
   Mortgage banking.........................................            10,895            12,075             10,377
   Intersegment elimination.................................             3,249             3,951              4,520
                                                                    ----------------------------------------------------

      Total.................................................        $  411,929        $  365,474         $  372,778
------------------------------------------------------------------------------------------------------------------------
Other income:
   Financial institution - loan servicing fees..............        $      146        $       78         $    1,282
   Financial institution - other income.....................            16,620            18,355              6,691
   Mortgage banking - loan servicing fees...................            22,389            20,348             15,788
   Mortgage banking - other income (loss)...................            (1,558)           (6,441)              (484)
                                                                    ----------------------------------------------------

      Total.................................................            37,597            32,340             23,277
                                                                    ----------------------------------------------------

Intersegment other income:
   Financial institution - loan servicing fees..............                --                --                 --
   Financial institution - other income.....................                --                --                 --
   Mortgage banking - loan servicing fees...................            12,218            11,428             10,993
   Mortgage banking - other income (loss)...................                --                --                 --
                                                                    ----------------------------------------------------
                                                                        12,218            11,428             10,993
   Intersegment elimination.................................           (12,218)          (11,428)           (10,993)
                                                                    ----------------------------------------------------

      Total.................................................                --                --                 --
                                                                    ----------------------------------------------------
Total other income:
   Financial institution - loan servicing fees..............               146                78              1,282
   Financial institution - other income.....................            16,620            18,355              6,691
   Mortgage banking - loan servicing fees...................            34,607            31,776             26,781
   Mortgage banking - other income (loss)...................            (1,558)           (6,441)              (484)
   Intersegment elimination.................................           (12,218)          (11,428)           (10,993)
                                                                    ----------------------------------------------------
      Total.................................................        $   37,597        $   32,340         $   23,277
------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
                                                          1995               1994              1993
----------------------------------------------------------------------------------------------------------
Operating profit (1):
   Financial institution....................          $   35,913         $       86        $   37,995
   Mortgage banking.........................              17,099             13,992            15,150
                                                      ----------------------------------------------------
                                                          53,012             14,078            53,145
Less:
   General corporate expenses...............                 283              1,066               164
   Corporate interest expense...............               4,462              4,426             2,362
                                                      ----------------------------------------------------

      Total.................................          $   48,267         $    8,586        $   50,619
---------------------------------------------------------------------------------------------------------

(1) Operating profit is income before income taxes, extraordinary items and cumulative effects of changes in accounting principles. Operating profit for banking operations includes the effect of the intangible assets valuation adjustment totaling $52.7 million for fiscal year 1994.

---------------------------------------------------------------------------------------------------------
Identifiable assets:
   Financial institution...................           $5,940,095         $5,467,687         $4,804,628
   Mortgage banking........................               94,066            123,859            110,391
   Eliminations............................              (79,853)           (70,206)           (43,657)
                                                    ----------------------------------------------------
      Total................................           $5,954,308         $5,521,340         $4,871,362
---------------------------------------------------------------------------------------------------------
Additions to premises and equipment:
   Financial institution...................           $    5,244         $    3,278         $    1,293
   Mortgage banking........................                5,298                381                885
                                                    ----------------------------------------------------
      Total................................           $   10,542         $    3,659         $    2,178
---------------------------------------------------------------------------------------------------------
Depreciation and amortization:
   Financial institution...................           $    3,972         $    3,845         $    3,804
   Mortgage banking........................                  998                420                339
                                                    ----------------------------------------------------
      Total................................           $    4,970         $    4,265         $    4,143
---------------------------------------------------------------------------------------------------------

     Beginning in fiscal year 1994, the mortgage banking operations expanded its loan program whereby certain costs normally paid by the borrower were paid by the mortgage banking operations in return for a higher interest rate charged on the loan to the borrower. The mortgage banking operations sold loans to the Bank at par and incurred losses equal to expenses paid for borrowers net of fees collected. Such losses approximating $1,236,000 and $5,900,000 were incurred during fiscal years 1995 and 1994, respectively, with gains on sales to the Bank approximating $179,000 for the fiscal year ended June 30, 1993.

     Purchased mortgage loan servicing rights are included in the Consolidated Statement of Financial Condition under the caption "Prepaid expenses and other assets." The activity of purchased mortgage loan servicing rights at June 30 is summarized as follows:

------------------------------------------------------------------------------------------------------------
                                                                    1995            1994             1993
------------------------------------------------------------------------------------------------------------
Beginning balance......................................       $   33,943      $   33,855       $   18,750
Purchases of mortgage loan servicing rights............            9,386           7,636           20,873
Acquisition of mortgage loan servicing rights..........            1,046              --               --
Amortization expense...................................           (8,293)         (7,548)          (5,768)
------------------------------------------------------------------------------------------------------------
Ending balance.........................................       $   36,082      $   33,943       $   33,855
------------------------------------------------------------------------------------------------------------

     The amount of loans serviced by the mortgage banking operations at June 30, 1995 and 1994 totaled $7,842,700,000 and $7,024,800,000, respectively,
(including approximately $3,236,800,000 and $2,982,500,000, respectively, for the Bank).

--------------------------------------------------------------------------------

Note 24. Quarterly Financial Data (Unaudited):

The following summarizes the unaudited quarterly results of operations for the last three fiscal years ended June 30:

--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
                                                                                            Quarter Ended
                                                                        June 30       March 31     December 31    September 30
--------------------------------------------------------------------------------------------------------------------------------
FISCAL 1995:
Total interest income.........................................         $108,158       $103,995        $101,676         $98,100
Net interest income...........................................           33,333         33,949          33,666          33,175
Provision for loan losses.....................................           (1,508)        (1,509)         (1,508)         (1,508)
Loss on sales of loans........................................              (47)          (189)            (80)           (280)
Accelerated amortization of goodwill..........................               --             --          10,678          10,679
Net income....................................................           12,251         13,527           1,250             507
Earnings per share............................................              .94           1.04             .10             .04
--------------------------------------------------------------------------------------------------------------------------------
FISCAL 1994:
Total interest income.........................................         $ 93,426       $ 91,685        $ 90,729         $89,634
Net interest income...........................................           32,160         32,533          30,122          30,709
Provision for loan losses.....................................           (1,508)        (1,509)         (1,508)         (1,508)
Gain (loss) on sales of securities and loans..................              101           (510)           (257)            158
Intangible assets valuation adjustment........................          (52,703)            --              --              --
Income (loss) before cumulative effects of changes
      in accounting principles................................          (32,811)         9,697           9,070           8,399
Cumulative effects of changes in accounting principles........               --             --              --           5,803
Net income (loss).............................................          (32,811)         9,697           9,070          14,202
Earnings (loss) per share (fully diluted):
   Income (loss) before cumulative effects of changes
      in accounting principles................................            (2.54)           .75             .70             .65
   Cumulative effects of changes in accounting principles.....               --             --              --             .45
   Net income (loss)..........................................            (2.54)           .75             .70            1.10
--------------------------------------------------------------------------------------------------------------------------------
FISCAL 1993:
Total interest income.........................................         $ 90,586       $ 92,871        $ 94,613         $94,708
Net interest income...........................................           29,515         30,395          30,094          26,306
Provision for loan losses.....................................           (1,161)        (1,594)         (1,529)         (1,451)
Loss on sales of securities and loans.........................              (81)          (187)            (44)            (40)
Net income....................................................            9,211          8,317           7,272           5,978
Earnings per share............................................              .72            .65             .58             .48
--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Note 25. Fair Value Of Financial Instruments:

     Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" (SFAS No. 107), requires that the Corporation disclose estimated fair value amounts of its financial instruments. It is management's belief that the fair values presented below are reasonable based on the valuation techniques and data available to the Corporation as of June 30, 1995 and 1994, as more fully described in the following table. It should be noted that the operations of the Corporation are managed from a going concern basis and not a liquidation basis. As a result, the ultimate value realized for the financial instruments presented could be substantially different when actually recognized over time through the normal course of operations. Additionally, a substantial portion of the Corporation's inherent value is the Bank's capitalization and franchise value. Neither of these components have been given consideration in the presentation of fair values which follow.

     The following presents the carrying value and fair value of the specified assets and liabilities held by the Corporation at June 30, 1995 and 1994. This information is presented solely for compliance with SFAS No. 107 and is subject to change over time based on a variety of factors.

------------------------------------------------------------------------------------------------------------------------
                                                                      1995                               1994
                                                          ----------------------------      ----------------------------
                                                           Carrying            Fair           Carrying           Fair
                                                             Value            Value             Value            Value
------------------------------------------------------------------------------------------------------------------------
SELECTED ASSETS
------------------------------------------------------------------------------------------------------------------------
Cash (including short-term investments).............      $   29,330        $   29,330       $   21,208       $   21,208
Investment securities...............................         294,237           291,651          280,600          273,601
Mortgage-backed securities..........................       1,331,783         1,323,280        1,305,434        1,252,470
Loans receivable, net...............................       3,991,638         4,023,716        3,592,938        3,560,633
Federal Home Loan Bank stock........................          97,110            97,110           90,913           90,913
------------------------------------------------------------------------------------------------------------------------
SELECTED LIABILITIES
------------------------------------------------------------------------------------------------------------------------
Deposits:
   Passbook accounts................................         538,207           538,207          468,308          468,308
   Market rate savings accounts.....................         169,892           169,892          220,250          220,250
   NOW checking accounts............................         273,809           273,809          254,442          254,442
   Certificates of deposit..........................       2,609,267         2,615,417        2,412,597        2,392,546
                                                          --------------------------------------------------------------
      Total deposits................................       3,591,175         3,597,325        3,355,597        3,335,546
Advances from Federal Home Loan Bank................       1,656,602         1,643,593        1,524,516        1,486,895
Securities sold under agreements to repurchase......         195,755           196,779          157,432          158,188
Other borrowings....................................          55,403            57,308           59,740           62,476
------------------------------------------------------------------------------------------------------------------------
OFF-BALANCE SHEET INSTRUMENTS
------------------------------------------------------------------------------------------------------------------------
Interest rate swap agreements.......................              --            (2,409)              --           (9,318)
Commitments.........................................              --                --               --               --
------------------------------------------------------------------------------------------------------------------------

     The following sets forth the methods and assumptions used in determining the fair value estimates for the Corporation's financial instruments at June 30, 1995 and 1994.

Cash and short-term investments:

     The book value of cash and short-term investments is assumed to approximate the fair value of such assets.

Investment securities:

     Quoted market prices or dealer quotes were used to determine the fair value of investment securities.

Mortgage-backed securities:

     For mortgage-backed securities available for sale and held to maturity the Bank has utilized quotes for similar or identical securities in an actively traded market,

--------------------------------------------------------------------------------

where such a market exists, or has obtained quotes from independent security brokers to determine the fair value of such assets.

Loans receivable:

     The fair value of loans receivable was estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for similar remaining maturities. When using the discounting method to determine fair value, loans were gathered by homogeneous groups with similar terms and conditions and discounted at a target rate at which similar loans would be made to borrowers as of June 30, 1995 and 1994, respectively. The fair value of loans held for sale is determined by outstanding commitments from investors or current investor yield requirements calculated on an aggregate loan basis. In addition, when computing the estimated fair value for all loans, allowances for loan losses have been subtracted from the calculated fair value for consideration of credit issues.

Federal Home Loan Bank stock:

     The fair value of such stock approximates book value since the Bank is able to redeem this stock with the Federal Home Loan Bank at par value.

Deposits:

     The fair value of savings deposits were determined as follows: (i) for passbook accounts, market rate savings accounts and NOW checking accounts, since such deposits are immediately withdrawable, fair value is determined to approximate the carrying value (the amount payable on demand); (ii) for certificates of deposit, the fair value has been estimated by discounting expected future cash flows by the current rates as of June 30, 1995 and 1994, offered on certificates of deposit with similar maturities. In accordance with provisions of SFAS No. 107, no value has been assigned to the Bank's long-term relationships with its deposit customers (core value of deposits intangible) since such intangible is not a financial instrument as defined under SFAS No. 107.

Advances from Federal Home Loan Bank:

     The fair value of such advances was estimated by discounting the expected future cash flows using current interest rates as of June 30, 1995 and 1994, for advances with similar terms and remaining maturities.

Securities sold under agreements to repurchase:

     The fair value of securities sold under agreements to repurchase was estimated by discounting the expected future cash flows using derived interest rates approximating market as of June 30, 1995 and 1994, over the contractual maturity of such borrowings.

Other borrowings:

     Subordinated notes with a carrying value of $40.25 million is included in other borrowings with the fair value of such notes based on a dealer quoted market price as of June 30, 1995 and 1994. The fair value of other borrowings, excluding the subordinated notes, was estimated by discounting the expected future cash flows using derived interest rates approximating market as of June 30, 1995 and 1994, over the contractual maturity of such other borrowings.

Commitments:

     The commitments to originate and purchase loans have terms that are consistent with current market terms. Accordingly, the Corporation estimates that the face amount of these commitments approximates carrying value.

Interest rate swap agreements:

     The fair value of interest rate swap agreements is the estimated amount that would be paid to terminate the swap agreements at June 30, 1995 and 1994, respectively, taking into consideration current interest rates as of June 30, 1995 and 1994.

Limitations:

     It must be noted that fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. Additionally, fair value estimates are based on existing on-and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business, customer relationships and the value of assets and liabilities that are not considered financial instruments. These estimates do not reflect any premium or discount that could result from offering the Corporation's entire holdings of a particular financial instrument for sale at one time. Furthermore, since no market exists for certain of the Corporation's financial instruments, fair value estimates may be based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various

--------------------------------------------------------------------------------

financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with a high level of precision. Changes in assumptions as well as tax considerations could significantly affect the estimates. Accordingly, based on the limitations described above, the aggregate fair value estimates as of June 30, 1995 and 1994, are not intended to represent the underlying value of the Corporation, on either a going concern or a liquidation basis.

Note 26. Current Accounting Pronouncements:

Disclosure of Certain Significant Risks and Uncertainties:

     In December 1994, the Accounting Standards Executive Committee issued Statement of Position 94-6 (SOP 94-6) entitled "Disclosure of Certain Significant Risks and Uncertainties." The disclosures required by SOP 94-6 focus primarily on risks and uncertainties that could significantly affect the amounts reported in the financial statements in the near term or the near-term functioning of the reporting entity. The risks and uncertainties this SOP deals with result from the nature of the entity's operations, from the necessary use of estimates in the preparation of the entity's financial statements, and from significant concentrations in certain aspects of the entity's operations. The disclosure requirements of the SOP in many circumstances are similar to or overlap the disclosure requirements in certain pronouncements of the FASB and the Securities and Exchange Commission. The provisions of SOP 94-6 are effective for fiscal years ending after December 15, 1995, or effective as of July 1, 1995, for the Corporation, and for financial statements for interim periods in fiscal years subsequent to the year for which the SOP is first applied. Since this statement requires only disclosures about significant risks and uncertainties, with such disclosures, in most cases, having already been met by compliance with other authoritative pronouncements, the provisions of SOP 94-6 will not affect the Corporation's financial position or results of operations.

Accounting for the Impairment of Long-Lived Assets:

     In March 1995, the FASB issued Statement of Financial Accounting Standards No. 121 (SFAS No. 121) entitled "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 establishes accounting standards for the recognition and measurement of the impairment of long-lived assets, certain identifiable intangibles and goodwill. This statement does not apply to core deposit intangibles or mortgage and other servicing rights. The provisions of this statement require that long-lived assets and certain identifiable intangibles to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review of recoverability, the provisions of SFAS No. 121 require the estimation of the expected future cash flows (undiscounted and without interest charges) to result from the use of the asset and its eventual disposition with an impairment loss recognized if the sum of such cash flows is less than the carrying amount of the asset. SFAS No. 121 is effective for fiscal years beginning after December 15, 1995, or effective as of July 1, 1996, for the Corporation. Management of the Corporation has not determined the time period in which to implement the provisions of SFAS No. 121 and does not believe such adoption will have a material effect on the Corporation's financial position or results of operations.

Accounting for Mortgage Servicing Rights:

     In May 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 122 (SFAS No. 122) entitled "Accounting for Mortgage Servicing Rights." SFAS No. 122 amends SFAS No. 65, "Accounting For Certain Mortgage Banking Operations" by eliminating the distinction in accounting for mortgage servicing rights depending on whether the loan was originated by the servicer or purchased. SFAS No. 122 requires mortgage servicers that sell or securitize loans and retain the servicing rights to allocate the total cost of the loans to the servicing rights and loans based on their fair value if practicable to estimate. If not practicable, the cost of acquiring the loans should be allocated to the mortgage loans only. Purchased mortgage servicing rights are mortgage servicing rights that have been purchased from other parties. Originated mortgage servicing rights generally represent the mortgage servicing rights acquired when an institution originates and subsequently sells mortgage loans but retains the servicing rights. Currently, only purchased mortgage servicing rights are capitalized as assets. However, upon implementation of SFAS No. 122, originated mortgage servicing rights must be capitalized as assets on a prospective basis. In addition, SFAS No. 122 requires all capitalized mortgage servicing rights, both originated and purchased, to be evaluated for impairment based on their fair values.

--------------------------------------------------------------------------------

     SFAS No. 122 is effective for fiscal years beginning after December 15, 1995, or effective as of July 1, 1996, for the Corporation, with earlier application encouraged and retroactive restatement prohibited. The effect of SFAS No. 122 is dependent, among other items, upon the volume and type of loans originated, the general levels of market interest rates and the rate of estimated loan prepayments. Management of the Corporation is currently reviewing the provisions of this statement to determine its implementation date and has not as of this date determined the effect of such implementation.

Note 27. Subsequent Events - Acquisitions:

Railroad Financial Corporation:

     On April 18, 1995, the Corporation entered into a Reorganization and Merger Agreement (the Agreement) by and among the Corporation, the Bank, Railroad Financial Corporation (Railroad) and Railroad Savings Bank, a wholly-owned subsidiary of Railroad. On September 22, 1995, the stockholders of Railroad approved this merger which is expected to close in October 1995. Under the terms of the Agreement, the Corporation will exchange its common stock for all of the outstanding shares of Railroad with the number of shares to be issued based upon the average closing price of the Corporation's common stock for the twenty-fifth through the sixth trading days preceding the effective date of the merger. Based on the Corporation's closing stock price on September 22, 1995, of $35.75, each share of Railroad common stock would be exchanged for .6389 shares of the Corporation's common stock, resulting in the exchange of approximately 1,361,222 shares of the Corporation's common stock with an aggregate value approximating $48,664,000. Cash will be paid in lieu of fractional shares. At June 30, 1995, Railroad had assets of approximately $615,271,000, deposits of approximately $421,651,000 and stockholders' equity of approximately $28,113,000. Railroad operates 18 branches and 71 agency offices in Kansas. It is anticipated that this acquisition will be accounted for as a pooling of interests.

Conservative Savings Corporation:

     On August 15, 1995, the Corporation entered into a Reorganization and Merger Agreement (the Merger Agreement) by and among the Corporation, the Bank, Conservative Savings Corporation (Conservative) and Conservative Savings Bank, FSB. Under the terms of the Merger Agreement, the Corporation will acquire all of the outstanding shares of Conservative's common stock (1,846,005 shares) and preferred stock (460,000 shares). As defined in the Merger Agreement, Conservative's common and preferred stock will be exchanged for cash and the Corporation's common stock based on the average closing price of such stock for the twenty-fifth through the sixth trading days preceding the effective date of the proposed merger. Based on the Corporation's closing stock price on September 22, 1995, of $35.75, the transaction has a per share value of $15.37 for the common stock and $34.73 for the preferred stock and an aggregate value of approximately $44,343,000 for all outstanding common and preferred stock.

     The Corporation also announced that it has entered into a stock option agreement with Conservative under which the Corporation has been granted an option to purchase 19.9% of Conservative's outstanding shares of common stock under certain circumstances provided in the agreement in the event the transaction is terminated.

     At June 30, 1995, Conservative had assets of approximately $383,400,000, deposits of approximately $198,100,000 and stockholders' equity of approximately $34,800,000. Conservative operates nine branches with seven located in Nebraska, one in Overland Park, Kansas and one in Harlan, Iowa. This proposed acquisition, which is subject to regulatory approvals and the approval of Conservative's shareholders, is expected to be completed by March 31, 1996. The acquisition is to be completed no later than June 30, 1996, unless extended by mutual agreement of both the Corporation and Conservative. This acquisition will be accounted for as a purchase with core value of deposits resulting from this transaction to be amortized on an accelerated basis over a period not to exceed 10 years and goodwill, if any, to be amortized on a straight line basis over a period not to exceed 20 years.

                                        Management's Report on Internal Controls
--------------------------------------------------------------------------------

     Management of Commercial Federal Corporation (the Corporation) is responsible for the preparation, integrity, and fair presentation of its published consolidated financial statements and all other information presented in this Annual Report. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and, as such, include amounts based on informed judgments and estimates made by Management.

     Management is responsible for establishing and maintaining an effective internal control structure over financial reporting in conformity with both generally accepted accounting principles and the Office of Thrift Supervision instructions for Thrift Financial Reports. The internal control structure contains monitoring mechanisms and actions are taken to correct any deficiencies identified.

     There are inherent limitations in the effectiveness of any structure of internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even an effective internal control structure can provide only reasonable assurance with respect to financial statements preparation. Further, because of changes in conditions, the effectiveness of an internal control structure may vary over time.

     Management assessed the Corporation's internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and Thrift Financial Report instructions as of June 30, 1995. This assessment was based on the criteria for effective internal control described in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based upon this assessment, Management believes that the Corporation maintained an effective internal control structure over financial reporting as of June 30, 1995.


/s/ William A. Fitzgerald                   /s/ James A. Laphen

William A. Fitzgerald                       James A. Laphen
Chairman of the Board and                   President, Chief Operating Officer
Chief Executive Officer                     and Chief Financial Officer

Independent Auditors' Report
--------------------------------------------------------------------------------

Board of Directors and Shareholders
Commercial Federal Corporation
Omaha, Nebraska

     We have audited the accompanying consolidated statements of financial condition of Commercial Federal Corporation and subsidiaries as of June 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Commercial Federal Corporation and subsidiaries as of June 30, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1995, in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, the Corporation changed its method of accounting for certain investments in debt and equity securities to conform with Statement of Financial Accounting Standards No. 115 in 1995. As discussed in Notes 1 and 21 to the consolidated financial statements, in 1994 the Corporation changed its method of accounting for income taxes to conform with Statement of Financial Accounting Standards No. 109, its method of accounting for postretirement benefits to conform with Statement of Financial Accounting Standards No. 106 and its method of accounting for intangible assets.


/s/  Deloitte & Touche LLP

August 25, 1995
(September 22, 1995 as to Note 27)
Omaha, Nebraska

--------------------------------------------------------------------------------

INVESTOR INFORMATION

CORPORATE HEADQUARTERS

Commercial Federal Corporation
Commercial Federal Tower
2120 S. 72nd Street
Omaha, NE 68124

GENERAL COUNSEL

Fitzgerald, Schorr, Barmettler & Brennan
1000 Woodman Tower
Omaha, NE 68102

WASHINGTON COUNSEL

Housley Goldberg Kantarian & Bronstein, P.C.
1220 19th Street N.W.
Suite 700
Washington, D.C. 20036

INDEPENDENT AUDITORS

Deloitte & Touche LLP
2000 First National Center
Omaha, NE 68102

SHAREHOLDER SERVICES AND
INVESTOR RELATIONS

Shareholders desiring to change the address or ownership of stock, report lost certificates or to consolidate accounts should contact:

Transfer Agent
Chemical Bank/GeoServe
Stock Transfer Department
P.O. Box 24935
Church Street Station
New York, NY 10249
(800) 851-9677

Analysts, investors and others seeking a copy of the Form 10-K without charge or other financial information should contact:

Investor Relations Department
Commercial Federal Corporation
2120 S. 72nd Street
Omaha, NE 68124
Telephone (402) 390-6553

ANNUAL MEETING OF SHAREHOLDERS

   The annual meeting of shareholders will convene at 10:00 a.m. on Tuesday, November 21, 1995. The meeting will be held at the Holiday Inn Central Convention Centre, 3321 South 72nd Street, Omaha, Nebraska, in the "Holiday C" Meeting Room. Further information with regard to this meeting can be found in the proxy statement.

STOCK LISTING

   Commercial Federal Corporation's common stock is traded on the New York Stock Exchange (NYSE) using the common stock symbol "CFB." The Wall Street Journal publishes daily trading information for the stock under the abbreviation "Comrcl Fed" in the NYSE listings.

EXECUTIVE OFFICERS OF THE CORPORATION

WILLIAM A. FITZGERALD
Chairman of the Board and
Chief Executive Officer

JAMES A. LAPHEN
President and
Chief Operating Officer

GARY L. MATTER
Senior Vice President,
Controller and Secretary

JOY J. NARZISI
Treasurer of the Corporation, and
Senior Vice President and Treasurer of the Bank

SENIOR MANAGEMENT OF THE BANK AND SUBSIDIARIES


MARGARET E. ASH
Senior Vice President
Retail Operations

JON W. STEPHENSON
Senior Vice President
State Director - Oklahoma/Kansas

TERRY A. TAGGART
Senior Vice President
State Director - Colorado

GARY D. WHITE
Senior Vice President
State Director - Nebraska

RONALD A. AALSETH
First Vice President of the Bank
and President of Commercial Federal
Investment Services, Inc., and Commercial
Federal Insurance Corp.

MICHAEL C. BRUGGEMAN
First Vice President
Human Resources

DAVID E. GUNTER, JR.
First Vice President of the Bank and
President of Commercial Federal Service Corp.

JOHN L. LAUGHLIN
First Vice President
Consumer Lending

ROGER L. LEWIS
First Vice President
Marketing

KEVIN C. PARKS
First Vice President
Internal Audit

THOMAS N. PERKINS
First Vice President
Acquisitions and Expansion

DENNIS R. ZIMMERMAN
First Vice President
Information Systems

BRANCH LOCATIONS*

NEBRASKA (30)
OMAHA
1912 Harney Street
4724 S. 24th Street
4503 N. 30th Street
3605 "Q" Street
4444 Farnam Street
5007 Grover Street
5901 N.W. Radial Highway (Benson)
1818 S. 72nd Street
8510 Dodge Street
3520 N. 90th Street
4860 S. 96th Street
12255 W. Center Road
13737 "Q" Street
11910 Stonegate Circle

BEATRICE
633 N. 6th Street

BELLEVUE
505 Galvin Road

FREMONT
1330 E. 23rd Street

GRAND ISLAND
3301 W. State Street

KEARNEY
4407 Second Street

LAVISTA/PAPILLION
8125 S. 84th Street

LINCOLN
1314 "O" Street
5555 "O" Street
2103 S. 16th Street (Central Park)
3045 N. 70th Street (70th & Adams)
6345 Havelock Avenue
3800 Normal Boulevard
5700 Village Boulevard

NORFOLK
602 Norfolk Avenue

NORTH PLATTE
301 W. Fourth Street

SOUTH SIOUX CITY
1001 Dakota Avenue

COLORADO (20)
DENVER
600 17th Street
3102 S. Sheridan Boulevard (Bear Valley)
2 Steele Street (Cherry Creek)
7995 E. Hampden Avenue
(Tamarac Square)
2700 S. Colorado Boulevard
(University Hills)
330 S. Dayton Street (Windsor Gardens)

ARAPAHOE COUNTY (SOUTH)
7310 E. Arapahoe Road (Arapahoe Plaza)
6941 S. University (Southglenn Mall)

ARVADA
7355 Ralston Road, Building 1

AURORA
700 S. Abilene Street (Aurora Mall)

BROOMFIELD
One Garden Center

ENGLEWOOD
3513 S. Logan Street, Suite A

GREELEY
1111 11th Street

JEFFERSON COUNTY (SOUTH)
9111 W. Bowles Avenue (Southwest Plaza)

LAKEWOOD
7077 W. Alameda (Villa Italia)
10425 W. Colfax (Westland Mall)

LONGMONT
700 5th Avenue (Downtown)

LOVELAND
303 E. 6th Street

NORTHGLENN
10393 N. Huron Street

WHEAT RIDGE
7575 W. 44th Avenue

OKLAHOMA (17)
OKLAHOMA CITY
5757 N.W. Expressway
5603 N. Pennsylvania (Penn Plaza)
12401 N. May (Quail Creek)
5401 N.W. 23rd (Windsor Hills)
89th & Penn

ADA
301 S. Broadway
606 E. Main

ARDMORE
321 N. Commerce

BARTLESVILLE
100 S. E. 4th

CUSHING
323 E. Broadway

EDMOND
901 West Edmond Road

ENID
701 W. Broadway

PONCA CITY
400 E. Central
1417 E. Hartford

TULSA
6100 E. 51st (Southeast)
2201 E. 21st (Utica)

SEMINOLE
1907 N. Milt Phillips

KANSAS (5*)
KANSAS CITY
1380 W. 87th Parkway (Lenexa)
6263 Nall Avenue (Mission)

IOLA
120 E. Madison

LYNDON
730 Topeka Avenue

OTTAWA
700 S. Main Street

* Commercial Federal expects to close in October 1995 its previously announced acquisition of 18 full-service retail offices and 71 agency offices from Railroad Financial. These offices are located throughout the state of Kansas.

In addition, the Company anticipates that its acquisition of nine retail offices--seven in Nebraska, one in Kansas and one in Iowa--from Conservative Savings Corporation will be completed in March 1996.

                                      79