Form 10-K, Exhibit 13
period 1996-06-30
COMMERCIAL FEDERAL CORP
filed 1996-09-30
CIK 744778

                                  Exhibit 13

                     Annual Report to Stockholders for the
                        Fiscal Year Ended June 30, 1996

Impressive Growth Continues

  In October 1993, prior to the implementation of a strategic acquisitions and expansion program, Commercial Federal's retail franchise consisted of 49 branch offices in four states - 27 in Nebraska, 20 in Colorado (Metro Denver) and one each in Kansas and Oklahoma. The markets served by these offices are represented by the blue dots on the map below.


                         [MAP OF STATES APPEARS HERE]

        .  Markets served as of October 1993

        .  Markets added from October 1993
           through October 1995

        In addition to 24 full-service offices, Commercial Federal operates 71 agency offices located throughout the state of Kansas.


  Since that time, Commercial Federal has completed six acquisitions--with a seventh acquisition (Heritage Financial) expected to close during October 1996. Through the acquisitions, the Company will have added (upon the close of the Heritage acquisition) 56 branch offices (prior to consolidations) and approximately $1.8 billion of deposits to its franchise. In addition, Commercial Federal has, during this same time frame, added five de novo branches through its expansion program.

  As a result of its focus on growth, in a 36-month period, Commercial Federal more than doubled its number of retail offices in highly-desirable markets throughout five states, while increasing its deposit base to $4.3 billion.

  Commercial Federal is a major regional financial services institution that continues to grow in size, reach and strength. The Company's growth is expected to continue during fiscal 1997 and beyond.

Successful By All Measures

  Commercial Federal entered the 1996 fiscal year with the dual objectives of growing its retail franchise and further enhancing shareholder value. As a result of the continued implementation of the Company's strategic operating plans, we are pleased to report that those objectives were successfully met.

  As your Company continues to achieve new record levels of operating performance, the efforts of each and every Commercial Federal employee continue to be focused on making your Company one of the premier financial services institutions in the country. Our trend of year-over-year improvement indicates that we are well on our way toward that goal.

  Throughout this annual report to shareholders you will see evidence of your Company's many achievements and successes. As you read this report, be assured that Commercial Federal sees the accomplishments of fiscal 1996 as a stepping stone to even greater future success on your behalf.

                                                         The Board of Directors,
                                    Management & Employees of Commercial Federal


                              [LOGO APPEARS HERE]
              Creating Growth In A Fast Changing Financial World

Highlights Of The 1996 Fiscal Year

During the 1996 fiscal year, your Company:

 . Attained record operating income from its core banking business;

 . Achieved a 40 percent increase in the market price of the Company's common stock, advancing from $27.25 on June 30, 1995, to $38.25 on June 30, 1996;

 . Increased stockholders' equity by 22 percent and book value per common share by 16 percent;

 . Instituted the payment of regular quarterly cash dividends to shareholders;

 . Increased the size of its retail franchise by 10 percent;

 . Completed two strategic acquisitions and entered into a definitive acquisition agreement scheduled to close in October 1996; and

 . Established account relationships with 55,100 new households - a 26 percent increase.

Table of Contents
Financial Highlights..........................................  1
Letter to Shareholders........................................  2
Board of Directors............................................  9
Corporate Profile............................................. 10
Financial Information......................................... 11
Investor Information.......................................... 75
Executive Officers and Senior Management...................... 76
Branch Locations.............................................. 77



Financial Highlights
- --------------------------------------------------------------------------------
Amounts in thousands except per share data                 1996         1995(1)
- --------------------------------------------------------------------------------
FOR THE YEAR:
Interest income........................................$  491,092   $  454,368
Net interest income....................................   162,775      149,842
Provision for loan losses..............................    (6,107)      (6,408)
Other income...........................................    49,646       45,066
General and administrative expenses....................   114,517      102,554
Amortization of goodwill and core value of deposits....     9,529       10,262
Accelerated amortization of goodwill...................        --       21,357
Income before income taxes.............................    82,268       54,327
Provision for income taxes.............................    26,962       23,146
Net income.............................................    55,306       31,181

Per common share:
 Net income............................................      3.73         2.16
 Dividends declared....................................       .40           --
Weighted average shares outstanding....................    14,847       14,414
General and administrative expenses divided by
 average assets (2)....................................      1.75%        1.62%
Return on average assets (2)...........................       .84%         .49%
Return on average equity (2)...........................     14.74%        9.98%
- --------------------------------------------------------------------------------
AT JUNE 30:
Total assets...........................................$6,607,670   $6,569,579
Cash and investment securities.........................   288,870      335,626
Mortgage-backed securities............................. 1,180,046    1,364,907
Loans receivable, net.................................. 4,813,164    4,540,692
Deposits............................................... 4,304,576    4,011,323
Advances from Federal Home Loan Bank................... 1,350,290    1,787,352
Other borrowings.......................................   439,301      273,676
Stockholders' equity...................................   413,277      337,614
Book value per common share............................     27.39        23.65
Tangible book value per common share...................     24.69        21.04
Nonperforming assets to total assets...................      1.01%         .95%
Weighted average interest rates:
 Yield on interest-earning assets......................      7.81%        7.71%
 Rate on interest-bearing liabilities..................      5.33%        5.50%
 Net interest rate spread..............................      2.48%        2.21%
 Net yield on interest-earning assets..................      2.68%        2.42%
- --------------------------------------------------------------------------------
Regulatory capital ratios of the Bank:
 Tangible capital......................................      6.18%        5.16%
 Core capital..........................................      6.41%        5.47%
 Risk-based capital:
  Tier 1 capital.......................................     12.56%       12.02%
  Total capital........................................     13.62%       13.12%
- --------------------------------------------------------------------------------

(1) On October 2, 1995, the Corporation consummated its acquisition of Railroad Financial Corporation (Railroad). This acquisition was accounted for as a pooling of interests and, accordingly, the Corporation's historical consolidated financial statements and consolidated financial data have been restated to include the accounts and operating results of Railroad.

(2) General and administrative expenses divided by average assets for fiscal year 1996 is 1.68% excluding the nonrecurring expenses totaling $3,565,000 and $901,000, respectively, associated with the Railroad merger and the 1995 proxy contest. Return on average assets and return on average stockholders' equity for fiscal year 1996 are .90% and 15.68%, respectively, excluding the after-tax effect of the nonrecurring expenses totaling $2,920,000 and $585,000, respectively, associated with the Railroad merger and the 1995 proxy contest. Return on average assets and return on average stockholders' equity for fiscal year 1995 are .83% and 16.82%, respectively, excluding the accelerated amortization of goodwill totaling $21,357,000.
- --------------------------------------------------------------------------------

                            Commercial Federal Corporation Annual Report 1996  1

To Our Shareholders

  By any measure, fiscal year 1996 was a successful year for your Company and your investment. During the fiscal year, Commercial Federal continued to build on the very beneficial growth trend previously established. As a result of Commercial Federal's emphasis on growth, profitability and shareholder value, we have many very positive developments to share with you in our annual report to shareholders.

       [PICTURE OF WILLIAM A. FITZGERALD & JAMES A. LAPHEN APPEARS HERE]


                                  At the outset, it is important to note that we
                                are not growing the Company simply for the sake
  CORE OPERATIONS               of growth, rather, our designed growth plans are
  ($ in Millions)               a means of increasing the size of our customer
                                base, increasing profitability and, most
[BAR GRAPH APPEARS HERE]        importantly, increasing the value of your
                                investment in Commercial Federal. We realize
                        $90.9   that it is not the size of our franchise that is
                  $82.5         important, but the size of the returns on the
            $75.9               investments we have made. As you will note in
      $60.1                     this report, our growth has led to excellent
$34.7                           bottom-line results on your behalf.

6/92  6/93   6/94  6/95  6/96

OPERATING EARNINGS REACH RECORD LEVEL

  Commercial Federal reported record operating earnings of $57.6 million, or $3.88 per share, for the fiscal year ended June 30, 1996. This represents a 15 percent increase compared with the previous record high for operating earnings of $50.3 million, or $3.49 per share, attained in fiscal 1995. Operating earnings do not include the effect of nonrecurring income and expenses.

  Fiscal 1996 marks the fourth consecutive year that Commercial Federal has achieved a record high for operating earnings. Operating earnings are a key measure of profitability in that they reflect the Company's ability to generate income from its core operations - or basic banking business - absent the effect of any one-time or nonrecurring items.

  Reported net income for fiscal 1996 - which includes the impact of nonrecurring income and expenses - was $55.3 million, or $3.73 per share. The difference between reported net income and operating earnings for fiscal 1996 was the effect of the nonrecurring charges associated with the Company's purchase of Railroad Financial Corporation - which was accounted for as a pooling of interests - and the cost incurred by the Company as a result of the 1995 proxy contest. Together, these nonrecurring charges totaled $3.5 million after-tax, or $.23 per share. In

2   Commercial Federal Corporation Annual Report 1996
addition, the Company realized an income tax benefit of $1.0 million, or $.07 per share, for the final disposition of leases the Company owned in a nuclear generating facility and net after-tax gains of $164,000, or $.01 per share, from the sale of securities classified as available for sale.

  The fiscal 1996 reported net income compares with reported net income of $31.2 million, or $2.16 per share, for fiscal 1995. The fiscal 1995 net income was negatively affected by the write-off of approximately $21.4 million, or $1.49 per share, related to goodwill acquired prior to 1994. In addition, the fiscal 1995 results reflect income benefits totaling approximately $2.3 million, or $.16 per share, resulting from lower core value amortization and provision for income taxes.

CORE PROFITABILITY CONTINUES TO GROW
  Commercial Federal's core business is focused on acquiring consumer deposits, making loans - primarily single-family mortgage loans and consumer loans - and mortgage loan servicing. As such, the Company's core profitability is closely tied to both its net interest income - the difference between what it earns on interest-earning assets and what it pays on interest-bearing liabilities - as well as its income derived from noninterest sources such as retail fees and loan servicing fees. The Company's growth in both net interest income and noninterest income was exceptionally strong in fiscal 1996 and was the primary reason for Commercial Federal's record operating income for the year.

  Net interest income, after provision for loan losses, for fiscal 1996 was $156.7 million, an increase of more than 9 percent compared with $143.4 million for the prior fiscal year. Commercial Federal's interest rate spread increased by

                               "Commercial Federal is considerably stronger than
                    its peers in terms of generating noninterest revenue. During the last 12 months, noninterest revenue sources accounted
                    for nearly 23 percent of total revenue while the average for the 20 largest thrifts in the nation was just 15 percent."

                                                                 --Dain Bosworth

27 basis points from June 30, 1995, to June 30, 1996 - a 12 percent year-over-year improvement. The driving factors behind this improvement were the Company's ability to beneficially manage its cost of funds, favorable repricing of adjustable-rate assets and the positive impact of acquisitions.

  The three primary components of noninterest income - retail fees and charges, loan servicing fees and other operating income - total $48.6 million in fiscal 1996 compared with $41.8 million for fiscal 1995 - a 16 percent increase.

  Commercial Federal's loan servicing                   Net Interest Income
portfolio, at June 30, 1996, reached $9.8                 ($ in Millions)
billion, of which $5.9 billion were loans
serviced for others. The Company generated           [BAR GRAPH APPEARS HERE]
a 13 percent increase in loan servicing                                   $156.7
fees in fiscal 1996 compared with the                              $143.4
previous year. Commercial Federal is not                    $131.5
only one of the largest loan servicers in            $121.9
the Midwest, it is also one of the most        $87.4
efficient servicers in the nation with an      6/92  6/93    6/94   6/95   6/96

                           Commercial Federal Corporation Annual Report 1996   3
average of approximately 1,200 loans serviced per employee compared to a national average of approximately 850 loans. The Company will continue to explore opportunities to further expand this profitable business line.

"Over the past two years Commercial Federal has proven itself to be an opportunistic yet disciplined acquirer. We expect management will continue to look for fill-in opportunities but not at the cost of diluting shareholder value."

                                  --Joseph K. Morford, Alex Brown

  The other major source of noninterest income for Commercial Federal is retail fees and charges which grew by 34 percent in fiscal 1996 to reach $12.7 million as compared to the previous year. Management anticipates further increases in the amount of income derived from retail fees and charges in the future. Commercial Federal is well known for providing high-quality customer service. The Company's recent results prove that customer service is a very important factor for consumers when selecting a financial institution. Customers are willing to pay for outstanding service and Commercial Federal will continue to provide its customers with the highest-quality service possible.

                                        GROWTH THROUGH EXPANSION
                                        AND ACQUISITION

                                          Since October 1993, when Commercial
          Fee Income                    Federal implemented its latest
       ($ in Millions)                  acquisitions program, the Company has
                                        doubled, as of June 30, 1996, its number
   [BAR GRAPH APPEARS HERE]             of retail locations to 98 branches in
                        $40.6           five states. Commercial Federal's five
                  $34.3                 state market of Nebraska (34 branches),
            $31.4                       Kansas (24), Oklahoma (19), Colorado
      $26.7                             (20) and Iowa (1) provides the Company
$23.4                                   with a meaningful presence in desirable
                                        markets throughout the Midwest. Each
 6/92  6/93  6/94  6/95  6/96           market is supported by strong economies
                                        where unemployment rates are
                                        significantly below national averages
                                        and property values have remained steady or are increasing.

  During fiscal 1996, Commercial Federal completed two strategic acquisitions. The first, Railroad Financial Corporation, brought Commercial Federal 18 full-service offices and 71 agency offices throughout Kansas and added approximately $421 million of deposits. In addition, Railroad Financial brought a construction lending expertise to Commercial Federal that will provide a very beneficial income source as this product is added throughout Commercial Federal's system. Construction loans are shorter-term, higher-rate assets that will prove to be a valuable addition to the Company's asset/liability mix.

  Also during the fiscal year, Commercial Federal completed its acquisition of Conservative Savings Corporation, headquartered in Omaha, Nebraska, which had deposits of approximately $198 million. This transaction brought nine full-service offices (seven in Nebraska and one each in Kansas and Iowa) to Commercial Federal's growing franchise.

  During the later part of fiscal 1996, Commercial Federal entered into a definitive agreement to acquire Heritage

4   Commercial Federal Corporation Annual Report 1996

Financial, Ltd., the parent company of Hawkeye Federal Savings, headquartered in Boone, Iowa. Once completed - the acquisition is set to close during October 1996 - this transaction will add another six offices in Iowa and approximately $160 million of deposits.

  As previously explained, it is important to note that we are not undertaking acquisitions simply to grow in size. Each acquisition completed to date has been accretive to earnings, significantly improved our franchise and, most importantly, enhanced shareholder value.

  In addition to its acquisition activities, Commercial Federal has been adding de novo branches in selected markets where opportunities warrant an enhanced market presence. During the past two years, six new branches have been completed -four in Oklahoma and two in Nebraska - each of which has exceeded growth expectations. The Company currently has five additional locations planned or under consideration - two in Colorado and one each in Kansas, Oklahoma and Iowa-which will, upon completion, further bolster the Company's competitive position in key markets.

  Management continues to initiate discussions with other financial institutions both within the existing five-state market and contiguous markets regarding potential future acquisition opportunities. There remain numerous potential acquisitions in the midwestern section of the United States. Commercial Federal will remain true to its strategy of completing only those acquisitions which meet the Company's requirements for accretion and franchise enhancement.

SALES CULTURE TAKES HOLD

  One of the benefits of acquisitions activity is that it can significantly enhance the number of customers served by the Company and, therefore, the number of prospects to whom new products and services can be sold. And selling is exactly what Commercial Federal is doing.

                     "While we continue to expect disciplined acquisitions to be a catalyst for future earnings growth, so will improving
                               core fundamentals and the Company's commitment to
                       increasing its consumer loan volume and strengthening its
                                  relationship banking (cross-selling) efforts."

                                              --Steven R. Schroll, Piper Jaffray

  During the 1996 fiscal year, Commercial Federal increased the number of households served by 26 percent as compared with the previous year. These new households opened, on average, in excess of 1.5 relationships per household resulting in a total of 54,871 new relationships for Commercial Federal.

  The Company's sales efforts have                    Gross Revenues
placed a special emphasis on checking                 ($ in Millions)
accounts and consumer loans, two base            [BAR GRAPH APPEARS HERE]
accounts from which long-term                                           $212.4
relationships can be built. As a result                           $194.9
of the Company's intensified sales efforts,     $173.2      $182.4
Commercial Federal increased its number of            $162.5
checking accounts by more than 37 percent
year-over-year. The number of consumer loan      6/92   6/93  6/94  6/95  6/96
customers also grew dramatically,

                           Commercial Federal Corporation Annual Report 1996   5
                   increasing by 39 percent. Consumer loan outstanding balances grew by 47 percent during fiscal 1996.
                        During the latter part of the year, Commercial Federal
                   implemented a Company-wide comprehensive sales training program. The program, entitled Fast Forward, has, in a very short period of time, led to a substantial increase in
"Commercial Federal's market share is significant, its asset quality is exceptionally strong, its earnings growth driven by tight cost control and its strategy for growth is sound."

                    --Caren E. Mayer, Montgomery Securities

                   the number of accounts sold to each household served. Our overall cross-sell ratio for new customers has increased by approximately 50 percent in the seven months that Fast Forward has been in place. Commercial Federal will continue to stress sales and cross-selling efforts throughout the Company as a means of building profitable, long-term relationships with its customers.
                                     As reported to you in last year's annual
      Efficiency Ratio          report, Commercial Federal has made significant
                                investments in infrastructure designed to in-
   [BAR GRAPH APPEARS HERE]     crease volume capacity and turnaround times
                                for its mortgage loan production. Those
62.6%                           investments have proven successful. The
      56.1%                     Company's fiscal 1996 mortgage loan volume
                  53.5%         reached $1.4 billion. This represents a 77
            53.3%               percent increase compared with fiscal 1995
                        52.1%   volume of $797 million - which does not
6/92  6/93  6/94  6/95  6/96    reflect the impact of the pooling of
                                interests accounting treatment of the
Railroad Financial acquisition. Mortgage loans can now be approved in as little as two days and closing can be accomplished in as few as 15 days. This competitive service advantage has increased Commercial Federal's market share in each of the markets it serves and bodes well for future increases in mortgage loan volume.

CHANGING FACE OF COMMERCIAL
FEDERAL

    Not only is Commercial Federal a growing company, it is a dynamic and evolving company as well. Your Board and management remain attuned to industry changes and customer expectations while ensuring that Commercial Federal is properly positioned to take advantage of marketplace opportunities.
    To that end, Commercial Federal is undertaking steps designed to alter both its asset and liability portfolios - over time - toward a goal of being better able to meet the financial service needs of its customers. Changes to the asset and liability product mixes will put a greater emphasis on shorter-term, higher-yielding products that reprice more frequently in reaction to interest rate movements. These changes will be undertaken so as to ensure that profitability is continually enhanced along the way.
    Commercial Federal has also been proactive in the implementation of new consumer-oriented technologies. The Company was one of the first financial institutions in the nation to offer home banking services by providing Microsoft's Money, Intuit's Quicken and America



6   Commercial Federal Corporation Annual Report 1996

Online's BankNow financial software to its customer base. Our customers now have an even wider variety of ways to conduct business with Commercial Federal, including home banking via personal computers, extended evening and weekend branch hours, 24-hour customer service lines and Telephone Bill Paying. Additional information about Commercial Federal and its competitive products now can be accessed through Commercial Federal's "web site" on the internet. Commercial Federal's internet address is: http://www.comfedbank.com.

  Commercial Federal continues to make strategic investments in infrastructure upgrades. These investments are designed to enhance customer service, increase employee efficiency and ultimately to reduce operating expense. Your Company has, for several years, been one of the most efficiently operated financial institutions in the United States. Management remains focused on ensuring that cost control and operating efficiency continue to be high priorities throughout the Company. We realize that each dollar of operating expense saved represents increased value for you, our shareholders.

PENDING ISSUES COULD
FAVORABLY IMPACT COMMERCIAL FEDERAL

  Commercial Federal anticipates that Congress will enact legislation, during fiscal 1997, to merge the Savings Association Insurance Fund and the Bank Insurance Fund. At present, we believe that such legislation will call for a one-time assessment to Commercial Federal, but would dramatically lower Commercial Federal's future insurance premium from the current level of $.23 per $100 of deposits to just $.04 per $100 of deposits. On the basis of Commercial Federal's total deposits at June 30, 1996, of $4.3 billion, this action would result in an additional $5.3 million of annual income for your Company.

  We anticipate that Congress will also
consider legislation that would create a
single charter for all financial                     Stockholders' Equity
institutions, effectively doing away                   ($ in Millions)
with the regulatory differences between            [BAR GRAPH APPEARS HERE]
thrifts and commercial banks. Management
believes that, if approved, the single                                 $413.3
charter would further enhance Commercial                         $337.6
Federal's ability to compete in the                        $304.6
marketplace and thereby provide                      $297.8
additional value for shareholders.             $253.5
                                                6/92  6/93  6/94  6/95   6/96
  In July of 1996, the Supreme Court
upheld a lower court decision regarding
the validity of claims put forth by
thrift institutions against the United                Retail Deposits
States government related to the                      ($ in Millions)
accounting treatment of supervisory               [BAR GRAPH APPEARS HERE]
goodwill. Commercial Federal has a
supervisory goodwill lawsuit pending and
is encouraged by the Supreme Court                                     $4,305
decision. We believe that Commercial                             $4,011
Federal's case will be heard by the                        $3,676
courts during fiscal 1997. While the                 $2,731
outcome of the lawsuit can not be              $2,660
predicted, there exists the potential           6/92  6/93  6/94  6/95  6/96
for future benefit to shareholders.



                           Commercial Federal Corporation Annual Report 1996   7

FAVORABLE SUBSEQUENT
TRANSACTION

In a transaction that has significantly enhanced the value of your investment in Commercial Federal, your Company, on August 21, 1996, announced that it had repurchased 1,250,100 shares of Commercial Federal common stock. At

"...we believe the Company has earned a right to independence through its proven ability to build franchise value and to grow its earnings at a faster rate than the rest of the industry."

                          -- Joseph K. Morford, Alex. Brown

the time of the transaction, this represented approximately 8.3 percent of the Company's outstanding shares. This purchase will enhance future earnings per share by between 5.0 and 6.0 percent per year. The purchase was consistent with Commercial Federal's policy of completing transactions which will be accretive to earnings and thereby enhance shareholder value. This is an investment in an asset - Commercial Federal stock - that the Board of Directors and management of your Company perceive to be very valuable. Given Commercial Federal's strong financial position and its continued growth prospects, this is a very significant and valuable transaction for shareholders.

                                        FUTURE REMAINS BRIGHT

                                          Commercial Federal made tremendous
                                        strides during fiscal 1996 toward its
                                        goal of becoming one of the top
      Total Assets                      performing thrift institutions in the
    ($ in Millions)                     United States. We believe that we have,
[BAR GRAPH APPEARS HERE]                in fact, attained that goal. Be assured,
                                        however, that we are not content to rest
                        $6,608          on our past achievements. We now will
                  $6,570                strive to ensure that your Company
            $5,982                      becomes one of the premier financial
      $5,262                            institutions - bank or thrift - in this
$5,036                                  country. This is a lofty ambition, but
 6/92  6/93  6/94  6/95  6/96           we can not and will not settle for a
                                        lesser goal. Our shareholders - the true owners of Commercial Federal - deserve nothing less than our total commitment and effort toward this objective.

  The Board of Directors, management and employees of Commercial Federal remain focused on the objective of further enhancing the value of your investment in the Company. As you have noted in this report, the Company's results continue to indicate that many successes are being attained on your behalf. And, we remain optimistic about our future.

  Commercial Federal's emphasis during fiscal 1997 will be to continue to build upon the growth trends established during 1996. That growth will take many forms, but each individual and department goal will be tied to the overall objective of maximizing the value of your Commercial Federal stock.

  Thank you for your confidence, encouragement and continued support.

/s/ William A. Fitzgerald

William A. Fitzgerald
Chairman of the Board and
Chief Executive Officer

/s/ James A. Laphen

James A. Laphen
President and
Chief Operating Officer

8   Commercial Federal Corporation Annual Report 1996

Board of Directors

[PICTURE  WILLIAM A. FITZGERALD - Chairman of the Board and Chief Executive
 APPEARS  Officer of Commercial Federal Corporation and Commercial Federal Bank.
   HERE] Mr. Fitzgerald joined Commercial in 1955. He was named Vice President in 1968, Executive Vice President in 1973, President in 1974, Chief
Executive Officer in 1983 and Chairman of the Board in 1994. Mr. Fitzgerald is active in the banking community and participates in numerous industry organizations, including the Heartland Community Bankers Association Board and the board of America's Community Bankers. Mr. Fitzgerald joined Commercial Federal's Board of Directors in 1973. Committee memberships: Executive (1990-Present); Finance (1992-Present); Executive Personnel (1985-1987); Stock Option (1984-1985); Personnel (1982-1984).

[PICTURE  TALTON (TAL) K. ANDERSON - Owner and President of three automobile
 APPEARS  dealerships in Omaha, Nebraska, as well as one in Lincoln, Nebraska.
   HERE] Mr. Anderson is also the President of a Nebraska-based automobile leasing company and a reinsurance company. He purchased his first dealership in 1984. In 1988, he acquired Southroads Toyota and has been owner of Lexus of Omaha since 1990. In 1993, he bought Lincoln Dodge of Lincoln, Nebraska. Mr. Anderson incorporated Protection Life, a reinsurance company, in 1974. Mr. Anderson also serves on the Board of Trustees for Boys Town and is actively involved with the University of Nebraska at Omaha Alumni Board and the University of Nebraska College of Business Administration Advisory Board. Mr. Anderson joined Commercial Federal's Board of Directors in November 1991. Committee memberships: Executive (1996-Present); Audit (1992-Present); Compensation and Stock Option (1993-Present).

[PICTURE  ROBERT F. KROHN - Vice Chairman and Chief Executive Officer of PSI
 APPEARS  Group, Inc., a national document processing company based in Omaha,
   HERE] Nebraska. Mr. Krohn served as Chairman of the Board of Directors for Commercial Federal Corporation from 1990 through 1994. He is the former President and Chief Executive Officer of HDR, Inc., an international architecture, planning and engineering firm. In addition to Commercial Federal's Board of Directors, Mr. Krohn serves on the boards of Ameritas Financial Services, Inc., Streck Laboratories, PSI Group, Inc., and Immanuel Health Care Systems. Mr. Krohn has served on Commercial Federal's Board of Directors since January 1984. Committee memberships: Executive Committee (1990-Present); Audit (1996-Present); Finance (1991-1995); Compensation and Stock Option (1995); Executive Personnel (1986 and 1990); Stock Option (1985 and 1990-1992); Personnel (1985).

[PICTURE  CHARLES M. LILLIS - President and Chief Executive Officer of US West
 APPEARS  Media Group, the international cellular, directory publishing and
   HERE] cable television units of US West, Inc. Mr. Lillis has been published in leading academic journals and has been the recipient of numerous awards and recognitions. He currently serves in advisory capacities at the University of Colorado and the University of Oregon. He is also a director of SuperValu, Inc. Mr. Lillis has served on Commercial Federal's Board of Directors since June 1988. Committee memberships: Finance (1992-Present); Compensation and Stock Option (1988-1990 and 1996-Present); Audit (1991); Executive Personnel
(1989).

[PICTURE  CARL G. MAMMEL - Chairman of the Board of Mammel & Associates, a
 APPEARS  consulting firm providing services in executive benefits, employee
   HERE] benefits planning and wealth transfer planning. Mr. Mammel is considered one of the nation's top experts in the field of employee benefit planning and executive benefits. He is also a managing partner and Executive Vice President of M Financial Corporation, a network of financial service firms throughout the United States. In addition to Commercial Federal's Board of Directors, Mr. Mammel is a member of the boards of M Life, M Financial Management Partnership, the Salvation Army and Childrens Hospital of Omaha. Mr. Mammel joined Commercial Federal's Board of Directors in November 1991. Committee memberships: Finance (1992-Present); Compensation and Stock Option (1993-Present).

[PICTURE  ROBERT S. MILLIGAN - Chairman of the Board and Chief Executive Officer
 APPEARS  of MI Industries, a protein processing and agri-business company
   HERE] headquartered in Lincoln, Nebraska, which produces products for pharmaceutical, biological and research markets throughout the world, and President of Oak Grove Farms, a major producer of pork. Mr. Milligan has held positions with the U.S. Department of Justice, the U.S. Office of Trade, the Environmental Protection Agency and the U.S. Department of Commerce. In addition to Commercial Federal, his board memberships include Bryan Memorial Hospital, Nebraska Wesleyan University, Boy Scouts and the Nebraska Council of Economic Education. Mr. Milligan joined Commercial Federal's Board of Directors in June 1987. Committee memberships: Finance (1996-Present); Audit (1990-1995); Executive Committee (1992-1995).

[PICTURE  JAMES P. O'DONNELL - Senior Vice President and Chief Financial Officer
 APPEARS  of ConAgra, Inc., an Omaha, Nebraska-based international diversified
   HERE] food company with annual sales of approximately $25 billion. Mr. O'Donnell, a certified management accountant, is responsible for
ConAgra's finance, control and reporting, risk management, tax, and internal audit functions. In addition to Commercial Federal, he is a member of several civic boards and currently serves as Chairman of the Board of Quality Living, Inc., an Omaha rehabilitative center. Mr. O'Donnell has served on Commercial Federal's Board of Directors since June 1991. Committee memberships: Executive Committee (1996-Present); Finance (1991-Present); Compensation and Stock Option (1993-Present).

                            Commercial Federal Corporation Annual Report 1996  9

Corporate Profile

  Commercial Federal Corporation (NYSE: CFB), headquartered in Omaha, Nebraska, is one of the largest retail financial institutions in the Midwest and the 18th largest thrift institution in the country with approximately $6.6 billion in assets. Founded in 1887, Commercial Federal operates 98 retail locations serving the states of Nebraska, Kansas, Oklahoma, Colorado, and Iowa. Commercial Federal also has an acquisition pending which, when completed, will add six offices in Iowa to Commercial Federal's franchise. In addition, Commercial Federal benefits from a network of CASHBOX automated teller machines (ATMs) and belongs to several regional, national and international electronic systems that provide customers access to their accounts at more than 285,000 ATMs in this country and abroad.

  As a complement to its savings bank, the Company has other major subsidiary operations: Commercial Federal Mortgage Corporation, a mortgage bank with offices in Nebraska, Colorado, Kansas, Oklahoma, and Iowa; Commercial Federal Investment Services, Inc., which provides a full range of brokerage and other investment services to consumers; and Commercial Federal Insurance Corporation, offering a variety of insurance products. Commercial Federal has 1,470 employees.

  The Company's operations encompass traditional thrift products, mortgage financing, consumer lending, insurance and stock brokerage services. These services are united by a common theme of meeting the financial needs of individuals and families for comprehensive, convenient and cost-effective retail financial services.

10   Commercial Federal Corporation Annual Report 1996


FINANCIAL INFORMATION
Selected Consolidated Financial Data............... 12
Management's Discussion and Analysis............... 14
Consolidated Statement of Financial Condition...... 34
Consolidated Statement of Stockholders' Equity..... 35
Consolidated Statement of Operations............... 36
Consolidated Statement of Cash Flows............... 38
Notes to Consolidated Financial Statements......... 40
Management's Report on Internal Controls........... 73
Independent Auditors' Report....................... 74

                  Commercial Federal Corporation Annual Report 1996           11


SELECTED CONSOLIDATED FINANCIAL DATA
- ----------------------------------------------------------------------------------------------------------------
                                                                  For the Year Ended June 30,
(Dollars in Thousands Except Per Share Data)              1996     1995 (1)    1994 (1)    1993 (1)    1992 (1)
- -----------------------------------------------------------------------------------------------------------------
Interest income....................................  $ 491,092   $ 454,368   $ 393,854   $ 404,628   $ 447,883
Interest expense...................................    328,317     304,526     256,102     276,584     352,527
                                                      --------    --------    --------    --------    --------
Net interest income................................    162,775     149,842     137,752     128,044      95,356
Provision for loan losses..........................     (6,107)     (6,408)     (6,248)     (6,185)     (7,981)
Loan servicing fees................................     27,891      24,731      22,227      18,776      16,029
Retail fees and charges............................     12,747       9,547       9,155       7,874       7,419
Real estate operations.............................        172       1,490      (1,449)     (5,243)     (9,373)
Gain (loss) on sales of loans......................        164      (1,695)      1,433       1,194       4,489
Gain (loss) on sales of securities, net............        253         (41)        220        (231)     37,728
Gain on sale of loan servicing rights..............        452       3,519       5,929       6,903      12,039
Other operating income.............................      7,967       7,515       7,178       5,169       9,486
General and administrative expenses................    114,517     102,554      94,115      89,560      80,314
Amortization of goodwill
  and core value of deposits.......................      9,529      10,262      14,131      10,544      11,389
Valuation adjustment and accelerated
  amortization of goodwill.........................         --      21,357      52,703          --          --
                                                       --------    -------     -------     -------     -------
Income before income taxes,
  extraordinary items and cumulative effects
  of changes in accounting principles..............     82,268      54,327      15,248      56,197      73,489
Provision for income taxes.........................     26,962      23,146      16,875      22,081      27,652
                                                       -------     -------     -------     -------     -------
Income (loss) before extraordinary
  items and cumulative effects of
  changes in accounting principles................      55,306      31,181      (1,627)     34,116      45,837
Extraordinary items (2)............................         --          --          --          --      (5,046)
Cumulative effects of changes in
  accounting principles (3)........................         --          --       6,597          --          --
                                                       -------     -------     -------     -------     -------
Net income.........................................   $ 55,306    $ 31,181    $  4,970    $ 34,116    $ 40,791
                                                      ========    ========    ========    ========    ========
Earnings per share (fully diluted):
  Income (loss) before extraordinary
  items and cumulative effects of
  changes in accounting principles.................   $   3.72    $   2.16    $   (.11)   $   2.42    $   4.68
Extraordinary items (2)............................         --          --          --          --        (.52)
Cumulative effects of changes in
  accounting principles (3)........................         --          --         .46          --          --
                                                      --------    --------    --------    --------    --------
Net income.........................................   $   3.72    $   2.16    $    .35    $   2.42    $   4.16
                                                      ========    ========    ========    ========    ========
- ---------------------------------------------------------------------------------------------------------------

Other data:
  Net interest rate spread.........................       2.34%       2.26%       2.43%       2.57%       2.03%
  Net yield on interest-earning assets.............       2.58%       2.46%       2.59%       2.65%       2.01%
  Return on average assets (4).....................        .84%        .49%        .09%        .67%        .79%
  Return on average equity (4).....................      14.74%       9.98%       1.54%      12.39%      20.12%
  Dividend payout ratio (5)........................      10.75%         --          --          --          --
  Total number of branches at end of period........         98          89          73          55          54
- ----------------------------------------------------------------------------------------------------------------

12   Commercial Federal Corporation Annual Report 1996


SELECTED CONSOLIDATED FINANCIAL DATA (continued)
- ----------------------------------------------------------------------------------------------------------------
                                                                    For the Year Ended June 30,
(Dollars in Thousands Except Per Share Data)         1996       1995 (1)     1994 (1)     1993 (1)     1992 (1)
- ----------------------------------------------------------------------------------------------------------------
Total assets....................................  $6,607,670   $6,569,579   $5,982,307   $5,262,336   $5,035,913
Investment securities (6).......................     253,643      300,481      290,807      254,889      316,366
Mortgage-backed securities (7)..................   1,180,046    1,364,907    1,350,402      952,539      779,969
Loans receivable, net (8).......................   4,813,164    4,540,692    3,970,626    3,655,740    3,460,294
Goodwill and core value of deposits.............      40,734       37,263       67,661       87,946       98,490
Deposits........................................   4,304,576    4,011,323    3,675,825    2,731,127    2,660,489
Advances from Federal Home Loan Bank............   1,350,290    1,787,352    1,625,456    1,868,779    1,465,062
Securities sold under agreements to repurchase..     380,755      208,373      157,432      154,862      445,479
Other borrowings................................      58,546       65,303       66,640       76,966       54,311
Stockholders' equity............................     413,277      337,614      304,568      297,848      253,528
Book value per common share.....................       27.39        23.65        21.51        21.28        20.95
Tangible book value per common share (9)........       24.69        21.04        16.73        15.00        12.81
Regulatory capital ratios of the Bank:
  Tangible capital..............................        6.18%        5.16%        4.69%        4.62%        2.95%
  Core capital .................................        6.41%        5.47%        5.53%        5.93%        4.63%
  Risk-based capital:
  Tier 1 capital................................       12.56%       12.02%       12.18%       11.93%        8.25%
  Total capital.................................       13.62%       13.12%       13.16%       12.81%        8.87%
- ------------------------------------------------------------------------------------------------------------------

(1) On October 2, 1995, the Corporation consummated its acquisition of Railroad Financial Corporation (Railroad). This acquisition was accounted for as a pooling of interests and, accordingly, the Corporation's historical consolidated financial statements and consolidated financial data have been restated for all periods prior to the acquisition to include the accounts and operating results of Railroad.
(2) Represents the loss on early extinguishment of debt, net of income tax benefits, less the effect of the utilization of net operating losses carried forward.
(3) Represents the cumulative effect of the change in the method of accounting for income taxes less the cumulative effect of the change in accounting for postretirement benefits, net of income tax benefit.
(4) Based on daily average balances during fiscal years 1996, 1995 and 1994 and on average monthly balances for fiscal years 1993 and 1992. Return on average assets and return on average stockholders' equity for fiscal year 1996 are .90% and 15.68%, respectively, excluding the after-tax effect of the nonrecurring expenses totaling $2,920,000 and $585,000, respectively, associated with the Railroad merger and the 1995 proxy contest. Return on average assets and return on average stockholders' equity for fiscal year 1995 are .83% and 16.82%, respectively, excluding the accelerated amortization of goodwill totaling $21,357,000. Return on average assets and return on average stockholders' equity for fiscal year 1994 are .75% and 13.11%, respectively, excluding the after-tax effect of the intangible assets valuation adjustment and the cumulative effects of changes in accounting principles totaling $43,938,000 and $6,597,000, respectively.
(5) Represents dividends declared per share divided by net income per share. The Corporation established a quarterly common stock cash dividend policy on October 4, 1995, and declared dividends totaling $5.9 million, or $.40 per common share, during fiscal year 1996.
(6) Includes investment securities available for sale totaling $9.9 million, $3.0 million, $5.4 million and $1.3 million, respectively, at June 30, 1996, 1995, 1994 and 1993. No investment securities were available for sale at June 30, 1992.
(7) Includes mortgage-backed securities available for sale totaling $263.2 million, $37.0 million, $45.0 million, $41.3 million and $20.8 million, respectively, at June 30, 1996, 1995, 1994, 1993 and 1992.
(8) Includes loans held for sale totaling $89.4 million, $113.4 million, $187.7 million, $171.8 million and $158.4 million, respectively, at June 30, 1996, 1995, 1994, 1993 and 1992.
(9) Calculated by dividing stockholders' equity, reduced by the amount of goodwill and core value of deposits, by the number of shares of common stock outstanding at the respective dates.

- --------------------------------------------------------------------------------

                           Commercial Federal Corporation Annual Report 1996  13

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
- -------------------------------------------------------------------------------

GENERAL

     Commercial Federal Corporation (the Corporation) is a unitary non-diversified savings and loan holding company whose primary asset is Commercial Federal Bank, a Federal Savings Bank (the Bank), which is one of the largest retail financial institutions in the Midwest and the 18th largest publicly held thrift holding company in the United States. The Bank is a consumer-oriented financial institution that emphasizes single-family residential real estate lending, consumer lending, retail deposit activities, including demand deposit accounts, and mortgage banking. At June 30, 1996, the Corporation operated 34 branch offices in Nebraska, 24 branch offices in Kansas, 20 branch offices in greater metropolitan Denver, Colorado, 19 branch offices in Oklahoma and one branch office in Iowa. Throughout its 109 year history, the Corporation has emphasized customer service. To serve its customers, the Corporation conducts loan origination activities through its 98 branch office network, loan offices of its wholly-owned mortgage banking subsidiary and a nationwide correspondent network consisting of approximately 375 mortgage loan originators. The Corporation also provides insurance and securities brokerage and other retail financial services.
     Net income for fiscal year 1996 was $55.3 million, or $3.73 per share, which compares to net income of $31.2 million and $5.0 million, respectively, for fiscal years 1995 and 1994, or $2.16 per share and $.35 per share, respectively.
     On October 2, 1995, the Corporation consummated its acquisition of Railroad Financial Corporation (Railroad), parent company of Railroad Savings Bank, FSB. This acquisition was accounted for as a pooling of interests and, accordingly, the Corporation's historical consolidated financial statements have been restated for all periods prior to the acquisition to include the accounts and results of operations of Railroad. Railroad's results of operations were reported on a calendar year basis previous to its merger into the Corporation. However, in restating prior periods, Railroad's accounts and results of operations were conformed to the Corporation's year ended June 30, 1995. Accordingly, in changing fiscal years, Railroad's accounts and results of operations for the six months ended June 30, 1994, including total revenue of $18.1 million and net income totaling $185,000, were excluded from reported results of operations for the restated combined companies but are included in the Corporation's Consolidated Statement of Stockholders' Equity. Fiscal year 1996 operations also include $3.6 million (pre-tax) of merger and transition related expenses from this acquisition.

     During fiscal year 1996, in addition to Railroad, the Corporation acquired Conservative Savings Corporation (Conservative) headquartered in Omaha, Nebraska. See "Acquisitions During Fiscal Year 1996" for additional information.
     The Corporation's strategy for growth emphasizes both internal and external growth. Operations focus on increasing deposits, including demand accounts, making loans (primarily single-family mortgage and consumer loans) and providing customers with a full array of financial products and a high level of customer service. As part of its long-term strategic plan, the Corporation intends to expand its operations within its market areas either through direct marketing efforts aimed at increasing market share, branch expansions, or opening additional branches. The Corporation's retail strategy will continue to be centered on attracting new customers and selling both new and existing customers multiple products and services. Additionally, the Corporation will continue to build and leverage an infrastructure designed to increase fee and other income.
     Complementing its strategy of internal growth, the Corporation will continue to grow its five-state franchise through an ongoing program of selective acquisitions of other financial institutions. Acquisition candidates will be selected based on the extent to which the candidates can enhance the Corporation's retail presence in new or existing markets and complement the Corporation's present retail network.

ACQUISITIONS DURING FISCAL YEAR 1996

     On October 2, 1995, the Corporation consummated its acquisition of Railroad and, pursuant to the terms of the merger agreement, 2,156,232 shares of Railroad's common stock were delivered to the Corporation in exchange for approximately 1,377,617 shares of the Corporation's common stock. Cash was paid for fractional shares. Railroad operated 18 branches and 71 agency offices throughout the state of Kansas and at September 30, 1995, had assets of approximately $602.9 million, deposits of approximately $421.4 million and stockholders' equity of approximately $27.7 million. This acquisition was accounted for as a pooling of interests.
     On February 1, 1996, the Corporation consummated its acquisition of Conservative, parent company of Conservative Savings Bank, FSB. Under the terms of the

14 Commercial Federal Corporation Annual Report 1996 merger agreement the Corporation acquired all of the outstanding shares of Conservative's common stock (1,844,838 shares) and preferred stock (460,000 shares). Each share of Conservative's common stock was exchanged for $6.34 in cash and .2453 shares of the Corporation's common stock and each share of Conservative's preferred stock was exchanged for $14.33 in cash and .5544 shares of the Corporation's common stock. Cash was paid for fractional shares. Based on the Corporation's closing stock price of $36.50 at February 1, 1996, the total consideration for this acquisition approximated $44.1 million. Before purchase accounting adjustments, Conservative had assets of approximately $302.9 million, deposits of approximately $197.9 million and stockholders' equity of approximately $35.1 million. Conservative operated nine branches with seven located in Nebraska, one in Overland Park, Kansas and one in Harlan, Iowa. Three of the former Conservative branches and two branches of the Corporation closed in the consolidation process pursuant to this acquisition. The Conservative acquisition was accounted for as a purchase with core value of deposits and goodwill resulting from this transaction totaling $13.0 million.

PENDING ACQUISITION

     On May 16, 1996, the Corporation entered into a Reorganization and Merger Agreement (the Merger Agreement) by and among the Corporation, the Bank, Heritage Financial, Ltd. (Heritage) and Hawkeye Federal Savings Bank (Hawkeye Federal). Under the terms of the Merger Agreement, the Corporation will acquire all 180,762 of the outstanding shares of Heritage's common stock. As defined in the Merger Agreement, Heritage's common stock will be exchanged for cash and a pro-rata amount of the Corporation's common stock. Based on the Corporation's closing stock price on June 30, 1996, of $38.25, each share of Heritage common stock would be exchanged for $18.73 in cash and 2.559 shares of the Corporation's common stock, resulting in the exchange of approximately 462,570 shares of the Corporation's common stock with a total aggregate value approximating $21.1 million. Cash will be paid in lieu of fractional shares. Additional cash consideration up to approximately $1.2 million may be paid to Heritage shareholders pending the final disposition of an impaired asset of Hawkeye Federal. At June 30, 1996, Heritage had assets of approximately $182.1 million, deposits of approximately $157.9 million and stockholders' equity of approximately $12.9 million. Heritage operates six branches located in Iowa. This pending acquisition is expected to be completed in October 1996.

SUBSEQUENT EVENT-REPURCHASE OF COMMON STOCK

     On August 21, 1996, the Corporation consummated the repurchase of 1,250,100 shares of its common stock, $0.01 par value, from CAI Corporation, a Dallas-based investment company, for an aggregate purchase price of approximately $48.9 million. Such purchase price, excluding transaction costs incurred by the Corporation for this repurchase, consisted of cash consideration of approximately $28.2 million and surrender of a warrant (valued at approximately $20.7 million) which would have enabled the Corporation to purchase 99 shares of non-voting common stock of CAI Corporation. The repurchased shares represented 8.3% of the outstanding shares of the Corporation's common stock prior to the repurchase. After repurchase, a total of 13,844,036 shares of common stock remain issued and outstanding as of August 21, 1996. The cash portion of the repurchase was financed in part by a loan from a financial institution secured by 1,403,200 shares or 15.6% of the outstanding common stock of the Bank. As consideration, the Corporation also reimbursed CAI Corporation for certain expenses totaling $2.2 million incurred in connection with its ownership of the 1,250,100 shares, including costs and expenses incurred in connection with the 1995 proxy contest, and paid CAI Corporation cash totaling $62,500 in lieu of the pro rata portion of any dividend CAI Corporation otherwise would have received for the quarter ended September 30, 1996. Concurrent with the close of the repurchase, two directors of the Corporation, who also serve as executive officers of CAI Corporation, resigned from the Corporation's Board of Directors. In addition, CAI Corporation and each of its shareholders agreed to a standstill agreement for a period of 60 months beginning August 21, 1996. CAI Corporation and the Corporation have each agreed to waive and release all claims against the other and the Corporation has agreed to indemnify CAI Corporation and its directors, officers and affiliates against certain derivative claims.


                           Commercial Federal Corporation Annual Report 1996  15

REGULATORY ISSUES

     The Corporation's savings deposits are insured by the Savings Association Insurance Fund (SAIF), which is administered by the Federal Deposit Insurance Corporation (FDIC). The assessment rate currently ranges from 0.23% of deposits for well-capitalized institutions to 0.31% of deposits for undercapitalized institutions. The FDIC also administers the Bank Insurance Fund (BIF), which has the same designated reserve ratios as the SAIF. On August 8, 1995, the FDIC adopted an amendment to the BIF risk-based assessment schedule which lowered the deposit insurance assessment rate for most commercial banks and other depository institutions with deposits insured by the BIF to a range from 0.31% of insured deposits for undercapitalized BIF-insured institutions to 0.04% of deposits for well-capitalized institutions, which constitute over 90% of BIF-insured institutions. The FDIC amendment became effective September 30, 1995. Subsequently, the FDIC reduced the premium rate for the most highly rated BIF-insured institutions to the statutory minimum of $1,000 per semi-annual period and reduced the rate paid by undercapitalized BIF-insured institutions to 0.27% of insured deposits. The FDIC amendment creates a substantial disparity in the deposit insurance premiums paid by the BIF and SAIF members and places SAIF-insured savings institutions at a significant competitive disadvantage to BIF-insured institutions.
     A number of proposals have been considered to recapitalize the SAIF in order to eliminate the premium disparity. Any such proposals would require a one time assessment of an amount sufficient to bring the SAIF to a level equal to 1.25% of insured deposits to be imposed on all SAIF-insured deposits held as of March 31, 1995. Recently, the FDIC revised its estimate of the size of the special assessment to 68 basis points of insured deposits to bring the SAIF statutory level to the 1.25% of insured deposits. Any such assessment will depend on the SAIF fund balance once BIF-SAIF legislation has been passed. It would also depend on adjustments in the assessable base provided in legislation, but still would be allocated among institutions on the basis of deposits at March 31, 1995.
     Assuming a .68% assessment on a $4.2 billion deposit base, the assessment would result, on a pro forma basis as of June 30, 1996, in a one-time after-tax charge of approximately $18.3 million to the Corporation. Such assessment would have the effect of reducing the Bank's tangible capital to $390.4 million, or 5.92% of adjusted total assets, core capital to $406.6 million, or 6.15% of adjusted total assets, and risk-based capital to $442.3 million, or 13.08% of risk-weighted assets. The Bank would, on a pro forma basis as of June 30, 1996, continue to exceed the minimum requirements to be classified as a "well-capitalized" institution under applicable regulations. If such a special assessment were required and the SAIF as a result was fully recapitalized, it could have the effect of reducing the Bank's deposit insurance premiums to the SAIF, thereby increasing net income in future periods.
     Also under consideration by Congress are proposals relating to merger of the BIF and SAIF funds and the elimination of the thrift charter. Management of the Corporation is unable to predict accurately at this time whether any of these proposals will be adopted in their current form or the impact of these proposals on the Corporation.

ASSET/LIABILITY MANAGEMENT

     The operations of the Corporation are subject to the risk of interest rate fluctuations to the extent that there is a difference (i.e., a mismatch) between the amount of the Corporation's interest-earning assets and interest-bearing liabilities which mature or reprice in specified periods. Consequently, when interest rates change, to the extent the Corporation's interest-earning assets have longer maturities or effective repricing periods than its interest-bearing liabilities, the interest income realized on the Corporation's interest-earning assets will adjust more slowly than the interest expense on its interest-bearing liabilities. This mismatch in the maturity and interest rate sensitivity of assets and liabilities is commonly referred to as the "gap." A gap is considered positive when the amount of interest rate sensitive assets maturing or repricing during a specified period exceeds the amount of interest rate sensitive liabilities maturing or repricing during such period, and is considered negative when the amount of interest rate sensitive liabilities maturing or repricing during a specified period exceeds the amount of interest rate assets maturing or repricing during such period. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income while a positive gap would result in an increase in net interest income, and during a period of declining interest rates, a negative gap would result in an increase in net interest income while a positive gap would adversely affect net interest income.
     The Corporation has historically invested in interest-earning assets that have a longer duration than its interest-bearing liabilities. The shorter duration of the interest-sensitive liabilities indicates that the Corporation is

16 Commercial Federal Corporation Annual Report 1996 exposed to interest rate risk. In a rising rate environment, in addition to reducing the market value of long-term interest-earning assets, liabilities will reprice faster than assets, therefore decreasing net interest income. To mitigate this risk, the Corporation has placed a greater emphasis on shorter-term higher yielding assets that reprice more frequently in reaction to interest rate movements. In addition, the Corporation has continued its concentration of adjustable-rate assets as a percentage of total assets to benefit the one-year cumulative gap as such adjustable-rate assets reprice and are more responsive to the sensitivity of more frequently repricing interest-bearing liabilities.
      In connection with its asset/liability management program, the Corporation has had interest rate swap agreements and an interest rate cap agreement with other counterparties under terms that provide an exchange of interest payments on the outstanding notional amount of the swap or cap agreement. Such agreements were used to artificially lengthen the maturity of various interest-bearing liabilities. In accordance with these arrangements, the Corporation pays fixed rates and receives variable rates of interest according to a specified index. The Corporation has reduced its level of such swap agreements to a notional principal amount of $10.0 million at June 30, 1996, from balances of $78.5 million and $109.5 million, respectively, at June 30, 1995 and 1994. The interest rate cap agreement, which was assumed in the Railroad merger, has a notional principal amount of $10.0 million which pays interest when the three-month LIBOR exceeds 7.0%. For fiscal years 1996, 1995 and 1994, the Bank recorded $2.3 million, $4.4 million and $8.5 million, respectively, in net interest expense from these interest rate swap and cap agreements. The interest rate cap agreement terminates March 1997 and the swap agreement matures November 1997.
     The following table represents management's projected maturity and repricing of the Bank's interest-earning assets and interest-bearing liabilities on an unconsolidated basis at June 30, 1996. The amounts of interest-earning assets, interest-bearing liabilities and interest rate risk management instruments presented which mature or reprice within a particular period were determined in accordance with the contractual terms of such assets, liabilities and interest rate swap agreements, except (i) adjustable-rate loans are included in the period in which they are first scheduled to adjust and not in the period in which they mature and are also adjusted for prepayment rates ranging from 6.5% to 33.8% for single-family residential loans and mortgage-backed securities, (ii) prepayment rates ranging from 7.8% to 29.5%, based on the contractual interest rate, were utilized for fixed-rate, single-family residential loans and mortgage-backed securities, (iii) prepayment rates ranging from 1.8% to 8.5%, based on the contractual interest rate, were utilized for commercial real estate and multi-family loans and a prepayment rate of 42.5% was utilized for consumer loans, (iv) passbook deposits and negotiable order of withdrawal ("NOW") accounts totaling $534.8 million, all of which have fixed-rates, are assumed to mature according to the decay rates as defined by regulatory guidelines, which at June 30, 1996, ranged from 14.0% to 32.0%, (v) market bonus savings and commercial money market accounts totaling $104.7 million are assumed to reprice or mature according to the decay rates as defined by regulatory guidelines, which at June 30, 1996, was 31.0%, and (vi) money market rate deposits totaling $528.0 million are deemed to reprice or mature within the one-year category, even though a certain portion of these deposits is not likely to be interest rate sensitive. Management believes that these assumptions approximate actual experience and considers such assumptions reasonable; however, the interest rate sensitivity of the Bank's interest-earning assets and interest-bearing liabilities could vary substantially if different assumptions were used or if actual experience differs from the assumptions used, such as actual prepayment experience varying from estimates, early deposit withdrawals, and caps on adjustable-rate loans and mortgage-backed securities.


                           Commercial Federal Corporation Annual Report 1996  17


- -----------------------------------------------------------------------------------------------------------------------------------

                                                                   Within        91 Days        Over 1      3 Years
(Dollars in Thousands)                                             90 Days      to 1 Year     to 3 Years    and Over       Total
- ------------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
Fixed-rate
   mortgage loans (1) (2)......................................   $  199,958    $  299,193    $  698,584   $1,343,949   $2,541,684
Other loans (2) (3)............................................    1,163,619     1,548,164       714,656       77,514    3,503,953
Investments (4)................................................      107,188        21,450       102,038      103,829      334,505
- ------------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets........................................    1,470,765     1,868,807     1,515,278    1,525,292    6,380,142
- ------------------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
   Savings deposits............................................      565,603       104,313       187,319      310,240    1,167,475
   Other time deposits.........................................    1,017,645     1,353,786       755,610       62,063    3,189,104
   Borrowings (5)..............................................      343,063       646,589       740,060       13,124    1,742,836
   Impact of interest rate
     swap agreements...........................................           --       (10,000)       10,000           --           --
- -----------------------------------------------------------------------------------------------------------------------------------
   Interest-bearing liabilities................................    1,926,311     2,094,688     1,692,989      385,427    6,099,415
- ------------------------------------------------------------------------------------------------------------------------------------
Gap position...................................................     (455,546)     (225,881)     (177,711)   1,139,865      280,727
- -----------------------------------------------------------------------------------------------------------------------------------
Cumulative gap.................................................   $ (455,546)   $ (681,427)   $ (859,138)  $  280,727   $  280,727
- ------------------------------------------------------------------------------------------------------------------------------------
Gap as a percentage of the
  Bank's total assets..........................................       (6.89)%       (3.42)%       (2.69)%       17.25%        4.25%
Cumulative gap as a percentage
  of the Bank's total assets...................................       (6.89)%      (10.31)%      (13.00)%        4.25%        4.25%
- ------------------------------------------------------------------------------------------------------------------------------------

(1) Includes conventional single-family and multi-family mortgage loans and mortgage-backed securities.
(2) Such amounts are, as applicable, before deductions for unamortized discounts and premiums, loans in process, deferred loan fees and allowance for loan losses.
(3) Includes adjustable-rate single-family mortgage loans, adjustable-rate mortgage-backed securities and all other types of loans with either fixed or adjustable interest rates.
(4) Included in the "Within 90 Days" column are short-term cash investments of $2.4 million and FHLB stock of $79.1 million.
(5) Includes advances from the FHLB, securities sold under agreements to repurchase and other borrowings.
- --------------------------------------------------------------------------------

     The Bank's one-year cumulative gap is a negative $681.4 million, or 10.31% of the Bank's total assets of $6.606 billion at June 30, 1996, contrasted to a negative $161.0 million, or 2.72% of total assets at June 30, 1995. The interest rate risk policy of the Bank authorizes a liability sensitive one-year cumulative gap not to exceed 10.0%. Accordingly, subsequent to June 30, 1996, adjustments have been made so that the one-year cumulative gap falls within such policy guidelines.

RESULTS OF OPERATIONS

     Net income for fiscal year 1996 was $55.3 million, or $3.73 per share. These results compare to net income for fiscal year 1995 of $31.2 million, or $2.16 per share, and to net income for fiscal year 1994 of $5.0 million, or $.35 per share, which includes the net cumulative effects of changes in accounting principles for income taxes and postretirement benefits of $6.6 million, or $.46 per share.
     The Corporation's emphasis on single-family residential lending and the promotion of retail financial services, along with the Corporation's growth through acquisitions, continues to have positive effects on the Corporation's core operations. Core earnings for fiscal year 1996 increased 10.2% and 19.7%, respectively, over fiscal years 1995 and 1994. Core earnings, defined as operating income before income taxes excluding (i) gains on sales of mortgage-backed securities and loan servicing rights and (ii) amortization expense and valuation adjustment of intangible assets, totaled $90.9 million during fiscal year 1996 compared to $82.5 million and

18  Commercial Federal Corporation Annual Report 1996

$75.9 million, respectively, during fiscal years 1995 and 1994. This improvement in core earnings resulted primarily from increases in net interest income, loan servicing fees and retail fee income.
     The increase in net income for fiscal year 1996 compared to fiscal year 1995 is primarily due to the following: a $21.4 million nonrecurring charge for accelerated amortization of goodwill recorded in fiscal year 1995 and not incurred in the current fiscal year, an increase of $13.2 million in net interest income after provision for loan losses, increases of $3.2 million each in retail fees and charges and loan servicing fees, an increase of $746,000 in other operating income and a decline of $733,000 in amortization of intangible assets. These increases to net income were partially offset by an increase of $12.0 million in general and administrative expenses, an increase of $3.8 million in the provision for income taxes, a decline of $1.3 million in real estate operations and a decrease of $1.2 million in net gains on the sales of loans and loan servicing rights.
     The increase in net income for fiscal year 1995 compared to fiscal year 1994 is primarily due to the following: a change of $31.3 million in nonrecurring charges associated with the intangible assets valuation adjustment and the accelerated amortization of goodwill, an increase of $11.9 million in net interest income after provision for loan losses, a decline of $3.9 million in amortization of goodwill and core value of deposits, an improvement of $2.9 million in real estate operations, an increase of $2.5 million in loan servicing fees, an increase of $392,000 in retail fees and charges and a net increase of $76,000 in other operating income. These increases to net income were partially offset by an increase of $8.4 million in total general and administrative expenses, a net decrease of $6.6 million from the cumulative effects of changes in accounting principles, an increase of $6.3 million in the provision for income taxes and a net decrease of $5.5 million in net gains on the sales of loans and loan servicing rights.

NET INTEREST INCOME AND INTEREST RATE SPREAD

     Net interest income was $162.8 million for fiscal year 1996 compared to $149.8 million for fiscal year 1995, an increase of $12.9 million, or 8.6%; and compared to $137.8 million for fiscal year 1994. Based on the portfolios of interest-earning assets and interest-bearing liabilities at the end of the last three fiscal years, interest rate spreads were 2.48%, 2.21% and 2.33%, respectively, at June 30, 1996, 1995 and 1994, an increase of 27 basis points comparing the interest rate spread at June 30, 1996, to the interest rate spread at June 30, 1995, and a decrease of 12 basis points comparing the spreads at June 30, 1995, to June 30, 1994. In addition, during the fiscal years 1996, 1995 and 1994, interest rate spreads were 2.34%, 2.26% and 2.43%, respectively, representing an increase of eight basis points comparing the interest rate spread during fiscal year 1996 to fiscal year 1995 and a decrease of 17 basis points comparing the spread during fiscal year 1995 to 1994. The net yield on interest-earning assets during fiscal years 1996, 1995 and 1994 was 2.58%, 2.46% and 2.59%, respectively, representing an increase of 12 basis points comparing fiscal year 1996 to 1995 and a decrease of 13 basis points comparing fiscal year 1995 to 1994.
     During fiscal year 1996, in accordance with the one-time reclassification permitted under a special accounting report, and the reassessment of the appropriateness of the classifications of all securities held, management of the Corporation developed an asset/liability management strategy to reclassify substantially all of its 15- and 30-year fixed rate mortgage-backed securities approximating $370.4 million and agency investment securities approximating $49.9 million from held to maturity to available for sale. In addition, approximately $9.4 million of adjustable-rate mortgage-backed securities were reclassified from available for sale to held to maturity. The purpose of this strategy is to sell such securities and use the proceeds to fund Federal Home Loan Bank of Topeka (FHLB) advances as they become due, and to have the flexibility, should the opportunity arise, to reinvest proceeds into adjustable-rate or shorter duration interest-earning assets. During fiscal year 1996, approximately $230.8 million of such investment and mortgage-backed securities were sold with the proceeds used primarily to pay maturing FHLB advances.
     The sale of approximately $230.8 million of the securities available for sale and the utilization of such proceeds to repay maturing FHLB advances, the Corporation's favorable asset liability mix (primarily increased levels of adjustable-rate mortgage loans, consumer loans and multi-family commercial real estate loans) and the acquisition of Conservative, have improved the interest rate spreads and yields. Net interest income increased due primarily to average interest-earning assets increasing $210.0 million to $6.311 billion for fiscal year

                          Commercial Federal Corporation Annual Report 1996   19

1996 compared to $6.101 billion for fiscal year 1995. This increase in average interest-earning assets is primarily due to the Conservative acquisition in February 1996 with a higher net interest rate spread than the Corporation and to internal growth moderately offset by the sale of the securities available for sale previously discussed.
     However, the future trend in interest rate spreads and net interest income will be dependent upon such factors as the composition and size of the Corporation's interest-earning assets and interest-bearing liabilities, the interest rate risk exposure of the Corporation, and the maturity and repricing activity of interest-sensitive assets and liabilities, as influenced by changes in and levels of both short-term and long-term market interest rates.
     Net interest income increased during fiscal year 1995 compared to fiscal year 1994, even though the interest rate spread and the net yield on interest-earning assets decreased 17 and 13 basis points, respectively, due to average interest-earning assets increasing $775.5 million to $6.101 billion for fiscal year 1995 compared to $5.326 billion for fiscal year 1994. This increase in average interest-earning assets is primarily due to the acquisitions during fiscal years 1995 and 1994 and to internal growth.
     The following table presents certain information concerning yields earned on interest-earning assets and rates paid on interest-bearing liabilities during and at the end of each of the fiscal years presented.



- -------------------------------------------------------------------------------
                                     For the Year
                                     Ended June 30,          At June 30,
                                ----------------------  -----------------------
                                  1996   1995    1994    1996    1995    1994
Weighted average yield on:
 Loans..........................  8.29%   8.04%   7.98%   8.19%   8.26%   7.72%
 Mortgage-backed securities.....  6.45    6.02    5.68    6.73    6.38    5.73
 Investments....................  6.13    6.14    6.42    6.20    6.18    5.95
- -------------------------------------------------------------------------------
   Interest-earning assets......  7.78    7.45    7.39    7.81    7.71    7.13
- -------------------------------------------------------------------------------
Weighted average rate paid
 on:
 Savings deposits...............  2.79    3.24    2.16    3.04    3.08    2.74
 Other time deposits............  6.10    5.32    5.12    5.75    5.88    5.00
 Advances from FHLB.............  5.79    5.71    5.73    5.66    5.89    5.37
 Securities sold under
  agreement
 to repurchase..................  7.14    7.59    6.15    6.51    7.08    6.08
 Other borrowings............... 10.89   10.89   10.56   11.05   10.67   10.66
- -------------------------------------------------------------------------------
   Interest-bearing
    liabilities.................  5.44    5.19    4.96    5.33    5.50    4.80
- -------------------------------------------------------------------------------
Net interest rate spread........  2.34%   2.26%   2.43%   2.48%   2.21%   2.33%
- -------------------------------------------------------------------------------
Net yield on
 interest-earning assets........  2.58%   2.46%   2.59%   2.68%   2.42%   2.49%
- -------------------------------------------------------------------------------

20  Commercial Federal Corporation Annual Report 1996

     The following table presents average interest-earning assets and average interest-bearing liabilities, interest income and interest expense, and average yields and rates during the periods indicated. The table below includes nonaccruing loans averaging $35.5 million, $30.9 million and $31.9 million, respectively, for fiscal years 1996, 1995 and 1994 as interest-earning assets at a yield of zero percent.

- --------------------------------------------------------------------------------------------------------------------------
                                                        Year Ended June 30,
                                ------------------------------------------------------------------------------------------
                                              1996                          1995                          1994
                                ------------------------------  ---------------------------   ----------------------------
                                  Average              Yield/   Average             Yield/    Average               Yield/
(Dollars in Thousands)            Balance    Interest   Rate    Balance    Interest   Rate    Balance    Interest    Rate
- --------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Loans........................  $4,643,401  $384,765   8.29%  $4,277,946  $344,109   8.04%  $3,843,662  $306,725    7.98%
  Mortgage-backed
    securities.................   1,284,448    82,830   6.45    1,402,237    84,404   6.02    1,082,507    61,491    5.68
  Investments..................     383,433    23,497   6.13      421,089    25,855   6.14      399,555    25,638    6.42
- --------------------------------------------------------------------------------------------------------------------------
  Interest-earning
    assets.....................   6,311,282   491,092   7.78    6,101,272   454,368   7.45    5,325,724   393,854    7.39
- --------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
  Savings deposits.............   1,189,619    33,177   2.79    1,037,702    33,638   3.24      809,692    17,492    2.16
  Other time deposits..........   2,966,505   180,863   6.10    2,752,501   146,525   5.32    2,441,971   125,065    5.12
  Advances from FHLB...........   1,625,950    94,057   5.79    1,913,467   109,314   5.71    1,679,076    96,216    5.73
  Securities sold under
    agreements to
    repurchase.................     189,568    13,525   7.14      103,223     7,837   7.59      155,897     9,592    6.15
  Other borrowings.............      61,480     6,695  10.89       66,245     7,212  10.89       73,270     7,737   10.56
- --------------------------------------------------------------------------------------------------------------------------
  Interest-bearing
    liabilities................   6,033,122   328,317   5.44    5,873,138   304,526   5.19    5,159,906   256,102    4.96
- --------------------------------------------------------------------------------------------------------------------------
  Net earnings balance.........  $  278,160                    $  228,134                    $  165,818
  Net interest income..........              $162,775                             $149,842               $137,752
  Interest rate spread.........                         2.34%                         2.26%                  2.43%
- --------------------------------------------------------------------------------------------------------------------------
  Net yield on interest -
    earning assets.............                         2.58%                         2.46%                  2.59%
- --------------------------------------------------------------------------------------------------------------------------


     During fiscal year 1996, the Corporation's net earnings balance (the difference between average interest-bearing liabilities and average interest-earning assets) improved by $50.0 million compared to fiscal year 1995 primarily from the acquisition of Conservative (which was partially paid for through the issuance of common stock) and net internal growth with earnings retention. The percentage of average interest-earning assets to average interest-bearing liabilities was 104.6% during fiscal year 1996, compared to 103.9% during fiscal year 1995 and to 103.2% during fiscal year 1994. During fiscal year 1995, the Corporation experienced higher costs on interest-bearing liabilities and a lower interest rate spread and yield compared to fiscal year 1994 primarily due to increases in the interest rates offered on certain types of deposit products which were raised in order to maintain savings deposits as an attractive investment vehicle for consumers. The reduced interest rate spread and yield also reflects the fact that the Corporation's incremental growth of interest-earning assets during fiscal year 1995 contained comparatively narrower yields on its interest-earning assets. The net earnings balance improved by $62.3 million for fiscal year 1995 compared to 1994 primarily from internal growth.


                          Commercial Federal Corporation Annual Report 1996   21

     The following table presents the dollar amount of changes in interest income and expense for each major component of interest-earning assets and interest-bearing liabilities, respectively, and the amount of change in each attributable to: (i) changes in volume (change in volume multiplied by prior year rate), and (ii) changes in rate (change in rate multiplied by prior year volume). The net change attributable to change in both volume and rate, which cannot be segregated, has been allocated proportionately to the change due to volume and the change due to rate. This table demonstrates the effect of the increased volume of interest-earning assets and interest-bearing liabilities, the increasing interest rates and the effect on the interest rate spreads previously discussed.

- ---------------------------------------------------------------------------------------------------------------------------
                                               Year Ended June 30,                          Year Ended June 30,
                                              1996 Compared to 1995                       1995 Compared to 1994
                                         -------------------------------            --------------------------------------
(In Thousands)                             Increase (Decrease) Due to                    Increase (Decrease) Due to
- --------------------------------------------------------------------------------------------------------------------------
                                         Volume          Rate      Total              Volume      Rate      Total
- --------------------------------------------------------------------------------------------------------------------------
Interest income:
  Loans...........................        $30,052        $10,604    $40,656           $34,914     $  2,470  $37,384
  Mortgage-backed securities......         (7,364)         5,790     (1,574)           19,064        3,849   22,913
  Investments.....................         (2,308)           (50)    (2,358)            1,349       (1,132)     217
- --------------------------------------------------------------------------------------------------------------------------
    Interest income...............         20,380         16,344     36,724            55,327        5,187   60,514
- --------------------------------------------------------------------------------------------------------------------------
  Interest expense:
  Savings deposits................          4,574         (5,035)      (461)            5,814       10,332   16,146
  Other time deposits.............         11,969         22,369     34,338            16,383        5,077   21,460
  Advances from FHLB..............        (16,616)         1,359    (15,257)           13,391         (293)  13,098
  Securities sold under agreements
    to repurchase.................          6,187           (499)     5,688            (3,689)       1,934   (1,755)
  Other borrowings................           (519)             2       (517)             (759)         234     (525)
- --------------------------------------------------------------------------------------------------------------------------
    Interest expense................          5,595         18,196     23,791            31,140       17,284   48,424
- --------------------------------------------------------------------------------------------------------------------------
Effect on net interest income.....        $14,785        $(1,852)     $12,933         $24,187     $(12,097) $12,090
- --------------------------------------------------------------------------------------------------------------------------


     The improvements due to changes in volume between fiscal years 1996 and 1995 reflect the increases in such interest rate spreads and the growth the Corporation has experienced, both internally and from acquisitions. The improvements due to changes in volume between fiscal years 1996, 1995 and 1994 in part reflects the increases in the difference between average interest-bearing liabilities and average interest-earning assets of $50.0 million and $62.3 million, respectively. The decreases in interest rate spreads between fiscal years 1995 and 1994 account for the decrease due to rate increases in fiscal year 1995 over 1994.

22  Commercial Federal Corporation Annual Report 1996

NON-INTEREST INCOME AND EXPENSE

PROVISION FOR LOAN LOSSES AND REAL ESTATE OPERATIONS

     The Corporation recorded loan loss provisions of $6.1 million, $6.4 million and $6.2 million in fiscal years 1996, 1995 and 1994, respectively. The loan loss provision decreased even though the net loan portfolio increased approximately $272.5 million at June 30, 1996, compared to June 30, 1995, indicating the improved credit quality of the loan portfolio and the low level of nonperforming loans over the respective periods of time. At June 30, 1996, the Corporation's conventional, FHA and VA loans, including loans held for sale, totaling approximately $4.3 billion, are secured by single-family residential properties located primarily in Nebraska (20%), Colorado (17%), Kansas (7%), Georgia, Oklahoma and Texas (5% each), and the remaining 41% in 44 other states. The commercial real estate loan portfolio at June 30, 1996, totaling $269.7 million is secured by properties located in Colorado (33%), Nebraska (31%), Florida (12%) and the remaining 24% in 18 other states. The allowance for loan losses is based upon management's continuous evaluation of the collectibility of outstanding loans, which takes into consideration such factors as changes in the composition of the loan portfolio and economic conditions that may affect the borrower's ability to pay, regular examinations by the Corporation's credit review group of specific problem loans and of the overall portfolio quality and real estate market conditions in the Corporation's lending areas.
     The Corporation recorded net income from real estate operations of $172,000 and $1.5 million in fiscal years 1996 and 1995, respectively, and a net loss of $1.4 million in fiscal year 1994. Real estate operations reflect provisions for real estate losses, net real estate operating activity and gains and losses on dispositions of real estate. Fiscal year 1996 reflects a credit to the provision for real estate operations totaling $479,000 compared to real estate loss provisions charged to operations of $199,000 and $1.7 million, respectively, for fiscal years 1995 and 1994. The credit to provision for real estate operations in fiscal year 1996 was primarily due to excess reserves recaptured into income upon settlement of a lawsuit. The decrease in real estate operations of $1.3 million for fiscal year 1996 from fiscal year 1995 is primarily due to a pre-tax gain of $1.2 million recorded in fiscal year 1995 from the sale of an apartment and assisted-care facility located in Dallas, Texas. The improvement in real estate operations of $2.9 million for fiscal year 1995 over fiscal year 1994 is primarily due to the realization of gains on sales of certain commercial properties, lower operating expenses and lower loss provisions. Management believes that the positive results from real estate operations are indicative of the improvements made in the reduction of the Corporation's real estate portfolio and to the improvement in the real estate markets in general.
     Although the Corporation believes that present levels of allowances for loan losses are adequate to reflect the risks inherent in its portfolios, there can be no assurance that the Corporation will not experience increases in its nonperforming assets, that it will not increase the level of its allowances in the future or that significant provisions for losses will not be required based on factors such as deterioration in market conditions, changes in borrowers' financial conditions, delinquencies and defaults. In addition, regulatory agencies review the adequacy of allowances for losses on loans on a regular basis as an integral part of their examination process. Such agencies may require additions to the allowances based on their judgments of information available to them at the time of their examinations.


                           Commercial Federal Corporation Annual Report 1996  23

     Nonperforming assets are monitored on a regular basis by the Corporation's internal credit review and asset workout groups. Nonperforming assets increased by $3.8 million, or 6.1%, at June 30, 1996, compared to June 30, 1995, primarily as a result of net increases of $5.6 million in nonperforming loans and $1.3 million in real estate offset by a decrease of $3.1 million in troubled debt restructurings. Nonperforming assets at June 30 are summarized as follows:

- -------------------------------------------------------------------------------
(Dollars in Thousands)                               1996      1995      1994
- -------------------------------------------------------------------------------
Nonperforming loans (1)
  Residential real estate........................  $34,660   $30,784   $27,470
  Commercial real estate.........................    2,357       773     5,613
  Consumer.......................................      888       701       409
- -------------------------------------------------------------------------------
    Total........................................   37,905    32,258    33,492
- -------------------------------------------------------------------------------
Real estate (2)
  Commercial.....................................    8,850     8,795    16,869
  Residential....................................    4,986     3,784     4,566
- -------------------------------------------------------------------------------
    Total........................................   13,836    12,579    21,435
- -------------------------------------------------------------------------------
Troubled debt restructurings (3)
  Commercial.....................................   13,894    16,566    19,455
  Residential....................................      909     1,294     1,580
- --------------------------------------------------------------------------------
    Total........................................   14,803    17,860    21,035
- -------------------------------------------------------------------------------
Total nonperforming assets.......................  $66,544   $62,697   $75,962
- -------------------------------------------------------------------------------
Nonperforming loans to total loans...............      .78%      .70%      .83%
Nonperforming assets to total assets.............     1.01%      .95%     1.27%
- -------------------------------------------------------------------------------
Allowance for loan losses:
  Other loans (4)................................  $36,513   $33,261   $27,530
  Bulk purchased loans (5).......................   12,765    15,280    17,321
- -------------------------------------------------------------------------------
    Total........................................  $49,278   $48,541   $44,851
- -------------------------------------------------------------------------------
Allowance for loan losses to total loans.........     1.01%     1.06%     1.11%
Allowance for loan losses to total nonperforming
 assets..........................................    74.05%    77.42%    59.04%
- --------------------------------------------------------------------------------

(1) Nonperforming loans consist of nonaccruing loans (loans 90 days or more past due) and accruing loans that are contractually past due 90 days or more. At June 30, 1996, 1995 or 1994, there were no accruing loans contractually past due 90 days or more.
(2) Real estate consists of commercial and residential property acquired through foreclosure or repossession (real estate owned and real estate in judgment) and real estate from certain subsidiary operations, and does not include performing real estate held for investment totaling $2.8 million, $4.2 million and $2.9 million, respectively, at June 30, 1996, 1995 and 1994.
(3) A troubled debt restructuring is a loan on which the Corporation, for reasons related to the debtor's financial difficulties, grants a concession to the debtor, such as a reduction in the loan's interest rate, a reduction in the face amount of the debt, or an extension of the maturity date of the loan, that the Corporation would not otherwise consider.
(4) Includes $78,000 at June 30, 1996 and 1995, and $206,000 at June 30, 1994,
    in general allowance for losses established primarily to cover risks associated with borrowers' delinquencies and defaults on loans held for sale.
(5) Represents the allowance for loan losses for single-family residential whole loans purchased between January 1991 and June 30, 1992 (bulk purchased loans), which had been allocated from the amount of net discounts associated with the Corporation's purchase of these loans to provide for the credit risk associated with such bulk purchased loans. These bulk purchased loans had principal balances of $574.4 million, $701.9 million and $868.0 million, respectively, at June 30, 1996, 1995 and 1994. These allowances are available only to absorb losses associated with respective bulk purchased loans, and are not available to absorb losses from other loans.
- -------------------------------------------------------------------------------

24  Commercial Federal Corporation Annual Report 1996

     The ratio of nonperforming loans to total loans was .78% at June 30, 1996, based on loan balances of $4.9 billion, compared to .70% and .83%, respectively, at June 30, 1995 and 1994, which were based on loan balances of $4.6 billion and $4.0 billion. Management believes that these ratios reflect the quality of the Corporation's loan portfolio, which consists primarily of loans secured by single-family residential properties. The ratio of nonperforming assets to total assets of 1.01%, .95% and 1.27%, respectively, at June 30, 1996, 1995 and 1994, which management believes are favorable compared to industry standards, is an indicator of the stabilization of nonperforming assets. The total allowance for loan losses increased to $49.3 million at June 30, 1996, an improvement of $737,000 and $4.4 million, respectively, compared to June 30, 1995 and 1994. The percentage of allowance for loan losses to total loans at June 30, 1996, was 1.01%, compared to the ratios of 1.06% and 1.11%, respectively, at June 30, 1995 and 1994. The total allowance for loan losses to total nonperforming assets of 74.05% and 77.42% at June 30, 1996 and 1995, respectively, compared to 59.04% at June 30, 1994, indicates improved coverage for potential losses. Ratios for both nonperforming loans to total loans and nonperforming assets to total assets increased compared to June 30, 1995, primarily due to a net increase in nonperforming loans of $5.6 million offset slightly by net increases of $273.2 million in total loans and $38.1 million in total assets compared to June 30, 1995. The asset quality ratios comparing June 30, 1995, to June 30, 1994, improved due to net decreases in nonperforming loans and nonperforming assets, primarily from the sale of properties and loan principal payments, combined with increases in both total loans and total assets over the respective fiscal years.
     Nonperforming loans at June 30, 1996, increased $5.6 million compared to June 30, 1995, primarily due to net increases of $3.9 million, $1.6 million and $187,000 in delinquent residential real estate loans, commercial real estate loans and consumer loans, respectively. The increase of $3.9 million in delinquent residential real estate loans is primarily due to residential construction real estate loans increasing $1.9 million from a balance of $603,000 at June 30, 1995, to $2.5 million at June 30, 1996, primarily due to increased loan volume in residential construction lending.
     The net increase of $1.3 million in real estate at June 30, 1996, compared to June 30, 1995, is substantially attributable to a net increase of $1.2 million in residential real estate. Real estate is primarily located in Colorado and Nebraska and at June 30, 1996, before allowance for losses, totaled $6.0 million and $5.4 million, respectively, compared to $6.8 million and $5.8 million at June 30, 1995.
     Troubled debt restructurings decreased $3.1 million at June 30, 1996, compared to June 30,1995, primarily attributable to net decreases of $2.7 million in commercial real estate loans and $385,000 in residential real estate loans with the net decreases due primarily to loan principal repayments.

LOAN SERVICING FEES

     Loan servicing fees, which also include miscellaneous loan fees for late payments and prepayment charges, and assumption and modification fees, totaled $27.9 million, $24.7 million and $22.2 million for fiscal years 1996, 1995 and 1994, respectively. This current year increase over previous fiscal years is primarily due to increases in the size of the Corporation's loan servicing portfolio. Fees from loans serviced for other institutions totaled $22.7 million, $20.9 million and $18.1 million for fiscal years 1996, 1995 and 1994, respectively. The mortgage loan servicing portfolio totaled $5.870 billion, $5.151 billion and $4.636 billion at June 30, 1996, 1995 and 1994, respectively.
     The value of the Corporation's loan servicing portfolio increases as mortgage interest rates rise and loan prepayments decrease. It is expected that income generated from the Corporation's loan servicing portfolio will increase in such an environment. However, this positive effect on the Corporation's income is offset, in part, by a decrease in additional servicing fee income attributable to new loan originations, which historically decrease in periods of higher, or increasing, mortgage interest rates, and by an increase in expenses from loan production costs since a portion of such costs cannot be deferred due to lower loan originations. Conversely, the value of the Bank's loan servicing portfolio will decrease as mortgage interest rates decline.

RETAIL FEES AND CHARGES

     Retail fees and charges totaled $12.7 million, $9.5 million and $9.2 million for fiscal years 1996, 1995 and 1994, respectively. The primary source of this fee income is customer charges for retail financial services such as checking account fees and service charges, charges for insufficient funds or uncollected funds, stop payment fees, overdraft protection fees and transaction fees for personal


                          Commercial Federal Corporation Annual Report 1996   25
checking and automatic teller machine services. The net increase of $3.2 million from fiscal year 1996 compared to fiscal year 1995 primarily results from increases in certain checking account fees and related ancillary fees for overdraft and insufficient funds charges from the Corporation's expanding retail customer deposit base over the last two fiscal years. As a result of the Corporation's acquisition activity, combined with aggressive checking account promotions, the Corporation's customer account deposit base has increased significantly over the past fiscal year. Such acquisitions account for over $2.5 million of the total retail fees and charges for fiscal year 1996 compared to $1.4 million for fiscal year 1995, an increase of approximately $1.1 million. The increase of $392,000 from fiscal year 1994 to fiscal year 1995 is primarily due to additional fees and charges generated from a larger customer base that resulted primarily from the acquisition of two financial institutions in fiscal year 1995.

GAIN (LOSS) ON SALES OF LOANS

     During fiscal years 1996, 1995 and 1994, the Corporation sold loans to third parties through its mortgage banking operations totaling $667.7 million, $654.4 million and $1.96 billion, respectively, resulting in net pre-tax gains of $164,000 and $1.4 million, respectively, for fiscal years 1996 and 1994, and a net pre-tax loss of $1.7 million for fiscal year 1995. Mortgage loans are generally sold in the secondary market with loan servicing retained and without recourse to the Corporation. The net gain recorded in fiscal year 1996 is attributable to the relatively stable interest rate environment and to the adoption effective July 1, 1995, of the provisions of Statement of Financial Accounting Standards No. 122 (SFAS No. 122) entitled "Accounting for Mortgage Servicing Rights," which prescribes accounting methods that generally result in comparatively higher amounts of gains realized from the sales of loans.
     SFAS No. 122 requires capitalization of internally originated mortgage servicing rights as well as purchased mortgage servicing rights. The net effect of adopting the provisions of SFAS No. 122 was to increase fiscal year 1996 pre-tax earnings approximately $4.0 million. At June 30, 1996, mortgage servicing rights totaled $45.0 million. SFAS No. 122 also requires that mortgage servicing rights be reported at the lower of cost or fair value. Mortgage servicing rights are stratified by loan type and interest rate for purposes of impairment measurement. Impairment losses are recognized to the extent the unamortized mortgage servicing right for each stratum exceeds the current market value, as reductions in the carrying value of the asset, through the use of a valuation allowance, with a corresponding reduction to loan servicing income. No valuation allowance for capitalized servicing rights was necessary to be established as of June 30, 1996. The future effect of SFAS No. 122 is dependent, among other items, upon the volume and type of loans originated, the general levels of market interest rates and the rate of estimated loan prepayments. Accordingly, management of the Corporation is unable to predict with any reasonable certainty what effect this statement will have on the Corporation's future results of operations or its financial position.
     The net gains and losses recorded in fiscal years 1995 and 1994 are primarily from mortgage banking operations of the former Railroad Savings Bank which have been combined under the pooling of interests accounting treatment. Such gains and losses were incurred primarily from the sales of loans which were originated pursuant to unhedged commitments. The lower sales activity comparing fiscal year 1995 to 1994 primarily is a result of lower loan originations due to the relatively higher interest rate environment.

GAIN ON SALES OF LOAN SERVICING RIGHTS

     Gain on the sales of loan servicing rights totaled $452,000, $3.5 million and $5.9 million, respectively, for fiscal years 1996, 1995 and 1994. All such sales activity of loan servicing rights was from the mortgage banking operations of the former Railroad Savings Bank which have been combined under the pooling of interests accounting treatment.

OTHER OPERATING INCOME

     Other operating income totaled $8.2 million, $7.5 million and $7.4 million for fiscal years 1996, 1995 and 1994, respectively. The major components of other operating income are brokerage and insurance commissions. Brokerage commission income totaled $3.0 million, $2.6 million and $3.1 million, respectively, for fiscal years 1996, 1995 and 1994. Management believes that investment alternatives more attractive to consumers such as certificates of deposit with higher interest rates have contributed to lower revenues for brokerage commissions, primarily affecting


26   Commercial Federal Corporation Annual Report 1996
annuity commissions. Insurance commission income totaled $1.7 million, $2.4 million and $2.1 million, respectively, for fiscal years 1996, 1995 and 1994. Fiscal year 1996 results are lower than 1995, and management of the Corporation will continue to emphasize insurance and securities brokerage services; however, such commissions are affected to a significant degree by the current interest rate environment in relation to rates on other competing products. Fiscal year 1996 results also include credit life and disability commission income totaling $1.6 million compared to $1.2 million and $629,000 in fiscal years 1995 and 1994, respectively. Other miscellaneous sundry income totaled approximately $1.9 million, $1.3 million and $1.6 million, respectively, for fiscal years 1996, 1995 and 1994. The increase of $600,000 comparing fiscal year 1996 to 1995 is primarily attributable to the recognition of $344,000 in fiscal year 1996 on the disposition of a leasing transaction and $253,000 recorded as net gains on the sales of securities compared to a loss of $41,000 for fiscal year 1995.

GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses totaled $114.5 million, $102.6 million and $94.1 million for fiscal years 1996, 1995 and 1994, respectively. The efficiency ratio, defined as general and administrative expenses divided by the sum of (i) net interest income before provision for loan losses, (ii) loan servicing fees, (iii) retail fees and charges and (iv) other operating income, has remained favorable even though operating expenses have increased, primarily from acquisitions in each of the last three fiscal years, by approximately $12.0 million during fiscal year 1996 compared to 1995 and approximately $8.4 million during fiscal year 1995 compared to 1994. The Corporation's efficiency ratio for fiscal year 1996 is 54.2% compared to 53.5% and 53.3% for fiscal years 1995 and 1994, respectively. The increase in the efficiency ratio for fiscal year 1996 compared to fiscal year 1995 is due to increases in general and administrative expenses primarily from the acquisitions during the last two fiscal years and nonrecurring expenses totaling $4.5 million associated with the Railroad merger and the 1995 proxy contest. Excluding the effects of such nonrecurring expenses the Corporation's efficiency ratio for fiscal year 1996 is 52.1%.
     The increase of approximately $12.0 million in general and administrative expenses in fiscal year 1996 compared to fiscal year 1995 was due to increases in compensation and benefits of $1.7 million, occupancy and equipment of $2.6 million, regulatory insurance and assessments of $1.3 million, advertising of $1.9 million, amortization of mortgage servicing rights of $688,000 and $3.8 million in other operating expenses. The net increase of approximately $12.0 million, or 11.7%, comparing fiscal year 1996 to fiscal year 1995 is in part attributable to nonrecurring expenses associated with the Railroad merger and the 1995 proxy contest, expenses associated with loan production, additional branches and increased marketing costs for deposits and other product and image promotions. During fiscal year 1996 total nonrecurring costs and expenses totaled $4.5 million consisting of (i) $3.6 million related to the Railroad merger for accounting, legal, investment banking, severance benefits, advertising and miscellaneous transition and conversion expenses and (ii) $901,000 related to the 1995 proxy contest for consulting services, legal fees, solicitation fees and printing and mailing costs. Other increases in general and administrative expenses for fiscal year 1996 are attributable to loan production costs, primarily compensation and benefits, which exceeded fiscal year 1995 expenses by approximately $3.5 million. Advertising expenditures, up $1.9 million, fluctuate based upon desired levels of product promotion and were higher compared to fiscal year 1995 due to increased campaigns for checking accounts and related products, certificates of deposit, consumer and mortgage lending and image promotion. Amortization of mortgage servicing rights increased by $688,000 over fiscal year 1995 primarily due to an increase of $14.1 million in capitalized mortgage servicing rights. In addition, loans serviced for other institutions increased $718.7 million over fiscal year 1995 resulting in increased staffing levels and related expenses. Other net increases in general and administrative expenses directly resulting from the Corporation's recent acquisitions, excluding Railroad, totaled approximately $400,000 over fiscal year 1995. Such increases in general and administrative expenses result from increased personnel wages and benefits, costs of operating additional branches and higher regulatory insurance assets from deposits acquired. Other expenses were also incurred on an indirect basis attributable to such acquisitions.
     The Corporation paid FDIC insurance premiums and OTS assessments totaling $10.6 million, $9.3 million and $8.2 million for fiscal years 1996, 1995 and 1994, respectively. The higher levels of such costs recorded during the respective fiscal years are due to the Corporation's increased deposit base resulting from acquisitions and internal growth.



                          Commercial Federal Corporation Annual Report 1996   27

     The increase of $8.4 million in general and administrative expenses in fiscal year 1995 compared to fiscal year 1994 was due to increases in compensation and benefits of $6.3 million, occupancy and equipment of $1.8 million, regulatory insurance and assessments of $1.1 million, advertising of $640,000 and amortization of mortgage servicing rights of $652,000, partially offset by a decrease of $2.1 million in other operating expenses. Increases in general and administrative expenses directly resulting from the acquisitions in fiscal years 1995 and 1994 totaled $4.4 million comparing fiscal year 1995 ($7.5 million) to fiscal year 1994 ($3.1 million). Such increases in general and administrative expenses result from increased personnel wages and benefits, costs of operating additional branches and higher regulatory insurance costs from the deposits acquired. Other increases in general and administrative expenses in fiscal year 1995 compared to fiscal year 1994 are attributable to loan production costs, primarily compensation and benefits, which were deferred in fiscal year 1994 when loan production volume was significantly higher than in fiscal year 1995. Such increase in loan production costs expensed in fiscal year 1995 over 1994 totaled $3.7 million. Deferred compensation related to restricted stock totaled $1.2 million and $395,000, respectively, in fiscal years 1995 and 1994, an increase of $778,000 due to additional awards granted. Additionally, amortization of mortgage servicing rights increased $652,000 in fiscal year 1995 over 1994 primarily from the increase of $10.4 million in servicing rights acquired through purchases.

GOODWILL AND CORE VALUE OF DEPOSITS

     Total amortization expense for goodwill and core value of deposits for fiscal years 1996, 1995 and 1994 was $9.5 million, $10.3 million and $14.1 million, respectively. Amortization of goodwill and core value of deposits for fiscal year 1996 was lower than fiscal year 1995 primarily due to a reduction in amortization expense on core value of deposits which is amortized on an accelerated basis partially offset by the $725,000 increase in intangible amortization from the Conservative acquisition as of February 1, 1996. Amortization of goodwill and core value of deposits for fiscal year 1995 was lower than fiscal year 1994 primarily due to a $6.2 million decrease in goodwill amortization comparing the respective fiscal years since the amortization of goodwill was accelerated and completely amortized to expense over the first six months of fiscal year 1995. In addition, the amortization expense on core value of deposits from acquisitions before fiscal year 1994 decreased in the last six months of fiscal year 1995 due to an adjustment totaling $6.8 million that was recorded effective January 1, 1995, as a result of the Corporation's recognition of pre-acquisition tax credits and net operating losses. Such decreases in amortization expenses comparing fiscal year 1995 to 1994 were partially offset by the net increase of $2.4 million in amortization of core value of deposits and goodwill resulting from the acquisitions in fiscal years 1994 and 1995. No impairment adjustment has been made to the intangible assets resulting from the Corporation's acquisitions during fiscal years 1996, 1995 or 1994.
     Effective June 30, 1994, the Corporation changed its method of valuation of intangible assets incorporating a fair value concept using a lower of cost or market methodology. An appraisal performed by an independent third party of



28   Commercial Federal Corporation Annual Report 1996
the existing intangible assets relating to acquisitions during 1986 through 1988 of five troubled savings institutions located in Colorado, Kansas and Oklahoma resulted in a fair value estimate of $41.0 million. Such fair value estimate resulted in the Corporation recognizing an impairment of recorded intangible assets at June 30, 1994, of $52.7 million. This appraisal of $41.0 million as of June 30, 1994, was classified by management as core value of deposits totaling $19.6 million and goodwill totaling $21.4 million. The $21.4 million of goodwill was completely amortized to expense over the first six months of fiscal year 1995.

PROVISION FOR INCOME TAXES

     For fiscal years 1996, 1995 and 1994 the provision for income taxes was $27.0 million, $23.1 million and $16.9 million, respectively. The effective tax rates for fiscal years 1996, 1995 and 1994 were 32.8%, 42.6% and 110.7%, respectively. The provision for income taxes for fiscal year 1996 was reduced by approximately $1.0 million for an income tax benefit recognized for financial reporting purposes from a leveraged lease settlement. The provision for income taxes for fiscal year 1995 was reduced by $2.3 million due to the recognition of pre-acquisition tax credits and net operating losses that the Corporation was entitled to from a thrift acquired in 1987 and two leasing companies acquired in 1984 and 1986. For the three fiscal years ended June 30, 1996, the effective tax rates vary from the applicable statutory rates primarily due to the nondeductibility of amortization of goodwill and core value of deposits in relation to the level of taxable income for the respective fiscal years. The effective tax rate also varied from the statutory rate of 35.0% for fiscal year 1996 due to the nondeductibility of certain Railroad merger and acquisition costs offset slightly by the aforementioned income tax benefit recognized from the leveraged lease settlement.
     In addition, the effective tax rate varied from the statutory rate for fiscal years 1995 and 1994 due to the recognition of the pre-acquisition tax credits and net operating losses of $2.3 million in fiscal year 1995 and, in fiscal year 1994, to the intangible assets valuation adjustment of $52.7 million. The effective tax rate for fiscal year 1994 includes a change in the federal tax law enacted in August 1993 that increased the federal corporate marginal tax rate from 34.0% to 35.0%. The effect of this tax rate change on the net deferred income tax liability resulted in the recording of additional income tax expense of $1.2 million in the first quarter of fiscal year 1994.
     In August 1996, changes in the federal tax law (i) repealed both the percentage of taxable income and experience methods effective July 1, 1996, allowing a bad debt deduction for specific charge-offs only, and (ii) require recapture into taxable income over a six year period of tax bad debt reserves which exceed the base year amount, adjusted for any loan portfolio shrinkage. These changes will result in the recognition of additional deferred tax liabilities of approximately $103,000 in the first quarter of fiscal year 1997. The remaining unrecognized deferred tax liability could be recognized in the future, in whole or in part, if (i) there is a change in federal tax law, (ii) the Bank fails to meet certain definitional tests and other conditions in the federal tax law, (iii) certain distributions are made with respect to the stock of the Bank or (iv) the bad debt reserves are used for any purpose other than absorbing bad debt losses.

CUMULATIVE EFFECTS OF CHANGES IN ACCOUNTING PRINCIPLES

     Included in fiscal year 1994 results of operations was the adoption of the provisions of two accounting statements resulting in the Corporation recording a net $6.6 million in net income, or $.46 per share, from the cumulative effects of these changes in accounting principles.
     The adoption of the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," resulted in recording $6.9 million in net income, or $.48 per share, while the adoption of the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," resulted in recording a charge to income of $519,000 (net of a tax benefit of $183,000), or $.02 loss per share after tax.


                          Commercial Federal Corporation Annual Report 1996   29


RATIOS
     The table below sets forth certain performance ratios of the Corporation for the periods indicated.
- -------------------------------------------------------------------------------
                                                     Year Ended June 30,
- -------------------------------------------------------------------------------
                                             1996          1995         1994
- --------------------------------------------------------------------------------
Return on average assets:net income
divided by average total assets (1)
(2)..................................          .84%         .49%         .09%
Return on average equity:net income
divided by average equity (1) (2)....        14.74         9.98         1.54
Equity-to-assets ratio:average
stockholders' equity to average total
assets (1)...........................         5.72         4.95         5.74
General and administrative expenses
divided by average assets (1)(2).....         1.75         1.62         1.67
- --------------------------------------------------------------------------------

(1) Based on daily average balances during fiscal years 1996, 1995 and 1994.
(2) General and administrative expenses divided by average assets for fiscal year 1996 is 1.68% excluding the nonrecurring expenses totaling $3,565,000 and $901,000, respectively, associated with the Railroad merger and the 1995 proxy contest. Return on average assets and return on average stockholders' equity for fiscal year 1996 are .90% and 15.68%, respectively, excluding the after-tax effect of the nonrecurring expenses totaling $2,920,000 and $585,000, respectively, associated with the Railroad merger and the 1995 proxy contest. Return on average assets and return on average stockholders' equity for fiscal year 1995 are .83% and 16.82%, respectively, excluding the accelerated amortization of goodwill totaling $21,357,000.
- --------------------------------------------------------------------------------

     The increase in the operating ratio for general and administrative expenses for fiscal year 1996 compared to fiscal year 1995 is attributable to an increase of approximately $12.0 million in such expenses primarily due to the nonrecurring expenses totaling $4.5 million associated with the Railroad merger and the 1995 proxy contest as well as increases in general and administrative expenses attributable to the Conservative acquisition. The decrease in the operating ratio for general and administrative expenses for fiscal year 1995 compared to fiscal year 1994 is due to an increase of approximately $685.0 million in the Corporation's average total assets from fiscal year 1994 partially offset by an increase of $8.4 million in such expenses over the same time span.

IMPLEMENTATION OF NEW ACCOUNTING PRONOUNCEMENTS

     During fiscal year 1996, the Corporation adopted the provisions of two accounting pronouncements: Statement No. 121 entitled "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and Statement No. 122 entitled "Accounting for Mortgage Servicing Rights." See
Note 1 to the Consolidated Financial Statements for a discussion of the implementation of the provisions of these new accounting pronouncements and their effect, if any, on the Corporation's financial position and results of operations.

LIQUIDITY AND CAPITAL RESOURCES

     The Corporation's principal asset is its investment in the capital stock of the Bank, and because it does not generate any significant revenues independent of the Bank, the Corporation's liquidity is dependent on the extent to which it receives dividends from the Bank. The Bank's ability to pay dividends to the Corporation is dependent on its ability to generate earnings and is subject to a number of regulatory restrictions and tax considerations. Under capital distribution regulations of the OTS, a savings institution that, immediately prior to, and on a pro forma basis after giving effect to, a proposed dividend, has total capital that is at least equal to the amount of its fully phased-in capital requirements (a "Tier 1 Association") is permitted to pay dividends during a calendar year in an amount equal to the greater of (i) 75.0% of its net income for the recent four quarters, or (ii) 100.0% of its net income to date during the calendar year plus an amount that would reduce by one-half the amount by which its ratio of total capital to assets exceeded its fully phased-in risk-based capital ratio requirement at the beginning of the calendar year. At June 30, 1996, the Bank qualified as a Tier 1 Association, and would be permitted to pay an aggregate amount approximating $92.9 million in dividends under these regulations. Should the Bank's regulatory capital fall below certain levels, applicable law would require


30   Commercial Federal Corporation Annual Report 1996
approval by the OTS of such proposed dividends and, in some cases, would prohibit the payment of dividends.
     At June 30, 1996, the cash of Commercial Federal Corporation (the parent company) totaled $12.6 million of which $3.5 million is required to be retained under the terms of the Indenture governing the $40.25 million of subordinated notes due December 1999. Due to the parent company's limited independent operations, management believes that the cash balance at June 30, 1996, is currently sufficient to meet operational needs. However, the parent company's ability to make future interest and principal payments on the subordinated notes, and on the $6.9 million of 10.0% senior notes acquired in the Railroad merger, is dependent upon its receipt of dividends from the Bank. Accordingly, during fiscal years 1996 and 1995, the parent company received dividends totaling $9.3 million and $5.7 million, respectively, from the Bank. These dividends from the Bank were made primarily to cover (i) the interest payments on the parent company's subordinated debt and senior notes which amount totaled $4.9 million in the aggregate and (ii) the common stock cash dividends of $4.4 million paid by the parent company to its shareholders through June 30, 1996. On October 4, 1995, the Board of Directors of the Corporation established a policy of paying a regular quarterly cash dividend on its common stock. Prior to such date, the Corporation had never paid dividends. Accordingly, cash dividends totaling $5.9 million, or $.40 per common share, were declared during fiscal year 1996 with $4.4 million paid through June 30, 1996. The payment of dividends on the common stock is subject to the discretion of the Board of Directors of the Corporation and depends on a variety of factors, including operating results and financial condition, liquidity, regulatory capital limitations and other factors. The Bank will continue to pay dividends to the parent company, pursuant to regulatory restrictions, to cover cash dividends on common stock that the parent company intends to pay on a quarterly basis. The parent company also receives cash from the exercise of stock options and the sale of stock under its employee benefit plans which totaled $2.3 million and $1.3 million, respectively, during fiscal years 1996 and 1995.
     Subsequent to June 30, 1996, the Corporation repurchased on August 21, 1996, 1,250,100 shares of its common stock. Total cash consideration for this transaction, including certain expenses and costs associated with the seller's ownership of such stock, approximated $51.2 million. The sources of cash to consummate this stock repurchase consisted of (i) a short-term note totaling $28.0 million, (ii) a dividend from the Bank totaling $18.0 million and (iii) cash totaling $5.2 million paid directly by the parent company.
     The Corporation's primary sources of funds are (i) deposits,
(ii) principal repayments on loans, mortgage-backed and investment securities,
(iii) advances from the FHLB of Topeka, (iv) cash generated from operations and
(v) securities sold under agreements to repurchase. As reflected in the Consolidated Statement of Cash Flows, net cash flows used by operating activities for fiscal year 1996 totaled $6.3 million, and net cash flows provided by operating activities for fiscal years 1995 and 1994 totaled $18.9 million and $31.2 million, respectively. Amounts fluctuate from period to period primarily as a result of mortgage banking activity relating to the purchase and origination of loans for resale and the subsequent sale of such loans. The origination of loans for resale totaling $365.5 million for fiscal year 1996 is comparable to the $332.8 million for fiscal year 1995 but considerably lower than the $996.5 million for fiscal year 1994 primarily due to the lower volume of loan refinancing activity attributable to the increase in interest rates over the past two fiscal years.
     Net cash flows provided by investing activities totaled $253.0 million and $90.7 million for fiscal years 1996 and 1994, respectively, and net cash flows used by investing activities totaled $264.1 million for fiscal year 1995. Amounts fluctuate from period to period primarily as a result of (i) principal repayments on loans and mortgage-backed securities and (ii) the purchase and origination of loans and mortgage-backed securities. The acquisition of Railroad had no material effect on liquidity, except for the cash outlay totaling $3.6 million relating to nonrecurring merger related costs, since such transaction was consummated in an exchange of common stock between companies. The acquisition of Conservative, however, resulted in a cash payment totaling approximately $18.3 million, in addition to the issuance of common stock of the Corporation exchanged for Conservative's common and preferred stock. During fiscal year 1995 the Corporation acquired the assets and liabilities of two financial institutions for which it paid cash totaling $16.5 million and received cash totaling $91.8 million primarily from the acquisition of the deposits and branches of a Kansas institution. In addition, the large amount of cash flows provided by investing activities during fiscal year



                          Commercial Federal Corporation Annual Report 1996   31

1994 is primarily from the acquisition of deposits of two institutions for which the Corporation received cash totaling $784.5 million. The proposed acquisition of Heritage will result in cash paid totaling approximately $3.4 million for Heritage's common stock as well as the exchange of approximately 462,570 shares of the Corporation's common stock.
     At December 31, 1995, in accordance with the one-time reclassification permitted under the special report entitled "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities," and the reassessment of the appropriateness of the classifications of all securities held, management of the Corporation developed an asset/liability management strategy to reclassify substantially all of its 15- and 30-year fixed-rate mortgage-backed securities approximating $370.4 million and agency investment securities approximating $49.9 million from held to maturity to available for sale. In addition, approximately $9.4 million of adjustable-rate mortgage-backed securities were reclassified from available for sale to held to maturity. The purpose of this strategy is to sell such securities and use the proceeds to fund FHLB advances as they become due, and to have the flexibility, should the opportunity arise, to reinvest proceeds into adjustable-rate or shorter duration interest-earning assets. In addition, on February 1, 1996, the Corporation acquired mortgage-backed and investment securities totaling approximately $90.1 million as part of the acquisition of Conservative and classified such securities as available for sale. During fiscal year 1996, approximately $230.8 million of such investment and mortgage-backed securities were sold with the proceeds used primarily to pay maturing FHLB advances.
     Net cash flows used by financing activities totaled $246.1 million and $129.6 million, respectively, for fiscal years 1996 and 1994 and net cash provided by financing activities totaled $252.8 million for fiscal year 1995. Advances from the FHLB and retail deposits have been the primary sources to balance the Corporation's funding needs during each of the fiscal years presented. The Corporation experienced net increases of $93.8 million, $103.9 million and $121.1 million, respectively, in deposits for the fiscal years ended June 30, 1996, 1995, and 1994, excluding deposits acquired in acquisitions. Such increases in deposits are due to a broadened retail deposit base created from acquisitions, opening new branches and increasing marketing efforts and product promotion. In addition, during fiscal years 1996 and 1995 the Corporation utilized securities sold under agreements to repurchase primarily for liquidity and asset liability management purposes.
     As a result of the final disposition of a subsidiary's interest in a nuclear generating facility located in Palo Verde, Arizona in February 1996, the Corporation recognized taxable income totaling approximately $154.9 million. Accordingly, such income for tax purposes has resulted in federal and state tax liabilities totaling approximately $51.8 million. These tax payments were paid in June 1996 for the federal tax liability and will be paid in September and October 1996 for the state tax liabilities. While these payments affect the Corporation's cash flow position, they did not and will not have a material adverse impact on the Corporation's financial condition or results of operations.
     Among the proposals being considered by the FDIC and Congress to eliminate the deposit insurance premium disparity between BIF-insured and SAIF-insured institutions is a reduction in premium rates charged to SAIF-insured institutions as was done for BIF-insured institutions. It is expected that such a reduction would be accompanied by a one-time assessment of SAIF-insured institutions up to .68% of insured deposits to increase the SAIF reserve level to 1.25% of SAIF-insured deposits, which is the same level attained by the BIF prior to the reduction of BIF premium rates. If a special assessment as described above were to be required, it would result, on a pro forma basis as of June 30, 1996, in a one-time after-tax charge to the Corporation of approximately $18.3 million. If such a special assessment were required and the SAIF as a result was fully recapitalized, it could have the effect of reducing the Corporation's deposit insurance premiums to the SAIF, thereby increasing net income in future periods.
     The Corporation has considered and will continue to consider possible mergers with and acquisitions of other selected financial institutions. During fiscal year 1996 the Corporation consummated the acquisitions of Railroad and Conservative, and entered into a merger agreement with Heritage. See Notes 2, 3 and 27 to the Consolidated Financial Statements for additional information on these completed and pending acquisitions. Such acquisitions present the Corporation with the opportunity to further expand its retail network in its existing markets; and to increase its earnings potential by increasing its mortgage and consumer loan volumes funded by deposits which generally bear lower rates of interest than alternative sources of funds.
     The Corporation will continue to grow its five-state franchise through an ongoing program of selective acquisitions of other financial institutions. Acquisition candidates will be selected based on the extent to which the candidate can enhance the Corporation's retail presence in new or existing markets and complement the Corporation's present retail network.
     At June 30, 1996, the Corporation had issued commitments of $173.6 million to fund and purchase loans as follows: $55.2 million of single-family adjustabl rate mortgage loans, $94.8 million of single-family fixed-rate mortgage loans, $6.0 million of commercial real estate loans and $17.6 million of consumer loan lines of


32   Commercial Federal Corporation Annual Report 1996
credit. In addition, at June 30, 1996, outstanding commitments from mortgage banking operations to purchase mortgage loan servicing rights totaled $9,000. These outstanding loan commitments to extend credit in order to originate loans or fund consumer loan lines of credit do not necessarily represent future cash requirements since many of the commitments may expire without being drawn. The Corporation expects to fund these commitments, as necessary, from the sources of funds previously described.
     The maintenance of an appropriate level of liquid resources to meet not only regulatory requirements but also to provide funding necessary to meet the Corporation's current business activities and obligations is an integral element in the management of the Corporation's assets. The Corporation is required by federal regulation to maintain a minimum average daily balance of cash and certain qualifying liquid investments equal to 5.0% of the aggregate of the prior month's daily average savings deposits and short-term borrowings. The Corporation's liquidity ratio was 7.07% at June 30, 1996. Liquidity levels will vary depending upon savings flows, future loan fundings, cash operating needs, collateral requirements and general prevailing economic conditions. The Corporation does not foresee any difficulty in meeting its liquidity requirements.

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

STOCK PRICES AND DIVIDENDS

     The Corporation's common stock is traded on the New York Stock Exchange under the symbol "CFB." Prior to August 2, 1995, the Corporation's common stock was traded on the Nasdaq Stock Market and quoted on the Nasdaq National Market under the symbol "CFCN." The following table sets forth the high and low closing sales prices for the periods indicated for the common stock of the Corporation.

 -----------------------------------------------------------------------------------------------------------------------------------

                                                     1996                                               1995
                               -----------------------------------------------    --------------------------------------------------

                                 Fourth       Third       Second       First        Fourth       Third        Second        First
                                 Quarter      Quarter     Quarter      Quarter      Quarter      Quarter      Quarter       Quarter
- -----------------------------------------------------------------------------------------------------------------------------------
Common stock prices:
   High....................      $38 7/8      $38 7/8      $37 3/4     $37          $31 1/4      $24 7/8      $24 13/16     $27 7/8
   Low.....................       36 7/8       35           32 3/8      27 1/8       24 5/8       20 3/8       18 7/8        23 3/4
   Dividends declared......      $.10         $.10         $.20         --           --           --           --            --
- ------------------------------------------------------------------------------------------------------------------------------------

     As of June 30, 1996, there were 15,089,701 shares of common stock issued and outstanding which were held by more than 2,215 shareholders of record and 395,520 shares subject to outstanding options. On August 21, 1996, after the repurchase of 1,250,100 shares of common stock from CAI Corporation, a total of 13,844,036 shares remain outstanding. The number of shareholders of record does not reflect the persons or entities who hold their stock in nominee or "street" name.

     On October 4, 1995, the Board of Directors of the Corporation established a policy of paying a regular quarterly cash dividend on its common stock. Accordingly, cash dividends totaling $5.9 million, or $.40 per common share, were declared during fiscal year 1996. See "Liquidity and Capital Resources" and
Note 19 to the Consolidated Financial Statements regarding the payment of future dividends and any possible restrictions thereon.

                           Commercial Federal Corporation Annual Report 1996  33

Commercial Federal Corporation Consolidated Statement of Financial Condition
- --------------------------------------------------------------------------------
(Dollars in Thousands)                                       June 30,

ASSETS                                                1996               1995
- --------------------------------------------------------------------------------
Cash (including short-term investments of
 $2,400 and $6,345) ..........................       $   35,827       $   35,145
Investment securities available for sale,
 at fair value ...............................            9,898            2,988
Mortgage-backed securities available for sale,
 at fair value ...............................          263,206           36,974
Loans held for sale ..........................           89,379          113,385
Investment securities held to maturity (fair
 value of $239,141 and $294,805) .............          243,145          297,493
Mortgage-backed securities held to maturity
 (fair value of $905,034 and $1,319,333) .....          916,840        1,327,933
Loans receivable, net of allowances of
 $49,200 and $48,463 .........................        4,723,785        4,427,307
Federal Home Loan Bank stock .................           79,113          103,648
Interest receivable, net of reserves of
 $388 and $352 ...............................           40,683           42,211
Real estate ..................................           16,669           16,786
Premises and equipment .......................           73,555           67,204
Prepaid expenses and other assets ............           74,836           61,242
Goodwill and core value of deposits, net of
 accumulated amortization of $73,742 and
 $64,213 .....................................           40,734           37,263
- --------------------------------------------------------------------------------
    Total Assets .............................       $6,607,670       $6,569,579
- --------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
- --------------------------------------------------------------------------------
Liabilities:
  Deposits ...................................      $ 4,304,576       $4,011,323
  Advances from Federal Home Loan Bank .......        1,350,290        1,787,352
  Securities sold under agreements to
   repurchase ................................          380,755          208,373
  Other borrowings ...........................           58,546           65,303
  Interest payable ...........................           24,298           24,223
  Other liabilities ..........................           75,928          135,391
- --------------------------------------------------------------------------------
    Total Liabilities ........................        6,194,393        6,231,965
- --------------------------------------------------------------------------------
Commitments and contingencies ................             --               --
- --------------------------------------------------------------------------------
Stockholders' equity:
Preferred stock, $.01 par value; 10,000,000
 shares authorized; none issued ..............             --               --
Common stock, $.01 par value; 25,000,000
 shares authorized; 15,089,701 and
 14,272,793 shares issued and outstanding ....              151              143
Additional paid-in capital ...................          175,548          146,530
Retained earnings ............................          240,281          190,855
Unrealized holding gain (loss) on
 securities available for sale, net ..........           (2,703)              86
- --------------------------------------------------------------------------------
    Total Stockholders' Equity ...............          413,277          337,614
- --------------------------------------------------------------------------------
    Total Liabilities and Stockholders' Equity      $ 6,607,670       $6,569,579
- --------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

34     Commercial Federal Corporation Annual Report 1996

Commercial Federal Corporation Consolidated Statement of Stockholders' Equity
- --------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                                                                   Unrealized
                                                                                        Holding Gain
                                                                                         (Loss) on
                                                 Additional                              Securities
                                Common             Paid-in          Retained              Available
                                 Stock             Capital          Earnings            for Sale, Net          Total
- --------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1993.........   $140             $143,189         $154,519                $   --            $297,848
 Issuance of 90,836 shares
  under certain compensation
  and employee plans ..........      1                1,021               --                    --               1,022
 Issuance of 16,247 shares of
  common stock upon acquisition
  of business .................      1                  169               --                    --                 170
 Restricted stock and deferred
  compensation plans, net .....     --                  395               --                    --                 395
 Purchase and retirement of
  2,844 shares of treasury
  stock .......................     --                  (35)              --                    --                 (35)
 Unrealized holding gain on
  securities available for
  sale, net ....................    --                   --               --                   198                 198
 Net income ....................    --                   --            4,970                    --               4,970
 Railroad Financial Corporation
  activity for six months ended
  June 30, 1994:
   Issuance of 32,473 shares
    under certain compensation
    and employee plans .........    --                  146               --                    --                 146
   Purchase and retirement of
    39,953 shares of treasury
    stock ......................    --                 (590)              --                    --                (590)
   Unrealized holding loss on
    securities available for
    sale, net ..................    --                   --               --                  (728)               (728)
 Net income ....................    --                   --              185                    --                 185
- --------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1994 .......   142              144,295          159,674                  (530)            303,581
 Issuance of 111,994 shares
  under certain compensation
  and employee plans ...........     1                1,333               --                    --               1,334
 Restricted stock and deferred
  compensation plans, net ......    --                1,173               --                    --               1,173
 Purchase and retirement of
  17,759 shares of treasury
  stock ........................    --                 (271)              --                    --                (271)
 Unrealized holding gain on
  securities available for
  sale, net ....................    --                   --               --                   616                 616
 Net income ....................    --                   --           31,181                    --              31,181
- --------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1995 .........   143              146,530          190,855                    86             337,614
 Issuance of 113,456 shares
  under certain compensation
  and employee plans ...........     1                2,290               --                    --               2,291
 Issuance of 707,562 shares of
  common stock upon acquisition
  of business ..................     7               25,819               --                    --              25,826
 Restricted stock and deferred
  compensation plans, net ......    --                  909               --                    --                 909
 Unrealized holding loss on
  securities available for
  sale, net ....................    --                   --               --                (2,789)             (2,789)
 Cash dividends declared ($.40
  per share) ...................    --                   --           (5,880)                   --              (5,880)
 Net income ....................    --                   --           55,306                    --              55,306
- --------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1996            $151             $175,548         $240,281               $(2,703)           $413,277
- --------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

                          Commercial Federal Corporation Annual Report 1996   35

Commercial Federal Corporation Consolidated Statement of Operations
- ----------------------------------------------------------------------------------------------
(Dollars in Thousands Except Per Share Data)                    Year Ended June 30,

                                                      1996            1995            1994
- ----------------------------------------------------------------------------------------------
Interest Income:
 Loans receivable ................................  $384,765        $344,109        $306,725
 Mortgage-backed securities ......................    82,830          84,404          61,491
 Investment securities ...........................    23,497          25,855          25,638
- ----------------------------------------------------------------------------------------------
    Total interest income ........................   491,092         454,368         393,854

Interest Expense:
 Deposits ........................................   214,040         180,163         142,557
 Advances from Federal Home Loan Bank ............    94,057         109,314          96,216
 Securities sold under agreements to repurchase ..    13,525           7,837           9,592
 Other borrowings ................................     6,695           7,212           7,737
- ----------------------------------------------------------------------------------------------
    Total interest expense .......................   328,317         304,526         256,102

Net Interest Income ..............................   162,775         149,842         137,752
Provision for Loan Losses ........................    (6,107)         (6,408)         (6,248)
- ----------------------------------------------------------------------------------------------
Net Interest Income After Provision for Loan
 Losses ..........................................   156,668         143,434         131,504

Other Income (Loss):
 Loan servicing fees .............................    27,891          24,731          22,227
 Retail fees and charges .........................    12,747           9,547           9,155
 Real estate operations ..........................       172           1,490          (1,449)
 Gain (loss) on sales of loans ...................       164          (1,695)          1,433
 Gain on sales of loan servicing rights ..........       452           3,519           5,929
 Other operating income ..........................     8,220           7,474           7,398
- ----------------------------------------------------------------------------------------------
    Total other income ...........................    49,646          45,066          44,693

Other Expense:
 General and administrative expenses-
  Compensation and benefits ......................    45,413          43,737          37,407
  Occupancy and equipment ........................    23,572          20,925          19,147
  Regulatory insurance and assessments ...........    10,642           9,317           8,217
  Advertising ....................................     6,451           4,594           3,954
  Other operating expenses .......................    28,439          23,981          25,390
- ----------------------------------------------------------------------------------------------
    Total general and administrative expenses ....   114,517         102,554          94,115
 Amortization of goodwill and core value of
  deposits .......................................     9,529          10,262          14,131
 Valuation adjustment and accelerated
  amortization of goodwill .......................        --          21,357          52,703
- ----------------------------------------------------------------------------------------------
    Total other expense ..........................   124,046         134,173         160,949
- ----------------------------------------------------------------------------------------------
Income Before Income Taxes and Cumulative Effects
 of Changes in Accounting Principles .............    82,268          54,327          15,248
Provision for Income Taxes .......................    26,962          23,146          16,875
- ----------------------------------------------------------------------------------------------
Income (Loss) Before Cumulative Effects of
 Changes in Accounting Principles ................    55,306          31,181          (1,627)
Cumulative Effects of Changes in Accounting
 Principles, net .................................        --              --           6,597
- ----------------------------------------------------------------------------------------------
Net Income .......................................  $ 55,306        $ 31,181        $  4,970
- ----------------------------------------------------------------------------------------------

36   Commercial Federal Corporation Annual Report 1996

Commercial Federal Corporation Consolidated Statement of Operations (continued)
- --------------------------------------------------------------------------------------------
(Dollars in Thousands Except Per Share Data)                        Year Ended June 30,

                                                                 1996       1995      1994
- --------------------------------------------------------------------------------------------
Earnings Per Common Share:
- --------------------------------------------------------------------------------------------
 Income (loss) before cumulative
  effects of changes in accounting principles ..............    $3.73      $2.16     $(.11)
 Cumulative effects of changes in accounting principles ....       --         --       .46
- --------------------------------------------------------------------------------------------
 Net income ................................................    $3.73      $2.16     $ .35
- --------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.




                         Commercial Federal Corporation Annual Report 1996    37

Commercial Federal Corporation Consolidated Statement of Cash Flows
- ----------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                                                             Year Ended June 30,

                                                                              1996         1995           1994
- ----------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income .............................................................   $  55,306    $  31,181    $     4,970
Adjustments to reconcile net income to net cash
 provided (used) by operating activities:
   Amortization of goodwill and core value of deposits .................       9,529       10,262         14,131
   Accelerated amortization of goodwill and valuation adjustment .......        --         21,357         52,703
   Cumulative effects of changes in accounting principles ..............        --           --           (6,414)
   Provisions for loss on loans and real estate ........................       5,628        6,607          7,912
   Depreciation and amortization .......................................       6,855        5,613          4,768
   Accretion of deferred discounts and fees, net .......................      (4,296)      (2,476)        (9,983)
   Amortization of mortgage servicing rights ...........................       9,011        8,323          7,671
   Amortization of deferred compensation on restricted stock
     and premiums on other borrowings ..................................       1,365        1,340            948
   Deferred tax provision ..............................................     (52,591)      14,374          5,078
   Gain on sales of real estate, loans and loan servicing rights, net ..      (1,574)      (4,022)        (9,593)
   Stock dividends from Federal Home Loan Bank .........................      (4,216)          --             --
   Proceeds from the sale of loans .....................................     667,847      652,744      1,959,827
   Origination of loans for resale .....................................    (365,484)    (332,831)      (996,518)
   Purchase of loans for resale ........................................    (317,567)    (378,886)      (977,624)
   Increase (decrease) in interest receivable ..........................       3,459       (3,781)          (452)
   Decrease in interest payable and other liabilities ..................     (14,016)      (9,452)        (9,446)
   Other items, net ....................................................      (5,532)      (1,493)       (16,747)
                                                                            ---------     --------     ---------
     Total adjustments .................................................     (61,582)     (12,321)        26,261
                                                                            ---------     --------     ---------
       Net cash (used) provided by operating activities ................      (6,276)      18,860         31,231
- ----------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of loans .....................................................    (576,377)    (688,313)    (1,117,176)
Repayment of loans, net of originations ................................     411,420      176,911        375,259
Proceeds from sale of mortgage-backed securities available for sale ....     179,041       40,774         20,821
Principal repayments of mortgage-backed securities available for sale...      20,315           --             --
Principal repayments of mortgage-backed securities held to maturity ....     176,225      137,060        263,599
Purchases of mortgage-backed securities held to maturity ...............     (50,197)     (11,504)      (214,811)
Maturities and repayments of investment securities held to maturity ....     104,458       24,172        119,185
Purchases of investment securities held to maturity ....................     (76,266)     (25,000)      (153,650)
Proceeds from sale of investment securities available for sale .........      51,770       14,797             --
Maturities and repayments of investment securities available for sale...       2,077          800            460
Purchase of investment securities available for sale ...................          --           --         (1,551)
Acquisitions, net of cash (paid) received ..............................     (15,234)      75,414        785,140
Purchases of mortgage loan servicing rights ............................     (14,034)      (9,386)        (7,774)
Proceeds from sale of loan servicing rights ............................         452        3,519          5,981
Proceeds from sale of Federal Home Loan Bank stock .....................      41,085       13,548          8,408
Purchases of Federal Home Loan Bank stock ..............................      (4,178)     (16,236)        (8,078)
Proceeds from sale of real estate ......................................      12,080       12,009         21,568
Payments to acquire real estate ........................................      (1,817)      (1,444)        (2,773)
Purchases of premises and equipment, net ...............................      (8,211)     (11,241)        (4,403)
Other items, net .......................................................         413           --            504
                                                                             --------     ---------    ---------
       Net cash provided (used) by investing activities ................     253,022     (264,120)        90,709
- ----------------------------------------------------------------------------------------------------------------

38   Commercial Federal Corporation Annual Report 1996

Commercial Federal Corporation Consolidated Statement of Cash Flows (continued)
- -----------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                                                                Year Ended June 30,

                                                                              1996          1995          1994
- -----------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in deposits ..................................................   $    93,755    $ 103,936    $   121,062
Proceeds from Federal Home Loan Bank advances .........................     1,169,500      617,602        885,290
Repayment of Federal Home Loan Bank advances ..........................    (1,672,784)    (506,392)    (1,128,966)
Proceeds from securities sold under agreements to repurchase ..........       230,000      195,755          2,570
Repayment of securities sold under agreements to repurchase ...........       (57,618)    (157,432)          --
Proceeds from issuance of other borrowings ............................          --          4,000           --
Repayment of other borrowings .........................................        (6,836)      (5,702)       (10,579)
Payment of cash dividends on common stock .............................        (4,370)        --             --
Issuance of common stock ..............................................         2,291        1,334          1,022
Other items, net ......................................................            (2)        (271)           (35)
                                                                           ----------   ----------    ------------
       Net cash (used) provided by financing activities ...............      (246,064)     252,830       (129,636)
- ------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS:
Increase (decrease) in net cash position ..............................           682        7,570         (7,696)
Balance, beginning of year ............................................        35,145       27,575         35,271
                                                                           ----------   ----------    ------------
Balance, end of year ..................................................   $    35,827    $  35,145    $    27,575
- ------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
    Interest expense ..................................................   $   328,861    $ 306,634    $   259,705
    Income taxes, net .................................................        73,741        4,179         13,193
Non-cash investing and financing activities:
    Securities transferred from held to maturity to available for
     sale, net ........................................................       410,930           --             --
    Loans exchanged for mortgage-backed securities ....................        63,445      189,031        605,490
    Loans transferred to real estate ..................................         9,908        7,853          9,345
    Loans to facilitate the sale of real estate .......................            51          583         12,847
    Common stock issued in connection with the acquisition of
     business .........................................................        25,826           --             --
    Reduction in core value of deposits on recognition of
      pre-acquisition tax credits and net operating losses ............            --       (6,810)            --
    Increase to assets and liabilities from prior business
     combinations .....................................................            --           --         15,195
- -----------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements


                         Commercial Federal Corporation Annual Report 1996    39

Commercial Federal Corporation Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------
(Columnar Dollars in Footnotes are in Thousands Except Per Share Amounts)

Note 1. Summary Of Significant Accounting Policies:

BASIS OF CONSOLIDATION - The consolidated financial statements are prepared on an accrual basis and include the accounts of Commercial Federal Corporation (the Corporation) and its wholly-owned subsidiary, Commercial Federal Bank, a Federal Savings Bank (the Bank), and all majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated. Certain amounts for years prior to fiscal year 1996 have been reclassified for comparative purposes.

NATURE OF BUSINESS - The Corporation is a unitary non-diversified savings and loan holding company whose primary asset is the Bank which is a consumer-oriented financial institution that emphasizes single-family residential real estate lending, consumer lending, retail deposit activities, mortgage banking and other retail financial services. The Bank conducts loan origination activities through its branch office network, loan offices of its wholly-owned mortgage banking subsidiary and a nationwide correspondent network.

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period.

POOLING OF INTERESTS - On October 2, 1995, the Corporation consummated its acquisition of Railroad Financial Corporation (Railroad), parent company of Railroad Savings Bank, fsb. This acquisition was accounted for as a pooling of interests and, accordingly, the Corporation's historical consolidated financial statements have been restated for all periods prior to the acquisition to include the accounts and results of operations of Railroad.

CASH AND CASH EQUIVALENTS - For the purpose of reporting cash flows, cash and cash equivalents include cash, restricted cash and federal funds sold. Generally, federal funds are purchased and sold for a one-day period.

SECURITIES - Securities must be classified in one of three categories and accounted for as follows: (i) debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as "held-to-maturity securities" and reported at amortized cost; (ii) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as "trading securities" and reported at fair value, with unrealized gains and losses included in earnings; and (iii) debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as "available-for-sale securities" and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity. The Corporation did not hold any trading securities at June 30, 1996 or 1995.
   Premiums and discounts are amortized over the contractual lives of the related securities on the level yield method. Unrealized losses on securities, if any, reflecting a decline in the fair value of such securities to be other than temporary, are charged against income. Realized gains or losses on securities available for sale are based on the specific identification method and are included in results of operations on the trade date.

LOANS - Loans receivable are recorded at the contractual amounts owed by borrowers less unamortized discounts, net of premiums, undisbursed funds on loans in process, deferred loan fees and allowance for loan losses. Interest on loans is accrued to income as earned, except that interest is not accrued on first mortgage loans contractually delinquent three months or more. Any related discounts or premiums on loans purchased are amortized into interest income using the level yield method over the contractual lives of the loans, adjusted for actual prepayments. Loan origination fees, commitment fees and direct loan origination costs are deferred and recognized over the estimated average life of the loan as a yield adjustment. Loans held for sale are carried at the lower of aggregate cost or market value as determined by outstanding commitments from investors or current investor yield requirements calculated on an aggregate loan basis. Valuation adjustments, if necessary, to reflect the lower of aggregate cost or market value, are recorded in current operations.

40   Commercial Federal Corporation Annual Report 1996

REAL ESTATE - Real estate includes real estate acquired through foreclosure, real estate in judgment and real estate held for investment, which includes equity in unconsolidated joint ventures and investment in real estate partnerships.
   Real estate acquired through foreclosure and in judgment are initially recorded at the lower of cost or fair value minus estimated costs to sell at the date of foreclosure establishing a new cost basis. After foreclosure, valuation allowances for estimated losses on real estate are provided when the carrying value exceeds the fair value minus estimated costs to sell the property.
   Real estate held for investment is stated at the lower of cost or net realizable value. Cost includes acquisition costs plus construction costs of improvements, holding costs and costs of amenities incurred to date. Joint venture and partnership investments are carried on the equity method of accounting and, where applicable, are stated at net realizable value. The Corporation's ability to recover the carrying value of real estate held for investment (including capitalized interest) is based upon future sales of land or projects. The ability to affect such sales is subject to market conditions and other factors which may be beyond the Corporation's control.

ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is increased by charges to income and decreased by charge-offs, net of recoveries. Management's periodic evaluation of the adequacy of the allowance is based on the Corporation's past loan loss experience, known and inherent risks in the portfolio, the estimated value of any underlying collateral and current economic conditions. Impaired loans except large groups of smaller balance homogeneous loans (such as residential real estate and consumer loans) that are collectively evaluated for impairment and loans that are measured at fair value or the lower of cost or market value, are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the observable market price of the loan or the fair value of the underlying collateral.

ALLOWANCE FOR LOSSES ON BULK PURCHASED LOANS - The Corporation previously purchased single-family residential whole loan packages (bulk purchased loans) at net discounts. Portions of such discounts are allocated to allowance for losses (credit allowances) relating to the credit risk associated with each mortgage loan package purchased. These credit allowances are available to absorb possible losses on these bulk purchased loans only or are credited to interest income as actual prepayments of individual loans occur. Collectibility is evaluated throughout the life of the acquired loans and if the estimate of total probable collections is increased or decreased, the amount of the allowance on bulk purchased loans (and the corresponding discount to be amortized) is adjusted accordingly.

MORTGAGE SERVICING RIGHTS - Mortgage servicing rights represent the cost of acquiring the right to service mortgage loans. Such costs are initially capitalized and subsequently amortized in proportion to, and over the period of, estimated net loan servicing income.
   As of July 1, 1995, the Corporation adopted, on a prospective basis, the provisions of Statement of Financial Accounting Standards No. 122 (SFAS No. 122) entitled "Accounting for Mortgage Servicing Rights." SFAS No. 122 requires that a mortgage banking enterprise recognize as a separate asset the rights to service mortgage loans for unrelated third parties that have been acquired though either the purchase or origination of a loan. Previous to July 1, 1995, only purchased mortgage servicing rights were capitalized as assets. SFAS No. 122 provides that an institution that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained will allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. Additionally, SFAS No. 122 requires that mortgage servicing rights be reported at the lower of cost or fair value. The value of mortgage servicing rights is determined based on the present value of estimated expected future

                          Commercial Federal Corporation Annual Report 1996   41
cash flows, using assumptions as to current market discount rates, prepayment speeds and servicing costs per loan. Mortgage servicing rights are stratified by loan type and interest rate for purposes of impairment measurement. Loan types include government, conventional, private, and adjustable-rate mortgage loans. Impairment losses are recognized to the extent the unamortized mortgage servicing right for each stratum exceeds the current market value, as reductions in the carrying value of the asset, through the use of a valuation allowance, with a corresponding reduction to loan servicing income. No valuation allowance for capitalized servicing rights was necessary to be established as of June 30, 1996. The net effect of adopting the provisions of SFAS No. 122 was to increase fiscal year 1996 pre-tax earnings approximately $3,995,000 (after-tax approximately $2,547,000 or $.17 per common share).

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

INTANGIBLE ASSETS ACQUIRED IN BUSINESS COMBINATIONS - Effective June 30, 1994, the Corporation changed its method of valuation of intangible assets incorporating a fair value concept using a lower of cost or market methodology. This accounting change was considered to be a change in accounting principle inseparable from a change in estimate. Independent valuations of the fair value of the intangibles were completed for fiscal years 1995 and 1994.
   The Corporation adopted the provisions of Statement of Financial Accounting Standards No. 121 (SFAS No. 121) entitled "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" as of July 1, 1995. SFAS No. 121 establishes accounting standards for the recognition and measurement of the impairment of long-lived assets, certain identifiable intangibles and goodwill. This statement does not apply to core deposit intangibles or mortgage and other servicing rights. The provisions of this statement require that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In such cases, the expected future cash flows (undiscounted and without interest charges) resulting from the use of the asset are estimated and an impairment loss recognized if the sum of such cash flows is less than the carrying amount of the asset. Should such an assessment indicate that the value of a long-lived asset or goodwill may be impaired, an impairment loss is recognized for the difference between the carrying value of the asset and its estimated fair value. The adoption of the provisions of this statement had no effect on the Corporation's financial position or results of operations.
  Core value of deposits resulting from acquisitions in fiscal years 1994 and later is amortized on an accelerated basis over a period not to exceed 10 years and goodwill is amortized on a straight-line basis over a period not to exceed 20 years.

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

HEDGING - The Bank has historically invested in interest-earning assets that have a longer duration than its interest-bearing liabilities. The shorter duration of the interest-sensitive liabilities indicates that the Bank is exposed to interest rate risk. In a rising rate environment, liabilities will reprice faster than assets, thereby reducing the market value of long-term interest-earning assets and net interest income.
   To mitigate this risk, interest rate swaps and interest rate caps have been utilized to hedge the interest rate exposure on certain interest-sensitive liabilities. It has been the general policy of the Bank to move toward a natural,

42   Commercial Federal Corporation Annual Report 1996
rather than a synthetic, management of its interest rate risk. Therefore, the Bank has allowed such hedging instruments to expire upon maturity while extending the maturities and locking in fixed interest rates on certain borrowings, primarily advances from the Federal Home Loan Bank, which has helped to reduce the Bank's one-year cumulative gap mismatch. The Bank reports interest rate swaps using settlement accounting whereby the net amount on interest rate swaps is recognized as an adjustment to interest expense.

INCOME TAXES - The Corporation files consolidated federal income tax returns. The Corporation and its subsidiaries have entered into a tax-sharing agreement that provides for the allocation and payment of federal and state income taxes. The provision for income taxes of each corporation is computed on a separate company basis, subject to certain adjustments.
   Effective July 1, 1993, the Corporation adopted the provisions of Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes." Railroad's adoption of the provisions of this statement was changed from the year ended December 31, 1992, to the year ended December 31, 1993, to conform to the Corporation's adoption, and therefore is included in the cumulative effect of changes in accounting principles for the fiscal year ended June 30, 1994. This statement supersedes both Accounting Principles Board Opinion No. 11 (APB Opinion No. 11) and the guidance of APB Opinion No. 23 on the tax treatment of savings and loan bad debt reserves. SFAS No. 109 calculates income taxes on the liability method, under which the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax bases of the various assets and liabilities of the Corporation and gives current recognition to changes in tax rates and laws. The effect of applying the provisions of SFAS No. 109 was a one-time adjustment that increased net income for fiscal year 1994 by $6,933,000 ($.48 per share) recorded as a cumulative effect of a change in accounting principle resulting from increasing the net deferred tax liability by $8,262,000 offset by additional deferred taxes totaling $15,195,000 recorded to adjust the assets and liabilities for prior business combinations from net-of-tax to pre-tax amounts. The principal temporary difference creating this increase to net income is the Bank's reserve for losses on loans and real estate. In addition, valuation allowances were established against certain deferred tax assets recorded for state income tax purposes.

EARNINGS PER SHARE - Earnings per common share are calculated on the basis of the weighted average common shares outstanding and those outstanding options and warrants that are dilutive.


NOTE 2: ACQUISITION OF RAILROAD FINANCIAL CORPORATION:

   On October 2, 1995, the Corporation consummated its acquisition of Railroad and, pursuant to the terms of the merger agreement, 2,156,232 shares of Railroad's common stock were delivered to the Corporation in exchange for approximately 1,377,617 shares of the Corporation's common stock (exchange ratio of .6389 based on an average closing price of $35.063). Railroad operated 18 branches and 71 agency offices throughout the state of Kansas and at September 30, 1995, had assets of approximately $602,900,000, deposits of approximately $421,400,000 and stockholders' equity of approximately $27,700,000. This acquisition was accounted for as a pooling of interests and, accordingly, the Corporation's historical consolidated financial statements have been restated for all periods prior to the acquisition to include the accounts and results of operations of Railroad.

                          Commercial Federal Corporation Annual Report 1996   43

   The following table summarizes results of operations of the Corporation and Railroad for the three months ended September 30, 1995, as separately reported prior to the merger, that are included in results of operations for fiscal year 1996.

- ----------------------------------------------------------------------------------------------------------------------------------
                                                                                       Corporation         Railroad       Combined
- ----------------------------------------------------------------------------------------------------------------------------------
Total interest income and other income ..............................................    $120,560           $13,531       $134,091
Total interest expense ..............................................................      76,320             8,283         84,603
Net income (loss) ...................................................................      11,859              (615)        11,244
- ----------------------------------------------------------------------------------------------------------------------------------

The following table reconciles revenue and earnings previously reported by the Corporation to give effect to the merger as currently presented in the financial statements for fiscal years 1995 and 1994.

- ----------------------------------------------------------------------------------------------------------------------------------
                                                                                       Corporation         Railroad       Combined
- ----------------------------------------------------------------------------------------------------------------------------------
Fiscal year 1995:
  Total interest income and other income ............................................    $449,526           $49,908       $499,434
  Total interest expense ............................................................     277,806            26,720        304,526
  Net income ........................................................................      27,535             3,646         31,181

Fiscal year 1994:
  Total interest income and other income ............................................    $397,814           $40,733       $438,547
  Total interest expense ............................................................     239,950            16,152        256,102
  Net income ........................................................................         158             4,812          4,970
- ----------------------------------------------------------------------------------------------------------------------------------

   Railroad's results of operations were reported on a calendar year basis previous to its merger into the Corporation. However, in restating prior periods, Railroad's accounts and results of operations were conformed to the Corporation's year ended June 30, 1995. Accordingly, in changing fiscal years, Railroad's accounts and results of operations for the six months ended June 30, 1994, including total revenue of $18,129,000 and net income totaling $185,000 were excluded from reported results of operations for the restated combined companies but are included in the Corporation's Consolidated Statement of Stockholders' Equity.


NOTE 3. PURCHASE ACQUISITION:

   On February 1, 1996, the Corporation consummated its acquisition of Conservative Savings Corporation (Conservative), parent company of Conservative Savings Bank, FSB. Under the terms of the Reorganization and Merger Agreement the Corporation acquired all of the outstanding shares of Conservative's common stock (1,844,838 shares) and preferred stock (460,000 shares). Each share of Conservative's common stock was exchanged for $6.34 in cash and .2453 shares of the Corporation's common stock. Each share of Conservative's preferred stock was exchanged for $14.33 in cash and .5544 shares of the Corporation's common stock. Based on the Corporation's closing stock price of $36.50 at February 1, 1996, the total consideration for this acquisition approximates $44,114,000.
   At February 1, 1996, before purchase accounting adjustments, Conservative had assets of approximately $302,871,000, deposits of approximately $197,940,000 and stockholders' equity of approximately $35,124,000. The Consolidated Statement of Operations for fiscal year 1996 includes the operating results of Conservative beginning February 1, 1996. Conservative operated nine branches with seven located in Nebraska, one in Overland Park, Kansas and one in Harlan, Iowa. Three of the former Conservative branches and two branches of the Corporation closed in the consolidation process pursuant to this acquisition.
   This acquisition has been accounted for as a purchase. Core value of deposits resulting from this transaction totaled $6,842,000 and is amortized on an accelerated basis over 10 years; and goodwill totaling $6,158,000 recorded from this transaction is amortized on a straight-line basis over 20 years. The effect of this acquisition on the Corporation's consolidated financial statements as if this acquisition had occurred at the beginning of the fiscal year is not material.

44   Commercial Federal Corporation Annual Report 1996

NOTE 4. INVESTMENT SECURITIES:

Investment securities are summarized as follows:

- ----------------------------------------------------------------------------------------------------------------------------
                                                                                          Gross        Gross
                                                                          Amortized     Unrealized   Unrealized     Fair
June 30, 1996                                                                Cost         Gains        Losses       Value
- ----------------------------------------------------------------------------------------------------------------------------
Available for sale:
  U.S. Treasury and other Government agency obligations.................   $   6,876     $   97       $   (63)    $  6,910
  Other debt securities.................................................       2,966         22            --        2,988
- ----------------------------------------------------------------------------------------------------------------------------
                                                                           $   9,842     $  119       $   (63)    $  9,898
- ----------------------------------------------------------------------------------------------------------------------------
  Weighted average interest rate........................................        5.50%
- ----------------------------------------------------------------------------------------------------------------------------
Held to maturity:
  U.S. Treasury and other Government agency obligations.................   $ 213,800     $   78       $(3,642)    $210,236
  States and political subdivisions.....................................      18,642         --          (440)      18,202
  Other debt securities.................................................      10,703         --            --       10,703
- ----------------------------------------------------------------------------------------------------------------------------
                                                                            $243,145         78       $(4,082)    $239,141
- ----------------------------------------------------------------------------------------------------------------------------
  Weighted average interest rate........................................        6.06%
- ----------------------------------------------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------------------------------
                                                                                          Gross        Gross
                                                                          Amortized     Unrealized   Unrealized     Fair
June 30, 1995                                                                Cost         Gains        Losses       Value
- ----------------------------------------------------------------------------------------------------------------------------
Available for sale:
  U.S. Treasury and other Government agency obligations.................    $  3,001     $   --       $   (13)    $  2,988
- ----------------------------------------------------------------------------------------------------------------------------
  Weighted average interest rate........................................        6.64%
- ----------------------------------------------------------------------------------------------------------------------------
Held to maturity:
  U.S. Treasury and other Government agency obligations.................    $296,443     $1,078       $(3,743)    $293,778
  Other debt securities.................................................       1,050         --           (23)       1,027
- ----------------------------------------------------------------------------------------------------------------------------
                                                                            $297,493     $1,078       $(3,766)    $294,805
- ----------------------------------------------------------------------------------------------------------------------------
  Weighted average interest rate........................................        6.26%
- ----------------------------------------------------------------------------------------------------------------------------

   At June 30, 1996 and 1995, investment securities totaling $494,000 and $659,000, respectively, were pledged to secure public funds.
   As of June 30, 1996, the Corporation recorded an unrealized gain on securities available for sale as an increase to stockholders' equity totaling $56,000, net of deferred income taxes of $20,000.

                         Commercial Federal Corporation Annual Report 1996    45

   The amortized cost and fair value of investment securities by contractual maturity at June 30, 1996, are shown below. Expected maturities may differ from contractual maturities because certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

- -----------------------------------------------------------------------------------------------------------
                                                  Available for Sale                Held to Maturity
                                            -----------------------------    ------------------------------
                                              Amortized           Fair          Amortized           Fair
                                                Cost             Value            Cost             Value
- -----------------------------------------------------------------------------------------------------------
Due in one year or less...................      $   --           $   --         $ 46,173          $ 46,170
Due after one year through five years.....       9,842            9,898          167,890           164,327
Due after five years through ten years....          --               --           14,135            13,845
Due after ten years.......................          --               --           14,947            14,799
- -----------------------------------------------------------------------------------------------------------
                                                $9,842           $9,898         $243,145          $239,141
- -----------------------------------------------------------------------------------------------------------

   At December 31, 1995, pursuant to the issuance of a special report by the Financial Accounting Standards Board entitled "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities," and the reassessment of the appropriateness of the classifications of all securities held, management of the Corporation reclassified agency-backed investment securities totaling $49,945,000 from securities held to maturity to securities available for sale.
   Proceeds from the sale of investment securities available for sale totaled $51,770,000 and $14,797,000, respectively, for the fiscal years ended June 30, 1996 and 1995, resulting in net pre-tax losses of $208,000 for fiscal year 1996, which are included in other operating income, and in no gain or loss for fiscal year 1995. During fiscal year 1994 there were no sales of investment securities.

NOTE 5. MORTGAGE-BACKED SECURITIES:

Mortgage-backed securities are summarized as follows:
- -------------------------------------------------------------------------------------------------------
                                                                   Gross          Gross
                                                  Amortized      Unrealized     Unrealized      Fair
June 30, 1996                                       Cost           Gains          Losses        Value
- -------------------------------------------------------------------------------------------------------
Available for sale:
 Federal Home Loan Mortgage Corporation.......    $   17,134       $     66     $    (376)   $   16,824
 Government National Mortgage Association.....       119,424            264        (3,099)      116,589
 Federal National Mortgage Association........        73,456            508           (64)       73,900
 Collateralized Mortgage Obligations..........        57,649            169        (1,925)       55,893
- -------------------------------------------------------------------------------------------------------
                                                  $  267,663       $  1,007     $  (5,464)   $  263,206
- -------------------------------------------------------------------------------------------------------
 Weighted average interest rate...............          7.25%
- -------------------------------------------------------------------------------------------------------
Held to maturity:
 Federal Home Loan Mortgage Corporation.......    $  221,190       $  1,478     $  (4,517)   $  218,151
 Government National Mortgage Association.....       511,834            965        (7,310)      505,489
 Federal National Mortgage Association........       108,473          1,323        (1,949)      107,847
 Collateralized Mortgage Obligations..........        50,715             21        (1,553)       49,183
 Privately Issued Mortgage Pool Securities....        24,628             --          (264)       24,364
- -------------------------------------------------------------------------------------------------------
                                                  $  916,840       $  3,787     $ (15,593)   $  905,034
- -------------------------------------------------------------------------------------------------------
 Weighted average interest rate...............          6.58%
- -------------------------------------------------------------------------------------------------------


46    Commercial Federal Corporation Annual Report 1996

- --------------------------------------------------------------------------------------------------------
                                                                   Gross          Gross
                                                  Amortized      Unrealized     Unrealized       Fair
June 30, 1995                                       Cost           Gains          Losses         Value
- --------------------------------------------------------------------------------------------------------
Available for sale:
 Federal Home Loan Mortgage Corporation.......    $   21,454       $    144     $      (89)   $   21,509
 Government National Mortgage Association.....         8,982            196            (27)        9,151
 Federal National Mortgage Association........           370              4             --           374
 Collateralized Mortgage Obligations..........         6,022              5            (87)        5,940
- --------------------------------------------------------------------------------------------------------
                                                  $   36,828       $    349     $     (203)   $   36,974
- --------------------------------------------------------------------------------------------------------
 Weighted average interest rate...............          7.01%
- --------------------------------------------------------------------------------------------------------
Held to maturity:
 Federal Home Loan Mortgage Corporation.......    $  190,136       $  1,457     $   (2,495)   $  189,098
 Government National Mortgage Association.....       778,855          2,045        (10,971)      769,929
 Federal National Mortgage Association........       269,314          3,721         (2,633)      270,402
 Collateralized Mortgage Obligations..........        58,114             29         (1,352)       56,791
 Privately Issued Mortgage Pool Securities....        31,514          1,781           (182)       33,113
- --------------------------------------------------------------------------------------------------------
                                                  $1,327,933       $  9,033     $  (17,633)   $1,319,333
- --------------------------------------------------------------------------------------------------------
 Weighted average interest rate...............          6.36%
- --------------------------------------------------------------------------------------------------------

Mortgage-backed securities held to maturity at June 30 are classified by type of interest payment and contractual maturity term as follows:

- ---------------------------------------------------------------------------------------------------------------------
                                                          1996                                   1995
                                          --------------------------------------  -----------------------------------
                                           Amortized     Fair          Weighted      Amortized      Fair    Weighted
                                             Cost       Value            Rate          Cost         Value     Rate
- ---------------------------------------------------------------------------------------------------------------------
Adjustable rate........................    $707,359    $700,300           6.49%    $  780,311   $  774,262     6.08%
Fixed-rate, 5-year term................      63,663      62,654           6.32         16,274       16,028     6.03
Fixed-rate, 7-year term................      43,746      42,067           5.99         50,399       49,575     6.29
Fixed-rate, 15-year term...............      12,815      12,264           6.35        308,335      305,954     6.76
Fixed-rate, 30-year term...............      38,542      38,566          10.29        114,501      116,724     7.49
- ---------------------------------------------------------------------------------------------------------------------
                                            866,125     855,851           6.62      1,269,820    1,262,543     6.38
Collateralized mortgage obligations....      50,715      49,183           5.91         58,113       56,790     5.96
- ---------------------------------------------------------------------------------------------------------------------
                                           $916,840    $905,034           6.58%    $1,327,933   $1,319,333     6.36%
- ---------------------------------------------------------------------------------------------------------------------

   As of June 30, 1996, the Corporation recorded an unrealized loss on securities available for sale as a decrease to stockholders' equity totaling $4,276,000, net of a deferred income tax benefit of approximately $1,537,000; and as of June 30, 1995, recorded an unrealized gain on securities available for sale as an increase to stockholders' equity totaling $134,000, net of deferred income taxes of approximately $48,000.
   At December 31, 1995, pursuant to the issuance of the aforementioned special report entitled "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities," and the reassessment of the appropriateness of the classifications of all securities held, management of the Corporation reclassified mortgage-backed securities totaling $370,400,000 from securities held to maturity to securities available for sale. Such reclassification consisted of substantially all existing 15- and 30-year fixed-rate mortgage-backed securities held by the Corporation. In addition, approximately $9,415,000 of adjustable-rate mortgage-backed securities were reclassified from available for sale to held to maturity.

                          Commercial Federal Corporation Annual Report 1996   47

   Proceeds from the sale of mortgage-backed securities available for sale totaled $179,041,000, $40,774,000 and $20,821,000, respectively, for the fiscal years ended June 30, 1996, 1995, and 1994 resulting in net pre-tax gains of $461,000 and $220,000 for fiscal years 1996 and 1994, respectively, and a pre-tax loss of $41,000 for fiscal year 1995, all of which are included in other operating income.
   At June 30, 1996 and 1995, the Corporation pledged mortgage-backed securities totaling $458,666,000 and $317,701,000, respectively, as collateral for collateralized mortgage obligations, public funds, securities sold under agreements to repurchase, interest rate swap agreements and other borrowings.

NOTE 6. LOANS HELD FOR SALE:

   Loans held for sale from mortgage banking operations at June 30, 1996 and 1995, totaled $89,379,000 and $113,385,000, respectively, with weighted average rates of 7.82% and 8.02%, respectively. Loans held for sale are secured by single-family residential properties consisting of fixed and adjustable rate mortgage loans totaling $89,294,000 and $85,000, respectively, at June 30, 1996, and $83,598,000 and $29,787,000, respectively, at June 30, 1995.


NOTE 7. LOANS RECEIVABLE:

Loans receivable at June 30 are summarized as follows:
- ---------------------------------------------------------------------------------------
                                                                 1996          1995
- ----------------------------------------------------------------------------------------
Conventional mortgage loans...............................    $3,757,513     $3,583,517
FHA and VA loans..........................................       291,755        340,864
Commercial real estate loans..............................       261,046        210,676
Consumer and other loans..................................       355,777        242,697
Construction loans........................................       199,088        186,679
- ----------------------------------------------------------------------------------------
                                                               4,865,179      4,564,433
Less:
 Unamortized premiums (discounts), net.....................        2,794         (5,957)
 Loans-in-process..........................................      (91,262)       (80,211)
 Deferred loan fees, net...................................       (3,726)        (2,495)
 Allowance for loan losses.................................      (49,200)       (48,463)
- ----------------------------------------------------------------------------------------
                                                              $4,723,785     $4,427,307
- ----------------------------------------------------------------------------------------
Weighted average interest rate............................          8.20%          8.26%
- ----------------------------------------------------------------------------------------

   At June 30, 1996, conventional, FHA and VA loans, including loans held for sale, totaling $4,327,018,000 are secured by single-family residential properties located as follows: 20% in Nebraska, 17% in Colorado, 7% in Kansas, 5% each in Georgia, Oklahoma and Texas, and the remaining 41% in 44 other states. At June 30, 1995, conventional, FHA and VA loans, including loans held for sale, totaling $4,215,956,000 were secured by single-family residential properties located as follows: 19% each in Nebraska and Colorado, 7% in Kansas, 5% each in Texas, Georgia and Oklahoma, and the remaining 40% in 44 other states. The commercial real estate portfolio at June 30, 1996, is secured by properties located as follows: 33% in Colorado, 31% in Nebraska, 12% in Florida and the remaining 24% in 18 other states. The commercial real estate portfolio at June 30, 1995, was secured by properties located as follows: 44% in Colorado, 14% in Nebraska, 12% in Kansas, 8% in Florida and the remaining 22% in 16 other states.
   Nonperforming loans at June 30, 1996 and 1995, aggregated $37,905,000 and $32,258,000, respectively. Of the nonperforming loans at June 30, 1996, approximately 12% are secured by properties located in California, 9% each in Georgia and Texas, 7% in Colorado, 6% in

48   Commercial Federal Corporation Annual Report 1996

Nebraska, 5% each in Kansas and Missouri, 4% each in Maryland and Oklahoma and the remaining 39% located in 35 other states. Of the nonperforming loans at June 30, 1995, approximately 12% were secured by properties located in California, 11% in Texas, 9% in Colorado, 8% in Georgia, 6% each in Nebraska and Missouri, and the remaining 48% located in 44 other states.
   Also included in loans receivable at June 30, 1996 and 1995, are loans with carrying values of $14,803,000 and $17,860,000, respectively, the terms of which have been modified in troubled debt restructurings. During the fiscal years ended June 30, 1996 and 1995, the Corporation recognized interest income on these loans aggregating $1,276,000 and $1,677,000, respectively, whereas under their original terms the Corporation would have recognized interest income of $1,515,000 and $1,900,000, respectively. At June 30, 1996, the Corporation had no material commitments to lend additional funds to borrowers whose loans were subject to troubled debt restructuring.
   At June 30, 1996 and 1995, the Corporation had pledged substantially all single-family residential loans as collateral for Federal Home Loan Bank advances and other borrowings. In addition, at June 30, 1996, the Corporation had also pledged a portion of commercial real estate loans for Federal Home Loan Bank advances.


NOTE 8. REAL ESTATE:

Real estate at June 30 is summarized as follows:

- --------------------------------------------------------------------------------
                                                         1996          1995
- --------------------------------------------------------------------------------
Real estate owned and in judgment,
 net of allowance for losses of $3,353 and $4,583.... $ 8,008        $ 7,260

Real estate held for investment, which includes
 equity in unconsolidated joint ventures and
 investments in real estate partnerships, net of
 allowance for losses of $1,090 and $1,391...........   8,661          9,526
- --------------------------------------------------------------------------------
                                                      $16,669        $16,786
- --------------------------------------------------------------------------------

   Commercial and residential real estate comprise approximately 70% and 30%, respectively, of the total amount of real estate at June 30, 1996, and approximately 77% and 23%, respectively, of the total amount of real estate at June 30, 1995. Real estate located by states at June 30, 1996, is as follows:
42% in Nebraska, 31% in Colorado, 8% in Texas, and the remaining 19% in 23 other states. Real estate located by states at June 30, 1995, was as follows: 48% in Nebraska, 33% in Colorado, 5% in Texas, and the remaining 14% in 18 other states.

                          Commercial Federal Corporation Annual Report 1996   49

NOTE 9. ALLOWANCES FOR LOSSES ON LOANS AND REAL ESTATE:

An analysis of the allowances for losses on loans and real estate is summarized as follows:
- -----------------------------------------------------------------------------------------------
                                                                  Loans   Real Estate    Total
- -----------------------------------------------------------------------------------------------
Balance, June 30, 1993 ......................................    $46,908    $ 5,738     $52,646
- -----------------------------------------------------------------------------------------------
Provision charged to operations .............................      6,248      1,664       7,912
Charges .....................................................     (4,098)    (1,367)     (5,465)
Recoveries ..................................................        743        337       1,080
Estimated allowance for purchased loans .....................         39         --          39
Change in estimate of allowance for purchased loans .........     (4,357)        --      (4,357)
Charge-offs to allowance for purchased loans ................       (632)        --        (632)
- -----------------------------------------------------------------------------------------------
Balance, June 30, 1994 (1) ..................................     44,851      6,372      51,223
- -----------------------------------------------------------------------------------------------
Provision charged to operations .............................      6,408        199       6,607
Charges .....................................................     (3,771)      (683)     (4,454)
Recoveries ..................................................      1,334        152       1,486
Allowances from acquisitions ................................      1,818         --       1,818
Railroad activity for the six months ended June 30, 1994, net        (58)       (66)       (124)
Change in estimate of allowance for purchased loans .........     (1,705)        --      (1,705)
Charge-offs to allowance for purchased loans ................       (336)        --        (336)
- -----------------------------------------------------------------------------------------------
Balance, June 30, 1995 (1) ..................................     48,541      5,974      54,515
- -----------------------------------------------------------------------------------------------
Provision charged (credited) to operations ..................      6,107       (479)      5,628
Charges .....................................................     (5,533)    (1,211)     (6,744)
Recoveries ..................................................        734        159         893
Allowances from acquisitions ................................      1,944         --       1,944
Change in estimate of allowance for purchased loans .........     (2,273)        --      (2,273)
Charge-offs to allowance for purchased loans ................       (242)        --        (242)
- -----------------------------------------------------------------------------------------------
Balance, June 30, 1996 (1) ..................................    $49,278    $ 4,443     $53,721
- -----------------------------------------------------------------------------------------------

(1) Includes $78,000 at June 30, 1996 and 1995, and $206,000 at June 30, 1994,
in general allowance for losses established primarily to cover risks associated with borrowers' delinquencies and defaults on loans held for sale.
- --------------------------------------------------------------------------------

   Bulk loan purchases acquired at a discount are allocated an estimated allowance for bulk purchased loans that will be available for potential losses in the future on a particular loan package with any excess over the allowance recorded as a discount. At June 30, 1996, 1995 and 1994, $12,765,000,
$15,280,000 and $17,321,000, respectively, are included in the allowance for losses on loans presented above.


NOTE 10. LOAN SERVICING:

   The Corporation's mortgage banking subsidiary services real estate loans for investors which are not included in the accompanying consolidated financial statements. Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, holding advance payments by borrowers for taxes and insurance, making inspections as required of the mortgage premises, collecting amounts due from delinquent mortgagors, supervising foreclosures in the event of unremedied defaults and generally administering the loans for the investors to whom they have been sold. The amount of loans serviced for other institutions at June 30, 1996, 1995 and 1994, was $5,869,800,000, $5,151,100,000
and $4,635,945,000, respectively.
   The mortgage servicing portfolio is covered by servicing agreements pursuant to the mortgage-backed securities programs of the Government National Mortgage Association (GNMA), the Federal National Mortgage Association (FNMA) and the Federal Home Loan Mortgage Corporation (FHLMC). Under these agreements, the

50   Commercial Federal Corporation Annual Report 1996

Corporation may be required to advance funds temporarily to make scheduled payments of principal, interest, taxes or insurance if the borrower fails to make such payments. Although the Corporation cannot charge any interest on such advance funds, the Corporation typically recovers the advances within a reasonable number of days upon receipt of the borrower's payment, or in the absence of such payment, advances are recovered through FHA insurance or VA guarantees or FNMA or FHLMC reimbursement provisions in connection with loan foreclosures. The amount of funds advanced by the Corporation pursuant to servicing agreements is not material.
   Custodial escrow balances maintained in connection with loan servicing totaled approximately $101,671,000 and $110,714,000, at June 30, 1996 and 1995,
respectively.
   Mortgage servicing rights are included in the Consolidated Statement of Financial Condition under the caption "Prepaid expenses and other assets." The activity of mortgage servicing rights at June 30 is summarized as follows:

- -------------------------------------------------------------------------------------------
                                                             1996         1995        1994
- -------------------------------------------------------------------------------------------
Beginning balance.......................................    $36,236     $34,128     $34,025
Purchases of mortgage servicing rights..................     14,034       9,386       7,774
Mortgage servicing rights from purchase acquisitions....         38       1,045          --
Mortgage servicing rights
 capitalized through loan originations..................      3,673          --          --
Amortization expense....................................     (9,011)     (8,323)     (7,671)
- -------------------------------------------------------------------------------------------
Ending balance..........................................    $44,970     $36,236     $34,128
- -------------------------------------------------------------------------------------------

   At June 30, 1996, the fair value of the Corporation's mortgage servicing rights totaled approximately $77,500,000 and no valuation allowance was necessary to be established. Outstanding commitments to purchase mortgage loan servicing rights totaled $9,000 and $521,000, respectively, at June 30, 1996 and 1995. There was no commitment to sell any bulk packages of mortgage servicing rights at June 30, 1996.


NOTE 11. PREMISES AND EQUIPMENT:

Premises and equipment at June 30 are summarized as follows:
- -------------------------------------------------------------------------------------------
                                                                       1996         1995
- -------------------------------------------------------------------------------------------
Land..............................................................   $ 11,998    $ 10,681
Buildings and improvements........................................     58,307      54,177
Leasehold improvements............................................      2,875       2,640
Furniture, fixtures and equipment.................................     62,596      56,336
- -------------------------------------------------------------------------------------------
                                                                      135,776     123,834
Less accumulated depreciation and amortization....................     62,221      56,630
- -------------------------------------------------------------------------------------------
                                                                     $ 73,555    $ 67,204
- -------------------------------------------------------------------------------------------

   Depreciation and amortization of premises and equipment, included in occupancy and equipment expenses, totaled $6,855,000, $5,613,000 and $4,768,000 for the fiscal years ended June 30, 1996, 1995 and 1994, respectively.
   The Bank has operating lease commitments on certain premises and equipment. Rent expense totaled $2,834,000, $2,939,000 and $2,690,000 for the fiscal years ended June 30, 1996, 1995 and 1994, respectively. Annual minimum operating lease commitments as of June 30, 1996, are as follows: 1997 - $1,628,000; 1998 - $1,084,000; 1999 - $892,000; 2000 - $597,000; 2001 - $389,000; 2002 and
thereafter - $4,643,000.

                          Commercial Federal Corporation Annual Report 1996   51

NOTE 12. GOODWILL AND CORE VALUE OF DEPOSITS:

An analysis of goodwill and core value of deposits is summarized as follows:
- -------------------------------------------------------------------------------------------
                                                                      Core Value
                                                           Goodwill   of Deposits    Total
- -------------------------------------------------------------------------------------------
Balance, June 30, 1993 ..................................  $ 57,725    $ 30,221    $ 87,946
Additions relating to acquisitions ......................       359      28,674      29,033
Adoption of SFAS No. 109 for prior business combinations.      --        15,692      15,692
Valuation adjustment ....................................   (29,267)    (20,763)    (50,030)
Amortization expense ....................................    (6,241)     (7,890)    (14,131)
Sale of an investment in a subsidiary ...................      (849)       --          (849)
- -------------------------------------------------------------------------------------------
Balance, June 30, 1994 ..................................    21,727      45,934      67,661
- -------------------------------------------------------------------------------------------
Additions relating to acquisitions, net .................     1,510       6,521       8,031
Accelerated amortization expense ........................   (21,357)       --       (21,357)
Write-off due to recognition of pre-acquisition
 tax credits and net operating losses ...................      --        (6,810)     (6,810)
Amortization expense ....................................       (48)    (10,214)    (10,262)
- -------------------------------------------------------------------------------------------
Balance, June 30, 1995 ..................................     1,832      35,431      37,263
- -------------------------------------------------------------------------------------------
Additions relating to acquisitions ......................     6,158       6,842      13,000
Amortization expense ....................................      (218)     (9,311)     (9,529)
- -------------------------------------------------------------------------------------------
Balance, June 30, 1996 ..................................  $  7,772    $ 32,962    $ 40,734
- -------------------------------------------------------------------------------------------

   An appraisal performed in fiscal year 1994 by an independent third party of the existing intangible assets relating to acquisitions during 1986 through 1988 of five troubled savings institutions located in Colorado, Kansas and Oklahoma resulted in a fair value estimate of $41,000,000, and therefore, recognition of an impairment of recorded intangible assets of $52,703,000 at June 30, 1994. The appraisal of $41,000,000 was classified as core value of deposits totaling $19,643,000 and goodwill totaling $21,357,000. The effect of this accounting change was a charge to fiscal year 1994 results of operations totaling $52,703,000, with an income tax benefit of $8,765,000, resulting in a loss of $43,938,000. Effective July 1, 1994, the remaining $19,643,000 of identifiable intangible assets classified as core value of deposits is being amortized on a straight-line basis over the remaining respective lives, of which all were original 10 year terms, with the primary amount to be fully amortized as of April 30, 1997. Goodwill of $21,357,000 was amortized over the first six months of fiscal year 1995. No impairment adjustment has been made to the intangible assets resulting from the Corporation's acquisitions during fiscal years 1996, 1995 or 1994.

52   Commercial Federal Corporation Annual Report 1996

NOTE 13. DEPOSITS:

Deposits at June 30 are summarized as follows:
- ------------------------------------------------------------------------------------------------------------
                                                                  1996                        1995
                                                       ------------------------   --------------------------
Description and interest rates                            Amount           %         Amount             %
- ------------------------------------------------------------------------------------------------------------
Passbook accounts (average of 4.24% and 4.38%) ......  $  623,505        14.5%      $  549,857        13.7%
NOW accounts (average of .63% and .93%) .............     332,233         7.7          296,552         7.4
Market rate savings (average of 3.34% and 3.36%) ....     159,672         3.7          190,994         4.8
- ------------------------------------------------------------------------------------------------------------
Total savings (no stated maturities) ................   1,115,410        25.9        1,037,403        25.9
- ------------------------------------------------------------------------------------------------------------
Certificates of deposit:
 Less than 3.00% ....................................       8,848          .2           11,846          .3
  3.00% - 3.99% .....................................      19,978          .5           67,404         1.7
  4.00% - 4.99% .....................................     285,083         6.6          518,061        12.9
  5.00% - 5.99% .....................................   1,948,836        45.3        1,017,841        25.4
  6.00% - 6.99% .....................................     606,704        14.1        1,026,035        25.5
  7.00% - 7.99% .....................................     300,040         7.0          290,950         7.2
  8.00% - 8.99% .....................................      15,090          .3           34,798          .9
  9.00% and over ....................................       4,587          .1            6,985          .2
- ------------------------------------------------------------------------------------------------------------
Total certificates of deposit (fixed maturities;
 average of 6.10% and 5.33%) ........................   3,189,166        74.1        2,973,920        74.1
- ------------------------------------------------------------------------------------------------------------
                                                       $4,304,576       100.0%      $4,011,323       100.0%
- ------------------------------------------------------------------------------------------------------------

Interest expense on deposit accounts for the years ended June 30 is summarized as follows:
- ------------------------------------------------------------------------------------------------------------
                                                                  1996              1995            1994
- ------------------------------------------------------------------------------------------------------------
Passbook accounts ...........................................  $ 24,702           $ 23,696        $  8,729
NOW accounts ................................................     2,766              2,586           2,882
Market rate savings .........................................     5,709              7,356           5,881
Certificates of deposit .....................................   180,863            146,525         125,065
- ------------------------------------------------------------------------------------------------------------
                                                               $214,040           $180,163        $142,557
- ------------------------------------------------------------------------------------------------------------

   Certificates of deposit in amounts of $100,000 or more totaled $278,839,000 and $203,077,000, respectively, at June 30, 1996 and 1995. There were no brokered certificates of deposit at June 30, 1996 or 1995.

                          Commercial Federal Corporation Annual Report 1996   53

At June 30, 1996, scheduled maturities of certificates of deposit are as follows:
- -------------------------------------------------------------------------------------------------------------------------
                                                                      Year Ending June 30,
                                     ------------------------------------------------------------------------------------
       Rate                               1997         1998        1999        2000      2001    Thereafter      Total
- -------------------------------------------------------------------------------------------------------------------------
Less than 3.00% ....................  $    6,806     $    102    $     82    $    45    $     3    $ 1,810    $    8,848
 3.00% - 3.99% .....................      16,184        2,998         627        148         --         21        19,978
 4.00% - 4.99% .....................     253,113       28,892       2,321         75          3        679       285,083
 5.00% - 5.99% .....................   1,444,851      344,870     129,100     14,745     10,000      5,270     1,948,836
 6.00% - 6.99% .....................     444,704      113,751      28,486     12,631      3,022      4,110       606,704
 7.00% - 7.99% .....................     201,526       74,116      14,471      8,971        587        369       300,040
 8.00% - 8.99% .....................       4,216        8,421       1,519        767        162          5        15,090
 9.00% and over ....................         103        4,320         130         19         --         15         4,587
- -------------------------------------------------------------------------------------------------------------------------
                                      $2,371,503     $577,470    $176,736    $37,401    $13,777    $12,279    $3,189,166
- -------------------------------------------------------------------------------------------------------------------------

    At June 30, 1996 and 1995, deposits of certain state and municipal agencies and other various non-retail entities were collateralized by mortgage-backed securities with carrying values of $7,765,000 and $44,132,000, respectively, and investment securities with carrying values of $494,000 and $659,000, respectively.
    In accordance with regulatory requirements, at June 30, 1996 and 1995, the Corporation maintained $13,633,000 and $11,197,000, respectively, in cash on hand and deposits at the Federal Reserve Bank in noninterest earning reserves against certain transaction checking accounts and nonpersonal certificates of deposit.


NOTE 14. ADVANCES FROM THE FEDERAL HOME LOAN BANK:

The Corporation was indebted to the Federal Home Loan Bank of Topeka on notes maturing as follows:

- ----------------------------------------------------------------------------------------------------------
                                                       1996                                 1995
                                     -----------------------------------------    ------------------------
                                                        Weighted                    Weighted
                                        Interest        Average                     Average
Scheduled Maturities Due:              Rate Range         Rate        Amount          Rate         Amount
- ----------------------------------------------------------------------------------------------------------
Within 1 year......................  4.61% -  9.43%       5.59%    $  825,691          6.15%    $  766,214
Over 1 year to 2 years.............  5.06  -  7.90        5.74        502,844          5.67        721,633
Over 2 years to 3 years............  5.31  -  6.21        5.54         10,705          5.74        252,797
Over 3 years to 4 years............       6.78            6.78         10,000          5.70         35,608
Over 4 years to 5 years............    --       --          --             --          6.79         10,350
Over 5 years.......................  6.55  -  7.19        6.76          1,050          6.55            750
- ----------------------------------------------------------------------------------------------------------
                                     4.61% -  9.43%       5.66%    $1,350,290          5.89%    $1,787,352
- ----------------------------------------------------------------------------------------------------------

    At June 30, 1996 and 1995, the Corporation had pledged a portion of its real estate loans and mortgage-backed securities as well as Federal Home Loan Bank stock as collateral for outstanding advances. At June 30, 1996 and 1995, there were no commitments for advances from the Federal Home Loan Bank.

54    Commercial Federal Corporation Annual Report 1996

NOTE 15. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE:

    At June 30, 1996 and 1995, securities sold under agreements to repurchase identical securities totaled $380,755,000 and $208,373,000, respectively, with weighted average interest rates of 6.51% and 7.08%, respectively. There were no securities sold under agreements to repurchase substantially identical securities at June 30, 1996 or 1995. An analysis of securities sold under agreements to repurchase identical securities for the years ended June 30 is summarized as follows:

- -------------------------------------------------------------------------------
                                                          1996         1995
- -------------------------------------------------------------------------------
Maximum month-end balance.............................  $380,755     $208,373
- -------------------------------------------------------------------------------
Average balance.......................................  $187,563     $103,223
- -------------------------------------------------------------------------------
Weighted average interest rate during the period......      7.14%        7.59%
Weighted average interest rate at end of period.......      6.51%        7.08%
- -------------------------------------------------------------------------------

    At June 30, 1996, securities sold under agreements to repurchase had maturities ranging from September 1996 to January 1998 with a weighted average maturity at June 30, 1996, of 372 days. At June 30, 1996 and 1995, mortgage-backed securities with carrying values totaling $410,527,000 and $247,413,000, respectively, and market values totaling $405,521,000 and $244,772,000, respectively, were pledged as collateral for securities sold under agreements to repurchase.
    It is the Corporation's policy to enter into repurchase agreements only with major brokerage firms that are primary dealers in government securities. At June 30, 1996, no repurchase agreements were at risk in excess of 10.0% of stockholders' equity.

NOTE 16. OTHER BORROWINGS:

Other borrowings at June 30 consist of the following:

- -----------------------------------------------------------------------------------
                                                                  1996       1995
- -----------------------------------------------------------------------------------
Subordinated notes, interest 10.25%, due December 15, 1999....  $40,250    $40,250
Collateralized mortgage obligations...........................    8,867     12,454
Senior notes, interest 10.00%, due January 31, 1999...........    6,900      6,900
Other borrowings..............................................    2,529      5,699
- -----------------------------------------------------------------------------------
                                                                $58,546    $65,303
- -----------------------------------------------------------------------------------

    The subordinated notes pay interest semi-annually on June 15 and December
15. The subordinated notes have been redeemable since December 15, 1995, at the election of the Corporation, in whole or in part, at par plus accrued interest to the date of redemption. The subordinated notes have no sinking fund, are unsecured general obligations of the Corporation, and are subordinated to all existing and future senior indebtedness of the Corporation. The Note Indenture, among other provisions, restricts the ability of the Corporation and its subsidiaries, under certain circumstances, to incur additional indebtedness and restricts the Corporation's ability to pay cash dividends or to make other capital distributions. The Corporation is also required to maintain not less than $3,500,000 in cash and cash equivalents under the terms of the Note Indenture.
    At June 30, 1996, the remaining two notes issued in conjunction with collateralized mortgage obligations bear interest at 7.89% and 8.42% and are due in varying amounts contractually through September 1, 2015. The notes are secured by FNMA mortgage-backed securities

                         Commercial Federal Corporation Annual Report 1996    55
with a book value of approximately $14,540,000. As the principal balance on the collateral on these notes repay, the notes are correspondingly repaid.
    The senior notes pay interest monthly and have been redeemable since February 1, 1995, at the election of the Corporation, in whole or in part, at par plus accrued interest to the date of redemption. The senior notes have no sinking fund, are unsecured general obligations of the Corporation, and are senior to all existing and future indebtedness of the Corporation other than debt obligations secured by certain liens. Senior noteholders do not have priority over depositors and other creditors of the Bank. The Note Indenture, among other provisions, restricts the ability of the Corporation and its subsidiaries, under certain circumstances, to incur additional indebtedness and restricts the Corporation's ability to pay cash dividends or to make other capital distributions.
    Other borrowings are collateralized by unencumbered first mortgage loans with unpaid principal balances of approximately $5,714,000 at June 30, 1996.
    Principal maturities of other borrowings as of June 30, 1996, for the next five fiscal years are as follows: 1997 - $3,326,000; 1998 - $2,899,000; 1999 -
$9,495,000; 2000 - $41,004,000; 2001 - $240,000 and thereafter - $1,582,000.

NOTE 17. INTEREST RATE HEDGING:

The following summarizes the Corporation's interest rate hedging agreements at June 30:
- ----------------------------------------------------------------------------------------------------------------
                                                                          1996         1995           1994
- ----------------------------------------------------------------------------------------------------------------
Interest rate swap agreements:
  Notional principal amount, fixed rate agreements....................  $ 10,000      $ 78,500       $109,500
  Weighted average fixed rate paid ...................................     11.10%        10.40%          9.62%
  Weighted average variable rate received ............................      5.97%         5.63%          3.55%
  Net interest expense ...............................................  $  2,280      $  4,345       $  8,485
  Range of remaining terms ...........................................   17 mos.     3-29 mos.      1-41 mos.
- ----------------------------------------------------------------------------------------------------------------

    Net interest expense, as disclosed in the above table, also represents gross interest expense since no interest income on these interest rate swap agreements has been received during the three fiscal years presented. The Corporation is not involved in any derivative activities nor has the Corporation terminated any contracts during the fiscal years ended June 30, 1996, 1995 and 1994. The interest rate swap agreements were collateralized at June 30, 1996 and 1995, by mortgage-backed securities with carrying values of $15,721,000 and $18,817,000, respectively. The swap agreement totaling $10,000,000 will mature November 1997. Entering into interest rate swap agreements involves the credit risk of dealing with intermediary and primary counterparties and their ability to meet the terms of the respective contracts. The Corporation is exposed to credit loss in the event of nonperformance by the counterparties to the interest rate swaps if the Corporation is in a net interest receivable position at the time of potential default by the counterparties. However, at June 30, 1996, the Corporation was in a net interest payable position. The Corporation does not anticipate nonperformance by the counterparties.
    At June 30, 1996 and 1995, the Corporation also had one outstanding interest rate cap agreement totaling $10,000,000 which pays interest when the three-month LIBOR exceeds 7.00% and a termination date of March 9, 1997. The Corporation will receive interest based on a floating rate with interest payments settled quarterly. Through June 30, 1996 and 1995, the Corporation was not owed any interest from its counterparts for such quarterly interest settlement. The premium paid on March 9, 1995 (the effective date of this agreement) totaled $115,000 with $58,000 and $19,000, respectively, amortized to interest expense for the fiscal years ended June 30, 1996 and 1995. The unamortized premium totaled $38,000 at June 30, 1996. This interest rate cap agreement is unsecured.

56   Commercial Federal Corporation Annual Report 1996

NOTE 18. INCOME TAXES:

The following is a comparative analysis of the provision for federal and state taxes on income:
- --------------------------------------------------------------------------------------------------------------------------------
                                                                                                Year Ended June 30,
                                                                                      ------------------------------------------
                                                                                           1996         1995         1994
- --------------------------------------------------------------------------------------------------------------------------------
Current:
  Federal ............................................................................   $75,927      $ 7,816       $10,980
  State ..............................................................................     3,626          956           817
- --------------------------------------------------------------------------------------------------------------------------------
                                                                                          79,553        8,772        11,797
- --------------------------------------------------------------------------------------------------------------------------------
Deferred:
  Federal ............................................................................   (45,316)      14,123         4,992
  State ..............................................................................    (7,275)         251            86
- --------------------------------------------------------------------------------------------------------------------------------
                                                                                         (52,591)      14,374         5,078
- --------------------------------------------------------------------------------------------------------------------------------
Total provision for income taxes .....................................................   $26,962      $23,146       $16,875
- --------------------------------------------------------------------------------------------------------------------------------


The following is a reconciliation of the statutory federal income tax rate to the consolidated effective tax rate:
- --------------------------------------------------------------------------------------------------------------------------------
                                                                                                Year Ended June 30,
                                                                                      ------------------------------------------
                                                                                           1996         1995         1994
- --------------------------------------------------------------------------------------------------------------------------------
Statutory federal income tax rate ....................................................    35.0%         35.0%       35.0%
Amortization of discounts, premiums and
  intangible assets from acquisitions ................................................     0.1          13.8        81.4
Income tax credits ...................................................................    (0.7)         (3.1)       (3.3)
Bad debt deduction ...................................................................    (0.2)         (2.9)      (13.3)
State income taxes, net of federal income tax benefit.................................    (2.0)          1.6         4.1
Effect of change in enacted tax rate .................................................      --            --         7.8
Other items, net .....................................................................     0.6          (1.8)       (1.0)
- --------------------------------------------------------------------------------------------------------------------------------
Effective tax rate ...................................................................    32.8%         42.6%      110.7%
- --------------------------------------------------------------------------------------------------------------------------------

                         Commercial Federal Corporation Annual Report 1996    57

The tax effect of temporary differences that gave rise to significant portions of deferred tax assets and liabilities at June 30 are as follows:
- ---------------------------------------------------------------------------------------------------------------------
                                                                                                1996         1995
- ---------------------------------------------------------------------------------------------------------------------
Deferred tax liabilities:
  Finance lease contracts treated as operating leases
    for income tax purposes ...............................................................   $    --      $55,847
  Federal Home Loan Bank stock ............................................................     9,666       10,779
  Differences between book and tax basis of premises and equipment ........................     6,761        6,444
  Core value of acquired deposits .........................................................     4,595        3,931
  Basis differences arising from acquisitions .............................................     4,134        1,937
  Other items .............................................................................     5,681        3,479
- ---------------------------------------------------------------------------------------------------------------------
                                                                                               30,837       82,417
- ---------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for losses on loans and real estate not currently deductible ..................    14,565       14,277
  Tax credit carryforwards ................................................................       136        4,035
  Collateralized mortgage obligations .....................................................     3,046        3,402
  State operating loss carryforwards ......................................................     2,167        2,724
  Basis differences between tax and financial reporting
    arising from acquisitions .............................................................     4,620        2,585
  Accretion of discount on purchased loans ................................................     2,301        2,371
  Employee benefits .......................................................................     2,095        1,977
  Other items .............................................................................     2,430        2,022
- ---------------------------------------------------------------------------------------------------------------------
                                                                                               31,360       33,393
Valuation allowance .......................................................................     2,279        2,659
- ---------------------------------------------------------------------------------------------------------------------
                                                                                               29,081       30,734
- ---------------------------------------------------------------------------------------------------------------------
Net deferred tax liability ................................................................   $ 1,756      $51,683
- ---------------------------------------------------------------------------------------------------------------------

    The valuation allowance of $2,279,000 at June 30, 1996, decreased from $2,659,000 at June 30, 1995, primarily due to a decrease in state net operating losses available for income tax purposes.
    Savings institutions that meet certain definitional tests and other conditions prescribed by the Internal Revenue Code are allowed to deduct, within limitations, a bad debt deduction computed as a percentage of taxable income before such deduction. The deduction percentage is 8.0% for fiscal years ended June 30, 1996, 1995 and 1994. Alternatively, a qualified savings institution may compute its bad debt deduction based upon actual loan loss experience (i.e., experience method). The bad debt deduction for fiscal years 1996 and 1995 was computed under the percentage of taxable income method since it yielded a greater deduction than did the experience method. In fiscal year 1994 the Bank computed its bad debt deduction utilizing the experience method. In accordance with provisions of SFAS No. 109, a deferred tax liability has not been recognized for the bad debt reserves of the Bank created in the tax years which began prior to December 31, 1987 (the base year). At June 30, 1996, the amount of these reserves totaled approximately $87,512,000 with an unrecognized deferred tax liability associated with such reserves totaling approximately $31,288,000.
    In August 1996, changes in the federal tax law (i) repealed both the percentage of taxable income and experience methods effective July 1, 1996, allowing a bad debt deduction for specific charge-offs only, and (ii) require recapture into taxable income over a six year period of tax bad debt reserves which exceed the base year amount, adjusted for any loan portfolio shrinkage. These changes will result in the recognition of additional deferred tax liabilities of approximately $103,000 in the first quarter of fiscal year 1997. The remaining unrecognized

58    Commercial Federal Corporation Annual Report 1996
deferred tax liability could be recognized in the future, in whole or in part, if (i) there is a change in federal tax law, (ii) the Bank fails to meet certain definitional tests and other conditions in the federal tax law, (iii) certain distributions are made with respect to the stock of the Bank or (iv) the bad debt reserves are used for any purpose other than absorbing bad debt losses.


NOTE 19. STOCKHOLDERS' EQUITY AND REGULATORY RESTRICTIONS:

    On December 19, 1988, the Board of Directors of the Corporation adopted a Shareholder Rights Plan and declared a dividend of stock purchase rights consisting of one primary right and one secondary right for each outstanding share of common stock on December 30, 1988, and with respect to each share of common stock issued by the Corporation at any time after such date and prior to the earlier of the occurrence of certain events or expiration of such rights. These rights are attached to and trade only together with the common stock shares. The provisions of the Shareholder Rights Plan are designed to protect the interests of the stockholders of record in the event of an unsolicited or hostile attempt to acquire the Corporation at a price or on terms that are not fair to all shareholders. Unless rights are exercised, holders have no rights as a stockholder of the Corporation (other than rights resulting from such holder's ownership of common shares), including, without limitation, the right to vote or to receive dividends. With certain exceptions, the rights expire December 31, 1998, unless earlier redeemed by the Corporation. At June 30, 1996, no such rights were exercised.
    The Corporation is authorized to issue 10,000,000 shares of preferred stock having a par value of $.01 per share. None of the shares of the authorized preferred stock has been issued. The Board of Directors is authorized to establish and state voting powers, designation preferences, and other special rights of such shares and the qualifications, limitations and restrictions thereof. The preferred stock may rank prior to the common stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. Under the Office of Thrift Supervision's (OTS) capital distribution regulations, a savings institution that, immediately prior to, and on a pro forma basis after giving effect to, a proposed dividend, has total capital that is at least equal to the amount of its fully phased-in capital requirements (a "Tier 1 Association") is permitted to pay dividends during a calendar year in an amount equal to the greater of (i) 75.0% of its net income for the recent four quarters, or (ii) 100.0% of its net income to date during the calendar year plus an amount that would reduce by one-half the amount by which its ratio of total capital to assets exceeded its fully phased-in risk-based capital ratio requirement at the beginning of the calendar year. At June 30, 1996, the Bank qualified as a Tier 1 Association, and would be permitted to pay an aggregate amount approximating $92,947,000 in dividends under these regulations. Should the Bank's regulatory capital fall below certain levels, applicable law and certain other federal regulations would require prior approval of such proposed dividends and, in some cases, would prohibit the payment of dividends.
    On October 4, 1995, the Board of Directors established a quarterly dividend policy and, on the same day, declared a cash dividend of $.10 per share on the Corporation's common stock. Accordingly, cash dividends totaling $5,880,000 ($.40 per share) were declared during fiscal year 1996 with $4,370,000 paid through June 30, 1996. The Corporation had not paid cash dividends to its common stock shareholders before October 4, 1995.

                         Commercial Federal Corporation Annual Report 1996    59

NOTE 20. REGULATORY CAPITAL REQUIREMENTS:

    The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial position and results of operations. The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios as set forth in the following tables of tangible, core and total risk-based capital. Prompt Corrective Action provisions contained in the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) require specific supervisory actions as capital levels decrease. To be considered well-capitalized under the regulatory framework for Prompt Corrective Action provisions under FDICIA, the Bank must maintain minimum Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios as set forth in the following tables. At June 30, 1996 and 1995, the Bank exceeded the minimum requirements for the well-capitalized category.
    The following presents the Bank's regulatory capital levels and ratios relative to its minimum capital requirements.

- -----------------------------------------------------------------------------------------------------------------------
                                                                                  As of June 30, 1996
                                                                 ------------------------------------------------------
                                                                       Actual Capital             Required Capital
                                                                 -------------------------  ---------------------------
                                                                    Amount       Ratio         Amount         Ratio
- -----------------------------------------------------------------------------------------------------------------------
OTS Capital Adequacy:
   Tangible capital .............................................  $408,708       6.18%       $ 99,137         1.50%
   Core capital (Tier 1 capital) ................................   424,909       6.41         198,760         3.00
   Risk-based capital (Total capital)............................   460,674      13.62         270,629         8.00
FDICIA regulations to be
  classified well-capitalized:
     Tier 1 leverage capital ....................................   424,909       6.41         331,266         5.00
     Tier 1 risk-based capital ..................................   424,909      12.56         202,971         6.00
     Total risk-based capital ...................................   460,674      13.62         338,286        10.00
- -----------------------------------------------------------------------------------------------------------------------
                                                                                  As of June 30, 1995
                                                                 ------------------------------------------------------
                                                                       Actual Capital             Required Capital
                                                                 -------------------------  ---------------------------
                                                                    Amount      Ratio (1)     Amount (1)     Ratio (1)
- -----------------------------------------------------------------------------------------------------------------------
OTS Capital Adequacy:
   Tangible capital .............................................  $337,451       5.16%       $ 98,017         1.50%
   Core capital (Tier 1 capital) ................................   358,881       5.47         196,677         3.00
   Risk-based capital (Total capital)............................   391,656      13.12         238,844         8.00
FDICIA regulations to be
  classified well-capitalized:
   Tier 1 leverage capital ......................................   358,881       5.47         327,796         5.00
   Tier 1 risk-based capital ....................................   358,881      12.02         179,133         6.00
   Total risk-based capital .....................................   391,656      13.12         298,555        10.00
- -----------------------------------------------------------------------------------------------------------------------

60    Commercial Federal Corporation Annual Report 1996

    As of June 30, 1996, the most recent notification from the OTS categorized the Bank as "well-capitalized" under the regulatory framework for Prompt Corrective Action provisions under FDICIA. There are no conditions or events since such notification that management believes have changed the Bank's classification.

NOTE 21. COMMITMENTS AND CONTINGENCIES:

    The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit, financial guarantees on certain loans sold with recourse and on other contingent obligations. These instruments involve elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Statement of Financial Condition. The contractual amounts of these instruments represent the maximum credit risk to the Corporation. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.
    At June 30, 1996, the Corporation had issued commitments, excluding undisbursed portions of loans in process, of approximately $173,551,000 as follows: $94,679,000 to originate loans, $61,264,000 to purchase loans and $17,608,000 to provide consumers unused lines of credit. At June 30, 1995, the Corporation had issued commitments, excluding undisbursed portions of loans in process, of approximately $150,651,000 as follows: $76,675,000 to originate loans, $33,723,000 to purchase loans, $15,000,000 to purchase investment securities, $8,761,000 to purchase mortgage-backed securities and $16,492,000 to provide consumers unused lines of credit. In addition, at June 30, 1996 and 1995, outstanding commitments from mortgage banking operations to purchase mortgage loan servicing rights totaled $9,000 and $521,000, respectively.
    Loan commitments, which are funded subject to certain limitations, extend over various periods of time. Generally, unused loan commitments are canceled upon expiration of the commitment term as outlined in each individual contract. These outstanding loan commitments to extend credit do not necessarily represent future cash requirements since many of the commitments may expire without being drawn upon. The Corporation evaluates each customer's credit worthiness on a separate basis and requires collateral based on this evaluation. Collateral consists mainly of residential family units and personal property.
    At June 30, 1996 and 1995, the Corporation had approximately $126,377,000 and $82,376,000, respectively, in mandatory forward delivery commitments to sell residential mortgage loans. At June 30, 1996 and 1995, loans sold subject to recourse provisions totaled approximately $39,340,000 and $49,678,000, respectively, which represents the total potential credit risk associated with these particular loans. Such credit risk would, however, be offset by the value of the single-family residential properties which collateralize these loans.
    The Corporation is subject to a number of lawsuits and claims for various amounts which arise out of the normal course of its business. In the opinion of management, the disposition of claims currently pending will not have a material adverse effect on the Corporation's financial position or results of operations.
    On September 13, 1994, the Bank commenced litigation against the United States in the United States Court of Federal Claims seeking to recover monetary relief for the government's refusal to honor certain contracts between the Bank and the Federal Savings and Loan Insurance Corporation. The suit alleges that such governmental action constitutes breach of contract and an unlawful taking of property by the United States without just compensation or due process in violation of the Constitution of the United States. The litigation status and process of the multiple legal actions, such as that instituted by the Bank with respect to supervisory goodwill and regulatory capital credits, make the value of the claims asserted by the Bank uncertain as to ultimate outcome, and contingent on a number of factors and future events which are beyond the control of the Bank, both as to substance, timing and the dollar amount of damages which may be awarded to the Bank if it finally prevails in this litigation.


NOTE 22. EMPLOYEE BENEFIT AND INCENTIVE PLANS AND OTHER POSTRETIREMENT BENEFITS:

RETIREMENT SAVINGS PLAN - The Corporation maintains a contributory deferred savings 401(k) plan covering substantially all employees. The Corporation's matching contributions are equal to 100.0% of the first 8.0% of participant contributions (up to 3.0% of participant contributions for the plan sponsored by Railroad). Participants vest immediately in their own contributions and over a five-year period for Corporation contributions (over

                         Commercial Federal Corporation Annual Report 1996    61
a three-year period for company contributions for the plan sponsored by Railroad). Contribution expense was $1,653,000, $1,684,000 and $1,434,000 for the years ended June 30, 1996, 1995 and 1994, respectively.

STOCK OPTION AND INCENTIVE PLAN - The Corporation's 1984 Stock Option and Incentive Plan, as amended (the Plan), permits the granting of stock options, restricted stock awards and stock appreciation rights. Stock options are generally 100% exercisable on the date of grant over a period not to exceed 10 years from the date of grant with the option price equal to market value on the date of grant. However, non-incentive stock options granted to executives on June 13, 1996, vest one-third on the date of grant (and one-third as of both June 13, 1997 and 1998) for 35,000 options and vest 60.0% on the date of grant (and 20.0% as of both June 13, 1997 and 1998) for 45,450 options. Recipients of restricted stock have the usual rights of a shareholder, including the rights to receive dividends and to vote the shares; however, the common stock will not be vested until certain restrictions are satisfied. The term of the Plan extends to July 31, 2002. Railroad had three stock option and incentive plans for certain employees and its directors (collectively referred to as "Railroad's Plans") under which such options generally became exercisable when granted and exercised within a 10-year period after the date of grant. On October 2, 1995, Railroad's Plans were terminated with any outstanding options converted into Commercial Federal Corporation options pursuant to the merger agreement.

The following table presents the activity of the stock options for the fiscal years ended June 30, 1996, 1995 and 1994:
- --------------------------------------------------------------------------------------------------------------------------
                                                                      Stock Option         Option Price          Aggregate
                                                                         Shares             Per Share             Amount
- --------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1993 ............................................    432,284        $ 2.50  --  $19.13        $ 2,539
  Granted ...........................................................      3,738         13.57  --   19.69             64
  Exercised .........................................................    (64,291)         2.50  --   15.26           (342)
  Canceled ..........................................................       (302)               9.31                   (3)
Railroad activity for the six months ended June 30, 1994:
  Granted ...........................................................     60,951         14.09  --   15.07            864
  Exercised .........................................................    (32,473)         3.80  --   13.57           (146)
  Canceled ..........................................................         --            --          --             --
- --------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1994 ............................................    399,907          2.50  --   19.69          2,976
  Granted ...........................................................     62,612         14.48  --   27.31          1,696
  Exercised .........................................................    (87,740)         2.50  --   19.69           (505)
  Canceled ..........................................................     (4,783)         5.67  --   17.48            (65)
- --------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1995 ............................................    369,996          2.50  --   27.31          4,102
  Granted ...........................................................    123,093               38.75                4,770
  Exercised .........................................................    (95,979)         2.50  --   27.31         (1,191)
  Canceled ..........................................................     (1,590)        14.09  --   27.31            (40)
- --------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1996 ............................................    395,520        $ 2.50  --  $38.75        $ 7,641
- --------------------------------------------------------------------------------------------------------------------------
Shares available for future grants at June 30, 1996 .................    198,127
- --------------------------------------------------------------------------------------------------------------------------

    On June 30, 1996 and 1995, stock options for 123,093 shares and 61,462 shares, respectively, of the Corporation's common stock were granted to executives and managers of the Corporation in accordance with a management incentive plan pursuant to the attainment of certain operating goals of the Corporation for the respective fiscal years.
    Management incentive plans were initially adopted in fiscal year 1993 with restricted stock to be granted for awards earned each fiscal year. Accordingly, on June 30, 1996, 1995 and 1994 (the grant dates), the Corporation issued 1,116 shares, 28,417 shares and 59,660 shares, respectively, of restricted stock with an aggregate market value of $45,000, $776,000 and $1,525,000, respectively.

62    Commercial Federal Corporation Annual Report 1996

The awards of restricted stock vest 20.0% on each anniversary of the grant date, provided that the employee has completed the specified service requirement, or earlier if the employee dies or is permanently and totally disabled or upon a change in control. Total deferred compensation on the unvested restricted stock totaled $1,068,000, $1,951,000 and $2,480,000, at June 30, 1996, 1995 and 1994,
respectively, and is recorded as a reduction of stockholders' equity.
    The value of the restricted shares will be amortized to compensation expense over the five-year vesting period. Compensation expense applicable to the restricted stock totaled $909,000, $1,173,000 and $395,000 for fiscal years 1996, 1995 and 1994 respectively.

POSTRETIREMENT BENEFITS - Effective July 1, 1993, the Corporation adopted Statement of Financial Accounting Standards No. 106 (SFAS No. 106), "Employers' Accounting for Postretirement Benefits Other Than Pensions." The provisions of this statement changed the method of accounting for postretirement benefits other than pensions from a cash to an accrual basis. Under SFAS No. 106, the determination of the accrual liability requires a calculation of the accumulated postretirement benefit obligation (APBO). The APBO represents the actuarial present value of postretirement benefits other than pensions to be paid out in the future (such as health care benefits to be paid to retirees) that have been earned as of the end of the year. The Corporation elected to recognize the cumulative effect of the initial APBO immediately resulting in an increase in accrued postretirement health care costs of $519,000 and a decrease in net income of $336,000 ($.02 per share), net of an income tax benefit of $183,000 which was recorded as a cumulative effect of a change in accounting principle as of July 1, 1993.

The Corporation's postretirement benefit plan is unfunded. The following table reconciles the status of the plan with the amounts recognized in the Consolidated Statement of Financial Condition at June 30:
- ------------------------------------------------------------------------------------------------------------------------------
                                                                                                    1996      1995     1994
- ------------------------------------------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
  Retirees ......................................................................................  $  487    $ 260     $177
  Fully eligible active plan participants .......................................................     120      118       51
  Other active plan participants ................................................................     766      581      369
- ------------------------------------------------------------------------------------------------------------------------------
                                                                                                    1,373      959      597
Unrecognized net loss ...........................................................................    (783)    (426)     (42)
- ------------------------------------------------------------------------------------------------------------------------------
Accrued postretirement benefit cost included in other liabilities ...............................  $  590    $ 533     $555
- ------------------------------------------------------------------------------------------------------------------------------

The following sets forth the components of the net periodic postretirement benefit cost for the fiscal years ended June 30:
- ------------------------------------------------------------------------------------------------------------------------------
                                                                                                    1996      1995     1994
- ------------------------------------------------------------------------------------------------------------------------------
Service cost - benefits earned during the fiscal year ...........................................   $  74    $  61     $ 56
Interest cost on accumulated postretirement benefit obligation ..................................      69       43       39
Amortization of net loss ........................................................................      29       --       --
- ------------------------------------------------------------------------------------------------------------------------------
  Net periodic postretirement benefit expense ...................................................   $ 172    $ 104     $ 95
- ------------------------------------------------------------------------------------------------------------------------------
Postretirement benefit claims paid for the year,
  net of retiree contributions of $85, $72, and $57 .............................................   $ 115    $ 126     $ 59
- ------------------------------------------------------------------------------------------------------------------------------

    The weighted average discount rate used to determine the APBO was 7.5% for fiscal years ended June 30, 1996, 1995 and 1994. The assumed health care cost trend rate used in measuring the APBO as of July 1, 1995, was 8.0% decreasing gradually until it reaches 5.0% in 2008, when it remains constant. A one-percentage-point increase in the assumed health care cost trend rate for each year would increase the APBO as of June 30, 1996, by $134,000 and the aggregate of the service and interest cost components of the net periodic postretirement cost for fiscal year 1996 by $28,000.

                        Commercial Federal Corporation Annual Report 1996     63

    The Corporation also maintains an unfunded postretirement survivor income plan for certain key executives that provides benefits to beneficiaries based upon the death of such executives and their employment status at the time of death (i.e., normal retirement, termination or death prior to retirement). The Corporation began to recognize these postretirement benefits in fiscal year 1996. At June 30, 1996, the accrued postretirement benefit cost included in other liabilities and the net postretirement benefit cost charged to operations totaled $33,000. The weighted average discount rate used to determine the APBO was 7.5% and the assumed rate of increase for compensation was 3.0% annually.

NOTE 23. FINANCIAL INFORMATION (PARENT COMPANY ONLY):
CONDENSED STATEMENT OF FINANCIAL CONDITION

- --------------------------------------------------------------------------------
                                                                 June 30,
ASSETS                                                      1996          1995
- --------------------------------------------------------------------------------
Cash ...............................................      $ 12,562      $ 10,546
Other assets .......................................         2,387         3,996
Equity in Commercial Federal Bank ..................       447,817       374,021
- --------------------------------------------------------------------------------
Total Assets .......................................      $462,766      $388,563
- --------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
- --------------------------------------------------------------------------------
Liabilities:
  Other liabilities ................................      $  2,339      $    799
  Note payable .....................................          --           3,000
  Senior notes .....................................         6,900         6,900
  Subordinated notes ...............................        40,250        40,250
- --------------------------------------------------------------------------------
Total liabilities ..................................        49,489        50,949
Total stockholders' equity .........................       413,277       337,614
- --------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity .........      $462,766      $388,563
- --------------------------------------------------------------------------------


CONDENSED STATEMENT OF OPERATIONS
- --------------------------------------------------------------------------------------
                                                              Year Ended June 30,
                                                          1996        1995       1994
- --------------------------------------------------------------------------------------
Dividend income from the Bank ......................   $  9,290    $  5,660    $ 5,740
Interest income ....................................        691         600        426
Interest expense ...................................     (5,384)     (5,310)    (5,186)
Operating expenses .................................     (1,742)       (576)    (1,200)
- --------------------------------------------------------------------------------------
Income (loss) before income taxes, cumulative
 effect of change in accounting principles and
 equity in undistributed earnings of subsidiaries ..      2,855         374       (220)
Income tax benefit .................................     (2,117)     (1,882)    (2,212)
- --------------------------------------------------------------------------------------
Income before cumulative effect of change in
 accounting principles and equity in undistributed
earnings of subsidiaries ...........................      4,972       2,256      1,992
Cumulative effect of change in accounting principles       --          --         (198)
- --------------------------------------------------------------------------------------
Income before equity in undistributed earnings of
 subsidiaries ......................................      4,972       2,256      1,794
Equity in undistributed earnings of subsidiaries ...     50,334      28,925      3,176
- --------------------------------------------------------------------------------------
Net income .........................................   $ 55,306    $ 31,181    $ 4,970
- --------------------------------------------------------------------------------------


64     Commercial Federal Corporation Annual Report 1996


CONDENSED STATEMENT OF CASH FLOWS
- --------------------------------------------------------------------------------------
                                                              Year Ended June 30,
                                                         1996         1995       1994
- --------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income .........................................   $ 55,306    $ 31,181    $ 4,970
Adjustments to reconcile net income to
  net cash provided (used) by operating activities:
    Cumulative effect of change in accounting
      principles ...................................       --          --          198
    Equity in earnings of subsidiaries .............    (50,334)    (28,925)    (3,176)
    Other items, net ...............................      2,321       1,100         93
                                                       --------    --------    -------
      Total adjustments ............................    (48,013)    (27,825)    (2,885)
                                                       --------    --------    -------
        Net cash provided by operating activities ..      7,293       3,356      2,085
- --------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of stock of and cash distributions into
 the Bank ..........................................       --        (3,850)    (5,098)
Other items, net ...................................       --          (245)      (244)
                                                       --------    --------    -------
        Net cash used by investing activities ......       --        (4,095)    (5,342)
- --------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of stock options and
 other employee plans ..............................      2,093       1,334      1,022
Payment of cash dividends on common stock ..........     (4,370)       --         --
Proceeds from issuance of notes payable ............       --         4,000       --
Payment of notes payable ...........................     (3,000)     (1,000)      --
Purchase of treasury stock .........................       --          (271)       (35)
                                                       --------    --------    -------
        Net cash (used) provided by financing
          activities ...............................     (5,277)      4,063        987
- --------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS:
Increase (decrease) in net cash position ...........      2,016       3,324     (2,270)
Balance, beginning of year .........................     10,546       7,222      9,492
                                                       --------    --------    -------
Balance, end of year ...............................   $ 12,562    $ 10,546    $ 7,222
- --------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
  Interest expense .................................   $  4,913    $  4,816    $ 4,816
  Income tax payments (refunds), net ...............     72,972      (3,670)    (1,100)
Non-cash investing activities:
  Increase to assets and liabilities for prior
  business combinations ............................       --          --          368
- --------------------------------------------------------------------------------------

                        Commercial Federal Corporation Annual Report 1996     65

NOTE 24. SEGMENT INFORMATION:

The Corporation and its subsidiaries operate primarily in the savings and loan and mortgage banking industries. Savings and loan operations (financial institution) involve a variety of traditional banking and financial services. Mortgage banking operations (mortgage banking) involve the origination and purchase of mortgage loans, sale of mortgage loans in the secondary mortgage market, servicing of mortgage loans and the purchase and origination of rights to service mortgage loans.

Segment information at and for the fiscal years ended June 30 is summarized as follows:

- ------------------------------------------------------------------------------------------------
                                                            1996         1995         1994
- ------------------------------------------------------------------------------------------------
Interest income:
     Financial institution .............................  $ 483,888    $ 446,747    $ 381,316
     Mortgage banking ..................................      7,204        7,621       12,538
                                                          ---------    ---------    ---------
        Total ..........................................    491,092      454,368      393,854
                                                          ---------    ---------    ---------
Intersegment interest income:
     Financial institution .............................    (10,115)      (6,601)      (5,087)
     Mortgage banking ..................................     10,201        6,417        5,345
                                                          ---------    ---------    ---------
                                                                 86         (184)         258
     Intersegment elimination ..........................        (86)         184         (258)
                                                          ---------    ---------    ---------
        Total ..........................................      --           --           --
                                                          ---------    ---------    ---------
Total interest income:
     Financial institution .............................    473,773      440,146      376,229
     Mortgage banking ..................................     17,405       14,038       17,883
     Intersegment elimination ..........................        (86)         184         (258)
                                                          ---------    ---------    ---------
        Total ..........................................  $ 491,092    $ 454,368    $ 393,854
- ------------------------------------------------------------------------------------------------
Other income:
     Financial institution - loan servicing fees........  $     429    $     146    $      78
     Financial institution - other income ..............     21,918       20,317       21,853
     Mortgage banking - loan servicing fees ............     27,462       24,585       22,149
     Mortgage banking - other income (loss) ............       (163)          18          613
                                                          ---------    ---------    ---------
        Total ..........................................     49,646       45,066       44,693
                                                          ---------    ---------    ---------
Intersegment other income:
     Financial institution - loan servicing fees........      --           --           --
     Financial institution - other income ..............      --           --           --
     Mortgage banking - loan servicing fees ............     14,516       12,218       11,428
     Mortgage banking - other income ...................      --           --           --
                                                          ---------    ---------    ---------
                                                             14,516       12,218       11,428
     Intersegment elimination ..........................    (14,516)     (12,218)     (11,428)
                                                          ---------    ---------    ---------
        Total ..........................................      --           --           --
                                                          ---------    ---------    ---------
Total other income:
     Financial institution - loan servicing fees........        429          146           78
     Financial institution - other income ......             21,918       20,317       21,853
     Mortgage banking - loan servicing fees ....             41,978       36,803       33,577
     Mortgage banking - other income (loss) ....               (163)          18          613
     Intersegment elimination ..................            (14,516)     (12,218)     (11,428)
                                                          ---------    ---------    ---------
        Total .....................................       $  49,646    $  45,066    $  44,693
- ------------------------------------------------------------------------------------------------

66     Commercial Federal Corporation Annual Report 1996

- --------------------------------------------------------------------------------
                                              1996           1995         1994
- --------------------------------------------------------------------------------
Operating profit (1):
  Financial institution ..............       $63,385       $45,664       $ 6,618
  Mortgage banking ...................        26,009        14,518        14,960
                                             -------       -------       -------
                                              89,394        60,182        21,578
Less:
  General corporate expenses .........         1,742           545         1,144
  Corporate interest expense .........         5,384         5,310         5,186
                                             -------       -------       -------
    Total ............................       $82,268       $54,327       $15,248
- --------------------------------------------------------------------------------

(1) Operating profit is income before income taxes, extraordinary items and cumulative effects of changes in accounting principles. Operating profit for banking operations includes the effect of the intangible assets valuation adjustment totaling $52.7 million for fiscal year 1994.

- --------------------------------------------------------------------------------
Identifiable assets:
  Financial institution ............   $ 6,591,381    $ 6,478,017    $ 5,831,476
  Mortgage banking .................       171,399        171,415        221,037
  Eliminations .....................      (155,110)       (79,853)       (70,206)
                                       -----------    -----------    -----------
    Total ..........................   $ 6,607,670    $ 6,569,579    $ 5,982,307
- --------------------------------------------------------------------------------
Additions to premises and equipment:
  Financial institution ............   $     6,587    $     5,863    $     3,823
  Mortgage banking .................         1,624          5,378            580
                                       -----------    -----------    -----------
    Total ..........................   $     8,211    $    11,241    $     4,403
- --------------------------------------------------------------------------------
Depreciation and amortization:
  Financial institution ............   $     5,404    $     4,568    $     4,159
  Mortgage banking .................         1,451          1,045            609
                                       -----------    -----------    -----------
    Total ..........................   $     6,855    $     5,613    $     4,768
- --------------------------------------------------------------------------------

        Beginning in fiscal year 1994, the mortgage banking operations expanded its loan program whereby certain costs normally paid by the borrower were paid by the mortgage banking operations in return for a higher interest rate charged on the loan to the borrower. The mortgage banking operations sold loans to the Bank at par and incurred losses equal to expenses paid for borrowers net of fees collected. Such losses approximating $986,000, $1,236,000 and $5,900,000 were incurred during fiscal years 1996, 1995 and 1994, respectively. In addition, for fiscal years 1995 and 1994, Railroad mortgage loans were not assessed charges for servicing its loans from its mortgage banking operation and, therefore, no loan servicing fees on such loans are included in the section captioned intersegment other income.



                        Commercial Federal Corporation Annual Report 1996     67

NOTE 25. QUARTERLY FINANCIAL DATA (UNAUDITED):

The following summarizes the unaudited quarterly results of operations for the last three fiscal years ended June 30:
- -------------------------------------------------------------------------------------------------------------
                                                                             Quarter Ended
                                                            June 30      March 31   December 31  September 30
- -------------------------------------------------------------------------------------------------------------
FISCAL 1996:
Total interest income ..................................   $ 123,134    $ 122,899    $ 122,357    $ 122,702
Net interest income ....................................      43,490       42,561       38,625       38,099
Provision for loan losses ..............................      (1,508)      (1,508)      (1,508)      (1,583)
Gain on sales of securities, loans
  and loan servicing rights ............................         183           64          318          304
Net income .............................................      15,844       16,354       11,864       11,244
Earnings per share .....................................        1.04         1.09          .82          .77
Dividends declared per share ...........................         .10          .10          .20           --
- -------------------------------------------------------------------------------------------------------------
FISCAL 1995:
Total interest income ..................................   $ 120,330    $ 114,876    $ 111,913    $ 107,249
Net interest income ....................................      37,513       37,671       37,697       36,961
Provision for loan losses ..............................      (1,583)      (1,584)      (1,658)      (1,583)
Gain on sales of securities, loans
  and loan servicing rights ............................         426          699          481          177
Accelerated amortization of goodwill ...................          --           --       10,678       10,679
Net income .............................................      12,699       15,033        2,181        1,268
Earnings per share .....................................         .88         1.04          .15          .09
- -------------------------------------------------------------------------------------------------------------
FISCAL 1994:
Total interest income ..................................   $ 100,708    $  98,370    $  98,185    $  96,591
Net interest income ....................................      35,354       35,335       33,457       33,606
Provision for loan losses ..............................      (1,508)      (1,544)      (1,613)      (1,583)
Gain on sales of securities, loans
  and loan servicing rights ............................       2,231        1,885        1,817        1,649
Intangible assets valuation adjustment .................     (52,703)          --           --           --
Income (loss) before cumulative effects of changes
  in accounting principles .............................     (31,919)      10,627       10,318        9,347
Cumulative effects of changes in accounting principles .          --           --           --        6,597
Net income (loss) ......................................     (31,919)      10,627       10,318       15,944
Earnings (loss) per share (fully diluted):
  Income (loss) before cumulative effects of changes
    in accounting principles ...........................       (2.22)         .74          .72          .65
  Cumulative effects of changes in accounting principles          --           --           --          .46
  Net income (loss) ....................................       (2.22)         .74          .72         1.11
- -------------------------------------------------------------------------------------------------------------

68     Commercial Federal Corporation Annual Report 1996

NOTE 26. FAIR VALUE OF FINANCIAL INSTRUMENTS:

    Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" (SFAS No. 107), requires that the Corporation disclose estimated fair value amounts of its financial instruments. It is management's belief that the fair values presented below are reasonable based on the valuation techniques and data available to the Corporation as of June 30, 1996 and 1995, as more fully described in the following table. It should be noted that the operations of the Corporation are managed from a going concern basis and not a liquidation basis. As a result, the ultimate value realized for the financial instruments presented could be substantially different when actually recognized over time through the normal course of operations. Additionally, a substantial portion of the Corporation's inherent value is the Bank's capitalization and franchise value. Neither of these components have been given consideration in the presentation of fair values which follow.
    The following presents the carrying value and fair value of the specified assets and liabilities held by the Corporation at June 30, 1996 and 1995. This information is presented solely for compliance with SFAS No. 107 and is subject to change over time based on a variety of factors.

- --------------------------------------------------------------------------------------------------------------
                                                                 1996                         1995
                                                      ------------------------     -------------------------
                                                       Carrying        Fair         Carrying        Fair
                                                         Value         Value          Value         Value
- --------------------------------------------------------------------------------------------------------------
SELECTED ASSETS
- --------------------------------------------------------------------------------------------------------------
Cash (including short-term investments)...........    $   35,827    $   35,827     $   35,145    $   35,145
Investment securities.............................       253,043       249,039        300,481       297,793
Mortgage-backed securities........................     1,180,046     1,168,240      1,364,907     1,356,307
Loans receivable, net.............................     4,813,164     4,833,778      4,540,692     4,574,506
Federal Home Loan Bank stock......................        79,113        79,113        103,648       103,648
- --------------------------------------------------------------------------------------------------------------
SELECTED LIABILITIES
- --------------------------------------------------------------------------------------------------------------
Deposits
  Passbook accounts...............................       623,505       623,505        549,857       549,857
  Market rate savings accounts....................       159,672       159,672        190,994       190,994
  NOW checking accounts...........................       332,233       332,233        296,552       296,552
  Certificates of deposit.........................     3,189,166     3,182,810      2,973,920     2,979,513
                                                      ----------    ----------     ----------    ----------
    Total deposits................................     4,304,576     4,298,220      4,011,323     4,016,916

Advances from Federal Home Loan Bank..............     1,350,290     1,344,122      1,787,352     1,774,577
Securities sold under agreements to repurchase....       380,755       379,585        208,373       209,390
Other borrowings..................................        58,546        59,886         65,303        67,212
- --------------------------------------------------------------------------------------------------------------
OFF-BALANCE SHEET INSTRUMENTS
- --------------------------------------------------------------------------------------------------------------
Interest rate swap and cap agreements.............            --        (1,646)            --        (2,409)
Commitments.......................................            --            --             --            --
- --------------------------------------------------------------------------------------------------------------

    The following sets forth the methods and assumptions used in determining the fair value estimates for the Corporation's financial instruments at June 30, 1996 and 1995.

Cash and short-term investments:

    The book value of cash and short-term investments is assumed to approximate the fair value of such assets.

Investment securities:

    Quoted market prices or dealer quotes were used to determine the fair value of investment securities.

Mortgage-backed securities:

    For mortgage-backed securities available for sale and held to maturity the Corporation has utilized quotes for similar or identical securities in an actively traded market,

                        Commercial Federal Corporation Annual Report 1996     69
where such a market exists, or has obtained quotes from independent security brokers to determine the fair value of such assets.

Loans receivable:

    The fair value of loans receivable was estimated by discounting the future cash flows using the current market rates at which similar loans would be made to borrowers with similar credit ratings and for similar remaining maturities. When using the discounting method to determine fair value, loans were gathered by homogeneous groups with similar terms and conditions and discounted at a target rate at which similar loans would be made to borrowers as of June 30, 1996 and 1995, respectively. The fair value of loans held for sale is determined by outstanding commitments from investors or current investor yield requirements calculated on an aggregate loan basis. In addition, when computing the estimated fair value for all loans, allowances for loan losses have been subtracted from the calculated fair value for consideration of credit issues.

Federal Home Loan Bank stock:

    The fair value of such stock approximates book value since the Corporation is able to redeem this stock with the Federal Home Loan Bank at par value.

Deposits:

    The fair value of savings deposits were determined as follows: (i) for passbook accounts, market rate savings accounts and NOW checking accounts, since such deposits are immediately withdrawable, fair value is determined to approximate the carrying value (the amount payable on demand); (ii) for certificates of deposit, the fair value has been estimated by discounting expected future cash flows by derived current market rates as of June 30, 1996 and 1995, offered on certificates of deposit with similar maturities. In accordance with provisions of SFAS No. 107, no value has been assigned to the Corporation's long-term relationships with its deposit customers (core value of deposits intangible) since such intangible is not a financial instrument as defined under SFAS No. 107.

Advances from Federal Home Loan Bank:

    The fair value of such advances was estimated by discounting the expected future cash flows using current interest rates as of June 30, 1996 and 1995, for advances with similar terms and remaining maturities.

Securities sold under agreements to repurchase:

    The fair value of securities sold under agreements to repurchase was estimated by discounting the expected future cash flows using derived interest rates approximating market as of June 30, 1996 and 1995, over the contractual maturity of such borrowings.

Other borrowings:

     Subordinated notes and senior notes with carrying values of $40,250,000 and$6,900,000, respectively, are included in other borrowings with the fair value of such notes based on dealer quoted market prices as of June 30, 1996 and 1995. The fair value of other borrowings, excluding the subordinated and senior notes, was estimated by discounting the expected future cash flows using derived interest rates approximating market as of June 30, 1996 and 1995, over the contractual maturity of such other borrowings.

Commitments:

    The commitments to originate and purchase loans have terms that are consistent with current market terms. Since all outstanding commitments are short-term or adjustable rate, the fair value of the commitments is not significant.

Interest rate swap agreements:

    The fair value of interest rate swap agreements is the estimated amount that would be paid to terminate the swap agreements at June 30, 1996 and 1995, respectively, taking into consideration current interest rates as of June 30, 1996 and 1995.

Limitations:

    It must be noted that fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. Additionally, fair value estimates are based on existing on-and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business, customer relationships and the value of assets and liabilities that are not considered financial instruments. These estimates do not reflect any premium or discount that could result from offering the Corporation's entire holdings of a particular financial instrument for sale at one time. Furthermore, since no market exists for certain of the Corporation's financial instruments, fair value estimates may be based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various

70     Commercial Federal Corporation Annual Report 1996
financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with a high level of precision. Changes in assumptions as well as tax considerations could significantly affect the estimates. Accordingly, based on the limitations described above, the aggregate fair value estimates as of June 30, 1996 and 1995, are not intended to represent the underlying value of the Corporation, on either a going concern or a liquidation basis.

NOTE 27. PENDING ACQUISITION:

    On May 16, 1996, the Corporation entered into a Reorganization and Merger Agreement (the Merger Agreement) by and among the Corporation, the Bank, Heritage Financial, Ltd. (Heritage) and Hawkeye Federal Savings Bank (Hawkeye Federal). Under the terms of the Merger Agreement, the Corporation will acquire all 180,762 of the outstanding shares of Heritage's common stock. As defined in the Merger Agreement, Heritage's common stock will be exchanged for cash and the Corporation's common stock based on the average closing price of such stock for the twenty-fifth through the sixth trading days preceding the effective date of the proposed merger. Based on the Corporation's closing stock price on June 30, 1996, of $38.25, each share of Heritage common stock would be exchanged for $18.73 in cash and 2.559 shares of the Corporation's common stock, resulting in the exchange of approximately 462,570 shares of the Corporation's common stock with a total aggregate value approximating $21,079,000. Cash will be paid in lieu of fractional shares. Additional cash consideration up to approximately $1.2 million may be paid to Heritage shareholders pending the final disposition of an impaired asset of Hawkeye Federal.

    At June 30, 1996, Heritage had assets of approximately $182,099,000, deposits of approximately $157,898,000 and stockholders' equity of approximately $12,945,000. Heritage operates six branches located in Iowa. This pending acquisition, which is subject to the approval of Heritage's shareholders, is expected to be completed by October 31, 1996. This acquisition will be accounted for as a purchase with core value of deposits resulting from this transaction to be amortized on an accelerated basis over a period not to exceed 10 years and goodwill, if any, to be amortized on a straight line basis over a period not to exceed 20 years.

NOTE 28. CURRENT ACCOUNTING PRONOUNCEMENTS:

Accounting for Stock-Based Compensation:

    In October 1995, Statement of Financial Accounting Standards No. 123 entitled "Accounting for Stock-Based Compensation" (SFAS No. 123) was issued. SFAS No. 123 applies to all transactions in which an entity acquires goods or services by issuing equity instruments or by incurring liabilities where the payment amounts are based upon the entity's common stock price, except for employee stock ownership plans. SFAS No. 123 establishes a fair value based method of accounting for stock-based compensation arrangements with employees, rather than the intrinsic value based method that is contained in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25). This statement encourages all entities to adopt its method of accounting for all employee stock compensation plans. However, SFAS No. 123 does not require an entity to adopt the new fair value based method for purposes of preparing its basic financial statements. Entities electing to retain the accounting treatment under APB No. 25 must make pro forma footnote disclosures of net income and earnings per share as if the fair value based method of accounting defined in this statement has been applied. The disclosure requirements of SFAS No. 123 are effective for fiscal years beginning after December 15, 1995, or effective as of July 1, 1996, for the Corporation. Management of the Corporation intends to continue to use the APB No. 25 method of accounting for stock-based compensation and include pro forma disclosures when presenting complete financial statement footnotes in the future.

Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities:

    In June 1996, Statement of Financial Accounting Standards No. 125, entitled "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS No. 125) was issued. This statement, among other things, applies a "financial-components approach" that focuses on control, whereby an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes assets when control has been surrendered, and derecognizes liabilities when extinguished. SFAS No. 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This statement is effective for transfers and servicing of

                         Commercial Federal Corporation Annual Report 1996    71
financial assets and extinguishment of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. Management of the Corporation does not believe that the adoption of SFAS No. 125 will have a material effect on the Corporation's financial position, liquidity or results of operations.

NOTE 29. SUBSEQUENT EVENT - REPURCHASE OF COMMON STOCK:

    On August 21, 1996, the Corporation consummated the repurchase of 1,250,100 shares of its common stock, $0.01 par value, from CAI Corporation, a Dallas-based investment company, for an aggregate purchase price of approximately $48,910,000. Such purchase price, excluding transaction costs incurred by the Corporation for this repurchase, consisted of cash consideration of approximately $28,227,000 and surrender of a warrant (valued at approximately $20,683,000) which would have enabled the Corporation to purchase 99 shares of non-voting common stock of CAI Corporation. The repurchased shares represented 8.3% of the outstanding shares of the Corporation's common stock prior to the repurchase. After repurchase, a total of 13,844,036 shares of common stock remain issued and outstanding as of August 21, 1996. The cash portion of the repurchase was financed in part by a loan from a financial institution secured by 1,403,200 shares or 15.6% of the outstanding common stock of the Bank. As consideration, the Corporation also reimbursed CAI Corporation for certain expenses totaling $2,200,000 incurred in connection with its ownership of the 1,250,100 shares, including costs and expenses incurred in connection with the 1995 proxy contest, and paid CAI Corporation cash totaling $62,500 in lieu of the pro rata portion of any dividend CAI Corporation otherwise would have received for the quarter ended September 30, 1996.
    Concurrent with the close of the repurchase, two directors of the Corporation, who also serve as executive officers of CAI Corporation, resigned from the Corporation's Board of Directors. In addition, CAI Corporation and each of its shareholders agreed to a standstill agreement for a period of 60 months beginning August 21, 1996. CAI Corporation and the Corporation have each agreed to waive and release all claims against the other and the Corporation has agreed to indemnify CAI Corporation and its directors, officers and affiliates against certain derivative claims.




72 Commercial Federal Corporation Annual Report 1996

MANAGEMENT'S REPORT ON INTERNAL CONTROLS

     Management of Commercial Federal Corporation (the Corporation) is responsible for the preparation, integrity, and fair presentation of its published consolidated financial statements and all other information presented in this Annual Report. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and, as such, include amounts based on informed judgments and estimates made by Management.
     Management is responsible for establishing and maintaining an effective internal control structure over financial reporting in conformity with both generally accepted accounting principles and the Office of Thrift Supervision instructions for Thrift Financial Reports. The internal control structure contains monitoring mechanisms and actions are taken to correct any deficiencies identified.
     There are inherent limitations in the effectiveness of any structure of internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even an effective internal control structure can provide only reasonable assurance with respect to financial statements preparation. Further, because of changes in conditions, the effectiveness of an internal control structure may vary over time.
     Management assessed the Corporation's internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and Thrift Financial Report instructions as of June 30, 1996. This assessment was based on the criteria for effective internal control described in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based upon this assessment, Management believes that the Corporation maintained an effective internal control structure over financial reporting as of June 30, 1996.


/s/ Willam A. Fitzgerald              /s/ James A. Laphen

William A. Fitzgerald                 James A. Laphen
Chairman of the Board and             President, Chief Operating Officer
Chief Executive Officer               and Chief Financial Officer




                        Commercial Federal Corporation Annual Report 1996     73

Independent Auditors' Report

To the Board of Directors and Shareholders
Commercial Federal Corporation
Omaha, Nebraska


We have audited the accompanying consolidated balance sheets of Commercial Federal Corporation and subsidiaries (the "Corporation") as of June 30, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of Commercial Federal Corporation and Railroad Financial Corporation, which has been accounted for as a pooling of interests as described in Note 2 to the consolidated financial statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Commercial Federal Corporation and subsidiaries as of June 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Corporation changed its method of accounting for mortgage servicing rights to conform with Statement of Financial Accounting Standards No. 122 in fiscal year 1996. As discussed in Notes 1 and 22 to the consolidated financial statements, in fiscal year 1994 the Corporation changed its method of accounting for income taxes to conform with Statement of Financial Accounting Standards No. 109, its method of accounting for postretirement benefits to conform with Statement of Financial Accounting Standards No. 106 and its method of accounting for intangible assets.



/s/ Deloitte & Touche LLP

August 23, 1996
Omaha, Nebraska




74     Commercial Federal Corporation Annual Report 1996

INVESTOR INFORMATION

CORPORATE HEADQUARTERS
Commercial Federal Corporation
Commercial Federal Tower
2120 S. 72nd Street
Omaha, NE 68124

GENERAL COUNSEL

Fitzgerald, Schorr, Barmettler, Brennan
1000 Woodmen Tower
Omaha, NE 68102

WASHINGTON COUNSEL

Housley Kantarian & Bronstein, P.C.
1220 19th Street, N.W.
Suite 700
Washington, D.C. 20036

INDEPENDENT AUDITORS

Deloitte & Touche LLP
2000 First National Center
Omaha, NE 68102

SHAREHOLDER SERVICES AND
INVESTOR RELATIONS

Shareholders desiring to change the address or ownership of stock, report lost certificates or to consolidate accounts should contact:

Shareholder Communications Team
Harris Trust and Savings Bank
P.O. Box A3504
Chicago, IL 60690-9502
Telephone (312) 360-5100

Analysts, investors and others seeking a copy of the Form 10-K without charge or other financial information should contact:

Investor Relations Department
Attn: Stan Blakey
Commercial Federal Corporation
2120 S. 72nd Street
Omaha, NE 68124
Telephone (402) 390-6553

ANNUAL MEETING OF SHAREHOLDERS

     The annual meeting of shareholders will convene at 10:00 a.m. on Tuesday, November 19, 1996. The meeting will be held at the Holiday Inn Central Convention Centre, 3321 South 72nd Street, Omaha, Nebraska, in the "Holiday C" Meeting Room. Further information with regard to this meeting can be found in the proxy statement.

STOCK LISTING

     Commercial Federal Corporation's common stock is traded on the New York Stock Exchange (NYSE) using the common stock symbol "CFB." The Wall Street Journal publishes daily trading information for the stock under the abbreviation "Comrcl Fed" in the NYSE listings.

                        Commercial Federal Corporation Annual Report 1996     75

EXECUTIVE OFFICERS OF THE CORPORATION

WILLIAM A. FITZGERALD
Chairman of the Board and
Chief Executive Officer

JAMES A. LAPHEN
President and
Chief Operating Officer

GARY L. MATTER
Senior Vice President,
Controller and Secretary

JOY J. NARZISI
Senior Vice President and
Treasurer

SENIOR MANAGEMENT OF THE BANK AND SUBSIDIARIES

MARGARET E. ASH                           MELISSA M. BEUMLER
Senior Vice President                     First Vice President
Retail Operations                         Marketing

GARY L. BAUGH                             MICHAEL C. BRUGGEMAN
Senior Vice President                     First Vice President
State Director - Kansas                   Human Resources

ROGER L. LEWIS                            RONALD P. CHEFFER
Senior Vice President                     First Vice President
Marketing                                 Credit Administration

JON W. STEPHENSON                         JOHN J. GRIFFITH
Senior Vice President                     First Vice President
State Director - Oklahoma                 Specialized Lending

TERRY A. TAGGART                          DAVID E. GUNTER, JR.
Senior Vice President                     First Vice President of the Bank and
State Director - Colorado                 President of Commercial Federal Service Corp.

GARY D. WHITE                             KEVIN C. PARKS
Senior Vice President                     First Vice President
State Director - Nebraska/Iowa            Internal Audit

RONALD A. AALSETH                         THOMAS N. PERKINS
First Vice President of the Bank          First Vice President
and President of Commercial Federal       Acquisitions and Expansion
Investment Services, Inc. and Commercial
Federal Insurance Corp.                   DENNIS R. ZIMMERMAN
                                          First Vice President
R. HAL BAILEY                             Information Systems
First Vice President
Construction Lending



76     Commercial Federal Corporation Annual Report 1996

BRANCH LOCATIONS

NEBRASKA (34)               KANSAS (24)          OKLAHOMA (19)

Omaha (17)                  Kansas City (3)      Oklahoma City (5)
Lincoln (7)                 Wichita (3)          Ada (2)
Beatrice                    Arkansas City        Ponca City (2)
Bellevue                    Colby                Tulsa (2)
Columbus                    Derby                Ardmore
Fremont                     Fredonia             Bartlesville
Grand Island                Garden City          Bixby
Kearney                     Greensburg           Cushing
LaVista/Papillion           Hutchinson           Edmond
Norfolk                     Iola                 Enid
North Platte                Larned               Norman
South Sioux City            Lawrence             Seminole
                            Lyndon
COLORADO (20)               McPherson            IOWA (1) *
Denver (6)                  Newton               Harlan
Arapahoe County (2)         Oberlin
Lakewood (2)                Osage City
Arvada                      Ottawa
Aurora                      Wamego
Broomfield                  Wellington
Englewood
Greeley
Jefferson County
Longmont
Loveland
Northglenn
Wheat Ridge


* Commercial Federal expects to close its previously announced acquisition of six full-service retail offices from Heritage Financial in October 1996. These offices are located in Boone, Carrol, Lake City, Madrid, Manning, and Ogden, all in the state of Iowa.

                        Commercial Federal Corporation Annual Report 1996     77