Form 10-K, Exhibit 13
period 1997-06-30
COMMERCIAL FEDERAL CORP
filed 1997-09-29
CIK 744778

                                   EXHIBIT 13

                     Annual Report to Stockholders for the
                        Fiscal Year Ended June 30, 1997

                                    Vision

                 When people think of a financial institution,
                      they will choose Commercial Federal.


                                    Mission

         Commercial Federal is dedicated to growth for its customers, shareholders, employees and communities.


                                    Values

                               In All That We Do
               We will be ethical and fair, and will hold those
                       who work with us to this standard.

                                   Customers
                   Our customers come first. We will exceed
      their expectations regularly and be proud to ask for their business.

                                 Shareholders
         We will concentrate on enhancing long-term shareholder value.

                                   Employees
    We will provide equal opportunity for all individuals in an environment which encourages open communication, personal growth and creativity.

                                   Community
                We will actively contribute to our communities
                   through corporate and employee involvement.


                                     Style

    Our business is not complicated. Our objectives and methods are simple:

                               Hire Good People

                                   Work Hard

                                Be Resourceful

                        Serve Customers Extremely Well

                                   Have Fun

             [LOGO OF COMMERCIAL FEDERAL CORPORATION APPEARS HERE]

CORPORATE PROFILE


     Commercial Federal Corporation (NYSE: CFB), parent company of Commercial Federal Bank, a federal savings bank headquartered in Omaha, Nebraska, is one of the largest retail financial institutions in the Midwest and the 13th largest publicly-held thrift institution in the United States with $7.1 billion in assets at June 30, 1997. Commercial Federal is a consumer-oriented financial institution that emphasizes single-family residential and construction real estate lending, consumer lending, commercial real estate lending, retail deposit activities, including demand deposit accounts and mortgage banking.

     Commercial Federal's services are united by a common theme of meeting the financial needs of individuals and families for comprehensive, convenient and cost-effective retail financial services. The Company's retail strategy will continue to be centered on attracting new customers and selling both new and existing customers multiple products and services. Commercial Federal continues to pursue its designed growth plans as a means of increasing the size of its customer base, increasing profitability and enhancing shareholder value.

     As a complement to its savings bank, the Company has other major subsidiary operations: Commercial Federal Mortgage Corporation, a mortgage banking operation conducting loan origination and servicing activities with $6.0 billion in loans serviced for other institutions at June 30, 1997; Commercial Federal Investment Services, Inc., which provides a full range of brokerage and other investment services to consumers; and Commercial Federal Insurance Corporation, offering a variety of insurance products. Commercial Federal has 1,630 employees.

     Founded in 1887, Commercial Federal operates 107 branches in Nebraska (34), Kansas (27), Colorado (20), Oklahoma (19), and Iowa (7). Commercial Federal also has three acquisitions pending which, when complete, will add 36 branches in Iowa, 17 branches in Kansas and six branches in Arizona. In addition, Commercial Federal benefits from a network of CASHBOX automated teller machines (ATMs) and belongs to several regional, national and international electronic systems that provide customers access to their accounts at more than 286,000 ATMs in this country and abroad.


                              [MAP APPEARS HERE]


Nebraska                                              Iowa
34 Branches                                           7 Branches
                                                      (36 branches pending)

Colorado
20 Branches                                           Kansas
                                                      27 Branches
                                                      (17 branches pending)

Arizona
(6 branches pending)                                  Oklahoma
                                                      19 Branches

HIGHLIGHTS OF THE 1997 FISCAL YEAR


During the 1997 fiscal year, your Company:

 . Attained record operating income from core banking business increasing 15.6 percent to $105.0 million for fiscal year 1997;

 . Established account relationships with 94,000 new households - a 47 percent increase;

 . Increased account relationships with existing customers by 95,000, a 22 percent increase;

 . Completed two strategic acquisitions in Kansas and Iowa to add eight branch offices and $184 million in deposits;

 . Completed two public debt offerings totaling $95 million, providing the ability to further lower costs and to quickly respond to various investment and future acquisition opportunities;

 . Repurchased 1,875,150 shares of its common stock to significantly enhance shareholder value;

 . Completed a three-for-two stock split in the form of a 50 percent stock dividend and announced an increase of 5 percent in the cash dividend; and

 . Achieved a 45.6 percent increase in the price of its common stock, advancing to $37.125 at June 30, 1997.


OUTSTANDING PERFORMANCE


     Commercial Federal's focus for the 1997 fiscal year was to continue building a superior performing company. Your Company is a valuable regional retail banking franchise and we are pleased to report that we have met or exceeded many of our financial performance expectations.

     The efforts of every Commercial Federal employee are dedicated to growth and service for its customers, shareholders, and communities. As a result of these successful efforts, and as your Company continues to attain greater operating performance goals, Commercial Federal has positioned itself as one of the premier financial services institutions in the regions we service.

     You will discover throughout this annual report to shareholders indications of your Company's outstanding accomplishments for fiscal year 1997. All of the achievements noted in this report prepare your Company for continued success in the future.


The Board of Directors,
Management & Employees of Commercial Federal


TABLE OF CONTENTS


Financial Highlights..............................................   1
Letter to Shareholders............................................   2
Board of Directors................................................   9
Financial Information.............................................  11
Investor Information..............................................  81
Executive Officers and Senior Management..........................  82
Branch Locations..................................................  83

FINANCIAL HIGHLIGHTS

-------------------------------------------------------------------------------------------------------------------
Amounts in thousands except per share data                                           1997                1996
-------------------------------------------------------------------------------------------------------------------
FOR THE YEAR:
Interest income.................................................................  $  505,050          $  491,092
Net interest income after provision for loan losses.............................     159,882             156,668
Other income....................................................................      58,479              49,646
General and administrative expenses.............................................     112,931             114,517
Federal deposit insurance special assessment....................................      27,062                  --
Amortization of goodwill and core value of deposits.............................       9,855               9,529
Provision for income taxes......................................................      23,836              26,962
Income before extraordinary items...............................................      44,677              55,306
Extraordinary items, net of tax benefit.........................................        (583)                 --
Net income......................................................................      44,094              55,306

Per common share (1):
   Income before extraordinary items............................................        2.04                2.48
   Extraordinary items, net of tax benefit......................................        (.03)                 --
   Net income...................................................................        2.01                2.48
   Dividends declared...........................................................        .277                .267

Return on average assets (2)....................................................         .65%                .84%
Return on average equity (2)....................................................       11.04%              14.74%
General and administrative expenses divided by average assets (2)...............        2.05%               1.75%
---------------------------------------------------------------------------------------------------------------------

AT JUNE 30:
Total assets....................................................................  $7,096,665          $6,607,670
Investment and mortgage-backed securities.......................................   1,424,820           1,433,089
Loans receivable, net...........................................................   5,258,739           4,813,164
Deposits........................................................................   4,378,919           4,304,576
Other borrowings................................................................   2,183,782           1,789,591
Stockholders' equity............................................................     426,106             413,277
Book value per common share (1).................................................       19.77               18.26
Tangible book value per common share (1)........................................       17.53               16.46
Stock price (1).................................................................      37.125               25.50
Nonperforming assets to total assets............................................         .89%               1.01%
Net yield on interest-earning assets............................................        2.60%               2.68%
--------------------------------------------------------------------------------------------------------------------

Regulatory capital ratios of the Bank:
   Tangible capital.............................................................       6.31%               6.18%
   Core capital (Tier 1 capital)................................................       6.47%               6.41%
   Risk-based capital:
     Tier 1 capital.............................................................      12.79%              12.56%
     Total capital..............................................................      13.81%              13.62%
-------------------------------------------------------------------------------------------------------------------

(1) All per share data and the stock price for fiscal year 1996 restated to reflect the three-for-two stock split effective January 14, 1997.
(2) Return on average assets and return on average stockholders' equity for fiscal year 1997 are .93% and 15.91%, respectively, excluding the after-tax effect of the nonrecurring expenses associated with the Savings Association Insurance Fund (SAIF) special assessment, the repurchase of 1,875,150 shares of the Corporation's common stock, the extraordinary loss on early retirement of debt and the change in income taxes for tax bad debt reserves charge totaling $17.3 million, $1.5 million, $583,000 and $103,000, respectively. Return on average assets and return on average stockholders' equity for fiscal year 1996 are .90% and 15.68%, respectively, excluding the after-tax effect of the nonrecurring expenses associated with the Railroad Financial Corporation (Railroad) merger and the Corporation's 1995 proxy contest totaling $2.9 million and $585,000, respectively. General and administrative expenses divided by average assets for fiscal year 1997 is 1.62% excluding the nonrecurring expenses totaling $27.1 million and $2.3 million, respectively, associated with the SAIF special assessment and the repurchase of 1,875,150 shares of the Corporation's common stock. General and administrative expenses divided by average assets for fiscal year 1996 is 1.68% excluding the nonrecurring expenses totaling $3.6 million and $901,000, respectively, associated with the Railroad merger and the Corporation's 1995 proxy contest.
--------------------------------------------------------------------------------

TO OUR SHAREHOLDERS


     Commercial Federal's mission statement focuses our Company on achieving growth for our customers, shareholders, employees and the communities we serve. Our accomplishments over the past several years were dedicated to that mission. In our message to shareholders last year, we stated that we had achieved our goal of becoming one of the top performing thrifts in the United States and that we were now setting out to become one of the premier financial institutions -- thrift or bank -- in the Midwest. Solid progress was made toward achieving that goal in fiscal year 1997.

     Our formula for growth is simple to explain, but not simple to achieve. The formula is to grow both the number of households we serve and the number of relationships we own per household. We do this by providing financial products and services that are valuable to the customer and at the same time translate to solid bottom-line results for your Company. Achieving success with this formula requires a relentless focus on:

 . Continually challenging our business lines and operating practices to ensure that we are meeting the changing needs of the customer while optimizing our core earnings potential.

 . Creating break-through marketing programs to continually attract new customers, coupled with top-flight proactive sales and customer service efforts by our retail and support personnel to maximize the number and value of the financial relationships we share with each customer.

 . Pursuing a controlled acquisitions program that seeks opportunities not simply for the sake of growth, but for those opportunities that immediately add value to the company's franchise and offer significant future earnings potential.

 . Maintaining high levels of operating efficiency through strict expense controls and forward-thinking capital investments that allow for growth in volume while keeping costs in check.


     We believe our management team is highly successful at focusing on all of these factors. That is why we have achieved our mission of growth in the past and why we are confident that we will continue to build on the value of your investment with increasing success in the future.

RECORD OPERATING EARNINGS ACHIEVED

     Commercial Federal recorded operating earnings of $63.6 million, or $2.90 per share, for the fiscal

                                                          [PICTURE APPEARS HERE]
William A. Fitzgerald
      James A. Laphen
year ended June 30, 1997. This represents a 12 percent increase on a per share basis, compared with $2.59 per share, or $57.6 million, for fiscal 1996. All per share amounts have been adjusted to reflect a three-for-two stock split distributed on January 14, 1997, to shareholders of record as of December 31, 1996. Operating earnings do not include the effect of nonrecurring income and expenses.

     For five consecutive years, Commercial Federal has achieved record operating earnings. This is a key measure of profitability since operating earnings reflect the Company's ability to generate ongoing income from its core banking business without the impact of any one-time or nonrecurring items. Excluding nonrecurring charges, return on average equity rose to 15.91 percent in fiscal 1997 from 15.68 percent in fiscal 1996, while return on average assets increased to .93 percent in fiscal 1997 from .90 percent the prior year.

     Reported net income for fiscal 1997 -- which includes the effect of nonrecurring income and expenses -- was $44.1 million, or $2.01 per share. These results include the Company's share of the one-time, industry-wide special assessment to recapitalize the Savings Association Insurance Fund (SAIF), which amounted to an after-tax charge of $17.3 million, or $.79 per share; an extraordinary loss on early retirement of debt, net of tax benefit, of $583,000, or $.03 per share; a nonrecurring after-tax charge of $1.5 million, or $.07 per share, for transaction costs related to its repurchase of 1,875,150 shares of its common stock; and a nonrecurring charge of $103,000 for a tax law change regarding bad debt reserves -- all of which were recorded in the first two quarters of fiscal 1997.

     The reported net income for fiscal 1997 compares with reported net income of $55.3 million, or $2.48 per share, for fiscal 1996. The fiscal 1996 net income was affected by nonrecurring charges which totaled $3.5 million, or $.16 per share, associated with the Company's purchase of Railroad Financial Corporation and the 1995 proxy contest. In addition, the Company realized an income tax benefit of $1.0 million, or $.05 per share, from the final disposition of leases the Company owned in a nuclear generating facility.

GROWTH IN CORE PROFITABILITY CONTINUES

    We were successful in maintaining net interest income and net interest spreads during fiscal 1997, despite strong price competition on both the asset and liability sides of the balance sheet. Net interest income increased to $159.9 million in fiscal 1997, up from $156.7 million the prior year. The net interest rate spread for fiscal 1997 rose to 2.39 percent compared with 2.34 percent in fiscal 1996.

     Strong growth was experienced in non-interest income during the fiscal year, reflecting our

                           [BAR GRAPH APPEARS HERE]

                                     Core
                                  Operations
                                ($ in Millions)

                      93                             $60.1
                      94                             $75.9
                      95                             $82.5
                      96                             $90.9
                      97                            $105.0


                           [BAR GRAPH APPEARS HERE]

                                 Net Interest
                                    Income
                                ($ in Millions)

                      93                            $121.9
                      94                            $131.5
                      95                            $143.4
                      96                            $156.7
                      97                            $159.9

continued focus on augmenting interest income with increased retail fees and charges and mortgage servicing fees as our number of households and mortgage servicing portfolio expand. Total non-interest income increased by 18 percent to $58.5 million in fiscal 1997, compared with $49.6 million the prior year. A 26 percent increase in retail fees and charges was indicative of our success in attracting and cross-selling services to our retail households. Loan servicing fees increased by 9 percent during fiscal 1997 as our servicing portfolio increased to $10.1 billion, of which $6.0 billion were loans serviced for others.

BUILDING FRANCHISE VALUE

     A prime objective as we build Commercial Federal's future is to continually enhance the value of your retail franchise through disciplined acquisitions and through the growth of our existing retail network. This activity serves as a catalyst to earnings gains as we grow our customer base and work to own more of each customer's financial business -- checking, savings, investments and loans -- through proactive selling and outstanding customer service and by increasing our ability to serve our customers when, where and how they want to be served. We have realized impressive progress in all of these areas.

     Commercial Federal has achieved considerable success in its acquisitions program, which has more than doubled the Company's retail locations since the current program began in October 1993. As of June 30, 1997, the company had 107 retail locations in five states: Nebraska (34 branches), Kansas (27), Colorado
(20), Oklahoma (19), and Iowa (7). Our franchise is particularly desirable because of the strong economies -- very low unemployment and steady or increasing property values -- in all of the markets we serve.

     In fiscal 1997, two acquisitions were completed. On October 1, 1996, the Company acquired Heritage Financial, Ltd., parent company of Hawkeye Federal Savings Bank, adding six full-service branch offices in west-central Iowa and approximately $158 million in deposits, strengthening our franchise in the attractive Iowa market. Later in the fiscal year, Commercial Federal completed the acquisition of Investors Federal Savings, a thrift with three full-service offices and $26 million in deposits in southwest Kansas, complementing our existing Kansas franchise.

     Commercial Federal has proven itself to be an opportunistic, yet disciplined acquirer. Management continues to aggressively pursue acquisition opportunities in both existing and contiguous markets. While many opportunities exist, management remains solidly focused on its strategy of pursuing only those acquisitions that are accretive to earnings, have the potential for significant

                           [BAR GRAPH APPEARS HERE]

                                  Fee Income
                                ($ in Millions)

                      93                             $26.7
                      94                             $31.4
                      95                             $34.3
                      96                             $40.6
                      97                             $46.5


                           [BAR GRAPH APPEARS HERE]

                                Gross Revenues
                                ($ in Millions)


                      93                            $162.5
                      94                            $182.4
                      95                            $194.9
                      96                            $212.4
                      97                            $226.5

franchise improvement, and most important, will solidly increase shareholder value.

SUBSEQUENT ACQUISITION ANNOUNCEMENTS

     Since the close of the fiscal year, Commercial Federal has announced three major acquisitions that will significantly strengthen our franchise and broaden the range of financial services we offer. In August 1997, we announced a definitive agreement to acquire Liberty Financial Corporation, an Iowa-based, privately-held commercial bank and thrift holding company headquartered in West Des Moines, Iowa. With approximately $620 million in assets and approximately $533 million in deposits, Liberty operates seven bank subsidiaries and one thrift subsidiary with 36 branch locations in Iowa and six offices in metropolitan Tucson, Arizona.

     The Liberty acquisition significantly expands our presence in Iowa and moves us into the exciting Arizona market. More important, this transaction launches Commercial Federal's entry into community banking with the opportunity to extend these services into our existing markets.

     In September 1997, we announced a definitive agreement to acquire Mid Continent Bancshares, Inc., parent company of Mid-Continent Savings Bank, headquartered in El Dorado, Kansas. Mid Continent operates 10 branch offices in Kansas and has approximately $408 million in assets and $247 million in deposits. The addition of Mid Continent's operations further enhances our retail franchise and earnings potential in Kansas.

     In September 1997, we also announced the signing of a definitive agreement to acquire First National Bank Shares, LTD, parent company of First United National Bank and Trust Company, headquartered in Great Bend, Kansas. First National operates seven branches in Kansas and has approximately $153 million in assets and $132 million in deposits. Commercial Federal will have 40 branches and over 70 agency offices across Kansas, after the consummation of the Mid Continent and First National acquisitions.

    All three of these transactions are subject to regulatory approvals. We anticipate completing all three of these transactions in the first calendar quarter of 1998.

SALES CLIMB IN BRANCHES

     Just as important as building our customer base through the acquisition of new retail offices is building the customer base in the offices that already exist. Intensive marketing programs aimed at two lead products -- checking and consumer loans -- attracted record numbers of customers in fiscal 1997. We realized a net gain of about 28,000 new checking accounts, net of acquisitions, during the fiscal year, which was 3,000 above goal and double the net gain the prior year. Consumer loan production reached a record of $333 million in fiscal 1997, up 20 percent from fiscal 1996. The


                            [PICTURE APPEARS HERE]
number of new customer households added overall in fiscal 1997 exceeded fiscal 1996's performance by 32 percent.

     Attracting customers to our branches through effective marketing is only the beginning. Our objective as they sit down with a Personal Banker is to develop an understanding of their broader financial needs and how we can help serve those needs with our array of products. Fast Forward, our sales development program, was implemented at the beginning of fiscal 1997, to help enhance our retail staff's ability to build customer loyalty and retention by developing multi-service relationships with each and every customer.

     The impact of the Fast Forward program on sales results during the year was dramatic. During the fiscal year, our cross-selling efforts resulted in 94,000 relationships with new households, up 47 percent from relationships opened with new households in fiscal 1996. In addition, we opened another 95,000 new relationships among existing households, up 22 percent from the prior year. Reflecting this increased activity was a 27 percent increase in average daily sales by personal bankers throughout the retail system.

     While sales and service excellence is a prime objective, we also realize that accessibility is a critical factor in meeting the needs of busy customers. To that end, we have added 36 branches through acquisition and internal expansion in the past two years and have several new or replacement branches scheduled to open early in the new fiscal year. While we believe branches will continue to be the basis for our overall delivery system and have extended hours in many branches to meet customer schedules, alternative systems also are necessary to meet the needs of today's customer. That is why we have installed 22 new ATMs in the last two fiscal years and have several more on the drawing board for fiscal 1998. Other examples of our commitment to serve customers when, where and how they want to be served include our extended-hour telephone customer assistance capability, our Telephone Bill Paying service, on-line banking and bill paying through our PC-based Home Banking service, and our completely redesigned and newly interactive web site at the internet address: www.comfedbank.com.

     Operating efficiency is another important element of franchise value, and Commercial Federal has a reputation of being one of the most efficient operators in our industry. Excluding nonrecurring charges, in fiscal 1997 the ratio of general and administrative expenses to average assets improved from 1.68 percent to 1.62 percent. As our business has grown, we have invested in infrastructure upgrades to ensure that we can handle more volume while keeping costs under control. During the past year we renegotiated our contract with our data systems provider at very favorable terms to ensure adequate processing capacity as we continue to expand. We have deployed Local Area Network (LAN) and Wide Area Network (WAN) technology to speed communication and data delivery throughout our system. In addition, we are completing installation of new sales and transaction software in our branches that will appreciably reduce transaction time, dramatically simplify transaction

                            [PICTURE APPEARS HERE]
and account opening processes, and provide important customer relationship information at a glance to aid in the sales process.

INVESTING IN OUR COMMUNITIES

     Our mission to foster growth for our customers and communities extends to all economic segments. The Community Reinvestment Act mandates actions by financial institutions to ensure that we are working to meet the needs of low- and moderate-income customers in our markets. For Commercial Federal, however, this mission dates back to our founders' efforts to help immigrants in South Omaha realize the dream of home ownership more than 100 years ago. Our objective is to significantly contribute to the long-term economic and social well-being of the communities we serve by being a leading provider of credit and financial services to all customer segments.

     To realize this objective, Commercial Federal has become involved with, and in many cases has helped develop, a number of community lending programs to provide home ownership financing to those families who may not otherwise be in a position to realize the dream of home ownership. One example of such an organization is a lending consortium called Omaha 100, founded in 1992. The long-term goal of this organization is to provide home financing for 100 families per year, working with the City of Omaha and various non-profit developers to accomplish this goal. Over the past five years, Omaha 100 has assisted more than 320 families with loans totaling $13.5 million. The average median income of these homeowners has been 42 percent of Omaha's median income.

     Commercial Federal has been honored with a Partnership Achievement Award by the Social Compact for its work with Omaha 100. We are pleased to participate in this and other efforts throughout our operating region that provide an opportunity for families to live in safe, comfortable homes that they can call their own and to begin building a foundation of financial security.

CREATING ADDED VALUE FOR SHAREHOLDERS

     In addition to our efforts to strengthen our retail franchise and serve our communities better, we pursued several financial initiatives designed to significantly enhance shareholder value during the fiscal year. In August 1996, Commercial Federal completed the repurchase of 1,875,150 shares of its common stock, representing approximately 8.3 percent of the Company's outstanding shares at the time of the transaction. With an approximate 5.5 percent enhancement to earnings per share annually resulting from the repurchase, this transaction was consistent with the Company's strategy to explore all strategic alternatives that create shareholder value.

                           [BAR GRAPH APPEARS HERE]

                                  Efficiency
                                     Ratio

                      93                            56.1%
                      94                            53.3%
                      95                            53.5%
                      96                            52.1%
                      97                            49.3%

                           [BAR GRAPH APPEARS HERE]

                                 Stockholders'
                                    Equity
                                ($ in Millions)

                      93                            $297.8
                      94                            $304.6
                      95                            $337.6
                      96                            $413.3
                      97                            $426.1

     In another effort to increase shareholder value, Commercial Federal completed in January a three-for-two stock split in the form of a 50 percent stock dividend to shareholders of record on December 31, 1996. At the same time, the Company announced a five percent increase in the quarterly cash dividend. During fiscal year 1997, Commercial Federal stock rose from $25.50 per share at June 30, 1996, to $37.125 per share at June 30, 1997.

     Your Company also completed two public debt offerings totaling $95 million during the fiscal year. These transactions provided the ability to lower borrowing costs and to quickly respond to various investment and future acquisition opportunities.

     Finally, the Company realized a major reduction in deposit insurance expense with the Federal Deposit Insurance Corporation's move to increase the SAIF reserve levels. While the Company had to pay a one-time special assessment of $27.1 million ($17.3 million after-tax) as its share of the


                           [BAR GRAPH APPEARS HERE]

                                Stock Performance

                      93                            $17.50
                      94                            $15.67
                      95                            $18.17
                      96                            $25.50
                      97                            $37.13


                           [BAR GRAPH APPEARS HERE]

                                 Total Assets
                                ($ in Millions)

                      93                            $5,262
                      94                            $5,982
                      95                            $6,570
                      96                            $6,608
                      97                            $7,097

recapitalization, deposit insurance rates declined from .23 percent of insured deposits to .064 percent effective January 1, 1997. These lower rates will have a long-term positive effect on future earnings.

FOCUS ON THE FUTURE

     Commercial Federal's mission of growth for its customers, shareholders, employees and communities has become our focus in all that we do every day. Because of that focus, your Company continues to expand in size, strength and reach. Today Commercial Federal is one of the superior performing companies in our industry and is becoming recognized as one of the premier financial institutions in the United States.

     Your Board of Directors, management and employees remain strongly dedicated to enhancing Commercial Federal's performance and thus the value of your investment. As you will discover throughout this report, the Company's results continue to reach record levels indicating that many objectives are being realized on your behalf. We are proud of our past successes and confident in our ability to sustain significant growth in fiscal 1998 and beyond.

     We sincerely appreciate your confidence, encouragement and support.


/s/ William A. Fitzgerald

William A. Fitzgerald
Chairman of the Board and
Chief Executive Officer



/s/ James A. Laphen

James A. Laphen
President and
Chief Operating Officer

BOARD OF DIRECTORS


WILLIAM A. FITZGERALD - Chairman of the Board and Chief Executive Officer of Commercial Federal Corporation and Commercial Federal Bank. Mr. Fitzgerald joined Commercial in 1955. He was named Vice President in 1968, Executive Vice President in 1973, President in 1974, Chief Executive Officer in 1983 and Chairman of the Board in 1994. Mr. Fitzgerald is well known in the banking community for his participation in numerous industry organizations, including the Federal Home Loan Bank Board, the Heartland Community Bankers, the board of America's Community Bankers and the Board of Governors of the Federal Reserve System Thrift Institutions Advisory Council. Mr. Fitzgerald joined Commercial Federal's Board of Directors in 1973.

TALTON K. ANDERSON - Owner and President of three automobile dealerships in Omaha, Nebraska, as well as one in Lincoln, Nebraska. Mr. Anderson is also the President of a Nebraska-based automobile leasing company and a reinsurance company. He purchased his first dealership in 1984. In 1988, he acquired Southroads Toyota and has been owner of Lexus of Omaha since 1990. In 1993, he bought Lincoln Dodge of Lincoln, Nebraska. Mr. Anderson incorporated Protection Life, a reinsurance company, in 1974. Mr. Anderson also serves on the Board of Trustees for Boys Town and is actively involved with the University of Nebraska at Omaha Alumni Board and the University of Nebraska College of Business Administration Advisory Board. Mr. Anderson joined Commercial Federal's Board of Directors in November 1991. Committee memberships: Executive Committee (1996-Present); Audit (1992-Present); Compensation and Stock Option (1993-Present).

ROBERT F. KROHN - Vice Chairman and CEO of PSI Group, Inc., a national mail presort company headquartered in Omaha, Nebraska. Mr. Krohn served as Chairman of the Board of Directors for Commercial Federal Corporation from 1990 through 1994. He is the former President and Chief Executive Officer of HDR, Inc., an international architecture, planning and engineering firm. In addition to Commercial Federal's Board of Directors, Mr. Krohn serves on the boards of Ameritas Financial Services, Inc., Streck Laboratories, PSI Group, Inc., and Midwest Research Institute. Mr. Krohn is active in a number of state and national professional and community organizations. Mr. Krohn has served on Commercial Federal's Board of Directors since January 1984. Committee memberships: Executive Committee (1990-Present); Audit (1996-Present).

[PHOTO APPEARS HERE]

ALDO J. TESI - President of First Data Card Enterprise Group since 1996. Prior to this position, Mr. Tesi was President of First Data Resources for six years. First Data is the leading third-party provider of credit, debit, private label and commercial card processing services. In addition to Commercial Federal, Mr. Tesi's board memberships include Applied Information Management (AIM) Institute, the Omaha Chamber of Commerce, the Knights of Aksarben and the MasterCard U.S. Region. Mr. Tesi joined Commercial Federal's Board in November 1996. Committee membership: Audit (1996-Present).

[PHOTO APPEARS HERE]

MICHAEL P. GLINSKY - Executive Vice President and Chief Financial Officer of
U S WEST, Inc. Mr. Glinsky was appointed to the Board of Directors of Commercial Federal Corporation in September 1997, to replace former director Charles Lillis and will stand for election to a two-year term at the Company's 1997 annual meeting of stockholders in November. He assumed his position at US West in April 1996 and was formerly managing partner in the Denver office of Coopers & Lybrand. Mr. Glinsky also serves on the Boards of the Santa Fe Opera, Colorado Symphony, and Regis University.

SHARON G. MARVIN - (Commercial Federal Bank Board Member) Nebraska civic leader and real estate consultant with NP Dodge Company. Ms. Marvin has served in numerous leadership positions in the real estate industry. Ms. Marvin has been a member of Commercial Federal Bank's Board since May 1980.

ROBERT S. MILLIGAN - Chairman of the Board and Chief Executive Officer of MI Industries, a protein processing company headquartered in Lincoln, Nebraska, which produces products for pharmaceutical, biological and research markets throughout the world. He is also President of Oak Grove Farms, a U.S. pork production firm. Mr. Milligan has held positions with the U.S. Department of Justice, the U.S. Office of Trade, the Environmental Protection Agency and the U.S. Department of Commerce. In addition to Commercial Federal, his board memberships include Bryan Memorial Hospital, Nebraska Wesleyan University, Boy Scouts of America, and the Nebraska Council of Economic Education. Mr. Milligan joined Commercial Federal's Board of Directors in June 1987. Committee memberships: Finance (1996-Present).

CARL G. MAMMEL - Chairman of the Board of Mammel & Associates, a consulting firm providing services in executive benefits, employee benefits planning and wealth transfer planning. Mr. Mammel is considered one of the nation's top experts in the field of employee benefit planning and executive benefits. He is Chairman of the Board of M Financial Holdings, a network of financial service firms throughout the United States, and Chairman of the Board of M Life Insurance Company. In addition to Commercial Federal's Board of Directors, Mr. Mammel is a member of the boards of Omaha Community Foundation, recently serving as President from 1994 to 1997, the Salvation Army and Childrens Hospital. Mr. Mammel joined Commercial Federal's Board of Directors in November 1991. Committee memberships: Finance (1992-Present); Compensation and Stock Option (1993-Present).

MICHAEL T. O'NEIL - (Commercial Federal Bank Board Member) Orthopedic surgeon, who began his private practice in 1971 and was board certified by the American Board of Orthopedic Surgeons in 1972. Dr. O'Neil joined Commercial Federal Bank's Board in September 1980.

ROBERT D. TAYLOR - Owner and President of Taylor Financial, a Wichita, Kansas-based consulting and investment firm. Mr. Taylor is also Chairman of Westchester Health Systems Group, which owns and operates three assisted living facilities in Fort Worth, Texas, and a Director of Sirloin Stockade International, Inc., a 75-unit family steakhouse chain. From 1991 to 1995, Mr. Taylor was Chairman and Chief Executive Officer of Railroad Financial Corporation, Wichita, Kansas, which was acquired by Commercial Federal in 1995. He serves as a Director of the Business School Advisory Board at the University of Kansas and is a trustee of the Sedgwick County Zoo in Wichita. Mr. Taylor joined Commercial Federal's Board of Directors in 1996. Committee membership:
Finance (1996-Present).

JAMES P. O'DONNELL - Senior Vice President and Chief Financial Officer of ConAgra, Inc., an Omaha, Nebraska-based international diversified food company with annual sales of approximately $24 billion. Mr. O'Donnell, a certified management accountant, is responsible for ConAgra's finance, control and reporting, risk management, tax, and internal audit functions. In addition to Commercial Federal, he is a member of several local and national civic and professional boards of directors. Mr. O'Donnell has served on Commercial Federal's Board of Directors since June 1991. Committee memberships: Executive Committee (1996-Present); Finance (1991-Present); Compensation and Stock Option (1993-Present).



Starting from left (standing): Robert F. Krohn, James P. O'Donnell, Talton K. Anderson, Robert S. Milligan, William A. Fitzgerald (seated) Michael T. O'Neil, M.D., Carl G. Mammel, Robert D. Taylor, Sharon G. Marvin

                             [PHOTO APPEARS HERE]


FINANCIAL INFORMATION
Selected Consolidated Financial Data......................................  12
Management's Discussion and Analysis......................................  14
Consolidated Statement of Financial Condition.............................  36
Consolidated Statement of Stockholders' Equity............................  37
Consolidated Statement of Operations......................................  38
Consolidated Statement of Cash Flows......................................  40
Notes to Consolidated Financial Statements................................  42
Management's Report on Internal Controls..................................  80
Independent Auditors' Report..............................................  81

SELECTED CONSOLIDATED FINANCIAL DATA
--------------------------------------------------------------------------------

                                                                             For the Year Ended June 30,
(Dollars in Thousands Except Per Share Data)             1997           1996            1995           1994           1993
------------------------------------------------------------------------------------------------------------------------------------

Interest income....................................   $   505,050    $   491,092     $   454,368    $   393,854     $   404,628
Interest expense...................................       337,047        328,317         304,526        256,102         276,584
                                                       ----------     ----------      ----------     ----------      ----------
Net interest income................................       168,003        162,775         149,842        137,752         128,044
Provision for loan losses..........................        (8,121)        (6,107)         (6,408)        (6,248)         (6,185)
Loan servicing fees................................        30,350         27,891          24,731         22,227          18,776
Retail fees and charges............................        16,114         12,747           9,547          9,155           7,874
Real estate operations.............................         1,016            172           1,490         (1,449)         (5,243)
Gain (loss) on sales of loans......................           386            164          (1,695)         1,433           1,194
Gain (loss) on sales of securities, net............           390            253             (41)           220            (231)
Gain on sales of loan servicing rights.............            --            452           3,519          5,929           6,903
Other operating income.............................        10,223          7,967           7,515          7,178           5,169
General and administrative expenses................       112,931        114,517         102,554         94,115          89,560
Federal deposit insurance special assessment.......        27,062             --              --             --              --
Amortization of goodwill and
   core value of deposits..........................         9,855          9,529          10,262         14,131          10,544
Valuation adjustment and accelerated
   amortization of goodwill........................            --             --          21,357         52,703              --
                                                       ----------     ----------      ----------     ----------      ----------
Income before income taxes,
   extraordinary items and cumulative
   effects of changes in accounting principles.....        68,513         82,268          54,327         15,248          56,197
Provision for income taxes.........................        23,836         26,962          23,146         16,875          22,081
                                                       ----------     ----------      ----------     ----------      ----------
Income (loss) before extraordinary
   items and cumulative effects of
   changes in accounting principles................        44,677         55,306          31,181         (1,627)         34,116
Extraordinary items (1)............................          (583)            --              --             --              --
Cumulative effects of changes in
   accounting principles (2).......................            --             --              --          6,597              --
                                                       ----------     ----------      ----------     ----------      ----------
Net income.........................................   $    44,094    $    55,306     $    31,181    $     4,970     $    34,116
                                                       ==========     ==========      ==========     ==========      ==========


Earnings per share (fully diluted) (3):
   Income (loss) before extraordinary
     items and cumulative effects of
     changes in accounting principles..............   $      2.04    $      2.48     $      1.44     $     (.08)   $      1.62
   Extraordinary items (1).........................          (.03)           --              --             --              --
   Cumulative effects of changes in
     accounting principles (2).....................            --            --              --             .31             --
                                                       ----------     ----------      ----------     ----------      ----------
Net income.........................................   $      2.01    $      2.48     $      1.44    $       .23     $      1.62
                                                       ==========     ==========      ==========     ==========      ==========
Dividends declared per common share (3)............   $      .277    $      .267   $          --    $        --     $        --
                                                       ==========     ==========      ==========     ==========      ==========
Weighted average common shares
   outstanding (fully diluted) (3).................    21,921,314     22,278,468      21,624,979     21,508,567      21,123,028
                                                       ==========     ==========      ==========     ==========      ==========
------------------------------------------------------------------------------------------------------------------------------------

Other data:
   Net interest rate spread........................             2.39%          2.34%           2.26%          2.43%           2.57%
   Net yield on interest-earning assets............             2.57%          2.58%           2.46%          2.59%           2.65%
   Return on average assets (4)....................              .65%           .84%            .49%           .09%            .67%
   Return on average equity (4)....................            11.04%         14.74%           9.98%          1.54%          12.39%
   Dividend payout ratio (5).......................            13.78%         10.75%             --             --              --
   Total number of branches at end of period.......              107             98              89             73              55
------------------------------------------------------------------------------------------------------------------------------------

12

------------------------------------------------------------------------------------------------------------------------------------

                                                                             For the Year Ended June 30,
(Dollars in Thousands Except Per Share Data)             1997           1996            1995           1994           1993
------------------------------------------------------------------------------------------------------------------------------------

Total assets.......................................   $ 7,096,665    $ 6,607,670     $ 6,569,579    $ 5,982,307     $ 5,262,336
Investment securities (6)..........................       399,057        253,043         300,481        290,807         254,889
Mortgage-backed securities (7).....................     1,025,763      1,180,046       1,364,907      1,350,402         952,539
Loans receivable, net (8)..........................     5,258,739      4,813,164       4,540,692      3,970,626       3,655,740
Goodwill and core value of deposits................        48,178         40,734          37,263         67,661          87,946
Deposits...........................................     4,378,919      4,304,576       4,011,323      3,675,825       2,731,127
Advances from Federal Home Loan Bank...............     1,415,506      1,350,290       1,787,352      1,625,456       1,868,779
Securities sold under agreements to
   repurchase......................................       639,294        380,755         208,373        157,432         154,862
Other borrowings...................................       128,982         58,546          65,303         66,640          76,966
Stockholders' equity...............................       426,106        413,277         337,614        304,568         297,848
Book value per common share (3)....................         19.77          18.26           15.77          14.34           14.19
Tangible book value per common share (3)(9)........         17.53          16.46           14.03          11.15           10.00
Regulatory capital ratios of the Bank:
   Tangible capital................................          6.31%          6.18%           5.16%          4.69%           4.62%
   Core capital (Tier 1 capital)...................          6.47%          6.41%           5.47%          5.53%           5.93%
   Risk-based capital:
     Tier 1 capital................................         12.79%         12.56%          12.02%         12.18%          11.93%
     Total capital.................................         13.81%         13.62%          13.12%         13.16%          12.81%
------------------------------------------------------------------------------------------------------------------------------------


 (1) Represents the loss on early retirement of debt, net of income tax benefits.
 (2) Represents the cumulative effect of the change in the method of accounting for income taxes less the cumulative effect of the change in accounting for postretirement benefits, net of income tax benefit.
 (3) On November 18, 1996, the Board of Directors of the Corporation authorized a three-for-two stock split to be effected in the form of a 50 percent stock dividend to stockholders of record on December 31, 1996. Par value remained at $.01 per share. The stock dividend was paid on January 14, 1997. Fractional shares resulting from the stock split were paid in cash. All per share data and stock prices for all periods presented have been adjusted on a retroactive basis to reflect the effect of this three-for-two stock split.
 (4) Based on average daily balances during fiscal years 1997, 1996, 1995 and 1994 and on average monthly balances for fiscal year 1993. Return on average assets (ROA) and return on average equity (ROE) for fiscal year 1997 are .93% and 15.91%, respectively, excluding the after-tax effect of the nonrecurring expenses totaling $17.3 million, $1.5 million, $583,000 and $103,000, associated with the Savings Association Insurance Fund special assessment, the repurchase of 1,875,150 shares of the Corporation's common stock, the loss on early retirement of debt and the change in income taxes for tax bad debt reserves, respectively. ROA and ROE for fiscal year 1996 are .90% and 15.68%, respectively, excluding the after-tax effect of the nonrecurring expenses totaling $2.9 million and $585,000 associated with the Railroad Financial Corporation merger and the Corporation's 1995 proxy contest, respectively. ROA and ROE for fiscal year 1995 are .83% and 16.82%, respectively, excluding the accelerated amortization of goodwill totaling $21.4 million. ROA and ROE for fiscal year 1994 are .75% and 13.11%, respectively, excluding the after-tax effect of the intangible assets valuation adjustment and the cumulative effects of changes in accounting principles totaling $43.9 million and $6.6 million, respectively.
 (5) Represents dividends declared per share divided by net income per share. The Corporation established a quarterly common stock cash dividend policy on October 4, 1995, and paid its first dividend on October 31, 1995.
 (6) Includes investment securities available for sale totaling $19.9 million, $9.9 million, $3.0 million, $5.4 million and $1.3 million, respectively, at June 30, 1997, 1996, 1995, 1994 and 1993.
 (7) Includes mortgage-backed securities available for sale totaling $195.8 million, $263.2 million, $37.0 million, $45.0 million and $41.3 million, respectively, at June 30, 1997, 1996, 1995, 1994 and 1993.
 (8) Includes loans held for sale totaling $68.7 million, $89.4 million, $113.4 million, $187.7 million and $171.8 million, respectively, at June 30, 1997, 1996, 1995, 1994 and 1993.
 (9) Calculated by dividing stockholders' equity, reduced by the amount of goodwill and core value of deposits, by the number of shares of common stock outstanding at the respective dates.

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
GENERAL

     Commercial Federal Corporation (the Corporation) is a unitary non-diversified savings and loan holding company whose primary asset is Commercial Federal Bank, a Federal Savings Bank (the Bank), which is one of the largest financial institutions in the Midwest and the 13th largest publicly held thrift holding company in the United States. The Bank is a consumer-oriented financial institution that emphasizes single-family residential and construction real estate lending, consumer lending, commercial real estate lending, retail deposit activities, including demand deposit accounts, and mortgage banking. At June 30, 1997, the Corporation operated 107 branch offices with 34 located in Nebraska, 27 in Kansas, 20 primarily in greater metropolitan Denver, Colorado, 19 in Oklahoma and seven in Iowa. Throughout its 110 year history, the Corporation has emphasized customer service. To serve its customers, the Corporation conducts loan origination activities through its 107 branch office network, loan offices of its wholly-owned mortgage banking subsidiary and a nationwide correspondent network of mortgage loan originators. The Corporation also provides insurance and securities brokerage and other retail financial services.

     Net income for fiscal year 1997 was $44.1 million, or $2.01 per share, which compares to net income of $55.3 million and $31.2 million, respectively, for fiscal years 1996 and 1995, or $2.48 per share and $1.44 per share, respectively. Fiscal year 1997 net income was reduced by the effect of three significant items totaling approximately $19.4 million on an after-tax basis. First, the Corporation was assessed an after-tax charge of $17.3 million, or $.79 per share, ($27.1 million pre-tax) as a result of the imposition of a one-time industry-wide deposit insurance special assessment to recapitalize the Savings Association Insurance Fund. Second, in connection with its repurchase of 1,875,150 shares of its common stock, the Corporation reimbursed the seller for certain expenses totaling $2.3 million ($1.5 million after-tax, or $.07 per share) incurred in connection with the seller's ownership of such stock. Third, after-tax losses on early retirement of debt totaling $583,000, or $.03 per share, classified as an extraordinary item, were incurred by the Corporation.

     The Corporation's strategy for growth emphasizes both internal and external growth. Operations focus on increasing deposits, including demand accounts, making loans (primarily single-family mortgage and consumer loans), community banking, and providing customers with a full array of financial products and a high level of customer service. As part of its long-term strategic plan, the Corporation intends to expand its operations within its market areas either through direct marketing efforts aimed at increasing market share, branch expansions, or opening additional branches. The Corporation's retail strategy will continue to be centered on attracting new customers and selling both new and existing customers multiple products and services. Additionally, the Corporation will continue to build and leverage an infrastructure designed to increase fee and other income.

     Complementing its strategy of internal growth, the Corporation continues to grow its present five-state franchise through an ongoing program of selective acquisitions of other financial institutions. During fiscal year 1997, the Corporation consummated the acquisitions of two financial institutions: Heritage Financial, Ltd., headquartered in Boone, Iowa, and Investors Federal Savings, headquartered in Kinsley, Kansas. Subsequent to June 30, 1997, the Corporation entered into definitive agreements to acquire three financial institutions:
Liberty Financial Corporation, Mid Continent Bancshares, Inc., and First National Bank Shares, LTD. These pending acquisitions will add 59 branches to the Corporation's existing network and approximately $1.2 billion in total assets, approximately $912.0 million in deposits and approximately $1.3 billion in loans serviced for others. Liberty Financial Corporation, a privately-held commercial bank and thrift holding company, headquartered in West Des Moines, Iowa, operates 36 branches in Iowa and six branches in the Tucson, Arizona metropolitan area. This pending acquisition will expand the Corporation's presence in Iowa, allow the Corporation to enter the Arizona market and extend community banking services to all existing market areas. Mid Continent Bancshares, Inc., is headquartered in El Dorado, Kansas and operates 10 branches in Kansas. First National Bank Shares, LTD, headquartered in Great Bend, Kansas, operates seven branches in Kansas. Future acquisition candidates will be selected based on the extent to which the candidates can enhance the Corporation's retail presence in new or underserved markets and complement the Corporation's existing retail network.

REPURCHASE OF COMMON STOCK

     On August 21, 1996, the Corporation consummated the repurchase of 1,875,150 shares of its common stock, $.01 par value, from CAI Corporation, a Dallas-based investment company, for an aggregate purchase price of approximately $48.9 million, excluding $414,000 in transaction costs. The purchase price, excluding transaction costs incurred by the Corporation for this repurchase, consisted of cash consideration of approximately $28.2 million and surrender of a warrant (valued at approximately $20.7 million) which would have enabled the Corporation to purchase 99 shares of non-voting common stock of CAI Corporation. The repurchased shares represented 8.3% of the outstanding shares of the Corporation's common stock prior to the repurchase. The cash portion of the repurchase was financed in part by a $28.0 million short-term promissory note which was refinanced on December 13, 1996, on a long-term basis contractually due December 31, 2001. The Corporation also reimbursed CAI Corporation for certain expenses totaling $2.2 million incurred in connection with its ownership of the 1,875,150 shares, including costs and expenses incurred in connection with the Corporation's 1995 proxy contest, and paid CAI Corporation cash totaling $62,500 in lieu of the pro rata portion of any dividend CAI Corporation otherwise would have received for the quarter ended September 30, 1996. These nonrecurring expenses paid to CAI Corporation are included in other operating expenses for fiscal year 1997. Concurrent with the close of the repurchase, two directors of the Corporation, who also serve as executive officers of CAI Corporation, resigned from the Corporation's Board of Directors.

FEDERAL DEPOSIT INSURANCE SPECIAL ASSESSMENT

     Effective September 30, 1996, the Corporation incurred an after-tax charge of $17.3 million ($27.1 million pre-tax) as a result of the imposition of a special assessment by the Federal Deposit Insurance Corporation (FDIC) to recapitalize the Savings Association Insurance Fund (SAIF). The FDIC operates two deposit insurance funds: the Bank Insurance Fund (BIF) which generally insures deposits of commercial banks and the SAIF which generally insures the deposits of savings associations such as the Bank. Because the reserves of the SAIF were below statutorily required minimums, institutions with SAIF-assessable deposits, like the Bank, were required to pay substantially higher deposit insurance premiums than institutions with deposits insured by the BIF since September 30, 1995. In order to recapitalize the SAIF and address this premium disparity, the Deposit Insurance Funds Act of 1996, effective September 30, 1996, authorized the FDIC to impose a one-time special assessment on institutions with SAIF-assessable deposits in order to increase the reserve levels of the SAIF to the designated reserve ratio of 1.25% of insured deposits as of October 1, 1996. Institutions were assessed at the rate of .657% based on the amount of their SAIF-assessable deposits as of March 31, 1995. This nonrecurring special assessment totaling $27.1 million before income taxes is recorded in the general and administrative expense section of the Consolidated Statement of Operations under a separate line item captioned "Federal deposit insurance special assessment."

     The FDIC adopted a new assessment schedule for SAIF deposit insurance pursuant to which the assessment rate for well-capitalized institutions with the highest supervisory ratings would be reduced to zero and institutions in the lower risk assessment classification will be assessed at the rate of .27% of insured deposits. Until December 31, 1999, however, SAIF-insured institutions will be required to pay assessments to the FDIC at the rate of .064% of insured deposits to help fund interest payments on certain bonds issued by the Financing Corporation (FICO), an agency of the federal government established to finance takeovers of insolvent thrifts. The Corporation's annual deposit insurance rate in effect prior to this recapitalization was .23% of insured deposits, declining to .064% of insured deposits effective January 1, 1997. Such reduction in deposit insurance premiums will increase net income in future periods and, for fiscal year 1997, was a significant reason that regulatory insurance and assessments, excluding this SAIF special assesment, decreased $3.7 million compared to fiscal year 1996.

     The Deposit Insurance Funds Act of 1996 provides that the BIF and SAIF will be merged into a single deposit insurance fund effective December 31, 1999, but only if there are no insured savings associations on that date. The legislation directed the Department of Treasury to make recommendations to Congress for the establishment of a single charter for banks and thrifts.

STOCK SPLIT

     On November 18, 1996, the Board of Directors of the Corporation declared a three-for-two stock split effected in the form of a 50 percent stock dividend to stockholders of record on December 31, 1996. Par value of the common stock remained at $.01 per share. The stock dividend, distributed on January 14, 1997, totaled 7,163,476 shares of common stock. Fractional shares resulting from the stock split were paid in cash totaling $17,792 based on the closing price on the record date. All references to the number of shares, per share amounts and stock prices for all periods presented have been adjusted on a retroactive basis to reflect the effect of the stock split. The Board of Directors also increased its quarterly cash dividend from $.0667 per common share after adjusting for the three-for-two stock split to $.07 per common share representing an increase of five percent.

ACQUISITIONS DURING FISCAL YEAR 1997

     On October 1, 1996, the Corporation consummated its acquisition of Heritage Financial, Ltd. (Heritage), parent company of Hawkeye Federal Savings headquartered in Boone, Iowa. The Corporation acquired all 180,762 outstanding shares of Heritage's common stock. Each share of Heritage's common stock was exchanged for $18.73 in cash and 3.74775 shares of the Corporation's common stock (total issuance of 677,449 shares). Based on the Corporation's closing stock price of $28.667 at October 1, 1996, the total consideration for this acquisition, excluding cash paid for fractional shares, approximated $22.8 million. Before purchase accounting adjustments, Heritage had assets of approximately $182.9 million, deposits of approximately $158.2 million and stockholders' equity of approximately $10.3 million. Heritage operated six branches located in west-central Iowa with core value of deposits and goodwill resulting from this transaction totaling $16.3 million.

     On May 1, 1997, the Corporation consummated its acquisition of Investors Federal Savings (Investors) headquartered in Kinsley, Kansas. The Corporation acquired all 232,465 of the outstanding shares of Investors' common stock for $23.00 in cash for a total consideration of approximately $5.3 million. Before purchase accounting adjustments, Investors had assets of approximately $30.7 million, deposits of approximately $26.1 million and stockholders' equity of approximately $4.4 million. Investors operated three branches in southwest Kansas and, as part of the acquisition consolidation process, one branch was closed on May 24, 1997. This acquisition was accounted for as a purchase.

SUBORDINATED EXTENDIBLE NOTES OFFERING

     On December 2, 1996, the Corporation completed the issuance of $50.0 million of 7.95% fixed-rate subordinated extendible notes due December 1, 2006 (the Notes). Such offering resulted in the Corporation receiving $48.5 million, net of an underwriting discount of $1.5 million. With the proceeds from the issuance of the Notes, the Corporation redeemed on December 27, 1996, its $40.25 million 10.25% subordinated debt due December 15, 1999, and its $6.9 million 10.0% senior notes due January 31, 1999. Total expenses associated with this offering approximated $1.9 million which are being deferred and amortized over the life of the Notes resulting in an effective interest rate of 8.52%. Contractual interest on the Notes is set at 7.95% until December 1, 2001, and is paid monthly. The interest rate for the Notes will reset at the Corporation's option, on December 1, 2001, to a rate and for a term of one, two, three or five years determined by the Corporation and will reset thereafter, at its option, upon the date of expiration of each new interest period prior to maturity. Any new interest rate shall not be less than 105% of the effective interest rate on comparable maturity U.S. Treasury obligations. The Notes may not be redeemed prior to December 1, 2001, and thereafter, the Corporation may elect to redeem the Notes in whole on December 1, 2001, and on any subsequent interest reset date at par plus accrued interest to the date fixed for redemption. The Notes are unsecured general obligations of the Corporation and are subordinated to all existing and future senior indebtedness of the Corporation. There are no restrictions in the Indenture on the creation of additional senior indebtedness. The Indenture, among other provisions, limits the ability of the Corporation to pay cash dividends or make other capital distributions under certain circumstances.

CUMULATIVE TRUST PREFERRED SECURITIES OFFERING

     Effective May 14, 1997, CFC Preferred Trust, a special-purpose wholly-owned Delaware trust subsidiary of the Corporation, completed an offering of 1,800,000 shares (issue price of $25.00 per share) totaling $45.0 million of fixed-rate 9.375% cumulative trust preferred securities (Capital Securities), which are fully and unconditionally guaranteed by the Corporation. Also effective May 14, 1997, the Corporation purchased all of the common securities (Common Securities) of CFC Preferred Trust for approximately $1.4 million. CFC Preferred Trust invested the total proceeds of $46.4 million it received in 9.375% junior subordinated deferrable interest debentures (Debentures) issued by the Corporation. Interest paid on the Debentures will be distributed to the holders of the Capital Securities and to the Corporation as holder of the Common Securities. As a result, under current tax law, distributions to the holders of the Capital Securities will be tax deductible for the Corporation. These Debentures are unsecured and rank junior and are subordinate in right of payment to all senior debt of the Corporation.

     The Capital Securities issued by the CFC Preferred Trust rank senior to the Common Securities. Concurrent with the issuance of the Capital Securities, the Corporation issued guarantees for the benefit of the security holders. The obligations of the Corporation under the Debentures, the indenture, the relevant trust agreement and the guarantees, in the aggregate, constitute a full and unconditional guarantee by the Corporation of the obligations of the trust under the trust preferred securities and rank subordinate and junior in right of payment to all liabilities of the Corporation.

     The distribution rate payable on the Capital Securities is cumulative and payable quarterly in arrears commencing on September 30, 1997. The Corporation has the right, subject to events of default, to defer payments of interest on the Debentures at any time by extending the interest payment period for a period not exceeding 20 consecutive quarters with respect to each deferral period, provided that no extension period may extend beyond the redemption or maturity date of the Debentures. The Capital Securities are subject to mandatory redemption upon repayment of the Debentures. The Debentures mature on May 15, 2027, which may be shortened to not earlier than May 15, 2002, if certain conditions are met. The Debentures are redeemable at the option of the Corporation on or after May 15, 2002, or at any time upon the occurrence and continuation of certain changes in either the tax treatment or the capital treatment of the CFC Preferred Trust, the Debentures or the Capital Securities. The Corporation has the right at any time to terminate the CFC Preferred Trust and cause the Debentures to be distributed to the holders of the Capital Securities in liquidation of such trust, all subject to the Corporation having received prior approval of the Federal Reserve to do so if then required under applicable capital guidelines or policies of the Federal Reserve.

     The Capital Securities would qualify as Tier 1 capital of the Corporation should the Corporation become subject to the Federal Reserve capital requirements for bank holding companies. As a savings and loan holding company, the Corporation is currently not subject to Federal Reserve capital requirements for bank holding companies.

SUBSEQUENT EVENTS - PENDING ACQUISITIONS

     On August 18, 1997, the Corporation entered into a reorganization and merger agreement with Liberty Financial Corporation (Liberty), a privately held commercial bank and thrift holding company. Under the terms of the merger agreement, the Corporation will acquire in a tax-free reorganization all 8,748,500 outstanding shares of Liberty's common stock in exchange for the Corporation's common stock. Based on the Corporation's closing stock price on September 11, 1997, of $44.4375, the transaction would result in the exchange of approximately 2,677,041 shares of the Corporation's common stock with an aggregate value of $119.0 million. At June 30, 1997, Liberty had assets of approximately $620.5 million, deposits of approximately $533.2 million and stockholders' equity of approximately $41.1 million. Liberty operates 36 branches in Iowa and six in the metropolitan area of Tucson, Arizona. This pending acquisition, which is subject to regulatory approvals and other conditions, is expected to be completed by March 31, 1998.

     On September 2, 1997, the Corporation entered into a reorganization and merger agreement with Mid Continent Bancshares, Inc. (Mid Continent), parent company of Mid-Continent Federal Savings Bank. Under the terms of the merger agreement, the Corporation will acquire in a tax-free reorganization all 1,958,250 outstanding shares of Mid Continent's common stock in exchange for the Corporation's common stock. Based on the Corporation's closing stock price on September 11, 1997, of $44.4375, the transaction would result in the exchange of approximately 1,702,306 shares of the Corporation's common stock with an aggregate value of $75.6 million. At June 30, 1997, Mid Continent had total assets of approximately $408.6 million, deposits of approximately $247.0 million and stockholders' equity of approximately $38.4 million. Mid Continent operates ten branches located in Kansas. This pending acquisition, which is subject to receipt of regulatory approvals, Mid Continent shareholders' approval and other conditions, is expected to close by March 31, 1998.

     On September 11, 1997, the Corporation entered into a reorganization and merger agreement with First National Bank Shares, LTD (First National), parent company of First United National Bank and Trust Company. Under the terms of the merger agreement, the Corporation will acquire all of the outstanding shares of First National's common stock in exchange for the Corporation's common stock. Based on the Corporation's closing stock price on September 11, 1997, of $44.4375 such transaction would result in the exchange of approximately 661,905 shares of the Corporation's common stock with an aggregate value approximating $29.4 million. At August 31, 1997, First

National had assets approximating $153.8 million, deposits of approximately $132.1 million and stockholder's equity of approximately $10.6 million. First National operates seven branches located in Kansas. This pending acquisition, which is subject to receipt of regulatory approvals, First National shareholders' approval and other conditions, is expected to close during the quarter ending March 31, 1998.

ASSET/LIABILITY MANAGEMENT

     The operations of the Corporation are subject to the risk of interest rate fluctuations to the extent that there is a difference, or mismatch, between the amount of the Corporation's interest-earning assets and interest-bearing liabilities which mature or reprice in specified periods. Consequently, when interest rates change, to the extent the Corporation's interest-earning assets have longer maturities or effective repricing periods than its interest-bearing liabilities, the interest income realized on the Corporation's interest-earning assets will adjust more slowly than the interest expense on its interest-bearing liabilities. This mismatch in the maturity and interest rate sensitivity of assets and liabilities is commonly referred to as the "gap." A gap is considered positive when the amount of interest rate sensitive assets maturing or repricing during a specified period exceeds the amount of interest rate sensitive liabilities maturing or repricing during such period, and is considered negative when the amount of interest rate sensitive liabilities maturing or repricing during a specified period exceeds the amount of interest rate assets maturing or repricing during such period. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income while a positive gap would result in an increase in net interest income, and during a period of declining interest rates, a negative gap would result in an increase in net interest income while a positive gap would adversely affect net interest income.

     The Corporation has historically invested in interest-earning assets that have a longer duration than its interest-bearing liabilities. The mismatch in duration of the interest-sensitive liabilities indicates that the Corporation is exposed to interest rate risk. In a rising rate environment, in addition to reducing the market value of long-term interest-earning assets, liabilities will reprice faster than assets, therefore decreasing net interest income. To mitigate this risk, the Corporation has placed a greater emphasis on shorter-term higher yielding assets that reprice more frequently in reaction to interest rate movements. In addition, the Corporation has continued its concentration of adjustable-rate assets as a percentage of total assets to benefit the one-year cumulative gap as such adjustable-rate assets reprice and are more responsive to the sensitivity of more frequently repricing interest-bearing liabilities.

     In connection with its asset/liability management program, the Corporation has interest rate swap agreements with other counterparties under terms that provide an exchange of interest payments on the outstanding notional amount of the swap agreement. Such agreements are primarily used to artificially lengthen the maturity of certain deposit liabilities. In accordance with these arrangements, the Corporation pays fixed rates and receives variable rates of interest according to a specified index. The Corporation increased its level of such swap agreements to a notional principal amount of $135.0 million at June 30, 1997, from balances of $10.0 million and $78.5 million, respectively, at June 30, 1996 and 1995. The Corporation had an interest rate cap agreement, which terminated March 1997, with a notional principal amount of $10.0 million and with terms that required the Corporation to pay a 7.0% fixed rate of interest and receive a variable rate with a quarterly cash settlement. For fiscal years 1997, 1996 and 1995, the Corporation recorded $916,000, $2.3 million and $4.4 million, respectively, in net interest expense from its interest rate swap and cap agreements. Swap agreements totaling $10.0 million mature during fiscal year 1998 with the remainder maturing between March 2000 and June 2001.

     The following table represents management's projected maturity and repricing of the Bank's interest-earning assets and interest-bearing liabilities on an unconsolidated basis at June 30, 1997. The amounts of interest-earning assets, interest-bearing liabilities and interest rate risk management instruments presented which mature or reprice within a particular period were determined in accordance with the contractual terms of such assets, liabilities and interest rate swap agreements, except (i) adjustable-rate loans are included in the period in which they are first scheduled to adjust and not in the period in which they mature and are also adjusted for prepayment rates ranging from 3.5% to 25.0% for single-family residential loans and mortgage-backed securities, (ii) prepayment rates ranging from 8.0% to 18.1%, based on the contractual interest rate, were utilized for fixed-rate, single-family residential loans and mortgage-backed securities, (iii) prepayment rates ranging from 1.8% to 3.5%, based on the contractual interest rate, were utilized for commercial real estate and multi-family loans and a prepayment rate of 35.0% was utilized for consumer loans, (iv) passbook deposits and negotiable order of withdrawal ("NOW") accounts totaling $446.1 million, all of which have fixed-rates, are assumed to mature according to the decay rates as defined by regulatory guidelines, which at June 30, 1997, ranged from 14.0% to 32.0%, (v) market bonus savings and commercial money market accounts totaling $83.1 million are assumed to reprice or mature according to the decay rates as defined by regulatory guidelines, which at June 30, 1997, was 31.0%, and (vi) money market rate deposits totaling $658.1 million are deemed to reprice or mature within the one-year category, even though a certain portion of these deposits is not likely to be interest rate sensitive. Management believes that these assumptions approximate actual experience and considers such assumptions reasonable; however, the interest rate sensitivity of the Bank's interest-earning assets and interest-bearing liabilities could vary substantially if different assumptions were used or actual experience differs from the assumptions used, such as actual prepayment experience varying from estimates, early deposit withdrawals, and caps on adjustable-rate loans and mortgage-backed securities.


------------------------------------------------------------------------------------------------------------------------------------

                                        Within             91 Days            Over 1              3 Years
(Dollars in Thousands)                 90 Days            to 1 Year         to 3 Years           and Over             Total
------------------------------------------------------------------------------------------------------------------------------------

Interest-earning assets:
   Fixed-rate
     mortgage loans (1) (2).......    $  194,298         $  344,871         $  806,876          $1,327,192         $2,673,237
   Other loans (2) (3)............     1,111,954          1,579,194            848,431             111,552          3,651,131
   Investments (4)................        82,752             47,535             75,367             265,831            471,485
------------------------------------------------------------------------------------------------------------------------------------

   Interest-earning assets........     1,389,004          1,971,600          1,730,674           1,704,575          6,795,853
------------------------------------------------------------------------------------------------------------------------------------

Interest-bearing liabilities:
   Savings deposits...............       694,769            103,034            165,960             379,804          1,343,567
   Other time deposits............       650,371          1,437,992            970,383              59,044          3,117,790
   Borrowings (5).................       559,073            705,105            440,137             358,842          2,063,157
   Impact of interest rate
     swap agreements..............      (125,000)                --             75,000              50,000                 --
------------------------------------------------------------------------------------------------------------------------------------

   Interest-bearing liabilities...     1,779,213          2,246,131          1,651,480             847,690          6,524,514
------------------------------------------------------------------------------------------------------------------------------------

Gap position......................      (390,209)          (274,531)            79,194             856,885            271,339
------------------------------------------------------------------------------------------------------------------------------------

Cumulative gap position...........    $ (390,209)        $ (664,740)        $ (585,546)         $  271,339         $  271,339
------------------------------------------------------------------------------------------------------------------------------------

Gap as a percentage of the
   Bank's total assets............         (5.50)%            (3.87)%             1.12%              12.08%              3.83%
Cumulative gap as a percentage
   of the Bank's total assets.....         (5.50)%            (9.37)%            (8.25)%              3.83%              3.83%
------------------------------------------------------------------------------------------------------------------------------------

(1) Includes conventional single-family and multi-family mortgage loans and mortgage-backed securities.
(2) Such amounts are, as applicable, before deductions for unamortized discounts and premiums, loans in process, deferred loan fees and allowance for loan losses.
(3) Includes adjustable-rate single-family mortgage loans, adjustable-rate mortgage-backed securities and all other types of loans with either fixed or adjustable interest rates.
(4) Included in the "Within 90 Days" column is Federal Home Loan Bank stock of $72.5 million.
(5) Includes advances from the FHLB, securities sold under agreements to repurchase and other borrowings.
--------------------------------------------------------------------------------

     The Bank's one-year cumulative gap is a negative $664.7 million, or 9.37% of the Bank's total assets of $7.092 billion at June 30, 1997, contrasted to a negative $681.4 million, or 10.31% of total assets at June 30, 1996. The interest rate risk policy of the Bank authorizes a liability sensitive one-year cumulative gap not to exceed 10.0%. Accordingly, subsequent to June 30, 1996, adjustments were made so that the one-year cumulative gap fell within such policy guidelines.

RESULTS OF OPERATIONS

     Net income for fiscal year 1997 was $44.1 million, or $2.01 per share, which includes after-tax losses on early retirement of debt totaling $583,000, or $.03 loss per share. These results compare to net income for fiscal year 1996 of $55.3 million, or $2.48 per share, and to net income for fiscal year 1995 of $31.2 million, or $1.44 per share.

     The Corporation's emphasis on single-family residential and consumer lending and the promotion of retail financial services, along with the Corporation's growth through acquisitions, continues to have positive effects on the Corporation's core operations. Defined as operating income before income taxes excluding (i) gains on nonrecurring sales of mortgage-backed securities and loan servicing rights and (ii) amortization expense of intangible assets, core earnings totaled $105.0 million for fiscal year 1997 compared to $90.9 million and $82.4 million, respectively, for fiscal years 1996 and 1995. On a percentage basis, core earnings for fiscal year 1997 increased 15.6% over fiscal year 1996, up from the 10.2% increase of fiscal year 1996 over 1995. This increase in core earnings resulted primarily from increases in net interest income, loan servicing fees and retail fee income.

     The decrease in net income for fiscal year 1997 compared to fiscal year 1996 is primarily due to the following: the $27.1 million nonrecurring Federal deposit insurance special assessment, an increase of $2.0 million in the provision for loan losses, an increase of $326,000 in amortization expense of intangible assets and the extraordinary loss on early retirement of debt totaling $583,000. These decreases to net income were partially offset by a net increase of $5.2 million in net interest income, an increase of $3.4 million in retail fees and charges, a reduction in the provision for income taxes totaling $3.1 million, net increases of $2.5 million in loan servicing fees and $2.2 million in other operating income and net gains on the sales of loans and loan servicing rights, a reduction of $1.6 million in general and administrative expenses and an improvement of $844,000 in real estate operations.

     The increase in net income for fiscal year 1996 compared to fiscal year 1995 is primarily due to the following: a $21.4 million nonrecurring charge for accelerated amortization of goodwill recorded in fiscal year 1995 not incurred in the 1996 fiscal year, an increase of $13.2 million in net interest income after provision for loan losses, increases of $3.2 million each in retail fees and charges and loan servicing fees, an increase of $746,000 in other operating income and a decline of $733,000 in amortization of intangible assets. These increases to net income were partially offset by an increase of $12.0 million in general and administrative expenses, an increase of $3.8 million in the provision for income taxes, a decline of $1.3 million in real estate operations and a decrease of $1.2 million in net gains on the sales of loans and loan servicing rights.

NET INTEREST INCOME AND INTEREST RATE SPREAD

     Net interest income was $168.0 million for fiscal year 1997 compared to $162.8 million for fiscal year 1996, an increase of $5.2 million, or 3.2%; and compared to $149.8 million for fiscal year 1995. Based on the portfolios of interest-earning assets and interest-bearing liabilities at the end of the last three fiscal years, interest rate spreads were 2.44%, 2.48% and 2.21%, respectively, at June 30, 1997, 1996 and 1995, a decrease of four basis points comparing the interest rate spread at June 30, 1997, to the interest rate spread at June 30, 1996, and an increase of 27 basis points comparing the spreads at June 30, 1996, to June 30, 1995. In addition, during the fiscal years 1997, 1996 and 1995, interest rate spreads were 2.39%, 2.34% and 2.26%, respectively, representing an increase of five basis points comparing the interest rate spread during fiscal year 1997 to fiscal year 1996 and an increase of eight basis points comparing the spread during fiscal year 1996 to 1995. The net yield on interest-earning assets during fiscal years 1997, 1996 and 1995 was 2.57%, 2.58% and 2.46%, respectively, representing a decrease of one basis point comparing fiscal year 1997 to 1996 and an increase of 12 basis points comparing fiscal year 1996 to 1995.

     The net interest rate spread increased five basis points during fiscal year 1997 to 2.39% from 2.34% for fiscal year 1996. As discussed in the following paragraph, the sale of approximately $230.8 million of securities available-for-sale during the last six months of fiscal year 1996 and the utilization of such proceeds to repay maturing Federal Home Loan Bank of Topeka
(FHLB) advances, the reduction in interest rates on interest-bearing liabilities (5.34% for fiscal year 1997 compared to 5.44% for fiscal year 1996), a more favorable interest-earning assets mix primarily in increased levels of adjustable-rate mortgage loans, consumer loans and commercial real estate loans, and the acquisitions of Conservative Savings Corporation (Conservative) on February 1, 1996, Heritage on October 1, 1996, and Investors on May 1, 1997, have contributed to the improvement in the interest rate spreads for the current fiscal year compared to 1996. Net interest income increased over fiscal year 1996 due primarily to average interest-earning assets increasing $223.0 million to $6.534 billion for fiscal year 1997 compared to $6.311 billion for fiscal year 1996 and the reduction in interest rates on interest-bearing liabilities over the respective fiscal years. The future trend in interest rate spreads and net interest income will be dependent upon such factors as the composition and size of the Corporation's interest-earning assets and interest-bearing liabilities, the interest rate risk exposure of the Corporation, and the maturity and repricing activity of interest-sensitive assets and liabilities, as influenced by changes in and levels of both short-term and long-term market interest rates.

     During fiscal year 1996, pursuant to the reassessment of the appropriateness of the classifications of all securities held, and in accordance with the one-time reclassification permitted under a special accounting report, management of the Corporation developed an asset/liability management strategy to reclassify substantially all of its 15- and 30-year fixed rate mortgage-backed securities approximating $370.4 million and agency investment securities approximating $49.9 million from held to maturity to available for sale. In addition, approximately $9.4 million of adjustable-rate mortgage-backed securities were reclassified from available for sale to held to maturity. The purpose of this strategy was to sell such securities and use the proceeds to fund FHLB advances as they became due, and to have the flexibility, as the opportunity arose, to reinvest proceeds into adjustable-rate or shorter duration interest-earning assets. During fiscal year 1996, approximately $230.8 million of such investment and mortgage-backed securities were sold with the proceeds used primarily to pay maturing FHLB advances.

     The sale of approximately $230.8 million of the securities available for sale and the utilization of such proceeds to repay maturing FHLB advances, the Corporation's favorable asset liability mix (primarily increased levels of adjustable-rate mortgage loans, consumer loans and multi-family commercial real estate loans) and the acquisition of Conservative, improved the interest rate spreads and yields. Net interest income increased due primarily to average interest-earning assets increasing $210.0 million to $6.311 billion for fiscal year 1996 compared to $6.101 billion for fiscal year 1995. This increase in average interest-earning assets is primarily due to the Conservative acquisition in February 1996 with a higher net interest rate spread than the Corporation and to internal growth moderately offset by the sale of securities available for sale previously discussed.

     The following table presents certain information concerning yields earned on interest-earning assets and rates paid on interest-bearing liabilities during and at the end of each of the fiscal years presented:

-----------------------------------------------------------------------------------------------------------------------------------
                                                                For the Year
                                                                Ended June 30,                               At June 30,
                                                      ----------------------------------          ---------------------------------

                                                        1997        1996         1995               1997        1996         1995
-----------------------------------------------------------------------------------------------------------------------------------
Weighted average yield on:
   Loans.........................................       8.10%       8.29%        8.04%              8.12%       8.19%        8.26%
   Mortgage-backed securities....................       6.52        6.45         6.02               6.73        6.73         6.38
   Investments...................................       6.40        6.13         6.14               6.65        6.20         6.18
-----------------------------------------------------------------------------------------------------------------------------------
     Interest-earning assets.....................       7.73        7.78         7.45               7.81        7.81         7.71
------------------------------------------------------------------------------------------------------------------------------------

Weighted average rate paid on:
   Savings deposits..............................       3.13        2.79         3.24               3.08        3.04         3.08
   Other time deposits...........................       5.72        6.10         5.32               5.75        5.75         5.88
   Advances from FHLB............................       5.77        5.79         5.71               5.94        5.66         5.89
   Securities sold under agreements
     to repurchase...............................       6.19        7.14         7.59               6.04        6.51         7.08
   Other borrowings..............................       9.24       10.89        10.89               8.75       11.05        10.67
------------------------------------------------------------------------------------------------------------------------------------

     Interest-bearing liabilities................       5.34        5.44         5.19               5.37        5.33         5.50
------------------------------------------------------------------------------------------------------------------------------------

Net interest rate spread.........................       2.39%       2.34%        2.26%              2.44%       2.48%        2.21%
------------------------------------------------------------------------------------------------------------------------------------

Net yield on interest-earning assets.............       2.57%       2.58%        2.46%              2.60%       2.68%        2.42%
------------------------------------------------------------------------------------------------------------------------------------


     The table below presents average interest-earning assets and average interest-bearing liabilities, interest income and interest expense, and average yields and rates during the periods indicated. The following table includes nonaccruing loans averaging $39.2 million, $35.5 million and $30.9 million, respectively, for fiscal years 1997, 1996 and 1995 as interest-earning assets at a yield of zero percent:

----------------------------------------------------------------------------------------------------------------------------------

                                                                     Year Ended June 30,
                             -----------------------------------------------------------------------------------------------------
                                          1997                             1996                               1995
                             ----------------------------      -----------------------------     ---------------------------------

                              Average              Yield/       Average                 Yield/    Average                  Yield/
(Dollars in Thousands)        Balance   Interest    Rate        Balance   Interest       Rate     Balance    Interest       Rate
----------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
   Loans..................  $5,029,050   $407,416   8.10%     $4,643,401   $384,765      8.29%  $4,277,946    $344,109      8.04%
   Mortgage-backed
     securities...........   1,120,019     72,994   6.52       1,284,448     82,830      6.45    1,402,237      84,404      6.02
   Investments............     385,280     24,640   6.40         383,433     23,497      6.13      421,089      25,855      6.14
------------------------------------------------------------------------------------------------------------------------------------

   Interest-earning
     assets...............   6,534,349    505,050   7.73       6,311,282    491,092      7.78    6,101,272     454,368      7.45
------------------------------------------------------------------------------------------------------------------------------------

Interest-bearing
 liabilities:
   Savings deposits.......   1,185,808     37,058   3.13       1,189,619     33,177      2.79    1,037,702      33,638      3.24
   Other time deposits....   3,199,572    183,128   5.72       2,966,505    180,863      6.10    2,752,501     146,525      5.32
   Advances from FHLB.....   1,247,267     71,999   5.77       1,625,950     94,057      5.79    1,913,467     109,314      5.71
   Securities sold under
     agreements to
     repurchase...........     591,288     36,615   6.19         189,568     13,525      7.14      103,223       7,837      7.59
   Other borrowings.......      89,213      8,247   9.24          61,480      6,695     10.89       66,245       7,212     10.89
------------------------------------------------------------------------------------------------------------------------------------

   Interest-bearing
     liabilities..........   6,313,148    337,047   5.34       6,033,122    328,317      5.44    5,873,138     304,526      5.19
------------------------------------------------------------------------------------------------------------------------------------

Net earnings balance......  $  221,201                        $  278,160                        $  228,134
Net interest income.......               $168,003                          $162,775                           $149,842
Interest rate spread......                          2.39%                                2.34%                              2.26%
------------------------------------------------------------------------------------------------------------------------------------

Net yield on interest-
   earning assets.........                          2.57%                                2.58%                              2.46%
------------------------------------------------------------------------------------------------------------------------------------


     During fiscal year 1997, the Corporation experienced lower costs on interest-bearing liabilities primarily due to decreases in the interest rate offered on certain types of deposit products and decreases in interest rates primarily on securities sold under agreements to repurchase and other borrowings. The net earnings balance (the difference between average interest-bearing liabilities and average interest-earning assets) decreased by $57.0 million for fiscal year 1997 compared to fiscal year 1996 primarily due to cash outlays totaling (i) approximately $51.7 million for federal and state tax liabilities principally paid in June 1996 associated with taxable income recognized from the final disposition of a subsidiary's interest in a nuclear generating facility, and (ii) approximately $51.2 million for the Corporation's repurchase of its common stock during the first quarter of the current fiscal year. The effects of these decreases were partially offset by improvements primarily from the acquisitions of Conservative and Heritage (both of which were acquired, in part, through the issuance of common stock). The percentage of average interest-earning assets to average interest-bearing liabilities was 103.5% during fiscal year 1997 compared to 104.6% and 103.9%, respectively, during fiscal years 1996 and 1995.

     During fiscal year 1996, the Corporation's net earnings balance improved by $50.0 million compared to fiscal year 1995 primarily from the acquisition of Conservative (which was acquired, in part, through the issuance of common stock) and net internal growth with earnings retention.

     The table below presents the dollar amount of changes in interest income and expense for each major component of interest-earning assets and interest-bearing liabilities, respectively, and the amount of change in each attributable to: (i) changes in volume (change in volume multiplied by prior year rate), and (ii) changes in rate (change in rate multiplied by prior year volume). The net change attributable to change in both volume and rate, which cannot be segregated, has been allocated proportionately to the change due to volume and the change due to rate. The following table demonstrates the effect of the increased volume of interest-earning assets and interest-bearing liabilities, the changes in interest rates and the effect on the interest rate spreads previously discussed:

------------------------------------------------------------------------------------------------------------------------------------

                                                    Year Ended June 30,                            Year Ended June 30,
                                                   1997 Compared to 1996                          1996 Compared to 1995
                                         ---------------------------------------        --------------------------------------------

(In Thousands)                                  Increase (Decrease) Due to                     Increase (Decrease) Due to
------------------------------------------------------------------------------------------------------------------------------------

                                           Volume          Rate          Total            Volume          Rate          Total
------------------------------------------------------------------------------------------------------------------------------------

Interest income:
   Loans................................   $ 31,393      $ (8,742)      $ 22,651          $ 30,052       $10,604      $ 40,656
   Mortgage-backed securities...........    (10,707)          871         (9,836)           (7,364)        5,790        (1,574)
   Investments..........................        113         1,030          1,143            (2,308)          (50)       (2,358)
------------------------------------------------------------------------------------------------------------------------------------

     Interest income....................     20,799        (6,841)        13,958            20,380        16,344        36,724
------------------------------------------------------------------------------------------------------------------------------------

Interest expense:
   Savings deposits.....................       (108)        3,989          3,881             4,574        (5,035)         (461)
   Other time deposits..................     13,755       (11,490)         2,265            11,969        22,369        34,338
   Advances from FHLB...................    (21,860)         (198)       (22,058)          (16,616)        1,359       (15,257)
   Securities sold under agreements
     to repurchase......................     25,098        (2,008)        23,090             6,187          (499)        5,688
   Other borrowings.....................      2,678        (1,126)         1,552              (519)            2          (517)
------------------------------------------------------------------------------------------------------------------------------------

     Interest expense...................     19,563       (10,833)         8,730             5,595        18,196        23,791
------------------------------------------------------------------------------------------------------------------------------------

Effect on net interest income...........   $  1,236      $  3,992       $  5,228          $ 14,785      $ (1,852)     $ 12,933
------------------------------------------------------------------------------------------------------------------------------------


     The improvements due to changes in volume between fiscal years 1997 and 1996, and between fiscal years 1996 and 1995, reflect the growth the Corporation has experienced, both internally and from acquisitions. The improvements due to changes in volume between fiscal years 1997, 1996 and 1995 in part reflect the changes in the difference between average interest-bearing liabilities and average interest-earning assets of $57.0 million and $50.0 million, respectively. The net improvements due to changes in rates between fiscal years 1997 and 1996 reflect the decline in rates on interest-bearing liabilities, primarily certificates of deposit, partially offset by the net decreases in rates on interest-earning assets, primarily fixed-rate residential mortgage loans.

NON-INTEREST INCOME AND EXPENSE

PROVISION FOR LOAN LOSSES AND REAL ESTATE OPERATIONS

     The Corporation recorded loan loss provisions of $8.1 million, $6.1 million and $6.4 million in fiscal years 1997, 1996 and 1995, respectively. The loan loss provision increased for fiscal year 1997 compared to 1996 due primarily to the addition of general reserves recorded in the current fiscal year to cover consumer loan losses and the net increase of $445.6 million in the total loan portfolio at June 30, 1997, compared to 1996. During fiscal year 1997 consumer loan charge-offs, net of recoveries, totaled $7.0 million compared to $3.5 million and $1.3 million, respectively, during fiscal years 1996 and 1995. Consumer loan balances increased to $451.6 million at June 30, 1997, from $344.1 million and $231.8 million, respectively, at June 30, 1996 and 1995. Net consumer loan charge-offs for the Corporation reflect the overall trend in consumer credit quality deterioration generally experienced by the financial industry in the last 12 months. Management intends to increase its consumer loan portfolio and, with improved underwriting and credit review procedures along with improved collection efforts implemented during fiscal year 1997, management does not anticipate similar increases in the loan loss provisions or in net charge-offs for consumer loans in fiscal 1998. At June 30, 1997, the Corporation's conventional, FHA and VA loans, including loans held for sale, totaling approximately $4.7 billion, are secured by single-family residential properties located primarily in Nebraska (19%), Colorado (16%), Kansas (7%), Georgia and Oklahoma (5% each), and the remaining 48% in 45 other states. At June 30, 1996, the balance of such loans totaled $4.3 billion and were secured by single-family residential properties located in Nebraska (20%), Colorado (17%), Kansas (7%), Georgia, Oklahoma and Texas (5% each) and the remaining 41% in 44 other states. The commercial real estate loan portfolio at June 30, 1997, totaling $258.6 million is secured by properties located in Colorado (39%), Nebraska (27%), Kansas (9%) and the remaining 25% in 17 other states. At June 30, 1996, commercial real estate loans totaled $269.7 million and were secured by properties located in Colorado (33%), Nebraska (31%), Florida (12%) and the remaining 24% in 18 other states. The allowance for loan losses is based upon management's continuous evaluation of the collectibility of outstanding loans, which takes into consideration such factors as changes in the composition of the loan portfolio and economic conditions that may affect the borrower's ability to pay, regular examinations by the Corporation's credit review group of specific problem loans and of the overall portfolio quality and real estate market conditions in the Corporation's lending areas.

     The Corporation recorded net income from real estate operations totaling $1.0 million, $172,000 and $1.5 million in fiscal years 1997, 1996 and 1995, respectively. Real estate operations reflect provisions for real estate losses, net real estate operating activity, and gains and losses on dispositions of real estate. The increase in real estate operations of $844,000 for fiscal year 1997 compared to fiscal year 1996 is primarily due to the recognized gain of $1.1 million on the sale of two commercial properties recorded in fiscal year 1997. Fiscal years 1997 and 1995 reflect real estate loss provisions charged to operations of $467,000 and $199,000, respectively, compared to a credit to the provision for real estate operations totaling $479,000 for fiscal year 1996. The credit to provision for real estate operations in fiscal year 1996 was primarily due to excess reserves recaptured into income upon settlement of a lawsuit. The decrease in real estate operations of $1.3 million for fiscal year 1996 from fiscal year 1995 is primarily due to a pre-tax gain of $1.2 million recorded in fiscal year 1995 from the sale of an apartment and assisted-care facility in Dallas, Texas. Management believes that the positive results from real estate operations are indicative of the improvements made in the reduction of the Corporation's real estate portfolio and to the improvement in the real estate markets in general.

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

     Nonperforming assets are monitored on a regular basis by the Corporation's internal credit review and asset workout groups. Nonperforming assets decreased by $3.1 million, or 4.6%, at June 30, 1997, compared to June 30, 1996, primarily as a result of net decreases of $5.2 million in troubled debt restructurings and $1.1 million in nonperforming loans partially offset by a net increase of $3.2 million in real estate. Nonperforming assets at June 30 are summarized as follows:

------------------------------------------------------------------------------------------------------------------------------------

(Dollars in Thousands)                                                         1997                 1996               1995
------------------------------------------------------------------------------------------------------------------------------------

Nonperforming loans (1)
   Residential real estate.................................................   $34,348              $34,660            $30,841
   Commercial real estate..................................................       424                2,357                773
   Consumer................................................................     2,042                  888                644
------------------------------------------------------------------------------------------------------------------------------------

     Total.................................................................    36,814               37,905             32,258
------------------------------------------------------------------------------------------------------------------------------------

Real estate (2)
   Commercial..............................................................     8,417                8,850              8,795
   Residential.............................................................     8,599                4,986              3,784
------------------------------------------------------------------------------------------------------------------------------------

     Total.................................................................    17,016               13,836             12,579
------------------------------------------------------------------------------------------------------------------------------------

Troubled debt restructurings (3)
   Commercial..............................................................     8,857               13,894             16,566
   Residential.............................................................       787                  909              1,294
------------------------------------------------------------------------------------------------------------------------------------

     Total.................................................................     9,644               14,803             17,860
------------------------------------------------------------------------------------------------------------------------------------

Total nonperforming assets.................................................   $63,474              $66,544            $62,697
------------------------------------------------------------------------------------------------------------------------------------

Nonperforming loans to total loans.........................................       .68%                 .77%               .69%
Nonperforming assets to total assets.......................................       .89%                1.01%               .95%
------------------------------------------------------------------------------------------------------------------------------------

Allowance for loan losses:
   Other loans (4).........................................................   $37,658              $36,513            $33,261
   Bulk purchased loans (5)................................................    10,809               12,765             15,280
------------------------------------------------------------------------------------------------------------------------------------

     Total.................................................................   $48,467              $49,278            $48,541
------------------------------------------------------------------------------------------------------------------------------------

Allowance for loan losses to total loans...................................       .90%                 .99%              1.04%
Allowance for loan losses to total nonperforming assets....................     76.36%               74.05%             77.42%
------------------------------------------------------------------------------------------------------------------------------------


(1) Nonperforming loans consist of nonaccruing loans (loans 90 days or more past due) and accruing loans that are contractually past due 90 days or more. At June 30, 1997, 1996 or 1995, there were no accruing loans contractually past due 90 days or more.
(2) Real estate consists of commercial and residential property acquired through foreclosure or repossession (real estate owned and real estate in judgment) and real estate from certain subsidiary operations, and does not include performing real estate held for investment totaling $2.7 million, $2.8 million and $4.2 million, respectively, at June 30, 1997, 1996 and 1995.
(3) A troubled debt restructuring is a loan on which the Corporation, for reasons related to the debtor's financial difficulties, grants a concession to the debtor, such as a reduction in the loan's interest rate, a reduction in the face amount of the debt, or an extension of the maturity date of the loan, that the Corporation would not otherwise consider.
(4) Includes $77,000 at June 30, 1997, and $78,000 at both June 30, 1996 and
    1995, in general allowance for losses established primarily to cover risks associated with borrowers' delinquencies and defaults on loans held for sale.
(5) Represents the allowance for loan losses for single-family residential whole loans purchased between January 1991 and June 30, 1992 (bulk purchased loans), which had been allocated from the amount of net discounts associated with the Corporation's purchase of these loans to provide for the credit risk associated with such bulk purchased loans. These bulk purchased loans had principal balances of $494.6 million, $574.4 million and $701.9 million, respectively, at June 30, 1997, 1996 and 1995. These allowances are available only to absorb losses associated with respective bulk purchased loans, and are not available to absorb losses from other loans.
--------------------------------------------------------------------------------

     The ratio of nonperforming loans to total loans was .68% at June 30, 1997, based on loan balances of $5.377 billion, compared to .77% and .69%, respectively, at June 30, 1996 and 1995, which were based on loan balances of $4.955 billion and $4.677 billion. The ratio of nonperforming assets to total assets was .89%, 1.01% and .95%, respectively, at June 30, 1997, 1996 and 1995. Ratios for both nonperforming loans to total loans and nonperforming assets to total assets improved at June 30, 1997, compared to 1996 due to net decreases in both nonperforming loans and nonperforming assets and to net increases in both total loans and total assets. The total allowance for loan losses decreased to $48.5 million at June 30, 1997, compared to $49.3 million and $48.5 million, respectively, at June 30, 1996 and 1995, due to decreases in the allowance for loan losses from loan repayments for bulk purchased loans. The percentage of allowance for loan losses to total loans at June 30, 1997, was .90%, compared to the ratios of .99% and 1.04%, respectively, at June 30, 1996 and 1995. The total allowance for loan losses to total nonperforming assets of 76.36%, 74.05% and 77.42%, respectively, at June 30, 1997, 1996 and 1995, also indicates improved coverage for potential losses. The ratio for allowance for loan losses to total loans decreased compared to June 30, 1996, primarily due to a net increase of $422.7 million in total loans. The ratio for allowance for loan losses to total nonperforming assets increased at June 30, 1997, compared to June 30, 1996, primarily due to the net decrease in total nonperforming assets. Ratios for both nonperforming loans to total loans and nonperforming assets to total assets increased at June 30, 1996, compared to June 30, 1995, primarily due to a net increase in nonperforming loans of $5.6 million offset slightly by net increases of $278.1 million in total loans and $38.1 million in total assets compared to June 30, 1995.

     Nonperforming loans at June 30, 1997, decreased $1.1 million compared to June 30, 1996, primarily due to net decreases of $1.9 million and $312,000, respectively, in delinquent commercial and residential real estate loans offset by a net increase of $1.1 million in delinquent consumer loans. Residential construction real estate loans decreased $968,000 from a balance of $2.5 million at June 30, 1996, to $1.5 million at June 30, 1997, primarily due to loan principal repayments and transfers to nonperforming real estate. Nonperforming loans at June 30, 1996, increased $5.6 million compared to June 30, 1995, primarily due to net increases of $3.8 million, $1.6 million and $244,000 in delinquent residential real estate loans, commercial real estate loans and consumer loans, respectively. The increase of $3.8 million in delinquent residential real estate loans is primarily due to residential construction real estate loans increasing $1.9 million from a balance of $603,000 at June 30, 1995, to $2.5 million at June 30, 1996, primarily due to increased loan volume in residential construction lending.

     The net increase of $3.2 million in real estate at June 30, 1997, compared to June 30, 1996, is due primarily to the addition of residential and commercial real estate totaling $14.4 million and $2.0 million, respectively, and the capitalization of $518,000 in lot development costs partially offset by the disposition of certain residential and commercial real estate properties totaling $9.5 million and $4.4 million, respectively. The net increase of $1.3 million in real estate at June 30, 1996, compared to June 30, 1995, is substantially attributable to a net increase of $1.2 million in residential real estate. Real estate is located primarily in Nebraska and Colorado and at June 30, 1997, before allowance for losses, totaled $5.6 million and $5.2 million, respectively, compared to $5.4 million and $6.0 million, respectively, at June 30, 1996.

     Troubled debt restructurings decreased $5.2 million at June 30, 1997, compared to June 30, 1996, primarily attributable to net decreases of approximately $5.0 million in commercial real estate loans and $122,000 in residential real estate loans with the net decreases due to loan principal repayments totaling $2.9 million and transfers to nonperforming loans totaling $2.3 million. Troubled debt restructurings decreased $3.1 million at June 30, 1996, compared to June 30, 1995, primarily attributable to net decreases of $2.7 million in commercial real estate loans and $385,000 in residential real estate loans with the net decreases due primarily to loan principal repayments.

LOAN SERVICING FEES

     Loan servicing fees, which also include miscellaneous loan fees for late payments and prepayment charges, and assumption and modification fees, totaled $30.4 million, $27.9 million and $24.7 million for fiscal years 1997, 1996 and 1995, respectively. This current year increase over previous fiscal years is primarily due to increases in the size of the Corporation's loan servicing portfolio. Fees from loans serviced for other institutions totaled $24.2 million, $22.7 million and $20.9 million for fiscal years 1997, 1996 and 1995, respectively. The mortgage loan servicing portfolio totaled $5.952 billion, $5.870 billion and $5.151 billion at June 30, 1997, 1996 and 1995, respectively.

     The value of the Corporation's loan servicing portfolio increases as mortgage interest rates rise and loan prepayments decrease. It is expected that income generated from the Corporation's loan servicing portfolio will increase in such an environment. However, this positive effect on the Corporation's income is offset, in part, by a decrease in additional servicing fee income attributable to new loan originations, which historically decrease in periods of higher, or increasing, mortgage interest rates, and by an increase in expenses from loan production costs since a portion of such costs cannot be deferred due to lower loan originations. Conversely, the value of the Corporation's loan servicing portfolio will decrease as mortgage interest rates decline.

RETAIL FEES AND CHARGES

     Retail fees and charges totaled $16.1 million, $12.7 million and $9.5 million for fiscal years 1997, 1996 and 1995, respectively. The primary source of this fee income is customer charges for retail financial services such as checking account fees and service charges, charges for insufficient checks or uncollected funds, stop payment fees, debit card fees, overdraft protection fees and transaction fees for personal checking and automatic teller machine services. The net increases of $3.4 million from fiscal year 1997 compared to 1996 and $3.2 million from fiscal year 1996 compared to fiscal year 1995 primarily results from an increased focus on cross-selling of products, and increases in certain checking account fees and related ancillary fees for overdraft and insufficient funds charges from the Corporation's expanding retail customer deposit base, increasing both in number of accounts and dollar amounts, over the last two fiscal years.
GAIN (LOSS) ON SALES OF LOANS

     During fiscal years 1997, 1996 and 1995, the Corporation sold loans to third parties through its mortgage banking operations totaling $552.2 million, $667.7 million and $654.4 million, respectively, resulting in net pre-tax gains of $386,000 and $164,000, respectively, for fiscal years 1997 and 1996 and a net pre-tax loss of $1.7 million for fiscal year 1995. Mortgage loans are generally sold in the secondary market with loan servicing retained and without recourse to the Corporation. The net gains recorded in fiscal years 1997 and 1996 are attributable to the relatively stable interest rate environments over the respective periods.

     The net loss recorded in fiscal year 1995 is primarily from mortgage banking operations recorded from the Railroad Financial Corporation (Railroad) merger which have been combined under the pooling of interests accounting treatment. Such losses were incurred primarily from the sale of loans which were originated pursuant to unhedged commitments.

GAIN ON SALES OF LOAN SERVICING RIGHTS

     Gain on the sales of loan servicing rights totaled $452,000 and $3.5 million, respectively, for fiscal years 1996 and 1995. All such sales activity of loan servicing rights was from the mortgage banking operations recorded from the Railroad merger which were combined under the pooling of interests accounting treatment.

OTHER OPERATING INCOME

     Other operating income totaled $10.6 million, $8.2 million and $7.5 million for fiscal years 1997, 1996 and 1995, respectively. The major components of other operating income are brokerage and insurance commissions.

     Brokerage commission income totaled $4.1 million, $3.0 million and $2.6 million, respectively, for fiscal years 1997, 1996 and 1995. Brokerage commission income increased by $1.1 million for fiscal year 1997 compared to fiscal year 1996 attributable to significant growth in the volume of transactions processed for customers due to the focus on stocks and mutual funds as preferred investment options. A greater focus on cross-selling, an increase in the number of sales locations due to acquisitions and a fully-trained staff to initiate orders also contributed to this increase. The $400,000 increase in fiscal year 1996 compared to 1995 is partially due to the aforementioned reasons but to a lesser degree since investment alternatives more attractive to consumers such as certificates of deposit with higher interest rates would have contributed to lower revenues for brokerage commissions, primarily affecting annuity commissions.

     Insurance commission income totaled $2.2 million, $1.7 million and $2.4 million, respectively, for fiscal years 1997, 1996 and 1995. The increase in insurance commission income for fiscal year 1997 over 1996 is due to increased volume primarily from cross-selling efforts and an increase in sales of health and accident policies. Fiscal year 1996 results were lower than 1995 due to lower volume with such commissions affected to a significant degree by other competing products.

     Credit life and disability commission income totaled $1.9 million, $1.6 million and $1.2 million, respectively, for fiscal years 1997, 1996 and 1995. The increases in the credit life and disability commission income is directly related to increased volume in consumer loans. Other miscellaneous sundry income totaled approximately $2.4 million, $1.9 million and $1.3 million, respectively, for fiscal years 1997, 1996 and 1995. The increase of $500,000 comparing fiscal year 1997 to 1996 is primarily due to the net gain on sales of fixed assets over fiscal year 1996 totaling $617,000. The increase of $600,000 comparing fiscal year 1996 to 1995 is primarily attributable to the recognition of $344,000 in fiscal year 1996 on the disposition of a leasing transaction and $253,000 recorded as net gains on the sales of securities compared to a loss of $41,000 for fiscal year 1995.

GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses, excluding the $27.1 million Federal deposit insurance special assessment, totaled $112.9 million, $114.5 million and $102.6 million for fiscal years 1997, 1996 and 1995, respectively.

     Overall, general and administrative expenses remained at favorable levels as illustrated by the efficiency ratio. The efficiency ratio is defined as general and administrative expenses divided by the sum of (i) net interest income before provision for loan losses, (ii) loan servicing fees, (iii) retail fees and charges and (iv) other operating income. The Corporation's efficiency ratio for fiscal year 1997 is 49.3%, excluding the $27.1 million special assessment and the nonrecurring expenses totaling $2.3 million associated with the repurchase of 1,875,150 shares of the Corporation's common stock. This ratio compares to 52.1% for fiscal year 1996, which excludes the nonrecurring expenses totaling $4.5 million associated with the Railroad merger and the Corporation's 1995 proxy contest, and to 53.5% for fiscal year 1995. The efficiency ratio is lower for fiscal year 1997 compared to 1996, even though operating expenses increased approximately $600,000 after adjusting for the aforementioned nonrecurring expenses for both fiscal years, due to increased core earnings in fiscal year 1997. The 1996 efficiency ratio of 52.1%, adjusted for nonrecurring expenses, is lower compared to fiscal year 1995 due to increased core earnings partially offset by an increase in operating expenses.

     The net decrease of $1.6 million in general and administrative expenses, excluding the deposit insurance special assessment, in fiscal year 1997 compared to 1996 is primarily due to net decreases of $3.7 million in regulatory insurance and assessments and $860,000 in compensation and benefits partially offset by net increases of $1.6 million in advertising, $944,000 in data processing charges and $550,000 in occupancy and equipment. The net decrease of $1.6 million for fiscal year 1997 compared to fiscal year 1996 is in part attributable to the nonrecurring expenses incurred in fiscal year 1996 related to the Railroad merger and the Corporation's 1995 proxy contest totaling $4.5 million, a decrease in regulatory insurance expenses totaling $3.7 million, a decrease in amortization expense of mortgage servicing rights of $1.3 million and to the deferral of consumer loan production costs totaling $2.2 million. Partially offsetting these decreases are the nonrecurring expenses associated with the repurchase of 1,875,150 shares of the Corporation's common stock totaling $2.3 million, a net increase in operating expenses due to acquisitions totaling $2.5 million, increased marketing costs for checking accounts and related products and consumer loans totaling $1.6 million, net increases in expenses associated with mortgage loan production costs totaling $855,000, increased data processing costs and other net increases in employee benefits, rent and occupancy and other operating expenses primarily due to branch expansion over last fiscal year.

     The decrease in regulatory insurance and assessments of $3.7 million comparing fiscal year 1997 to 1996 was substantially due to the revised rate structure on insured deposits adopted by the FDIC after the recapitalization of the SAIF. The Corporation's annual deposit insurance rate in effect prior to this recapitalization was .23% of insured deposits, declining to .18% of insured deposits for the quarter ended December 31, 1996, and reduced to .064% of insured deposits effective January 1, 1997. Such reduction in deposit insurance premiums will increase net income in future periods and, for fiscal year 1997, was a significant reason that regulatory insurance and assessments decreased $3.7 million compared to fiscal year 1996. The net increases in expenses from acquisitions totaling $2.5 million results from the acquisitions of Heritage and Investors during fiscal year 1997 and a full fiscal year of operations from the 1996 Conservative acquisition consummated February 1, 1996. Such acquisitions result in increased personnel wages and benefits and costs of operating additional branches, as well as other expenses also incurred on an indirect basis attributable to these acquisitions. The net decrease in amortization expense totaling $1.3 million of mortgage servicing rights is due to repayment assumption revisions increasing the expected lives of the related loans serviced.

     The increase of approximately $12.0 million in general and administrative expenses in fiscal year 1996 compared to fiscal year 1995 was due to increases in compensation and benefits of $1.7 million, occupancy and equipment of $1.7 million, regulatory insurance and assessments of $1.3 million, advertising of $1.9 million, amortization of mortgage servicing rights of $688,000, data processing charges of $532,000 and $4.2 million in other operating expenses. The net increase of approximately $12.0 million, or 11.7%, comparing fiscal year 1996 to fiscal year 1995 is in part attributable to nonrecurring expenses associated with the Railroad merger and the Corporation's 1995 proxy contest, expenses associated with loan production, additional branches and increased marketing costs for deposits and other product and image promotions. During fiscal year 1996 total nonrecurring costs and expenses totaled $4.5 million consisting of (i) $3.6 million related to the Railroad merger for accounting, legal, investment banking, severance benefits, advertising and miscellaneous transition and conversion expenses and (ii) $901,000 related to the Corporation's 1995 proxy contest for consulting services, legal fees, solicitation fees and printing and mailing costs. Other increases in general and administrative expenses for fiscal year 1996 are attributable to loan production costs, primarily compensation and benefits, which exceeded fiscal year 1995 expenses by approximately $3.5 million. Advertising expenditures, up $1.9 million, fluctuate based upon desired levels of product promotion and were higher compared to fiscal year 1995 due to increased campaigns for checking accounts and related products, certificates of deposit, consumer and mortgage lending and image promotion. Amortization of mortgage servicing rights increased by $688,000 over fiscal year 1995 primarily due to an increase of $14.1 million in capitalized mortgage servicing rights. In addition, loans serviced for other institutions increased $718.7 million over fiscal year 1995 resulting in increased staffing levels and related expenses. Other net increases in general and administrative expenses directly resulting from the Corporation's recent acquisitions, excluding Railroad, totaled approximately $876,000 over fiscal year 1995. Such increases in general and administrative expenses result from increased personnel wages and benefits, costs of operating additional branches and higher regulatory insurance costs from deposits acquired. Other expenses were also incurred on an indirect basis attributable to such acquisitions.

GOODWILL AND CORE VALUE OF DEPOSITS

Total amortization expense for goodwill and core value of deposits for fiscal years 1997, 1996 and 1995 was $9.9 million, $9.5 million and $10.3 million, respectively. The net increase in amortization expense of goodwill and core value of deposits for fiscal year 1997 compared to 1996 is primarily due to amortization expense totaling $957,000 resulting from the Heritage acquisition and a net increase of $787,000 in amortization expense from the Conservative acquisition consummated February 1, 1996. Partially offsetting these increases was the reduction in fiscal year 1997 of $1.4 million in amortization expense of core value of deposits since such balances are amortized on an accelerated basis and certain amounts from previous acquisitions became fully amortized during the year. Amortization of goodwill and core value of deposits for fiscal year 1996 was lower than fiscal year 1995 primarily due to a reduction in amortization expense on core value of deposits which was amortized on an accelerated basis partially offset by the $725,000 increase in intangible amortization from the Conservative acquisition as of February 1, 1996.

     An appraisal performed in fiscal year 1994 by an independent third party of the existing intangible assets relating to acquisitions during 1986 through 1988 of five troubled savings institutions located in Colorado, Kansas and Oklahoma resulted in a fair value estimate of $41.0 million which was classified as core value of deposits totaling $19.6 million and goodwill totaling $21.4 million. The $21.4 million of goodwill was fully amortized to expense over the first six months of fiscal year 1995. The $19.6 million of core value of deposits was fully amortized as of April 30, 1997.

PROVISION FOR INCOME TAXES

     For fiscal years 1997, 1996 and 1995 the provision for income taxes was $23.8 million, $27.0 million and $23.1 million, respectively. The effective tax rates for fiscal years 1997, 1996 and 1995 were 34.8%, 32.8% and 42.6%, respectively. In August 1996, changes in the federal law (i) repealed both the percentage of taxable income and experience methods effective July 1, 1996, allowing a bad debt deduction for specific charge-offs only, and (ii) required recapture into taxable income over a six year period of tax bad debt reserves which exceed the base year amount, adjusted for any loan portfolio shrinkage. These tax law changes resulted in the recognition to income tax expense of additional deferred tax liabilities of approximately $103,000 in fiscal year 1997. The remaining unrecognized deferred tax liability could be recognized in the future, in whole or in part, if (i) there is a change in federal tax law,
(ii) the Bank fails to meet certain definitional tests and other conditions in the federal tax law, (iii) certain distributions are made with respect to the stock of the Bank, or (iv) the bad debt reserves are used for any purpose other than absorbing bad debt losses.

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

     For the three fiscal years ended June 30, 1997, the effective tax rates vary from the applicable statutory rates primarily due to the nondeductibility of amortization of goodwill and core value of deposits in relation to the level of taxable income for the respective fiscal years. The effective tax rate also varied from the statutory rate of 35.0% for fiscal year 1996 due to the nondeductibility of certain Railroad merger and acquisition costs offset slightly by the aforementioned income tax benefit recognized from the leveraged lease settlement. In addition, the effective tax rate varied from the statutory rate for fiscal year 1995 due to the recognition of the pre-acquisition tax credits and net operating losses of $2.3 million.

EXTRAORDINARY ITEMS

     In December 1996, the Corporation recognized extraordinary losses of $583,000 (net of income tax benefits totaling $316,000), or $.03 loss per share, primarily as a result of the early retirement of its $40.25 million 10.25% subordinated debt due December 15, 1999, and its $6.9 million 10.0% senior notes due January 31, 1999. The extraordinary losses consisted primarily of the write-off of the related premiums and costs associated with the issuance and redemption of such debt which was retired on December 27, 1996, with the proceeds from the $50.0 million subordinated extendible notes offering completed December 2, 1996.

RATIOS

     The table below sets forth certain performance ratios of the Corporation for the periods indicated:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                        Year Ended June 30,
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                    1997        1996       1995
------------------------------------------------------------------------------------------------------------------------------------
Return on average assets: net income divided by average total assets (1) (2)..................        .65%        .84%       .49%
Return on average equity: net income divided by average equity (1) (2)........................      11.04       14.74       9.98
Equity-to-assets ratio: average stockholders' equity to average total assets (1)..............       5.86        5.72       4.95
General and administrative expenses divided by average assets (1) (2).........................       2.05        1.75       1.62
------------------------------------------------------------------------------------------------------------------------------------

(1) Based on average daily balances during fiscal years 1997, 1996 and 1995.
(2) Return on average assets and return on average stockholders' equity for fiscal year 1997 are .93% and 15.91%, respectively, excluding the after-tax effect of the nonrecurring expenses totaling $17.3 million, $1.5 million, $583,000 and $103,000, associated with the SAIF special assessment, the repurchase of 1,875,150 shares of the Corporation's common stock, the loss on early retirement of debt and the change in income taxes for bad debt reserves, respectively. Return on average assets and return on average stockholders' equity for fiscal year 1996 are .90% and 15.68%, respectively, excluding the after-tax effect of the nonrecurring expenses totaling $2.9 million and $585,000, respectively, associated with the Railroad merger and the Corporation's 1995 proxy contest. Return on averages assets and return on average stockholders' equity for fiscal year 1995 are .83% and 16.82%, respectively, excluding the accelerated amortization of goodwill totaling $21.4 million. General and administrative expenses divided by average assets for fiscal year 1997 is 1.62% excluding the nonrecurring expenses totaling $27.1 million and $2.3 million, respectively, associated with the SAIF special assessment and the repurchase of 1,875,150 shares of the Corporation's common stock. General and administrative expenses divided by average assets for fiscal year 1996 is 1.68% excluding the nonrecurring expenses totaling $3.6 million and $901,000, respectively, associated with the Railroad merger and the Corporation's 1995 proxy contest.
--------------------------------------------------------------------------------

     The increase in the operating ratio for general and administrative expenses for fiscal year 1997 compared to fiscal year 1996 is attributable to a net increase of $25.5 million in such expenses due to the nonrecurring SAIF special assessment of $27.1 million and the nonrecurring expenses totaling $2.3 million associated with the repurchase of 1,875,150 shares of the Corporation's common stock. The increase in the operating ratio for general and administrative expenses for fiscal year 1996 compared to fiscal year 1995 is attributable to a net increase of approximately $12.0 million in such expenses primarily due to the nonrecurring expenses totaling $4.5 million associated with the Railroad merger and the Corporation's 1995 proxy contest as well as increased expenses attributable to a fiscal year 1996 acquisition.

IMPLEMENTATION OF NEW ACCOUNTING PRONOUNCEMENTS

     During fiscal year 1997, the Corporation adopted the provisions of two accounting pronouncements: Statement No. 123 entitled "Accounting for Stock-Based Compensation" and Statement No. 125 entitled "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." See Note 1 to the Consolidated Financial Statements for a discussion of these new accounting pronouncements and their effect on the Corporation.


LIQUIDITY AND CAPITAL RESOURCES

     The Corporation's principal asset is its investment in the capital stock of the Bank, and because it does not generate any significant revenues independent of the Bank, the Corporation's liquidity is dependent on the extent to which it receives dividends from the Bank. The Bank's ability to pay dividends to the Corporation is dependent on its ability to generate earnings and is subject to a number of regulatory restrictions and tax considerations. Under capital distribution regulations of the OTS, a savings institution that, immediately prior to, and on a pro forma basis after giving effect to, a proposed dividend, has total capital that is at least equal to the amount of its fully phased-in capital requirements (a "Tier 1 Association") is permitted to pay dividends during a calendar year in an amount equal to the greater of (i) 75.0% of its net income for the recent four quarters, or (ii) 100.0% of its net income to date during the calendar year plus an amount that would reduce by one-half the amount by which its ratio of total capital to assets exceeded its fully phased-in risk-based capital ratio requirement at the beginning of the calendar year. At June 30, 1997, the Bank qualified as a Tier 1 Association, and would be permitted to pay an aggregate amount approximating $113.1 million in dividends under these regulations. Should the Bank's regulatory capital fall below certain levels, applicable law would require approval by the OTS of such proposed dividends and, in some cases, would prohibit the payment of dividends.

     On August 21, 1996, the Corporation repurchased 1,875,150 shares of its common stock. Total cash consideration for this transaction, including certain expenses and costs associated with the seller's ownership of such stock, approximated $51.2 million. The sources of cash to consummate this stock repurchase consisted of (i) a short-term variable-rate promissory note totaling $28.0 million due January 31, 1997 (refinanced on December 13, 1996), (ii) a dividend from the Bank totaling $18.0 million, and (iii) cash totaling $5.2 million paid directly by Commercial Federal Corporation (the parent company). In addition, transaction costs totaling approximately $414,000 were incurred by the Corporation for this repurchase.

     On December 13, 1996, the Corporation refinanced the $28.0 million short-term promissory note due January 31, 1997, obtained in the financing of the repurchase of 1,875,150 shares of the Corporation's common stock, with a five-year term note for $28.0 million due December 31, 2001. This term note, with an outstanding principal balance of $26.0 million at June 30, 1997, bears a monthly adjustable interest rate which was 8.00% at June 30, 1997, and is priced at 50 basis points below the quoted national base prime rate. This term note has a seven year amortization, with scheduled principal payments of $1.0 million payable quarterly with accrued interest, and a balloon of $8.0 million due December 31, 2001. The term note is unsecured but subject to certain covenants. In addition, the Corporation had a $2.0 million line of credit available with the same financial institution which, at June 30, 1997, had not been drawn on. Both the term note and the revolving credit promissory note may be prepaid, in whole or in part, without penalty, upon proper written notice. On August 11, 1997, the Corporation paid down this term note by $21.0 million and, under the payment terms of the note agreement, results in the remaining balance of $5.0 million payable in $1.0 million installments over the next five calendar quarters with the final payment due September 30, 1998. Also, on August 11, 1997, the line of credit was increased to $6.0 million with no change to the due date or other terms.

     On December 2, 1996, as previously discussed, the Corporation completed the issuance of $50.0 million of 7.95% fixed-rate subordinated extendible notes due December 1, 2006, which resulted in the Corporation receiving $48.5 million, net of an underwriting discount of $1.5 million. With the proceeds from the issuance of the Notes, the Corporation redeemed on December 27, 1996, its $40.25 million 10.25% subordinated debt due December 15, 1999, and its $6.9 million 10.0% senior notes due January 31, 1999.

     Also, effective May 14, 1997, the Corporation, through CFC Preferred Trust, a special-purpose wholly-owned Delaware trust subsidiary of the Corporation, issued $45.0 million of fixed-rate 9.375% cumulative trust preferred securities, which are fully and unconditionally guaranteed by the Corporation. Since all of the proceeds of the sale of the Capital Securities were invested by the CFC Preferred Trust in Debentures of the Corporation, the Corporation paid the underwriting commission and other expenses associated with the offering which totaled $1.8 million and are being amortized over the life of the Debentures resulting in an effective interest rate of 9.78%. Proceeds from the sale of the Debentures will be used for general corporate purposes including, without limitation, possible future acquisitions, funding investments in, or extensions of credit to, the Corporation's subsidiaries, repayment of obligations and redemption of securities. On June 30, 1997, the Corporation distributed $8.2 million to the Bank for its purchase of a facility in which to consolidate certain support operations, and on August 11, 1997, paid $21.0 million down on the $26.0 million term note originally due December 31, 2001. See "Cumulative Trust Preferred Securities Offering" for additional information.

     At June 30, 1997, the cash of Commercial Federal Corporation, the parent company, totaled $42.2 million. This cash balance at June 30, 1997, is larger than normal primarily because the proceeds of $45.0 million from the issuance of the Debentures had not been fully disbursed; however, $21.0 million of such cash balance was disbursed on August 11, 1997, to pay down the $26.0 million term note. Due to the parent company's limited independent operations, management believes that its cash balance at June 30, 1997, is currently sufficient to meet operational needs. However, the parent company's ability to make future interest and principal payments on the Notes, on the promissory term note due December 31, 2001, and on the Debentures due May 15, 2027, is dependent upon its receipt of dividends from the Bank. Accordingly, during fiscal years 1997 and 1996, the parent company received, in cash, dividends totaling $34.7 million and $9.3 million, respectively, from the Bank. The dividends received during fiscal year 1997 were paid to cover (i) interest payments totaling $6.2 million on the parent company's debt, (ii) a principal payment of $1.0 million on the parent company's promissory term note, (iii) common stock cash dividends totaling $5.9 million paid by the parent company to its shareholders through June 30, 1997,
(iv) the payment of $3.6 million to acquire Heritage on October 1, 1996, and (v) the payment totaling $18.0 million to assist in the finance of the repurchase of 1,875,150 shares of the Corporation's common stock on August 21, 1996.

     Cash dividends paid to shareholders totaled $5.9 million and $4.4 million, respectively, during fiscal years 1997 and 1996. The payment of dividends on the common stock is subject to the discretion of the Board of Directors of the Corporation and depends on a variety of factors, including operating results and financial condition, liquidity, regulatory capital limitations and other factors. The Bank will continue to pay dividends to the parent company, pursuant to regulatory restrictions, to cover future principal and interest payments on the parent company's debt and on cash dividends on common stock that the parent company intends to continue to pay on a quarterly basis. The parent company also receives cash from the exercise of stock options and the sale of stock under its employee benefit plans which totaled $2.1 million and $2.3 million, respectively, during fiscal years 1997 and 1996, as well as from the Bank for income tax benefits as provided in the corporate tax sharing agreement from operating losses of the parent company. During fiscal year 1997, the Corporation distributed $17.2 million to the Bank for its purchase of a support operations facility and the cash portion of the Heritage and Investors acquisitions.

     The Corporation's primary sources of funds are (i) deposits, (ii) principal repayments on loans, mortgage-backed and investment securities, (iii) advances from the FHLB of Topeka, (iv) cash generated from operations and (v) securities sold under agreements to repurchase. As reflected in the Consolidated Statement of Cash Flows, net cash flows provided by operating activities for fiscal years 1997 and 1995 totaled $3.1 million and $18.9 million, respectively, and net cash flows used by operating activities for fiscal year 1996 totaled $6.3 million. Amounts fluctuate from period to period primarily as a result of mortgage banking activity relating to the purchase and origination of loans for resale and the subsequent sale of such loans. The origination of loans for resale totaling $193.9 million for fiscal year 1997 is lower compared to the $365.5 million and $332.8 million for fiscal years 1996 and 1995, respectively, primarily due to the lower volume of loan refinancing activity. Such decrease is partially offset by an increase in the purchase of loans for resale from correspondents totaling $403.7 million for fiscal year 1997 compared to $317.6 million and $378.9 million, respectively, for fiscal years 1996 and 1995.

     Net cash flows used by investing activities totaled $201.1 million and $264.1 million for fiscal years 1997 and 1995, respectively, and net cash flows provided by investing activities totaled $253.0 million for fiscal year 1996. Amounts fluctuate from period to period primarily as a result of (i) principal repayments on loans and mortgage-backed securities and (ii) the purchase and origination of loans, mortgage-backed and investment securities. The acquisitions of Heritage and Investors during fiscal year 1997 resulted in cash paid totaling approximately $3.4 million and $5.3 million, respectively, for the common stock of these institutions in addition to the exchange of 677,449 shares of the Corporation's common stock for the Heritage acquisition. During fiscal year 1996 the acquisition of Railroad had no material effect on liquidity, except for the cash outlay totaling $3.6 million relating to nonrecurring merger related costs, since such transaction was consummated in an exchange of common stock between companies; and the acquisition of Conservative resulted in a cash payment totaling approximately $18.3 million, in addition to the issuance of common stock the Corporation exchanged for Conservative's common and preferred stock. During fiscal year 1995 the Corporation acquired the assets and liabilities of two financial institutions for which it paid cash totaling $16.5 million and received cash totaling $91.8 million primarily from the acquisition of the deposits and branches of a Kansas institution. The pending acquisitions of Liberty, Mid Continent and First National will have no material effect on liquidity, except for the cash outlays relating to nonrecurring merger related costs, since such transactions are structured to be consummated in an exchange of common stock between the Corporation and these respective companies.

     At December 31, 1995, pursuant to the reassessment of the appropriateness of the classifications of all securities held, and in accordance with the one-time reclassification permitted under the special report entitled "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities," management of the Corporation developed an asset/liability management strategy to reclassify substantially all of its 15- and 30-year fixed-rate mortgage-backed securities approximating $370.4 million and agency investment securities approximating $49.9 million from held to maturity to available for sale. In addition, approximately $9.4 million of adjustable-rate mortgage-backed securities were reclassified from available for sale to held to maturity. The purpose of this strategy was to sell such securities and use the proceeds to fund FHLB advances as they became due, and to have the flexibility, as opportunities arose, to reinvest proceeds into adjustable-rate or shorter duration interest-earning assets. In addition, on February 1, 1996, the Corporation acquired mortgage-backed and investment securities totaling approximately $90.1 million as part of the acquisition of Conservative and classified such securities as available for sale. During fiscal year 1996, approximately $230.8 million of such investment and mortgage-backed securities were sold with the proceeds used primarily to pay maturing FHLB advances.

     Net cash flows provided by financing activities totaled $218.1 million and $252.8 million, respectively, for fiscal years 1997 and 1995 and net cash flows used by financing activities totaled $246.1 million for fiscal year 1996. Advances from the FHLB and retail deposits have been the primary sources to balance the Corporation's funding needs during each of the fiscal years presented. The Corporation experienced a net decrease of $109.9 million for fiscal year 1997 and net increases of $93.8 million and $103.9 million, respectively, in deposits for fiscal years ended June 30, 1996 and 1995, excluding deposits acquired in acquisitions. The decrease in deposits during fiscal year 1997 was primarily due to depositors leaving for higher interest rates while increases in deposits are due to a broadened retail deposit base, compared to previous years, created from acquisitions, opening new branches and increasing marketing efforts and product promotion. In addition, during fiscal years 1997, 1996 and 1995 the Corporation utilized securities sold under agreements to repurchase primarily for liquidity and asset liability management purposes. Also, during fiscal year 1997, the Corporation borrowed $28.0 million to partially finance the repurchase of 1,875,150 shares of the Corporation's common stock which was refinanced on December 13, 1996, and the Corporation's $40.25 million 10.25%
subordinated debt and $6.9 million 10.0% senior notes were paid in full on December 27, 1996, from the proceeds of the Corporation's $50.0 million 7.95% subordinated extendible notes due December 1, 2006. In addition, as previously discussed, on May 14, 1997, the Corporation, through CFC Preferred Trust, issued $45.0 million of 9.375% cumulative trust preferred securities due May 15, 2027.

     Legislation signed into law on September 30, 1996, to recapitalize the SAIF fund required SAIF-insured institutions to pay a one-time special assessment of
 .657% of SAIF-insured deposits held as of March 31, 1995. This nonrecurring special assessment resulted in a one-time after-tax charge to the Corporation of approximately $17.3 million ($27.1 million pre-tax) incurred in the quarter ended September 30, 1996. Such a special assessment substantially eliminated the deposit insurance premium disparity between BIF-insured and SAIF-insured institutions and fully recapitalized the SAIF. Such results associated with this special assessment will have the effect of significantly reducing the Corporation's deposit insurance premiums to the SAIF, thereby increasing net income in future periods. The FDIC adopted a new assessment schedule for SAIF deposit insurance pursuant to which the assessment rate for well-capitalized institutions with the highest supervisory ratings would be reduced to zero and institutions in the lower risk assessment classification will be assessed at the rate of .27% of insured deposits. Until December 31, 1999, however, SAIF-insured institutions will be required to pay assessments to the FDIC at the rate of
 .064% to help fund interest payments on certain bonds issued by the FICO, an agency of the federal government established to finance takeovers of insolvent thrifts. During this period, BIF members will be assessed for FICO obligations at the rate of .013%. After December 31, 1999, both BIF and SAIF members will be assessed at the same rate for FICO payments. The Deposit Insurance Funds Act of 1996 provides that the BIF and the SAIF will be merged into a single deposit insurance fund effective December 31, 1999, but only if there are no insured savings associations on that date. The legislation directed the Department of Treasury to make recommendations to Congress for the establishment of a single charter for banks and thrifts.

     As a result of the final disposition of a subsidiary's interest in a nuclear generating facility located in Palo Verde, Arizona in February 1996, the Corporation recognized taxable income totaling approximately $154.9 million. Accordingly, such income for tax purposes resulted in federal and state tax liabilities totaling approximately $51.8 million. These tax payments were paid in June 1996 for the federal tax liability and in September and October 1996 for the state tax liabilities. While these payments affected the Corporation's cash flow position, they had no material adverse impact on the Corporation's financial condition or results of operations.

     The Corporation will continue to grow its franchise through an ongoing program of selective acquisitions of other financial institutions. During fiscal year 1997 the Corporation consummated the acquisitions of Heritage and Investors, and, subsequent to June 30, 1997, entered into merger agreements with Liberty, Mid Continent and First National. See Notes 2 and 29 to the Consolidated Financial Statements for additional information on these completed and pending acquisitions. Such acquisitions present the Corporation with the opportunity to further expand its retail network in its existing markets; and to increase its earnings potential by increasing its mortgage and consumer loan volumes funded by deposits which generally bear lower rates of interest than alternative sources of funds. Acquisition candidates will be selected based on the extent to which the candidate can enhance the Corporation's retail presence in new or existing markets and complement the Corporation's present retail network.

     At June 30, 1997, the Corporation had issued commitments of $150.8 million to fund and purchase loans as follows: $82.8 million of single-family fixed-rate mortgage loans, $38.5 million of single-family adjustable-rate mortgage loans, $9.1 million of commercial real estate loans and $20.4 million of consumer loan lines of credit. In addition, at June 30, 1997, outstanding commitments from mortgage banking operations to purchase mortgage loan servicing rights totaled $1.3 million. These outstanding loan commitments to extend credit in order to originate loans or fund consumer loan lines of credit do not necessarily represent future cash requirements since many of the commitments may expire without being drawn. The Corporation expects to fund these commitments, as necessary, from the sources of funds previously described.

     The maintenance of an appropriate level of liquid resources to meet not only regulatory requirements but also to provide funding necessary to meet the Corporation's current business activities and obligations is an integral element in the management of the Corporation's assets. The Corporation is required by federal regulation to maintain a minimum average daily balance of cash and certain qualifying liquid investments equal to 5.0% of the aggregate of the prior month's daily average savings deposits and short-term borrowings. The Corporation's liquidity ratio was 5.77% at June 30, 1997. Liquidity levels will vary depending upon savings flows, future loan fundings, cash operating needs, collateral requirements and general prevailing economic conditions. The Corporation does not foresee any difficulty in meeting its liquidity requirements.

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

STOCK PRICES AND DIVIDENDS

     The Corporation's common stock is traded on the New York Stock Exchange under the symbol "CFB." The following table sets forth the high and low closing sales prices for the periods indicated for the common stock of the Corporation:

------------------------------------------------------------------------------------------------------------------------------------

                                                      1997                                              1996
------------------------------------------------------------------------------------------------------------------------------------

                                    Fourth      Third      Second       First        Fourth       Third      Second      First
                                    Quarter    Quarter     Quarter     Quarter       Quarter     Quarter     Quarter    Quarter
------------------------------------------------------------------------------------------------------------------------------------

Common stock prices:
   High..........................   $37.625     $39.00      $32.33     $28.67        $25.92      $25.92      $25.17     $24.67
   Low...........................    32.125      31.125      27.92      24.00         24.58       23.33       21.58      18.08
   Close.........................    37.125      33.75       32.00      28.67         25.50       25.92       25.17      23.83
------------------------------------------------------------------------------------------------------------------------------------

Dividends declared...............   $  .07      $  .07      $  .07     $  .067       $  .067     $  .067     $  .133    $   --
------------------------------------------------------------------------------------------------------------------------------------


     As of June 30, 1997, there were 21,552,837 shares of common stock issued and outstanding which were held by more than 2,300 shareholders of record and 728,104 shares subject to outstanding options. The number of shareholders of record does not reflect the persons or entities who hold their stock in nominee or "street" name.

     On November 18, 1996, the Board of Directors of the Corporation declared a three-for-two stock split effected in the form of a 50 percent stock dividend to stockholders of record on December 31, 1996. Par value of the common stock remained at $.01 per share. The stock dividend, distributed on January 14, 1997, totaled 7,163,476 shares of common stock with $72,000 transferred from the additional paid-in capital account to the common stock account to record this distribution. Fractional shares resulting from the stock split were paid in cash totaling $17,792 based on the closing price on the record date. The Board of Directors also increased its quarterly cash dividend from $.0667 per common share after adjusting for the three-for-two stock split to $.07 per common share for an increase of five percent. Accordingly, cash dividends were declared during fiscal year 1997 totaling $5.925 million, or $.277 per common share, and $5.880 million, or $.267 per common share, during fiscal year 1996. See "Liquidity and Capital Resources" and Note 18 to the Consolidated Financial Statements regarding the payment of future dividends and any possible restrictions thereon.


COMMERCIAL FEDERAL CORPORATION CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                                                                                     June 30,
ASSETS                                                                                              1997              1996
------------------------------------------------------------------------------------------------------------------------------------
Cash (including short-term investments of $2,400 in 1996)......................................   $   55,809        $   35,827
Investment securities available for sale, at fair value........................................       19,930             9,898
Mortgage-backed securities available for sale, at fair value...................................      195,766           263,206
Loans held for sale, net.......................................................................       68,658            89,379
Investment securities held to maturity (fair value of $377,096 and $239,141)...................      379,127           243,145
Mortgage-backed securities held to maturity (fair value of $829,929 and $905,034)..............      829,997           916,840
Loans receivable, net of allowances of $48,390 and $49,200.....................................    5,190,081         4,723,785
Federal Home Loan Bank stock...................................................................       72,452            79,113
Interest receivable, net of reserves of $183 and $388..........................................       44,521            40,683
Real estate, net...............................................................................       19,728            16,669
Premises and equipment, net....................................................................       84,116            73,555
Prepaid expenses and other assets..............................................................       88,302            74,836
Goodwill and core value of deposits,
   net of accumulated amortization of $83,597 and $73,742......................................       48,178            40,734
------------------------------------------------------------------------------------------------------------------------------------
       Total Assets............................................................................   $7,096,665        $6,607,670
------------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------------------------------------------------------------------------------------------------------
Liabilities:
   Deposits....................................................................................   $4,378,919        $4,304,576
   Advances from Federal Home Loan Bank........................................................    1,415,506         1,350,290
   Securities sold under agreements to repurchase..............................................      639,294           380,755
   Other borrowings............................................................................      128,982            58,546
   Interest payable............................................................................       24,992            24,298
   Other liabilities...........................................................................       82,866            75,928
------------------------------------------------------------------------------------------------------------------------------------
       Total Liabilities.......................................................................    6,670,559         6,194,393
------------------------------------------------------------------------------------------------------------------------------------
Commitments and Contingencies..................................................................           --                --
------------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity:
   Preferred stock, $.01 par value; 10,000,000 shares authorized; none issued..................           --                --
   Common stock, $.01 par value; 25,000,000 shares authorized;
     21,552,837 and 22,634,551 shares issued and outstanding...................................          216               151
   Additional paid-in capital..................................................................      147,857           175,548
   Retained earnings...........................................................................      278,450           240,281
   Unrealized holding loss on securities available for sale, net...............................         (417)           (2,703)
------------------------------------------------------------------------------------------------------------------------------------
       Total Stockholders' Equity..............................................................      426,106           413,277
------------------------------------------------------------------------------------------------------------------------------------
       Total Liabilities and Stockholders' Equity..............................................   $7,096,665        $6,607,670
------------------------------------------------------------------------------------------------------------------------------------

Common stock issued and outstanding at June 30, 1996, restated to reflect the three-for-two stock split effective January 14, 1997.

See accompanying Notes to Consolidated Financial Statements.


COMMERCIAL FEDERAL CORPORATION CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                                                                                Unrealized
                                                                                                        Holding
                                                                                                      Gain (Loss)
                                                                        Additional                   on Securities
                                                            Common        Paid-in      Retained        Available
                                                             Stock        Capital      Earnings      for Sale, Net    Total
------------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1994......................................  $142       $144,295       $159,674        $ (530)      $303,581
   Issuance of 167,991 shares under certain
     compensation and employee plans........................     1          1,333             --            --          1,334
   Restricted stock and deferred
     compensation plans, net................................    --          1,173             --            --          1,173
   Purchase and retirement of 26,638 shares
     of treasury stock......................................    --           (271)            --            --           (271)
   Net income...............................................    --             --         31,181            --         31,181
   Change in unrealized holding gain (loss)
     on securities available for sale, net..................    --             --             --           616            616
------------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1995......................................   143        146,530        190,855            86        337,614
   Issuance of 170,184 shares under certain
     compensation and employee plans........................     1          2,290             --            --          2,291
   Issuance of 1,061,343 shares of common
     stock for acquisition of business......................     7         25,819             --            --         25,826
   Restricted stock and deferred
     compensation plans, net................................    --            909             --            --            909
   Cash dividends declared ($.267 per share)................    --             --         (5,880)           --         (5,880)
   Net income...............................................    --             --         55,306            --         55,306
   Change in unrealized holding gain (loss)
     on securities available for sale, net..................    --             --             --        (2,789)        (2,789)
------------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1996......................................   151        175,548        240,281        (2,703)       413,277
   Issuance of 7,163,476 shares in
     three-for-two stock split effected in
     the form of a 50 percent stock dividend................    72            (72)            --            --             --
   Repurchase and cancellation of 1,875,150
     shares of common stock.................................   (12)       (49,312)            --            --        (49,324)
   Issuance of 104,118 shares under
     certain compensation and employee plans................     1          2,065             --            --          2,066
   Issuance of 677,449 shares of common
     stock for acquisition of business......................     4         19,416             --            --         19,420
   Restricted stock and deferred
     compensation plans, net................................    --            212             --            --            212
   Cash dividends declared ($.277 per share)................    --             --         (5,925)           --         (5,925)
   Net income...............................................    --             --         44,094            --         44,094
   Change in unrealized holding gain (loss)
     on securities available for sale, net..................    --             --             --         2,286          2,286
------------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1997......................................  $216       $147,857       $278,450        $ (417)      $426,106
------------------------------------------------------------------------------------------------------------------------------------

Shares of common stock and per share data for the fiscal years ended June 30, 1997, 1996 and 1995, restated to reflect the three-for-two stock split effective January 14, 1997.

See accompanying Notes to Consolidated Financial Statements.


COMMERCIAL FEDERAL CORPORATION CONSOLIDATED STATEMENT OF OPERATIONS
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands Except Per Share Data)                                                  Year Ended June 30,
                                                                                   1997              1996             1995
------------------------------------------------------------------------------------------------------------------------------------
Interest Income:
   Loans receivable..........................................................    $   407,416      $   384,765      $   344,109
   Mortgage-backed securities................................................         72,994           82,830           84,404
   Investment securities.....................................................         24,640           23,497           25,855
------------------------------------------------------------------------------------------------------------------------------------
       Total interest income.................................................        505,050          491,092          454,368

Interest Expense:............................................................
   Deposits..................................................................        220,186          214,040          180,163
   Advances from Federal Home Loan Bank......................................         71,999           94,057          109,314
   Securities sold under agreements to repurchase............................         36,615           13,525            7,837
   Other borrowings..........................................................          8,247            6,695            7,212
------------------------------------------------------------------------------------------------------------------------------------

       Total interest expense................................................        337,047          328,317          304,526

Net Interest Income..........................................................        168,003          162,775          149,842
Provision for Loan Losses....................................................         (8,121)          (6,107)          (6,408)
------------------------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Loan Losses..........................        159,882          156,668          143,434

Other Income (Loss):
   Loan servicing fees.......................................................         30,350           27,891           24,731
   Retail fees and charges...................................................         16,114           12,747            9,547
   Real estate operations....................................................          1,016              172            1,490
   Gain (loss) on sales of loans.............................................            386              164           (1,695)
   Gain on sales of loan servicing rights....................................             --              452            3,519
   Other operating income....................................................         10,613            8,220            7,474
------------------------------------------------------------------------------------------------------------------------------------
       Total other income....................................................         58,479           49,646           45,066

Other Expense:
   General and administrative expenses -
     Compensation and benefits...............................................         44,553           45,413           43,737
     Occupancy and equipment.................................................         15,999           15,449           13,777
     Data processing.........................................................          9,067            8,123            7,591
     Regulatory insurance and assessments....................................          6,945           10,642            9,317
     Advertising.............................................................          8,003            6,451            4,594
     Other operating expenses................................................         28,364           28,439           23,538
------------------------------------------------------------------------------------------------------------------------------------
       General and administrative expenses before
         Federal deposit insurance special assessment........................        112,931          114,517          102,554
     Federal deposit insurance special assessment............................         27,062               --               --
------------------------------------------------------------------------------------------------------------------------------------
         Total general and administrative expenses...........................        139,993          114,517          102,554
   Amortization of goodwill and core value of deposits.......................          9,855            9,529           10,262
   Accelerated amortization of goodwill......................................             --               --           21,357
------------------------------------------------------------------------------------------------------------------------------------
         Total other expense.................................................        149,848          124,046          134,173
------------------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes and Extraordinary Items...........................         68,513           82,268           54,327
Provision for Income Taxes...................................................         23,836           26,962           23,146
------------------------------------------------------------------------------------------------------------------------------------
Income Before Extraordinary Items............................................         44,677           55,306           31,181
Extraordinary Items - Loss on Early Retirement of Debt,
   Net of Tax Benefit of $316................................................           (583)              --               --
------------------------------------------------------------------------------------------------------------------------------------
Net Income...................................................................    $    44,094      $    55,306      $    31,181
------------------------------------------------------------------------------------------------------------------------------------


COMMERCIAL FEDERAL CORPORATION CONSOLIDATED STATEMENT OF OPERATIONS (continued)
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands Except Per Share Data)                                                       Year Ended June 30,
                                                                                        1997              1996             1995
------------------------------------------------------------------------------------------------------------------------------------
Earnings Per Common Share:
------------------------------------------------------------------------------------------------------------------------------------
   Income before extraordinary items.........................................       $      2.04      $      2.48      $      1.44
   Extraordinary items, net of tax benefit...................................              (.03)              --               --
------------------------------------------------------------------------------------------------------------------------------------
   Net income................................................................       $      2.01      $      2.48      $      1.44
------------------------------------------------------------------------------------------------------------------------------------
Average Common and Common Equivalent Shares Outstanding......................        21,904,960       22,270,714       21,620,400
------------------------------------------------------------------------------------------------------------------------------------

Earnings per share for the fiscal years ended June 30, 1996 and 1995, restated to reflect the three-for-two stock split effective January 14, 1997.

See accompanying Notes to Consolidated Financial Statements.


COMMERCIAL FEDERAL CORPORATION CONSOLIDATED STATEMENT OF CASH FLOWS
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                                                                        Year Ended June 30,
                                                                                    1997             1996              1995
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income....................................................................    $  44,094       $    55,306        $  31,181
Adjustments to reconcile net income to net cash
   provided (used) by operating activities:
     Extraordinary items, net of tax benefit..................................          583                --               --
     Amortization of goodwill and core value of deposits......................        9,855             9,529           10,262
     Accelerated amortization of goodwill.....................................           --                --           21,357
     Provision for loss on loans and real estate..............................        8,588             5,628            6,607
     Depreciation and amortization............................................        7,812             6,855            5,613
     Accretion of deferred discounts and fees, net............................         (369)           (4,296)          (2,476)
     Amortization of mortgage servicing rights................................        7,733             9,011            8,323
     Amortization of deferred compensation on restricted stock
       and premiums on other borrowings.......................................          915             1,365            1,340
     Deferred tax provision...................................................          253           (52,591)          14,374
     Gain on sales of real estate, loans and loan servicing rights, net.......       (2,226)           (1,574)          (4,022)
     Stock dividends from Federal Home Loan Bank..............................       (4,582)           (4,216)              --
     Proceeds from the sale of loans..........................................      552,619           667,847          652,744
     Origination of loans for resale..........................................     (193,920)         (365,484)        (332,831)
     Purchase of loans for resale.............................................     (403,645)         (317,567)        (378,886)
     (Increase) decrease in interest receivable...............................       (2,244)            3,459           (3,781)
     Increase (decrease) in interest payable and other liabilities............          117           (14,016)          (9,452)
     Other items, net.........................................................      (22,513)           (5,532)          (1,493)
                                                                                 ----------       -----------        ---------
       Total adjustments......................................................      (41,024)          (61,582)         (12,321)
                                                                                 ----------       -----------        ---------
         Net cash provided (used) by operating activities.....................        3,070            (6,276)          18,860
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of loans............................................................     (723,221)         (576,377)        (688,313)
Repayment of loans, net of originations.......................................      395,845           411,420          176,911
Principal repayments of mortgage-backed securities available for sale.........       30,864            20,315               --
Proceeds from sale of mortgage-backed securities available for sale...........       72,665           179,041           40,774
Principal repayments of mortgage-backed securities held to maturity...........      135,626           176,225          137,060
Purchases of mortgage-backed securities held to maturity......................           --           (50,197)         (11,504)
Maturities and repayments of investment securities held to maturity...........       92,429           104,458           24,172
Purchases of investment securities held to maturity...........................     (215,926)          (76,266)         (25,000)
Proceeds from sale of investment securities available for sale................           --            51,770           14,797
Maturities and repayments of investment securities available for sale.........        2,750             2,077              800
Purchases of mortgage loan servicing rights...................................       (7,959)          (14,034)          (9,386)
Proceeds from sale of loan servicing rights...................................           --               452            3,519
Proceeds of sale of Federal Home Loan Bank stock..............................       21,502            41,085           13,548
Purchases of Federal Home Loan Bank stock.....................................       (8,504)           (4,178)         (16,236)
Acquisitions, net of cash received (paid).....................................        2,595           (15,234)          75,414
Proceeds from sale of real estate.............................................       15,917            12,080           12,009
Payments to acquire real estate...............................................         (847)           (1,817)          (1,444)
Purchases of premises and equipment, net......................................      (15,882)           (8,211)         (11,241)
Other items, net..............................................................          999               413               --
                                                                                 ----------       -----------        ---------
         Net cash (used) provided by investing activities.....................     (201,147)          253,022         (264,120)
------------------------------------------------------------------------------------------------------------------------------------


COMMERCIAL FEDERAL CORPORATION CONSOLIDATED STATEMENT OF CASH FLOWS (continued)
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                                                                        Year Ended June 30,
                                                                                    1997             1996              1995
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
(Decrease) increase in deposits...............................................    $(109,892)      $    93,755        $ 103,936
Proceeds from Federal Home Loan Bank advances.................................      852,950         1,169,500          617,602
Repayment of Federal Home Loan Bank advances..................................     (796,660)       (1,672,784)        (506,392)
Proceeds from securities sold under agreements to repurchase..................      444,856           230,000          195,755
Repayment of securities sold under agreements to repurchase...................     (186,317)          (57,618)        (157,432)
Proceeds from issuances of other borrowings...................................      139,500                --            4,000
Repayment of other borrowings.................................................      (70,657)           (6,836)          (5,702)
Payment for debt issue costs..................................................       (2,218)               --               --
Payment of cash dividends on common stock.....................................       (5,906)           (4,370)              --
Repurchase of common stock....................................................      (49,324)               --               --
Issuance of common stock......................................................        2,066             2,291            1,334
Other items, net..............................................................         (339)               (2)            (271)
                                                                                 ----------       -----------        ---------
         Net cash provided (used) by financing activities.....................      218,059          (246,064)         252,830
------------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS:
Increase in net cash position.................................................       19,982               682            7,570
Balance, beginning of year....................................................       35,827            35,145           27,575
                                                                                 ----------       -----------        ---------
Balance, end of year..........................................................    $  55,809       $    35,827        $  35,145
------------------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for--
   Interest expense...........................................................    $ 337,983       $   328,861        $ 306,634
   Income taxes, net..........................................................       19,809            73,741            4,179
Non-cash investing and financing activities--
   Securities transferred from held to maturity to available for sale, net....           --           410,930               --
   Loans exchanged for mortgage-backed securities.............................       46,165            63,445          189,031
   Loans transferred to real estate...........................................       15,262             9,908            7,853
   Loans to facilitate the sale of real estate................................          107                51              583
   Common stock issued in connection with the acquisition of businesses.......       19,420            25,826               --
   Reduction in core value of deposits on recognition of pre-acquisition
     tax credits and net operating losses.....................................           --                --           (6,810)
------------------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

COMMERCIAL FEDERAL CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(Columnar Dollars in Footnotes are in Thousands Except Per Share Amounts)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF CONSOLIDATION - The consolidated financial statements are prepared on an accrual basis and include the accounts of Commercial Federal Corporation (the Corporation) and its wholly-owned subsidiary, Commercial Federal Bank, a Federal Savings Bank (the Bank), and all majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated. Certain amounts for years prior to fiscal year 1997 have been reclassified for comparative purposes.

NATURE OF BUSINESS - The Corporation is a unitary non-diversified savings and loan holding company whose primary asset is the Bank which is a consumer-oriented financial institution that emphasizes single-family residential and construction real estate lending, consumer lending, commercial real estate lending, retail deposit activities, mortgage banking and other retail financial services. The Bank conducts loan origination activities through its branch office network, loan offices of its wholly-owned mortgage banking subsidiary and a nationwide correspondent network.

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

SECURITIES - Securities are classified in one of three categories and accounted for as follows: (i) debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as "held-to-maturity securities" and reported at amortized cost; (ii) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as "trading securities" and reported at fair value, with unrealized gains and losses included in earnings; and (iii) debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as "available-for-sale securities" and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity net of deferred income taxes. The Corporation did not hold any trading securities at June 30, 1997 or 1996.

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

LOANS - Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are recorded at the contractual amounts owed by borrowers less unamortized discounts, net of premiums, undisbursed funds on loans in process, deferred loan fees and allowance for loan losses. Interest on loans is accrued to income as earned, except that interest is not accrued on first mortgage loans contractually delinquent three months or more. Any related discounts or premiums on loans purchased are amortized into interest income using the level yield method over the contractual lives of the loans, adjusted for actual prepayments. Loan origination fees, commitment fees and direct loan origination costs are deferred and recognized over the estimated average life of the loan as a yield adjustment.

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

      Real estate held for investment is stated at the lower of cost or net realizable value. Cost includes acquisition costs plus construction costs of improvements, holding costs and costs of amenities incurred to date. Joint venture and partnership investments are carried on the equity method of accounting and, where applicable, are stated at net realizable value. The Corporation's ability to recover the carrying value of real estate held for investment (including capitalized interest) is based upon future sales of land or projects. The ability to effect such sales is subject to market conditions and other factors which may be beyond the Corporation's control.

ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is increased by charges to income and decreased by charge-offs, net of recoveries. Management's periodic evaluation of the adequacy of the allowance is based on the Corporation's past loan loss experience, known and inherent risks in the portfolio, the estimated value of any underlying collateral and current economic conditions. Impaired loans except large groups of smaller balance homogeneous loans (such as residential real estate and consumer loans) that are collectively evaluated for impairment and loans that are measured at fair value or the lower of cost or market value, are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the observable market price of the loan or the fair value of the underlying collateral if the loan is collateral dependent.

ALLOWANCE FOR LOSSES ON BULK PURCHASED LOANS - The Corporation previously purchased single-family residential whole loan packages (bulk purchased loans) at net discounts. Portions of such discounts were allocated to allowance for losses (credit allowances) relating to the credit risk associated with each mortgage loan package purchased. These credit allowances are available to absorb possible losses on these bulk purchased loans only or are credited to interest income as actual prepayments of individual loans occur. Collectibility is evaluated throughout the life of the acquired loans and if the estimate of total probable collections is increased or decreased, the amount of the allowance on bulk purchased loans (and the corresponding discount to be amortized) is adjusted accordingly.

MORTGAGE SERVICING RIGHTS - Mortgage servicing rights represent the cost of acquiring the right to service mortgage loans. Such costs are initially capitalized and subsequently amortized in proportion to, and over the period of, estimated net loan servicing income.

      Effective January 1, 1997, the Corporation adopted Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS No. 125) on a prospective basis as required. SFAS No. 125 supersedes the provisions of Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" (SFAS No. 122), which was adopted by the Corporation on July 1, 1995, and amends SFAS No. 65, "Accounting for Certain Mortgage Banking Activities." The adoption of SFAS No. 125 did not have a material effect on the Corporation's financial position or results of operations. Both statements require that a mortgage banking enterprise recognize as a separate asset the rights to service mortgage loans for unrelated third parties that have been acquired through either the purchase or origination of a loan. Previous to July 1, 1995, only purchased mortgage servicing rights were capitalized as assets. Both statements also provide that an institution that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained will allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values.

      Amortization of mortgage servicing rights is based on the ratio of net servicing income received in the current period to total net servicing income projected to be realized from the mortgage servicing rights. Projected net servicing income is in turn determined on the basis of the estimated future balance of the underlying mortgage loan portfolio, which decreases over time from scheduled loan amortization and prepayments. The Corporation estimates future prepayment rates based on relevant characteristics of the servicing portfolio, such as loan types, interest rate stratification and recent prepayment experience, as well as current interest rate levels, market forecasts and other economic conditions. Additionally, SFAS No. 125 requires that mortgage servicing rights be reported at the lower of cost or fair value. The value of mortgage servicing rights is determined based on the present value of estimated expected future cash flows, using assumptions as to current market discount rates, prepayment speeds and servicing costs per loan. Mortgage servicing rights are stratified by loan type and interest rate for purposes of impairment measurement. Loan types include government, conventional and adjustable-rate mortgage loans. Impairment losses are recognized to the extent the unamortized mortgage servicing rights for each stratum exceed the current market value, as reductions in the carrying value of the asset, through the use of a valuation allowance, with a corresponding reduction to loan servicing income. No valuation allowance for capitalized servicing rights was necessary to be established as of June 30, 1997 or 1996. The net effect of adopting the provisions of SFAS No. 122 in fiscal year 1996 was to increase pre-tax earnings approximately $3,995,000 (after-tax approximately $2,547,000 or $.11 per common share).

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

INTANGIBLE ASSETS ACQUIRED IN BUSINESS COMBINATIONS - Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired in business combinations. Core value of deposits represents the intangible value assigned to core deposit bases arising from purchase acquisitions. The Corporation reviews its intangible assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of such asset may not be recoverable. In such cases, the expected future cash flows (undiscounted and without interest charges) resulting from the use of the asset are estimated and an impairment loss recognized if the sum of such cash flows is less than the carrying amount of the asset. Should such an assessment indicate that the value of the intangible asset may be impaired, an impairment loss is recognized for the difference between the carrying value of the asset and its estimated fair value.

      Core value of deposits is amortized on an accelerated basis over a period not to exceed 10 years and goodwill is amortized on a straight-line basis over a period not to exceed 20 years.

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

DERIVATIVE FINANCIAL INSTRUMENTS - The Corporation utilizes derivative financial instruments as part of an overall interest rate risk management strategy. Derivative financial instruments utilized by the Corporation include interest rate swap agreements and interest rate floor agreements. The Corporation is an end-user of derivative financial instruments and does not conduct trading activities for derivatives. These derivative financial instruments involve, to varying degrees, elements of credit and market risk which are not recognized on the balance sheet. Credit risk is defined as the possibility that a loss may occur from the failure of another party to perform in accordance with the terms of the contract which exceeds the value of existing collateral, if any. Market risk is the possibility that future changes in market conditions may make the derivative financial instrument less valuable. The Corporation evaluates the risks associated with derivatives in much the same way as the risks with on-balance sheet financial instruments. The derivative's risk of credit loss is generally a small fraction of the notional value of the instrument and is represented by the fair value of the derivative instrument. The Corporation attempts to limit its credit risk by dealing with creditworthy counterparties and obtaining collateral where appropriate.

      Interest rate swap agreements are used principally as a tool to synthetically extend the maturities of certain deposit liabilities for asset liability management and interest rate risk management purposes for the Corporation. These contracts represent an exchange of interest payment streams based on an agreed-upon notional principal amount with at least one stream based on a specified floating-rate index. The underlying principal balances of the deposit liabilities are not affected. Net settlement amounts are reported as adjustments to interest expense on an accrual basis over the lives of the agreements. Cash flows are reported net as operating activities.

      Interest rate floor agreements require the seller to pay the purchaser, at specified dates, the amount, if any, by which the market interest rate falls below the agreed-upon floor, applied to a notional principal amount. Such positions are designed to protect the value of the mortgage servicing rights from the effects of increased prepayment activity that generally result from declining interest rates. Realized gains and losses on positions used as hedges of capitalized mortgage servicing rights are deferred and amortized to expense over the remaining life of the original agreement while unrealized gains and losses are considered in the impairment analysis of the fair value of such mortgage servicing rights. Premiums are amortized to expense on a straight-line basis over the life of the agreement. Unamortized premiums paid are included in other assets. Cash flows are reported as net operating activities.

INCOME TAXES - The Corporation files a consolidated federal income tax return. The Corporation and its subsidiaries entered into a tax-sharing agreement that provides for the allocation and payment of federal and state income taxes. The provision for income taxes of each corporation is computed on a separate company basis, subject to certain adjustments.

      The Corporation calculates income taxes on the liability method, under which the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax bases of the various assets and liabilities of the Corporation giving current recognition to changes in tax rates and laws.

STOCK SPLIT - On November 18, 1996, the Board of Directors of the Corporation declared a three-for-two stock split effected in the form of a 50 percent stock dividend to stockholders of record on December 31, 1996. Par value of the common stock remained at $.01 per share. The stock dividend, distributed on January 14, 1997, totaled 7,163,476 shares of common stock. All references to the number of shares, per share amounts and stock prices for all periods presented have been adjusted on a retroactive basis to reflect the effect of the stock split.

EARNINGS PER COMMON SHARE - Earnings per common share are calculated on the basis of the weighted average common shares outstanding and those outstanding options and warrants that are dilutive.

STOCK BASED COMPENSATION - The Corporation adopted the provisions of Statement of Financial Accounting Standards No. 123 entitled "Accounting for Stock-Based Compensation" (SFAS No. 123) as of July 1, 1996. SFAS No. 123 establishes accounting and disclosure requirements using a fair value based method of accounting for stock-based compensation plans. As permitted under the provisions of SFAS No. 123, management of the Corporation elected to continue to recognize compensation expense using the intrinsic value-based method of valuing stock options as contained in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations. As such, pursuant to the disclosure requirements of SFAS No. 123, the Corporation has included in
Note 21 the effect of the fair value of employee stock-based compensation plans on net income and earnings per share on a pro forma basis for awards granted since July 1, 1995, as if the fair value based method of accounting defined in SFAS No. 123 was applied.


NOTE 2. ACQUISITIONS:

Heritage Financial, Ltd.:

      On October 1, 1996, the Corporation consummated its acquisition of Heritage Financial, Ltd. (Heritage), parent company of Hawkeye Federal Savings headquartered in Boone, Iowa. Under the terms of the Reorganization and Merger Agreement, the Corporation acquired all 180,762 outstanding shares of Heritage's common stock. Each share of Heritage's common stock was exchanged for $18.73 in cash ($3,386,000) and 3.74775 shares of the Corporation's common stock (677,449 shares). Based on the Corporation's closing stock price of $28.667 at October 1, 1996, the total consideration for this acquisition, excluding cash paid for fractional shares, approximated $22,806,000. At October 1, 1996, before purchase accounting adjustments, Heritage had assets of approximately $182,934,000, deposits of approximately $158,168,000 and stockholders' equity of approximately $10,308,000. Heritage operated six branches located in west-central Iowa. This acquisition has been accounted for as a purchase. Core value of deposits resulting from this transaction totaled $7,633,000 and is amortized on an accelerated basis over 10 years; and goodwill totaling $8,617,000 recorded from this transaction is amortized on a straight-line basis over 20 years.

Investors Federal Savings:

      On May 1, 1997, the Corporation consummated its acquisition of Investors Federal Savings (Investors) headquartered in Kinsley, Kansas. Under the terms of the agreement, the Corporation acquired all 232,465 of the outstanding shares of Investors' common stock for $23.00 in cash for a total consideration of approximately $5,347,000. At April 30, 1997, before purchase accounting adjustments, Investors had assets of approximately $30,723,000, deposits of approximately $26,117,000 and stockholders' equity of approximately $4,431,000. Investors operated three branches in southwest Kansas and, as part of the acquisition consolidation process, one branch was closed on May 24, 1997. This acquisition has been accounted for as a purchase with resulting goodwill to be amortized on a straight line basis over 20 years.

      The effect of these acquisitions on the Corporation's consolidated financial statements as if these acquisitions had occurred at the beginning of the fiscal year would not be material.

Railroad Financial Corporation:

      On October 2, 1995, the Corporation consummated its acquisition of Railroad Financial Corporation (Railroad) and, pursuant to the terms of the merger agreement, 2,156,232 shares of Railroad's common stock were delivered to the Corporation in exchange for approximately 2,066,425 shares of the Corporation's common stock (exchange ratio of .95835 based on an average closing price of $23.375) for total consideration of approximately $48,303,000. Railroad operated 18 branches and 71 agency offices throughout Kansas and at September 30, 1995, had assets of approximately $602,900,000, deposits of approximately $421,400,000 and stockholders' equity of approximately $27,700,000. This acquisition was accounted for as a pooling of interests and, accordingly, the Corporation's historical consolidated financial statements were restated for all periods prior to the acquisition to include the accounts and results of operations of Railroad.

      The following table summarizes results of operations of the Corporation and Railroad for the three months ended September 30, 1995, as separately reported prior to the merger, that are included in results of operations for fiscal year 1996:

------------------------------------------------------------------------------------------------------------------------------------
                                                                              Corporation          Railroad           Combined
------------------------------------------------------------------------------------------------------------------------------------
Total interest income and other income.....................................     $120,560            $13,531           $134,091
Total interest expense.....................................................       76,320              8,283             84,603
Net income (loss)..........................................................       11,859               (615)            11,244
------------------------------------------------------------------------------------------------------------------------------------

The following table reconciles revenue and earnings previously reported by the Corporation to give effect to the merger as currently presented in the financial statements for fiscal year 1995:

------------------------------------------------------------------------------------------------------------------------------------
                                                                              Corporation          Railroad           Combined
------------------------------------------------------------------------------------------------------------------------------------
Total interest income and other income.....................................     $449,526            $49,908           $499,434
Total interest expense.....................................................      277,806             26,720            304,526
Net income.................................................................       27,535              3,646             31,181
------------------------------------------------------------------------------------------------------------------------------------

NOTE 3. INVESTMENT SECURITIES:

Investment securities are summarized as follows:
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                        Gross            Gross
                                                                       Amortized     Unrealized       Unrealized       Fair
June 30, 1997                                                            Cost           Gains           Losses         Value
-----------------------------------------------------------------------------------------------------------------------------------
Available for sale:
   U.S. Treasury and other Government agency obligations...........     $ 16,913         $ 60          $   (25)       $ 16,948
   Other debt securities...........................................        2,982           --               --           2,982
-----------------------------------------------------------------------------------------------------------------------------------
                                                                        $ 19,895         $ 60          $   (25)       $ 19,930
-----------------------------------------------------------------------------------------------------------------------------------
   Weighted average interest rate..................................         6.13%
-----------------------------------------------------------------------------------------------------------------------------------
Held to maturity:
   U.S. Treasury and other Government agency obligations...........     $345,877         $281          $(2,334)       $343,824
   States and political subdivisions...............................       14,068           19             (137)         13,950
   Other debt securities...........................................       19,182          140               --          19,322
-----------------------------------------------------------------------------------------------------------------------------------
                                                                        $379,127         $440          $(2,471)       $377,096
-----------------------------------------------------------------------------------------------------------------------------------
   Weighted average interest rate..................................         6.71%
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                        Gross            Gross
                                                                       Amortized     Unrealized       Unrealized       Fair
June 30, 1996                                                            Cost           Gains           Losses         Value
-----------------------------------------------------------------------------------------------------------------------------------
Available for sale:
   U.S. Treasury and other Government agency obligations...........     $  6,876         $ 97          $   (63)       $  6,910
   Other debt securities...........................................        2,966           22               --           2,988
-----------------------------------------------------------------------------------------------------------------------------------
                                                                        $  9,842         $119          $   (63)       $  9,898
-----------------------------------------------------------------------------------------------------------------------------------
   Weighted average interest rate..................................         5.50%
-----------------------------------------------------------------------------------------------------------------------------------
Held to maturity:
   U.S. Treasury and other Government agency obligations...........     $213,800         $ 78          $(3,642)       $210,236
   States and political subdivisions...............................       18,642           --             (440)         18,202
   Other debt securities...........................................       10,703           --               --          10,703
-----------------------------------------------------------------------------------------------------------------------------------
                                                                        $243,145         $ 78          $(4,082)       $239,141
-----------------------------------------------------------------------------------------------------------------------------------
   Weighted average interest rate..................................         6.06%
-----------------------------------------------------------------------------------------------------------------------------------

     As of June 30, 1997 and 1996, the Corporation recorded unrealized gains on securities available for sale as increases to stockholders' equity totaling $35,000 and $56,000, respectively, net of deferred income taxes of $13,000 and $20,000, respectively.

     The amortized cost and fair value of investment securities by contractual maturity at June 30, 1997, are shown below. Expected maturities may differ from contractual maturities because certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

----------------------------------------------------------------------------------------------------------------------------------
                                                          Available for Sale                           Held to Maturity
                                                   ----------------------------------        -------------------------------------
                                                    Amortized                Fair             Amortized                 Fair
                                                      Cost                   Value              Cost                    Value
----------------------------------------------------------------------------------------------------------------------------------
Due in one year or less...........................   $ 6,973                $ 6,987            $ 45,224               $ 45,151
Due after one year through five years.............    12,922                 12,943             138,473                137,495
Due after five years through ten years............        --                     --              76,927                 76,495
Due after ten years...............................        --                     --             118,503                117,955
----------------------------------------------------------------------------------------------------------------------------------
                                                     $19,895                $19,930            $379,127               $377,096
----------------------------------------------------------------------------------------------------------------------------------

      Proceeds from the sale of investment securities available for sale totaled $51,770,000 and $14,797,000, respectively, for the fiscal years ended June 30, 1996 and 1995, resulting in gross realized gains of $14,000 and gross realized losses of $222,000 for fiscal year 1996, and in no gross realized gains or losses for fiscal year 1995. The net pre-tax loss of $208,000 for fiscal year 1996 is included in other operating income. During fiscal year 1997 there were no sales of investment securities available for sale.

      During fiscal year 1996, agency-backed investment securities totaling $49,945,000 were reclassified from securities held to maturity to securities available for sale pursuant to the reassessment of the appropriateness of the classifications of all securities held as permitted by a special report by the Financial Accounting Standards Board entitled "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities."

      At June 30, 1997 and 1996, investment securities totaling $74,463,000 and $494,000, respectively, were pledged to secure public funds and securities sold under agreements to repurchase.

NOTE 4. MORTGAGE-BACKED SECURITIES:

Mortgage-backed securities are summarized as follows:
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                        Gross            Gross
                                                                       Amortized     Unrealized       Unrealized       Fair
June 30, 1997                                                            Cost           Gains           Losses         Value
-----------------------------------------------------------------------------------------------------------------------------------
Available for sale:
   Federal Home Loan Mortgage Corporation..........................     $ 20,774        $  154          $  (159)      $ 20,769
   Government National Mortgage Association........................      103,853           343           (1,165)       103,031
   Federal National Mortgage Association...........................       38,431           715               (1)        39,145
   Collateralized Mortgage Obligations.............................       32,471            36             (772)        31,735
   Other...........................................................        1,082             4                --         1,086
-----------------------------------------------------------------------------------------------------------------------------------
                                                                        $196,611        $1,252          $(2,097)      $195,766
-----------------------------------------------------------------------------------------------------------------------------------
   Weighted average interest rate..................................         7.13%
-----------------------------------------------------------------------------------------------------------------------------------
Held to maturity:
   Federal Home Loan Mortgage Corporation..........................     $192,267        $1,349          $(3,241)      $190,375
   Government National Mortgage Association........................      481,259         3,597           (1,587)       483,269
   Federal National Mortgage Association...........................       91,610         1,608           (1,240)        91,978
   Collateralized Mortgage Obligations.............................       44,499            34           (1,248)        43,285
   Privately Issued Mortgage Pool Securities.......................       20,362           747              (87)        21,022
-----------------------------------------------------------------------------------------------------------------------------------
                                                                        $829,997        $7,335          $(7,403)      $829,929
-----------------------------------------------------------------------------------------------------------------------------------
   Weighted average interest rate..................................         6.63%
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                        Gross            Gross
                                                                       Amortized     Unrealized       Unrealized       Fair
June 30, 1996                                                            Cost           Gains           Losses         Value
-----------------------------------------------------------------------------------------------------------------------------------
Available for sale:
   Federal Home Loan Mortgage Corporation..........................     $ 17,134        $   66         $   (376)      $ 16,824
   Government National Mortgage Association........................      119,424           264           (3,099)       116,589
   Federal National Mortgage Association...........................       73,456           508              (64)        73,900
   Collateralized Mortgage Obligations.............................       57,649           169           (1,925)        55,893
-----------------------------------------------------------------------------------------------------------------------------------
                                                                        $267,663        $1,007         $ (5,464)      $263,206
-----------------------------------------------------------------------------------------------------------------------------------
   Weighted average interest rate..................................         7.25%
-----------------------------------------------------------------------------------------------------------------------------------
Held to maturity:
   Federal Home Loan Mortgage Corporation..........................     $221,190        $1,478         $ (4,517)      $218,151
   Government National Mortgage Association........................      511,834           965           (7,310)       505,489
   Federal National Mortgage Association...........................      108,473         1,323           (1,949)       107,847
   Collateralized Mortgage Obligations.............................       50,715            21           (1,553)        49,183
   Privately Issued Mortgage Pool Securities.......................       24,628            --             (264)        24,364
-----------------------------------------------------------------------------------------------------------------------------------
                                                                        $916,840        $3,787         $(15,593)      $905,034
-----------------------------------------------------------------------------------------------------------------------------------
   Weighted average interest rate..................................         6.58%
-----------------------------------------------------------------------------------------------------------------------------------

Mortgage-backed securities held to maturity at June 30 are classified by type of interest payment and contractual maturity term as follows:

----------------------------------------------------------------------------------------------------------------------------------
                                                                  1997                                     1996
                                                  ----------------------------------       ---------------------------------

                                                  Amortized       Fair      Weighted       Amortized       Fair     Weighted
                                                    Cost          Value       Rate           Cost          Value      Rate
----------------------------------------------------------------------------------------------------------------------------------
Adjustable rate................................    $635,406     $636,152      6.64%        $707,359       $700,300     6.49%
Fixed rate, 5-year term........................      56,044       55,811      6.32           63,663         62,654     6.32
Fixed rate, 7-year term........................      38,388       37,871      6.00           43,746         42,067     5.99
Fixed rate, 15-year term.......................      23,855       23,462      6.59           12,815         12,264     6.35
Fixed rate, 30-year term.......................      31,805       33,347      8.77           38,542         38,566    10.29
----------------------------------------------------------------------------------------------------------------------------------
                                                    785,498      786,643      6.67          866,125        855,851     6.62
Collateralized mortgage obligations............      44,499       43,286      5.89           50,715         49,183     5.91
----------------------------------------------------------------------------------------------------------------------------------
                                                   $829,997     $829,929      6.63%        $916,840       $905,034     6.58%
----------------------------------------------------------------------------------------------------------------------------------

      As of June 30, 1997 and 1996, the Corporation recorded unrealized losses on securities available for sale as decreases to stockholders' equity totaling $687,000 and $4,276,000, respectively, net of deferred income tax benefits of approximately $248,000 and $1,537,000, respectively.

      Proceeds from the sale of mortgage-backed securities available for sale totaled $72,665,000, $179,041,000 and $40,774,000, respectively, for fiscal years ended June 30, 1997, 1996 and 1995 resulting in gross realized gains of $886,000, $960,000 and $28,000, respectively, and gross realized losses of $496,000, $499,000 and $69,000, respectively. The net pre-tax gains of $390,000 and $461,000 for fiscal years 1997 and 1996, respectively, and a pre-tax loss of $41,000 for fiscal year 1995, are included in other operating income.

      During fiscal year 1996, pursuant to the reassessment of the appropriateness of the classifications of all securities held, and as permitted by the aforementioned special report entitled "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities," mortgage-backed securities totaling $370,400,000 were reclassified from securities held to maturity to securities available for sale. In addition, approximately $9,415,000 of adjustable-rate mortgage-backed securities were reclassified from available for sale to held to maturity.

     At June 30, 1997 and 1996, the Corporation pledged mortgage-backed securities totaling $638,548,000 and $458,666,000, respectively, as collateral primarily for collateralized mortgage obligations, public funds, securities sold under agreements to repurchase, interest rate swap agreements and Federal Home Loan Bank advances.


NOTE 5. LOANS HELD FOR SALE:

      Loans held for sale from mortgage banking operations at June 30, 1997 and 1996, totaled $68,658,000 and $89,379,000, respectively, with weighted average rates of 7.47% and 7.82%, respectively. Loans held for sale are secured by single-family residential properties which at June 30, 1997, consisted entirely of fixed rate mortgage loans and at June 30, 1996, consisted of fixed and adjustable rate mortgage loans totaling $89,294,000 and $85,000, respectively.


NOTE 6. LOANS RECEIVABLE:

Loans receivable at June 30 are summarized as follows:
------------------------------------------------------------------------------------------------------
                                                                         1997            1996
------------------------------------------------------------------------------------------------------
Conventional mortgage loans........................................   $4,064,797      $3,757,513
FHA and VA loans...................................................      331,835         291,755
Commercial real estate loans.......................................      249,783         261,046
Construction loans.................................................      196,530         199,088
Consumer and other loans...........................................      465,861         355,777
------------------------------------------------------------------------------------------------------
                                                                       5,308,806       4,865,179
Unamortized premiums, net..........................................        5,418           2,794
Loans-in-process...................................................      (75,077)        (91,262)
Deferred loan fees, net............................................         (676)         (3,726)
Allowance for loan losses..........................................      (48,390)        (49,200)
------------------------------------------------------------------------------------------------------
                                                                      $5,190,081      $4,723,785
------------------------------------------------------------------------------------------------------
Weighted average interest rate.....................................         8.12%           8.20%
------------------------------------------------------------------------------------------------------

      At June 30, 1997, conventional, FHA and VA loans, including loans held for sale, totaling $4,652,877,000 are secured by single-family residential properties located as follows: 19% in Nebraska, 16% in Colorado, 7% in Kansas, 5% each in Georgia and Oklahoma, 4% in Texas, and the remaining 44% in 44 other states. At June 30, 1996, conventional, FHA and VA loans, including loans held for sale, totaling $4,327,018,000 were secured by single-family residential properties located as follows: 20% in Nebraska, 17% in Colorado, 7% in Kansas, 5% each in Georgia, Oklahoma and Texas, and the remaining 41% in 44 other states. The commercial real estate portfolio at June 30, 1997, is secured by properties located as follows: 39% in Colorado, 27% in Nebraska, 9% in Kansas and the remaining 25% in 17 other states. The commercial real estate portfolio at June 30, 1996, was secured by properties located as follows: 33% in Colorado, 31% in Nebraska, 12% in Florida and the remaining 24% in 18 other states.

      Nonperforming loans at June 30, 1997 and 1996, aggregated $36,814,000 and $37,905,000, respectively. Of the nonperforming loans at June 30, 1997, approximately 9% are secured by properties located in Texas, 8% in California, 7% in Georgia, 6% in Missouri, 5% each in Illinois, Kansas, Maryland and Nebraska, 4% each in Colorado, Florida and Oklahoma and the remaining 38% located in 31 other states. Of the nonperforming loans at June 30, 1996, approximately 12% were secured by properties located in California, 9% each in Georgia and Texas, 7% in Colorado, 6% in Nebraska, 5% each in Kansas and Missouri, 4% each in Maryland and Oklahoma and the remaining 39% located in 35 other states.

      Also included in loans receivable at June 30, 1997 and 1996, are loans with carrying values of $9,644,000 and $14,803,000, respectively, the terms of which have been modified in troubled debt restructurings. During the fiscal years ended June 30, 1997 and 1996, the Corporation recognized interest income on these loans aggregating $804,000 and $1,276,000, respectively, whereas under their original terms the Corporation would have recognized interest income of $985,000 and $1,515,000, respectively. At June 30, 1997, the Corporation had no material commitments to lend additional funds to borrowers whose loans were subject to troubled debt restructuring. Impaired loans, a portion of which are included in the balances for troubled debt restructurings at June 30, 1997 and 1996, are not material for either fiscal year 1997 or 1996.

      At June 30, 1997 and 1996, the Corporation pledged real estate loans totaling $2,830,951,000 and $2,513,091,000, respectively, as collateral for Federal Home Loan Bank advances and other borrowings.

NOTE 7. REAL ESTATE:

Real estate at June 30 is summarized as follows:


----------------------------------------------------------------------------------------------------------------------------------
                                                                                                      1997            1996
----------------------------------------------------------------------------------------------------------------------------------
Real estate owned and in judgment,
   net of allowance for losses of $2,078 and $3,353...............................................   $11,390         $ 8,008

Real estate held for investment, which includes equity in
   unconsolidated joint ventures and investments in real estate
   partnerships, net of allowance for losses of $1,058 and $1,090.................................     8,338           8,661
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                     $19,728         $16,669
----------------------------------------------------------------------------------------------------------------------------------

     Commercial and residential real estate comprise approximately 57% and 43%, respectively, of the total amount of real estate at June 30, 1997, and approximately 70% and 30%, respectively, of the total amount of real estate at June 30, 1996. Real estate located by states at June 30, 1997, is as follows:
42% in Nebraska, 26% in Colorado, 6% in California, and the remaining 26% in 22 other states. Real estate located by states at June 30, 1996, was as follows:
42% in Nebraska, 31% in Colorado, 8% in Texas, and the remaining 19% in 23 other states.

NOTE 8. ALLOWANCES FOR LOSSES ON LOANS AND REAL ESTATE:

An analysis of the allowances for losses on loans and real estate is summarized as follows:


----------------------------------------------------------------------------------------------------------------------------------
                                                                                 Loans            Real Estate          Total
----------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1994.....................................................    $ 44,851            $ 6,372           $ 51,223
----------------------------------------------------------------------------------------------------------------------------------
Provision charged to operations............................................       6,408                199              6,607
Charges....................................................................      (3,771)              (683)            (4,454)
Recoveries.................................................................       1,334                152              1,486
Allowances acquired in acquisitions........................................       1,818                 --              1,818
Railroad activity for the six months ended June 30, 1994, net..............         (58)               (66)              (124)
Change in estimate of allowance for bulk purchased loans...................      (1,705)                --             (1,705)
Charge-offs to allowance for bulk purchased loans..........................        (336)                --               (336)
----------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1995 (1).................................................      48,541              5,974             54,515
----------------------------------------------------------------------------------------------------------------------------------
Provision charged (credited) to operations.................................       6,107               (479)             5,628
Charges....................................................................      (5,533)            (1,211)            (6,744)
Recoveries.................................................................         734                159                893
Allowances acquired in acquisitions........................................       1,944                 --              1,944
Change in estimate of allowance for bulk purchased loans...................      (2,273)                --             (2,273)
Charge-offs to allowance for bulk purchased loans..........................        (242)                --               (242)
----------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1996 (1).................................................      49,278              4,443             53,721
----------------------------------------------------------------------------------------------------------------------------------
Provision charged to operations............................................       8,121                467              8,588
Charges....................................................................     (11,199)            (1,848)           (13,047)
Recoveries.................................................................       2,257                 43              2,300
Allowances acquired in acquisitions........................................       1,966                 31              1,997
Change in estimate of allowance for bulk purchased loans...................      (1,878)                --             (1,878)
Change-offs to allowance for bulk purchased loans..........................         (78)                --                (78)
----------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1997 (1).................................................     $48,467             $3,136            $51,603
----------------------------------------------------------------------------------------------------------------------------------

(1) Includes $77,000 at June 30, 1997, and $78,000 at June 30, 1996 and 1995, in
    general allowance for losses established primarily to cover risks associated with borrowers' delinquencies and defaults on loans held for sale.
--------------------------------------------------------------------------------

     Bulk loan purchases acquired at a discount are allocated an estimated allowance for bulk purchased loans that will be available for potential losses in the future on a particular loan package. At June 30, 1997, 1996 and 1995, $10,809,000, $12,765,000 and $15,280,000, respectively, are included in the allowance for losses on loans presented above.


NOTE 9. LOAN SERVICING:

     The Corporation's mortgage banking subsidiary services real estate loans for investors which are not included in the accompanying consolidated financial statements. The mortgage banking subsidiary also services a substantial portion of the Corporation's real estate loan portfolio. Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, holding advance payments by borrowers for taxes and insurance, making inspections as required of the mortgage premises, collecting amounts due from delinquent mortgagors, supervising foreclosures in the event of unremedied defaults and generally administering the loans for the investors to whom they have been sold. The amount of loans serviced for others at June 30, 1997, 1996 and 1995, was $5,951,800,000, $5,869,800,000 and $5,151,100,000, respectively.

     The mortgage servicing portfolio is covered by servicing agreements pursuant to the mortgage-backed securities programs of the Government National Mortgage Association (GNMA), the Federal National Mortgage Association (FNMA) and the Federal Home Loan Mortgage Corporation (FHLMC). Under these agreements, the Corporation may be required to advance funds temporarily to make scheduled payments of principal, interest, taxes or insurance if the borrower fails to make such payments. Although the Corporation cannot charge any interest on such advance funds, the Corporation typically recovers the advances within a reasonable number of days upon receipt of the borrower's payment, or in the absence of such payment, advances are recovered through FHA insurance, VA guarantees or FNMA or FHLMC reimbursement provisions in connection with loan foreclosures. The amount of funds advanced by the Corporation pursuant to servicing agreements was not material.

     Custodial escrow balances maintained in connection with loan servicing totaled approximately $101,249,000, $101,671,000 and $110,714,000 at June 30,
1997, 1996 and 1995, respectively.

     Mortgage servicing rights are included in the Consolidated Statement of Financial Condition under the caption "Prepaid expenses and other assets." The activity of mortgage servicing rights at June 30 is summarized as follows:


----------------------------------------------------------------------------------------------------------------------------------
                                                                                   1997              1996              1995
----------------------------------------------------------------------------------------------------------------------------------
Beginning balance............................................................     $44,970           $36,236           $34,128
Purchases of mortgage servicing rights.......................................       7,959            14,034             9,386
Mortgage servicing rights from purchase acquisitions.........................         271                38             1,045
Mortgage servicing rights
   capitalized through loan originations.....................................       2,039             3,673                --
Amortization expense.........................................................      (7,733)           (9,011)           (8,323)
Other items, net.............................................................         254                --                --
----------------------------------------------------------------------------------------------------------------------------------
Ending balance...............................................................     $47,760           $44,970           $36,236
----------------------------------------------------------------------------------------------------------------------------------

     At June 30, 1997, 1996 and 1995 the fair value of the Corporation's mortgage servicing rights totaled approximately $70,033,000, $77,500,000 and $61,400,000, respectively, therefore no valuation allowance was necessary to be established. Outstanding commitments to purchase mortgage loan servicing rights totaled $1,284,000 and $9,000, respectively, at June 30, 1997 and 1996. There was no commitment to sell any bulk packages of mortgage servicing rights at June 30, 1997.

NOTE 10. PREMISES AND EQUIPMENT:

Premises and equipment at June 30 are summarized as follows:


---------------------------------------------------------------------------------------------------
                                                                       1997            1996
---------------------------------------------------------------------------------------------------
Land..............................................................    $ 14,103        $ 11,998
Buildings and improvements........................................      66,769          58,307
Leasehold improvements............................................       2,783           2,875
Furniture, fixtures and equipment.................................      69,954          62,596
---------------------------------------------------------------------------------------------------
                                                                       153,609         135,776
Less accumulated depreciation and amortization....................      69,493          62,221
---------------------------------------------------------------------------------------------------
                                                                      $ 84,116        $ 73,555
---------------------------------------------------------------------------------------------------

     Depreciation and amortization of premises and equipment, included in occupancy and equipment expenses, totaled $7,812,000, $6,855,000 and $5,613,000 for fiscal years ended June 30, 1997, 1996 and 1995, respectively.

     The Bank has operating lease commitments on certain premises and equipment. Rent expense totaled $2,000,000, $2,834,000 and $2,939,000 for fiscal years ended June 30, 1997, 1996 and 1995, respectively. Annual minimum operating lease commitments as of June 30, 1997, are as follows: 1998 - $1,287,000; 1999 - $1,155,000; 2000 - $848,000; 2001 - $508,000; 2002 - $487,000; 2003 and
thereafter - $4,274,000.


NOTE 11. GOODWILL AND CORE VALUE OF DEPOSITS:

An analysis of goodwill and core value of deposits is summarized as follows:


----------------------------------------------------------------------------------------------------------------------------------
                                                                                                   Core Value
                                                                                  Goodwill         of Deposits         Total
----------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1994.........................................................   $ 21,727          $ 45,934         $ 67,661
Additions relating to acquisitions, net........................................      1,510             6,521            8,031
Accelerated amortization expense...............................................    (21,357)               --          (21,357)
Write-off due to recognition of pre-acquisition
   tax credits and net operating losses........................................         --            (6,810)          (6,810)
Amortization expense...........................................................        (48)          (10,214)         (10,262)
----------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1995.........................................................      1,832            35,431           37,263
----------------------------------------------------------------------------------------------------------------------------------
Additions relating to acquisitions.............................................      6,158             6,842           13,000
Amortization expense...........................................................       (218)           (9,311)          (9,529)
----------------------------------------------------------------------------------------------------------------------------------
Balance June 30, 1996..........................................................      7,772            32,962           40,734
----------------------------------------------------------------------------------------------------------------------------------
Additions relating to acquisitions.............................................      9,666             7,633           17,299
Amortization expense...........................................................       (736)           (9,119)          (9,855)
----------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1997.........................................................   $ 16,702          $ 31,476         $ 48,178
----------------------------------------------------------------------------------------------------------------------------------

     An appraisal performed in fiscal year 1994 by an independent third party of the existing intangible assets relating to acquisitions during 1986 through 1988 of five troubled savings institutions located in Colorado, Kansas and Oklahoma resulted in a fair value estimate of $41,000,000 which was classified as core value of deposits totaling $19,643,000 and goodwill totaling $21,357,000. Effective July 1, 1994, the remaining

$19,643,000 of core value of deposits was amortized to expense on a straight-line basis primarily through April 30, 1997, and the goodwill of $21,357,000 was fully amortized over the first six months of fiscal year 1995. No impairment adjustment has been made to the intangible assets resulting from the Corporation's acquisitions during fiscal years 1997, 1996 or 1995.


NOTE 12. DEPOSITS:

Deposits at June 30 are summarized as follows:


----------------------------------------------------------------------------------------------------------------------------------
                                                                                  1997                           1996
                                                                         -----------------------        --------------------------
Description and interest rates                                            Amount             %           Amount             %
----------------------------------------------------------------------------------------------------------------------------------
Passbook accounts (average of 4.29% and 4.24%).......................    $  741,994        16.9%        $  623,505        14.5%
NOW accounts (average of .71% and .63%)..............................       382,076         8.7            332,233         7.7
Market rate savings (average of 3.48% and 3.34%).....................       137,892         3.2            159,672         3.7
----------------------------------------------------------------------------------------------------------------------------------
Total savings (no stated maturities).................................     1,261,962        28.8          1,115,410        25.9
----------------------------------------------------------------------------------------------------------------------------------
Certificates of deposits:
   Less than 3.00%...................................................         6,708         0.2              8,848         0.2
    3.00% - 3.99%....................................................         6,327         0.1             19,978         0.5
    4.00% - 4.99%....................................................       200,708         4.6            285,083         6.6
    5.00% - 5.99%....................................................     2,170,421        49.6          1,948,836        45.3
    6.00% - 6.99%....................................................       604,337        13.8            606,704        14.1
    7.00% - 7.99%....................................................       113,030         2.6            300,040         7.0
    8.00% - 8.99%....................................................        10,844         0.2             15,090         0.3
    9.00% and over...................................................         4,582         0.1              4,587         0.1
----------------------------------------------------------------------------------------------------------------------------------
Total certificates of deposit (fixed maturities;
   average of 5.72% and 6.10%).......................................     3,116,957        71.2          3,189,166        74.1
----------------------------------------------------------------------------------------------------------------------------------
                                                                         $4,378,919       100.0%        $4,304,576       100.0%
----------------------------------------------------------------------------------------------------------------------------------

Interest expense on deposit accounts for the years ended June 30 is summarized as follows:


----------------------------------------------------------------------------------------------------------------------------------
                                                                                    1997              1996             1995
----------------------------------------------------------------------------------------------------------------------------------
Passbook accounts..............................................................    $ 29,377         $ 24,702          $ 23,696
NOW accounts...................................................................       2,480            2,766             2,586
Market rate savings............................................................       5,201            5,709             7,356
Certificates of deposit........................................................     183,128          180,863           146,525
----------------------------------------------------------------------------------------------------------------------------------
                                                                                   $220,186         $214,040          $180,163
----------------------------------------------------------------------------------------------------------------------------------

At June 30, 1997, scheduled maturities of certificates of deposit are as follows:


----------------------------------------------------------------------------------------------------------------------------------
                                                                    Year Ending June 30,
                               ---------------------------------------------------------------------------------------------------
       Rate                      1998             1999          2000          2001         2002       Thereafter       Total
----------------------------------------------------------------------------------------------------------------------------------
Less than 3.00%.............   $    5,001       $    158       $    32       $    43      $     5       $ 1,469     $    6,708
  3.00% - 3.99%.............        5,302            862           151            --           12            --          6,327
  4.00% - 4.99%.............      196,470          3,815           151             3           97           172        200,708
  5.00% - 5.99%.............    1,497,976        572,643        55,878        19,460       18,099         6,365      2,170,421
  6.00% - 6.99%.............      300,982        270,294        20,044         6,504        4,447         2,066        604,337
  7.00% - 7.99%.............       77,661         14,936        19,092           777          266           298        113,030
  8.00% - 8.99%.............        8,369          1,523           767           179           --             6         10,844
  9.00% and over............        4,407            138            21            --            1            15          4,582
----------------------------------------------------------------------------------------------------------------------------------
                               $2,096,168       $864,369       $96,136       $26,966      $22,927       $10,391     $3,116,957
----------------------------------------------------------------------------------------------------------------------------------

     Certificates of deposit in amounts of $100,000 or more totaled $182,296,000 and $278,839,000, respectively, at June 30, 1997 and 1996. There were no brokered certificates of deposit at June 30, 1997 or 1996.

     At June 30, 1997 and 1996, deposits of certain state and municipal agencies and other various non-retail entities were collateralized by mortgage-backed securities with carrying values of $17,217,000 and $7,765,000, respectively, and investment securities with carrying values of $691,000 and $494,000, respectively.

     In accordance with regulatory requirements, at June 30, 1997 and 1996, the Corporation maintained $13,494,000 and $13,633,000, respectively, in cash on hand and deposits at the Federal Reserve Bank in noninterest earning reserves against certain transaction checking accounts and nonpersonal certificates of deposit.


NOTE 13. ADVANCES FROM THE FEDERAL HOME LOAN BANK:

The Corporation was indebted to the Federal Home Loan Bank of Topeka on notes maturing as follows:


----------------------------------------------------------------------------------------------------------------------------------
                                                                       1997                                     1996
                                                  --------------------------------------------        ----------------------------
                                                                     Weighted                          Weighted
                                                     Interest         Average                           Average
Scheduled Maturities Due:                           Rate Range         Rate          Amount              Rate         Amount
----------------------------------------------------------------------------------------------------------------------------------
Within 1 year..................................   5.06% -   7.90%      5.69%        $  845,709           5.59%       $  825,691
Over 1 year to 2 years.........................   5.25  -   6.73       6.08            150,797           5.74           502,844
Over 2 years to 3 years........................   6.20  -   6.84       6.75             62,000           5.54            10,705
Over 3 years to 4 years........................   6.21  -   6.78       6.60            106,000           6.78            10,000
Over 4 years to 5 years........................   5.96  -   6.46       6.20            250,000             --                --
Over 5 years...................................   6.55  -   7.19       6.77              1,000           6.76             1,050
----------------------------------------------------------------------------------------------------------------------------------
                                                  5.06% -   7.90%      5.94%        $1,415,506           5.66%       $1,350,290
----------------------------------------------------------------------------------------------------------------------------------

     Outstanding advances were collateralized by real estate loans totaling $2,826,327,000 and $2,507,377,000, respectively, at June 30, 1997 and 1996, and mortgage-backed securities totaling $1,245,000 at June 30, 1997. The Corporation is also required to hold shares of Federal Home Loan Bank stock in an amount at least equal to the greater of 1.0% of certain of its residential mortgage loans or 5.0% of its outstanding advances. The Corporation was in compliance with this requirement at June 30, 1997 and 1996, holding Federal Home Loan Bank stock totaling $72,452,000 and $79,113,000, respectively. At June 30, 1997 and 1996, there were no commitments for advances from the Federal Home Loan Bank.

NOTE 14. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE:

     At June 30, 1997 and 1996, securities sold under agreements to repurchase identical securities totaled $639,294,000 and $380,755,000, respectively, with weighted average interest rates of 6.04% and 6.51%, respectively. There were no securities sold under agreements to repurchase substantially identical securities at June 30, 1997 or 1996. An analysis of securities sold under agreements to repurchase identical securities for the years ended June 30 is summarized as follows:


----------------------------------------------------------------------------------------------------------------------------------
                                                                                                      1997            1996
----------------------------------------------------------------------------------------------------------------------------------
Maximum month-end balance........................................................................   $696,318         $380,755
----------------------------------------------------------------------------------------------------------------------------------
Average balance..................................................................................   $591,288         $189,568
----------------------------------------------------------------------------------------------------------------------------------
Weighted average interest rate during the period.................................................       6.19%            7.14%
Weighted average interest rate at end of period..................................................       6.04%            6.51%
----------------------------------------------------------------------------------------------------------------------------------

     At June 30, 1997, securities sold under agreements to repurchase had maturities ranging from August 1997 to May 1999 with a weighted average maturity of 305 days. At June 30, 1997, mortgage-backed securities and investment securities with carrying values totaling $599,356,000 and $73,772,000, respectively, and fair values totaling $598,629,000 and $76,567,000, respectively, were pledged as collateral for securities sold under agreements to repurchase. At June 30, 1996, mortgage-backed securities with carrying values totaling $410,527,000 and fair values totaling $405,521,000 were pledged as collateral.

     It is the Corporation's policy to enter into repurchase agreements only with major brokerage firms that are primary dealers in government securities. At June 30, 1997, there were no repurchase agreements with any broker with balances at risk in excess of 10.0% of stockholders' equity.


NOTE 15. OTHER BORROWINGS:

Other borrowings at June 30 consist of the following:


----------------------------------------------------------------------------------------------------------------------------------
                                                                                                      1997            1996
----------------------------------------------------------------------------------------------------------------------------------
Subordinated extendible notes, interest 7.95%, due December 1, 2006..............................   $ 50,000         $    --
Guaranteed preferred beneficial interests in the Corporation's junior
   subordinated debentures, interest 9.375%, due May 15, 2027....................................     45,000              --
Term note, adjustable interest, due December 31, 2001............................................     26,000              --
Collateralized mortgage obligations..............................................................      5,602           8,867
Subordinated notes, interest 10.25%, due December 15, 1999.......................................         --          40,250
Senior notes, interest 10.00%, due January 31, 1999..............................................         --           6,900
Other borrowings.................................................................................      2,380           2,529
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    $128,982         $58,546
----------------------------------------------------------------------------------------------------------------------------------

     On December 2, 1996, the Corporation completed the issuance of $50,000,000 of 7.95% fixed-rate subordinated extendible notes due December 1, 2006 (the Notes). With the proceeds from the issuance of the Notes the Corporation redeemed on December 27, 1996, its $40,250,000 10.25% subordinated debt due December 15, 1999, and its $6,900,000 10.0% senior notes due January 31, 1999. Total expenses associated with this offering approximated $1,930,000 which are being amortized over the life of the Notes resulting in an effective interest rate of 8.52%. Contractual interest on the Notes is set at 7.95% until December 1, 2001, and is paid monthly. The interest rate for the Notes will reset at the Corporation's option on December 1, 2001, to a rate and for a term of one, two, three or five years determined by the Corporation and will reset thereafter, at its option, upon the date of expiration of each new interest period prior to maturity. Any new interest rate shall not be less than 105% of the effective interest rate on comparable maturity U. S. Treasury obligations. The Notes may not be redeemed prior to December 1, 2001, and thereafter, the Corporation may elect to redeem the Notes in whole on December 1, 2001, and on any subsequent interest reset date at par plus accrued interest to the date fixed for redemption. The Notes are unsecured general obligations of the Corporation and are subordinated to all existing and future senior indebtedness of the Corporation. The Indenture, among other provisions, limits the ability of the Corporation to pay cash dividends or to make other capital distributions under certain circumstances.

     Effective May 14, 1997, CFC Preferred Trust (the Issuer), a special-purpose wholly-owned Delaware trust subsidiary of the Corporation, completed an offering of 1,800,000 shares (issue price of $25.00 per share) totaling $45,000,000 of fixed-rate 9.375% cumulative trust preferred securities (Capital Securities), which are fully and unconditionally guaranteed by the Corporation. Also effective May 14, 1997, the Corporation purchased all of the common securities (Common Securities) of the Issuer for approximately $1.4 million. The Issuer invested the total proceeds of $46,391,775 it received in 9.375% junior subordinated deferrable interest debentures (Debentures) issued by the Corporation. The sole assets of the Issuer are the Debentures. Interest paid on the Debentures will be distributed to the holders of Capital Securities and to the Corporation as holder of the Common Securities. As a result, under current tax law, distributions to the holders of the Capital Securities will be tax deductible for the Corporation. These Debentures are unsecured and rank junior and are subordinate in right of payment of all senior debt of the Corporation. The Capital Securities issued by the CFC Preferred Trust rank senior to the Common Securities. Concurrent with the issuance of the Capital Securities, the Corporation issued guarantees for the benefit of the security holders. The obligations of the Corporation under the Debentures, the indenture, the relevant trust agreement and the guarantees, in the aggregate, constitute a full and unconditional guarantee by the Corporation of the obligations of the trust under the trust preferred securities and rank subordinate and junior in right of payment to all liabilities of the Corporation. The distribution rate payable on the Capital Securities is cumulative and is payable quarterly in arrears commencing on September 30, 1997. The Corporation has the right, subject to events of default, at any time, to defer payments of interest on the Debentures by extending the interest payment period thereon for a period not exceeding 20 consecutive quarters with respect to each deferral period, provided that no extension period may extend beyond the redemption or maturity date of the Debentures.

     The Capital Securities are subject to mandatory redemption upon repayment of the Debentures. The Debentures mature on May 15, 2027, which may be shortened to not earlier than May 15, 2002, if certain conditions are met. The Debentures are redeemable at the option of the Corporation on or after May 15, 2002, or at any time upon the occurrence and continuation of certain changes in either the tax treatment or the capital treatment of the Issuer, the Debentures or the Capital Securities. The Corporation has the right at any time to terminate the Issuer and cause the Debentures to be distributed to the holders of the Capital Securities in liquidation of the Issuer, all subject to the Corporation having received prior approval of the Federal Reserve to do so if then required under applicable capital guidelines or policies of the Federal Reserve. Expenses associated with the offering totaled $1,775,000 which are being amortized over the life of the Debentures resulting in an effective interest rate of 9.78%. The Capital Securities would qualify as Tier 1 capital of the Corporation should the Corporation become subject to the Federal Reserve capital requirements for bank holding companies. As a savings and loan holding company, the Corporation is currently not subject to Federal Reserve capital requirements for bank holding companies.

     On December 31, 1996, the Corporation borrowed $28,000,000 with a five-year term note due December 31, 2001. Proceeds were used to refinance a short-term promissory note due January 31, 1997, obtained in the financing of the repurchase of 1,875,150 shares of the Corporation's common stock on August 21, 1996. This term note bears a monthly adjustable interest rate which was 8.00% at June 30, 1997, and is priced at 50 basis points below the quoted national base prime rate. The term note calls for principal payments of $1,000,000 payable each calendar quarter with accrued interest and a balloon of $8,000,000 due December 31, 2001. The term note is unsecured but subject to certain convenants. In addition, the Corporation had a $2,000,000 line of credit available with the same financial institution. This revolving credit promissory note, if drawn on, would be due in a single payment on December 31, 1997, with interest rates, interest payments and convenants the same as the term note. At June 30, 1997, the revolving credit promissory note had not been drawn on. Both the term note and the revolving credit promissory note may be prepaid in whole or in part, without penalty, upon proper written notice. On

August 11, 1997, the Corporation paid down this term note by $21,000,000 and, under the payment terms of the note agreement, results in the remaining balance of $5,000,000 payable in $1,000,000 installments over the next five calendar quarters with the final payment due September 30, 1998. Also, on August 11, 1997, the line of credit was increased to $6,000,000 with no change to the due date or other terms.

     At June 30, 1997, the remaining two notes issued in conjunction with collateralized mortgage obligations bear interest at 7.89% and 8.42% and are due in varying amounts contractually through September 1, 2015. The notes are secured by FNMA mortgage-backed securities with book values of approximately $11,639,000 and $14,540,000 at June 30, 1997 and 1996, respectively. As the principal balance on the collateral on these notes repay, the notes are correspondingly repaid.

     The subordinated notes for $40,250,000 and senior notes for $6,900,000 were paid in full on December 27, 1996. The subordinated notes paid interest semi-annually and have been redeemable since December 15, 1995. The senior notes paid interest monthly and have been redeemable since February 1, 1995. The notes did not have sinking funds, and were unsecured general obligations of the Corporation. The subordinated notes were subordinated to all existing and future senior indebtedness of the Corporation, and the senior notes were senior to all existing and future indebtedness of the Corporation other than debt obligations secured by certain liens. The Note Indentures, among other provisions, restricted the ability of the Corporation and its subsidiaries, under certain circumstances, to incur additional indebtedness and restricted the Corporation's ability to pay cash dividends or to make other capital distributions. The Corporation was also required to maintain not less than $3,500,000 in cash and cash equivalents under the terms of the subordinated note indenture.

     Other borrowings are collateralized by unencumbered first mortgage loans with unpaid principal balances of approximately $4,625,000 and $5,714,000 at June 30, 1997 and 1996, respectively.

     Principal maturities of other borrowings as of June 30, 1997, for the next five fiscal years are as follows: 1998 - $6,899,000; 1999 - $6,595,000; 2000 -
$4,665,000; 2001 - $4,240,000; 2002 - $11,586,000 and thereafter - $94,997,000.


NOTE 16. DERIVATIVE FINANCIAL INSTRUMENTS:

The following summarizes the Corporation's interest rate swap agreements, by maturity date, at June 30:


---------------------------------------------------------------------------------------------------------------------------------
                                                                  1997                                     1996
                                                 ------------------------------------     ---------------------------------------
                                                  Notional          Interest Rate          Notional          Interest Rate
                                                                 ------------------                       ------------------
Scheduled Maturities Due:                          Amount        Paying     Receiving       Amount        Paying    Receiving
---------------------------------------------------------------------------------------------------------------------------------
June 30, 1998..................................   $ 10,000          13.26%    6.03%        $10,000          13.26%     5.97%
June 30, 2000..................................     75,000           6.24     5.20             --             --        --
June 30, 2001..................................     50,000           6.21     5.11             --             --        --
---------------------------------------------------------------------------------------------------------------------------------
                                                  $135,000           6.75%    5.23%        $10,000          13.26%     5.97%
---------------------------------------------------------------------------------------------------------------------------------

     During fiscal year 1997, the Corporation began utilizing interest rate swaps with a notional amount totaling $125,000,000 to artificially lengthen the maturity of certain deposit liabilities. Under these agreements, the Corporation pays fixed rates of interest and receives variable rates of interest that are based on the same rates that the Corporation pays on the hedged deposit liabilities. Such variable rates are based on the 13-week average yield of the three-month U.S. Treasury bill. Net interest settlement is quarterly. The interest rate swap agreement for a notional amount of $10,000,000 was acquired in an acquisition in 1984 with an original life of 13 years. Net interest expense on the swap agreements totaled $916,000, $2,280,000 and $4,345,000, respectively, for fiscal years 1997, 1996 and 1995.

     The interest rate swap agreements were collateralized at June 30, 1997 and 1996, by mortgage-backed securities with carrying values of $7,782,000 and $15,721,000, respectively. Entering into interest rate swap agreements involves the credit risk of dealing with intermediary and primary counterparties and their ability to meet the terms of the respective contracts. The Corporation is exposed to credit loss in the event of nonperformance by the counterparties to the interest rate swaps if the Corporation is in a net interest receivable position at the time of potential default by the counterparties. However, at June 30, 1997, the Corporation was in a net interest payable position. The Corporation does not anticipate nonperformance by the counterparties.

     During fiscal year 1997, the Corporation entered into interest rate floor agreements with a notional amount totaling $165,000,000 at June 30, 1997. The Corporation had not entered into such agreements prior to fiscal year 1997. These interest rate floor agreements are designed to hedge against impairment losses on mortgage loan servicing rights due to decreasing interest rates. By purchasing floor agreements, the Corporation would be paid cash based on the differential between a short-term rate and the strike rate, applied to the notional principal amount, should the current short-term rate fall below the strike rate level of the agreement. These interest rate floor agreements mature between September 1999 and March 2000. Premiums paid to enter into such agreements totaled $344,000 of which $61,000 was amortized to expense during fiscal year 1997. One agreement was sold resulting in a deferred gain of $39,000 of which $10,000 was amortized as a contra to expense during fiscal year 1997. The premiums are amortized over the three-year life of the agreements and the deferred gain is being amortized over the remaining life of the agreement sold.

     The Corporation also had one interest rate cap agreement totaling $10,000,000 which expired on March 9, 1997, which would have paid interest quarterly when the three-month LIBOR exceeded 7.00%. Through the life of this agreement, the Corporation was not owed any interest from its counterpart. The premium paid on March 9, 1995 (the effective date of this agreement) totaled $115,000 with $38,000, $58,000 and $19,000, respectively, amortized to interest expense for fiscal years ended June 30, 1997, 1996 and 1995.


NOTE 17. INCOME TAXES:

The following is a comparative analysis of the provision for federal and state taxes on income:


----------------------------------------------------------------------------------------------------------------------------------
                                                                                              Year Ended June 30,
                                                                                   1997              1996              1995
----------------------------------------------------------------------------------------------------------------------------------
Current:
   Federal....................................................................    $22,316          $75,927           $ 7,816
   State......................................................................      1,267            3,626               956
----------------------------------------------------------------------------------------------------------------------------------
                                                                                   23,583           79,553             8,772
----------------------------------------------------------------------------------------------------------------------------------
Deferred:
   Federal....................................................................        568          (45,316)           14,123
   State......................................................................       (315)          (7,275)              251
----------------------------------------------------------------------------------------------------------------------------------
                                                                                      253          (52,591)           14,374
----------------------------------------------------------------------------------------------------------------------------------
Total provision for income taxes..............................................    $23,836          $26,962           $23,146
----------------------------------------------------------------------------------------------------------------------------------

The following is a reconciliation of the statutory federal income tax rate to the consolidated effective tax rate:


----------------------------------------------------------------------------------------------------------------------------------
                                                                                              Year Ended June 30,
                                                                                     1997           1996               1995
----------------------------------------------------------------------------------------------------------------------------------
Statutory federal income tax rate.............................................     35.0%            35.0%             35.0%
Amortization of discounts, premiums and
   intangible assets from acquisitions........................................      0.4              0.1              13.8
Income tax credits............................................................     (0.9)            (0.7)             (3.1)
Bad debt deduction............................................................       --             (0.2)             (2.9)
State income taxes, net of federal income tax benefit.........................      0.9             (2.0)              1.6
Other items, net..............................................................     (0.6)             0.6              (1.8)
----------------------------------------------------------------------------------------------------------------------------------
Effective tax rate............................................................     34.8%            32.8%             42.6%
----------------------------------------------------------------------------------------------------------------------------------

The components of deferred tax assets and liabilities at June 30 are as follows:


----------------------------------------------------------------------------------------------------------------------------------
                                                                                                      1997            1996
----------------------------------------------------------------------------------------------------------------------------------
Deferred tax liabilities:
   Federal Home Loan Bank stock...................................................................   $ 9,007         $ 9,666
   Differences between book and tax basis of premises and equipment...............................     6,864           6,761
   Core value of acquired deposits................................................................     5,436           4,595
   Mortgage servicing rights......................................................................     2,889           2,552
   Basis differences arising from acquisitions....................................................     2,753           4,134
   Other items....................................................................................     5,442           3,129
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                      32,391          30,837
----------------------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
   Allowance for losses on loans and real estate not currently deductible.........................    14,856          14,565
   Basis differences between tax and financial reporting
     arising from acquisitions....................................................................     4,443           4,620
   State operating loss carryforwards.............................................................     3,149           2,167
   Collateralized mortgage obligations............................................................     2,751           3,046
   Employee benefits..............................................................................     2,253           2,095
   Accretion of discount on purchased items.......................................................     2,052           2,301
   Other items....................................................................................     2,110           2,566
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                      31,614          31,360
Valuation allowance...............................................................................     2,871           2,279
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                      28,743          29,081
----------------------------------------------------------------------------------------------------------------------------------
Net deferred tax liability........................................................................   $ 3,648         $ 1,756
----------------------------------------------------------------------------------------------------------------------------------

     The valuation allowance, primarily attributable to state operating loss carryforwards, was $2,871,000 at June 30, 1997, increasing from $2,279,000 at June 30, 1996, primarily due to increases in such state net operating losses available for income tax purposes.

     Prior to July 1, 1996, savings institutions that met certain definitional tests and other conditions prescribed by the Internal Revenue Code were allowed to deduct, within limitations, a bad debt deduction computed as a percentage of taxable income if more favorable than the bad debt deduction based upon actual loan loss experience (i.e., experience method). The bad debt deduction for fiscal years 1996 and 1995 was computed under the percentage of taxable income method since it yielded a greater deduction than did the experience method.

     In August 1996, changes in the federal tax law (i) repealed both the percentage of taxable income and experience methods effective July 1, 1996, allowing a bad debt deduction for specific charge-offs only, and (ii) required recapture into taxable income over a six year period of tax bad debt reserves which exceed the base year amount, adjusted for any loan portfolio shrinkage. These tax law changes resulted in the recognition to income tax expense of additional deferred tax liabilities of approximately $103,000 in fiscal year 1997. The recapture of excess reserves has no effect on the Corporation's results of operations since income taxes were provided for in prior years in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109). The recapture may be delayed for a one or two-year period if the Corporation originates more residential loans than its average originations in the past six years. The Corporation met the origination requirement for fiscal year 1997 therefore delaying the recapture at least until the six-year period beginning in fiscal year 1998. The recapture of excess reserves totals $3,161,000 and will result in income tax payments of $1,130,000 which have been previously accrued.

     In accordance with provisions of SFAS No. 109, a deferred tax liability has not been recognized for the bad debt reserves of the Bank created in the tax years which began prior to December 31, 1987 (the base year). At

June 30, 1997, the amount of these reserves totaled approximately $81,757,000 with an unrecognized deferred tax liability approximating $29,866,000. Such unrecognized deferred tax liability could be recognized in the future, in whole or in part, if (i) there is a change in federal tax law, (ii) the Bank fails to meet certain definitional tests and other conditions in the federal tax law,
(iii) certain distributions are made with respect to the stock of the Bank or
(iv) the bad debt reserves are used for any purpose other than absorbing bad debt losses.

NOTE 18. STOCKHOLDERS' EQUITY AND REGULATORY RESTRICTIONS:

     On December 19, 1988, the Board of Directors of the Corporation adopted a Shareholder Rights Plan and declared a dividend of stock purchase rights consisting of one primary right and one secondary right for each outstanding share of common stock payable on December 30, 1988, and with respect to each share of common stock issued by the Corporation at any time after such date and prior to the earlier of the occurrence of certain events or expiration of such rights. These rights are attached to and trade only together with the common stock shares. The provisions of the Shareholder Rights Plan are designed to protect the interests of the stockholders of record in the event of an unsolicited or hostile attempt to acquire the Corporation at a price or on terms that are not fair to all shareholders. Unless rights are exercised, holders have no rights as a stockholder of the Corporation (other than rights resulting from such holder's ownership of common shares), including, without limitation, the right to vote or to receive dividends. With certain exceptions, the rights expire December 31, 1998, unless earlier redeemed by the Corporation. At June 30, 1997, no such rights were exercised.

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

     Under the Office of Thrift Supervision's (OTS) capital distribution regulations, a savings institution that, immediately prior to, and on a pro forma basis after giving effect to, a proposed dividend, has total capital that is at least equal to the amount of its fully phased-in capital requirements (a "Tier 1 Association") is permitted to pay dividends during a calendar year in an amount equal to the greater of (i) 75.0% of its net income for the recent four quarters, or (ii) 100.0% of its net income to date during the calendar year plus an amount that would reduce by one-half the amount by which its ratio of total capital to assets exceeded its fully phased-in risk-based capital ratio requirement at the beginning of the calendar year. At June 30, 1997, the Bank qualified as a Tier 1 Association, and would be permitted to pay an aggregate amount approximating $113,139,000 in dividends under these regulations. Should the Bank's regulatory capital fall below certain levels, applicable law and certain other federal regulations would require prior approval of such proposed dividends and, in some cases, would prohibit the payment of dividends.

     On August 21, 1996, the Corporation consummated the repurchase of 1,875,150 shares of its common stock, $.01 par value, from CAI Corporation, a Dallas-based investment company, for an aggregate purchase price totaling $48,910,000 excluding $414,000 in transaction costs. The purchase price, excluding transaction costs incurred by the Corporation for this repurchase, consisted of cash consideration of $28,227,000 and surrender of a warrant (valued at approximately $20,683,000) which would have enabled the Corporation to purchase 99 shares of non-voting stock of CAI Corporation. The repurchased shares represented 8.3% of the outstanding shares of the Corporation's common stock prior to the repurchase. The total cost of $49,324,000 reduced common stock by $12,000 (representing $.01 par value on 1,250,100 shares before the three-for-two stock split effective January 14, 1997) and additional paid-in capital by the difference of $49,312,000. Pursuant to Nebraska corporate law, the 1,875,150 shares of repurchased common stock were canceled. The Corporation also reimbursed CAI Corporation for certain expenses totaling $2,200,000 incurred in connection with its ownership of the 1,875,150 shares, including costs and expenses incurred in connection with the Corporation's 1995 proxy contest, and paid CAI Corporation cash totaling $62,500 in lieu of the pro rata portion of any dividend CAI Corporation otherwise would have received for the quarter ended September 30, 1996. These nonrecurring expenses paid to CAI Corporation are included in other operating expenses. Concurrent with the close of the repurchase, two directors of the Corporation who also serve as executive officers of CAI Corporation, resigned from the Board of Directors.

     On November 18, 1996, the Board of Directors of the Corporation declared a three-for-two stock split effected in the form of a 50 percent stock dividend to stockholders of record on December 31, 1996. Par value of the common stock remained at $.01 per share. The stock dividend, distributed on January 14, 1997, totaled 7,163,476 shares of common stock with $72,000 transferred from the additional paid-in capital account to the common stock account to record this distribution. Fractional shares resulting from the stock split were paid in cash totaling $17,792 based on the closing price on the record date.


NOTE 19. REGULATORY CAPITAL REQUIREMENTS:

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators, that, if undertaken, could have a direct material effect on the Corporation's financial position and results of operations. The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios as set forth in the following tables of tangible, core and total risk-based capital. Prompt Corrective Action provisions contained in the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) require specific supervisory actions as capital levels decrease. To be considered well-capitalized under the regulatory framework for Prompt Corrective Action provisions under FDICIA, the Bank must maintain minimum Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios as set forth in the following tables. At June 30, 1997 and 1996, the Bank exceeded the minimum requirements for the well-capitalized category.

     The following presents the Bank's regulatory capital levels and ratios relative to its minimum capital requirements:


------------------------------------------------------------------------------------------------------------------------------
                                                                                     As of June 30, 1997
                                                             -----------------------------------------------------------------
                                                                    Actual Capital                     Required Capital
                                                             ------------------------------     ------------------------------
                                                                Amount             Ratio           Amount             Ratio
------------------------------------------------------------------------------------------------------------------------------
OTS capital adequacy:
     Tangible capital......................................     $446,291            6.31%          $106,079            1.50%
     Core capital..........................................      458,087            6.47            212,511            3.00
     Risk-based capital....................................      494,760           13.81            286,597            8.00
FDICIA regulations to be classified well-capitalized:
     Tier 1 leverage capital...............................      458,087            6.47            354,185            5.00
     Tier 1 risk-based capital.............................      458,087           12.79            214,948            6.00
     Total risk-based capital..............................      494,760           13.81            358,246           10.00
------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------
                                                                                     As of June 30, 1996
                                                             -----------------------------------------------------------------
                                                                    Actual Capital                     Required Capital
                                                             ------------------------------     ------------------------------
                                                                Amount             Ratio           Amount             Ratio
------------------------------------------------------------------------------------------------------------------------------
OTS capital adequacy:
     Tangible capital......................................     $408,708            6.18%          $ 99,137            1.50%
     Core capital..........................................      424,909            6.41            198,760            3.00
     Risk-based capital....................................      460,674           13.62            270,629            8.00
FDICIA regulations to be classified well-capitalized:
     Tier 1 leverage capital...............................      424,909            6.41            331,266            5.00
     Tier 1 risk-based capital.............................      424,909           12.56            202,971            6.00
     Total risk-based capital..............................      460,674           13.62            338,286           10.00
------------------------------------------------------------------------------------------------------------------------------


     As of June 30, 1997, the most recent notification from the OTS categorized the Bank as "well-capitalized" under the regulatory framework for Prompt Corrective Action provisions under FDICIA. There are no conditions or events since such notification that management believes have changed the Bank's classification.


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

     At June 30, 1997, the Corporation had issued commitments, excluding undisbursed portions of loans in process, of approximately $150,784,000 as follows: $102,614,000 to originate loans, $27,769,000 to purchase loans and $20,401,000 to provide consumers unused lines of credit. At June 30, 1996, the Corporation had issued commitments, excluding undisbursed portions of loans in process, of approximately $173,551,000 as follows: $94,679,000 to originate loans, $61,264,000 to purchase loans and $17,608,000 to provide consumers unused lines of credit. In addition, at June 30, 1997 and 1996, outstanding commitments from mortgage banking operations to purchase mortgage loan servicing rights totaled $1,284,000 and $9,000, respectively.

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

     At June 30, 1997 and 1996, the Corporation had approximately $98,299,000 and $126,377,000, respectively, in mandatory forward delivery commitments to sell residential mortgage loans. At June 30, 1997 and 1996, loans sold subject to recourse provisions totaled approximately $31,039,000 and $39,340,000, respectively, which represents the total potential credit risk associated with these particular loans. Such credit risk would, however, be offset by the value of the single-family residential properties which collateralize these loans.

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


NOTE 21. EMPLOYEE BENEFIT AND INCENTIVE PLANS AND OTHER POSTRETIREMENT BENEFITS:

RETIREMENT SAVINGS PLAN - The Corporation maintains a contributory deferred savings 401(k) plan covering substantially all employees. The Corporation's matching contributions are equal to 100% of the first 8% of participant contributions. Participants vest immediately in their own contributions. For contributions of the

Corporation, participants vest over a five-year period and, thereafter, vest 100% on an annual basis if employed on the last day of each calendar year. Contribution expense was $1,719,000, $1,653,000 and $1,648,000 for fiscal years ended June 30, 1997, 1996 and 1995, respectively.

STOCK OPTION AND INCENTIVE PLAN - The Corporation maintains the 1996 Stock Option and Incentive Plan (the 1996 Plan), which was approved by the Corporation's stockholders on November 19, 1996; the 1984 Stock Option and Incentive Plan, as amended (the 1984 Plan); and three stock option and incentive plans assumed in the Railroad merger (collectively referred to as "the Railroad Plans"). These plans permit the granting of stock options, restricted stock awards and stock appreciation rights. Stock options are generally 100% exercisable on the date of grant over a period not to exceed 10 years from the date of grant with the option price equal to market value on the date of grant. However, non-incentive stock options granted to executives in fiscal years 1997 and 1996 vest over three years. Recipients of restricted stock have the usual rights of a shareholder, including the rights to receive dividends and to vote the shares; however, the common stock will not be vested until certain restrictions are satisfied. The term of the 1984 Plan extends to July 31, 2002, and the term of the 1996 Plan to September 11, 2006. At June 30, 1997, the Railroad Plans had only 9,180 options outstanding.

     The following table presents the activity of the stock options for each of the three fiscal years ended June 30, 1997, and the stock options outstanding at the end of the respective fiscal years:

----------------------------------------------------------------------------------------------------------------------------------
                                                                        Stock Option          Option Price            Aggregate
                                                                           Shares               Per Share              Amount
----------------------------------------------------------------------------------------------------------------------------------
Outstanding at June 30, 1994...........................................     599,860       $ 1.67    -   $13.13         $ 2,976
   Granted.............................................................      93,918         9.65    -    18.21           1,696
   Exercised...........................................................    (131,610)        1.67    -    13.13            (505)
   Canceled............................................................      (7,174)        3.78    -    11.65             (65)
----------------------------------------------------------------------------------------------------------------------------------
Outstanding at June 30, 1995...........................................     554,994         1.67    -    18.21           4,102
   Granted.............................................................     184,639               25.83                  4,770
   Exercised...........................................................    (143,968)        1.67    -    18.21          (1,191)
   Canceled............................................................      (2,385)        9.39    -    18.21             (40)
----------------------------------------------------------------------------------------------------------------------------------
Outstanding at June 30, 1996...........................................     593,280         1.67    -    25.83           7,641
   Granted.............................................................     216,354               33.25                  7,194
   Exercised...........................................................     (75,686)        1.67    -    25.83            (838)
   Canceled............................................................      (5,844)       18.21    -    25.83            (121)
----------------------------------------------------------------------------------------------------------------------------------
Outstanding at June 30, 1997...........................................     728,104       $ 1.67    -   $33.25         $13,876
----------------------------------------------------------------------------------------------------------------------------------
Exercisable at June 30, 1997...........................................     648,299       $ 1.67    -   $33.25         $11,448
----------------------------------------------------------------------------------------------------------------------------------
Shares available for future grants at June 30, 1997:
   1984 Plan...........................................................      92,900
   1996 Plan...........................................................   1,023,000
----------------------------------------------------------------------------------------------------------------------------------

The following table summarizes information about the Corporation's stock options outstanding at June 30, 1997:

---------------------------------------------------------------------------------------------------------------------------------
                        Shares Subject to Outstanding Options                                        Shares Exercisable
---------------------------------------------------------------------------------------    --------------------------------------
                                                    Weighted Average        Weighted                               Weighted
                                  Stock Option          Remaining            Average         Stock Option           Average
             Range of                Shares            Contractual          Exercise            Shares             Exercise
          Exercise Prices          Outstanding        Life in Years           Price           Exercisable            Price
---------------------------------------------------------------------------------------------------------------------------------
      $ 1.67     -    $ 2.53           2,811              2.80               $ 1.84               2,811             $ 1.84
        3.33     -      4.67         260,235              2.36                 3.97             260,235               3.97
        6.50     -      9.39          14,803              3.82                 8.03              14,803               8.03
       18.21     -     25.83         233,901              8.68                23.62             203,496              23.29
               33.25                 216,354              9.88                33.25             166,954              33.25
---------------------------------------------------------------------------------------------------------------------------------
      $ 1.67     -    $33.25         728,104              6.65               $19.06             648,299             $17.66
---------------------------------------------------------------------------------------------------------------------------------

     On May 14, 1997, non-incentive stock options for 27,000 shares of the Corporation's common stock were granted under the 1996 Plan to directors of the Corporation and Bank. During fiscal years 1997 and 1996, stock options for 189,354 and 184,639 shares, respectively, of the Corporation's common stock were granted under the 1984 Plan to executives and managers of the Corporation. Such grants were in accordance with a management incentive plan providing for these awards pursuant to the attainment of certain operating goals of the Corporation for the respective fiscal years.

     The Corporation applies APB Opinion No. 25 and related Interpretations in accounting for its stock option and incentive plans. Accordingly, no compensation cost has been recognized for stock options granted. Had compensation cost of the Corporation's two stock option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the provisions of SFAS No. 123, the Corporation's net income and earnings per share would have been reduced to the pro forma amounts indicated in the following table. Since July 1, 1995, is the initial phase-in period for the Corporation in applying the provisions of SFAS No. 123, the results indicated are not necessarily representative of the effects on pro forma disclosures of net income and earnings per share since such results exclude stock options granted prior to July 1, 1995.

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                       Year Ended June 30,
                                                                                                      1997            1996
---------------------------------------------------------------------------------------------------------------------------------
Net income:
   As reported....................................................................................   $44,094         $55,306
   Pro forma......................................................................................    42,237          54,371
Earnings per share:
   As reported....................................................................................   $  2.01         $  2.48
   Pro forma......................................................................................      1.93            2.44
---------------------------------------------------------------------------------------------------------------------------------

     The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the grants in fiscal years 1996 and 1997, respectively: dividend yield of 1.05% for the 1996 option grants and .84% for the 1997 grants; expected volatility of 29% for the 1996 option grants and 25% for the 1997 grants; risk-free interest rates of 6.76% for the 1996 option grants and 6.62% for the 1997 grants; and expected lives of six years for the plans for both years.

     Restricted stock is also granted for awards earned each fiscal year under management incentive plans. On the grant dates of June 30, 1997, 1996 and 1995, the Corporation issued 25,174 shares, 1,746 shares and 42,625 shares, respectively, of restricted stock with an aggregate market value of $935,000, $45,000, and $776,000, respectively. The awards of restricted stock vest 20% on each anniversary of the grant date, provided that the employee has completed the specified service requirement, or earlier if the employee dies or is permanently and totally disabled or upon a change in control. Total deferred compensation on the unvested restricted stock totaled $1,435,000, $1,068,000, and $1,951,000, at June 30, 1997, 1996, and
1995, respectively, and is recorded as a reduction of stockholders' equity. The value of the restricted shares is amortized to compensation expense over the five-year vesting period. Compensation expense applicable to the restricted stock totaled $531,000, $909,000 and $1,173,000 for fiscal years 1997, 1996 and
1995, respectively.

POSTRETIREMENT BENEFITS - Statement of Financial Accounting Standards No. 106 (SFAS No. 106), "Employers' Accounting for Postretirement Benefits Other Than Pensions," requires that the cost of providing postretirement benefits other than pensions be recognized over the employee's service periods rather than on a cash basis. Under SFAS No. 106, the determination of the accrual liability requires a calculation of the accumulated postretirement benefit obligation
(APBO). This APBO represents the actuarial present value of postretirement benefits other than pensions to be paid out in the future (such as health care benefits to be paid to retirees) that have been earned as of the end of the year. The Corporation's postretirement benefit plan is unfunded. The following table reconciles the status of the plan with the amounts recognized in the Consolidated Statement of Financial Condition at June 30:


---------------------------------------------------------------------------------------------------------------------------------
                                                                                   1997              1996              1995
---------------------------------------------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
   Retirees...................................................................   $   425            $  487             $260
   Fully eligible active plan participants....................................       167               120              118
   Other active plan participants.............................................       518               766              581
---------------------------------------------------------------------------------------------------------------------------------
                                                                                   1,110             1,373              959
Unrecognized prior service cost...............................................       317                --               --
Unrecognized net loss.........................................................      (626)             (783)            (426)
---------------------------------------------------------------------------------------------------------------------------------
Accrued postretirement benefit cost included in other liabilities.............      $801            $  590             $533
---------------------------------------------------------------------------------------------------------------------------------


The following sets forth the components of the net periodic postretirement benefit cost for the fiscal years ended June 30:


---------------------------------------------------------------------------------------------------------------------------------
                                                                                   1997              1996              1995
---------------------------------------------------------------------------------------------------------------------------------
Service cost - benefits earned during the fiscal year.........................   $   105            $   74             $ 61
Interest cost on accumulated postretirement benefit obligation................        99                69               43
Amortization of net loss......................................................        40                29               --
---------------------------------------------------------------------------------------------------------------------------------
   Net periodic postretirement benefit expense................................       244               172              104
---------------------------------------------------------------------------------------------------------------------------------
Postretirement benefit claims paid for the year,
   net of retiree contributions of $98, $85 and $72...........................   $    33            $  115             $126
---------------------------------------------------------------------------------------------------------------------------------


     The weighted average discount rate used to determine the APBO was 7.75% for the fiscal year ended June 30, 1997, and 7.5% for fiscal years ended June 30, 1996 and 1995. The assumed health care cost trend rate used in measuring the APBO as of July 1, 1996, was 8.0% decreasing gradually until it reaches 5.0% in 2008, when it remains constant. A one-percentage-point increase in the assumed health care cost trend rate for each year would increase the APBO as of June 30, 1997, by $121,000 and the aggregate of the service and interest cost components of the net periodic postretirement cost for fiscal year 1997 by $22,000.

     The Corporation also maintains an unfunded postretirement survivor income plan for certain key executives that provides benefits to beneficiaries based upon the death of such executives and their employment status at the time of death (i.e., normal retirement, termination or death prior to retirement). The Corporation began to recognize these postretirement benefits in fiscal year 1996. At June 30, 1997 and 1996, the accrued postretirement benefit cost included in other liabilities and the net postretirement benefit cost charged to operations totaled $125,000 and $33,000, respectively. The weighted average discount rate used to determine the APBO was 7.75% and 7.5%, respectively, for fiscal years ended June 30, 1997 and 1996, and the assumed annual rate of increase for compensation was 3.0% for fiscal years ended June 30, 1997 and 1996.


NOTE 22. FINANCIAL INFORMATION (PARENT COMPANY ONLY):

CONDENSED STATEMENT OF FINANCIAL CONDITION

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                           June 30,
ASSETS                                                                                              1997              1996
---------------------------------------------------------------------------------------------------------------------------------
Cash..........................................................................................     $ 42,246         $ 12,562
Other assets..................................................................................        9,311            2,387
Equity in CFC Preferred Trust (1).............................................................        1,392               --
Equity in Commercial Federal Bank.............................................................      497,882          447,817
---------------------------------------------------------------------------------------------------------------------------------
Total Assets..................................................................................     $550,831         $462,766
---------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
---------------------------------------------------------------------------------------------------------------------------------
Liabilities:
   Other liabilities..........................................................................     $  2,333         $  2,339
   Unsecured promissory term note.............................................................       26,000               --
   Subordinated extendible notes..............................................................       50,000               --
   Junior subordinated deferrable interest debentures (1).....................................       46,392               --
   Senior notes...............................................................................           --            6,900
   Subordinated notes.........................................................................           --           40,250
---------------------------------------------------------------------------------------------------------------------------------
Total Liabilities.............................................................................      124,725           49,489
Total Stockholders' Equity....................................................................      426,106          413,277
---------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity....................................................     $550,831         $462,766
---------------------------------------------------------------------------------------------------------------------------------

(1) Equity in CFC Preferred Trust represents the sole beneficial ownership interest in this trust consisting of 55,671 shares of common securities acquired by the Corporation on May 14, 1997. The junior subordinated deferrable interest debentures payable to the CFC Preferred Trust bear interest at 9.375% and are due May 15, 2027.

CONDENSED STATEMENT OF OPERATIONS
---------------------------------------------------------------------------------------------------------------------------------
                                                                                              Year Ended June 30,
                                                                                   1997              1996              1995
---------------------------------------------------------------------------------------------------------------------------------
Revenues:
   Dividend income from the Bank..............................................    $39,887           $ 9,290           $ 5,660
   Interest income............................................................      1,003               691               600
Expenses:
   Interest expense...........................................................     (7,435)           (5,384)           (5,310)
   Operating expenses.........................................................     (2,895)           (1,742)             (576)
---------------------------------------------------------------------------------------------------------------------------------
Income before income taxes, extraordinary items
   and equity in undistributed earnings of subsidiaries.......................     30,560             2,855               374
Income tax benefit............................................................     (3,301)           (2,117)           (1,882)
---------------------------------------------------------------------------------------------------------------------------------
Income before extraordinary items
   and equity in undistributed earnings of subsidiaries.......................     33,861             4,972             2,256
Extraordinary items - loss on early retirement
   of debt, net of tax benefit of $316........................................       (583)               --                --
---------------------------------------------------------------------------------------------------------------------------------
Income before equity in undistributed earnings of subsidiaries................     33,278             4,972             2,256
Equity in undistributed earnings of subsidiaries..............................     10,816            50,334            28,925
---------------------------------------------------------------------------------------------------------------------------------
Net income....................................................................    $44,094           $55,306           $31,181
---------------------------------------------------------------------------------------------------------------------------------

CONDENSED STATEMENT OF CASH FLOWS
----------------------------------------------------------------------------------------------------------------------------------
                                                                                              Year Ended June 30,
                                                                                   1997              1996              1995
----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income....................................................................   $ 44,094          $ 55,306          $ 31,181
Adjustments to reconcile net income to
   net cash provided by operating activities:
     Extraordinary items, net of tax benefit..................................        583                --                --
     Equity in undistributed earnings of subsidiaries.........................    (10,816)          (50,334)          (28,925)
     Other items, net.........................................................     (3,649)            2,123             1,100
                                                                                ---------         ---------         ---------
       Total adjustments......................................................    (13,882)          (48,211)          (27,825)
                                                                                ---------         ---------         ---------
         Net cash provided by operating activities............................     30,212             7,095             3,356
----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of stock of and cash distributions into the Bank.....................    (17,157)               --            (3,850)
Purchase of common securities of CFC Preferred Trust..........................     (1,392)               --                --
Other items, net..............................................................         --                --              (245)
                                                                                ---------         ---------         ---------
         Net cash used by investing activities................................    (18,549)               --            (4,095)
----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of subordinated extendible notes, net..................     48,500                --                --
Proceeds from issuance of notes payable.......................................     46,000                --             4,000
Payment of senior and subordinated notes......................................    (47,150)               --                --
Payment of notes payable......................................................    (20,000)           (3,000)           (1,000)
Proceeds from issuance of junior
   subordinated deferrable interest debentures................................     46,392                --                --
Payments for debt issue costs.................................................     (2,218)               --                --
Repurchase of common stock....................................................    (49,324)               --                --
Issuance of common stock......................................................      2,066             2,291             1,334
Payment of cash dividends on common stock.....................................     (5,906)           (4,370)               --
Other items, net..............................................................       (339)               --              (271)
                                                                                ---------         ---------         ---------
         Net cash provided (used) by financing activities.....................     18,021            (5,079)            4,063
----------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS:
Increase in net cash position.................................................     29,684             2,016             3,324
Balance, beginning of year....................................................     12,562            10,546             7,222
                                                                                ---------         ---------         ---------
Balance, end of year..........................................................   $ 42,246          $ 12,562          $ 10,546
----------------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
   Interest expense...........................................................   $  6,382          $  4,913          $  4,816
   Income tax payments (refunds), net.........................................     18,873            72,972            (3,670)
----------------------------------------------------------------------------------------------------------------------------------

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


Segment information at and for the fiscal years ended June 30 is summarized as follows:


----------------------------------------------------------------------------------------------------------------------------------
                                                                                   1997              1996              1995
----------------------------------------------------------------------------------------------------------------------------------
Interest income:
   Financial institution.....................................................   $  498,389        $  483,888        $  446,747
   Mortgage banking..........................................................        6,661             7,204             7,621
                                                                                -----------       -----------      -----------
     Total...................................................................      505,050           491,092           454,368
                                                                                -----------       -----------      -----------
Intersegment interest income:
   Financial institution.....................................................      (12,438)          (10,115)           (6,601)
   Mortgage banking..........................................................        9,688            10,201             6,417
                                                                                -----------       -----------      -----------
                                                                                    (2,750)               86              (184)
   Intersegment elimination..................................................        2,750               (86)              184
                                                                                -----------       -----------      -----------
     Total...................................................................           --                --                --
                                                                                -----------       -----------      -----------
Total interest income:
   Financial institution.....................................................      485,951           473,773           440,146
   Mortgage banking..........................................................       16,349            17,405            14,038
   Intersegment elimination..................................................        2,750               (86)              184
                                                                                -----------       -----------      -----------
     Total...................................................................   $  505,050        $  491,092        $  454,368
----------------------------------------------------------------------------------------------------------------------------------
Other income:
   Financial institution - loan servicing fees...............................   $      373        $      429        $      146
   Financial institution - other income......................................       29,247            21,918            20,317
   Mortgage banking - loan servicing fees....................................       29,977            27,462            24,585
   Mortgage banking - other income (loss)....................................       (1,118)             (163)               18
                                                                                -----------       -----------      -----------
     Total...................................................................       58,479            49,646            45,066
                                                                                -----------       -----------      -----------
Intersegment other income:
   Financial institution - loan servicing fees...............................           --                --                --
   Financial institution - other income......................................           --                --                --
   Mortgage banking - loan servicing fees....................................       15,971            14,516            12,218
   Mortgage banking - other income...........................................           --                --                --
                                                                                -----------       -----------      -----------
                                                                                    15,971            14,516            12,218
   Intersegment elimination..................................................      (15,971)          (14,516)          (12,218)
                                                                                -----------       -----------      -----------
     Total...................................................................           --                --                --
                                                                                -----------       -----------      -----------
Total other income:
   Financial institution - loan servicing fees...............................          373               429               146
   Financial institution - other income......................................       29,247            21,918            20,317
   Mortgage banking - loan servicing fees....................................       45,948            41,978            36,803
   Mortgage banking - other income (loss)....................................       (1,118)             (163)               18
   Intersegment elimination..................................................      (15,971)          (14,516)          (12,218)
                                                                                -----------       -----------      ------------
     Total...................................................................   $   58,479        $   49,646        $   45,066
----------------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------------
                                                                                   1997              1996              1995
---------------------------------------------------------------------------------------------------------------------------------
Operating profit (1):
   Financial institution.....................................................   $   48,453        $   63,385        $   45,664
   Mortgage banking..........................................................       30,390            26,009            14,518
                                                                                -----------       -----------       -----------
                                                                                    78,843            89,394            60,182
Less:
   General corporate expenses................................................        2,895             1,742               545
   Corporate interest expense................................................        7,435             5,384             5,310
                                                                                -----------       -----------       -----------
     Total...................................................................   $   68,513        $   82,268        $   54,327
---------------------------------------------------------------------------------------------------------------------------------
(1) Operating profit is income before income taxes and extraordinary items.
---------------------------------------------------------------------------------------------------------------------------------
Identifiable assets:
   Financial institution.....................................................   $7,083,616        $6,591,381        $6,478,017
   Mortgage banking..........................................................      178,189           171,399           171,415
   Eliminations..............................................................     (165,140)         (155,110)          (79,853)
                                                                                -----------       -----------       -----------
     Total...................................................................   $7,096,665        $6,607,670        $6,569,579
---------------------------------------------------------------------------------------------------------------------------------
Additions to premises and equipment:
   Financial institution.....................................................   $   15,511        $    6,587        $    5,863
   Mortgage banking..........................................................          371             1,624             5,378
                                                                                -----------       -----------       -----------
     Total...................................................................   $   15,882        $    8,211        $   11,241
---------------------------------------------------------------------------------------------------------------------------------
Depreciation and amortization:
   Financial institution.....................................................   $    6,297        $    5,404        $    4,568
   Mortgage banking..........................................................        1,515             1,451             1,045
                                                                                -----------       -----------       -----------
     Total...................................................................   $    7,812        $    6,855        $    5,613
---------------------------------------------------------------------------------------------------------------------------------

      The mortgage banking operation originates and sells loans to the Bank. These sales are primarily at par such that the mortgage banking operation records losses equal to the expenses it incurs net of fees collected. Such losses approximating $1,659,000, $986,000 and $1,236,000 were incurred during fiscal years 1997, 1996 and 1995, respectively. All of these losses are deferred by the Bank and amortized over the estimated life of the loans the Bank purchased.

NOTE 24. FEDERAL DEPOSIT INSURANCE SPECIAL ASSESSMENT:

     Effective September 30, 1996, the Deposit Insurance Funds Act of 1996 authorized the recapitalization of the Savings Associations Insurance Fund
(SAIF) by imposing a one-time special assessment on institutions with SAIF-assessable deposits in order to increase the reserve levels of the SAIF to 1.25% of insured deposits. Institutions were assessed at the rate of .657% based on the amount of their SAIF-assessable deposits as of March 31, 1995. On September 30, 1996, the Corporation recorded an after-tax charge of $17,300,000 ($27,062,000 pre-tax) as a result of such special assessment. The Corporation's annual deposit insurance rate in effect prior to this recapitalization was .23% of insured deposits, declining to .18% of insured deposits for the three months ended December 31, 1996, and reduced to .064% of insured deposits effective January 1, 1997.

NOTE 25. EXTRAORDINARY ITEMS - LOSS ON EARLY RETIREMENT OF DEBT:

     In December 1996, the Corporation recognized extraordinary losses of $583,000 (net of income tax benefits totaling $316,000), or $.03 loss per share, primarily as a result of the early retirement of its $40,250,000 10.25% subordinated debt due December 15, 1999, and its $6,900,000 10.0% senior notes due January 31, 1999. The extraordinary losses consisted primarily of the write-off of the related premiums and costs associated with the issuance and redemption of such debt which was retired on December 27, 1996, with the proceeds from the $50,000,000 subordinated extendible notes offering completed December 2, 1996.

NOTE 26. QUARTERLY FINANCIAL DATA (UNAUDITED):

The following summarizes the unaudited quarterly results of operations for the last three fiscal years ended June 30:


---------------------------------------------------------------------------------------------------------------------------------
                                                                                         Quarter Ended
                                                                  June 30         March 31        December 31     September 30
---------------------------------------------------------------------------------------------------------------------------------
FISCAL 1997:
Total interest income.........................................   $129,081         $125,436          $127,747        $122,786
Net interest income...........................................     42,792           42,622            42,297          40,292
Provision for loan losses.....................................     (2,000)          (2,355)           (2,108)         (1,658)
Gain on sales of securities and loans.........................        167              382               122             105
Net income....................................................     17,060           16,177            14,907          (4,050)

Earnings (loss) per share:
   Income (loss) before extraordinary items...................        .78              .74               .71            (.18)
   Extraordinary items, net of tax benefit....................         --               --              (.03)             --
   Net income (loss)..........................................        .78              .74               .68            (.18)
Dividends declared per share..................................        .07              .07               .07             .067
---------------------------------------------------------------------------------------------------------------------------------
FISCAL 1996:
Total interest income.........................................   $123,134         $122,899          $122,357        $122,702
Net interest income...........................................     43,490           42,561            38,625          38,099
Provision for loan losses.....................................     (1,508)          (1,508)           (1,508)         (1,583)
Gain on sales of securities, loans
   and loan servicing rights..................................        183               64               318             304
Net income....................................................     15,844           16,354            11,864          11,244

Earnings per share............................................         .69             .73               .54             .52
Dividends declared per share..................................        .067            .067              .133              --
---------------------------------------------------------------------------------------------------------------------------------
FISCAL 1995:
Total interest income.........................................   $120,330         $114,876          $111,913        $107,249
Net interest income...........................................     37,513           37,671            37,697          36,961
Provision for loan losses.....................................     (1,583)          (1,584)           (1,658)         (1,583)
Gain on sales of securities, loans
   and loan servicing rights..................................        426              699               481             177
Accelerated amortization of goodwill..........................         --               --            10,678          10,679
Net income....................................................     12,699           15,033             2,181           1,268

Earnings per share............................................        .59              .69               .10             .06
Dividends declared per share..................................         --               --                --              --
---------------------------------------------------------------------------------------------------------------------------------

NOTE 27. FAIR VALUE OF FINANCIAL INSTRUMENTS:

     Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" (SFAS No. 107), requires that the Corporation disclose estimated fair value amounts of its financial instruments. It is management's belief that the fair values presented below are reasonable based on the valuation techniques and data available to the Corporation as of June 30, 1997 and 1996, as more fully described in the following table. It should be noted that the operations of the Corporation are managed from a going concern basis and not a liquidation basis. As a result, the ultimate value realized for the financial instruments presented could be substantially different when actually recognized over time through the normal course of operations. Additionally, a substantial portion of the Corporation's inherent value is the Bank's capitalization and franchise value. Neither of these components have been given consideration in the presentation of fair values which follow.

     The following presents the carrying value and fair value of the specified assets and liabilities held by the Corporation at June 30, 1997 and 1996. This information is presented solely for compliance with SFAS No. 107 and is subject to change over time based on a variety of factors.


---------------------------------------------------------------------------------------------------------------------------------
                                                                         1997                                1996
                                                               ---------------------------        -------------------------------
                                                               Carrying            Fair           Carrying            Fair
                                                                 Value             Value            Value             Value
---------------------------------------------------------------------------------------------------------------------------------
SELECTED ASSETS
---------------------------------------------------------------------------------------------------------------------------------
Cash (including short-term investments)....................    $   55,809       $   55,809        $   35,827       $   35,827
Investment securities......................................       399,057          397,026           253,043          249,039
Mortgage-backed securities.................................     1,025,763        1,025,695         1,180,046        1,168,240
Loans receivable, net......................................     5,258,739        5,294,505         4,813,164        4,833,778
Federal Home Loan Bank stock...............................        72,452           72,452            79,113           79,113
---------------------------------------------------------------------------------------------------------------------------------
SELECTED LIABILITIES
---------------------------------------------------------------------------------------------------------------------------------
Deposits
   Passbook accounts.......................................       741,994          741,994           623,505          623,505
   Market rate savings account.............................       137,892          137,892           159,672          159,672
   NOW checking accounts...................................       382,076          382,076           332,233          332,233
   Certificates of deposit.................................     3,116,957        3,106,408         3,189,166        3,182,810
                                                                ---------        ---------         ---------        ---------
     Total deposits........................................     4,378,919        4,368,370         4,304,576        4,298,220

Advances from Federal Home Loan Bank.......................     1,415,506        1,416,074         1,350,290        1,344,122
Securities sold under agreements to repurchase.............       639,294          639,412           380,755          379,585
Other borrowings...........................................       128,982          131,266            58,546           59,886
---------------------------------------------------------------------------------------------------------------------------------
OFF-BALANCE SHEET INSTRUMENTS
---------------------------------------------------------------------------------------------------------------------------------
Derivative financial instruments...........................           254           (1,023)               --           (1,646)
Commitments................................................            --               --                --               --
---------------------------------------------------------------------------------------------------------------------------------

     The following sets forth the methods and assumptions used in determining the fair value estimates for the Corporation's financial instruments at June 30, 1997 and 1996.

Cash and short-term investments:

     The book value of cash and short-term investments is assumed to approximate the fair value of such assets.

Investment securities:

     Quoted market prices or dealer quotes were used to determine the fair value of investment securities.

Mortgage-backed securities:

     For mortgage-backed securities available for sale and held to maturity the Corporation has utilized quotes for similar or identical securities in an actively traded market, where such a market exists, or has obtained quotes from independent security brokers to determine the fair value of such assets.

Loans receivable:

     The fair value of loans receivable was estimated by discounting the future cash flows using the current market rates at which similar loans would be made to borrowers with similar credit ratings and for similar remaining maturities. When using the discounting method to determine fair value, loans were gathered by homogeneous groups with similar terms and conditions and discounted at derived current market rates or rates at which similar loans would be made to borrowers as of June 30, 1997 and 1996, respectively. The fair value of loans held for sale is determined by outstanding commitments from investors or current investor yield requirements calculated on an aggregate loan basis. In addition, when computing the estimated fair value for all loans, allowances for loan losses have been subtracted from the calculated fair value for consideration of credit issues.

Federal Home Loan Bank stock:

     The fair value of such stock approximates book value since the Corporation is able to redeem this stock with the Federal Home Loan Bank at par value.

Deposits:

     The fair value of savings deposits were determined as follows: (i) for passbook accounts, market rate savings accounts and NOW checking accounts, fair value is determined to approximate the carrying value (the amount payable on demand) since such deposits are immediately withdrawable; (ii) for certificates of deposit, the fair value has been estimated by discounting expected future cash flows by derived current market rates as of June 30, 1997 and 1996, offered on certificates of deposit with similar maturities. In accordance with provisions of SFAS No. 107, no value has been assigned to the Corporation's long-term relationships with its deposit customers (core value of deposits intangible) since such intangible is not a financial instrument as defined under SFAS No. 107.

Advances from Federal Home Loan Bank:

     The fair value of such advances was estimated by discounting the expected future cash flows using current interest rates as of June 30, 1997 and 1996, for advances with similar terms and remaining maturities.

Securities sold under agreements to repurchase:

     The fair value of securities sold under agreements to repurchase was estimated by discounting the expected future cash flows using derived interest rates approximating market as of June 30, 1997 and 1996, over the contractual maturity of such borrowings.

Other borrowings:

     Included in other borrowings at June 30, 1997, are subordinated extendible notes and guaranteed preferred beneficial interests in the Corporation's junior subordinated debentures with carrying values of $50,000,000 and $45,000,000, respectively, and at June 30, 1996, subordinated notes and senior notes with carrying values of $40,250,000 and $6,900,000, respectively, with the fair value of such borrowings based on dealer quoted market prices. The fair value of other borrowings, excluding the aforementioned borrowings, was estimated by discounting the expected future cash flows using derived interest rates approximating market as of June 30, 1997 and 1996, over the contractual maturity of such other borrowings.

Commitments:

     The commitments to originate and purchase loans have terms that are consistent with current market terms. Since all outstanding commitments are short-term or adjustable rate, the fair value of the commitments is not significant.

Derivative financial instruments:

     The fair value of the interest rate swap and floor agreements, obtained from market quotes from independent security brokers, is the estimated amount that would be paid to terminate the swap agreements at June 30, 1997 and 1996, respectively, and the estimated amount that would be received to terminate the floor agreements at June 30, 1997.

Limitations:

     It must be noted that fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. Additionally, fair value estimates are based on existing on-and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business, customer relationships and the value of assets and liabilities that are not considered financial instruments. These estimates do not reflect any premium or discount that could result from offering the Corporation's entire holdings of a particular financial instrument for sale at one time. Furthermore, since no market exists for certain of the Corporation's financial instruments, fair value estimates may be based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with a high level of precision. Changes in assumptions as well as tax considerations could significantly affect the estimates. Accordingly, based on the limitations described above, the aggregate fair value estimates as of June 30, 1997 and 1996, are not intended to represent the underlying value of the Corporation, on either a going concern or a liquidation basis.

NOTE 28. CURRENT ACCOUNTING PRONOUNCEMENTS:

Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities:

     In June 1996, Statement of Financial Accounting Standards No. 125, entitled "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS No. 125) was issued. This statement, among other provisions, applies a "financial-components approach" that focuses on control, whereby an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, de-recognizes assets when control has been surrendered, and de-recognizes liabilities when extinguished. SFAS No. 125 provides consistent standards of distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This statement, effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996, was applied prospectively. In December 1996, the FASB reconsidered certain provisions of SFAS No. 125 and issued Statement of Financial Accounting Standards No. 127, entitled "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, an amendment of FASB Statement No. 125" (SFAS No. 127), which defers until after December 31, 1997, the effective date of implementation for transactions related to repurchase agreements, dollar roll repurchase agreements, securities lending and similar transactions. All provisions of SFAS No. 125 continue to be applied prospectively, with earlier or retroactive application not permitted. Management of the Corporation does not believe that the adoption of SFAS No. 127 will have a material effect on the Corporation's financial position, liquidity or results of operations.

Earnings Per Share:

     In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, entitled "Earnings Per Share" (SFAS No. 128). This statement establishes standards for computing and presenting earnings per share (EPS) and simplifies the standards for computing earnings per share previously found in Accounting Principles Board Opinion No. 15, "Earnings Per Share." SFAS No. 128 supersedes Accounting Principles Board Opinion No. 15 and its interpretations and supersedes or amends other accounting pronouncements related to present computations of EPS. The statement replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation with equal prominence of basic and diluted EPS for income from continuing operations and for net income on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

     The provisions of SFAS No. 128 are effective for financial statements for both interim and annual periods ending after December 15, 1997, with all prior period EPS data restated to conform with SFAS No. 128. The following table reflects basic and diluted EPS pursuant to the provisions of SFAS No. 128 for the three fiscal years ended June 30, 1997:

---------------------------------------------------------------------------------------------------------------------------------
                                                                                              Year Ended June 30,
                                                                                   1997              1996              1995
---------------------------------------------------------------------------------------------------------------------------------
Income before extraordinary items............................................   $    44,677       $    55,306       $    31,181
Extraordinary items, net of tax benefit......................................          (583)               --                --
                                                                                -----------       -----------       -----------
Net income...................................................................   $    44,094       $    55,306       $    31,181
---------------------------------------------------------------------------------------------------------------------------------
Weighted average number of common shares
   outstanding used in Basic EPS calculation.................................    21,583,083        21,939,148        21,282,715
Add assumed exercise of outstanding stock options
   as adjustments for dilutive securities....................................       321,877           331,566           337,685
                                                                                -----------       -----------       -----------
Weighted average number of common shares
   outstanding used in Diluted EPS calculation...............................    21,904,960        22,270,714        21,620,400
---------------------------------------------------------------------------------------------------------------------------------
Basic EPS:
   Income before extraordinary items.........................................   $      2.07       $      2.52       $      1.47
   Extraordinary items, net of tax benefit...................................          (.03)               --                --
                                                                                -----------       -----------       -----------
   Net income................................................................   $      2.04       $      2.52       $      1.47
                                                                                -----------       -----------       -----------
Diluted EPS:
   Income before extraordinary items.........................................   $      2.04       $      2.48       $      1.44
   Extraordinary items, net of tax benefit...................................          (.03)               --                --
                                                                                -----------       -----------       -----------
   Net income................................................................   $      2.01       $      2.48       $      1.44
---------------------------------------------------------------------------------------------------------------------------------

Disclosure of Information About Capital Structure:

     In February 1997, the FASB issued Statement of Financial Accounting Standards No. 129, entitled "Disclosure of Information About Capital Structure" (SFAS No. 129). This statement basically consolidates disclosure requirements found in other previously existing accounting literature regarding capital structure. SFAS No. 129 is effective for financial statements for periods ending after December 15, 1997, and since it contains no changes in the disclosure requirements, such adoption will not have a material effect on the Corporation's current capital structure disclosures.

Reporting Comprehensive Income:

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130 entitled "Reporting Comprehensive Income" (SFAS No. 130). This statement establishes standards for reporting and display of comprehensive income and its components in a full set of financial statements. Comprehensive income is the total of reported net income and all other revenues, expenses, gains and losses that under generally accepted accounting principles bypass reported net income. SFAS No. 130 requires that comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements with the aggregate amount of comprehensive income reported in that same financial statement. SFAS No. 130 permits the statement of changes in stockholders' equity to be used to meet this requirement. Companies are encouraged, but not required, to display the components of other comprehensive income below the total for net income in the statement of operations or in a separate statement of comprehensive income. Companies are also required to display the cumulative total of other comprehensive income for the period as a separate component of equity in the statement of financial position.

     This statement is effective for fiscal years beginning after December 15, 1997, or July 1, 1998, for the Corporation, with earlier application permitted. Companies are also required to report comparative totals for comprehensive income in interim reports. Management of the Corporation has not determined the period in which to adopt the provisions of this statement which are only of a disclosure nature.

Disclosures About Segments of an Enterprise and Related Information:

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 entitled "Disclosures About Segments of an Enterprise and Related Information" (SFAS No. 131). This statement supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," and utilizes the "management approach" for segment reporting. The management approach is based on the way that the chief operating decision maker organizes segments within a company for making operating decisions and assessing performance. Reportable segments are based on any manner in which management disaggregates its company such as by products and services, geography, legal structure and management structure. SFAS No. 131 requires disclosures for each segment that are similar to those required under current standards with the addition of quarterly disclosure requirements and more specific and detailed geographic disclosures especially by countries as opposed to broad geographic regions. This statement also requires descriptive information about the way the operating segments were determined, the products/services provided by the operating segments, the differences between the measurements used in reporting segment information and those used in the general purpose financial statements, and the changes in the measurement of segment amounts from period to period.

     The provisions of SFAS No. 131 are effective for fiscal years beginning after December 15, 1997, or July 1, 1998, for the Corporation, with earlier application permitted. SFAS No. 131 does not need to be applied to interim statements in the initial year of application but such comparative information will be required in interim statements for the second year. Comparative information for earlier years must be restated in the initial year of application. Management of the Corporation has not determined the period in which to adopt the provisions of this statement which are only of a disclosure nature.

NOTE 29: SUBSEQUENT EVENTS - PENDING ACQUISITIONS:

Liberty Financial Corporation:

     On August 18, 1997, the Corporation entered into a reorganization and merger agreement with Liberty Financial Corporation (Liberty), a privately held commercial bank and thrift holding company. Under the terms of the merger agreement, the Corporation will acquire in a tax-free reorganization all 8,748,500 outstanding shares of Liberty's common stock in exchange for the Corporation's common stock. Based on the Corporation's closing stock price on September 11, 1997, of $44.4375, the transaction would result in the exchange of approximately 2,677,041 shares of the Corporation's common stock with an aggregate value of approximately $118,961,000.

     At June 30, 1997, Liberty had assets of approximately $620,500,000, deposits of approximately $533,200,000 and stockholders' equity of approximately $41,100,000. Liberty operates 36 branches in Iowa and six in the metropolitan area of Tucson, Arizona. This pending acquisition, which is subject to regulatory approvals and other conditions, is expected to be completed by March 31, 1998. This acquisition is expected to be accounted for as a pooling of interests.

Mid Continent Bancshares, Inc.:

     On September 2, 1997, the Corporation entered into a reorganization and merger agreement with Mid Continent Bancshares, Inc. (Mid Continent), parent company of Mid-Continent Federal Savings Bank. Under the terms of the merger agreement, the Corporation will acquire in a tax-free reorganization all 1,958,250 outstanding shares of Mid Continent's common stock in exchange for the Corporation's common stock. Based on the Corporation's closing price on September 11, 1997, of $44.4375, the transaction would result in the exchange of approximately 1,702,306 shares of the Corporation's common stock with an aggregate value of approximately $75,646,000.

     At June 30, 1997, Mid Continent had total assets of approximately $408,600,000, deposits of approximately $247,000,000 and stockholders' equity of approximately $38,400,000. Mid Continent operates ten branches located in Kansas. This pending acquisition, which is subject to receipt of regulatory approvals, Mid Continent shareholders' approval and other conditions, is expected to close by March 31, 1998. This acquisition is expected to be accounted for as a pooling of interests.

First National Bank Shares, LTD:

     On September 11, 1997, the Corporation entered into a reorganization and merger agreement with First National Bank Shares, LTD (First National), parent company of First United National Bank and Trust Company. Under the terms of the merger agreement, the Corporation will acquire all of the outstanding shares of First National's common stock in exchange for the Corporation's common stock. Based on the Corporation's closing price on September 11, 1997, of $44.4375, the transaction would result in the exchange of approximately 661,905 shares of the Corporation's common stock with a total aggregate value approximating $29,413,000.

     At August 31, 1997, First National had assets of approximately $153,800,000, deposits of approximately $132,100,000 and stockholders' equity of approximately $10,600,000. First National operates seven branches located in Kansas. This pending acquisition, which is subject to receipt of regulatory approvals, First National shareholders' approval and other conditions, is expected to close during the quarter ending March 31, 1998. This acquisition is expected to be accounted for as a purchase with core value of deposits resulting from this transaction to be amortized on an accelerated basis over a period not to exceed 10 years and goodwill, if any, to be amortized on a straight line basis over a period not to exceed 20 years.

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

     Management assessed the Corporation's internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and Thrift Financial Report instructions as of June 30, 1997. This assessment was based on the criteria for effective internal control described in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based upon this assessment, Management believes that the Corporation maintained an effective internal control structure over financial reporting as of June 30, 1997.



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

INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------

To the Board of Directors and Shareholders
Commercial Federal Corporation
Omaha, Nebraska


     We have audited the accompanying consolidated statements of financial condition of Commercial Federal Corporation and subsidiaries (the "Corporation") as of June 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the financial position of Commercial Federal Corporation and subsidiaries as of June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements in fiscal year 1996, the Corporation changed its method of accounting for mortgage servicing rights.


/s/ Deloitte & Touche LLP
Omaha, Nebraska
August 15, 1997
(September 11, 1997 as to Note 29)

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

GENERAL COUNSEL
Fitzgerald, Schorr, Barmettler, Brennan
1000 Woodmen Tower
Omaha, NE 68102

WASHINGTON COUNSEL
Housley Kantarian & Bronstein, P.C.
1220 19th Street, N.W.
Suite 700
Washington, D.C. 20036

INDEPENDENT AUDITORS
Deloitte & Touche LLP
2000 First National Center
Omaha, NE 68102

SHAREHOLDER SERVICES AND INVESTOR RELATIONS
Shareholders desiring to change the address or ownership of stock, report lost certificates or to consolidate accounts should contact:

Transfer Agent
Harris Trust & Savings Bank
Shareholder Services Division
311 West Monroe
P.O. Box A3504
Chicago, IL 60690
Telephone (312) 360-5100

Analysts, investors and others seeking a copy of the Form 10-K without charge or other financial information should contact:

Investor Relations Department
Commercial Federal Corporation
2120 S. 72nd Street
Omaha, NE 68124
Telephone (402) 390-6553


ANNUAL MEETING OF SHAREHOLDERS

     The annual meeting of shareholders will convene at 10:00 a.m. on Tuesday, November 18, 1997. The meeting will be held at the Holiday Inn Central Convention Centre, 3321 South 72nd Street, Omaha, Nebraska, in the "Holiday C" Meeting Room. Further information with regard to this meeting can be found in the proxy statement.

STOCK LISTING

     Commercial Federal Corporation's common stock is traded on the New York Stock Exchange (NYSE) using the common stock symbol "CFB." The Wall Street Journal publishes daily trading information for the stock under the stock abbreviation "ComrclFed" in the NYSE listings.

VISIT COMMERCIAL FEDERAL ON THE INTERNET

www.comfedbank.com
For press releases, financial information, and services available.

EXECUTIVE OFFICERS OF THE CORPORATION

WILLIAM A. FITZGERALD
Chairman of the Board and
Chief Executive Officer

JAMES A. LAPHEN
President and
Chief Operating Officer

GARY L. MATTER
Senior Vice President,
Controller and Secretary

JOY J. NARZISI
Senior Vice President and
Treasurer

SENIOR MANAGEMENT OF THE BANK AND SUBSIDIARIES

MARGARET E. ASH
Senior Vice President
Retail Operations

GARY L. BAUGH
Senior Vice President
State Director - Kansas

ROGER L. LEWIS
Senior Vice President
Marketing

JON W. STEPHENSON
Senior Vice President
Director of Retail Banking

TERRY A. TAGGART
Senior Vice President
State Director - Colorado

GARY D. WHITE
Senior Vice President
Administration and Project Management

RONALD A. AALSETH
First Vice President
Insurance and Brokerage Services

R. HAL BAILEY
First Vice President
Construction Lending

MELISSA M. BEUMLER
First Vice President
Marketing

RONALD P. CHEFFER
First Vice President
Corporate Credit

MONTE M. DEERE
First Vice President
State Director - Oklahoma

JOHN J. GRIFFITH
First Vice President
Specialized Lending

ROBERT E. GRUWELL
First Vice President
Treasury

DAVID E. GUNTER, JR.
First Vice President
Commercial Real Estate

MICHAEL J. HOFFMAN
First Vice President
State Director - Nebraska and Iowa

KEVIN C. PARKS
First Vice President
Internal Audit

THOMAS N. PERKINS
First Vice President
Acquisitions

DENNIS R. ZIMMERMAN
First Vice President
Information Systems

BRANCH LOCATIONS

NEBRASKA (34)
Omaha (17)
Lincoln (7)
Beatrice
Bellevue
Columbus
Fremont
Grand Island
Kearney
LaVista/Papillion
Norfolk
North Platte
South Sioux City

COLORADO (21)
Denver (6)
Arapahoe County (2)
Lakewood (2)
Arvada
Aurora
Broomfield
Englewood
Ft. Collins (opening Fall 1997)
Greeley
Jefferson County
Longmont
Loveland
Northglenn
Wheat Ridge

KANSAS (27)
Kansas City (3)
Wichita (3)
Arkansas City
Colby
Derby
Dodge City
Fredonia
Garden City
Greensburg
Hutchinson
Iola
Kinsley
Larned
Lawrence
Lyndon
McPherson
Newton
Oberlin
Osage City
Ottawa
Topeka
Wamego
Wellington

OKLAHOMA (19)
Oklahoma City (5)
Ada (2)
Ponca City (2)
Tulsa (2)
Ardmore
Bartlesville
Bixby
Cushing
Edmond
Enid
Norman
Seminole

IOWA (8)
Des Moines (opening Fall 1997)
Boone
Carroll
Harlan
Lake City
Madrid
Manning
Ogden

Pending Acquisitions:

Commercial Federal expects to close its three previously announced acquisitions in fiscal year 1998. The acquisitions will add 59 additional branch locations:
   Iowa - 36
   Kansas - 17
   Arizona - 6

83