Form 10-K, Exhibit 13
period 1998-06-30
COMMERCIAL FEDERAL CORP
filed 1998-09-28
CIK 744778

                                  Exhibit 13

                     Annual Report to Stockholders for the
                        Fiscal Year Ended June 30, 1998

               COMMERCIAL FEDERAL CORPORATION ANNUAL REPORT 1998

                             [PHOTO APPEARS HERE]

                               P R O V I D I N G
                                 Q U A L I T Y
                               C O M M U N I T Y
                                 B A N K I N G
                                S E R V I C E S

                                    [LOGO]

Corporate Profile
-----------------

Commercial Federal focuses on achieving growth for our customers, shareholders, employees and the communities we serve.

     Commercial Federal Corporation (NYSE: CFB), parent company of Commercial Federal Bank, a federal savings bank headquartered in Omaha, Nebraska, is one of the largest retail financial institutions in the Midwest and the 14th largest publicly-held thrift institution in the United States with approximately $8.9 billion in assets at June 30, 1998. Pro forma, including the acquisitions of AmerUs Bank and First Federal of Colorado, Commercial Federal had assets as of June 30, 1998 of $11.7 billion. Commercial Federal is a community banking institution offering commercial and consumer banking, mortgage banking, and trust and investment services. Commercial Federal has 2,524 employees. Since fiscal year 1994, Commercial Federal has completed twelve strategic acquisitions to add 126 branch offices and $3.0 billion of deposits.

     Founded in 1887, Commercial Federal operates 243 retail offices* in Iowa
(76), Colorado (48), Kansas (41), Nebraska (40), Oklahoma (19), Missouri (8), Arizona (7), Minnesota(3) and South Dakota (1). In addition, Commercial Federal benefits from a network of CASHBOX ATMs and belongs to several regional, national, and international electronic systems that provide customers access to their accounts at more than 525,000 ATMs in this country and abroad.

     As a complement to its savings bank, the Company has other major subsidiary operations: Commercial Federal Mortgage Corporation, a mortgage banking operation conducting loan origination and servicing activities (in addition to its nine state market area, CFMC also operates mortgage lending offices in Florida and Nevada); Commercial Federal Investment Services, Inc., which provides a full range of brokerage and other investment services to consumers; and Commercial Federal Insurance Corporation, offering a variety of insurance products.

* AmerUs Bank acquisition with 47 branches was completed on July 31, 1998
  First Federal of Colorado acquisition with 27 branches was completed on August 14, 1998


                              [MAP APPEARS HERE]

Highlights Of The 1998 Fiscal Year
----------------------------------

During the 1998 fiscal year, your Company:

 .    Attained record operating income from core banking business, increasing
     17.4 percent to $88.8 million;

 .    Completed four strategic acquisitions to add 60 branch offices, $1.6 billion in assets and $1.3 billion in deposits;

 .    Increased stockholders' equity by 17.5 percent and book value per common share by 13.1 percent over last fiscal year;

 .    Established 100,000 new account relationships with new households - a 28.8 percent increase;

 .    Opened 50,100 new relationships with existing households;

 .    Completed a three-for-two stock split in the form of a 50 percent stock dividend and increased the quarterly cash dividend payment;

 .    Achieved a 27.8 percent increase in the market price of the Company's common stock, advancing to $31.625 on June 30, 1998, from $24.75 on June 30, 1997;

 .    Subsequent to June 30, 1998, completed the acquisitions of AmerUs Bank and
     First Colorado Bancorp, Inc. which added 74 branch locations, approximately $2.8 billion in assets, and approximately $2.1 billion in deposits; and

 .    Entered a unique banking area of supermarket branches and now operates more than 40 supermarket locations with the completion of the AmerUs acquisition.

Table of Contents
-----------------

Financial Highlights..............................................    1

Letter to Shareholders............................................    2

Board of Directors................................................    9

Financial Information.............................................   10

Board, Executive Officers and Senior Management...................   80

Investor Information
   (inside back cover)

Financial Highlights
--------------------

-----------------------------------------------------------------------------------------------------------------
Amounts in thousands except per share data                                           1998                1997
-----------------------------------------------------------------------------------------------------------------
FOR THE YEAR:
Interest income.................................................................  $  647,618          $  607,604
Net interest income after provision for loan and lease losses...................     215,105             198,545
Other income....................................................................      88,265              81,133
General and administrative expenses.............................................     187,825             154,129
Federal deposit insurance special assessment....................................          --              29,039
Amortization of intangible assets...............................................       7,470              10,974
Provision for income taxes......................................................      40,742              30,069
Income before extraordinary items...............................................      67,333              55,467
Extraordinary items, net of tax benefit.........................................          --                (583)
Net income......................................................................      67,333              54,884

Per diluted common share (1):
   Income before extraordinary items............................................        1.62                1.35
   Extraordinary items, net of tax benefit......................................          --                (.01)
   Net income...................................................................        1.62                1.34
Dividends declared per common share (1).........................................        .212                .185

Return on average assets (2)....................................................         .77%                .67%
Return on average equity (2)....................................................       11.41%              10.77%
General and administrative expenses divided by average assets (2)...............        2.15%               2.24%
-----------------------------------------------------------------------------------------------------------------
AT JUNE 30:
Total assets....................................................................  $8,852,640          $8,526,508
Investment and mortgage-backed securities.......................................   1,509,673           1,657,150
Loans and leases receivable, net................................................   6,702,378           6,298,957
Deposits........................................................................   5,363,140           5,453,572
Other borrowings................................................................   2,712,643           2,392,925
Stockholders' equity............................................................     643,039             547,442
Book value per common share (1).................................................       15.28               13.51
Tangible book value per common share (1)........................................       13.54               12.14
Stock price (1).................................................................      31.625               24.75

Nonperforming assets to total assets............................................         .77%                .83%
Net yield on interest-earning assets............................................        2.86%               2.68%
-----------------------------------------------------------------------------------------------------------------
Regulatory capital ratios of the Bank:
   Tangible capital.............................................................        6.94%               6.60%
   Core capital (Tier 1 capital)................................................        7.04%               6.73%
   Risk-based capital:
     Tier 1 capital.............................................................       12.78%              12.79%
     Total capital..............................................................       13.77%              13.77%
-----------------------------------------------------------------------------------------------------------------

(1) All per share data and the stock price for fiscal year 1997 restated to reflect the three-for-two stock split effective December 15, 1997.

(2) Return on average assets and return on average stockholders' equity for fiscal year 1998 are 1.02% and 15.05%, respectively, excluding the after-tax effect of merger-related and other nonrecurring charges totaling $21.5 million. Return on average assets and return on average stockholders' equity for fiscal year 1997 are .92% and 14.84%, respectively, excluding the after-tax effect of the nonrecurring expenses totaling $20.7 million associated with the Savings Association Insurance Fund (SAIF) special assessment, the repurchase of 2,812,725 shares of the Corporation's common stock, the extraordinary loss on early retirement of debt and the change in income taxes for tax bad debt reserves. General and administrative expenses divided by average assets for fiscal year 1998 is 1.86% excluding the merger-related and other nonrecurring charges totaling $25.2 million on a pre-tax basis. General and administrative expenses divided by average assets for fiscal year 1997 is 1.85% excluding the nonrecurring expenses totaling $31.3 million on a pre-tax basis associated with the SAIF special assessment and the repurchase of 2,812,725 shares of the Corporation's common stock.
--------------------------------------------------------------------------------
1

To Our Shareholders
-------------------

   Commercial Federal reported record operating earnings for the sixth consecutive year, as your Company continued to emerge as one of the premier financial institutions in the Midwest. As is shown by our financial results for fiscal year 1998, we continued to successfully grow through profitable acquisitions, while initiating our entry into community banking. A community banking focus does not change the resolve of our commitment to customer service and does not mean a reduction of current services offered, however it does mean that we will continue to provide diversified financial products to meet the changing needs of our customers.

   Fiscal 1998 was a historical year for acquisitions, as six were announced and four of these were completed during the year. Subsequent to June 30, we completed the other two acquisitions. Included in the acquisitions were two commercial banks that have helped accelerate our progress toward becoming a community bank. By expanding our banking services with commercial and agricultural loans, business checking, and trust services, we now have the opportunity to deepen and strengthen our relationships with our existing customers and to obtain new customers.


RECORD OPERATING
EARNINGS

   Operating earnings are a key measure of profitability in that they reflect the Company's ability to generate income from its core banking business, without the effect of any one-time or nonrecurring items. Commercial Federal recorded operating earnings of $88.8 million, or $2.13 per diluted share, for the fiscal year ended June 30, 1998. This represents a 17 percent increase compared with 1997 fiscal year operating earnings of $75.6 million, or $1.84 per diluted share. All per share amounts have been adjusted to reflect a three-for-two stock split distributed on December 15, 1997, to shareholders of record as of November 28, 1997. The Company's return on average equity was 15.05 percent, while return on average assets was 1.02 percent.

   Reported net income for fiscal 1998 -- which includes the effect of nonrecurring income and expenses -- was $67.3 million, or $1.62 per diluted share. These results were affected primarily by merger-related and other nonrecurring charges, which totaled $29.7 million pre-tax ($21.5 million after-tax, or $.51 per diluted share) associated with the Company's acquisitions of Liberty Financial Corporation, Mid Continent Bancshares, Inc. and Perpetual Midwest Financial, Inc., and the impairment

                             [PHOTO APPEARS HERE]

                     William A. Fitzgerald, James A. Laphen

                             [GRAPH APPEARS HERE]

                                 Core Operations
                                 ($ in Millions)


                               Net Interest Income
                                 ($ in Millions)


in the value of certain computer systems and software pursuant to systems conversions and Year 2000 compliance.


     The reported net income for fiscal 1998 compares with reported net income of $54.9 million, or $1.34 per diluted share, for fiscal 1997. The fiscal 1997 net income was affected by the Company's share of the one-time, industry-wide special assessment to recapitalize the Savings Association Insurance Fund, which amounted to an after-tax charge of $18.6 million, or $.45 per diluted share, and an extraordinary loss on early retirement of debt and other nonrecurring after-tax charges of $2.1 million, or $.05 per diluted share.

CORE PROFITABILITY CONTINUES TO GROW

     Core profitability is closely tied to net interest income -- the difference between what is earned on interest-earning assets and what is paid on interest-bearing liabilities -- as well as income derived from non-interest sources such as retail fees and charges and loan servicing fees. In fiscal 1998, net interest income and net interest spreads continued to increase. Net interest income, after provision for losses, for fiscal 1998 was $215.1 million, up from $198.5 million the prior year. The net interest rate spread for fiscal 1998 was
2.59 percent, compared to 2.50 percent for fiscal 1997. These improvements were a result of the Company's strategic management of its cost of funds and the positive impact of acquisitions.

   Growth was experienced in non-interest income during the fiscal year, as our focus on augmenting interest income with non-interest income continued. Total non-interest income increased to $88.3 million in fiscal 1998, compared with $81.1 million the prior year. Our loan servicing portfolio increased to $11.7 billion, of which $7.1 billion were serviced for others.

GROWTH THROUGH EXPANSION AND ACQUISITIONS

   Your Company has been following a policy of pursuing a controlled acquisitions program that seeks opportunities not simply for the sake of growth, but for those opportunities that immediately add value to the Company's franchise and offer significant future earnings potential. We want to continue to enhance the value of our franchise through disciplined acquisitions and through the growth of our existing retail network.

   Since October 1993, when Commercial Federal implemented its current acquisition program, the Company has more than quadrupled its number of retail locations. As of June 30, 1998, the Company had 168 branches in six states: Iowa
(50), Kansas (37), Nebraska (34), Colorado (21), Oklahoma (19) and Arizona (7). The Company's presence in the Midwest, with each market having low unemployment rates and steady or increasing property values, helps make our franchise stronger.

     Commercial Federal completed four acquisitions in fiscal 1998. On January 30, 1998, the Company acquired First National Bank Shares, LTD, parent company of First United National Bank and Trust Company headquartered in Great Bend, Kansas. First National operated seven full-service branch offices in western Kansas and had deposits of approximately $131 million, complementing our existing Kansas franchise. On February 13, 1998, the Company completed the acquisition of Liberty Financial Corporation headquartered in West Des Moines, Iowa. Liberty operated 38 branches in Iowa and seven in Tucson, Arizona, had deposits of approximately $570 million, and strengthened our Iowa franchise and gave us an entry into the Arizona market. Both First National Bank and Liberty were commercial banks with a diverse mix of assets on their balance sheets and banking expertise to help the Company with our initial entrance into community banking operations and services.

   On February 27, 1998, the company completed the acquisition of Mid Continent Bancshares, parent company of Mid-Continent Federal Savings Bank, headquartered in El Dorado, Kansas, which had deposits of approximately $259 million, operated 10 full-service offices in the Wichita, Kansas area and enhanced our Kansas retail franchise. The Company on May 29, 1998, completed the acquisition of Perpetual Midwest Financial, Inc., parent company of Perpetual Savings Bank, FSB, headquartered in Cedar Rapids, Iowa, adding five full-service offices in eastern Iowa and approximately $323 million in deposits, complementing our existing Iowa franchise.

   Since the close of the 1998 fiscal year, Commercial Federal has completed two major acquisitions that significantly strengthened our existing franchise and provided us entry into three

                              [PICTURE APPEARS HERE]

         Our supermarket locations offer convenient banking services.

more states -- Minnesota, Missouri and South Dakota. On July 31, 1998, the Company completed the acquisition of AmerUs Bank, headquartered in Des Moines, Iowa, with 47 locations -- including 36 supermarket branches -- in Iowa (26), Missouri (8), Nebraska (6), Kansas (4), Minnesota (2) and South Dakota (1), and deposits of approximately $959 million. On August 14, 1998, the Company completed the acquisition of First Colorado Bancorp, Inc., parent company of First Federal Bank of Colorado, headquartered in Lakewood, Colorado, with 27 branches in Colorado and deposits of approximately $1.2 billion.

SUBSEQUENT ACQUISITION ANNOUNCEMENT

     We announced on August 14, 1998, that Commercial had entered into a definitive agreement to acquire Midland First Financial Corporation, parent company of Midland Bank, headquartered in Lee's Summit, Missouri. Midland Bank operates eight branches in the Kansas City, Missouri, metropolitan area, with approximately $352 million in deposits, and will expand and strengthen our franchise in the Kansas City market. This pending acquisition is subject to regulatory approvals and certain other conditions. It is expected that the transaction will close in the first calendar quarter of 1999.

SALES CLIMB IN BRANCH NETWORK

   Just as important as building our customer base through the acquisitions of new community bank offices, is building the customer base in the offices that already exist. Intensive marketing programs primarily aimed at two lead products -- checking and consumer loans -- attracted an extensive number of customers in fiscal 1998. We realized a net gain of about 20,400 net new checking households, which is a 20 percent net increase from the previous year. The number of new customer households added overall in fiscal 1998 exceed fiscal 1997's performance by 8.4 percent.

   Attracting customers to our branches through effective marketing is only the first step in providing the best service possible. Our objective, as our customers sit down with our branch personnel, is to develop an understanding of our customers' broader financial needs and determine how we can help serve those needs with our array of products.

   FAST FORWARD, our sales development process, has been in full force now for two years, and has made a significant impact to our core profitability. The emphasis of increasing the customer satisfaction

                             [PHOTO APPEARS HERE]

         Developing an understanding of our customers financial needs.

                             [GRAPH APPEARS HERE]

                                 Gross Revenues
                                 ($ in Millions)


                                Efficiency Ratio


through building 100% of their financial relationships with us, and increasing new customer relationships, has had a positive impact on our overall performance. Commercial Federal Bank has increased its in-market net new households (excluding acquisitions) by 10.7 percent over fiscal 1997.

   During this fiscal year, cross-selling opportunities resulted in 100,000 new relationships with new households, up 28.8 percent from the prior year. In addition, we opened 50,100 new relationships among existing households, an increase of 8.4 percent from the previous year. Reflecting this increased activity was a 12.0 percent increase in average daily sales by personal bankers throughout the retail system.

     While a prime objective is excellence in sales and service, we also know the convenience of doing business is very important to our customers. Since the beginning of fiscal 1998 and including the AmerUs and First Colorado acquisitions, we have more than doubled our branch network to 243 branches from 107 branches, including 36 branches in supermarkets. In addition, we have several new branches scheduled to open in fiscal 1999. We have extended the hours in many branches to meet customer schedules and needs, and we have continued our remodeling project in our older branches. The overall delivery system has other options available to our customers for accessibility to our services outside the branch network. We have installed 45 new ATMs during this fiscal year for a total of 256 and have more planned for fiscal 1999. Other examples of the delivery options we have made available to serve customers include extended-hour telephone customer assistance, our telephone bill paying service, on-line banking and bill paying through our PC-based Home Banking service and our interactive website at the internet address www.comfedbank.com. We are now developing a program to have banking on the internet within the next year.

COMMUNITY PARTNERSHIPS

   As a major financial institution in many of the markets we operate in, Commercial Federal's role in providing innovative lending and investment products is critical to the growth and stability of the communities and families we serve. This point is clearly evident in the area of affordable housing. With the aging of the housing stock in many parts of the

Midwest and the continual escalating prices for new construction, homeownership opportunities are becoming out of reach for many families. Commercial Federal has been involved in a unique solution to this dilemma.

   The Kountze Park CROWN Affordable Housing Project involves the construction of sixteen single-family residences on the north side of Omaha, Nebraska. Only one of few such projects in the country, this project was set up as an incubator for homeownership and encourages tenants to purchase their own homes within two-to-five years. Through this process, Commercial Federal and the non-profit developer are able to increase the number of families eligible for homeownership. In addition to a portion of their monthly rent set aside in a reserve account for a down payment on their future purchase, borrowers are required to complete a homebuyer education program. Tenants are also counseled on credit history problems, neighborhood participation, employment issues and overall financial management.

     Commercial Federal worked with Holy Name Housing Corporation, the City of Omaha, and the Equity Fund of Nebraska on the financing of this project. In addition to providing a permanent loan for this project, Commercial Federal also participated through the Equity Fund as an investor in the project's Low Income Housing Tax Credits. This is one of three rent-to-own projects Commercial Federal has helped to finance.


                             [PHOTO APPEARS HERE]

                          Kountze Park CROWN Affordable
                       Housing Project in Omaha, Nebraska


GOODWILL LAWSUITS

   Commercial Federal's goodwill lawsuits are still pending at this time. The goodwill lawsuit from the Mid Continent Bancshares acquisition is now in the discussion stage concerning a possible settlement. Commercial Federal's lawsuit now has entered the discovery phase as both parties exchange information. We believe it is possible that Commercial Federal's case could be heard by the courts before the end of 1999. While the outcome of the lawsuits cannot be predicted, there exists the potential for future benefit to our shareholders.

YEAR 2000

   Year 2000 issues (Y2K) relating to technology systems and programs have necessitated a strong commitment by your Company to ensure that our operating systems are "Y2K compliant" well before the end of 1999. A task force, under the direction of an executive officer and including many

                             [GRAPH APPEARS HERE]

                             Stockholders' Equity
                                ($ in Millions)


                                 Total Assets
                                ($ in Millions)


members of management and staff, is being monitored by your Board of Directors and is proceeding on schedule. As part of the Y2K process, we are converting to a totally new "Comprehensive Banking System" that will update our computer system and will serve our needs for our community banking services. The conversion to the new system will be complete by the end of March 1999.

FUTURE

   As we start fiscal 1999, Commercial Federal continues to be well-capitalized with a continued commitment to be one of the premier financial institutions in the country. We will continue to diversify the range of services we offer and the way that we deliver those services to our expanding customer base. We will continue to seek opportunities for acquisitions that will increase future earnings potential and enhance your Company's franchise value, as well as growing our existing retail network.

     The Board of Directors, management and employees of Commercial Federal are strongly focused to enhancing our performance and thus building the value of your investment in the Company. As you will discover throughout this report, the Company's achievements show record results are being attained on your behalf. We look forward to meeting the challenges ahead.

   We would like to thank our fellow shareholders for your confidence, encouragement and continued support.

/s/ William A. Fitzgerald

William A. Fitzgerald
Chairman of the Board and
Chief Executive Officer

/s/ James A. Laphen

James A. Laphen
President and
Chief Operating Officer

Superior Performance
--------------------


   Commercial Federal's objectives for the 1998 fiscal year were to increase our core profitability and continue to enhance the long-term value of our shareholders' investment in the Company. We are pleased to report that we were successful in meeting those objectives. Every Commercial Federal employee is focused on making your Company one of the superior performing institutions in our industry.

   As you read this annual report, you will note the Company has undertaken several new initiatives that will enhance future growth and our entrance into community banking. Looking ahead, we will continue to seek new ways to improve our customer service, balance growth with profitability and increase shareholder value.

                                                         The Board of Directors,
                                    Management & Employees of Commercial Federal


                             [PHOTO APPEARS HERE]

Board of Directors: starting from left (standing) Carl G. Mammel, Aldo J. Tesi, Sharon G. Marvin, William A. Fitzgerald, James P. O'Donnell, Michael P. Glinksy, Robert D. Taylor, Robert F. Krohn, (seated) W. A. Krause, Robert S. Milligan, Talton K. Anderson, Michael T. O'Neil, M.D.

Financial Information
---------------------

      Selected Consolidated Financial Data...............................   11
      Management's Discussion and Analysis...............................   13
      Management's Report on Internal Controls...........................   33
      Independent Auditors' Report.......................................   33
      Consolidated Statement of Financial Condition......................   34
      Consolidated Statement of Operations...............................   35
      Consolidated Statement of Stockholders' Equity.....................   37
      Consolidated Statement of Cash Flows...............................   39
      Notes to Consolidated Financial Statements.........................   41

Selected Consolidated Financial Data
-------------------------------------------------------------------------------------------------------------------------------
                                                                             For the Year Ended June 30,
(Dollars in Thousands Except Per Share Data)             1998            1997(1)        1996(1)        1995(1)         1994(1)
-------------------------------------------------------------------------------------------------------------------------------
Interest income....................................    $  647,618     $  607,604      $  575,733     $  522,459     $  446,547
Interest expense...................................       417,188        396,775         378,580        341,342        284,073
                                                       ----------     ----------      ----------     ----------     ----------
Net interest income................................       230,430        210,829         197,153        181,117        162,474
Provision for loan and lease losses................       (15,325)       (12,284)         (7,211)        (7,530)        (8,813)
Loan servicing fees................................        38,666         41,366          36,895         32,838         26,968
Retail fees and charges............................        24,266         22,218          17,643         13,592         12,278
Real estate operations.............................           605            980              59          1,500         (1,493)
Gain (loss) on sales of loans......................         2,745          1,924           1,941           (906)         3,332
Gain (loss) on sales of securities, net............         2,505            510              87           (186)           409
Gain on sales of loan servicing rights.............           380             --             452          5,480          5,929
Other operating income.............................        19,098         14,135          11,691          9,772          8,886
General and administrative expenses................       187,825        183,168         149,565        132,424        117,564
Amortization of intangible assets..................         7,470         10,974          10,209         11,285         15,103
Valuation adjustment and accelerated
   amortization of goodwill........................            --             --              --         21,357         52,703
                                                       ----------     ----------      ----------     ----------     ----------
Income before income taxes,
   extraordinary items and cumulative
   effects of changes in accounting principles.....       108,075         85,536          98,936         70,611         24,600
Provision  for income taxes........................        40,742         30,069          32,741         28,972         20,146
                                                       ----------     ----------      ----------     ----------     ----------
Income before extraordinary
   items and cumulative effects of
   changes in accounting principles................        67,333         55,467          66,195         41,639          4,454
Extraordinary items, net (2).......................            --           (583)             --             --            --
Cumulative effects of changes in
   accounting principles, net (3)..................            --             --              --             --          6,733
                                                       ----------     ----------      ----------     ----------     ----------
Net income.........................................    $   67,333     $   54,884      $   66,195     $   41,639     $   11,187
                                                       ==========     ==========      ==========     ==========     ==========


Diluted earnings per share (4):
   Income before extraordinary
     items and cumulative effects of
     changes in accounting principles..............    $     1.62     $     1.35      $     1.59     $     1.02     $     .11
   Extraordinary items, net (2)....................            --           (.01)             --             --            --
   Cumulative effects of changes in
     accounting principles (3).....................            --             --              --             --            .16
                                                       ----------     ----------      ----------     ----------     ----------
Net income.........................................    $     1.62     $     1.34      $     1.59     $     1.02     $      .27
                                                       ----------     ----------      ----------     ----------     ----------

Dividends declared per common share (4)............    $     .212     $     .185      $     .178     $       --     $       --
                                                       ----------     ----------      ----------     ----------     ----------

Weighted average diluted common
   shares outstanding (4)..........................    41,693,226     41,020,167      41,692,377     40,905,351     41,037,013
                                                       ==========     ==========      ==========     ==========     ==========
----------------------------------------------------------------------------------------------------------------------------------

Other data:
   Net interest rate spread........................          2.59%          2.50%           2.41%          2.35%          2.49%
   Net yield on interest-earning assets............          2.79%          2.71%           2.67%          2.58%          2.67%
   Return on average assets (5)....................           .77%           .67%            .86%           .57%           .17%
   Return on average equity (5)....................         11.41%         10.77%          13.89%         10.27%          2.99%
   Dividend payout ratio (6).......................         13.09%         13.81%          11.19%            --             --
   Total number of branches at end of period.......           168            164             150            131            112
----------------------------------------------------------------------------------------------------------------------------------

Selected Consolidated Financial Data (continued)
--------------------------------------------------------------------------------------------------------------------------------
                                                                            For the Year Ended June 30,
(Dollars in Thousands Except Per Share Data)             1998            1997(1)        1996(1)        1995(1)         1994(1)
--------------------------------------------------------------------------------------------------------------------------------
Total assets.......................................   $ 8,852,640    $ 8,526,508     $ 7,847,690    $ 7,642,519    $ 6,849,006
Investment securities (7)..........................       595,387        549,499         449,336        443,462        412,533
Mortgage-backed securities (8).....................       914,286      1,107,651       1,280,021      1,509,973      1,529,205
Loans and leases receivable, net (9)...............     6,702,378      6,298,957       5,642,472      5,228,907      4,460,741
Intangible assets..................................        73,145         55,408          41,435         38,644         71,641
Deposits...........................................     5,363,140      5,453,572       5,224,331      4,844,242      4,407,966
Advances from Federal Home Loan Bank...............     2,271,772      1,597,326       1,517,490      1,897,352      1,652,956
Securities sold under agreements to
   repurchase......................................       334,294        639,294         380,755        208,373        157,432
Other borrowings...................................       106,577        156,305          87,019         79,399         89,142
Stockholders' equity...............................       643,039        547,442         517,725        434,970        375,115
Book value per common share (4)....................         15.28          13.51           12.24          10.67           9.23
Tangible book value per common share (4) (10)......         13.54          12.14           11.26           9.73           7.47
Regulatory capital ratios of the Bank:
   Tangible capital................................          6.94%          6.60%           6.49%          5.64%          5.08%
   Core capital (Tier 1 capital)...................          7.04%          6.73%           6.68%          5.90%          5.82%
   Risk-based capital:
     Tier 1 capital................................         12.78%         12.79%          12.65%         12.49%         12.38%
     Total capital.................................         13.77%         13.77%          13.66%         13.59%         13.16%
---------------------------------------------------------------------------------------------------------------------------------

(1) During fiscal year 1998, the Corporation consummated the acquisitions of Liberty Financial Corporation, Mid Continent Bancshares, Inc. and Perpetual Midwest Financial, Inc. which were accounted for as pooling of interests and, accordingly, the Corporation's historical consolidated financial statements were restated for all periods prior to these acquisitions to include the accounts and results of operations of these financial institutions.
(2) Represents the loss on early retirement of debt, net of income tax benefits.
(3) Represents the cumulative effect of the change in the method of accounting for income taxes less the cumulative effect of the changes in accounting for postretirement benefits, net of income tax benefit.
(4) On November 17, 1997, the Board of Directors of the Corporation authorized a three-for-two stock split to be effected in the form of a 50 percent stock dividend to stockholders of record on November 28, 1997. Par value remained at $.01 per share. The stock dividend was distributed on December 15, 1997. Fractional shares resulting from the stock split were paid in cash. All per share data and stock prices for all periods presented prior to December 15, 1997, have been adjusted on a retroactive basis to reflect the effect of this three-for-two stock split.
(5)  Return on average assets (ROA) and return on average stockholders' equity
     (ROE) for fiscal year 1998 are 1.02% and 15.05%, respectively, excluding the after-tax effect of merger-related and other nonrecurring charges totaling $21.5 million. ROA and ROE for fiscal year 1997 are .92% and 14.84%, respectively, excluding the after-tax effect of the nonrecurring expenses totaling $20.7 million associated with the Savings Association Insurance Fund (SAIF) special assessment, the repurchase of 2,812,725 shares of the Corporation's common stock, the extraordinary loss on early retirement of debt and the change in income taxes for tax bad debt reserves. ROA and ROE for fiscal year 1996 are .91% and 14.78%, respectively, excluding the after-tax effect of the nonrecurring expenses totaling $4.2 million associated with the Railroad Financial Corporation merger, the SAIF special assessment (incurred in fiscal year 1996 as a result of the pooling of interests accounting method applied to the Mid Continent Bancshares, Inc. merger) and the Corporation's 1995 proxy contest. ROA and ROE for fiscal year 1995 are .86% and 15.54%, respectively, excluding the accelerated amortization of goodwill totaling $21.4 million. ROA and ROE for fiscal year 1994 are .76% and 12.94%, respectively, excluding the after-tax effect of the intangible assets valuation adjustment and the cumulative effects of changes in accounting principles totaling $43.9 million and $6.7 million, respectively.
(6) Represents dividends declared per share divided by net income per dilutive share. The Corporation established a quarterly common stock cash dividend policy on October 4, 1995, and paid its first dividend on October 31, 1995.
(7) Includes investment securities available for sale totaling $140.4 million, $91.0 million, $120.0 million, $73.8 million and $101.9 million, respectively, at June 30, 1998, 1997, 1996, 1995 and 1994.
(8) Includes mortgage-backed securities available for sale totaling $165.7 million, $277.7 million, $363.2 million, $157.2 million and $223.8 million, respectively, at June 30, 1998, 1997, 1996, 1995 and 1994.
(9) Includes loans held for sale totaling $289.7 million, $83.4 million, $105.0 million, $136.6 million and $195.0 million, respectively, at June 30, 1998, 1997, 1996, 1995 and 1994.
(10) Calculated by dividing stockholders' equity, reduced by the amount of intangible assets, by the number of shares of common stock outstanding at the respective dates.

Management's Discussion and Analysis of Financial Condition and Results of
--------------------------------------------------------------------------
Operations
----------


GENERAL

     Commercial Federal Corporation (the Corporation) is a unitary non-diversified savings and loan holding company whose primary asset is Commercial Federal Bank, a Federal Savings Bank (the Bank), which is one of the largest financial institutions in the Midwest and the 14th largest publicly held thrift holding company in the United States. The Bank is evolving from a thrift institution into a community banking institution offering commercial and consumer banking, mortgage banking, and trust and investment services. The Corporation completed four acquisitions in fiscal year 1998 and subsequent to June 30, 1998, completed two other acquisitions and announced another pending acquisition. Two of these fiscal year 1998 acquisitions were commercial banks that have allowed the Bank to expand its banking services with commercial and agricultural loans, business checking, equipment leasing and trust services. The Bank has now moved from being primarily a single-family residential lender to a full service banking institution with branches not only in traditional locations but also, nontraditional locations such as in supermarkets and convenience stores, more ATM outlets and expanded services in telephone bill paying and Internet banking.

     At June 30, 1998, the Corporation operated 168 branches with 50 located in Iowa, 37 in Kansas, 34 in Nebraska, 21 primarily in metropolitan Denver, Colorado, 19 in Oklahoma and seven in Arizona. Throughout its 111 year history, the Corporation has emphasized customer service. To serve its customers, the Corporation conducts community banking operations through its branch network, as well as loan origination activities through its branches, offices of its wholly-owned mortgage banking subsidiary and a nationwide correspondent network of mortgage loan originators. The Corporation also provides insurance and securities brokerage and other retail financial services.

     The Corporation's strategy for growth emphasizes both internal and external growth. Operations focus on increasing deposits, including demand accounts, making loans (primarily single-family residential, consumer, commercial real estate, business lending and agribusiness loans) and providing customers with a full array of financial products and a high level of customer service. As part of its long-term strategic plan, the Corporation intends to continue to expand its operations within its market areas through direct marketing efforts aimed at increasing market share, branch expansions, and opening additional branches. The Corporation's retail strategy will continue to be centered on attracting new customers and selling both new and existing customers multiple products and services. Additionally, the Corporation will continue to build and leverage an infrastructure designed to increase noninterest income.

     Complementing its strategy of internal growth, the Corporation continues to grow its current franchise through an ongoing program of selective acquisitions of other financial institutions. Acquisition candidates will be selected based on the extent to which the candidates can expand the Corporation's retail presence in both new and underserved markets and enhance the Corporation's existing retail network. Accordingly, during fiscal year 1998, the Corporation consummated the acquisitions of four financial institutions: First National Bank Shares, LTD (First National), Liberty Financial Corporation (Liberty), Mid Continent Bancshares, Inc. (Mid Continent) and Perpetual Midwest Financial, Inc. (Perpetual). The accounts and results of operations of First National are reflected in the Corporation's consolidated financial statements beginning January 30, 1998 since this acquisition was accounted for as a purchase. The Liberty, Mid Continent and Perpetual acquisitions were accounted for under the pooling of interests method and, accordingly, the Corporation's historical consolidated financial statements were restated for all periods prior to those acquisitions to include the accounts and results of operations of these financial institutions.

     Net income for fiscal year 1998 was $67.3 million, or $1.62 per diluted share, compared to net income of $54.9 million and $66.2 million, respectively, for fiscal years 1997 and 1996, or $1.34 per diluted share and $1.59 per diluted share, respectively. Fiscal year 1998 net income was reduced by an after-tax charge of $21.5 million, or $.51 per diluted share, ($29.7 million pre-tax), associated with merger-related expenses and other nonrecurring charges. The Corporation incurred these expenses due to the Liberty, Mid Continent and Perpetual acquisitions and the accelerated amortization of certain computer systems and software necessitated by Year 2000 compliance and the related planned systems conversions. Fiscal year 1997 net income was affected by an after-tax charge of $18.6 million, or $.45 per diluted share, ($29.0 million pre-tax), as a result of the Corporation's share of a one-time industry-wide special assessment to recapitalize the Savings Association Insurance Fund
(SAIF), and after-tax charges totaling $2.1 million ($.05 per diluted share) primarily associated with the expenses incurred in repurchasing 2,812,725 shares of the Corporation's common stock and the extraordinary loss on early retirement of debt. Fiscal year 1996 operations also include $2.9 million ($.07 per diluted share) of after-tax merger and transition related expenses from the Railroad Financial Corporation (Railroad) acquisition accounted for as a pooling of interests.

     Subsequent to June 30, 1998, the Corporation completed the acquisitions of two major financial institutions and entered into a definitive agreement to acquire one other financial institution. On July 31, 1998, the Corporation consummated the acquisition of AmerUs Bank with 47 branches in Iowa, Missouri, Nebraska, Kansas, Minnesota and South Dakota and on August 14, 1998, consummated the acquisition of First Colorado Bancorp, Inc. with 27 branches in Colorado. These two completed acquisitions added to the Corporation approximately $2.8 billion in total assets and approximately $2.1 billion in deposits. Also on August 14, 1998, the Corporation entered into a definitive agreement to acquire Midland First Financial Corporation, parent company of a privately-held commercial bank headquartered in Lee's Summit, Missouri that operates eight branches in the greater Kansas City area. These completed and pending acquisitions provide the Corporation entry into three more states, access to supermarket branches and significant expansion of its presence in the metropolitan areas of Denver and Kansas City, Missouri.

     This management's discussion and analysis of financial condition and results of operations contains or incorporates by reference forward-looking statements that involve inherent risks and uncertainties. The Corporation cautions readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, inflation, government regulations, the progress of integrating acquisitions, economic conditions, adequacy of allowance for credit losses, the costs or difficulties associated with the resolution of Year 2000 issues on computer systems greater than anticipated, technology changes and competition in the geographic and business areas in which the Corporation conducts its operations. These statements are based on management's current expectations. Actual results in future periods may differ materially because of those currently expected because of various risks and uncertainties.

ACQUISITIONS DURING FISCAL YEAR 1998

     On January 30, 1998, the Corporation consummated its acquisition of First National, parent company of First United National Bank and Trust Company, a commercial bank headquartered in Great Bend, Kansas. Under the terms of the merger agreement, all of the outstanding shares of First National's common stock were exchanged for 992,842 shares of the Corporation's common stock. Based on the Corporation's closing price on January 30, 1998, the exchange of the Corporation's common stock resulted in a total aggregate value approximating $32.3 million. At January 30, 1998, before purchase accounting adjustments, First National had assets of approximately $147.8 million, deposits of approximately $131.3 million and stockholders' equity of approximately $12.0 million. First National operated seven branches located in Kansas. This acquisition was accounted for as a purchase.

     On February 13, 1998, the Corporation consummated its acquisition of Liberty, a privately held commercial bank and thrift holding company. Pursuant to the terms of the merger agreement, all outstanding shares of Liberty's common stock were exchanged for 4,015,555 shares of the Corporation's common stock for total consideration of approximately $135.3 million. Liberty operated 38 branches in Iowa and seven in the metropolitan area of Tucson, Arizona and at January 31, 1998, had assets of approximately $658.1 million, deposits of approximately $569.8 million and stockholders' equity of approximately $50.1 million. This acquisition was accounted for as a pooling of interests.

     On February 27, 1998, the Corporation consummated its acquisition of Mid Continent, parent company of Mid-Continent Federal Savings Bank. Pursuant to the terms of the merger agreement, all outstanding shares of Mid Continent's common stock were exchanged for 2,641,945 shares of the Corporation's common stock for total consideration of approximately $87.0 million. Mid Continent operated ten branches located in Kansas and at February 27, 1998, had total assets of approximately $405.7 million, deposits of approximately $258.6 million and stockholders' equity of approximately $41.2 million. This acquisition was accounted for as a pooling of interests.

     On May 29, 1998, the Corporation consummated its acquisition of Perpetual, parent company of Perpetual Savings Bank, FSB. Under the terms of the merger agreement, the Corporation acquired in a tax-free reorganization all outstanding shares of Perpetual's common stock in exchange for 1,717,721 shares of the Corporation's common stock. Based on the Corporation's closing price on May 29, 1998, this transaction had an aggregate value of approximately $57.2 million. At May 29, 1998, Perpetual had total assets of approximately $412.2 million, deposits of approximately $323.4 million, and stockholders' equity of approximately $36.0 million. Perpetual operated five branches located in Iowa. This acquisition was accounted for as a pooling of interests.

SUBSEQUENT EVENTS - COMPLETED ACQUISITIONS

     On July 31, 1998, the Corporation consummated its acquisition of AmerUs Bank (AmerUs), a wholly-owned subsidiary of AmerUs Group Co. Under the terms of the stock purchase agreement, the Corporation acquired through a taxable acquisition all of the outstanding shares of the common stock of AmerUs for total consideration of approximately $178.3 million. Such consideration consisted of (i) certain assets retained by AmerUs Group Co. in lieu of cash (primarily FHA Title One single-family residential mortgage loans and a receivable for income tax benefits) totaling approximately $85.0 million, (ii) cash (as adjusted per the agreement) totaling approximately $53.3 million, and (iii) a one-year promissory note for $40.0 million bearing interest, adjusted monthly, at 150 basis points over the one-year Treasury bill rate. AmerUs was a federally chartered savings bank headquartered in Des Moines, Iowa and operated 47 branches in Iowa (26), Missouri (8), Nebraska (6), Kansas (4), Minnesota (2) and South Dakota (1). At July 31, 1998, before purchase accounting adjustments, AmerUs had total assets of approximately $1.3 billion, deposits of approximately $950.0 million and stockholder's equity of approximately $84.8 million. This acquisition will be accounted for as a purchase.

     On August 14, 1998, the Corporation consummated its acquisition of First Colorado Bancorp, Inc. (First Colorado). Under the terms of the agreement, the Corporation acquired in a tax-free reorganization all 18,564,766 outstanding shares of First Colorado's common stock in exchange for 18,278,789 shares of its common stock. Based on the Corporation's closing stock price of $26.375 at August 14, 1998, the total consideration for this acquisition, including cash paid for fractional shares, approximated $482.2 million. An additional requirement of the transaction with First Colorado was the issuance of 1,400,000 shares of First Colorado common stock immediately prior to the consummation of the merger. Such requirement was necessary to cure the taint on the treasury stock of First Colorado so that this transaction could be accounted for as a pooling of interests. These shares offered directly by First Colorado resulted in net cash proceeds totaling $32.5 million. First Colorado, headquartered in Lakewood, Colorado, was a unitary savings and loan holding company and the parent company of First Federal Bank of Colorado, a federally chartered stock savings bank that operated 27 branches located in Colorado, with 23 branches located in the Denver metropolitan area and four in Colorado's western slope region. At July 31, 1998, on a pro forma basis including the net proceeds of $32.5 million from the private placement of 1,400,000 shares, First Colorado had assets of approximately $1.6 billion, deposits of approximately $1.2 billion and stockholders' equity of approximately $254.7 million. This acquisition will be accounted for as a pooling of interests.

MERGER EXPENSES AND OTHER
NONRECURRING CHARGES

     During fiscal year 1998, the Corporation incurred merger expenses and other nonrecurring charges totaling $29.7 million due to the Liberty, Mid Continent and Perpetual acquisitions and the accelerated amortization of certain computer systems and software necessitated by Year 2000 compliance and the related planned systems conversions. The $29.7 million recorded in fiscal year 1998 consists of $25.4 million in merger-related expenses and $4.3 million related to the accelerated amortization of certain computer systems and software of the Corporation necessitated by Year 2000 compliance and the related planned systems conversions. The Corporation finalized its plans for systems conversions and Year 2000 compliance in fiscal year 1998 resulting in a reduction in the estimated useful lives of such computer systems and software.

     The merger-related expenses totaling $25.4 million consists of $9.0 million in transition costs as a result of the three acquisitions, $7.0 million in personnel expenses for severance, retention and other employee related costs, $4.9 million in costs to combine operations and conform certain accounting practices and $4.5 million in additional loss reserves primarily to conform the original loan portfolios and leasing operations to the reserve policies of the Corporation.

SUBSEQUENT EVENT - PENDING ACQUISITION

     On August 14, 1998, the Corporation entered into a reorganization and merger agreement with Midland First Financial Corporation (Midland), parent company of Midland Bank. Under the terms of the agreement, the Corporation will acquire in a taxable acquisition all of the outstanding shares of Midland's common stock. The total purchase consideration of this pending acquisition is $83.0 million, including cash to pay off existing Midland debt totaling $5.6 million, the retirement of preferred stock of both Midland and Midland Bank totaling $11.6 million and $810,000 for advisor fees. If under certain conditions this transaction is terminated by Midland a breakup fee of $2.5 million would be payable to the Corporation by Midland. Midland Bank is a privately-held commercial bank headquartered in Lee's Summit, Missouri that operates eight branches in the greater Kansas City area. At June 30, 1998, Midland had total assets of approximately $397.0 million, deposits of approximately $352.0 million and stockholders' equity of approximately $25.7 million. This pending acquisition, approved by Midland's shareholders, is subject to receipt of regulatory approvals and other conditions, and is expected to close during the quarter ending March 31, 1999.

STOCK SPLITS

     On November 17, 1997, the Board of Directors of the Corporation declared a three-for-two stock split effected in the form of a 50 percent stock dividend to stockholders of record on November 28, 1997. Par value of the common stock remained at $.01 per share. The stock dividend was distributed on December 15, 1997, and totaled 10,865,530 shares of common stock. All references to the number of shares, per share amounts and stock prices for all periods presented have been adjusted on a retroactive basis to reflect the effect of this stock split. The Board of Directors also increased the Corporation's quarterly cash dividend from $.0467 per common share after adjusting for the three-for-two stock split to $.055 per common share representing an increase of over 17 percent.

     Also, on November 18, 1996, the Board of Directors declared a three-for-two stock split effected in the form of a 50 percent stock dividend to stockholders of record on December 31, 1996. This stock dividend, which was distributed on January 14, 1997, totaled 10,745,214 shares of common stock (7,163,476 shares before adjusted for the three-for-two stock split effective December 15, 1997).

SPECIAL MEETING OF STOCKHOLDERS

     At the Special Meeting of Stockholders on July 3, 1998, held primarily to act upon the First Colorado merger, three proposals were approved. The proposals approved were (i) the First Colorado transaction and an amendment to the Corporation's Articles of Incorporation to increase the number of authorized shares of common stock from 50,000,000 to 70,000,000 shares, (ii) an amendment to further increase the number of authorized shares from 70,000,000 to 120,000,000 shares and (iii) an amendment to the Corporation's 1996 Stock Option and Incentive Plan to increase the number of shares available for grant by 2,400,000.

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

     In connection with its asset/liability management program, the Corporation has interest rate swap agreements with other counterparties under terms that provide an exchange of interest payments on the outstanding notional amount of the swap agreement. Such agreements are primarily used to artificially lengthen the maturity of certain deposit liabilities. In accordance with these arrangements, the Corporation pays fixed rates and receives variable rates of interest according to a specified index. The Corporation increased its level of such swap agreements to a notional principal amount of $215.0 million at June 30, 1998, from balances of $135.0 million and $10.0 million, respectively, at June 30, 1997 and 1996. For fiscal years 1998, 1997 and 1996, the Corporation recorded $1.9 million, $916,000 and $2.3 million, respectively, in net interest expense from its interest rate swap agreements. The swap agreements have maturities ranging from March 2000 to June 2001. See Note 16 to the Consolidated Financial Statements for additional information on the Corporation's swap agreements.

     The following table represents management's projected maturity and repricing of the Bank's interest-earning assets and interest-bearing liabilities on an unconsolidated basis at June 30, 1998. The amounts of interest-earning assets, interest-bearing liabilities and interest rate risk management instruments presented which mature or reprice within a particular period were determined in accordance with the contractual terms of such assets, liabilities and interest rate swap agreements, except (i) adjustable-rate loans are included in the period in which they are first scheduled to adjust and not in the period in which they mature and are also adjusted for prepayment rates ranging from 0.5% to 25.0% for single-family residential loans and mortgage-backed securities, (ii) prepayment rates ranging from 0.3% to 38.2%, based on the contractual interest rate, were utilized for fixed-rate, single-family residential loans and mortgage-backed securities, (iii) prepayment rates ranging from 0.2% to 13.0%, based on the contractual interest rate, were utilized for commercial real estate and multi-family loans and a prepayment rate of 28.5% was utilized for consumer loans, (iv) passbook deposits and negotiable order of withdrawal ("NOW") accounts totaling $713.2 million, all of which have fixed-rates, are assumed to mature according to the decay rates as defined by regulatory guidelines, which at June 30, 1998, ranged from 14.0% to 32.0%, (v) non-indexed money market accounts totaling $443.7 million are assumed to reprice or mature according to the decay rates as defined by regulatory guidelines, which at June 30, 1998, was 31.0%, and (vi) indexed money market rate deposits totaling $679.8 million are deemed to reprice or mature within the one-year category, even though a certain portion of these deposits is not likely to be interest rate sensitive. Management believes that these assumptions approximate actual experience and considers such assumptions reasonable; however, the interest rate sensitivity of the Bank's interest-earning assets and interest-bearing liabilities could vary substantially if different assumptions were used or actual experience differs from the assumptions used, such as actual prepayment experience varying from estimates, early deposit withdrawals, and caps on adjustable-rate loans and mortgage-backed securities.

---------------------------------------------------------------------------------------------------------------------------------
                                        Within            91 Days             Over 1              3 Years
(Dollars in Thousands)                 90 Days           to 1 Year          to 3 Years           and Over             Total
---------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
   Fixed-rate
     mortgage loans (1) (2).......    $  465,480        $   455,378         $ 1,004,865         $1,390,388         $3,316,111
   Other loans (2) (3)............     1,369,693          1,585,815             874,266            502,693          4,332,467
   Investments (4)................       230,178             53,889              51,192            396,021            731,280
---------------------------------------------------------------------------------------------------------------------------------
   Interest-earning assets........     2,065,351          2,095,082           1,930,323          2,289,102          8,379,858
---------------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
   Savings deposits...............       776,979            249,044             437,592            594,452          2,058,067
   Other time deposits............       888,426          1,632,744             771,666            100,389          3,393,225
   Borrowings (5).................     1,163,006            748,924             691,799              8,974          2,612,703
   Impact of interest rate
     swap agreements..............      (215,000)                --             215,000                 --                --
---------------------------------------------------------------------------------------------------------------------------------
   Interest-bearing liabilities...     2,613,411          2,630,712           2,116,057            703,815          8,063,995
---------------------------------------------------------------------------------------------------------------------------------
Gap position......................      (548,060)          (535,630)           (185,734)         1,585,287            315,863
---------------------------------------------------------------------------------------------------------------------------------
Cumulative gap position...........    $ (548,060)       $(1,083,690)        $(1,269,424)        $  315,863         $  315,863
---------------------------------------------------------------------------------------------------------------------------------
Gap as a percentage of the
   Bank's total assets............         (6.20)%            (6.06)%             (2.10)%            17.93%              3.57%
Cumulative gap as a percentage
   of the Bank's total assets.....         (6.20)%           (12.26)%            (14.36)%             3.57%              3.57%
---------------------------------------------------------------------------------------------------------------------------------

(1) Includes conventional single-family and multi-family mortgage loans and mortgage-backed securities.
(2) Such amounts are, as applicable, before deductions for unamortized discounts and premiums, loans in process, deferred loan fees and allowance for loan losses.
(3) Includes adjustable-rate single-family mortgage loans, adjustable-rate mortgage-backed securities and all other types of loans with either fixed or adjustable interest rates.
(4) Included in the "Within 90 Days" column is Federal Home Loan Bank stock of $119.4 million.
(5) Includes advances from the Federal Home Loan Bank, securities sold under agreements to repurchase and other borrowings.
--------------------------------------------------------------------------------

     The Bank's one-year cumulative gap is a negative $1.084 billion, or 12.26% of the Bank's total assets of $8.838 billion at June 30, 1998, contrasted to a negative $664.7 million, or 9.37% of total assets at June 30, 1997. The interest rate risk policy of the Bank authorizes a liability sensitive one-year cumulative gap not to exceed 10.0%. Such exception to the Bank's interest rate risk policy regarding the negative gap exceeding 10.0% was approved after noting that, on a pro forma basis, the projected one-year cumulative gap is within policy guidelines considering the AmerUs and First Colorado acquisitions consummated in July and August 1998.

RESULTS OF OPERATIONS

     Net income for fiscal year 1998 was $67.3 million, or $1.62 per diluted share ($1.64 per basic share). These results compare to net income for fiscal year 1997 of $54.9 million, or $1.34 per diluted share ($1.36 per basic share), which includes an after-tax loss on early retirement of debt totaling $583,000, or $.01 loss per diluted share, and to net income for fiscal year 1996 of $66.2 million, or $1.59 per diluted share ($1.61 per basic share).

     The Corporation's emphasis on increasing non-interest income, consumer lending and the promotion of community banking financial services, along with the Corporation's growth through acquisitions, continues to have positive effects on the Corporation's core operations. Defined as operating income before income taxes excluding (i) gains on nonrecurring sales of mortgage-backed securities and loan servicing rights and (ii) amortization expense of intangible assets, core earnings totaled $142.4 million for fiscal year 1998 compared to $127.3 million and $114.1 million, respectively, for fiscal years 1997 and 1996. On a percentage basis, core earnings for fiscal year 1998 increased 11.9% over fiscal year 1997, up from the 11.5% increase of fiscal year 1997 over 1996. This increase in core earnings resulted primarily from increases in net interest income, retail fees and charges and other non-interest operating income.

     The increase in net income for fiscal year 1998 compared to fiscal year 1997 is primarily due to the $29.0 million nonrecurring Federal deposit insurance assessment recorded in fiscal year 1997, a net increase of $16.6 million in net interest income after provision for losses, an increase of $7.1 million in total other operating income, a net reduction of $3.5 million in amortization expense of intangible assets and the extraordinary loss on early retirement of debt totaling $583,000 recorded in fiscal year 1997. These increases to net income were partially offset by net increases of $33.7 million in general and administrative expenses and $10.7 million in the provision for income taxes. Included in the $33.7 million increase in general and administrative expenses are merger-related expenses and other nonrecurring charges totaling $25.2 million.

     The decrease in net income for fiscal year 1997 compared to fiscal year 1996 is primarily due to the net change of $28.0 million in the Federal deposit insurance special assessment, an increase of $5.6 million in general and administrative expenses, an increase of $765,000 in amortization expense of intangible assets and the extraordinary loss on early retirement of debt totaling $583,000. These decreases to net income were partially offset by net increases of $8.6 million in net interest income after provision for losses, a net increase of $12.4 million in total other income and a net reduction in the provision for income taxes totaling $2.7 million.

NET INTEREST INCOME AND INTEREST RATE SPREAD

     Net interest income was $230.4 million for fiscal year 1998 compared to $210.8 million for fiscal year 1997, an increase of $19.6 million, or 9.3%; and compared to $197.2 million for fiscal year 1996. Based on the portfolios of interest-earning assets and interest-bearing liabilities at the end of the last three fiscal years, interest rate spreads were 2.70%, 2.55% and 2.53%, respectively, at June 30, 1998, 1997 and 1996, an increase of 15 basis points comparing the interest rate spread at June 30, 1998, to the interest rate spread at June 30, 1997, and an increase of two basis points comparing the spread at June 30, 1997, to June 30, 1996. In addition, during the fiscal years 1998, 1997 and 1996, interest rate spreads were 2.59%, 2.50% and 2.41%, respectively, representing an increase of nine basis points comparing the interest rate spread during fiscal year 1998 to fiscal year 1997 and comparing the spread during fiscal year 1997 to 1996. The net yield on interest-earning assets during fiscal years 1998, 1997 and 1996 was 2.79%, 2.71% and 2.67%, respectively, representing an increase of eight basis points comparing fiscal year 1998 to 1997 and an increase of four basis points comparing fiscal year 1997 to 1996.

     The net interest rate spread increased nine basis points during fiscal year 1998 to 2.59% from 2.50% for fiscal year 1997. The reduction in interest rates on interest-bearing liabilities (5.25% for fiscal year 1998 compared to 5.30% for fiscal year 1997), the increase in interest rates on interest-earning assets (7.84% for fiscal year 1998 compared to 7.80% for fiscal year 1997), the acquisitions of First National on January 31, 1998, Heritage Financial, Inc. (Heritage) on October 1, 1996 and Investors Federal Savings (Investors) on May 1, 1997, and internal growth have contributed to the improvements in the interest rate spreads for the current fiscal year compared to 1997. Net interest income increased over fiscal 1997 primarily due to average interest-earning assets increasing $479.4 million to $8.266 billion for fiscal year 1998 compared to $7.786 billion for fiscal year 1997, the reduction in interest rates on interest-bearing liabilities and the increase in interest rates on interest-earning assets over the respective fiscal years. Such increases were partially offset by a net increase of $465.2 million in average interest-bearing liabilities to $7.952 billion for fiscal year 1998, compared to $7.487 billion for fiscal year 1997. The future trend in interest rate spreads and net interest income will be dependent upon such factors as the composition and size of the Corporation's interest-earning assets and interest-bearing liabilities, the interest rate risk exposure of the Corporation and the maturity and repricing activity of interest-sensitive assets and liabilities, as influenced by changes in and levels of both short-term and long-term market interest rates.

     The net interest rate spread increased nine basis points during fiscal year 1997 to 2.50% from 2.41% for fiscal year 1996. As discussed in the following paragraph, the sale of approximately $230.8 million of securities available-for-sale during the last six months of fiscal year 1996 and the utilization of such proceeds to repay maturing Federal Home Loan Bank of Topeka
(FHLB) advances, the reduction in interest rates on interest-bearing liabilities (5.30% for fiscal year 1997 compared to 5.40% for fiscal year 1996), a more favorable interest-earning assets mix primarily in increased levels of adjustable-rate mortgage loans, consumer loans and commercial real estate loans, and the acquisitions of Conservative Savings Corporation (Conservative) on February 1, 1996, Heritage and Investors have contributed to the improvement in the interest rate spreads for fiscal year 1997 compared to 1996. Net interest income increased over fiscal year 1996 due primarily to average interest-earning assets increasing $414.0 million to $7.786 billion for fiscal year 1997 compared to $7.372 billion for fiscal year 1996 and the reduction in interest rates on interest-bearing liabilities over the respective fiscal years.

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

     The following table presents certain information concerning yields earned on interest-earning assets and rates paid on interest-bearing liabilities during and at the end of each of the fiscal years presented:

--------------------------------------------------------------------------------------------------------------------------------
                                                             For the Year
                                                            Ended June 30,                               At June 30,
                                                 ------------------------------------         ----------------------------------

                                                    1998         1997         1996              1998        1997         1996
--------------------------------------------------------------------------------------------------------------------------------
Weighted average yield on:
   Loans and leases..............................   8.19%        8.14%         8.29%            7.99%       8.19%         8.18%
   Mortgage-backed securities....................   6.34         6.56          6.48             6.65        6.74          6.67
   Investments...................................   6.90         6.97          6.53             6.72        6.61          6.82
--------------------------------------------------------------------------------------------------------------------------------
     Interest-earning assets.....................   7.84         7.80          7.81             7.73        7.87          7.82
--------------------------------------------------------------------------------------------------------------------------------
Weighted average rate paid on:
   Savings deposits..............................   3.18         3.12          2.84             3.05        3.11          3.05
   Other time deposits...........................   5.67         5.71          6.02             5.58        5.77          5.77
   Advances from FHLB............................   5.86         5.80          5.82             5.66        5.96          5.70
   Securities sold under agreements
     to repurchase...............................   6.08         6.19          7.13             5.96        6.04          6.51
   Other borrowings..............................   9.71         9.93         10.21             8.75        8.70         10.33
--------------------------------------------------------------------------------------------------------------------------------
     Interest-bearing liabilities................   5.25         5.30          5.40             5.03        5.32          5.29
--------------------------------------------------------------------------------------------------------------------------------
Net interest rate spread.........................   2.59%        2.50%         2.41%            2.70%       2.55%         2.53%
--------------------------------------------------------------------------------------------------------------------------------
Net yield on interest-earning assets.............   2.79%        2.71%         2.67%            2.86%       2.68%         2.70%
--------------------------------------------------------------------------------------------------------------------------------

     The table below presents average interest-earning assets and average interest-bearing liabilities, interest income and interest expense, and average yields and rates during the periods indicated. The following table includes nonaccruing loans averaging $46.3 million, $42.5 million and $37.0 million, respectively, for fiscal years 1998, 1997 and 1996 as interest-earning assets at a yield of zero percent:

---------------------------------------------------------------------------------------------------------------------------
                                                                     Year Ended June 30,
-------------------------------------------------------------------------------------------------------------------------------
                                          1998                             1997                               1996
                            -------------------------------   -------------------------------   -------------------------------
                              Average              Yield/       Average              Yield/       Average              Yield/
(Dollars in Thousands)        Balance    Interest   Rate        Balance    Interest   Rate        Balance    Interest   Rate
-------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
   Loans and leases.......   $6,473,041  $529,880   8.19%     $5,976,700   $486,586   8.14%     $5,398,776   $447,580   8.29%
   Mortgage-backed
     securities...........    1,063,615    67,426   6.34       1,228,362     80,538   6.56       1,409,670     91,353   6.48
   Investments............      728,891    50,312   6.90         581,101     40,480   6.97         563,748     36,800   6.53
-------------------------------------------------------------------------------------------------------------------------------
   Interest-earning
     assets...............    8,265,547   647,618   7.84       7,786,163    607,604   7.80       7,372,194    575,733   7.81
-------------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
   Savings deposits.......    1,773,560    56,384   3.18       1,529,068     47,681   3.12       1,444,102     40,998   2.84
   Other time deposits....    3,625,881   205,557   5.67       3,833,370    218,930   5.71       3,529,716    212,356   6.02
   Advances from FHLB.....    1,935,903   113,531   5.86       1,421,149     82,386   5.80       1,753,995    102,141   5.82
   Securities sold
     under agreements
     to repurchase........      501,979    30,533   6.08         591,288     36,615   6.19         189,568     13,525   7.13
   Other borrowings.......      115,157    11,183   9.71         112,433     11,163   9.93          93,638      9,560  10.21
-------------------------------------------------------------------------------------------------------------------------------
   Interest-bearing
     liabilities..........    7,952,480   417,188   5.25       7,487,308    396,775   5.30       7,011,019    378,580   5.40
-------------------------------------------------------------------------------------------------------------------------------
Net earnings balance......   $  313,067                       $  298,855                        $  361,175
Net interest income.......               $230,430                          $210,829                          $197,153
Interest rate spread......                          2.59%                             2.50%                             2.41%
-------------------------------------------------------------------------------------------------------------------------------
Net yield on interest-
   earning assets.........                          2.79%                             2.71%                             2.67%
-------------------------------------------------------------------------------------------------------------------------------

     During fiscal year 1998, the Corporation's net earnings balance (the difference between average interest-bearing liabilities and average interest-earning assets) improved by $14.2 million compared to fiscal year 1997. Such increase is primarily due to the acquisition of First National (which was acquired through the issuance of common stock), the acquisition of Heritage (which was acquired, in part, through the issuance of common stock), the acquisition of Investors and net internal growth with earnings retention.

     During fiscal year 1997, the Corporation experienced lower costs on interest-bearing liabilities primarily due to decreases in the interest rates offered on certain types of time deposit products and decreases in interest rates primarily on securities sold under agreements to repurchase and other borrowings. The net earnings balance decreased by $62.3 million for fiscal year 1997 compared to fiscal year 1996 primarily due to cash outlays totaling (i) approximately $51.7 million for federal and state tax liabilities principally paid in June 1996 associated with taxable income recognized from the final disposition of a subsidiary's interest in a nuclear generating facility, and
(ii) approximately $51.2 million for the Corporation's repurchase of its common stock during the first quarter of fiscal year 1997. The effects of these decreases were partially offset by improvements primarily from the acquisitions of Conservative and Heritage (both of which were acquired, in part, through the issuance of common stock). The percentage of average interest-earning assets to average interest-bearing liabilities was 103.9% during fiscal year 1998 compared to 104.0% and 105.2%, respectively, during fiscal years 1997 and 1996.

     The table below presents the dollar amount of changes in interest income and expense for each major component of interest-earning assets and interest-bearing liabilities, respectively, and the amount of change in each attributable to: (i) changes in volume (change in volume multiplied by prior year rate), and (ii) changes in rate (change in rate multiplied by prior year volume). The net change attributable to change in both volume and rate, which cannot be segregated, has been allocated proportionately to the change due to volume and the change due to rate. The following table demonstrates the effect of the increased volume of interest-earning assets and interest-bearing liabilities, the changes in interest rates and the effect on the interest rate spreads previously discussed:

--------------------------------------------------------------------------------------------------------------------------------
                                                    Year Ended June 30,                            Year Ended June 30,
                                                   1998 Compared to 1997                          1997 Compared to 1996
                                          ---------------------------------------        ---------------------------------------
(In Thousands)                                  Increase (Decrease) Due to                     Increase (Decrease) Due to
--------------------------------------------------------------------------------------------------------------------------------
                                           Volume          Rate          Total            Volume          Rate          Total
--------------------------------------------------------------------------------------------------------------------------------
Interest income:
   Loans and leases.....................  $ 40,616        $ 2,678       $ 43,294          $ 46,877      $(7,871)       $ 39,006
   Mortgage-backed securities...........   (10,515)        (2,597)       (13,112)          (11,916)       1,101         (10,815)
   Investments..........................    10,204           (372)         9,832             1,157        2,523           3,680
--------------------------------------------------------------------------------------------------------------------------------
     Interest income....................    40,305           (291)        40,014            36,118       (4,247)         31,871
--------------------------------------------------------------------------------------------------------------------------------
Interest expense:
   Savings deposits.....................     7,756            947          8,703             2,503        4,180           6,683
   Other time deposits..................   (11,773)        (1,600)       (13,373)           16,008       (9,434)          6,574
   Advances from FHLB...................    30,177            968         31,145           (19,301)        (454)        (19,755)
   Securities sold under agreements
     to repurchase......................    (5,442)          (640)        (6,082)           24,626       (1,536)         23,090
   Other borrowings.....................       267           (247)            20             1,858         (255)          1,603
--------------------------------------------------------------------------------------------------------------------------------
     Interest expense...................    20,985           (572)        20,413            25,694       (7,499)         18,195
--------------------------------------------------------------------------------------------------------------------------------
Effect on net interest income...........  $ 19,320        $   281       $ 19,601          $ 10,424      $ 3,252        $ 13,676
--------------------------------------------------------------------------------------------------------------------------------

     The net improvements due to changes in volume between fiscal years 1998 and 1997, and between fiscal years 1997 and 1996, reflect the net growth the Corporation has experienced, both internally and from acquisitions. The improvements due to changes in volume between fiscal years 1998, 1997 and 1996 in part reflect the changes in the difference between average interest-bearing liabilities and average interest-earning assets of $14.2 million and $62.3 million, respectively. The net improvements due to changes in rates between fiscal years 1998 and 1997, and between 1997 and 1996 are primarily due to decreases in rates on interest-bearing liabilities, primarily certificates of deposits.

NON-INTEREST INCOME AND EXPENSE

PROVISION FOR LOAN AND LEASE LOSSES AND REAL ESTATE OPERATIONS

     The Corporation recorded loan and lease loss provisions of $15.3 million, $12.3 million and $7.2 million in fiscal years 1998, 1997 and 1996, respectively. The loan and lease loss provision increased during fiscal year 1998 compared to 1997 due primarily to the net increase of $403.4 million in the total loan and lease portfolio at June 30, 1998 compared to 1997, and to additional nonrecurring loss reserves recorded in the current fiscal year to conform reserve positions of fiscal 1998 acquisitions to the policies of the Corporation. The loan and lease loss provision for fiscal 1997 increased compared to fiscal 1996 due primarily to the net increase of $656.5 million in the total loan and lease portfolio at June 30, 1997 compared to 1996, and to additional general reserves recorded in fiscal 1997 to cover consumer loan losses. At June 30, 1998, the Corporation's conventional, FHA and VA loans, including loans held for sale, totaling approximately $5.5 billion, are secured by residential properties located primarily in Nebraska (17%), Colorado (12%), Kansas (12%) and the remaining 59% in 47 other states. At June 30, 1997, the balance of such loans totaled $5.3 billion and were secured by residential properties located in Nebraska (17%), Colorado (14%), Kansas (10%) and the remaining 59% in 47 other states. The commercial real estate loan portfolio at June 30, 1998, totaling $470.0 million is secured by properties located in Iowa (33%), Colorado (24%), Nebraska (11%) and the remaining 32% in 13 other states. At June 30, 1997, commercial real estate loans totaled $431.2 million and were secured by properties located in Iowa (42%), Colorado (23%), Nebraska (16%) and the remaining 19% in 17 other states. The allowance for loan and lease losses is based upon management's continuous evaluation of the collectibility of outstanding loans and leases, which takes into consideration such factors as changes in the composition of the loan and lease portfolios and economic conditions that may affect the borrower's ability to pay, regular examinations by the Corporation's credit review group of specific problem loans and leases and of the overall portfolio quality and real estate market conditions in the Corporation's lending areas.

     The Corporation recorded net income from real estate operations totaling $605,000, $980,000 and $59,000 in fiscal years 1998, 1997 and 1996, respectively. Real estate operations reflect provisions for real estate losses, net real estate operating activity, and gains and losses on dispositions of real estate. The $375,000 decrease in real estate operations for fiscal year 1998 compared to fiscal year 1997 is primarily due to disposition activity. The increase in real estate operations of $921,000 for fiscal year 1997 compared to fiscal year 1996 is primarily due to the recognized gain of $1.1 million on the sale of two commercial properties recorded in fiscal year 1997. Management believes that the positive results from real estate operations are indicative of the improvements made in the reduction of the Corporation's real estate portfolio and to the improvement in the real estate markets in general.

     Although the Corporation believes that present levels of allowances for loan losses are adequate to reflect the risks inherent in its portfolios, there can be no assurance that the Corporation will not experience increases in its nonperforming assets, that it will not increase the level of its allowances in the future or that significant provisions for losses will not be required based on factors such as deterioration in market conditions, changes in borrowers' financial conditions, delinquencies and defaults. In addition, regulatory agencies review the adequacy of allowances for losses on loans and leases on a regular basis as an integral part of their examination process. Such agencies may require additions to the allowances based on their judgments of information available to them at the time of their examinations.

     Nonperforming assets are monitored on a regular basis by the Corporation's internal credit review and asset workout groups. Nonperforming assets decreased by $2.5 million, or 3.5%, at June 30, 1998, compared to June 30, 1997, primarily as a result of net decreases of $6.3 million in troubled debt restructurings and $480,000 in real estate partially offset by a net increase of $4.3 million in nonperforming loans. Nonperforming assets at June 30 are summarized as follows:

--------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                                                             1998              1997             1996
--------------------------------------------------------------------------------------------------------------------------------
Nonperforming loans and leases (1)
   Residential real estate...................................................     $40,468           $37,028          $36,602
   Commercial real estate....................................................       1,369               900            2,444
   Consumer..................................................................       2,496             2,477            1,153
   Leases and other loans....................................................       2,134             1,765               76
--------------------------------------------------------------------------------------------------------------------------------
     Total...................................................................      46,467            42,170           40,275
--------------------------------------------------------------------------------------------------------------------------------
Real estate (2)
   Commercial................................................................       8,432             8,417            9,323
   Residential...............................................................       8,709             9,568            5,014
   Other.....................................................................         459                95              253
--------------------------------------------------------------------------------------------------------------------------------
     Total...................................................................      17,600            18,080           14,590
--------------------------------------------------------------------------------------------------------------------------------
Troubled debt restructurings (3)
   Commercial................................................................       3,524             9,489           14,533
   Residential...............................................................         778             1,126            1,052
--------------------------------------------------------------------------------------------------------------------------------
     Total...................................................................       4,302            10,615           15,585
--------------------------------------------------------------------------------------------------------------------------------
Total nonperforming assets...................................................     $68,369           $70,865          $70,450
--------------------------------------------------------------------------------------------------------------------------------
Nonperforming loans and leases to total loans and leases.....................         .68%              .65%             .69%
Nonperforming assets to total assets.........................................         .77%              .83%             .90%
--------------------------------------------------------------------------------------------------------------------------------
Allowance for loan and lease losses:
   Loans and leases (4)......................................................     $51,333           $46,270          $43,886
   Bulk purchased loans (5)..................................................       8,462            10,809           12,765
--------------------------------------------------------------------------------------------------------------------------------
     Total...................................................................     $59,795           $57,079          $56,651
--------------------------------------------------------------------------------------------------------------------------------
Allowance for loan and lease losses to total loans and leases................         .87%              .88%             .97%
Allowance for loan and lease losses to total nonperforming assets............       87.46%            80.55%           80.41%
--------------------------------------------------------------------------------------------------------------------------------

(1) Nonperforming loans and leases consist of nonaccruing loans (loans 90 days or more past due) and accruing loans that are contractually past due 90 days or more. At June 30, 1997 and 1996, there were $894,000 and $144,000, respectively, of accruing loans contractually past due 90 days or more. At June 30, 1998, there were no accruing loans contractually past due 90 days or more.

(2) Real estate consists of commercial and residential property acquired through foreclosure or repossession (real estate owned and real estate in judgment) and real estate from certain subsidiary operations, and does not include performing real estate held for investment totaling $3.2 million, $2.7 million and $2.8 million, respectively, at June 30, 1998, 1997 and 1996.

(3) A troubled debt restructuring is a loan on which the Corporation, for reasons related to the debtor's financial difficulties, grants a concession to the debtor, such as a reduction in the loan's interest rate, a reduction in the face amount of the debt, or an extension of the maturity date of the loan, that the Corporation would not otherwise consider.

(4)  Includes $97,000, $77,000 and $78,000, respectively, at June 30, 1998,
     1997, and 1996, in general allowance for losses established primarily to cover risks associated with borrowers' delinquencies and defaults on loans held for sale.

(5) Represents the allowance for loan losses for single-family residential whole loans purchased between January 1991 and June 30, 1992 (bulk purchased loans), which had been allocated from the amount of net discounts associated with the Corporation's purchase of these loans to provide for the credit risk associated with such bulk purchased loans. These bulk purchased loans had principal balances of $388.5 million, $494.6 million and $574.4 million, respectively, at June 30, 1998, 1997 and 1996. These allowances are available only to absorb losses associated with respective bulk purchased loans, and are not available to absorb losses from other loans.
--------------------------------------------------------------------------------

     The ratio of nonperforming loans and leases to total loans and leases was .68% at June 30, 1998, based on loan and lease balances of $6.853 billion, compared to .65% and .69%, respectively, at June 30, 1997 and 1996, which were based on loan and lease balances of $6.451 billion and $5.814 billion. The ratio of nonperforming assets to total assets was .77%, .83% and .90%, respectively, at June 30, 1998, 1997 and 1996. The ratio for nonperforming loans and leases to total loans and leases at June 30, 1998, compared to 1997 increased due to net increases in nonperforming loans and leases partially offset by an increase in total loans and leases. The nonperforming assets to total assets ratio improved at June 30, 1998 compared to 1997 due primarily to a decrease in nonperforming assets and a net increase in total assets. The ratios for both nonperforming loans and leases to total loans and leases and nonperforming assets to total assets improved at June 30, 1997 compared to 1996 due primarily to net increases in total loans and leases and total assets. The total allowance for loan and lease losses increased to $59.8 million at June 30, 1998, compared to $57.1 million and $56.7 million, respectively, at June 30, 1997 and 1996, due primarily to increases in the provision charged to operations partially offset by decreases from loan repayments for bulk purchased loans. The percentage of allowance for loan and lease losses to total loans and leases at June 30, 1998, of .87% remains relatively unchanged compared to .88% at June 30, 1997, and decreased from .97% at June 30, 1996, primarily due to net increases in total loans. The total allowance for loan and lease losses to total nonperforming assets of 87.46%, 80.55% and 80.41%, respectively, at June 30, 1998, 1997 and
1996, also indicates improved coverage for potential losses. Such ratio increased at June 30, 1998, compared to June 30, 1997, primarily due to the net decrease in total nonperforming assets and remained relatively unchanged at June 30, 1997, compared to 1996.

     Nonperforming loans and leases at June 30, 1998, increased $4.3 million compared to June 30, 1997, primarily due to increases of $3.4 million, $469,000, $369,000 and $19,000, respectively, in delinquent residential real estate, commercial real estate, other loans and leases and consumer loans. Nonperforming loans and leases at June 30, 1997, increased $1.9 million compared to June 30, 1996, primarily due to net increases of $1.7 million, $1.3 million and $426,000, respectively, in delinquent other loans and leases, consumer loans and residential real estate loans offset by a net decrease of $1.5 million in delinquent commercial real estate loans.

     The net decrease of $480,000 in real estate at June 30, 1998 compared to June 30, 1997, is due primarily to a net decrease totaling $859,000 in residential real estate offset by net increases totaling $364,000 and $15,000, respectively, in other real estate and commercial real estate. The decrease in residential real estate is due in part to sales totaling $12.7 million partially offset by foreclosures totaling $12.3 million. The net increase of $3.5 million in real estate at June 30, 1997, compared to June 30, 1996, is due primarily to a net increase in residential real estate totaling $4.6 million partially offset by decreases of $906,000 and $158,000, respectively, in commercial and other real estate. Real estate is located primarily in Nebraska and Colorado and at June 30, 1998, before allowance for losses, totaled $5.4 million and $2.6 million, respectively, compared to $5.6 million and $5.2 million, respectively, at June 30, 1997.

     Troubled debt restructurings decreased $6.3 million at June 30, 1998 compared to June 30, 1997 due primarily to decreases of $6.0 million and $348,000, respectively, in commercial and residential real estate loans. The decrease in commercial real estate includes the payoff of $4.2 million in loans during fiscal year 1998 and the reclassification of $1.4 million in loans to current status. Troubled debt restructurings decreased $5.0 million at June 30, 1997, compared to June 30, 1996, primarily attributable to a net decrease of approximately $5.0 million in commercial real estate loans, partially offset by a net increase totaling $74,000 in residential real estate loans. The decrease in commercial real estate loans is due primarily to loan principal repayments and transfers to nonperforming loans.

LOAN SERVICING FEES

     Loan servicing fees, which also include additional loan fees for late payments and prepayment charges, and assumption and modification fees, totaled $38.7 million, $41.4 million and $36.9 million for fiscal years 1998, 1997 and 1996, respectively. The level of revenue from loan servicing and other fees and changes in comparing fiscal years is primarily due to the size of and changes in the Corporation's loan servicing portfolio for other institutions. The mortgage loan servicing portfolio totaled $7.115 billion, $7.396 billion and $7.265 billion at June 30, 1998, 1997 and 1996, respectively.

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

RETAIL FEES AND CHARGES

     Retail fees and charges totaled $24.3 million, $22.2 million and $17.6 million for fiscal years 1998, 1997 and 1996, respectively. The primary source of this fee income is customer charges for retail financial services such as checking account fees and service charges, charges for insufficient checks or uncollected funds, stop payment fees, debit card fees, overdraft protection fees, transaction fees for personal checking and automatic teller machine services. The net increases of $2.1 million for fiscal year 1998 compared to 1997 and $4.6 million for fiscal year 1997 compared to fiscal year 1996 primarily result from an increased focus on cross-selling of products, and increases in certain checking account fees and related ancillary fees for overdraft and insufficient funds charges from the Corporation's expanding retail customer deposit base, increasing both in number of accounts and dollar amounts, over the last two fiscal years.

GAIN ON SALES OF LOANS

     During fiscal years 1998, 1997 and 1996, the Corporation sold loans to third parties through its mortgage banking operations totaling $1.146 billion, $846.0 million and $900.6 million, respectively, resulting in net pre-tax gains of $2.7 million, $1.9 million and $1.9 million, respectively, for fiscal years 1998, 1997 and 1996. Mortgage loans are generally sold in the secondary market with loan servicing retained and without recourse to the Corporation. The net gains recorded in fiscal years 1998, 1997 and 1996 are attributable to the relatively stable interest rate environments over the respective periods.

GAIN ON SALES OF SECURITIES

     During fiscal years 1998, 1997 and 1996, the Corporation sold securities available for sale resulting in pre-tax gains of $2.5 million, $510,000 and $87,000, respectively, on sales of $137.8 million, $153.1 million and $363.6 million, respectively. Mortgage-backed securities accounted for most of the activity with pre-tax gains of $2.5 million, $476,000 and $303,000, respectively, recorded in fiscal years 1998, 1997 and 1996.

OTHER OPERATING INCOME

     Other operating income totaled $19.5 million, $14.1 million and $12.1 million for fiscal years 1998, 1997 and 1996, respectively. The major components of other operating income are brokerage commissions, credit life and disability commissions, insurance commissions and leasing operations.

     Brokerage commission income totaled $5.3 million, $4.1 million and $3.0 million, respectively, for fiscal years 1998, 1997 and 1996. Brokerage commission income increased by $1.2 million for fiscal year 1998 compared to fiscal year 1997 and by $1.1 million for fiscal year 1997 compared to fiscal year 1996 due to significant growth in the volume of transactions processed for customers due to the focus on stocks and mutual funds as preferred investment options. A greater focus on cross-selling, an increase in the number of sales locations due to acquisitions and a fully-trained staff to initiate orders also contributed to these increases.

     Insurance commission income totaled $3.2 million, $3.1 million and $2.3 million, respectively, for fiscal years 1998, 1997 and 1996. The increases in insurance commission income are due to increased volume primarily from cross-selling efforts and an increase in sales of health and accident policies.

     Credit life and disability commission income totaled $2.0 million, $2.2 million and $1.8 million, respectively, for fiscal years 1998, 1997 and 1996. Commission income from credit life and disability is directly related to consumer loan volume. Origination and service fees from leasing operations totaled $3.6 million, $3.9 million and $1.9 million, respectively, for fiscal years 1998, 1997 and 1996. Lease income is directly related to the number of leases originated during the fiscal year and, to a lesser degree, the number of leases serviced during the fiscal years. The net decrease in leasing operations comparing fiscal year 1998 to 1997 is primarily due to nonrecurring charges totaling $597,000 recorded in fiscal year 1998 for certain reserves on leasing operations. Other operating income includes miscellaneous items that can fluctuate significantly from year to year. Such amounts totaled approximately $5.4 million, $800,000 and $3.1 million, respectively, for fiscal years 1998, 1997 and 1996.

GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses totaled $187.8 million, $183.2 million and $149.6 million for fiscal years 1998, 1997 and 1996, respectively.

     Overall, general and administrative expenses remained at favorable levels as illustrated by the efficiency ratio. The efficiency ratio is defined as general and administrative expenses divided by core revenue which is the sum of
(i) net interest income before provision for loan and lease losses, (ii) loan servicing fees, (iii) retail fees and charges and (iv) other operating income. The Corporation's efficiency ratio for fiscal year 1998 is 51.9%, excluding certain merger-related and nonrecurring charges totaling $25.2 million. This ratio compares to 52.6% for fiscal year 1997, excluding the $29.0 million SAIF special assessment and the nonrecurring expenses totaling $2.3 million associated with the repurchase of 2,812,725 shares of the Corporation's common stock. The ratio is 54.7% for fiscal year 1996, which excludes the nonrecurring expenses totaling $5.5 million associated with the Railroad merger, the Corporation's 1995 proxy contest and the SAIF special assessment incurred by Mid Continent with its fiscal year ending September 30, 1996 combined with the 1996 operations of the Corporation. The efficiency ratio is lower for fiscal year 1998 compared to 1997, although operating expenses increased approximately $10.8 million after adjusting for the aforementioned nonrecurring expenses for both fiscal years, due to core revenue increasing in fiscal year 1998. The 1997 efficiency ratio of 52.6%, adjusted for nonrecurring expenses, is lower compared to fiscal year 1996 due to increased core revenue partially offset by an increase in operating expenses.

     The net increase of $33.7 million in general and administrative expenses in fiscal year 1998 compared to 1997, excluding the deposit insurance special assessment, is primarily due to $18.0 million recorded in the current fiscal year as nonrecurring merger expenses, $5.1 million in other operating expenses, $4.9 million in compensation and benefits, $4.8 million in data processing, $2.7 million in occupancy and equipment and $1.9 million in advertising partially offset by a decrease of $3.7 million in regulatory insurance and assessments. The net increase of $33.7 million for fiscal year 1998 compared to 1997 is partially attributable to nonrecurring expenses totaling $25.2 million consisting of merger expenses totaling $18.0 million, the accelerated amortization of certain computer systems and software necessitated by Year 2000 compliance and the related planned systems conversions totaling $4.3 million and expenses totaling $2.9 million to conform accounting practices of certain operations of Liberty, Mid Continent and Perpetual to the Corporation's policies. The merger expenses consist of $9.0 million in transaction costs, such as fees for investment banking, accounting and legal, $6.5 million in severance, retention bonuses and other termination costs and $2.5 million in expenses to combine operations. Other expenses incurred in fiscal year 1998 compared to 1997 include increased marketing costs for checking accounts and related products and for consumer loans, increased occupancy and equipment, compensation and benefits and other operating expenses from acquisitions and branch expansion.

     The decrease in regulatory insurance and assessments of $3.7 million comparing fiscal year 1998 to 1997 is substantially due to the revised rate structure on insured deposits adopted by the Federal Deposit Insurance Corporation (FDIC) after the recapitalization of the SAIF. The Corporation's annual deposit insurance rate in effect prior to this recapitalization was .23% of insured deposits and reduced to .064% of insured deposits effective January 1, 1997, and thereafter.

     The net increase of $5.6 million in general and administrative expenses, excluding the deposit insurance special assessment, in fiscal year 1997 compared to 1996 is primarily due to net increases of $5.1 million in compensation and benefits, $2.6 million in other operating expenses, $2.2 million in advertising, $2.2 million in occupancy and equipment and $1.2 million in data processing partially offset by decreases of $4.1 million in regulatory insurance and assessments and $3.6 million of merger expenses associated with the Railroad acquisition. The net increase of $5.6 million for fiscal year 1997 compared to fiscal year 1996 is in part attributable to the nonrecurring expenses associated with the repurchase of 2,812,725 shares of the Corporation's common stock totaling $2.3 million, a net increase in operating expenses due to acquisitions, increased marketing costs for checking accounts and related products and consumer loans and other net increases in employee benefits, rent and occupancy and other operating expenses primarily due to branch expansion over fiscal year 1996. Partially offsetting these increases are expenses incurred in fiscal year 1996 related to the Railroad merger and the Corporation's 1995 proxy contest totaling $4.5 million and a decrease in regulatory insurance expenses totaling $4.1 million.

     The decrease in regulatory insurance and assessments of $4.1 million comparing fiscal year 1997 to 1996, was substantially due to the revised rate structure on insured deposits adopted by the FDIC after the recapitalization of the SAIF previously discussed. The net increases in general and administrative expenses from acquisitions are due to Heritage and Investors during fiscal year 1997 and a full fiscal year of operations from the 1996 Conservative acquisition consummated February 1, 1996. Such acquisitions result in increased personnel wages and benefits and costs of operating additional branches, as well as other expenses also incurred on an indirect basis attributable to these acquisitions.

INTANGIBLE ASSETS

     Total amortization expense of intangible assets for fiscal years 1998, 1997 and 1996 was $7.5 million, $11.0 million and $10.2 million, respectively. The net decrease in amortization expense of intangible assets for fiscal year 1998 compared to 1997 is primarily due to the reduction totaling $3.2 million in amortization of expense of core value of deposits from amounts that were fully amortized as of April 1997 and the reduction in core value of deposits amortized on an accelerated basis. Offsetting these decreases is an increase totaling $806,000 due to amortization expense resulting from the First National acquisition consummated January 30, 1998. Amortization of intangible assets for fiscal year 1997 increased over 1996 primarily due to amortization expense totaling $957,000 resulting from the Heritage acquisition consummated October 1, 1996.

PROVISION FOR INCOME TAXES

     For fiscal years 1998, 1997 and 1996 the provision for income taxes was $40.7 million, $30.1 million and $32.7 million, respectively. The effective tax rates for fiscal years 1998, 1997 and 1996 were 37.7%, 35.2% and 33.1%, respectively. For the three fiscal years ended June 30, 1998, the effective tax rates vary from the applicable statutory rates primarily due to the nondeductibility of amortization of intangible assets in relation to the level of taxable income for the respective fiscal years. The effective tax rate also varied from the statutory rate for fiscal year 1998 due to the nondeductibility of certain Liberty, Mid Continent and Perpetual merger-related expenses and other nonrecurring charges and, for fiscal year 1996, due to the nondeductibility of certain Railroad merger and acquisition costs offset slightly by an income tax benefit of $1.0 million recognized for financial reporting purposes from a leveraged lease settlement.

     In August 1996, changes in the federal tax law repealed the reserve method of accounting for tax bad debt deductions and, effective July 1, 1996, required the Corporation to calculate the tax bad debt deduction based on actual charge-offs. These tax law changes resulted in a charge of $191,000 to income tax expense in fiscal year 1997.

EXTRAORDINARY ITEMS

     In December 1996, the Corporation recognized extraordinary losses of $583,000 (net of income tax benefits totaling $316,000), or $.01 loss per diluted share, primarily as a result of the early retirement of its $40.25 million 10.25% subordinated debt originally due December 15, 1999, and its $6.9 million 10.0% senior notes originally due January 31, 1999. The extraordinary loss consisted primarily of the write-off of the related premiums and costs associated with the issuance and redemption of such debt that was retired on December 27, 1996, with the proceeds from the $50.0 million subordinated extendible notes offering completed December 2, 1996.

RATIOS

     The table below sets forth certain performance ratios of the Corporation for the periods indicated:

-------------------------------------------------------------------------------------------------------------------------------
                                                                                                      Year Ended June 30,
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                 1998        1997       1996
-------------------------------------------------------------------------------------------------------------------------------
Return on average assets: net income divided by average total assets (1).....................     .77%        .67%        .86%
Return on average equity: net income divided by average equity (1)...........................   11.41       10.77       13.89
Equity-to-assets ratio:  average stockholders' equity to average total assets................    6.75        6.22        6.19
General and administrative expenses divided by average assets (2)............................    2.15        2.24        1.94
-------------------------------------------------------------------------------------------------------------------------------

(1) Return on average assets and return on average stockholders' equity for fiscal year 1998 are 1.02% and 15.05%, respectively, excluding the after-tax effect of merger-related and other nonrecurring charges totaling $21.5 million. Return on average assets and return on average stockholders' equity for fiscal year 1997 are .92% and 14.84%, respectively, excluding the after-tax effect of the nonrecurring expenses totaling $20.7 million associated with the SAIF special assessment, the repurchase of 2,812,725 shares of the Corporation's common stock, the extraordinary loss on early retirement of debt and the change in income taxes for bad debt reserves. Return on average assets and return on average stockholders' equity for fiscal year 1996 are .91% and 14.78%, respectively, excluding the after-tax effect of the nonrecurring expenses totaling $4.2 million associated with the Railroad merger, the SAIF special assessment (incurred in fiscal year 1996 as a result of the pooling of interests accounting method applied to the Mid Continent merger) and the Corporation's 1995 proxy contest.

(2) General and administrative expenses divided by average assets for fiscal year 1998 is 1.86% excluding the merger-related and other nonrecurring charges totaling $25.2 million on a pre-tax basis. General and administrative expenses divided by average assets for fiscal year 1997 is 1.85% excluding the nonrecurring expenses totaling $31.3 million on a pre-tax basis associated with the SAIF special assessment and the repurchase of 2,812,725 shares of the Corporation's common stock. General and administrative expenses divided by average assets for fiscal year 1996 is 1.87% excluding the nonrecurring expenses totaling $5.5 million on a pre-tax basis associated with the Railroad merger, the Mid Continent SAIF special assessment and the Corporation's 1995 proxy contest.
--------------------------------------------------------------------------------

     The decrease in the ratio of general and administrative expenses to average assets for fiscal year 1998 compared to fiscal year 1997 is primarily attributable to an increase of $553.5 million in average assets partially offset by a net increase of $4.7 million in total general and administrative expenses due to the net effect of numerous items including the First National acquisition effective January 30, 1998. The increase in the operating ratio for general and administrative expenses for fiscal year 1997 compared to fiscal year 1996 is attributable to a net increase of $33.6 million in such expenses primarily due to the SAIF special assessment of $29.0 million and nonrecurring expenses totaling $2.3 million associated with the repurchase of 2,812,725 shares of the Corporation's common stock. This increase was partially offset by an increase of approximately $486.9 million in average assets for fiscal year 1997 compared to 1996.

IMPLEMENTATION OF NEW ACCOUNTING
PRONOUNCEMENTS

     During fiscal year 1998, the Corporation adopted the provisions of two accounting pronouncements: Statement No. 125 entitled "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" and Statement No. 128, entitled "Earnings Per Share." See Note 1 to the Consolidated Financial Statements for a discussion of these new accounting pronouncements and their effect on the Corporation.

LIQUIDITY AND CAPITAL RESOURCES

     The Corporation's principal asset is its investment in the capital stock of the Bank, and because it does not generate any significant revenues independent of the Bank, the Corporation's liquidity is dependent on the extent to which it receives dividends from the Bank. The Bank's ability to pay dividends to the Corporation is dependent on its ability to generate earnings and is subject to a number of regulatory restrictions and tax considerations. Under capital distribution regulations of the OTS, a savings institution that, immediately prior to, and on a pro forma basis after giving effect to, a proposed dividend, has total capital that is at least equal to the amount of its fully phased-in capital requirements (a "Tier 1 Association") is permitted to pay dividends during a calendar year in an amount equal to the greater of (i) 75.0% of its net income for the recent four quarters, or (ii) 100.0% of its net income to date during the calendar year plus an amount that would reduce by one-half the amount by which its ratio of total capital to assets exceeded its fully phased-in risk-based capital ratio requirement at the beginning of the calendar year. At June 30, 1998, the Bank qualified as a Tier 1 Association, and would be permitted to pay an aggregate amount approximating $139.1 million in dividends under these regulations. Should the Bank's regulatory capital fall below certain levels, applicable law would require approval by the OTS of such proposed dividends and, in some cases, would prohibit the payment of dividends.

     At June 30, 1998, the cash of Commercial Federal Corporation, the parent company, totaled $39.4 million. Due to the parent company's limited independent operations, management believes that its cash balance at June 30, 1998, is currently sufficient to meet operational needs. However, the parent company's ability to make future interest and principal payments on its $50.0 million of 7.95% fixed-rate subordinated extendible notes due December 1, 2006 (the Notes), and on its $46.4 million of 9.375% fixed-rate junior subordinated debentures due May 15, 2027 (the Debentures), is dependent upon its receipt of dividends from the Bank. Accordingly, during fiscal years 1998 and 1997, the parent company received cash dividends totaling $47.4 million and $37.8 million, respectively, from the Bank. The dividends received during fiscal year 1998 were paid to cover
(i) interest payments totaling $9.2 million on the parent company's debt, (ii) principal payments of $3.0 million on the parent company's five-year promissory term note, (iii) common stock cash dividends totaling $7.0 million paid by the parent company to its shareholders through June 30, 1998, (iv ) principal and interest payments totaling $26.3 million on a revolving credit note acquired from the Liberty acquisition, and (v) certain fees totaling $1.9 million in connection with the acquisition of Liberty.

     Cash dividends paid by the parent company to its common stock shareholders totaled $8.0 million and $7.2 million, respectively, during fiscal years 1998 and 1997. The payment of dividends on the common stock is subject to the discretion of the Board of Directors of the Corporation and depends on a variety of factors, including operating results and financial condition, liquidity, regulatory capital limitations and other factors. The Bank will continue to pay dividends to the parent company, pursuant to regulatory restrictions, to cover future principal and interest payments on the parent company's debt and on cash dividends on common stock when and as declared by the parent company on a quarterly basis. The parent company also receives cash from the exercise of stock options and the sale of stock under its employee benefit plans which totaled $4.7 million and $2.4 million, respectively, during fiscal years 1998 and 1997, as well as from the Bank for income tax benefits from operating losses of the parent company as provided in the corporate tax sharing agreement. During fiscal year 1997, the Corporation distributed $17.2 million to the Bank for its purchase of a support operations facility and for the cash portion of the Heritage and Investors acquisitions.

     The Corporation's primary sources of funds are (i) deposits, (ii) principal repayments on loans, mortgage-backed and investment securities, (iii) advances from the FHLB, (iv) cash generated from operations and (v) securities sold under agreements to repurchase. As reflected in the Consolidated Statement of Cash Flows, net cash flows used by operating activities for fiscal year 1998 totaled $119.5 million and net cash flows provided by operating activities for fiscal years 1997 and 1996 totaled $16.6 million and $16.7 million, respectively. Amounts fluctuate from period to period primarily as a result of mortgage banking activity relating to the purchase and origination of loans for resale and the subsequent sale of such loans. The purchase and origination of loans for resale totaling $1.3 billion for fiscal year 1998 is higher compared to $890.5 million and $908.4 million for fiscal years 1997 and 1996, respectively, primarily due to increased prepayment and refinancing activity. Proceeds from the sales of loans totaled $1.1 billion for fiscal year 1998 compared to $902.6 million and $844.0 million in fiscal years 1997 and 1996.

     Net cash flows provided by investing activities totaled $43.5 million and $78.7 million for fiscal years 1998 and 1996 and net cash flows used by investing activities totaled $328.1 million for fiscal year 1997. Amounts fluctuate from period to period primarily as a result of (i) principal repayments on loans and mortgage-backed securities and (ii) the purchase and origination of loans, mortgage-backed and investment securities. The acquisitions of First National, Liberty, Mid Continent and Perpetual, structured to be consummated as an exchange of common stock between the Corporation and these respective financial institutions, resulted in the Corporation issuing 9,368,063 shares of its common stock in fiscal year 1998. Cash outlays for nonrecurring merger-related costs associated with these four acquisitions approximated $19.8 million. Subsequent to June 30, 1998, the acquisition of AmerUs resulted in a cash outlay of approximately $53.3 million, the acquisition of First Colorado was consummated by the exchange of 18,278,789 shares of the Corporation's common stock for First Colorado's common stock, and the pending acquisition of Midland will result in a cash outlay of approximately $83.0 million. Also, liquidity for the AmerUs, First Colorado and Midland acquisitions will be affected by the cash outlays for nonrecurring merger costs. The acquisition of AmerUs was financed by $40.0 million of one-year purchase notes from the seller bearing interest at 150 basis points over the one-year Treasury bill rate, a $10.0 million capital distribution from the Bank and, in part, by a $45.0 million term note borrowed by the Corporation on July 30, 1998. This note is a five-year term note due July 31, 2003, unsecured, with quarterly principal payments of $1.25 million and interest payable quarterly at 100 basis points below the lender`s national base rate. It is anticipated that the acquisition of Midland will be financed by capital distributions from the Bank whose source of proceeds will more than likely be FHLB advances. During fiscal year 1997 the acquisitions of Heritage and Investors resulted in cash paid totaling approximately $3.4 million and $5.3 million, respectively, for the common stock of these institutions in addition to the exchange of 1,016,173 shares of the Corporation's common stock for the Heritage acquisition. During fiscal year 1996 the acquisition of Railroad had no material effect on liquidity, except for the cash outlay totaling $3.6 million relating to nonrecurring merger related costs, since such transaction was consummated in an exchange of common stock between companies; and the acquisition of Conservative resulted in a cash payment totaling approximately $18.3 million, in addition to the issuance of common stock the Corporation exchanged for Conservative's common and preferred stock.

     At December 31, 1995, pursuant to the reassessment of the appropriateness of the classifications of all securities held and in accordance with the one-time reclassification permitted under the special report entitled "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities," management of the Corporation developed an asset/liability management strategy to reclassify substantially all of its 15- and 30-year fixed-rate mortgage-backed securities approximating $370.4 million and agency investment securities approximating $49.9 million from held to maturity to available for sale. In addition, approximately $9.4 million of adjustable-rate mortgage-backed securities were reclassified from available for sale to held to maturity. The purpose of this strategy was to sell such securities and use the proceeds to fund FHLB advances as they became due, and to have the flexibility, as opportunities arose, to reinvest proceeds into adjustable-rate or shorter duration interest-earning assets. In addition, on February 1, 1996, the Corporation acquired mortgage-backed and investment securities totaling approximately $90.1 million as part of the acquisition of Conservative and classified such securities as available for sale. During fiscal year 1996, approximately $230.8 million of such investment and mortgage-backed securities were sold with the proceeds used primarily to pay maturing FHLB advances.

     Net cash flows provided by financing activities totaled $87.0 million and $364.5 million, respectively, for fiscal years 1998 and 1997 and net cash flows used by financing activities totaled $82.7 million for fiscal year 1996. Advances from the FHLB, retail deposits and securities sold under agreements to repurchase have been the primary sources to balance the Corporation's funding needs during each of the fiscal years presented. The Corporation experienced a net decrease in deposits of $232.4 million for fiscal year 1998 and net increases of $30.8 million and $191.2 million, respectively, for fiscal years ended June 30, 1997 and 1996, excluding deposits acquired in acquisitions. The decrease in deposits during fiscal year 1998 was primarily due to depositors leaving for higher interest rates while increases in deposits are due to a broadened retail deposit base, compared to previous years, created from acquisitions, opening new branches and increasing marketing efforts and product promotion. On August 21, 1996, the Corporation repurchased 2,812,725 shares of its common stock. Total cash consideration for this transaction, including certain expenses and costs associated with the seller's ownership of such stock, approximated $51.2 million. The sources of cash to consummate this stock repurchase consisted of a promissory note totaling $28.0 million, a dividend from the Bank totaling $18.0 million and cash totaling $5.2 million paid directly by the parent company. In December 1996, the Corporation refinanced its promissory note with a five-year term note for $28.0 million due December 31, 2001. During fiscal years 1998 and 1997, the Corporation paid down this term note resulting in a remaining principal balance of $1.0 million at June 30, 1998, with the final payment due September 30, 1998. This term note was paid in full on July 29, 1998. On December 2, 1996, the Corporation completed the issuance of $50.0 million of 7.95% fixed-rate subordinated extendible notes due December 1, 2006, which resulted in the Corporation receiving $48.5 million net of fees. With the proceeds from the issuance of these subordinated extendible notes, the Corporation redeemed on December 27, 1996, its $40.25 million 10.25% subordinated debt originally due December 15, 1999, and its $6.9 million 10.0% senior notes originally due January 31, 1999. Also, effective May 14, 1997, the Corporation, through CFC Preferred Trust, a special-purpose wholly-owned Delaware trust subsidiary of the Corporation, issued $45.0 million of fixed-rate 9.375% cumulative trust preferred securities, which are fully and unconditionally guaranteed by the Corporation.

     The Deposit Insurance Funds Act of 1996 authorized the recapitalization of the SAIF fund by imposing a one-time special assessment of .657% of SAIF-insured deposits held as of March 31, 1995. This nonrecurring special assessment resulted in the Corporation recording an after-tax charge of approximately $18.6 million ($29.0 million pre-tax) in the quarter ended September 30, 1996. In addition, fiscal year 1996 reflects an after-tax charge of $706,000 ($1.1 million pre-tax), as a result of the Mid Continent acquisition, with its fiscal year ending September 30, 1996, combined with the fiscal year 1996 operations of the Corporation. The Corporation's annual deposit insurance rate in effect prior to this recapitalization was .23% of insured deposits, which was reduced to
 .064% of insured deposits effective January 1, 1997. Until December 31, 1999, SAIF-insured institutions will be required to pay assessments to the FDIC at the rate of .064% to help fund interest payments on bonds issued by an agency of the federal government established to finance takeovers of insolvent thrifts. During this period, Bank Insurance Fund (BIF) members will be assessed at the rate of
 .013% to fund interest payments on these bonds. After December 31, 1999, both BIF and SAIF members will be assessed at the same rate for such interest payments. The Deposit Insurance Funds Act of 1996 provides that the BIF and the SAIF will be merged into a single deposit insurance fund effective December 31, 1999, but only if there are no insured savings associations on that date. The legislation directed the Department of Treasury to make recommendations to Congress for the establishment of a single charter for banks and thrifts.

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

     The Corporation will continue to grow its franchise through an ongoing program of selective acquisitions of other financial institutions, as well as through internal growth. The Corporation has considered and will continue to consider possible mergers with and acquisitions of other selected financial institutions. During fiscal year 1998 the Corporation consummated the acquisitions of First National, Liberty, Mid Continent and Perpetual, and subsequent to June 30, 1998, completed the AmerUs Bank and First Colorado acquisitions and entered into an agreement to acquire Midland. See Notes 2, 30 and 31 to the Consolidated Financial Statements for additional information on these completed and pending acquisitions. During fiscal years 1997 and 1996 the Corporation consummated four acquisitions. Such acquisitions present the Corporation with the opportunity to further expand its community banking retail network in its existing markets; and to increase its earnings potential by increasing its mortgage, consumer and commercial loan volumes funded primarily by deposits which generally bear lower rates of interest than alternative sources of funds. Acquisition candidates are selected based on the extent to which the candidate can enhance the Corporation's retail presence in new or existing markets and complement the Corporation's present retail network.

     At June 30, 1998, the Corporation issued commitments totaling $566.5 million to fund and purchase loans as follows: $359.6 million of single-family fixed-rate mortgage loans, $57.1 million of single-family adjustable-rate mortgage loans, $18.1 million of commercial real estate loans and $131.7 million of unused lines of credit for commercial and consumer use. These outstanding loan commitments to extend credit in order to originate loans or fund commercial and consumer loans lines of credit do not necessarily represent future cash requirements since many of the commitments may expire without being drawn. The Corporation expects to fund these commitments, as necessary, from the sources of funds previously described.

     The maintenance of an appropriate level of liquid resources to meet not only regulatory requirements but also to provide funding necessary to meet the Corporation's current business activities and obligations is an integral element in the management of the Corporation's assets. The Bank is required by federal regulation to maintain a minimum average daily balance of cash and certain qualifying liquid investments equal to 4.0% of the aggregate of the prior month's daily average savings deposits and short-term borrowings. The Bank's liquidity ratio was 9.35% at June 30, 1998. Liquidity levels will vary depending upon savings flows, future loan fundings, cash operating needs, collateral requirements and general prevailing economic conditions. The Bank does not foresee any difficulty in meeting its liquidity requirements.

IMPACT OF INFLATION AND CHANGING PRICES

     The consolidated financial statements and related consolidated financial information are prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant effect on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services.

STOCK PRICES AND DIVIDENDS

     The Corporation's common stock is traded on the New York Stock Exchange under the symbol "CFB." The following table sets forth the high and low closing sales prices and dividends declared for the periods indicated for the common stock of the Corporation:

--------------------------------------------------------------------------------------------------------------------------------
                                                      1998                                              1997
                                 ---------------------------------------------       -------------------------------------------
                                    Fourth      Third      Second       First        Fourth       Third      Second      First
                                    Quarter    Quarter     Quarter     Quarter       Quarter     Quarter     Quarter    Quarter
------------------------------------------------------------------------------       -------------------------------------------
Common stock prices:
   High..........................   $38.19     $36.38      $36.50      $32.13        $25.08      $26.00      $21.55     $19.11
   Low...........................    31.13      30.00       31.38       25.08         21.42       20.75       18.61      16.00
   Close.........................    31.63      36.38       35.56       31.42         24.75       22.50       21.33      19.11
--------------------------------------------------------------------------------------------------------------------------------
Dividends declared...............   $ .055     $ .055      $ .055      $ .047        $ .047      $ .047      $ .047     $ .045
--------------------------------------------------------------------------------------------------------------------------------

     As of June 30, 1998, there were 42,078,678 shares of common stock issued and outstanding which were held by approximately 2,700 shareholders of record and 1,488,929 shares subject to outstanding options. The number of shareholders of record does not reflect the persons or entities who hold their stock in nominee or "street" name.

     On November 17, 1997, the Board of Directors of the Corporation declared a three-for-two stock split effected in the form of a 50 percent stock dividend to stockholders of record on November 28, 1997. Par value of the common stock remained at $.01 per share. The stock dividend, distributed on December 15, 1997, totaled 10,865,530 shares of common stock with $109,000 transerred from the addtional paid-in capital account to the common stock account to record this distribution. Fractional shares resulting from the stock split were paid in cash totaling $24,366 based on the closing price on the record date. The Board of Directors also increased its quarterly cash dividend from

$.047 per common share after adjusting for the three-for-two stock split to $.055 per common share for an increase of 17 percent. In November 1996, the Board of Directors also declared a three-for-two stock split effected in the form of a 50 percent stock dividend to stockholders of record on December 31, 1996. This stock dividend was distributed in January 1997 and totaled 10,745,214 shares of common stock with $72,000 transferred from additional paid in capital to the common stock account. Fractional shares paid in cash resulting from the stock split totaled $17,792.

     Cash dividends declared during fiscal year 1998 totaled $8.8 million, or $.212 per common share, compared to fiscal year 1997 of $7.2 million, or $.185 per common share, and $7.1 million, or $.178 per common share, during fiscal year 1996. See "Liquidity and Capital Resources" and Note 18 to the Consolidated Financial Statements regarding the payment of future dividends and any possible restrictions thereon.

YEAR 2000

     The year 2000 poses an important business issue regarding how existing application software programs and operating systems can accommodate this date value. Many computer programs that can only distinguish the final two digits of the year entered are expected to read entries for the year 2000 as the year 1900. Like most financial service providers, the Corporation may be significantly affected by the Year 2000 issue due to the nature of financial information. Software, hardware and equipment both within and outside the Corporation's direct control and with whom the Corporation electronically or operationally interfaces are likely to be affected. If computer systems are not adequately changed to identify the Year 2000, many computer applications could fail or create erroneous results. As a result, many calculations that rely on the data field information, such as interest, payment or due dates and other operating functions, may generate results that could be significantly misstated, and the Corporation could experience a temporary inability to process transactions and engage in normal business activities.

     All of the significant computer programs of the Corporation that could be affected by this issue are provided by major third party vendors. The Corporation is in the process of replacing/upgrading most of its computer systems and programs, as well as most equipment, in order to provide cost-effective and efficient delivery of services to its customers, information to management, and to provide additional capacity for processing information and transactions due to acquisitions. The total cost of the Year 2000 project is estimated to approximate $14.0 million which will be funded through cash flows from operations. Most of the total project cost is expected to be capitalized since it involves the purchase of computer systems, programs and equipment. In addition, during fiscal year 1998 the Corporation expensed $4.3 million due to accelerated amortization of certain computer systems and software necessitated by Year 2000 compliance and the related planned systems conversions. The adjusted carrying amount of these computer systems and software will continue to be depreciated until their disposal at the date of conversion.

     The third party vendors have advised the Corporation that all such computer systems and programs either are or shortly will be Year 2000 compliant. The Corporation has scheduled certain operations to be converted as early as October 1998 so testing can commence and conversion problems resolved. Final conversions are scheduled for completion early in calendar year 1999.

     The Corporation has also initiated formal communications with non-mainframe software and hardware vendors to determine the extent to which the Corporation's interface systems may be vulnerable to those third parties' failure to remediate their own Year 2000 issues. If the third party vendors are unable to resolve Year 2000 issues in time, the conversion is delayed significantly or major problems arise as a result of the conversion, the Corporation would likely experience significant data processing delays, mistakes or failures. These delays, mistakes or failures could have significant adverse impact on the financial condition and results of the operations of the Corporation. In addition, there can be no assurance that the systems of the other companies on which the Corporation's systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Corporation's systems, would not have a material adverse effect on the Corporation. The Corporation has developed a Year 2000 contingency plan that addressess, among other issues, critical operations and potential failures thereof, and strategies for business continuation.

Management's Report on Internal Controls
----------------------------------------

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

     Management assessed the Corporation's internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and Thrift Financial Report instructions as of June 30, 1998. This assessment was based on the criteria for effective internal control described in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based upon this assessment, Management believes that the Corporation maintained an effective internal control structure over financial reporting as of June 30, 1998.


/s/ William A. Fitzgerald
William A. Fitzgerald
Chairman of the Board and
Chief Executive Officer


/s/ James A. Laphen
James A. Laphen
President, Chief Operating Officer
and Chief Financial Officer


Independent Auditors' Report
----------------------------


Board of Directors and Shareholders
Commercial Federal Corporation
Omaha, Nebraska

     We have audited the accompanying consolidated statements of financial condition of Commercial Federal Corporation and subsidiaries (the Corporation) as of June 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the mergers of Commercial Federal Corporation and Liberty Financial Corporation, Mid Continent Bancshares, Inc. and Perpetual Midwest Financial, Inc. which have been accounted for as pooling-of-interests as described in Note 2 to the consolidated financial statements.

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

     In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the financial position of Commercial Federal Corporation and subsidiaries as of June 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1998 in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, in fiscal year 1996 the Corporation changed its method of accounting for mortgage servicing rights.


Deloitte & Touche LLP

Omaha, Nebraska
August 6, 1998
(August 14, 1998 as to Notes 30 and 31)

Commercial Federal Corporation Consolidated Statement of Financial Condition
----------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                                                                                    June 30,
ASSETS                                                                                              1998              1997
----------------------------------------------------------------------------------------------------------------------------
Cash (including short-term investments of $6,586 and $3,965) ................................    $   131,336     $   128,171
Investment securities available for sale, at fair value .....................................        140,359          90,982
Mortgage-backed securities available for sale, at fair value ................................        165,697         277,654
Loans held for sale, net ....................................................................        289,666          83,441
Investment securities held to maturity (fair value of $455,906 and $456,316) ................        455,028         458,517
Mortgage-backed securities held to maturity (fair value of $751,041 and $829,929.............        748,589         829,997
Loans and leases receivable, net of allowances of $59,698 and $57,002 .......................      6,412,712       6,215,516
Federal Home Loan Bank stock ................................................................        119,431          85,850
Interest receivable, net of allowances of $201 and $262 .....................................         58,119          55,793
Real estate, net ............................................................................         20,831          20,696
Premises and equipment, net .................................................................        111,803         105,410
Prepaid expenses and other assets ...........................................................        125,924         119,073
Intangible assets, net of accumulated amortization of $31,649 and $24,179 ...................         73,145          55,408
----------------------------------------------------------------------------------------------------------------------------
       Total Assets .........................................................................    $ 8,852,640     $ 8,526,508
----------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
----------------------------------------------------------------------------------------------------------------------------
Liabilities:
   Deposits .................................................................................    $ 5,363,140     $ 5,453,572
   Advances from Federal Home Loan Bank .....................................................      2,271,772       1,597,326
   Securities sold under agreements to repurchase ...........................................        334,294         639,294
   Other borrowings .........................................................................        106,577         156,305
   Interest payable .........................................................................         35,925          32,028
   Other liabilities ........................................................................         97,893         100,541
----------------------------------------------------------------------------------------------------------------------------
       Total Liabilities ....................................................................      8,209,601       7,979,066
----------------------------------------------------------------------------------------------------------------------------
Commitments and Contingencies ...............................................................             --              --
----------------------------------------------------------------------------------------------------------------------------
Stockholders' equity:
   Preferred stock, $.01 par value; 10,000,000 shares authorized; none issued ...............             --              --
   Common stock, $.01 par value; 120,000,000 and 50,000,000 shares authorized;
     42,078,678 and 40,528,791 shares issued and outstanding ................................            421             298
   Additional paid-in capital ...............................................................        233,727         196,890
   Retained earnings ........................................................................        409,735         352,013
   Unearned Employee Stock Ownership Plan (ESOP) shares .....................................         (1,383)         (1,529)
   Unrealized holding gain (loss) on securities available for sale, net .....................            539            (230)
----------------------------------------------------------------------------------------------------------------------------
       Total Stockholders' Equity ...........................................................        643,039         547,442
----------------------------------------------------------------------------------------------------------------------------
       Total Liabilities and Stockholders' Equity ...........................................    $ 8,852,640     $ 8,526,508
----------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

Commercial Federal Corporation Consolidated Statement of Operations
----------------------------------------------------------------------------------------------------------------
(Dollars in Thousands Except Per Share Data)                                        Year Ended June 30,
                                                                            1998          1997          1996
----------------------------------------------------------------------------------------------------------------
Interest Income:
   Loans and leases receivable ......................................    $ 529,880     $ 486,586     $ 447,580
   Mortgage-backed securities .......................................       67,426        80,538        91,353
   Investment securities ............................................       50,312        40,480        36,800
----------------------------------------------------------------------------------------------------------------
       Total interest income ........................................      647,618       607,604       575,733

Interest Expense:
   Deposits .........................................................      261,941       266,611       253,354
   Advances from Federal Home Loan Bank .............................      113,531        82,386       102,141
   Securities sold under agreements to repurchase ...................       30,533        36,615        13,525
   Other borrowings .................................................       11,183        11,163         9,560
----------------------------------------------------------------------------------------------------------------
       Total interest expense .......................................      417,188       396,775       378,580

Net Interest Income .................................................      230,430       210,829       197,153
Provision for Loan and Lease Losses .................................      (15,325)      (12,284)       (7,211)
----------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Loan and Lease Losses........      215,105       198,545       189,942

Other Income:
   Loan servicing fees ..............................................       38,666        41,366        36,895
   Retail fees and charges ..........................................       24,266        22,218        17,643
   Real estate operations ...........................................          605           980            59
   Gain on sales of loans ...........................................        2,745         1,924         1,941
   Gain on sales of securities ......................................        2,505           510            87
   Other operating income ...........................................       19,478        14,135        12,143
----------------------------------------------------------------------------------------------------------------
       Total other income ...........................................       88,265        81,133        68,768

Other Expense:
   General and administrative expenses -
     Compensation and benefits ......................................       70,476        65,575        60,450
     Occupancy and equipment ........................................       23,981        21,240        19,090
     Data processing ................................................       15,855        11,067         9,899
     Regulatory insurance and assessments ...........................        4,349         8,097        12,154
     Advertising ....................................................       11,599         9,673         7,455
     Other operating expenses .......................................       43,531        38,477        35,899
     Merger expenses ................................................       18,034            --         3,565
----------------------------------------------------------------------------------------------------------------
       General and administrative expenses before
         Federal deposit insurance special assessment ...............      187,825       154,129       148,512
     Federal deposit insurance special assessment ...................           --        29,039         1,053
----------------------------------------------------------------------------------------------------------------
         Total general and administrative expenses ..................      187,825       183,168       149,565
   Amortization of intangible assets ................................        7,470        10,974        10,209
----------------------------------------------------------------------------------------------------------------
         Total other expense ........................................      195,295       194,142       159,774
----------------------------------------------------------------------------------------------------------------
Income Before Income Taxes and Extraordinary Items ..................      108,075        85,536        98,936
Provision for Income Taxes ..........................................       40,742        30,069        32,741
----------------------------------------------------------------------------------------------------------------
Income Before Extraordinary Items ...................................       67,333        55,467        66,195
Extraordinary Items - Loss on Early Retirement of Debt,
   Net of Tax Benefit of $316 .......................................           --          (583)           --
----------------------------------------------------------------------------------------------------------------
Net Income ..........................................................    $  67,333     $  54,884     $  66,195
----------------------------------------------------------------------------------------------------------------

Commercial Federal Corporation Consolidated Statement of Operations (continued)
-----------------------------------------------------------------------------------------------------------------
(Dollars in Thousands Except Per Share Data)                                        Year Ended June 30,
                                                                             1998         1997          1996
-----------------------------------------------------------------------------------------------------------------
Weighted average number of common shares
   outstanding used in basic earnings per share calculation .........    41,101,318    40,354,486    41,061,801
Add assumed exercise of outstanding stock options
   as adjustments for dilutive securities ...........................       591,908       665,681       630,576
-----------------------------------------------------------------------------------------------------------------
Weighted average number of common shares
   outstanding used in diluted earnings per share calculation........    41,693,226    41,020,167    41,692,377
-----------------------------------------------------------------------------------------------------------------
Basic earnings per share:
   Income before extraordinary items ................................      $   1.64      $   1.37      $   1.61
   Extraordinary items ..............................................            --          (.01)           --
-----------------------------------------------------------------------------------------------------------------
   Net income .......................................................      $   1.64      $   1.36      $   1.61
-----------------------------------------------------------------------------------------------------------------
Diluted earnings per share:
   Income before extraordinary items ................................      $   1.62      $   1.35      $   1.59
   Extraordinary items ..............................................            --          (.01)           --
-----------------------------------------------------------------------------------------------------------------
   Net income .......................................................      $   1.62      $   1.34      $   1.59
-----------------------------------------------------------------------------------------------------------------
Dividends declared per common share .................................    $     .212    $     .185    $     .178
-----------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

Commercial Federal Corporation Consolidated Statement of Stockholders' Equity
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                                                                         Unearned      Unrealized
                                                                                               Employee        Holding
                                                                                                 Stock       Gain (Loss)
                                                                    Additional                 Ownership     on Securities
                                                       Common        Paid-in      Retained       Plan         Available
                                                        Stock        Capital      Earnings      Shares      for Sale, Net    Total
------------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1995 .........................    $     226     $ 194,872     $ 242,921     $  (2,127)    $    (922)    $ 434,970
   Issuance of 255,276 shares under certain
     compensation and employee plans ...........            1         2,317            --            --            --         2,318
   Issuance of 1,592,014 shares of common
     stock for acquisition of business .........            7        25,819            --            --            --        25,826
   Restricted stock and deferred
     compensation plans, net ...................           --         1,382            --            --            --         1,382
   Commitment of release of ESOP shares ........           --            --            --           297            --           297
   Cash dividends declared ($.178 per share)               --            --        (7,110)           --            --        (7,110)
   Purchase and cancellation of
     283,038 shares of common stock
     of combining companies ....................           --        (4,370)           --            --            --        (4,370)
   Net income ..................................           --            --        66,195            --            --        66,195
   Change in unrealized holding gain (loss)
     on securities available for sale, net .....           --            --            --            --        (1,783)       (1,783)
   Liberty Financial Corporation activity for
     six months ended June 30, 1996 ............           --            --         2,371            --          (530)        1,841
------------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1996 .........................          234       220,020       304,377        (1,830)       (3,235)      519,566
   Issuance of 10,745,214 shares in
     three-for-two stock split effected in
     the form of a 50 percent stock dividend               72           (72)           --            --            --            --
   Repurchase and cancellation of 2,812,725
     shares of common stock ....................          (12)      (49,312)           --            --            --       (49,324)
   Issuance of 189,331 shares under certain
     compensation and employee plans ...........           --         2,478            --            --            --         2,478
   Issuance of 1,016,173 shares of common
     stock for acquisition of business .........            4        19,416            --            --            --        19,420
   Restricted stock and deferred
     compensation plans, net ...................           --         1,292            --            --            --         1,292
   Commitment of release of ESOP shares ........           --            --            --           301            --           301
   Cash dividends declared ($.185 per share)               --            --        (7,248)           --            --        (7,248)
   Goodwill related to the acquisition of
     Liberty Financial Corporation .............           --         7,055            --            --            --         7,055
   Purchase and cancellation of
     119,441 shares of common stock
     of combining companies ....................           --        (3,987)           --            --            --        (3,987)
   Net income ..................................           --            --        54,884            --            --        54,884
   Change in unrealized holding gain (loss)
     on securities available for sale, net .....           --            --            --            --         3,005         3,005
------------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1997 .........................    $     298     $ 196,890     $ 352,013     $  (1,529)    $    (230)    $ 547,442
------------------------------------------------------------------------------------------------------------------------------------

COMMERCIAL FEDERAL CORPORATION CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (continued)
-------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                                                                       Unearned     Unrealized
                                                                                             Employee       Holding
                                                                                               Stock      Gain (Loss)
                                                              Additional                    Ownership    on Securities
                                                  Common        Paid-in      Retained          Plan        Available
                                                   Stock        Capital      Earnings         Shares     for Sale, Net  Total
-------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1997 .......................    $     298    $ 196,890     $ 352,013     $  (1,529)    $    (230)   $ 547,442
   Mid Continent Bancshares, Inc. activity for
     three months ended September 30, 1997 ...           --         (797)         (797)          (28)           --       (1,622)
   Issuance of 10,865,530 shares in
     three-for-two stock split effected in
     the form of a 50 percent stock dividend .          109         (109)           --            --            --           --
   Issuance of 489,221 shares under certain
     compensation and employee plans .........            4        3,644            --            --            --        3,648
   Issuance of 992,842 shares of common
     stock for acquisition of business .......           10       32,257            --            --            --       32,267
   Restricted stock and deferred
     compensation plans, net .................           --        2,046            --            --            --        2,048
   Commitment of release of ESOP shares ......           --           --            --           174            --          174
   Purchase and cancellation of
     8,333 shares of common stock
     of combining companies ..................           --         (204)                                                  (204)
   Cash dividends declared ($.212 per share) .           --           --        (8,814)           --            --       (8,814)
   Net income ................................           --           --        67,333            --            --       67,333
   Change in unrealized holding gain (loss)
     on securities available for sale, net ...           --           --            --            --           769          769
-------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1998 .......................    $     421    $ 233,727     $ 409,735     $  (1,383)    $     539    $ 643,039
-------------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

Commercial Federal Corporation Consolidated Statement of Cash Flows
-------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                                                                        Year Ended June 30,
                                                                                1998            1997            1996
-------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income ............................................................    $    67,333     $    54,884     $    66,195
Adjustments to reconcile net income to net cash
   provided (used) by operating activities:
     Extraordinary items, net of tax benefit ..........................             --             583              --
     Amortization of intangible assets ................................          7,470          10,974          10,209
     Provision for losses on loans and leases and real estate .........         15,561          12,761           6,750
     Depreciation and amortization ....................................         11,218          10,086           8,915
     Accretion of deferred discounts and fees, net ....................         (1,708)           (866)         (3,582)
     Amortization of mortgage servicing rights ........................         10,092           9,530          10,717
     Amortization of deferred compensation on restricted stock
       and deferred compensation plans and premiums on other borrowings          1,798           1,611           1,630
     Deferred tax provision ...........................................          1,546             429         (52,041)
     Gain on sales of real estate, loans and loan servicing rights, net         (4,837)         (3,776)         (3,401)
     Gain on sales of securities ......................................         (2,505)           (510)            (87)
     Stock dividends from Federal Home Loan Bank ......................         (7,573)         (5,017)         (4,479)
     Proceeds from sales of loans .....................................      1,149,151         847,881         902,564
     Origination of loans held for sale ...............................       (619,522)       (486,839)       (590,846)
     Purchases of loans held for sale .................................       (721,703)       (403,645)       (317,567)
     Increase in interest receivable ..................................           (244)         (2,323)         (3,953)
     (Decrease) increase in interest payable and other liabilities ....        (12,270)          7,512         (12,493)
     Other items, net .................................................        (13,344)        (36,655)         (1,834)
                                                                           -----------     -----------     -----------
       Total adjustments ..............................................       (186,870)        (38,264)        (49,498)
                                                                           -----------     -----------     -----------
         Net cash provided (used) by operating activities .............       (119,537)         16,620          16,697
---------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of loans ....................................................       (787,496)       (730,460)       (600,777)
Repayment of loans, net of originations ...............................        478,513         227,616         284,283
Principal repayments of mortgage-backed securities available for sale .         69,812          55,570          34,341
Purchases of mortgage-backed securities available for sale ............        (40,758)        (25,745)        (35,452)
Proceeds from sales of mortgage-backed securities available for sale ..        121,187          99,273         243,684
Principal repayments of mortgage-backed securities held to maturity ...        214,007         135,626         177,639
Purchases of mortgage-backed securities held to maturity ..............             --              --         (50,197)
Maturities and repayments of investment securities held to maturity ...        349,675         141,289         136,958
Purchases of investment securities held to maturity ...................       (284,675)       (257,762)       (137,070)
Purchases of investment securities available for sale .................        (79,753)        (59,043)        (96,843)
Proceeds from sales of investment securities available for sale .......         19,161          54,366         120,030
Maturities and repayments of investment securities available for sale .         29,186          31,070           5,093
Purchases of mortgage loan servicing rights ...........................        (14,483)        (10,194)        (16,004)
Proceeds from sales of loan servicing rights ..........................            412              --             452
Proceeds from sales of Federal Home Loan Bank stock ...................          7,229          21,502          41,085
Purchases of Federal Home Loan Bank stock .............................        (31,528)        (11,133)         (7,502)
Acquisitions, net of cash received (paid) .............................          4,197           2,595         (15,234)
Proceeds from sales of real estate ....................................         18,317          16,854          12,653
Payments to acquire real estate .......................................         (2,806)           (847)         (1,817)
Purchases of premises and equipment, net ..............................        (15,263)        (19,626)        (11,513)
Other items, net ......................................................        (11,442)            999          (5,112)
                                                                           -----------     -----------     -----------
         Net cash  provided (used) by investing activities ............         43,492        (328,050)         78,697
-------------------------------------------------------------------------------------------------------------------------------

Commercial Federal Corporation Consolidated Statement of Cash Flows (continued)
---------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                                                                        Year Ended June 30,
                                                                                   1998           1997            1996
---------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
(Decrease) increase in deposits ..........................................    $  (232,413)    $    30,759     $   191,204
Proceeds from Federal Home Loan Bank advances ............................      1,533,265       1,216,465       1,405,000
Repayments of Federal Home Loan Bank advances ............................       (853,207)     (1,147,130)     (1,851,084)
Proceeds from securities sold under agreements to repurchase .............        100,000         444,856         232,423
Repayments of securities sold under agreements to repurchase .............       (405,000)       (186,317)        (57,618)
Proceeds from issuances of other borrowings ..............................         12,254         154,735          14,873
Repayments of other borrowings ...........................................        (66,347)        (88,244)         (9,755)
Payments for debt issue costs ............................................             --          (2,218)             --
Payments of cash dividends on common stock ...............................         (7,973)         (7,233)         (5,614)
Repurchases of common stock ..............................................             --         (53,311)         (4,370)
Issuance of common stock .................................................          4,694           2,387           2,291
Other items, net .........................................................          1,739            (289)             (2)
                                                                              -----------     -----------     -----------
         Net cash provided (used) by financing activities ................         87,012         364,460         (82,652)
---------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS:
Increase in net cash position ............................................         10,967          53,030          12,742
Balance, beginning of year ...............................................        128,171          81,001          68,259
Adjustment to convert acquisitions to fiscal year end ....................         (7,802)         (5,860)             --
                                                                              -----------     -----------     -----------
Balance, end of year .....................................................    $   131,336     $   128,171     $    81,001
---------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for -
   Interest expense ......................................................    $   413,746     $   396,724     $   379,124
   Income taxes, net .....................................................         40,799          25,875          80,048
Non-cash investing and financing activities -
   Securities transferred from held to maturity to available for sale, net             --              --         448,730
   Loans exchanged for mortgage-backed securities ........................        161,189          46,165          63,445
   Loans transferred to real estate ......................................          6,847          16,739          10,432
   Loans to facilitate the sale of real estate ...........................            302             557              91
   Common stock issued in connection with the acquisitions of businesses .         32,267          19,420          25,826
   Common stock received in connection with stock options exercised, net .         (3,728)             --              --
---------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

COMMERCIAL FEDERAL CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(COLUMNAR DOLLARS IN FOOTNOTES ARE IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF CONSOLIDATION - The consolidated financial statements are prepared on an accrual basis and include the accounts of Commercial Federal Corporation (the Corporation) and its wholly-owned subsidiary, Commercial Federal Bank, a Federal Savings Bank (the Bank), and all majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated. Certain amounts for years prior to fiscal year 1998 have been reclassified for comparative purposes.

POOLING OF INTERESTS - During fiscal year 1998, the Corporation consummated the acquisitions of Liberty Financial Corporation (Liberty), Mid Continent Bancshares, Inc. (Mid Continent) and Perpetual Midwest Financial, Inc. (Perpetual). These acquisitions were accounted for as pooling of interests and, accordingly, the Corporation's historical consolidated financial statements were restated for all periods prior to these acquisitions to include the accounts and results of operations of these financial institutions. Liberty had a calendar year end, Mid Continent a September 30th year end and Perpetual a June 30th year end. In restating prior periods, Liberty's accounts and results of operations were conformed to the Corporation's fiscal year ended June 30, 1997. Accordingly, in changing fiscal years, Liberty's accounts and results of operations for the six months ended June 30, 1996 were excluded from reported results of operations for the restated combined companies. Mid Continent's accounts and results of operations were conformed to the Corporation's fiscal year ended June 30, 1998. Therefore, in conforming fiscal years, Mid Continent's accounts and results of operations for the three months ended September 30, 1997 were included in results of operations for the restated combined companies for both fiscal years ended June 30, 1997 and 1998. The Corporation's Consolidated Statement of Stockholders' Equity as of June 30, 1996 has been adjusted to include the Liberty activity for the six months ended June 30, 1996 and, as of June 30, 1998, to exclude the Mid Continent activity for the three months ended September 30, 1997.

NATURE OF BUSINESS - The Corporation is a unitary non-diversified savings and loan holding company whose primary asset is the Bank which is a consumer-oriented financial institution that emphasizes single-family residential and construction real estate lending, community banking operations, consumer lending, commercial real estate lending, retail deposit activities, mortgage banking, commercial and agribusiness lending, equipment leasing and other retail financial services. The Bank conducts loan origination activities through its branch office network, loan offices of its wholly-owned mortgage banking subsidiary and a nationwide correspondent network.

USE OF ESTIMATES -The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period.

CASH AND CASH EQUIVALENTS -For the purpose of reporting cash flows, cash and cash equivalents include cash, restricted cash and federal funds sold. Generally, federal funds are purchased and sold for a one-day period.

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

     Premiums and discounts are amortized over the contractual lives of the related securities on the level yield method. Unrealized losses on securities, if any, reflecting a decline in the fair value of such securities considered to be other than temporary, are charged against income. Realized gains or losses on securities available for sale are based on the specific identification method and are included in results of operations on the trade date.

LOANS AND LEASES -Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are recorded at the contractual amounts owed by borrowers less unamortized discounts, net of premiums, undisbursed funds on loans in process, deferred loan fees and allowance for loan losses. Interest on loans is accrued to income as earned, except that interest is not accrued on first mortgage loans contractually delinquent three months or more. Any related discounts or premiums on loans purchased are amortized into interest income using the level yield method over the contractual lives of the loans, adjusted for actual prepayments. Loan origination fees, commitment fees and direct loan origination costs are deferred and recognized over the estimated average life of the loan as a yield adjustment.

     Loans held for sale are carried at the lower of aggregate cost or market value as determined by outstanding commitments from investors or current investor yield requirements calculated on an aggregate loan basis. Valuation adjustments, if necessary, to reflect the lower of aggregate cost or market value, are recorded in current operations.

     Leases are accounted for as direct financing leases for financial statement purposes. The total minimum rentals receivable and the residual value of leased assets under each lease contract are recorded as assets, net of unearned income. Unearned income is the excess of the total rentals receivable and residual value over the cost of the leased asset. Unearned income is recognized during the lease term utilizing the interest method. Direct origination costs are deferred and recognized over the estimated life of the lease.

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

ALLOWANCE FOR LOAN AND LEASE LOSSES - The allowance for loan and lease losses is increased by charges to income and decreased by charge-offs, net of recoveries. Management's periodic evaluation of the adequacy of the allowance is based on the Corporation's past loan and lease loss experience, known and inherent risks in the respective portfolios, the estimated value of any underlying collateral and current economic conditions. Impaired loans except large groups of smaller balance homogeneous loans (such as residential real estate and consumer loans) that are collectively evaluated for impairment and loans that are measured at fair value or the lower of cost or market value, are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the observable market price of the loan or the fair value of the underlying collateral if the loan is collateral dependent.

ALLOWANCE FOR LOSSES ON BULK PURCHASED LOANS - The Corporation purchased single-family residential whole loan packages (bulk purchased loans) at net discounts. Portions of such discounts were allocated to allowance for losses (credit allowances) relating to the credit risk associated with each mortgage loan package purchased. These credit allowances are available to absorb possible losses on these bulk purchased loans only or are credited to interest income as actual prepayments of individual loans occur. Collectibility is evaluated throughout the life of the acquired loans and if the estimate of total probable collections is increased or decreased, the amount of the allowance on bulk purchased loans (and the corresponding discount to be amortized) is adjusted accordingly.

MORTGAGE SERVICING RIGHTS - Mortgage servicing rights represent the cost of acquiring the right to service mortgage loans. Such costs are initially capitalized and subsequently amortized in proportion to, and over the period of, estimated net loan servicing income. Effective January 1, 1997, the Corporation adopted Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS No. 125) on a prospective basis. SFAS No. 125 supercedes Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" which was adopted by the Corporation on July 1, 1995. The adoption of SFAS No. 125 did not have a material effect on the Corporation's financial position or results of operations. SFAS No. 125 requires that a mortgage banking enterprise recognize as a separate asset the rights to service mortgage loans for unrelated third parties that have been acquired through either the purchase or origination of a loan. This statement also provides that an institution that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained will allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values.

     Amortization of mortgage servicing rights is based on the ratio of net servicing income received in the current period to total net servicing income projected to be realized from the mortgage servicing rights. Projected net servicing income is in turn determined on the basis of the estimated future balance of the underlying mortgage loan portfolio, which decreases over time from scheduled loan amortization and prepayments. The Corporation estimates future prepayment rates based on relevant characteristics of the servicing portfolio, such as loan types, interest rate stratification and recent prepayment experience, as well as current interest rate levels, market forecasts and other economic conditions. Additionally, SFAS No. 125 requires that mortgage servicing rights be reported at the lower of amortized cost or fair value. The fair value of mortgage servicing rights is determined based on the present value of estimated expected future cash flows, using assumptions as to current market discount rates, prepayment speeds and servicing costs per loan. Mortgage servicing rights are stratified by loan type and interest rate for purposes of impairment measurement. Loan types include government, conventional and adjustable-rate mortgage loans. Impairment losses are recognized to the extent the unamortized mortgage servicing rights for each stratum exceed the current fair value, as reductions in the carrying value of the asset, through the use of a valuation allowance, with a corresponding reduction to loan servicing income. No valuation allowance for capitalized servicing rights was necessary to be established as of June 30, 1998, 1997 or 1996.

PREMISES AND EQUIPMENT - Land is carried at cost. Buildings, building improvements, leasehold improvements and furniture, fixtures and equipment are stated at the lower of cost or fair value less accumulated depreciation and amortization. Depreciation is calculated on a straight-line basis over the estimated useful lives of the related assets. Estimated lives are 10 to 50 years for buildings and three to 15 years for furniture, fixtures and equipment. Leasehold improvements are generally amortized on the straight-line method over the terms of the respective leases. Maintenance and repairs are charged to expense as incurred.

INTANGIBLE ASSETS ACQUIRED IN BUSINESS COMBINATIONS -Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired in business combinations. Core value of deposits represents the intangible value assigned to core deposit bases arising from purchase acquisitions. The Corporation reviews its intangible assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of such asset may not be recoverable. In such cases, the expected future cash flows (undiscounted and without interest charges) resulting from the use of the asset are estimated and an impairment loss recognized if the sum of such cash flows is less than the carrying amount of the asset. Should such an assessment indicate that the value of the intangible asset may be impaired, an impairment loss is recognized for the difference between the carrying value of the asset and its estimated fair value.

     Core value of deposits is amortized on an accelerated basis over a period not to exceed 10 years and goodwill is amortized on a straight-line basis over a period not to exceed 20 years.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE -The Corporation enters into sales of securities under agreements to repurchase with primary dealers only, which provide for the repurchase of the same security. Securities sold under agreements to purchase identical securities are collateralized by assets which are held in safekeeping in the name of the Corporation by the dealers who arranged the transaction. Securities sold under agreements to repurchase are treated as financings and the obligations to repurchase such securities are reflected as a liability. The securities underlying the agreements remain in the asset accounts of the Corporation.

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

     Interest rate floor agreements require the seller to pay the purchaser, at specified dates, the amount, if any, by which the market interest rate falls below the agreed-upon floor, applied to a notional principal amount. Such positions are designed to protect the value of the mortgage servicing rights from the effects of increased prepayment activity that generally result from declining interest rates. Realized gains and losses on positions used as hedges of capitalized mortgage servicing rights are deferred and amortized to expense over the remaining life of the original agreement while unrealized gains and losses are considered in the impairment analysis of the fair value of such mortgage servicing rights. Premiums are amortized to expense on a straight-line basis over the life of the agreement. Unamortized premiums paid are included in other assets. Cash payments received from these agreements are recognized upon receipt as a reduction to amortization expense.

INCOME TAXES -The Corporation files a consolidated federal income tax return. The Corporation and its subsidiaries entered into a tax sharing agreement that provides for the allocation and payment of federal and state income taxes. The provision for income taxes of each corporation is computed on a separate company basis, subject to certain adjustments. The Corporation calculates income taxes on the liability method, under which the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax bases of the various assets and liabilities of the Corporation giving current recognition to changes in tax rates and laws.

STOCK SPLITS - On November 17, 1997, the Board of Directors of the Corporation declared a three-for-two stock split effected in the form of a 50 percent stock dividend to stockholders of record on November 28, 1997. Par value of the common stock remained at $.01 per share. The stock dividend, distributed on December 15, 1997, totaled 10,865,530 shares of common stock. Also, on November 18, 1996, the Board of Directors declared a three-for-two stock split effected in the form of a 50 percent stock dividend to stockholders of record on December 31, 1996. This stock dividend, which was distributed on January 14, 1997, totaled 10,745,214 shares of common stock (7,163,476 shares before adjusted for the three-for-two stock split effective December 15, 1997). All references to the number of shares, per share amounts and stock prices for all periods presented have been adjusted on a retroactive basis to reflect the effect of these stock splits.

EARNINGS PER COMMON SHARE - The Corporation adopted the provisions of Statement of Financial Accounting Standards No. 128, entitled "Earnings Per Share" (SFAS No. 128) effective December 15, 1997, and accordingly, restated all prior period earnings per share to conform with SFAS No. 128. This statement requires dual presentation with equal prominence of basic and diluted earnings per share (EPS) for income from continuing operations and for net income on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The adoption of SFAS No. 128 did not have a material effect on previously reported EPS.

NOTE 2. ACQUISITIONS:

First National Bank Shares, LTD

     On January 30, 1998, the Corporation consummated its acquisition of First National Bank Shares, LTD (First National), parent company of First United National Bank and Trust Company. Under the terms of the merger agreement, all of the outstanding shares of First National's common stock were exchanged for 992,842 shares of the Corporation's common stock. Based on the Corporation's closing price on January 30, 1998, of $32.50 per share, the exchange of the Corporation's common stock resulted in a total aggregate value approximating $32,267,000. At January 30, 1998, before purchase accounting adjustments, First National had assets of approximately $147,800,000, deposits of approximately $131,300,000 and stockholders' equity of approximately $12,000,000. First National operated seven branches located in Kansas. This acquisition was accounted for as a purchase with resulting core value of deposits totaling $6,045,000 amortized on an accelerated basis over 10 years, and goodwill totaling $19,162,000 amortized on a straight-line basis over 20 years. The effect of the First National acquisition on the Corporation's consolidated financial statements as if this acquisition had occurred at the beginning of fiscal year 1998 is not material.

Liberty Financial Corporation

     On February 13, 1998, the Corporation consummated its acquisition of Liberty, a privately held commercial bank and thrift holding company. Pursuant to the terms of the merger agreement, all 8,748,500 outstanding shares of Liberty's common stock were exchanged for 4,015,555 shares of the Corporation's common stock (exchange ratio of .459 based on an average closing price of $33.7062) for total consideration of approximately $135,349,000. Liberty operated 38 branches in Iowa and seven in the metropolitan area of Tucson, Arizona and at January 31, 1998, had assets of approximately $658,100,000, deposits of approximately $569,800,000 and stockholders' equity of approximately $50,100,000. This acquisition was accounted for as a pooling of interests.

Mid Continent Bancshares, Inc.

     On February 27, 1998, the Corporation consummated its acquisition of Mid Continent, parent company of Mid-Continent Federal Savings Bank. Pursuant to the terms of the merger agreement, all outstanding shares of Mid Continent's common stock were exchanged for 2,641,945 shares of the Corporation's common stock (exchange ratio of 1.3039 based on an average closing price of $32,9156) for total consideration of approximately $86,961,000. Mid Continent operated ten branches located in Kansas and at February 27, 1998, had total assets of approximately $405,700,000, deposits of approximately $258,600,000 and stockholders' equity of approximately $41,200,000. This acquisition was accounted for as a pooling of interests.

Perpetual Midwest Financial, Inc.

     On May 29, 1998, the Corporation consummated its acquisition of Perpetual, parent company of Perpetual Savings Bank, FSB. Under the terms of the merger agreement, the Corporation acquired in a tax-free reorganization all 1,989,261 outstanding shares of Perpetual's common stock in exchange for .8636 shares, or 1,717,721 shares of the Corporation's common stock. Based on the Corporation's closing price on May 29, 1998, of $33.3125 per share, the transaction had an aggregate value of approximately $57,222,000. At May 29, 1998, Perpetual had total assets of approximately $412,200,000, deposits of approximately $323,400,000, and stockholders' equity of approximately $36,000,000. Perpetual operated five branches located in Iowa. This acquisition was accounted for as a pooling of interests.

     The following table summarizes results of operations of the Corporation, Liberty, Mid Continent and Perpetual, as separately reported prior to the mergers, that are included in results of operations for fiscal year 1998:


---------------------------------------------------------------------------------------------------------------------------
                                                                   Total Interest       Total
                                                                    Income and        Interest        Net
                                                                    Other Income       Expense       Income
---------------------------------------------------------------------------------------------------------------------------
For the six months ended December 31, 1997 as separately reported:
   Corporation ...................................................    $299,735         $179,473     $ 34,868
   Liberty .......................................................      33,997           12,745        2,644
   Mid Continent .................................................      18,955            9,061        1,831
---------------------------------------------------------------------------------------------------------------------------
   Combined ......................................................    $352,687         $201,279     $ 39,343
 ---------------------------------------------------------------------------------------------------------------------------
For the nine months ended March 31, 1998 as separately reported:
   Corporation ...................................................    $526,854         $299,811     $ 47,537
   Perpetual .....................................................      24,014           14,383        1,621
---------------------------------------------------------------------------------------------------------------------------
   Combined ......................................................    $550,868         $314,194     $ 49,158
---------------------------------------------------------------------------------------------------------------------------

     The following table reconciles total interest income and other income, total interest expense and net income previously reported by the Corporation to give effect to the fiscal year 1998 mergers as currently presented in the financial statements for fiscal years 1997 and 1996:

---------------------------------------------------------------------------------------------------------------------------
                                                                      Total Interest       Total
                                                                       Income and         Interest            Net
                                                                      Other Income         Expense          Income
---------------------------------------------------------------------------------------------------------------------------
Fiscal year 1997:
   Corporation ...................................................    $563,529             $337,047         $ 44,094
   Liberty .......................................................      58,413               23,914            6,153
   Mid Continent .................................................      35,308               16,834            4,170
   Perpetual .....................................................      31,487               18,980              467
---------------------------------------------------------------------------------------------------------------------------
   Combined ......................................................    $688,737             $396,775         $ 54,884
---------------------------------------------------------------------------------------------------------------------------
Fiscal year 1996:
   Corporation ...................................................    $540,738             $328,317         $ 55,306
   Liberty .......................................................      46,341               19,929            6,269
   Mid Continent .................................................      28,996               12,268            3,126
   Perpetual .....................................................      28,426               18,066            1,494
---------------------------------------------------------------------------------------------------------------------------
   Combined ......................................................    $644,501             $378,580         $ 66,195
---------------------------------------------------------------------------------------------------------------------------

     Prior to merger into the Corporation, results of operations for Liberty were reported on a calendar year basis and Mid Continent on a September 30 fiscal year basis. However, in restating prior periods, the accounts and results of operations of Liberty and Mid Continent were conformed to the Corporation's fiscal years ended June 30, 1997 and 1998, respectively. Accordingly, in changing fiscal years, Liberty's accounts and results of operations for the six months ended June 30, 1996, including total interest income and other income of $24,952,000, total interest expense of $9,916,000 and net income $2,371,000 (net of a cash dividend of $479,000), were excluded from reported results of operations for the restated combined companies but are included in the Corporation's Consolidated Statement of Stockholders' Equity. Mid Continent's accounts and results of operations for the three months ended September 30, 1998, including total interest income and other income of $9,507,000, total interest expense of $4,558,000 and net income of $797,000 (net of a cash dividend of $180,000), were included in results of operations for the restated combined companies for fiscal years 1998 and 1997, and are excluded in the Corporation's Consolidated Statement of Stockholders' Equity for the fiscal year ended June 30, 1998.

Heritage Financial, Ltd.

     On October 1, 1996, the Corporation consummated its acquisition of Heritage Financial, Ltd. (Heritage). The Corporation acquired all 180,762 outstanding shares of Heritage's common stock for $18.73 per share in cash ($3,386,000) and 1,016,173 shares of the Corporation's common stock for total consideration of approximately $22,806,000. At October 1, 1996, before purchase accounting adjustments, Heritage had assets of $182,934,000, deposits of $158,168,000 and stockholders' equity of $10,308,000. Heritage operated six branches located in west-central Iowa. This acquisition was accounted for as a purchase with resulting core value of deposits totaling $7,633,000 amortized on an accelerated basis over 10 years and goodwill totaling $8,617,000 amortized on a straight-line basis over 20 years.

Investors Federal Savings

     On May 1, 1997, the Corporation consummated its acquisition of Investors Federal Savings (Investors). The Corporation acquired all of the outstanding shares of Investors' common stock for $23.00 in cash for a total consideration of approximately $5,347,000. At April 30, 1997, before purchase accounting adjustments, Investors had assets of $30,723,000, deposits of $26,117,000 and stockholders' equity of $4,431,000. Investors operated three branches in southwest Kansas with one branch closed as part of the acquisition consolidation process. This acquisition was accounted for as a purchase with resulting goodwill totaling $925,000.

     The effect of the Heritage and Investors acquisitions on the Corporation's consolidated financial statements as if these acquisitions had occurred at the beginning of fiscal year 1997 is not material.

Railroad Financial Corporation

     On October 2, 1995, the Corporation consummated its acquisition of Railroad Financial Corporation (Railroad) with Railroad's common stock exchanged for approximately 3,099,637 shares of the Corporation's common stock for total consideration of approximately $48,303,000. Railroad operated 18 branches and 71 agency offices throughout Kansas and at September 30, 1995, had assets of approximately $602,900,000, deposits of approximately $421,400,000 and stockholders' equity of approximately $27,700,000. This acquisition was accounted for as a pooling of interests and accordingly, the Corporation's historical consolidated financial statements were restated for all periods prior to the acquisition to include the accounts and results of operations of Railroad.

Conservative Savings Corporation

     On February 1, 1996, the Corporation consummated its acquisition of Conservative Savings Corporation (Conservative). The Corporation acquired all of the outstanding shares of Conservative's common stock and preferred stock. Based on the Corporation's closing stock price of $16.22 at February 1, 1996, the total consideration for this acquisition approximated $44,114,000. At February 1, 1996, before purchase accounting adjustments, Conservative had assets of approximately $302,871,000, deposits of approximately $197,940,000 and stockholders' equity of approximately $35,124,000. Conservative operated nine branches with seven located in Nebraska, one in Kansas and one in Iowa. This acquisition was accounted for as a purchase with core value of deposits totaling $6,842,000 amortized on an accelerated basis over 10 years and goodwill totaling $6,158,000 amortized on a straight-line basis over 20 years. The effect of this acquisition on the Corporation's consolidated financial statements as if this acquisition had occurred at the beginning of fiscal year 1996 is not material.

NOTE 3. INVESTMENT SECURITIES:

Investment securities are summarized as follows:
---------------------------------------------------------------------------------------------------------------------------
                                                                              Gross            Gross
                                                              Amortized     Unrealized       Unrealized       Fair
June 30, 1998                                                  Cost           Gains           Losses         Value
---------------------------------------------------------------------------------------------------------------------------
Available for sale:
   U.S. Treasury and other Government agency obligations    $ 123,556     $     719     $     (29)       $ 124,246
   States and political subdivisions ...................        7,168            79          (127)           7,120
   Other securities ....................................        8,978            20            (5)           8,993
---------------------------------------------------------------------------------------------------------------------------
                                                            $ 139,702     $     818     $    (161)       $ 140,359
---------------------------------------------------------------------------------------------------------------------------
   Weighted average interest rate ......................        6.86%
---------------------------------------------------------------------------------------------------------------------------
Held to maturity:
   U.S. Treasury and other Government agency obligations    $ 388,199     $     851     $    (157)       $ 388,893
   States and political subdivisions ...................       48,571           333          (276)          48,628
   Other securities ....................................       18,258           130            (3)          18,385
---------------------------------------------------------------------------------------------------------------------------
                                                            $ 455,028     $   1,314     $    (436)       $ 455,906
---------------------------------------------------------------------------------------------------------------------------
   Weighted average interest rate ......................        6.53%
---------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------
                                                                            Gross            Gross
                                                            Amortized     Unrealized       Unrealized       Fair
June 30, 1997                                                 Cost           Gains           Losses         Value
---------------------------------------------------------------------------------------------------------------------------
Available for sale:
   U.S. Treasury and other Government agency obligations    $  67,376     $     164     $    (123)       $  67,417
   States and political subdivisions ...................       15,940            90           (13)          16,017
   Other securities ....................................        7,527            23            (2)           7,548
---------------------------------------------------------------------------------------------------------------------------
                                                            $  90,843     $     277     $    (138)       $  90,982
---------------------------------------------------------------------------------------------------------------------------
   Weighted average interest rate ......................        6.14%
---------------------------------------------------------------------------------------------------------------------------
Held to maturity:
   U.S. Treasury and other Government agency obligations    $ 425,267     $     489     $  (2,712)       $ 423,044
   States and political subdivisions ...................       14,068            19          (137)          13,950
   Other securities ....................................       19,182           140            --           19,322
---------------------------------------------------------------------------------------------------------------------------
                                                            $ 458,517     $     648     $  (2,849)       $ 456,316
---------------------------------------------------------------------------------------------------------------------------
   Weighted average interest rate ......................        6.77%
---------------------------------------------------------------------------------------------------------------------------

     As of June 30, 1998 and 1997, the Corporation recorded unrealized gains on securities available for sale as increases to stockholders' equity totaling $657,000 and $173,000, respectively, net of deferred income taxes of $239,000 and $54,000, respectively.

     The amortized cost and fair value of investment securities by contractual maturity at June 30, 1998, are shown below. Expected maturities may differ from contractual maturities because certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

---------------------------------------------------------------------------------------------------------------------------
                                                           Available for Sale                         Held to Maturity
                                                  ---------------------------------          -------------------------------
                                                    Amortized                Fair             Amortized               Fair
                                                      Cost                   Value              Cost                  Value
----------------------------------------------------------------------------------------------------------------------------
Due in one year or less .........................   $  34,754             $  34,863           $  62,080            $  62,075
Due after one year through five years............      19,724                19,611              80,761               80,984
Due after five years through ten years...........      33,148                33,401             242,620              242,872
Due after ten years .............................      52,076                52,484              69,567               69,975
----------------------------------------------------------------------------------------------------------------------------
                                                    $ 139,702             $ 140,359           $ 455,028            $ 455,906
----------------------------------------------------------------------------------------------------------------------------

Activity from the sales of investment securities available for sale for the years ended June 30 is summarized as follows:
---------------------------------------------------------------------------------------------------------------------------
                                                                                   Gross             Gross             Net
                                                                                 Realized          Realized           Gain
Fiscal Year Ended                                               Proceeds           Gains            Losses           (Loss)
---------------------------------------------------------------------------------------------------------------------------
1998 ........................................................  $  19,161      $      27        $      (4)        $      23
1997 ........................................................     54,366             91              (57)               34
1996 ........................................................    120,030             27             (243)             (216)
---------------------------------------------------------------------------------------------------------------------------

     During fiscal year 1996, agency-backed investment securities with an amortized cost of $49,945,000 and a fair value of $49,570,000 were reclassified from securities held to maturity to securities available for sale pursuant to the reassessment of the appropriateness of the classifications of all securities held as permitted by a special report by the Financial Accounting Standard Board entitled "A Guide To Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities."

     At June 30, 1998 and 1997, investment securities totaling $179,270,000 and $140,898,000, respectively, were pledged primarily to secure public funds, Federal Home Loan Bank advances and securities sold under agreements to repurchase.

NOTE 4. MORTGAGE-BACKED SECURITIES:

Mortgage-backed securities are summarized as follows:

----------------------------------------------------------------------------------------------------
                                                                 GROSS            GROSS
                                                AMORTIZED     UNREALIZED       UNREALIZED       FAIR
JUNE 30, 1998                                     COST           GAINS           LOSSES         VALUE
----------------------------------------------------------------------------------------------------
Available for sale:
   Federal Home Loan Mortgage Corporation ..    $  39,914     $     557     $     (44)    $  40,427
   Government National Mortgage Association        75,218           116          (686)       74,648
   Federal National Mortgage Association ...       23,270           130          (155)       23,245
   Collateralized Mortgage Obligations .....       24,428           168           (26)       24,570
   Other ...................................        2,817            11           (21)        2,807
----------------------------------------------------------------------------------------------------
                                                $ 165,647     $     982     $    (932)    $ 165,697
----------------------------------------------------------------------------------------------------
   Weighted average interest rate ..........         6.44%
----------------------------------------------------------------------------------------------------

Held to maturity:
   Federal Home Loan Mortgage Corporation ..    $ 146,849     $   1,269     $  (1,499)    $ 146,619
   Government National Mortgage Association       480,373         3,994        (2,091)      482,276
   Federal National Mortgage Association ...       68,990         1,420          (417)       69,993
   Collateralized Mortgage Obligations .....       37,604            33          (656)       36,981
   Privately Issued Mortgage Pool Securities       14,773           559          (160)       15,172
----------------------------------------------------------------------------------------------------
                                                $ 748,589     $   7,275     $  (4,823)    $ 751,041
----------------------------------------------------------------------------------------------------

   Weighted average interest rate ..........         6.76%
----------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
                                                                Gross           Gross
                                                Amortized     Unrealized      Unrealized      Fair
June 30, 1997                                     Cost           Gains          Losses        Value
--------------------------------------------------------------------------------------------------------
Available for sale:
   Federal Home Loan Mortgage Corporation ..    $  47,029     $     155     $    (201)    $  46,983
   Government National Mortgage Association       120,668           343        (1,196)      119,815
   Federal National Mortgage Association ...       68,221           715           (92)       68,844
   Collateralized Mortgage Obligations .....       34,426            36          (810)       33,652
   Other ...................................        8,398             4           (42)        8,360
--------------------------------------------------------------------------------------------------------
                                                $ 278,742     $   1,253     $  (2,341)    $ 277,654
--------------------------------------------------------------------------------------------------------
   Weighted average interest rate ..........         6.99%
--------------------------------------------------------------------------------------------------------

Held to maturity:
   Federal Home Loan Mortgage Corporation ..    $ 192,267     $   1,349     $  (3,241)    $ 190,375
   Government National Mortgage Association       481,259         3,597        (1,587)      483,269
   Federal National Mortgage Association ...       91,610         1,608        (1,240)       91,978
   Collateralized Mortgage Obligations .....       44,499            34        (1,248)       43,285
   Privately Issued Mortgage Pool Securities       20,362           747           (87)       21,022
--------------------------------------------------------------------------------------------------------
                                                $ 829,997     $   7,335     $  (7,403)    $ 829,929
--------------------------------------------------------------------------------------------------------
   Weighted average interest rate ..........         6.63%
--------------------------------------------------------------------------------------------------------

Mortgage-backed securities held to maturity at June 30 are classified by type of interest payment and contractual maturity term as follows:

----------------------------------------------------------------------------------------------------------------
                                                      1998                                     1997
                                      ----------------------------------       ---------------------------------
                                      Amortized       Fair      Weighted       Amortized       Fair     Weighted
                                        Cost          Value       Rate           Cost          Value      Rate
----------------------------------------------------------------------------------------------------------------
Adjustable rate ...................    $504,510    $504,850       6.75%        $635,406      $636,152     6.64%
Fixed rate, 5-year term ...........      34,584      34,716       6.44           56,044        55,811     6.32
Fixed rate, 7-year term ...........      29,683      29,625       5.99           38,388        37,871     6.00
Fixed rate, 15-year term ..........      44,429      44,735       6.49           23,855        23,462     6.59
Fixed rate, 30-year term ..........      97,779     100,134       7.59           31,805        33,347     8.77
----------------------------------------------------------------------------------------------------------------
                                        710,985     714,060       6.80          785,498       786,643     6.67
Collateralized mortgage obligations      37,604      36,981       5.94           44,499        43,286     5.89
----------------------------------------------------------------------------------------------------------------
                                       $748,589    $751,041       6.76%        $829,997      $829,929     6.63%
----------------------------------------------------------------------------------------------------------------

     As of June 30, 1998, the Corporation recorded unrealized gains on securities available for sale as increases to stockholders' equity totaling $190,000 net of deferred income taxes of approximately $69,000 and as of June 30, 1997, recorded unrealized losses on securities available for sale as decreases to stockholders' equity totaling $567,000 net of deferred income tax benefits of approximately $218,000.

     Activity from the sales of mortgage-backed securities available for sale for the years ended June 30 is summarized as follows:

-------------------------------------------------------------------------------------------
                                                   Gross             Gross
                                                 Realized          Realized            Net
Fiscal Year Ended               Proceeds           Gains            Losses            Gain
-------------------------------------------------------------------------------------------
1998.......................     $121,187          $2,511           $  (29)           $2,482
1997.......................       99,273             999             (523)              476
1996.......................      243,684             979             (676)              303
-------------------------------------------------------------------------------------------

     During fiscal year 1996, mortgage-backed securities with an amortized cost of $370,400,000 and a fair value of $375,691,000 were reclassified from securities held to maturity to securities available for sale pursuant to the reassessment of the appropriateness of the classifications of all securities held, and as permitted by the aforementioned special report entitled "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities." In addition, adjustable-rate mortgage-backed securities with an amortized cost of $9,415,000 and a fair value of $9,602,000 were reclassified from available for sale to held to maturity.

     At June 30, 1998 and 1997, mortgage-backed securities totaling $375,177,000 and $655,706,000, respectively, were pledged as collateral primarily for collateralized mortgage obligations, public funds, securities sold under agreements to repurchase, interest rate swap agreements and Federal Home Loan Bank advances.

NOTE 5. LOANS HELD FOR SALE:

     Loans held for sale from mortgage banking operations at June 30, 1998 and 1997, totaled $289,666,000 and $83,441,000, respectively, with weighted average rates of 7.21% and 7.52%, respectively. Loans held for sale are secured by single-family residential properties and at June 30, 1998, consisted of fixed and adjustable rate mortgage loans totaling $289,240,000 and $426,000, respectively, and at June 30, 1997 consisted entirely of fixed rate mortgage loans.

NOTE 6. LOANS AND LEASES RECEIVABLE:

Loans and leases receivable at June 30 are summarized as follows:

------------------------------------------------------------------------------
                                                     1998              1997
------------------------------------------------------------------------------
Conventional mortgage loans ..............      $ 4,578,907        $ 4,524,358
FHA and VA loans .........................          356,406            380,888
Commercial real estate loans .............          429,564            431,161
Construction loans .......................          312,439            292,198
Consumer, other loans and leases .........          888,729            738,633
------------------------------------------------------------------------------
                                                  6,566,045          6,367,238
Unamortized premiums, net ................            5,681              6,231
Loans-in-process .........................         (107,651)           (98,983)
Deferred loan costs (fees), net ..........            8,335             (1,968)
Allowance for loan and lease losses ......          (59,698)           (57,002)
------------------------------------------------------------------------------
                                                $ 6,412,712        $ 6,215,516
------------------------------------------------------------------------------
Weighted average interest rate ...........             7.99%              8.19%
------------------------------------------------------------------------------

     At June 30, 1998, conventional, FHA and VA loans, including loans held for sale, totaling $5,494,372,000 are secured by residential properties located as follows: 17% in Nebraska, 12% in Colorado, 12% in Kansas, and the remaining 59% in 47 other states. At June 30, 1997, conventional, FHA and VA loans, including loans held for sale, totaling $5,259,149,000 were secured by residential properties located as follows: 17% in Nebraska, 14% in Colorado, 10% in Kansas and the remaining 59% in 47 other states. The commercial real estate portfolio at June 30, 1998, is secured by properties located as follows: 33% in Iowa, 24% in Colorado, 11% in Nebraska, and the remaining 32% in 13 other states. The commercial real estate portfolio at June 30, 1997, was secured by properties located as follows: 42% in Iowa, 23% in Colorado, 16% in Nebraska and the remaining 19% in 17 other states. The lease portfolio totaling $62,182,000 and $46,174,000 at June 30, 1998 and 1997, respectively, includes contracts to lessees throughout the United States and involved in various industries. The commercial operating loan portfolio, including agricultural loans, is well diversified with no industry constituting a concentration.

     Nonperforming loans and leases at June 30, 1998 and 1997, aggregated $46,467,000 and $42,170,000, respectively. Of the nonperforming loans and leases at June 30, 1998, approximately 13% are secured by properties located in Kansas, 9% in Iowa, 7% each in California and Oklahoma and the remaining 64% located in 46 other states. Of the nonperforming loans and leases at June 30, 1997, approximately 8% were secured by properties located in Texas, 7% each in California, Iowa and Kansas and the remaining 71% located in 38 other states.

     Also included in loans and leases receivable at June 30, 1998 and 1997, are loans with carrying values of $4,302,000, $10,615,000 and $15,585,000, respectively, the terms of which have been modified in troubled debt restructurings. During the fiscal years ended June 30, 1998, 1997 and 1996, the Corporation recognized interest income on these loans aggregating $380,000, $852,000 and $1,324,000, respectively, whereas under their original terms the Corporation would have recognized interest income of $499,000, $1,087,000 and $1,619,000, respectively. At June 30, 1998, the Corporation had no material commitments to lend additional funds to borrowers whose loans were subject to troubled debt restructurings. Impaired loans, a portion of which are included in the balances for troubled debt restructurings at June 30, 1998 and 1997, and the resulting interest income as originally contracted and as recognized, are not material for either fiscal year 1998 or 1997.

     At June 30, 1998 and 1997, the Corporation pledged real estate loans totaling $3,045,978,000 and $3,155,556,000, respectively, as collateral for Federal Home Loan Bank advances and other borrowings.

NOTE 7. REAL ESTATE:
Real estate at June 30 is summarized as follows:

----------------------------------------------------------------------------------------------------
                                                                                    1998      1997
----------------------------------------------------------------------------------------------------
Real estate owned and in judgment,
   net of allowance for losses of $647 and $2,097 ............................    $13,092    $11,528

Real estate held for investment, which includes equity in unconsolidated joint ventures and investments in real estate
   partnerships, net of allowance for losses of $777 and $1,058 ..............      7,739      9,168
----------------------------------------------------------------------------------------------------
                                                                                  $20,831    $20,696
----------------------------------------------------------------------------------------------------

     At June 30, 1998 and 1997, real estate is comprised primarily of commercial real estate (56% and 58%, respectively) and residential real estate (42% for both periods). Real estate located by states at June 30, 1998, is as follows:
42% in Nebraska, 13% in Colorado and the remaining 45% in 23 other states. Real estate located by states at June 30, 1997, was as follows: 40% in Nebraska, 25% in Colorado and the remaining 35% in 23 other states.

NOTE 8. ALLOWANCES FOR LOSSES ON LOANS AND LEASES AND REAL ESTATE:

An analysis of the allowances for losses on loans and leases and real estate is summarized as follows:

---------------------------------------------------------------------------------------------------------------------------
                                                                           Loans and
                                                                             Leases      Real Estate     Total
---------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1995 (1) ..............................................    $ 55,853     $  6,025     $ 61,878
---------------------------------------------------------------------------------------------------------------------------

Provision charged (credited) to operations ..............................       7,211         (461)       6,750
Charges .................................................................      (6,827)      (1,246)      (8,073)
Recoveries ..............................................................         985          159        1,144
Allowances acquired in acquisitions .....................................       1,944           --        1,944
Change in estimate of allowance for bulk purchased loans ................      (2,273)          --       (2,273)
Charge-offs to allowance for bulk purchased loans .......................        (242)          --         (242)
---------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1996 (1) ..............................................      56,651        4,477       61,128
---------------------------------------------------------------------------------------------------------------------------

Provision charged to operations .........................................      12,284          477       12,761
Charges .................................................................     (15,127)      (1,873)     (17,000)
Recoveries ..............................................................       2,786           43        2,829
Allowances acquired in acquisitions .....................................       1,966           31        1,997
Liberty activity for the six months ended June 30, 1996, net ............         475           --          475
Change in estimate of allowance for bulk purchased loans ................      (1,878)          --       (1,878)
Charge-offs to allowance for bulk purchased loans .......................         (78)          --          (78)
---------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1997 (1) ..............................................      57,079        3,155       60,234
---------------------------------------------------------------------------------------------------------------------------

Provision charged to operations .........................................      15,325          236       15,561
Charges .................................................................     (13,850)      (2,092)     (15,942)
Recoveries ..............................................................       2,622           61        2,683
Allowances acquired in acquisitions .....................................       1,004           52        1,056
Mid Continent activity for the three months ended September 30, 1997, net         (38)          12          (26)
Change in estimate of allowance for bulk purchased loans ................      (2,324)          --       (2,324)
Charge-offs to allowance for bulk purchased loans .......................         (23)          --          (23)
---------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1998 (1) ..............................................    $ 59,795     $  1,424     $ 61,219
---------------------------------------------------------------------------------------------------------------------------

(1) Includes $97,000 and $77,000 at June 30, 1998 and 1997 and $78,000 at June
30, 1996 and 1995 in general allowance for losses established primarily to cover risks associated with borrowers' delinquencies and defaults on loans held for sale.
--------------------------------------------------------------------------------

     Bulk loan purchases acquired at a discount are allocated an estimated allowance for bulk purchased loans that will be available for potential losses in the future on a particular loan package. At June 30, 1998, 1997 and 1996, $8,462,000, $10,809,000 and $12,765,000, respectively, are included in the total amount of allowance for losses on loans and leases.


NOTE 9. LOAN SERVICING:

     The Corporation's mortgage banking subsidiary services real estate loans for investors which are not included in the accompanying consolidated financial statements. The mortgage banking subsidiary also services a substantial portion of the Corporation's real estate loan portfolio. Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, holding advance payments by borrowers for taxes and insurance, making inspections as required of the mortgage premises, collecting amounts due from delinquent mortgagors, supervising foreclosures in the event of unremedied defaults and generally administering the loans for the investors to whom they have been sold. The amount of loans serviced for others at June 30, 1998, 1997 and 1996, was $7,114,861,000, $7,396,361,000 and $7,264,747,000, respectively.
Custodial escrow balances maintained in connection with loan servicing totaled approximately $116,990,000, $122,102,000 and $119,676,000 at June 30, 1998, 1997
and 1996, respectively.

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

     Mortgage servicing rights are included in the Consolidated Statement of Financial Condition under the caption "Prepaid expenses and other assets." The activity of mortgage servicing rights at June 30 is summarized as follows:

------------------------------------------------------------------------------------------
                                                            1998         1997         1996
------------------------------------------------------------------------------------------
Beginning balance ..................................    $ 61,547     $ 57,681     $ 48,038
Purchases of mortgage servicing rights .............      14,483       10,194       16,004
Mortgage servicing rights from purchase acquisitions          --          271           38
Mortgage servicing rights
   capitalized through loan originations ...........       2,908        2,712        4,355
Amortization expense ...............................     (10,092)      (9,530)     (10,717)
Conforming accounting practices
   of combining companies ..........................      (1,100)          --           --
Mid Continent activity for the three months
   ended September 30, 1997, net ...................        (382)          --           --
Other items, net ...................................        (210)         219          (37)
------------------------------------------------------------------------------------------
Ending balance .....................................    $ 67,154     $ 61,547     $ 57,681
------------------------------------------------------------------------------------------

     At June 30, 1998, 1997 and 1996 the fair value of the Corporation's mortgage servicing rights totaled approximately $86,727,000, $89,713,000 and $96,041,000, respectively. No valuation allowances were necessary to be established during fiscal years 1998, 1997 or 1996. At June 30, 1998 and 1997, the Corporation utilized interest rate floor agreements with notional amounts totaling $215,000,000 and $165,000,000, respectively, designed to hedge impairment losses on mortgage loan servicing rights due to decreasing interest rates. The Corporation had not entered into such agreements prior to fiscal year 1997. See Note 16 "Derivative Financial Instruments" for additional information. At June 30, 1998, there were no commitments to purchase mortgage loan servicing rights or to sell any bulk packages of mortgage servicing rights. Outstanding commitments to purchase mortgage loan servicing rights totaled $1,284,000 at June 30, 1997.

NOTE 10. PREMISES AND EQUIPMENT:

Premises and equipment at June 30 are summarized as follows:

-------------------------------------------------------------------------------
                                                             1998          1997
-------------------------------------------------------------------------------
Land ...............................................     $ 20,595      $ 18,691
Buildings and improvements .........................       82,357        82,376
Leasehold improvements .............................        3,798         3,077
Furniture, fixtures and equipment ..................       85,432        84,840
-------------------------------------------------------------------------------
                                                          192,182       188,984
Less accumulated depreciation and amortization .....       80,379        83,574
-------------------------------------------------------------------------------
                                                         $111,803      $105,410
-------------------------------------------------------------------------------

     Depreciation and amortization of premises and equipment, included in occupancy and equipment expenses, totaled $11,218,000, $10,086,000 and $8,915,000 for fiscal years ended June 30, 1998, 1997 and 1996, respectively.

     The Bank has operating lease commitments on certain premises and equipment. Rent expense totaled $3,424,000, $2,493,000 and $2,897,000 for fiscal years ended June 30, 1998, 1997 and 1996, respectively. Annual minimum operating lease commitments as of June 30, 1998, are as follows: 1999 - $2,379,000; 2000 - $2,161,000; 2001 - $1,790,000, 2002 - $1,318,000; 2003 - $783,000; 2004 and
thereafter - $5,228,000.

NOTE 11. INTANGIBLE ASSETS:

An analysis of intangible assets is summarized as follows:

-------------------------------------------------------------------------------------
                                                         Core Value
                                             Goodwill    of Deposits    Total
-------------------------------------------------------------------------------------
Balance, June 30, 1995 ..................    $  3,213     $ 35,431     $ 38,644
Additions relating to acquisitions ......       6,158        6,842       13,000
Amortization expense ....................        (898)      (9,311)     (10,209)
-------------------------------------------------------------------------------------
Balance June 30, 1996 ...................       8,473       32,962       41,435
-------------------------------------------------------------------------------------
Additions relating to acquisitions ......      17,314        7,633       24,947
Amortization expense ....................      (1,855)      (9,119)     (10,974)
-------------------------------------------------------------------------------------
Balance, June 30, 1997 ..................      23,932       31,476       55,408
-------------------------------------------------------------------------------------
Additions relating to acquisition .......      19,162        6,045       25,207
Amortization expense ....................      (1,804)      (5,666)      (7,470)
-------------------------------------------------------------------------------------
Balance, June 30, 1998 ..................    $ 41,290     $ 31,855     $ 73,145
-------------------------------------------------------------------------------------

No impairment adjustment was necessary to intangible assets during fiscal years 1998, 1997 or 1996.

NOTE 12. DEPOSITS:

Deposits at June 30 are summarized as follows:

---------------------------------------------------------------------------------------------------
                                                          1998                           1997
                                                  ------------------------       ------------------
Description and interest rates                    Amount                %        Amount         %
---------------------------------------------------------------------------------------------------
Passbook accounts (average of 4.11% and 4.06%)..    $  890,181        16.6%      $  883,599   16.2%
NOW accounts (average of 1.81% and 1.63%) ......       802,084        14.9          569,491   10.4
Market rate savings (average of 4.61% and 3.24%)       314,449         5.9          242,486    4.5
---------------------------------------------------------------------------------------------------
Total savings (no stated maturities) ...........     2,006,714        37.4        1,695,576   31.1
---------------------------------------------------------------------------------------------------

Certificates of deposits:
   Less than 3.00% .............................         4,890         0.1            7,234    0.1
    3.00% - 3.99% ..............................         7,858         0.2            6,384    0.1
    4.00% - 4.99% ..............................       360,732         6.7          229,375    4.2
    5.00% - 5.99% ..............................     2,382,212        44.4        2,531,778   46.4
    6.00% - 6.99% ..............................       552,493        10.3          838,896   15.4
    7.00% - 7.99% ..............................        44,097         0.8          127,063    2.4
    8.00% - 8.99% ..............................         3,598         0.1           12,272    0.2
    9.00% and over .............................           546          --            4,994    0.1
---------------------------------------------------------------------------------------------------

Total certificates of deposit (fixed maturities;
   average of 5.46% and 5.71%) .................     3,356,426        62.6        3,757,996   68.9
---------------------------------------------------------------------------------------------------

                                                    $5,363,140       100.0%      $5,453,572  100.0%
---------------------------------------------------------------------------------------------------

Interest expense on deposit accounts for the years ended June 30 is summarized as follows:

------------------------------------------------------------------------------
                                           1998          1997           1996
------------------------------------------------------------------------------
Passbook accounts .................     $ 35,303       $ 31,402       $ 26,422
NOW accounts ......................       11,462          8,226          6,597
Market rate savings ...............        9,619          8,053          7,979
Certificates of deposit ...........      205,557        218,930        212,356
------------------------------------------------------------------------------
                                        $261,941       $266,611       $253,354
------------------------------------------------------------------------------

At June 30, 1998, scheduled maturities of certificates of deposit are as follows:

---------------------------------------------------------------------------------------------------------------------------
                                                              Year Ending June 30,
                       ----------------------------------------------------------------------------------------------------
       Rate               1999          2000          2001          2002          2003       Thereafter       Total
---------------------------------------------------------------------------------------------------------------------------
Less than 3.00%        $    3,702    $       62    $       12    $        1    $        1    $    1,112    $    4,890
  3.00% - 3.99%             7,339           505             1            13            --            --         7,858
  4.00% - 4.99%           326,611        33,332           198           102            18           471       360,732
  5.00% - 5.99%         1,726,753       495,511        99,095        29,680        23,602         7,571     2,382,212
  6.00% - 6.99%           429,085        73,155        26,225        17,156         5,333         1,539       552,493
  7.00% - 7.99%            15,550        23,157           888         4,156             4           342        44,097
  8.00% - 8.99%             1,561           776           285           741            12           223         3,598
  9.00% and over              135            23            72             8             8           300           546
---------------------------------------------------------------------------------------------------------------------------
                       $2,510,736    $  626,521    $  126,776    $   51,857    $   28,978    $   11,558    $3,356,426
---------------------------------------------------------------------------------------------------------------------------

     Certificates of deposit in amounts of $100,000 or more totaled $267,778,000 and $297,120,000, respectively, at June 30, 1998 and 1997. There were no brokered certificates of deposit at June 30, 1998 or 1997.

     At June 30, 1998 and 1997, the Corporation utilized interest rate swap agreements with notional amounts totaling $215,000,000 and $125,000,000, respectively, to artificially lengthen the maturity of certain deposits. Under these requirements, the Corporation pays fixed rates of interest and receives variable rates of interest that are based on the same rates that the Corporation pays on the hedged deposits. See Note 16 "Derivative Financial Instruments" for additional information.

     At June 30, 1998 and 1997, deposits of certain state and municipal agencies and other various non-retail entities were collateralized by mortgage-backed securities with carrying values of $94,083,000 and $17,230,000, respectively, and investment securities with carrying values of $85,308,000 and $6,765,000, respectively. In accordance with regulatory requirements, at June 30, 1998 and 1997, the Corporation maintained $29,554,000 and $23,256,000, respectively, in cash on hand and deposits at the Federal Reserve Bank in noninterest earning reserves against certain transaction checking accounts and nonpersonal certificates of deposit.

NOTE 13. ADVANCES FROM THE FEDERAL HOME LOAN BANK:

The Corporation was indebted to the Federal Home Loan Bank at June 30 as follows:

-------------------------------------------------------------------------------------------------------------------------
                                                                       1998                                 1997
                                                            ------------------------------------     --------------------
                                                                            Weighted                 Weighted
                                                            Interest Rate    Average                 Average
Scheduled Maturities Due:                                       Range         Rate        Amount       Rate     Amount
-------------------------------------------------------------------------------------------------------------------------
Within 1 year ...........................................    5.25% - 6.73%    5.88%    $  773,797     5.73%    $  964,029
Over 1 year to 2 years ..................................    6.05  - 6.84     6.30        214,000     6.06        160,297
Over 2 years to 3 years .................................    5.59  - 6.78     6.30        169,000     6.73         64,000
Over 3 years to 4 years .................................    5.38  - 6.46     6.15        280,000     6.53        119,000
Over 4 years to 5 years .................................    5.78  - 7.19     6.17          9,350     6.15        285,000
Over 5 years ............................................    4.87  - 6.55     5.10        825,625     6.61          5,000
-------------------------------------------------------------------------------------------------------------------------
                                                             4.87% - 7.19%    5.66%    $2,271,772     5.96%    $1,597,326
-------------------------------------------------------------------------------------------------------------------------

     Fixed-rate advances totaling $966,000,000 at June 30, 1998 are convertible into adjustable-rate advances at the option of the Federal Home Loan Bank with call dates ranging from July 1998 to May 2000. Such convertible advances consist primarily of amounts totaling $276,000,000 with scheduled maturities due over three years to four years and $675,000,000 with maturities due over five years. At June 30, 1998 and 1997, outstanding advances were collateralized by real estate loans totaling $3,045,978,000 and $3,150,932,000, respectively, investment securities totaling $9,940,000 and $36,991,000, respectively, and mortgage-backed securities totaling $3,805,000 and $17,317,000, respectively. The Corporation is also required to hold shares of Federal Home Loan Bank stock in an amount at least equal to the greater of 1.0% of certain of its residential mortgage loans or 5.0% of its outstanding advances. The Corporation was in compliance with this requirement at June 30, 1998 and 1997, holding Federal Home Loan Bank stock totaling $119,431,000 and $85,850,000, respectively. At June 30, 1998 and 1997, there were no commitments for advances from the Federal Home Loan Bank.

NOTE 14. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE:

     At June 30, 1998 and 1997, securities sold under agreements to repurchase identical securities totaled $334,294,000 and $639,294,000, respectively. There were no securities sold under agreements to repurchase substantially identical securities at June 30, 1998 or 1997. An analysis of securities sold under agreements to repurchase identical securities for the years ended June 30 is summarized as follows:

-------------------------------------------------------------------------------
                                                         1998           1997
-------------------------------------------------------------------------------
Maximum month-end balance ......................    $   639,294     $   696,318
-------------------------------------------------------------------------------
Average balance ................................    $   501,979     $   591,288
-------------------------------------------------------------------------------

Weighted average interest rate during the period           6.08%           6.19%
Weighted average interest rate at end of period            5.96%           6.04%
-------------------------------------------------------------------------------

     At June 30, 1998, securities sold under agreements to repurchase had maturities ranging from September 1998 to December 1999 with a weighted average maturity of 225 days. At June 30, 1998, mortgage-backed securities and investment securities with carrying values totaling $262,531,000 and $79,217,000, respectively, and fair values totaling $230,501,000 and $79,449,000, respectively, were pledged as collateral. At June 30, 1997, mortgage-backed securities and investment securities with carrying values totaling $599,356,000 and $73,772,000, respectively, and fair values totaling $598,629,000 and $76,567,000, respectively, were pledged as collateral.

     It is the Corporation's policy to enter into repurchase agreements only with major brokerage firms that are primary dealers in government securities. At June 30, 1998, there were no repurchase agreements with any broker with balances at risk in excess of 10.0% of stockholders' equity.

NOTE 15. OTHER BORROWINGS:

Other borrowings at June 30 consist of the following:

----------------------------------------------------------------------------------------------
                                                                            1998       1997
----------------------------------------------------------------------------------------------
Subordinated extendible notes, interest 7.95%, due December 1, 2006 ..    $ 50,000    $ 50,000
Guaranteed preferred beneficial interests in the Corporation's junior
    subordinated debentures, interest 9.375%, due May 15, 2027 .......      45,000      45,000
Term note, adjustable interest, due September 30, 1998 ...............       1,000      26,000
Class 1995 A-1 lease-backed notes, interest 9.45%, due August 15, 2000       3,799       6,760
Collateralized mortgage obligations ..................................       2,676       5,602
Revolving credit note, adjustable interest, due December 31, 1999 ....          --      15,395
Other borrowings .....................................................       4,102       7,548
----------------------------------------------------------------------------------------------
                                                                          $106,577    $156,305
----------------------------------------------------------------------------------------------

     On December 2, 1996, the Corporation completed the issuance of $50,000,000 of 7.95% fixed-rate subordinated extendible notes due December 1, 2006 (the Notes). Contractual interest on the Notes is set at 7.95% until December 1, 2001, and is paid monthly. The interest rate for the Notes will reset at the Corporation's option on December 1, 2001, to a rate and for a term of one, two, three or five years determined by the Corporation and will reset thereafter, at its option, upon the date of expiration of each new interest period prior to maturity. Any new interest rate shall not be less than 105% of the effective interest rate on comparable maturity U. S. Treasury obligations. The Notes may not be redeemed prior to December 1, 2001, and thereafter, the Corporation may elect to redeem the Notes in whole on December 1, 2001, and on any subsequent interest reset date at par plus accrued interest to the date fixed for redemption. The Notes are unsecured general obligations of the Corporation. The Indenture, among other provisions, limits the ability of the Corporation to pay cash dividends or to make other capital distributions under certain circumstances.

     Effective May 14, 1997, CFC Preferred Trust (the Issuer), a special-purpose wholly-owned Delaware trust subsidiary of the Corporation completed an offering of 1,800,000 shares (issue price of $25.00 per share) totaling $45,000,000 consisting of fixed-rate 9.375% cumulative trust preferred securities (Capital Securities) due May 15, 2027. Also, effective May 14, 1997, the Corporation purchased all of the common securities (Common Securities) of the Issuer for $1,391,775. The Issuer invested the total proceeds of $46,391,775 it received in 9.375% junior subordinated deferrable interest debentures (Debentures) issued by the Corporation. The sole assets of the Issuer are the Debentures. Interest paid on the Debentures will be distributed to the holders of Capital Securities and to the Corporation as holder of the Common Securities. As a result, under current tax law, distributions to the holders of the Capital Securities are tax deductible for the Corporation. These Debentures are unsecured and rank junior and are subordinate in right of payment of all senior debt of the Corporation. The Capital Securities issued by the CFC Preferred Trust rank senior to the Common Securities. Concurrent with the issuance of the Capital Securities, the Corporation issued guarantees for the benefit of the security holders. The obligations of the Corporation under the Debentures, the indenture, the relevant trust agreement and the guarantees, in the aggregate, constitute a full and unconditional guarantee by the Corporation of the obligations of the trust under the trust preferred securities and rank subordinate and junior in right of payment to all liabilities of the Corporation. The distribution rate payable on the Capital Securities is cumulative and is payable quarterly in arrears. The Corporation has the right, subject to events of default, at any time, to defer payments of interest on the Debentures by extending the interest payment period thereon for a period not exceeding 20 consecutive quarters with respect to each deferral period, provided that no extension period may extend beyond the redemption or maturity date of the Debentures. The Capital Securities are subject to mandatory redemption upon repayment of the Debentures. The Debentures mature on May 15, 2027, which may be shortened to not earlier than May 15, 2002, if certain conditions are met. The Debentures are redeemable at the option of the Corporation on or after May 15, 2002, or at any time upon the occurrence and continuation of certain changes in either the tax treatment or the capital treatment of the Issuer, the Debentures or the Capital Securities. The Corporation has the right at any time to terminate the Issuer and cause the Debentures to be distributed to the holders of the Capital Securities in liquidation of the Issuer, all subject to the Corporation having received prior approval of the Federal Reserve to do so if then required under applicable capital guidelines or policies of the Federal Reserve. The Capital Securities would qualify as Tier 1 capital of the Corporation should the Corporation become subject to the Federal Reserve capital requirements for bank holding companies. As a savings and loan holding company, the Corporation is currently not subject to Federal Reserve capital requirements for bank holding companies.

     On December 31, 1996, the Corporation borrowed $28,000,000 in the form of a five-year term note originally due December 31, 2001. Proceeds were used to refinance a short-term promissory note obtained in the financing of the repurchase of 2,812,725 shares of the Corporation's common stock. On August 11, 1997, the Corporation paid down this term note by $21,000,000 and made quarterly payments of $1,000,000 with the final payment due September 30, 1998. This term note bears a monthly adjustable interest rate which was 7.50% at June 30, 1998, and is priced at 100 basis points below the quoted national base prime rate. The term note is unsecured but subject to certain covenants. This term note was paid in full on July 29, 1998.

     The lease-backed notes are payable in monthly installments based on scheduled lease payments including prepayments. At June 30, 1998 and 1997, these notes are secured by lease financing receivables with book values totaling $3,121,000 and $7,296,000, respectively, and restricted cash totaling $500,000 and $425,000, respectively.

     At June 30, 1998, the remaining two notes issued in conjunction with collateralized mortgage obligations bear interest at 7.89% and 8.42% and are due in varying amounts contractually through September 1, 2015. The notes are secured by FNMA mortgage-backed securities with book values of approximately $9,126,000 and $11,639,000 at June 30, 1998 and 1997, respectively. As the principal balance on the collateral on these notes repay, the notes are correspondingly repaid.

     Pursuant to the Liberty acquisition, a revolving credit note with a total line of credit for $20,000,000 bearing interest at 7.88% at June 30, 1997 was outstanding at June 30, 1997. This revolving credit note was paid in full on February 12, 1998. The line of credit was secured with the common stock of the former subsidiaries of Liberty.

     Other borrowings are collateralized by certain mortgage-backed securities at June 30, 1998 and 1997 in addition to unencumbered first mortgage loans with unpaid principal balances of approximately $4,625,000 at June 30, 1997.

     Principal maturities of other borrowings as of June 30, 1998, for the next five fiscal years are as follows: 1999 - $10,184,000; 2000 - $919,000; 2001 -
$474,000; 2002 and 2003 - none, and thereafter - $95,000,000.

NOTE 16. DERIVATIVE FINANCIAL INSTRUMENTS:

The following summarizes the Corporation's interest rate swap agreements, by maturity date, at June 30:

-------------------------------------------------------------------------------------------------------
                                              1998                                     1997
-------------------------------------------------------------------------------------------------------
                              Notional          Interest Rate          Notional          Interest Rate
                                             ------------------                       ------------------
Scheduled Maturities Due:      Amount        Paying    Receiving        Amount        Paying    Receiving
-------------------------------------------------------------------------------------------------------
1998...................       $     --          --         --           $ 10,000        13.26%     6.03%
1999...................             --          --         --                 --           --        --
2000...................         75,000        6.24%      5.80%            75,000         6.24      5.20
2001...................        140,000        6.00       5.29             50,000         6.21      5.11
-------------------------------------------------------------------------------------------------------
                              $215,000        6.08%      5.47%          $135,000         6.75%     5.23%
-------------------------------------------------------------------------------------------------------

     During fiscal year 1997, the Corporation began utilizing interest rate swaps to artificially lengthen the maturity of certain deposit liabilities. At June 30, 1998 and 1997, the Corporation had notional amounts outstanding totaling $215,000,000 and $125,000,000, respectively, for such purposes. Under these agreements, the Corporation pays fixed rates of interest and receives variable rates of interest that are based on the same rates that the Corporation pays on the hedged deposit liabilities. Such variable rates are based on the 13-week average yield of the three-month U.S. Treasury bill. Net interest settlement is quarterly. The interest rate swap agreement for a notional amount of $10,000,000, acquired in an acquisition in 1984 with an original life of 13 years, matured November 1997. Net interest expense on the swap agreements totaled $1,926,000, $916,000 and $2,280,000, respectively, for fiscal years 1998, 1997 and 1996. The fair value of the interest rate swaps at June 30, 1998 results in a loss position of approximately $3,734,000 which represents the amount that would be paid to terminate the swap agreements.

     The interest rate swap agreements were collateralized at June 30, 1998, by mortgage-backed securities and investment securities with carrying values of $4,665,000 and $998,000, respectively, and at June 30, 1997, by mortgage-backed securities with a carrying value of $7,782,000. Entering into interest rate swap agreements involves the credit risk of dealing with intermediary and primary counterparties and their ability to meet the terms of the respective contracts. The Corporation is exposed to credit loss in the event of nonperformance by the counterparties to the interest rate swaps if the Corporation is in a net interest receivable position at the time of potential default by the counterparties. At June 30, 1998 and 1997, the Corporation was in a net interest payable position. The Corporation does not anticipate nonperformance by the counterparties.

     At June 30, 1998 and 1997, the Corporation had interest rate floor agreements with notional amounts totaling $215,000,000 and $165,000,000, respectively. The Corporation had not entered into such agreements prior to fiscal year 1997. These interest rate floor agreements with strike rates ranging from 4.55% to 5.75%, are designed to hedge impairment losses on mortgage loan servicing rights due to decreasing interest rates. By purchasing floor agreements, the Corporation would be paid cash based on the differential between a short-term rate and the strike rate, applied to the notional principal amount, should the current short-term rate fall below the strike rate level of the agreement. These interest rate floor agreements mature between September 1999 and March 2001. Premiums paid to enter into such agreements are deferred and totaled $138,000 and $344,000, respectively, for fiscal years 1998 and 1997, of which $112,000 and $61,000, respectively, was amortized to expense. During fiscal years 1998 and 1997, two agreements were sold resulting in deferred gains of $41,000 and $39,000, respectively, of which $27,000 and $10,000 was amortized as a contra to expense during fiscal years 1998 and 1997. The premiums are amortized over the three year life of the respective agreements and the deferred gains are amortized over the remaining lives of the agreements sold. The fair value of the interest rate floor agreements at June 30, 1998 results in a gain position of approximately $601,000 which represents the amount that would be received to terminate the floor agreements.

     The Corporation also had one interest rate cap agreement with a notional amount totaling $10,000,000 which expired on March 9, 1997, that paid interest quarterly when the three-month LIBOR exceeded 7.00%. Through the life of this agreement, the Corporation was not owed any interest from its counterpart. The premium paid on March 9, 1995 (the effective date of this agreement) totaled $115,000 with $38,000 and $58,000, respectively, amortized to interest expense for fiscal years ended June 30, 1997 and 1996.

NOTE 17. INCOME TAXES:

The following is a comparative analysis of the provision for federal and state taxes on income:

-----------------------------------------------------------------------------------------------
                                                                     Year Ended June 30,

                                                            1998           1997         1996
-----------------------------------------------------------------------------------------------
Current:
    Federal .........................................    $  36,869      $  27,444     $  80,377
    State ...........................................        2,327          2,196         4,405
-----------------------------------------------------------------------------------------------
                                                            39,196         29,640        84,782
-----------------------------------------------------------------------------------------------
Deferred:
    Federal .........................................        1,352            705       (44,931)
    State ...........................................          194           (276)       (7,110)
-----------------------------------------------------------------------------------------------
                                                             1,546            429       (52,041)
-----------------------------------------------------------------------------------------------
Total provision for income taxes ....................    $  40,742      $  30,069     $  32,741
-----------------------------------------------------------------------------------------------

The following is a reconciliation of the statutory federal income tax rate to the consolidated effective tax rate:

-----------------------------------------------------------------------------------------------
                                                                    Year Ended June 30,

                                                              1998           1997          1996
-----------------------------------------------------------------------------------------------
Statutory federal income tax rate ...................         35.0%          35.0%         35.0%
Nondeductible merger-related expenses and
   other nonrecurring charges .......................          2.3             --           0.6
Amortization of discounts, premiums and
   intangible assets from acquisitions ..............          0.6             --           0.1
Tax exempt interest .................................         (1.3)          (1.1)         (0.8)
Income tax credits ..................................         (0.6)          (0.8)         (0.7)
State income taxes, net of federal income tax benefit          1.7            1.6          (1.1)
Other items, net ....................................           --            0.5            --
-----------------------------------------------------------------------------------------------
Effective tax rate ..................................         37.7%          35.2%         33.1%
-----------------------------------------------------------------------------------------------

The components of deferred tax assets and liabilities at June 30 are as follows:

------------------------------------------------------------------------------------------------------------
                                                                                          1998        1997
------------------------------------------------------------------------------------------------------------
Deferred tax liabilities:
    Federal Home Loan Bank stock ..................................................    $ 12,412     $  9,863
    Deferred loan fees ............................................................       6,737        1,041
    Core value of acquired deposits ...............................................       6,630        5,436
    Differences between book and tax basis of premises and equipment ..............       6,112        7,213
    Mortgage servicing rights .....................................................       4,054        2,889
    Basis differences between tax and financial reporting arising from acquisitions       2,486        2,832
    Other items ...................................................................       5,465        7,122
------------------------------------------------------------------------------------------------------------
                                                                                         43,896       36,396
------------------------------------------------------------------------------------------------------------

Deferred tax assets:
    Allowance for losses on loans and real estate not currently deductible ........      19,184       17,887
    Basis differences between tax and financial reporting arising from acquisitions       4,760        5,302
    Employee benefits .............................................................       3,783        2,858
    State operating loss carryforwards ............................................       3,494        3,158
    Collateralized mortgage obligations ...........................................       2,738        2,751
    Accretion of discount on purchased items ......................................       1,713        2,052
    Other items ...................................................................       5,853        2,925
------------------------------------------------------------------------------------------------------------
                                                                                         41,525       36,933
Valuation allowance ...............................................................      (3,582)      (2,871)
------------------------------------------------------------------------------------------------------------
                                                                                         37,943       34,062
------------------------------------------------------------------------------------------------------------
Net deferred tax liability ........................................................    $  5,953     $  2,334
------------------------------------------------------------------------------------------------------------

     The valuation allowance, primarily attributable to state operating loss carryforwards, was $3,582,000 at June 30, 1998, increasing from $2,871,000 at June 30, 1997, primarily due to increases in such state net operating losses available for income tax purposes.

     In August 1996, changes in the federal tax law repealed the reserve method of accounting for tax bad debt deductions and, effective July 1, 1996, required the Corporation to calculate the tax bad debt deduction based on actual charge-offs. These tax law changes resulted in a charge of $191,000 in income tax expense in fiscal year 1997.

     In accordance with provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," a deferred tax liability has not been recognized for the bad debt reserves of the Bank created in the tax years which began prior to December 31, 1987 (the base year). At June 30, 1998, the amount of these reserves totaled approximately $85,464,000 with an unrecognized deferred tax liability approximating $30,853,000. Such unrecognized deferred tax liability could be recognized in the future, in whole or in part, if (i) there is a change in federal tax law, (ii) the Bank fails to meet certain definitional tests and other conditions in the federal tax law, (iii) certain distributions are made with respect to the stock of the Bank or (iv) the bad debt reserves are used for any purpose other than absorbing bad debt losses.

     During fiscal year 1998, the Internal Revenue Service completed its examination of the Corporation's consolidated federal income tax returns through June 30, 1995. Such examination had no effect on the Corporation's results of operations for fiscal year 1998.

NOTE 18. STOCKHOLDERS' EQUITY AND REGULATORY RESTRICTIONS:

     Subsequent to June 30, 1998, stockholders approved an amendment to the Corporation's Articles of Incorporation to increase the number of authorized shares of common stock to 120,000,000 shares pursuant to the special meeting of stockholders called on July 3, 1998, for shareholders of record at May 14, 1998.

     On December 19, 1988, the Board of Directors of the Corporation adopted a Shareholder Rights Plan and declared a dividend of stock purchase rights consisting of one primary right and one secondary right for each outstanding share of common stock payable on December 30, 1988, and with respect to each share of common stock issued by the Corporation at any time after such date and prior to the earlier of the occurrence of certain events or expiration of such rights. These rights are attached to and trade only together with the common stock shares. The provisions of the Shareholder Rights Plan are designed to protect the interests of the stockholders of record in the event of an unsolicited or hostile attempt to acquire the Corporation at a price or on terms that are not fair to all shareholders. Unless rights are exercised, holders have no rights as a stockholder of the Corporation (other than rights resulting from such holder's ownership of common shares), including, without limitation, the right to vote or to receive dividends. With certain exceptions, the rights expire December 31, 1998, unless earlier redeemed by the Corporation. However, management expects that the Shareholder Rights Plan will be amended and extended before expiration. At June 30, 1998, no such rights were exercised.

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

     Under the Office of Thrift (OTS) capital distribution regulations, a savings institution that, immediately prior to, and on a pro forma basis after giving effect to, a proposed dividend, has total capital that is at least equal to the amount of its fully phased-in capital requirements (a "Tier 1 Association") is permitted to pay dividends during a calendar year in an amount equal to the greater of (i) 75.0% of its net income for the recent four quarters, or (ii) 100.0% of its net income to date during the calendar year plus an amount that would reduce by one-half the amount by which its ratio of total capital to assets exceeded its fully phased-in risk-based capital ratio requirement at the beginning of the calendar year. At June 30, 1998, the Bank qualified as a Tier 1 Association, and would be permitted to pay an aggregate amount approximating $139,085,000 in dividends under these regulations. Should the Bank's regulatory capital fall below certain levels, applicable law and certain other federal regulations would require prior approval of such proposed dividends and, in some cases, would prohibit the payment of dividends.

     On August 21, 1996, the Corporation consummated the repurchase of 2,812,725 shares of its common stock, $.01 par value, from CAI Corporation, a Dallas-based investment company, for an aggregate purchase price totaling $48,910,000 excluding $414,000 in transaction costs. The repurchased shares represented 8.3% of the outstanding shares of the Corporation's common stock prior to the repurchase. Pursuant to Nebraska corporate law, the 2,812,725 shares of repurchased common stock were canceled. The Corporation also reimbursed CAI Corporation a total of $2,262,500 for costs and expenses incurred in connection with the 1995 proxy contest and the pro rata portion of the dividend CAI Corporation otherwise would have received for the quarter ended September 30, 1996. These nonrecurring expenses paid to CAI Corporation are included in other operating expenses in fiscal year 1997.

     On November 17, 1997, the Board of Directors declared a three-for-two stock split effected in the form of a 50 percent stock dividend to stockholders of record on November 28, 1997. Par value of the common stock remained at $.01 per share. The stock dividend was distributed on December 15, 1997, and totaled 10,865,530 shares of common stock with $109,000 transferred from the additional paid-in capital account to the common stock account in order to record this distribution. Fractional shares resulting from the stock split were paid in cash. Also, on November 18, 1996, the Board of Directors declared a three-for-two stock split effected in the form of a 50 percent stock dividend to stockholders of record on December 31, 1996. This stock dividend, which was distributed on January 14, 1997, totaled 10,745,214 shares of common stock (7,163,476 shares before adjusted for the three-for-two stock split effective December 15, 1997) with $72,000 transferred from the additional paid-in capital account to the common stock account. Fractional shares resulting from the stock split were paid in cash.

NOTE 19. REGULATORY CAPITAL REQUIREMENTS:

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators, that, if undertaken, could have a direct material effect on the Corporation's financial position and results of operations. The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios as set forth in the following tables of tangible, core and total risk-based capital. Prompt Corrective Action provisions contained in the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) require specific supervisory actions as capital levels decrease. To be considered well-capitalized under the regulatory framework for Prompt Corrective Action provisions under FDICIA, the Bank must maintain minimum Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios as set forth in the following table. At June 30, 1998 and 1997, the Bank exceeded the minimum requirements for the well-capitalized category.

     The following presents the Bank's regulatory capital levels and ratios relative to its minimum capital requirements:

------------------------------------------------------------------------------------------------------------------
                                                                            As of June 30, 1998
                                                         ---------------------------------------------------------
                                                               Actual Capital               Required Capital
                                                         --------------------------    ---------------------------
                                                            Amount         Ratio         Amount           Ratio
------------------------------------------------------------------------------------------------------------------
OTS capital adequacy:
     Tangible capital ...............................    $609,801            6.94%        $131,849         1.50%
     Core capital ...................................     619,557            7.04          263,990         3.00
     Risk-based capital .............................     667,590           13.77          387,760         8.00
FDICIA regulations to be classified well-capitalized:
     Tier 1 leverage capital ........................     619,557            7.04          439,983         5.00
     Tier 1 risk-based capital ......................     619,557           12.78          290,820         6.00
     Total risk-based capital .......................     667,590           13.77          484,700        10.00
------------------------------------------------------------------------------------------------------------------

                                                                            As of June 30, 1997
                                                         ---------------------------------------------------------
                                                               Actual Capital               Required Capitalal
                                                         --------------------------    ---------------------------
                                                            Amount        Ratio         Amount           Ratio
------------------------------------------------------------------------------------------------------------------
OTS capital adequacy:
     Tangible capital ...............................      $559,402        6.60%         $127,108         1.50%
     Core capital ...................................       571,198        6.73           254,570         3.00
     Risk-based capital .............................       615,214       13.77           357,380         8.00
FDICIA regulations to be classified well-capitalized:
     Tier 1 leverage capital ........................       571,198        6.73           424,283         5.00
     Tier 1 risk-based capital ......................       571,198       12.79           268,035         6.00
     Total risk-based capital .......................       615,214       13.77           446,725        10.00
------------------------------------------------------------------------------------------------------------------

     As of June 30, 1998, the most recent notification from the OTS categorized the Bank as "well-capitalized" under the regulatory framework for Prompt Corrective Action provisions under FDICIA. There are no conditions or events since such notification that management believes have changed the Bank's classification.

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

     At June 30, 1998, the Corporation issued commitments, excluding undisbursed portions of loans in process, of approximately $566,548,000 as follows:
$290,670,000 to
originate loans, $144,150,000 to purchase loans and $131,728,000 for unused lines of credit for commercial and consumer use. At June 30, 1997, the Corporation had issued commitments, excluding undisbursed portions of loans in process, of approximately $405,004,000 as follows: $243,217,000 to originate loans, $33,169,000 to purchase loans and $128,618,000 for unused lines of credit for commercial and consumer use. There were no commitments to purchase mortgage loan servicing rights at June 30, 1998; however, at June 30, 1997, outstanding commitments to purchase mortgage loan servicing rights totaled $1,284,000.

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

     At June 30, 1998 and 1997, the Corporation had approximately $392,609,000 and $130,545,000, respectively, in mandatory forward delivery commitments to sell residential mortgage loans. At June 30, 1998 and 1997, loans sold subject to recourse provisions totaled approximately $28,830,000 and $40,846,000, respectively, which represents the total potential credit risk associated with these particular loans. Such credit risk would, however, be offset by the value of the single-family residential properties that collateralize these loans.

     The Corporation is subject to a number of lawsuits and claims for various amounts which arise out of the normal course of its business. In the opinion of management, the disposition of claims currently pending will not have a material adverse effect on the Corporation's financial position or results of operations.

     On September 12, 1994, the Bank and the Corporation commenced litigation against the United States in the United States Court of Federal Claims seeking to recover monetary relief for the government's refusal to honor certain contracts that it had entered into with the Bank. The suit alleges that such governmental action constitutes a breach of contract and an unlawful taking of property by the United States without just compensation or due process in violation of the Constitution of the United States. The Bank also assumed a lawsuit in the merger with Mid Continent against the United States also relating to a supervisory goodwill claim filed by the former Mid Continent. The litigation status and process of these legal actions, as well as that of numerous actions brought by others alleging similar claims with respect to supervisory goodwill and regulatory capital credits, make the value of the claims asserted by the Bank (including the Mid Continent claim) uncertain as to their ultimate outcome, and contingent on a number of factors and future events which are beyond the control of the Bank, both as to substance, timing and the dollar amount of damages that may be awarded to the Bank and the Corporation if they finally prevail in this litigation.

NOTE 21. EMPLOYEE BENEFIT AND INCENTIVE PLANS AND OTHER POSTRETIREMENT BENEFITS:

RETIREMENT SAVINGS PLAN - The Corporation maintains a contributory deferred savings 401(k) plan covering substantially all employees. The Corporation's matching contributions are equal to 100% of the first 8% of participant contributions. Participants vest immediately in their own contributions. For contributions of the Corporation, participants vest over a five-year period and, thereafter, vest 100% on an annual basis if employed on the last day of each calendar year. Contribution expense was $2,312,000, $1,998,000 and $1,843,000 for fiscal years ended June 30, 1998, 1997 and 1996, respectively.

STOCK OPTION AND INCENTIVE PLANS - The Corporation maintains the 1996 Stock Option and Incentive Plan (the 1996 Plan), approved by the Corporation's stockholders on November 19, 1996, and amended on July 3, 1998; the 1984 Stock Option and Incentive Plan, as amended (the 1984 Plan); and various stock option and incentive plans assumed in the Mid Continent, Perpetual and Railroad mergers. These plans permit the granting of stock options, restricted stock awards and stock appreciation rights. Stock options are generally 100% exercisable on the date of grant over a period not to exceed 10 years from the date of grant with the option price equal to market value on the date of grant. However, stock options granted to executives vest over various periods not exceeding three years. Recipients of restricted stock have the usual rights of a shareholder, including the rights to receive dividends and to vote the shares; however, the common stock will not be vested until certain restrictions are satisfied. The term of the 1984 Plan extends to July 31, 2002, and the term of the 1996 Plan to September 11, 2006. The Mid Continent, Perpetual and Railroad plans had 158,291 options outstanding at June 30, 1998.

     The following table presents the activity of the stock options for each of the three fiscal years ended June 30, 1998, and the stock options outstanding at the end of the respective fiscal years:

-----------------------------------------------------------------------------------------------------
                                                                             Weighted
                                                           Stock Option    Average Price  Aggregate
                                                              Shares         Per Share    Amount
-----------------------------------------------------------------------------------------------------
Outstanding at June 30, 1995..............................   1,219,720        $ 6.59      $ 8,032
   Granted................................................     276,958         17.22        4,770
   Exercised..............................................    (215,952)         5.52       (1,191)
   Canceled...............................................      (5,304)        11.31          (60)
-----------------------------------------------------------------------------------------------------
Outstanding at June 30, 1996..............................   1,275,422          9.06       11,551
   Granted................................................     324,531         22.17        7,194
   Exercised..............................................    (122,675)         7.60         (932)
   Canceled...............................................     (17,789)        12.65         (225)
-----------------------------------------------------------------------------------------------------
Outstanding at June 30, 1997..............................   1,459,489         12.05       17,588
   Granted................................................     721,050         34.16       24,631
   Exercised..............................................    (686,129)         8.26       (5,668)
   Canceled...............................................      (5,481)        18.97         (104)
-----------------------------------------------------------------------------------------------------
Outstanding at June 30, 1998..............................   1,488,929        $24.48      $36,447
-----------------------------------------------------------------------------------------------------
Exercisable at June 30, 1998..............................   1,369,729        $23.95      $32,807
-----------------------------------------------------------------------------------------------------
Shares available for future grants at June 30, 1998:
   1984 Plan..............................................       3,100
   1996 Plan..............................................     918,200
-----------------------------------------------------------------------------------------------------

     At the July 3, 1998 special meeting, stockholders approved an amendment to increase the shares of the Corporation's common stock available for future grant under the 1996 Plan by 2,400,000 shares for a total of 3,318,200 shares available.

     The following table summarizes information about the Corporation's stock options outstanding at June 30, 1998:

---------------------------------------------------------------------------------------------------------------------------
                          Shares Subject to Outstanding Options                                      Shares Exercisable
---------------------------------------------------------------------------------------------------------------------------
                                                    Weighted Average        Weighted                               Weighted
                                  Stock Option          Remaining            Average         Stock Option           Average
             Range of                Shares            Contractual          Exercise            Shares             Exercise
          Exercise Prices          Outstanding        Life in Years           Price           Exercisable            Price
---------------------------------------------------------------------------------------------------------------------------
      $ 1.11     -    $ 1.69            3,092             1.88               $ 1.27                3,092            $ 1.27
        2.22     -      3.11           79,624             2.32                 2.45               79,624              2.45
        5.36     -      6.26           11,894             5.69                 6.21               11,894              6.21
        9.01     -     12.14          210,771             6.53                10.46              210,771             10.46
       17.22     -     22.17          462,498             8.51                20.19              426,438             20.03
               34.16                  721,050             9.88                34.16              637,910             34.16
---------------------------------------------------------------------------------------------------------------------------
      $01.11     -    $34.16        1,488,929             8.52               $24.48            1,369,729            $23.95
---------------------------------------------------------------------------------------------------------------------------

     During fiscal years 1998 and 1997, non-incentive stock options for 55,000 and 40,500 shares, respectively, of the Corporation's common stock were granted under the 1996 Plan to directors of the Corporation and the Bank. Stock options under the 1984 and 1996 Plans were also granted to executives and employees during fiscal years 1998 and 1997 for 666,050 shares (1984 Plan - 144,239 shares and 1996 Plan - 521,811 shares) and 284,031 shares (1984 Plan), respectively. Such grants were in accordance with a management incentive plan providing for these awards pursuant to the attainment of certain operating goals of the Corporation for the respective fiscal years.

     The Corporation applies APB Opinion No. 25 and related Interpretations in accounting for its stock option and incentive plans. Accordingly, no compensation cost has been recognized for stock options granted. Had compensation cost of the Corporation's two stock option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Corporation's net income and earnings per share would have been reduced to the pro forma amounts indicated in the following table.

------------------------------------------------------------------------------
                                                 Year Ended June 30,
                                         1998           1997          1996
------------------------------------------------------------------------------
Net income:
   As reported.....................     $67,333        $54,884       $66,195
   Pro forma.......................      60,559         52,961        65,211
Earnings per share:
   Basic -
     As reported...................     $  1.64        $  1.36       $  1.61
     Pro forma.....................        1.47           1.31          1.59
   Diluted -
     As reported...................     $  1.62        $  1.34       $  1.59
     Pro forma.....................        1.47           1.29          1.56
------------------------------------------------------------------------------

     The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the grants in fiscal years 1998, 1997 and 1996, respectively: dividend yield of .64%, .84% and 1.05%; expected volatility of 24%, 25% and 29%; risk-free interest rates of 5.72%, 6.62% and 6.76%; and expected lives of six years for the plans for 1998, 1997 and 1996.

     Restricted stock is also granted for awards earned each fiscal year under management incentive plans. On the grant dates of June 30, 1998, 1997 and 1996, the Corporation issued 39,494 shares, 37,761 shares and 2,619 shares, respectively, of restricted stock with an aggregate market value of $1,249,000, $935,000, and $45,000, respectively. The awards of restricted stock vest 20% on each anniversary of the grant date, provided that the employee has completed the specified service requirement, or earlier if the employee dies or is permanently and totally disabled or upon a change in control. Total deferred compensation on the unvested restricted stock totaled $1,944,000, $1,435,000, and $1,068,000, at June 30, 1998, 1997, and 1996, respectively, and is recorded as a reduction of stockholders' equity. The value of the restricted shares is amortized to compensation expense over the five-year vesting period. Compensation expense applicable to the restricted stock totaled $731,000, $531,000 and $909,000 for fiscal years 1998, 1997 and 1996, respectively.

     Liberty, Mid Continent and Perpetual had certain deferred compensation and incentive plans that were terminated as of the respective dates of acquisition by the Corporation. At June 30, 1998 such plans were in the process of final allocation and distribution of plan assets to participants in accordance with the terms of those plans with all appropriate unearned compensation and employer contributions recognized as charges to operations in fiscal year 1998.

POSTRETIREMENT BENEFITS - Statement of Financial Accounting Standards No. 106 (SFAS No. 106), "Employers' Accounting for Postretirement Benefits Other Than Pensions," requires that the cost of providing postretirement benefits other than pensions be recognized over the employee's service periods rather than on a cash basis. Under SFAS No. 106, the determination of the accrual liability requires a calculation of the accumulated postretirement benefit obligation
(APBO). This APBO represents the actuarial present value of postretirement benefits other than pensions to be paid out in the future (such as health care benefits to be paid to retirees) that have been earned as of the end of the year. The Corporation's postretirement benefit plan is unfunded. The following table reconciles the status of the plan with the amounts recognized in the Consolidated Statement of Financial Condition at June 30:

------------------------------------------------------------------------------------------------------------------
                                                                                 1998        1997        1996
------------------------------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
    Retirees .............................................................    $   326     $   425     $   487
    Fully eligible active plan participants ..............................        169         167         120
    Other active plan participants .......................................        411         518         766
------------------------------------------------------------------------------------------------------------------
                                                                                  906       1,110       1,373
Unrecognized prior service cost ..........................................        288         317          --
Unrecognized net loss ....................................................       (276)       (626)       (783)
------------------------------------------------------------------------------------------------------------------
Accrued postretirement benefit cost included in other liabilities ........    $   918     $   801     $   590
------------------------------------------------------------------------------------------------------------------

The following sets forth the components of the net periodic postretirement benefit cost for the fiscal years ended June 30:

------------------------------------------------------------------------------------------------------------------
                                                                                 1998        1997        1996
------------------------------------------------------------------------------------------------------------------
Service cost - benefits earned during the fiscal year ....................    $    63     $   105     $    74
Interest cost on accumulated postretirement benefit obligation ...........         81          99          69
Amortization of net loss .................................................          4          40          29
------------------------------------------------------------------------------------------------------------------
 Net periodic postretirement benefit expense .............................        148         244         172
------------------------------------------------------------------------------------------------------------------
Postretirement benefit claims paid for the year,
    net of retiree contributions of $92, $98 and $85 .....................    $    31     $    33     $   115
------------------------------------------------------------------------------------------------------------------

     The weighted average discount rate used to determine the APBO was 7.0%, 7.75% and 7.5%, respectively, for fiscal years ended June 30, 1998, 1997 and 1996. The assumed health care cost trend rate used in measuring the APBO as of July 1, 1997, was 8.0% decreasing gradually until it reaches 5.0% in 2008, when it remains constant. A one-percentage-point increase in the assumed health care cost trend rate for each year would increase the APBO as of June 30, 1998, by $116,000 and the aggregate of the service and interest cost components of the net periodic postretirement cost for fiscal year 1998 by $22,000.

     The Corporation also maintains an unfunded postretirement survivor income plan for certain key executives that provides benefits to beneficiaries based upon the death of such executives and their employment status at the time of death (i.e., normal retirement, termination or death prior to retirement). At June 30, 1998, 1997 and 1996, the accrued postretirement benefit cost included in other liabilities and the net postretirement benefit cost charged to operations totaled $220,000, $125,000 and $33,000, respectively, and the net postretirement benefit cost charged to operations totaled $95,000, $92,000 and $33,000 for fiscal years 1998, 1997 and 1996, respectively. The weighted average discount rate used to determine the APBO was 7.0%, 7.75% and 7.5%, respectively, for fiscal years ended June 30, 1998, 1997 and 1996, and the assumed annual rate of increase for compensation was 3.0% for fiscal years ended June 30, 1998, 1997 and 1996.

NOTE 22. FINANCIAL INFORMATION (PARENT COMPANY ONLY):
CONDENSED STATEMENT OF FINANCIAL CONDITION

----------------------------------------------------------------------------------------------
                                                                           June 30,
ASSETS                                                              1998              1997
----------------------------------------------------------------------------------------------
Cash...........................................................    $ 39,448          $ 43,329
Other assets...................................................      13,601            22,689
Intangible asset...............................................       6,730             7,230
Equity in other subsidiaries...................................       2,668             4,037
Equity in CFC Preferred Trust (1)..............................       1,392             1,392
Equity in Commercial Federal Bank..............................     681,557           610,976
----------------------------------------------------------------------------------------------
Total Assets...................................................    $745,396          $689,653
----------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
----------------------------------------------------------------------------------------------
Liabilities:
    Other liabilities..........................................    $  4,965          $  4,424
    Other borrowings...........................................          --            15,395
    Unsecured promissory term note.............................       1,000            26,000
    Subordinated extendible notes..............................      50,000            50,000
    Junior subordinated deferrable interest debentures (1).....      46,392            46,392
----------------------------------------------------------------------------------------------
Total Liabilities..............................................     102,357           142,211
----------------------------------------------------------------------------------------------
Total Stockholders' Equity.....................................     643,039           547,442
----------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity.....................    $745,396          $689,653
----------------------------------------------------------------------------------------------

(1) Equity in CFC Preferred Trust represents the sole beneficial ownership interest in this trust consisting of 55,671 shares of common securities acquired by the Corporation on May 14, 1997. The junior subordinated deferrable interest debentures payable to the CFC Preferred Trust bear interest at 9.375% and are due May 15, 2027.

CONDENSED STATEMENT OF OPERATIONS


-------------------------------------------------------------------------------------------------------------
                                                                             Year Ended June 30,
                                                                      1998          1997          1996
-------------------------------------------------------------------------------------------------------------
Revenues:
   Dividend income from the Bank................................     $47,627       $42,993       $15,257
   Interest income..............................................       2,047         1,416         1,349
   Other income.................................................       1,439         1,475         1,061
Expenses:
   Interest expense.............................................      (9,329)       (8,586)       (6,202)
   Operating expenses...........................................      (8,912)       (7,204)       (3,915)
-------------------------------------------------------------------------------------------------------------
Income before income taxes, extraordinary items
   and equity in undistributed earnings of subsidiaries.........      32,872        30,094         7,550
Income tax benefit..............................................      (4,105)       (4,207)       (2,360)
-------------------------------------------------------------------------------------------------------------
Income before extraordinary items
   and equity in undistributed earnings of subsidiaries.........      36,977        34,301         9,910
Extraordinary items - loss on early retirement
   of debt, net of tax benefit of $316..........................          --          (583)           --
-------------------------------------------------------------------------------------------------------------
Income before equity in undistributed earnings of subsidiaries..      36,977        33,718         9,910
Equity in undistributed earnings of subsidiaries................      30,356        21,166        56,285
-------------------------------------------------------------------------------------------------------------
Net income......................................................     $67,333       $54,884       $66,195
-------------------------------------------------------------------------------------------------------------

CONDENSED STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------------------------------
                                                                        Year Ended June 30,
                                                                    1998         1997         1996
--------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income .................................................    $ 67,333     $ 54,884     $ 66,195
Adjustments to reconcile net income to net cash provided
   by operating activities:
     Extraordinary items, net of tax benefit ...............          --          583           --
     Equity in undistributed earnings of subsidiaries ......     (30,356)     (21,166)     (56,285)
     Other items, net ......................................       1,597       (2,618)       2,856
                                                                --------     --------     --------
       Total adjustments ...................................     (28,759)     (23,201)     (53,429)
                                                                --------     --------     --------
         Net cash provided by operating activities .........      38,574       31,683       12,766
--------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of stock of and cash distributions into the Bank ..        (426)     (17,157)          --
Purchase of common securities of CFC Preferred Trust .......          --       (1,392)          --
Other items, net ...........................................       1,849       (1,606)       1,008
                                                                --------     --------     --------
         Net cash used by investing activities .............       1,423      (20,155)       1,008
--------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of subordinated extendible notes, net          --       48,500           --
Proceeds from issuance of notes payable ....................          --       55,000          600
Payment of senior and subordinated notes ...................          --      (47,150)          --
Payment of notes payable ...................................     (40,395)     (24,293)      (5,809)
Proceeds from issuance of junior
   subordinated deferrable interest debentures .............          --       46,392           --
Payments for debt issue costs ..............................          --       (2,218)          --
Repurchase of common stock .................................          --      (53,311)      (4,370)
Issuance of common stock ...................................       4,694        2,387        2,291
Payment of cash dividends on common stock ..................      (7,973)      (7,233)      (5,614)
Other items, net ...........................................          --         (368)         199
                                                                --------     --------     --------
         Net cash provided (used) by financing activities ..     (43,674)      17,706      (12,703)
--------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS:
Increase (decrease) in net cash position ...................      (3,677)      29,234        1,071
Balance, beginning of year .................................      43,329       13,529       12,458
Adjustments to convert acqusitions to fiscal year end ......        (204)         566           --
                                                                --------     --------     --------
Balance, end of year .......................................    $ 39,448     $ 43,329     $ 13,529
--------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for -
   Interest expense ........................................    $  9,651     $  7,129     $  5,790
   Income taxes, net .......................................      39,448       22,636       73,461
Non-cash investing and financing activities -
   Common stock issued in connection with the
     acquisitions of businesses ............................      32,267       19,420       25,826
   Common stock received in connection with
     stock options exercised, net ..........................      (3,728)          --           --
--------------------------------------------------------------------------------------------------------

NOTE 23. SEGMENT INFORMATION:

     The Corporation and its subsidiaries operate primarily in the thrift and community banking and mortgage banking industries. Thrift and community banking operations (financial institution) involve a variety of traditional banking and financial services. Mortgage banking operations (mortgage banking) involve the origination and purchase of mortgage loans, sale of mortgage loans in the secondary mortgage market, servicing of mortgage loans and the purchase and origination of rights to service mortgage loans.

Segment information at and for the fiscal years ended June 30 is summarized as follows:

----------------------------------------------------------------------------------------------------------------
                                                                          1998          1997          1996
----------------------------------------------------------------------------------------------------------------
Interest income:
   Financial institution ..........................................    $ 635,193     $ 598,890     $ 566,215
   Mortgage banking ...............................................       12,425         8,714         9,518
                                                                       ---------     ---------     ---------
     Total ........................................................      647,618       607,604       575,733
                                                                       ---------     ---------     ---------
Intersegment interest income:
   Financial institution ..........................................      (15,424)       (9,814)       (7,392)
   Mortgage banking ...............................................       11,404         9,688        10,201
                                                                       ---------     ---------     ---------
                                                                          (4,020)         (126)        2,809
   Intersegment elimination .......................................        4,020           126        (2,809)
                                                                       ---------     ---------     ---------
     Total ........................................................           --            --            --
                                                                       ---------     ---------     ---------
Total interest income:
   Financial institution ..........................................      619,769       589,076       558,823
   Mortgage banking ...............................................       23,829        18,402        19,719
   Intersegment elimination .......................................        4,020           126        (2,809)
                                                                       ---------     ---------     ---------
     Total ........................................................    $ 647,618     $ 607,604     $ 575,733
----------------------------------------------------------------------------------------------------------------
Other income:
   Financial institution - loan servicing fees.....................    $   6,408     $   8,206     $   6,067
   Financial institution - other income ...........................       50,516        37,979        29,188
   Mortgage banking - loan servicing fees .........................       32,258        33,160        30,828
   Mortgage banking - other income (loss) .........................         (917)        1,788         2,685
                                                                       ---------     ---------     ---------
     Total ........................................................       88,265        81,133        68,768
                                                                       ---------     ---------     ---------
Intersegment other income:
   Financial institution - loan servicing fees.....................           --            --            --
   Financial institution - other income ...........................           --            --            --
   Mortgage banking - loan servicing fees .........................       16,776        15,971        14,516
   Mortgage banking - other income ................................           --            --            --
                                                                       ---------     ---------     ---------
                                                                          16,776        15,971        14,516
   Intersegment elimination .......................................      (16,776)      (15,971)      (14,516)
                                                                       ---------     ---------     ---------
     Total ........................................................           --            --            --
                                                                       ---------     ---------     ---------
Total other income:
   Financial institution - loan servicing fees.....................        6,128         8,206         6,067
   Financial institution - other income ...........................       50,796        37,979        29,188
   Mortgage banking - loan servicing fees .........................       49,034        49,131        45,344
   Mortgage banking - other income (loss) .........................         (917)        1,788         2,685
   Intersegment elimination .......................................      (16,776)      (15,971)      (14,516)
                                                                       ---------     ---------     ---------
     Total ........................................................    $  88,265     $  81,133     $  68,768
----------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
                                                                                      1998            1997            1996
---------------------------------------------------------------------------------------------------------------------------
Operating profit (1):
   Financial institution ..................................................    $    87,241     $    70,371     $    82,452
   Mortgage banking .......................................................         31,992          30,955          26,601
                                                                               -----------     -----------     -----------
                                                                                   119,233         101,326         109,053
Less:
   General corporate expenses .............................................          2,218           6,746           3,590
   Corporate interest expense .............................................          8,940           9,044           6,527
                                                                               -----------     -----------     -----------
     Total ................................................................    $   108,075     $    85,536     $    98,936
---------------------------------------------------------------------------------------------------------------------------
(1) Operating profit is income before income taxes and extraordinary items
---------------------------------------------------------------------------------------------------------------------------
Identifiable assets:
   Financial institution ..................................................    $ 8,825,216     $ 8,462,701     $ 7,784,630
   Mortgage banking .......................................................        457,047         228,947         218,170
   Eliminations ...........................................................       (429,623)       (165,140)       (155,110)
                                                                               -----------     -----------     -----------
     Total ................................................................    $ 8,852,640     $ 8,526,508     $ 7,847,690
---------------------------------------------------------------------------------------------------------------------------
Additions to premises and equipment:
   Financial institution ..................................................    $    15,019     $    19,106     $     9,520
   Mortgage banking .......................................................            244             520           1,993
                                                                               -----------     -----------     -----------
     Total ................................................................    $    15,263     $    19,626     $    11,513
---------------------------------------------------------------------------------------------------------------------------
Depreciation and amortization:
   Financial institution ..................................................    $     9,727     $     8,480     $     7,377
   Mortgage banking .......................................................          1,491           1,606           1,538
                                                                               -----------     -----------     -----------
     Total ................................................................    $    11,218     $    10,086     $     8,915
---------------------------------------------------------------------------------------------------------------------------

     The mortgage banking operation originates and sells loans to the Bank. These sales are primarily at par such that the mortgage banking operation records losses equal to the expenses it incurs net of fees collected. Such losses approximating $3,036,000, $1,659,000 and $986,000 were incurred during fiscal years 1998, 1997 and 1996, respectively. All of these losses are deferred by the Bank and amortized over the estimated life of the loans the Bank purchased.

NOTE 24. MERGER EXPENSES AND OTHER NONRECURRING CHARGES:

     During fiscal year 1998, the Corporation incurred merger expenses and other nonrecurring charges totaling $29,729,000 due to the Liberty, Mid Continent and Perpetual acquisitions and the accelerated amortization of certain computer systems and software necessitated by Year 2000 compliance and the related planned systems conversions. The Corporation finalized its plans for systems conversions and Year 2000 compliance in fiscal year 1998 resulting in a reduction in the estimated useful lives of such computer systems and software. During fiscal year 1996, the Corporation incurred merger expenses totaling $3,565,000 associated with the Railroad acquisition.

     These merger expenses incurred in fiscal years 1998 and 1996 are detailed below with other nonrecurring charges not classified in the merger expenses category of general and administrative expenses included in other such expense categories as noted in the following schedule.

-----------------------------------------------------------------------------------------------------------------------------
                                                                                              Year Ended June 30,
                                                                                       1998           1997           1996
-----------------------------------------------------------------------------------------------------------------------------
Merger expenses:
   Transaction costs related to the combinations ..............................     $ 8,992        $    --        $ 2,325
   Employee severance and other termination costs .............................       6,555             --            989
   Costs to combine operations ................................................       2,487             --            251
-----------------------------------------------------------------------------------------------------------------------------
                                                                                     18,034             --          3,565
-----------------------------------------------------------------------------------------------------------------------------
Other nonrecurring charges:
   Additional loan loss reserves - (provision for loan and lease losses).......       3,931             --             --
   Reserves on leasing operations - (other operating income) ..................         597             --             --
   Accelerated amortization of computer systems and
     software - (data processing) .............................................       4,314             --             --
   Conforming accounting practices of
     combining companies - (compensation and benefits) ........................         489             --             --
   Conforming accounting practices of combining companies -
     (other operating expenses) ...............................................       2,364             --             --
-----------------------------------------------------------------------------------------------------------------------------
                                                                                     11,695             --             --
-----------------------------------------------------------------------------------------------------------------------------
Total merger expenses and other nonrecurring charges ..........................     $29,729        $    --        $ 3,565
-----------------------------------------------------------------------------------------------------------------------------

NOTE 25. FEDERAL DEPOSIT INSURANCE SPECIAL ASSESSMENT:

     The Deposit Insurance Funds Act of 1996 authorized the recapitalization of the Savings Associations Insurance Fund (SAIF) by imposing a one time special assessment on institutions with SAIF assessable deposits. Such assessment was at the rate of .657% and was imposed in order to increase the reserve levels of the SAIF to 1.25% of insured deposits. On September 30, 1996, the Corporation recorded an after-tax charge of $18,585,000 ($29,039,000 pre-tax) as a result of such special assessment. In addition, fiscal year 1996 reflects an after-tax charge of $706,000 ($1,053,000 pre-tax), as a result of the Mid Continent acquisition, with its fiscal year ending September 30, 1996 combined with the operations of the Corporation. The Corporation's annual deposit insurance rate in effect prior to this recapitalization was .23% of insured deposits, declining to .18% of insured deposits for the three months ended December 31, 1996, and reduced to .064% of insured deposits effective January 1, 1997.

NOTE 26. EXTRAORDINARY ITEMS - LOSS ON EARLY RETIREMENT OF DEBT:

     In fiscal year 1997, the Corporation recognized extraordinary losses of $583,000 (net of income tax benefits totaling $316,000), or $.01 loss per share, primarily as a result of the early retirement of its 10.25% subordinated debt totaling $40,250,000 originally due December 15, 1999, and its 10.0% senior notes totaling $6,900,000 originally due January 31, 1999. The extraordinary losses consisted primarily of the write-off of the related premiums and costs associated with the issuance and redemption of such debt that was retired on December 27, 1996, with the proceeds from the $50,000,000 subordinated extendible notes offering completed December 2, 1996.


NOTE 27. QUARTERLY FINANCIAL DATA (UNAUDITED):

     The following summarizes the unaudited quarterly results of operations for the last three fiscal years ended June 30:

--------------------------------------------------------------------------------------------------------------------
                                                                                   Quarter Ended
                                                               June 30       March 31    December 31   September 30
--------------------------------------------------------------------------------------------------------------------
FISCAL 1998:
Total interest income ....................................    $ 162,779     $ 162,041     $ 162,201     $ 160,597
Net interest income ......................................       59,785        58,769        56,280        55,596
Provision for loan and lease losses ......................       (3,705)       (2,680)       (5,932)       (3,008)
Gain on sales of securities, loans
   and loan servicing rights .............................        2,573           779         1,400           878
Net income ...............................................       18,175         8,822        19,561        20,775

Earnings per common share:
   Basic .................................................          .43           .21           .48           .52
   Diluted ...............................................          .43           .21           .47           .51
Dividends declared per share .............................         .055          .055          .055          .047
--------------------------------------------------------------------------------------------------------------------
FISCAL 1997:
Total interest income ....................................    $ 156,437     $ 151,272     $ 152,929     $ 146,966
Net interest income ......................................       54,541        53,717        52,856        49,715
Provision for loan and lease losses ......................       (3,218)       (3,399)       (3,463)       (2,204)
Gain on sales of securities and loans ....................          584           765           568           517
Net income (loss) ........................................       20,410        20,040        16,257        (1,823)

Earnings (loss) per common share:
   Basic -
     Income (loss) before extraordinary items.............          .51           .50           .42          (.04)
     Extraordinary items, net of tax benefit                         --            --          (.01)           --
     Net income (loss) ...................................          .51           .50           .41          (.04)
   Diluted -
     Income (loss) before extraordinary items.............          .50           .49           .41          (.04)
     Extraordinary items, net of tax benefit                         --            --          (.01)           --
     Net income (loss) ...................................          .50           .49           .40          (.04)
Dividends declared per share .............................         .047          .047          .047          .045
--------------------------------------------------------------------------------------------------------------------
FISCAL 1996:
Total interest income ....................................    $ 145,857     $ 144,724     $ 142,938     $ 142,214
Net interest income ......................................       52,757        51,424        46,799        46,173
Provision for loan and lease losses ......................       (1,957)       (1,609)       (1,749)       (1,896)
Gain on sales of securities, loans
   and loan servicing rights .............................          624           332           825           699
Net income ...............................................       18,342        20,050        14,431        13,372

Earnings per common share:
   Basic .................................................          .44           .48           .36           .33
   Diluted ...............................................          .44           .48           .35           .33
Dividends declared per share .............................         .045          .045          .090            --
--------------------------------------------------------------------------------------------------------------------

NOTE 28. FAIR VALUE OF FINANCIAL INSTRUMENTS:

     Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" (SFAS No. 107), requires that the Corporation disclose estimated fair value amounts of its financial instruments. It is management's belief that the fair values presented below are reasonable based on the valuation techniques and data available to the Corporation as of June 30, 1998 and 1997, as more fully described in the following table. It should be noted that the operations of the Corporation are managed from a going concern basis and not a liquidation basis. As a result, the ultimate value realized for the financial instruments presented could be substantially different when actually recognized over time through the normal course of operations. Additionally, a substantial portion of the Corporation's inherent value is the Bank's capitalization and franchise value. Neither of these components have been given consideration in the following presentation of fair values.

     The following presents the carrying value and fair value of the specified assets and liabilities held by the Corporation at June 30, 1998 and 1997. This information is presented solely for compliance with SFAS No. 107 and is subject to change over time based on a variety of factors.

------------------------------------------------------------------------------------------------------------
                                                          1998                                1997
                                                 -------------------------         -------------------------
                                                  Carrying            Fair         Carrying          Fair
                                                   Value             Value           Value          Value
------------------------------------------------------------------------------------------------------------
SELECTED ASSETS
------------------------------------------------------------------------------------------------------------
Cash (including short-term investments) ......    $   131,336    $   131,336     $   128,171    $   128,171
Investment securities ........................        595,387        596,265         549,499        547,298
Mortgage-backed securities ...................        914,286        916,738       1,107,651      1,107,583
Loans and leases receivable, net .............      6,702,378      6,785,825       6,298,957      6,340,235
Federal Home Loan Bank stock .................        119,431        119,431          85,850         85,850
------------------------------------------------------------------------------------------------------------
SELECTED LIABILITIES
------------------------------------------------------------------------------------------------------------
Deposits
   Passbook accounts .........................        890,181        890,181         883,599        883,599
   NOW checking accounts .....................        802,084        802,084         569,491        569,491
   Market rate savings account ...............        314,449        314,449         242,486        242,486
   Certificates of deposit ...................      3,356,426      3,348,486       3,757,996      3,748,083
                                                  -----------    -----------     -----------    -----------
     Total deposits ..........................      5,363,140      5,355,200       5,453,572      5,443,659

Advances from Federal Home Loan Bank .........      2,271,772      2,272,161       1,597,326      1,597,910
Securities sold under agreements to repurchase        334,294        334,460         639,294        641,590
Other borrowings .............................        106,577        109,238         156,305        156,852
------------------------------------------------------------------------------------------------------------
OFF-BALANCE SHEET INSTRUMENTS
------------------------------------------------------------------------------------------------------------
Derivative financial instruments .............            204         (3,133)            254         (1,023)
Commitments ..................................             --             --              --             --
------------------------------------------------------------------------------------------------------------

     The following sets forth the methods and assumptions used in determining the fair value estimates for the Corporation's financial instruments at June 30, 1998 and 1997.

CASH AND SHORT-TERM INVESTMENTS:

     The book value of cash and short-term investments is assumed to approximate the fair value of such assets.

INVESTMENT SECURITIES:

     Quoted market prices or dealer quotes were used to determine the fair value of investment securities.

MORTGAGE-BACKED SECURITIES:

     For mortgage-backed securities available for sale and held to maturity the Corporation utilized quotes for similar or identical securities in an actively traded market, where such a market exists, or obtained quotes from independent security brokers to determine the fair value of such assets.

LOANS AND LEASES RECEIVABLE, NET:

     The fair value of loans and leases receivable was estimated by discounting the future cash flows using the current market rates at which similar loans and leases would be made to borrowers with similar credit ratings and for similar remaining maturities. When using the discounting method to determine fair value, loans and leases were gathered by homogeneous groups with similar terms and conditions and discounted at derived current market rates or rates at which similar loans and leases would be made to borrowers as of June 30, 1998 and 1997, respectively. The fair value of loans held for sale is determined by outstanding commitments from investors or current investor yield requirements calculated on an aggregate loan basis. In addition, when computing the estimated fair value for all loans and leases, allowances for loan and lease losses have been subtracted from the calculated fair value for consideration of credit issues.

FEDERAL HOME LOAN BANK STOCK:

     The fair value of such stock approximates book value since the Corporation is able to redeem this stock with the Federal Home Loan Bank at par value.

DEPOSITS:

     The fair value of savings deposits were determined as follows: (i) for passbook accounts, NOW checking accounts and market rate savings accounts fair value is determined to approximate the carrying value (the amount payable on demand) since such deposits are primarily withdrawable immediately; (ii) for certificates of deposit, the fair value has been estimated by discounting expected future cash flows by derived current market rates as of June 30, 1998 and 1997, offered on certificates of deposit with similar maturities. In accordance with provisions of SFAS No. 107, no value has been assigned to the Corporation's long-term relationships with its deposit customers (core value of deposits intangible) since such intangible is not a financial instrument as defined under SFAS No. 107.

ADVANCES FROM FEDERAL HOME LOAN BANK:

     The fair value of such advances was estimated by discounting the expected future cash flows using current interest rates as of June 30, 1998 and 1997, for advances with similar terms and remaining maturities.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE:

     The fair value of securities sold under agreements to repurchase was estimated by discounting the expected future cash flows using derived interest rates approximating market as of June 30, 1998 and 1997, over the contractual maturity of such borrowings.

OTHER BORROWINGS:

     Included in other borrowings at June 30, 1998 and 1997, are subordinated extendible notes and guaranteed preferred beneficial interests in the Corporation's junior subordinated debentures with carrying values of $50,000,000 and $45,000,000, respectively, with the fair value of such borrowings based on dealer quoted market prices. The fair value of other borrowings, excluding the aforementioned borrowings, was estimated by discounting the expected future cash flows using derived interest rates approximating market as of June 30, 1998 and 1997, over the contractual maturity of such other borrowings.

DERIVATIVE FINANCIAL INSTRUMENTS:

     The fair value of the interest rate swap and floor agreements, obtained from market quotes from independent security brokers, is the estimated amount that would be paid to terminate the swap agreements and the estimated amount that would be received to terminate the floor agreements.

COMMITMENTS:

     The commitments to originate and purchase loans have terms that are consistent with current market terms. Since primarily all outstanding commitments are short-term or adjustable rate, the fair value of the commitments is not material for disclosure.

LIMITATIONS:

     It must be noted that fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. Additionally, fair value estimates are based on existing on-and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business, customer relationships and the value of assets and liabilities that are not considered financial instruments. These estimates do not reflect any premium or discount that could result from offering the Corporation's entire holdings of a particular financial instrument for sale at one time. Furthermore, since no market exists for certain of the Corporation's financial instruments, fair value estimates may be based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with a high level of precision. Changes in assumptions as well as tax considerations could significantly affect the estimates. Accordingly, based on the limitations described above, the aggregate fair value estimates as of June 30, 1998 and 1997, are not intended to represent the underlying value of the Corporation, on either a going concern or a liquidation basis.

NOTE 29. CURRENT ACCOUNTING PRONOUNCEMENTS:

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

     This statement is effective for fiscal years beginning after December 15, 1997, or July 1, 1998, for the Corporation, with earlier application permitted. Companies are also required to report comparative totals for comprehensive income in interim reports. Management of the Corporation will adopt the provisions of this statement, which are only of a disclosure nature, effective July 1, 1998.

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

     The provisions of SFAS No. 131 are effective for fiscal years beginning after December 15, 1997, or July 1, 1998, for the Corporation, with earlier application permitted. SFAS No. 131 does not need to be applied to interim statements in the initial year of application but such comparative information will be required in interim statements for the second year. Comparative information for earlier years must be restated in the initial year of application. Management of the Corporation will adopt the provisions of this statement, which are only of a disclosure nature, effective July 1, 1998.

EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS:

     In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132 entitled "Employers' Disclosures About Pensions and Other Postretirement Benefits" (SFAS No. 132). This statement amends Statement Nos. 87 and 88 relating to pension disclosures and SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions." Such amendment revises and standardizes, to the extent possible, pension and other benefit plan disclosures, but does not change the measurement or recognition rules for pensions or other postretirement benefit plans. SFAS No. 132 amends the SFAS No. 106 disclosure requirements to disclose the effects of a one-percentage-point decrease in the assumed health care cost trend rate as well as the required effects of a one-percentage-point increase in the same.

     The provisions of SFAS No. 132 are effective for fiscal years beginning after December 15, 1997, or July 1, 1998, for the Corporation, with earlier application encouraged. Restatement of disclosures for earlier periods provided for comparable purposes is required unless the information is not readily available, in which case the notes to financial statements should include all available information and a description of the information not available. Management of the Corporation will adopt the provisions of this statement, which are only of a disclosure nature, effective July 1, 1998.

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES:

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 entitled "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). This statement requires the recognition of all derivative financial instruments as either assets or liabilities in the statement of financial position and measurement of those instruments at fair value. The accounting for gains and losses associated with changes in the fair value of a derivative and the effect on the consolidated financial statements will depend on its hedge designation and whether the hedge is highly effective in achieving offsetting changes in the fair value or cash flows of the asset or liability hedged. Under the provisions of SFAS No. 133, the method that will be used for assessing the effectiveness of a hedging derivative, as well as the measurement approach for determining the ineffective aspects of the hedge, must be established at the inception of the hedge. The methods must be consistent with the entity's approach to managing risk.

     SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999, with initial application as of the beginning of an entity's fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of this statement. Earlier application is encouraged, but is permitted only as of the beginning of any fiscal quarter beginning after June 15, 1999. Retroactive application to financial statements of prior periods is prohibited. Management of the Corporation has not determined the quarter in which to adopt the provisions of this statement and does not believe that such adoption will have a material effect on the Corporation's financial position, liquidity or results of operations.


NOTE 30: SUBSEQUENT EVENTS - ACQUISITIONS CONSUMMATED:

AMERUS BANK:

     On July 31, 1998, the Corporation consummated its acquisition of AmerUs Bank (AmerUs), a wholly-owned subsidiary of AmerUs Group Co. Under the terms of the Stock Purchase Agreement, the Corporation acquired through a taxable acquisition all of the outstanding shares of the common stock of AmerUs for total consideration of $178,269,000. Such consideration consisted of (i) certain assets retained by AmerUs Group Co. in lieu of cash (primarily FHA Title One single-family residential mortgage loans and a receivable for income tax benefits) totaling approximately $85,027,000, (ii) cash (as adjusted per the agreement) totaling $53,242,000, and (iii) a one-year promissory note for $40,000,000 bearing interest, adjusted monthly, at 150 basis points over the one-year Treasury bill rate.

     AmerUs was a federally chartered savings bank headquartered in Des Moines, Iowa and operated 47 branches in Iowa (26), Missouri (8), Nebraska (6), Kansas
(4), Minnesota (2) and South Dakota (1). At July 31, 1998, before purchase accounting adjustments, AmerUs had total assets of approximately $1.3 billion, deposits of approximately $949,700,000 and stockholder's equity of approximately $84,800,000. This acquisition will be accounted for as a purchase with core value of deposits to be amortized on an accelerated basis over a period not to exceed 10 years, goodwill to be amortized over 20 years on a straight-line basis and a covenant not to compete over three years on a straight-line basis.

FIRST COLORADO BANCORP, INC.:

     On August 14, 1998, the Corporation consummated its acquisition of First Colorado Bancorp, Inc. (First Colorado). Under the terms of the agreement, the Corporation acquired in a tax-free reorganization all 18,564,766 outstanding shares of First Colorado's common stock in exchange for 18,278,789 shares of its common stock. Based on the Corporation's closing stock price of $26.375 at August 14, 1998, the total consideration for this acquisition, including cash paid for fractional shares, approximated $482,154,000.

     An additional requirement of the transaction with First Colorado was the issuance of 1,400,000 shares of First Colorado common stock immediately prior to the consummation of the merger. Such requirement was necessary to cure the taint on the treasury stock of First Colorado so this transaction could be accounted for as a pooling of interests. These shares offered directly by First Colorado resulted in gross cash proceeds (prior to any transaction costs) of $33,425,000 less the placement agent's commission of $919,000, or net proceeds to First Colorado totaling $32,506,000.

     First Colorado, headquartered in Lakewood, Colorado, was a unitary savings and loan holding company and the parent company of First Federal Bank of Colorado, a federally chartered stock savings bank that operated 27 branches located in Colorado, with 23 branches located in the Denver metropolitan area and four in Colorado's western slope region. At July 31, 1998, on a pro forma basis, First Colorado had assets of approximately $1.6 billion, deposits of approximately $1.2 billion and stockholders' equity of approximately $254.7 million. Total assets and stockholders' equity include the net proceeds of $32,506,000 from the aforementioned private placement of 1,400,000 shares on August 14, 1998. The acquisition will be accounted for as a pooling of interests.

     The following table summarizes results on a pro forma basis for the years ended June 30, 1998, 1997 and 1996, as if this acquisition, accounted for as a pooling of interests, had occurred at the beginning of the respective fiscal years:

-------------------------------------------------------------------------------------
                                                               First
                                              Corporation     Colorado      Combined
-------------------------------------------------------------------------------------
FISCAL YEAR 1998:
   Total interest income and other income ..    $ 735,883     $ 119,139    $ 855,022
   Total interest expense ..................      417,188        60,201      477,389
   Net income ..............................       67,333        20,080       87,413
   Earnings per diluted common share .......         1.62          1.23         1.48
-------------------------------------------------------------------------------------
FISCAL YEAR 1997:
   Total interest income and other income ..    $ 688,737     $ 110,126    $ 798,863
   Total interest expense ..................      396,775        57,194      453,969
   Extraordinary items, net of tax benefit .         (583)           --         (583)
   Net income ..............................       54,884        13,372       68,256
   Earnings per diluted common share -
     Income before extraordinary items .....         1.35           .73         1.14
     Extraordinary items, net of tax benefit         (.01)           --         (.01)
     Net income ............................         1.34           .73         1.13
-------------------------------------------------------------------------------------
Fiscal year 1996:
   Total interest income and other income ..    $ 644,501     $ 099,469    $ 743,970
   Total interest expense ..................      378,580        58,863      437,443
   Net income ..............................       66,195        12,638       78,833
   Earnings per diluted common share .......         1.59           .63         1.26
-------------------------------------------------------------------------------------

     Net income and diluted earnings per share presented on a pro forma basis above do not include any expected cost savings and benefits of related synergies, or any nonrecurring merger transaction assets, as a result of the merger of First Colorado.

NOTE 31: SUBSEQUENT EVENT - PENDING ACQUISITION:

     On August 14, 1998, the Corporation entered into a reorganization and merger agreement with Midland First Financial Corporation (Midland), parent company of Midland Bank. Under the terms of the agreement, the Corporation will acquire in a taxable acquisition all of the outstanding shares of Midland's common stock. The total purchase consideration of this pending acquisition is $83,000,000, including cash to pay off existing Midland debt totaling $5,550,000, the retirement of preferred stock of both Midland and Midland Bank totaling $11,562,000 and $810,000 for advisor fees. If under certain conditions this transaction is terminated by Midland a breakup fee of $2,500,000 would be payable to the Corporation by Midland.

     Midland Bank is a privately-held commercial bank headquartered in Lee's Summit, Missouri that operates eight branches in the greater Kansas City area. At June 30, 1998, Midland had total assets of approximately $397,000,000, deposits of approximately $352,000,000 and stockholders' equity of approximately $25,700,000. This pending acquisition, approved by Midland's shareholders, is subject to receipt of regulatory approvals and other conditions, and is expected to close during the quarter ending March 31, 1999. This acquisition will be accounted for as a purchase with core value of deposits resulting from this transaction to be amortized on an accelerated basis over a period not to exceed 10 years, goodwill to be amortized on a straight-line basis over a period not to exceed 20 years and a noncompetition agreement to be amortized over two years on a straight-line basis.

COMMERCIAL FEDERAL CORPORATION BOARD OF DIRECTORS
-------------------------------------------------

WILLIAM A. FITZGERALD
Chairman of the Board and
Chief Executive Officer
Commercial Federal Corporation

TALTON K. ANDERSON
President
Baxter Chrysler Plymouth Inc.

MICHAEL P. GLINSKY
Retired Executive Vice President and CFO
US WEST, Inc.

W. A. KRAUSE
Chairman and CEO
Krause Gentle Corporation

ROBERT F. KROHN
Chairman and CEO PSI Group, Inc.

CARL G. MAMMEL
Chairman
Mammel & Associates

ROBERT S. MILLIGAN
President
MI Industries

JAMES P. O'DONNELL
Executive Vice President, CFO and Corporate Secretary
ConAgra, Inc.

ROBERT D. TAYLOR
President
Taylor Financial, and
Executive Vice President and Interim CEO
Executive Aircraft Corporation

ALDO J. TESI
Group President
First Data Resources Card Enterprise Group


COMMERCIAL FEDERAL BANK DIRECTORS
---------------------------------

SHARON G. MARVIN
Real Estate Associate
NP Dodge Company

MICHAEL T. O'NEIL, M.D.
Orthopedic Surgeon
Private Practice


EXECUTIVE OFFICERS OF THE BANK
------------------------------

WILLIAM A. FITZGERALD
Chairman of the Board and
Chief Executive Officer

JAMES A. LAPHEN
President and
Chief Operating Officer

GARY L. MATTER
Executive Vice President,
Controller and Secretary

JOY J. NARZISI
Executive Vice President and Treasurer
Lending/Asset Management

ROGER L. LEWIS
Executive Vice President
Marketing

RUSSELL G. OLSON
Executive Vice President
Commercial Banking

JON W. STEPHENSON
Executive Vice President
Retail Banking

GARY D. WHITE
Executive Vice President
Corporate Services

SENIOR OFFICERS
---------------

MARGARET E. ASH
Senior Vice President
Customer Service

R. HAL BAILEY
Senior Vice President
Construction Lending

GARY L. BAUGH
Senior Vice President
State Director - Kansas

THOMAS N. PERKINS
Senior Vice President
Acquisitions and Expansion

TERRY A. TAGGART
Senior Vice President
State Director - Colorado

FIRST VICE PRESIDENTS
---------------------

RONALD A. AALSETH
First Vice President
Insurance and Brokerage Services

PAMELA J. ACUFF
First Vice President
Human Resources

MELISSA M. BEUMLER
First Vice President
Marketing

RICK A. CAMPBELL
First Vice President
Loan Servicing

RONALD P. CHEFFER
First Vice President
Corporate Credit

MONTE M. DEERE
First Vice President
State Director - Oklahoma

LARRY R. GODDARD
First Vice President
Investor Relations

JOHN J. GRIFFITH
First Vice President
Specialized Lending

ROBERT E. GRUWELL
First Vice President
Treasury

MICHAEL J. HOFFMAN
First Vice President
State President - Nebraska

THOMAS J. HROMATKA
First Vice President
State President - Iowa

LAUREN W. KINGRY
First Vice President
State President - Arizona

KEVIN C. PARKS
First Vice President
Internal Audit/Legal Oversight

DOUGLAS D. PULLIN
First Vice President
Consumer Lending

HAROLD G. SIEMENS
First Vice President
Correspondent Lending

MICHAEL J. WALTS
First Vice President
State Director - Western Kansas

DENNIS R. ZIMMERMAN
First Vice President
Information Systems

Investor Information
--------------------
     CORPORATE HEADQUARTERS                                      SHAREHOLDER SERVICES AND
     Commercial Federal Corporation                              INVESTOR RELATIONS
     Commerical Federal Tower                                    Shareholders desiring to change the address or
     2120 S. 72nd Street                                         ownership of stock, report lost certificates or to
     Omaha, NE 68124                                             consolidate accounts should contact:

     GENERAL COUNSEL                                             Transfer Agent
     Fitzgerald, Schorr, Barmettler, Brennan                     Harris Trust & Savings Bank
     1100 Woodmen Tower                                          Shareholder Services Division
     Omaha, NE 68102                                             311 West Monroe
                                                                 P.O. Box A3504
     CORPORATE COUNSEL                                           Chicago, IL 60690
     Housley Kantarian & Bronstein, P.C.                         (312) 360-5100
     1220 19th Street, N.W.
     Suite 700                                                   Analysts, investors and others seeking a copy of
     Washington, D.C. 20036                                      the Form 10-K without charge or other financial
                                                                 information should contact:
     Wachtell, Lipton, Rosen & Katz
     51 West 52nd Street                                         Investor Relations Department
     New York, NY 10019                                          Commercial Federal Corporation
                                                                 2120 S. 72nd Street
     INDEPENDENT AUDITORS                                        Omaha, NE 68124
     Deloitte & Touche LLP                                       Telephone (402) 390-6553
     200 First National Center
     Omaha, NE 68102


Annual Meeting Of Shareholders
------------------------------

       The annual meeting of shareholders will convene           Omaha, Nebraska, in the "Holiday C" Meeting Room.
     at 10:00 a.m. on Tuesday, November 17, 1998.                Further information with regard to this meeting can
     The meeting will be held at the Holiday Inn Central         be found in the proxy statement.
     Convention Centre, 3321 South 72nd Street,


Stock Listing
-------------

              Commercial Federal Corporation's                   stock symbol "CFB." The Wall Street Journal
     [LOGO]   common stock is traded on the New York             publishes daily trading information for the stock under
              Stock Exchange (NYSE) using the common             the abbreviation "Comrcl Fed" in the NYSE listings.


Visit Commercial Federal on the Internet
----------------------------------------

     www.comfedbank.com
     For press releases, financial information, and services available.