Form 10-K405, Exhibit 13
period 1999-06-30
COMMERCIAL FEDERAL CORP
filed 1999-09-28
CIK 744778

                                  Exhibit 13

                     Annual Report to Stockholders for the
                        Fiscal Year Ended June 30, 1999

--------------------------------------------------------------------------------
                        Commercial Federal Corporation
--------------------------------------------------------------------------------



                            [GRAPHIC APPEARS HERE]

   WE WERE READY FOR BUSINESS THEN.



                                 AND WE'RE READY FOR A


new century NOW.


--------------------------------------------------------------------------------
                                                                [GRAPHIC APPEARS
                                     1999                             HERE]
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     BUILDING ON A HERITAGE OF

 SUCCESSFUL GROWTH TO ENHANCE SHAREHOLDER VALUE,

                        CUSTOMER SERVICE AND
                                                EMPLOYEE SUCCESS.

--------------------------------------------------------------------------------


AS WE ENTER INTO THE NEW CENTURY, OUR PRIMARY OBJECTIVES WILL BE TO:

Build a powerful and profitable community banking franchise throughout the Midwest, rank in the upper quartile of our industry in financial performance and provide shareholders with the return they expect on their investment.

Provide customers with the means to bank when, where and how they choose.





Foster a work environment that promotes professional growth for all employees, recognizes and rewards excellent personal and team performance in achieving corporate goals and offers flexibility in meeting individual employee needs.



CONTENTS
--------------------------------------------------------------------------------
Financial Highlights ......................................................    1
Letter to Shareholders ....................................................    2
Financial Information .....................................................   13
Board, Executive Officers and Senior Management ...........................83-84
Investor Information (inside back cover)

                            Financial Highlights

Amounts in Thousands Except Per Share Data
FOR THE YEAR                                                                   1999              1998
-------------------------------------------------------------------------------------------------------
Interest income .................................................   $       839,354   $       757,688
Net interest income after provision for loan and lease losses ...           319,933           266,446
Other income ....................................................           101,535            97,521
General and administrative expenses (1) .........................           250,114           216,384
Amortization of intangible assets ...............................            15,702             7,814
Provision for income taxes ......................................            63,260            52,356
Net income ......................................................            92,392            87,413
Earnings per common share:
   Basic ........................................................              1.55              1.55
   Diluted ......................................................              1.54              1.52
Dividends declared per common share .............................               .25              .212
Return on average assets (2) ....................................               .77%              .85%
Return on average equity (2) ....................................              9.95%            10.96%
Average stockholders' equity to average total assets ............              7.79%             7.76%
General and administrative expenses divided by average assets (2)              2.10%             2.10%
-------------------------------------------------------------------------------------------------------

AT JUNE 30
-------------------------------------------------------------------------------------------------------
Total assets ....................................................   $    12,775,462   $    10,399,229
Investment and mortgage-backed securities .......................         2,229,116         1,765,153
Loans and leases receivable, net ................................         9,326,393         7,857,276
Deposits ........................................................         7,655,415         6,558,207
Other borrowings ................................................         3,986,138         2,824,150
Stockholders' equity ............................................           966,883           861,195
Book value per common share .....................................             16.22             14.67
Tangible book value per common share ............................             11.98             13.35
Stock market price ..............................................             23.19             31.63
Nonperforming assets to total assets ............................               .80%              .69%
Net yield on interest-earning assets ............................              2.95%             2.99%
-------------------------------------------------------------------------------------------------------

Regulatory capital ratios of the Bank:
   Tangible capital .............................................              6.97%             7.88%
   Core capital (Tier 1 capital) ................................              7.05%             7.99%
   Risk-based capital -
     Tier 1 capital .............................................             12.74%            14.58%
     Total capital ..............................................             13.70%            15.49%
-------------------------------------------------------------------------------------------------------

(1) Includes on a pre-tax basis $30.1 million and $25.2 million in merger-related and other nonrecurring charges for fiscal years 1999 and 1998, respectively.

(2) Return on average assets and return on average stockholders' equity for fiscal year 1999 are 1.00% and 12.86%, respectively, excluding the after-tax effect of merger-related and other nonrecurring charges totaling $27.1 million. Return on average assets and return on average stockholders' equity for fiscal year 1998 are 1.06% and 13.65%, respectively, excluding the after-tax effect of merger-related and other nonrecurring charges totaling $21.5 million. General and administrative expenses divided by average assets for fiscal year 1999 is 1.85% excluding the merger-related and other nonrecurring charges totaling $30.1 million on a pre-tax basis. General and administrative expenses divided by average assets for fiscal year 1998 is 1.86% excluding the merger-related and other nonrecurring charges totaling $25.2 million on a pre-tax basis.


Commercial Federal Corporation

 TO OUR
shareholders

                             [PHOTO APPEARS HERE]

                    William A. Fitzgerald, James A. Laphen

--------------------------------------------------------------------------------
THE PRIME OBJECTIVE AS WE BUILD COMMERCIAL FEDERAL'S FUTURE IS TO CONTINUE TO FOCUS ON LONG-TERM SUSTAINABLE GROWTH IN EARNINGS PER SHARE. WE INTEND TO ENHANCE THE VALUE OF OUR FRANCHISE THROUGH THE GROWTH OF OUR EXISTING RETAIL NETWORK, ADDING DE NOVO BRANCHES AND SELECTIVE ACQUISITIONS THAT ARE ACCRETIVE TO OUR EARNINGS. WE WILL CONTINUE TO UTILIZE FAST FORWARD, OUR SALES DEVELOPMENT PROCESS, TO PROFITABLY EXPAND EXISTING CUSTOMER RELATIONSHIPS WITHIN OUR CURRENT ACCOUNT BASE AND TO GROW OUR RELATIONSHIPS WITH NEW CUSTOMERS. ALSO, WE ARE CONTINUING TO BE PROACTIVE IN EVALUATING OUR ON-GOING OPERATIONS AS WE LOOK TO GAIN EFFICIENCIES THAT WILL ENHANCE SHAREHOLDER VALUE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                  GROWTH The Company has achieved considerable growth in all its activities: we have acquired more branches, increased the number of households served and added the necessary expertise to direct our transition to a Community Bank.
     During fiscal year 1999, we significantly expanded our customer franchise in Iowa, Colorado, Nebraska and Kansas, and began to serve customers in Missouri, Minnesota and South Dakota, with the completion of three acquisitions. The Company acquired AmerUs Bank, headquartered in Des Moines, Iowa, First Colorado Bancorp, Inc., parent company of First Federal Bank of Colorado, headquartered in Lakewood, Colorado, and Midland First Financial Corporation, parent company of Midland Bank, headquartered in Lee's Summit, Missouri. These acquisitions operated 82 branches, and had approximately $3.2 billion in assets and approximately $2.5 billion in deposits. As of June 30, 1999, the Company had 256 branches in nine states: Iowa (77), Colorado (44), Nebraska (42), Kansas
(41), Oklahoma (21), Missouri (19), Arizona (7), Minnesota (4) and South Dakota
(1). Each of these markets provides the Company with growth opportunities to help make our franchise stronger.
     We have now grown to 256 branches with $12.8 billion in assets. We now serve over 703,000 households. What's more, we have expanded our franchise in what is projected to be one of the strongest growth markets, with population and estimated average household income growth among the highest in the country.
     Fiscal year 1999 was a year of challenge and opportunity for Commercial Federal Corporation. The completion of the acquisitions from 1998 and the subsequent integration of those acquisitions, while converting to a totally new Y2K compliant data processing system, could not have been accomplished without the hard work and talent of our staff. We'd like to thank them for providing the best possible service to our customers each and every working day. Our new corporate vision, "Customer-Centered, Employee-Driven," underlines their commitment to the continued success of our business. As we start fiscal 2000, we have renewed our commitment to customer service and to enhancing your Company's franchise and shareholder value.
          EARNINGS Commercial Federal reported record operating earnings for the seventh consecutive year. Operating earnings reflect the Company's ability to generate income from its core banking business, without the effect of any one-time or nonrecurring items. Commercial Federal reported operating earnings of $119.5 million, or $1.99 per diluted share, for the fiscal year ended June 30, 1999. This represents a 10 percent increase
--------------------------------------------------------------------------------

                            [GRAPHIC APPEARS HERE]

                          [2 BAR GRAPHS APPEAR HERE]


--------------------------------------------------------------------------------
compared with 1998 fiscal year operating earnings of $108.9 million, or $1.89 per diluted share. The Company's return on average equity was 12.9 percent, while return on average assets was 1.00 percent for fiscal 1999.

     Reported net income for fiscal 1999 - which includes the effect of nonrecurring income and expenses - was $92.4 million, or $1.54 per diluted share. These results were affected primarily by merger-related and other nonrecurring charges, which totaled $30.0 million pretax ($27.1 million after-tax, or $.45 per diluted share) associated primarily with the Company's acquisition of First Colorado Bancorp, Inc. and the termination of the employee stock ownership plans (ESOP) acquired by the Company. The Company's fiscal year 1998 reported net income was $87.4 million, or $1.52 per diluted share. These results include merger-related and other nonrecurring charges which amounted to an after-tax charge of $21.5 million, or $.37 per diluted share.

     Fiscal year 1999 cash operating earnings were equivalent to $2.19 per diluted share compared to $1.98 per diluted share for fiscal 1998. Cash operating earnings represent operating earnings excluding the amortization expense of intangible assets, net of applicable income taxes.

     Core profitability is closely tied to net interest income - the difference between what is earned on interest-earning assets and what is paid on interest-earning liabilities - as well as income derived from non-interest sources such as retail fees and charges and loan servicing fees. In fiscal 1999, net interest income and net interest rate spreads continued to increase. Net interest income, after provision for losses, for fiscal 1999 was $319.9 million, up from $266.4 million for the prior year. The net yield on interest earning assets for fiscal 1999 was 2.99 percent, compared to 2.88 percent for fiscal 1998. The Company's strategic management of its cost of funds and the positive impact of acquisitions led to the improvements.

     Growth was also experienced in non-interest income during the fiscal year. Total non-interest income increased to $101.5 million in fiscal 1999, compared with $97.5 million the prior year. Our loan servicing portfolio increased to $13.5 billion, of which $7.4 billion were serviced for others.

                                               INCREASING CUSTOMER RELATIONSHIPS

Adding new customers while increasing the services used by existing customers are key elements in building the value of our banking franchise for our shareholders. Both objectives are met through external and internal marketing and sales/service efforts. Advertising campaigns are aimed at acquiring new customers through two lead products - checking
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
and consumer loans. Direct mail and other direct marketing techniques are geared to increasing customer relationships once that household has joined Commercial Federal.

     During fiscal 1999, excluding the impact of acquisitions, Commercial Federal added 84,400 new households throughout our franchise, up 71 percent from 49,400 added in fiscal 1998. Total households served within our branch market areas reached 604,700 through both acquisitions and new household growth by year-end, up 50 percent from the prior year. Total households served nationwide reached 703,000. We established 156,100 new service relationships within those households, a 58 percent increase over the prior year. We increased the number of households with checking accounts by 60 percent to 291,000, through both new account growth and our various acquisitions. This growth in checking households is significant because consumers normally consider the bank where they have their checking account to be their "primary" bank for additional services.

     Once customers establish an initial relationship, our objective is to deepen that relationship by providing them with multiple services. FAST FORWARD, our sales development process, has been in full force now for three years and has made a significant impact on household relationship growth. FAST FORWARD focuses on the fact that outstanding customer service comes from working proactively and cooperatively with customers to discover their financial needs and then matching our services with those needs. The relationship-building strategies derived from the FAST FORWARD process since its introduction at Commercial Federal has resulted in an average 31 percent increase in daily sales of "core" financial products by personal bankers and an average 69 percent increase in total daily sales activity.

     In addition, this proactive effort to uncover customer needs has led to increased teamwork and referral efforts among employees involved in our retail, commercial, mortgage and INVEST operations.

                    YEAR 2000 The Company is Year 2000 compliant. We have been working diligently to assure a smooth transition into the next century. We have completed testing of our mission-critical computer systems and contingency planning for those systems in accordance with the timetables established by federal banking regulators. Maintaining our customer's confidence is a top priority.

                    INTERNET BANKING Commercial Federal is currently working to provide home banking via the Internet through our website - www.comfedbank.com. The delivery of services
--------------------------------------------------------------------------------

                          [2 LINE GRAPHS APPEAR HERE]

                          [2 BAR GRAPHS APPEAR HERE]

--------------------------------------------------------------------------------
via the Internet continues our commitment to make banking easy and convenient for our customers. It is anticipated that our online banking services will be fully operational in January 2000.

                    COMMUNITY INVESTMENT Commercial Federal has long championed a strong commitment to increasing housing opportunities in the cities, towns and neighborhoods it serves. Over the past year, we've provided both technical and financial resources to numerous affordable housing projects. These efforts have resulted in new housing opportunities for the elderly, farm workers, those with special needs and homeless populations.

     One such project dealt with the rehabilitation of 30 housing units in a distressed area of Omaha. The project, in collaboration with New Creations, Inc. and the Sienna Francis House, provides formerly homeless people, most of whom are recovering from chemical addictions, the needed preparation to live in homes on their own. People are eligible to live in the apartments if they complete a recovery program at one of several area facilities. The project allows people to live with their families, which is a major factor in motivating them to complete the recovery programs. Tenants must also either have a job or have a strong lead on employment.

     By giving people a decent place to live and providing the support services and counseling they need to get back on track, this project has given them hope for a brighter future. The long-term plan is to place a portion of the rental fee into a fund to be used by the tenants to rent their own apartments or purchase a home.

     Commercial Federal worked with the City of Omaha and the Equity Fund of Nebraska on financing this project. In addition to providing a permanent loan for this project, Commercial Federal participated through the Equity Fund as an investor in the project's low-income housing tax credits. Commercial Federal also provided a Federal Home Loan Bank Affordable Housing Program subsidy to the project.

     This project is just one example of how Commercial Federal has partnered with a non-profit group or organization to bring continuity and stability to a neighborhood. It is through partnerships such as these that Commercial Federal seeks to advance the quality of the social and economic life of the communities we serve.

                    STOCK BUYBACK The Company announced a share repurchase plan on April 29, 1999, authorizing the Company to repurchase, from time to time, up to 5% of Commercial
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Federal's outstanding common stock, or approximately 3 million shares. In the quarter ended June 30, 1999, 1.5 million shares were repurchased at an average price of $24.11.

                    GOODWILL Commercial Federal's goodwill lawsuits are still pending at this time. In the goodwill lawsuit from the Mid Continent Bancshares acquisition, the government has admitted liability, but discussions concerning a possible settlement are on hold. We believe it is possible that Commercial Federal's lawsuit, to determine the government's liability, could be heard by the courts in early 2000. Although the outcome of the lawsuits cannot be predicted, we are pursuing alternative damage claims of up to approximately $230 million.

                    NEW CORPORATE HEADQUARTERS Construction of new corporate headquarters was announced during May with construction slated to begin in the fall of 1999 and completion anticipated by the end of 2000. The new headquarters will improve operational efficiencies to support the growth of the franchise. Employees from 11 locations in Omaha will move to the new headquarters building. This is an opportunity to combine our support units and management operations in one central location. The new headquarters will provide an opportunity for improved communication, strengthening the customer-oriented service that distinguishes Commercial Federal.

                    A HERITAGE OF ADDING VALUE Commercial Federal was founded in 1887 in Omaha, Nebraska. There have been many changes in the banking business since those early years. As we prepare to start a new century, we will continue to look for new ways to enhance shareholder value by meeting the needs of our customers. We will continue to provide our customers with the means to bank When, Where and How they choose. Above all, we look forward to providing them with the best possible service. As long as we remain committed to serving our customers, we will continue to earn their confidence and reach our ultimate destination of 100% customer satisfaction day in, day out.

     The Board of Directors, management and employees of Commercial Federal remain focused on the objective of further enhancing the value of your investment in the Company. We look forward to meeting the challenges ahead and taking advantage of opportunities that will add value.

     We thank you, our fellow shareholders, for your confidence and continued support.


/s/ William A. Fitzgerald                                     /s/ James A. Laphen

William A. Fitzgerald                                         James A. Laphen
Chairman of the Board and Chief Executive Officer             President and Chief Operating Officer

--------------------------------------------------------------------------------

                             [PHOTO APPEARS HERE]


       COMMERCIAL FEDERAL
----------------------------------
       CUSTOMER PROFILE

Location: OMAHA, NEBRASKA
          ------------------------
BOGGESS FAMILY / CHECKING ACCOUNTS
                 CONSUMER LOAN
[GRAPHIC         MORTGAGE LOAN
APPEARS HERE]    SAVINGS ACCOUNTS
AM|PM

                                         AS A COMMUNITY BANK,

   WE CARE ABOUT OUR CUSTOMERS. AFTER ALL,

                  THEY'RE OUR
                                neighbors, TOO.


--------------------------------------------------------------------------------
A smile at the counter. A FRIENDLY greeting. People who know their customers by name. Many banks act like this kind of personal service disappeared a long time ago. But at Commercial Federal, we're doing everything we can to make sure it never does. So we LISTEN to our customers' suggestions and promptly act upon them. We make sure our customers can bank whenever, wherever and however they choose. For example, banking on a Sunday at the supermarket. Or paying bills from home using our telephone banking service. Of course, in times of trouble, the communities we serve can always depend on our SUPPORT. In the past year, we established emergency relief funds to aid those stricken by tornadoes and school violence. And we've kept the good times rolling by funding events such as free concerts. After all, keeping our customers HAPPY is what Commercial Federal is all about.
--------------------------------------------------------------------------------


                                         CONVENIENT SERVICE


                                         RETAIL BRANCHES


                                         COMMUNITY SUPPORT


--------------------------------------------------------------------------------

INTERNET BANKING Coming soon in 2000, customers will have direct        [GRAPHIC
      access to account information from their home or                  APPEARS
      office computer.                                                  HERE]

                                         WE'RE FOCUSED ON THE


                             business OF BANKING.


   AND WE SEE GREAT THINGS JUST AHEAD.


--------------------------------------------------------------------------------
Two years ago, Commercial Federal Bank was the 14th largest publicly-held thrift in the U.S. Today, we're the 11th largest with $12.8 BILLION in assets and 256 branches in nine states. Targeted acquisitions have fueled our growth and added to our banking expertise. As a result, we now offer more BANKING services than ever before. Including personal checking and savings accounts, business accounts, home mortgages, plus personal, business and agricultural loans. We're also making it easier than ever for our customers to reach us, with new retail locations, new ATMs, 24/7 phone banking and, early next year, Internet banking. How are CUSTOMERS responding? Well, in the last fiscal year we've opened more than 86,000 new checking accounts. And established over 156,000 account RELATIONSHIPS with new households. We're quickly becoming the bank of choice in all the communities we serve. Because we're focused on our customers' needs.
--------------------------------------------------------------------------------


                                         DIVERSIFIED SERVICES


                                         NEW CUSTOMERS


                                         STRONGER RELATIONSHIPS


--------------------------------------------------------------------------------

[GRAPHIC      Y2K COMPLIANT   By July 1, 1999, we had already passed every test
APPEARS             for Year 2000 compliance. Roll on, the new millennium.
HERE]

                            [GRAPHIC APPEARS HERE]


                                                      COMMERCIAL FEDERAL
                                            ------------------------------------
                                                       CUSTOMER PROFILE

                                            Location: JoMax GREAT BEND, KANSAS
                                                      --------------------------
                                            MAX NICHOLS / BUSINESS CHECKING
                                                          PAYROLL ACCOUNTS
                                            [GRAPHIC      OPERATING ACCOUNTS
                                            APPEARS HERE] BUSINESS LOANS
                                            AM|PM

                            [GRAPHIC APPEARS HERE]



          COMMERCIAL FEDERAL
----------------------------------------
           CUSTOMER PROFILE

Location: Mondo's WEST DES MOINES, IOWA
          ------------------------------
JIM MONDANARO / CHECKING & SAVINGS
                COMMERCIAL LOANS
[GRAPHIC        MERCHANT SERVICES
APPEARS HERE]   LINE OF CREDIT-BUSINESS/PERSONAL
AM|PM



     NO RED TAPE. NO RUNAROUND.


NO WAITING ON decisions

                 FROM HEADQUARTERS.

--------------------------------------------------------------------------------
The last thing anyone wants is a bank that moves in slow motion. But all too often, that's what happens when banks reach a certain size. Management becomes LAYERED. Decisions get deferred. And service slow-w-w-s down. Fortunately, that's not the case at Commercial Federal. We've EMPOWERED our employees to solve customer problems on their own. In fact, we're committed to serving our customers' needs at first contact at least 95% of the time. It's a unique "customer-centered, employee-driven" policy that makes a big difference. Because our employees know it's within their power to provide outstanding SERVICE, they're eager to provide it. Which, of course, makes our customers very happy.
--------------------------------------------------------------------------------


                                         EMPOWERED EMPLOYEES


                                         IMMEDIATE DECISIONS


                                         SATISFIED CUSTOMERS

                                                                            -13-

FINANCIAL INFORMATION
----------------------------------------------------------------------------------------------------------------
Selected Consolidated Financial Data....................................................................... 14
Management's Discussion and Analysis of Financial Condition and Results of Operations...................... 16
Management's Report on Internal Controls................................................................... 36
Independent Auditors' Report............................................................................... 36
Consolidated Statement of Financial Condition.............................................................. 37
Consolidated Statement of Operations....................................................................... 38
Consolidated Statement of Comprehensive Income............................................................. 39
Consolidated Statement of Stockholders' Equity............................................................. 40
Consolidated Statement of Cash Flows....................................................................... 42
Notes to Consolidated Financial Statements................................................................. 44
----------------------------------------------------------------------------------------------------------------

                                               SELECTED CONSOLIDATED FINANCIAL DATA

                                                                             For the Year Ended June 30,
                                                 -----------------------------------------------------------------------------------
(Dollars in Thousands Except Per Share Data)             1999           1998(1)          1997(1)          1996(1)           1995(1)
------------------------------------------------------------------------------------------------------------------------------------
Interest income.................................  $   839,354    $   757,688      $   717,592      $   673,470       $   604,647
Interest expense................................      507,021        477,389          453,969          437,443           384,127
------------------------------------------------------------------------------------------------------------------------------------
Net interest income.............................      332,333        280,299          263,623          236,027           220,520
Provision for loan and lease losses.............      (12,400)       (13,853)         (13,427)          (6,716)           (7,119)
Loan servicing fees.............................       34,481         34,784           35,190           32,522            29,442
Retail fees and charges.........................       36,740         30,284           26,198           21,207            16,939
Real estate operations..........................       (1,674)         1,894            1,314            1,376             2,262
Gain (loss) on sales of loans...................        3,423          3,092            2,142            1,940              (760)
Gain (loss) on sales of securities, net.........        4,376          3,765              510             (294)              131
Gain on sales of loan servicing rights..........            -            380                -              452             5,480
Other operating income..........................       24,189         23,322           15,914           13,392            10,875
General and administrative expenses (2).........      250,114        216,384          213,410          170,707           152,797
Amortization of intangible assets (3)...........       15,702          7,814           11,235           10,479            32,925
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes and
  extraordinary items...........................      155,652        139,769          106,819          118,720            92,048
Provision for income taxes......................       63,260         52,356           37,980           39,887            36,863
------------------------------------------------------------------------------------------------------------------------------------
Income before extraordinary items...............       92,392         87,413           68,839           78,833            55,185
Extraordinary items, net (4)....................            -              -             (583)               -                 -
------------------------------------------------------------------------------------------------------------------------------------
Net income......................................  $    92,392    $    87,413      $    68,256      $    78,833       $    55,185
====================================================================================================================================
Diluted earnings per share:
  Income before extraordinary items.............  $      1.54    $      1.52      $      1.17      $      1.28       $       .91
  Extraordinary items, net (4)..................            -              -             (.01)               -                 -
------------------------------------------------------------------------------------------------------------------------------------
  Net income....................................  $      1.54    $      1.52      $      1.16      $      1.28       $       .91
====================================================================================================================================
Dividends declared per common share.............  $      .250    $      .212      $      .185      $      .178       $         -
------------------------------------------------------------------------------------------------------------------------------------
Weighted average diluted common
  shares outstanding............................   60,126,846     57,685,281       59,093,615       61,409,356        60,622,330
------------------------------------------------------------------------------------------------------------------------------------
Other data:
  Net interest rate spread......................         2.85%          2.62%            2.58%            2.45%             2.45%
  Net yield on interest-earning assets..........         2.99%          2.88%            2.86%            2.72%             2.68%
  Return on average assets (5)..................          .77%           .85%             .70%             .87%              .64%
  Return on average equity (5)..................         9.95%         10.96%            9.18%           13.34%            10.84%
  Dividend payout ratio (6).....................        16.23%         13.95%           15.95%           13.91%                -
  Total number of branches at end of period.....          256            195              190              175               154
------------------------------------------------------------------------------------------------------------------------------------

                                                  COMMERCIAL FEDERAL CORPORATION


                                                                           For the Year Ended June 30,
                                              -----------------------------------------------------------------------------------
(Dollars in Thousands Except Per Share Data)         1999             1998(1)          1997(1)          1996(1)          1995(1)
---------------------------------------------------------------------------------------------------------------------------------
Total assets...............................   $12,775,462      $10,399,229      $10,040,596      $ 9,330,187      $ 8,945,398
Investment securities (7)..................       946,571          673,304          622,240          528,115          505,803
Mortgage-backed securities (8).............     1,282,545        1,091,849        1,388,940        1,590,907        1,913,667
Loans and leases receivable, net (9).......     9,326,393        7,857,276        7,360,481        6,573,624        5,988,850
Intangible assets..........................       252,677           77,186           58,166           44,453           41,933
Deposits...................................     7,655,415        6,558,207        6,589,395        6,304,620        5,862,929
Advances from Federal Home Loan Bank.......     3,632,241        2,379,182        1,719,841        1,643,160        2,039,300
Securities sold under
  agreements to repurchase.................       128,514          334,294          639,294          380,755          208,373
Other borrowings...........................       225,383          110,674          161,314           92,562           86,328
Stockholders' equity.......................       966,883          861,195          764,066          756,443          542,984
Book value per common share                         16.22            14.67            13.08            12.19             8.98
Tangible book value per common share (10)..         11.98            13.35            12.08            11.48             8.29
Regulatory capital ratios of the Bank:
  Tangible capital.........................          6.97%            7.88%            7.40%            7.27%            5.98%
  Core capital (Tier 1 capital)............          7.05%            7.99%            7.53%            7.46%            6.24%
  Risk-based capital -
          Tier 1 capital...................         12.74%           14.58%           14.37%           14.32%           13.20%
          Total capital....................         13.70%           15.49%           15.25%           15.19%           14.15%
---------------------------------------------------------------------------------------------------------------------------------

(1) On August 14, 1998, the Corporation consummated its acquisition of First Colorado Bancorp, Inc. (First Colorado). The First Colorado acquisition was accounted for as a pooling of interests and, accordingly, the Corporation's historical consolidated financial statements were restated for all periods prior to this acquisition to include the accounts and results of operations of First Colorado.

(2) Includes merger-related and other nonrecurring charges, the Savings Association Insurance Fund (SAIF) special assessment, and expenses associated with the 1997 common stock repurchase and the 1995 proxy contest. These amounts totaled $30.1 million, $25.2 million, $38.3 million and $5.5 million on a pre-tax basis for fiscal years 1999, 1998, 1997 and 1996, respectively.

(3) Includes accelerated amortization of goodwill totaling $21.4 million in fiscal year 1995.

(4) Represents the loss on early retirement of debt, net of income tax benefits.

(5)  Return on average assets (ROAA) and return on average stockholders' equity
     (ROAE) for fiscal year 1999 are 1.00% and 12.86%, respectively, excluding the after-tax effect of merger-related and other nonrecurring charges totaling $27.1 million. ROAA and ROAE for fiscal year 1998 are 1.06% and 13.65%, respectively, excluding the after-tax effect of merger-related and other nonrecurring charges totaling $21.5 million. ROAA and ROAE for fiscal year 1997 are .97% and 12.58%, respectively, excluding the after-tax effect of the nonrecurring expenses totaling $25.1 million associated with the SAIF special assessment, the repurchase of 2,812,725 shares of the Corporation's common stock, the extraordinary loss on early retirement of debt and the change in income taxes for tax bad debt reserves. ROAA and ROAE for fiscal year 1996 are .92% and 14.05%, respectively, excluding the after-tax effect of the nonrecurring expenses totaling $4.2 million associated with the Railroad Financial Corporation merger, the SAIF special assessment (incurred in fiscal year 1996 as a result of the pooling of interests accounting method applied to the Mid Continent Bancshares, Inc. merger) and the Corporation's 1995 proxy contest. ROAA and ROAE for fiscal year 1995 are .89% and 15.03%, respectively, excluding the accelerated amortization of goodwill totaling $21.4 million.

(6) Represents dividends declared per share divided by net income per dilutive share. The Corporation established a quarterly common stock cash dividend policy on October 4, 1995, and paid its first dividend on October 31, 1995.

(7) Includes investment securities available for sale totaling $83.8 million, $141.1 million, $102.1 million, $144.4 million and $105.1 million, respectively, at June 30, 1999, 1998, 1997, 1996 and 1995.

(8) Includes mortgage-backed securities available for sale totaling $419.7 million, $171.4 million, $285.3 million, $371.7 million and $186.3 million, respectively, at June 30, 1999, 1998, 1997, 1996 and 1995.

(9) Includes loans and leases held for sale totaling $104.3 million, $290.4 million, $84.4 million, $105.9 million and $136.6 million, respectively, at June 30, 1999, 1998, 1997, 1996 and 1995.

(10) Calculated by dividing stockholders' equity, reduced by the amount of intangible assets, by the number of shares of common stock outstanding at the respective dates.

-16-
--------------------------------------------------------------------------------
                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL
--------------------------------------------------------------------------------
Commercial Federal Corporation (the Corporation) is a unitary non-diversified savings and loan holding company whose primary asset is Commercial Federal Bank, a Federal Savings Bank (the Bank), which is one of the largest financial institutions in the Midwest and the 11th largest publicly held thrift holding company in the United States. The Bank, a thrift chartered institution, has transitioned to a community banking institution, offering commercial and consumer banking, mortgage banking, and trust and investment services. The Corporation completed three acquisitions in fiscal year 1999 and four acquisitions in fiscal year 1998. These acquisitions, three of which were commercial banks, allowed the Bank to further expand its banking services, commercial and agricultural loans, business checking, equipment leasing and trust services. In addition, the fiscal year 1999 acquisitions created new customer franchises in Missouri, Minnesota and South Dakota and greatly expanded the Bank's franchises in Iowa, Colorado, Nebraska and Kansas. The Bank has moved from primarily a single-family residential lender to a full service banking institution with branches not only in traditional locations but also in supermarkets and convenience stores, increased ATM outlets and expanded services in telephone bill paying and Internet banking.

At June 30, 1999, the Corporation, headquartered in Omaha, Nebraska, operated 256 branches with 77 located in Iowa, 44 in Colorado, 42 in Nebraska, 41 in Kansas, 21 in Oklahoma, 19 in Missouri, seven in Arizona, four in Minnesota and one in South Dakota. Throughout its 112 year history, the Corporation has emphasized customer service. To serve its customers, the Corporation conducts community banking operations through its branch network, and loan origination activities through its branches, offices of its wholly-owned mortgage banking subsidiary and a nationwide correspondent network of mortgage loan originators. The Corporation also provides insurance and securities brokerage and other retail financial services.

The Corporation's strategy for growth of its existing retail network emphasizes both internal and external growth. Operations focus on increasing deposits, primarily demand accounts and public funds, making loans (primarily consumer, commercial real estate, single-family residential, business lending and agribusiness loans) and providing customers with a full array of financial products and a high level of customer service. As part of its long-term strategic plan, the Corporation intends to continue to expand its operations within its market areas through direct marketing efforts aimed at increasing market share and opening additional branches. The Corporation's retail strategy will continue to be centered on attracting new customers and selling both new and existing customers multiple products and services. Additionally, the Corporation will continue to build and leverage an infrastructure designed to increase noninterest income. The Corporation's operations are also continually reviewed in order to gain efficiencies to increase productivity and reduce costs.

Complementing its strategy of internal growth, the Corporation continues to grow its current franchise through an ongoing program of selective acquisitions of other financial institutions. Acquisition candidates have been, and will continue to be, selected based on the extent to which the candidates can expand the Corporation's retail presence in both new and underserved markets and enhance the Corporation's existing retail network. Accordingly, during fiscal year 1999, the Corporation consummated the acquisitions of three financial institutions: AmerUs Bank (AmerUs) on July 31, 1998, First Colorado Bancorp, Inc. (First Colorado) on August 14, 1998, and Midland First Financial Corporation (Midland) on March 1, 1999. On a combined basis, these institutions operated 82 branches and had assets of approximately $3.2 billion and deposits of approximately $2.5 billion. These acquisitions provided the Corporation entry into three new states, access to supermarket branches and significant expansion of its presence in the metropolitan areas of Denver, Colorado and Kansas City, Missouri. The accounts and results of operations of AmerUs and Midland are reflected in the Corporation's consolidated financial statements beginning July 31, 1998, and March 1, 1999, respectively, since these acquisitions were accounted for as purchases. The First Colorado acquisition was accounted for under the pooling of interests accounting method and, accordingly, the Corporation's historical consolidated financial statements were restated for all prior periods to include the accounts and results of operations of First Colorado.

Net income for fiscal year 1999 was $92.4 million, or $1.54 per diluted share, compared to net income of $87.4 million, or $1.52 per diluted share for fiscal year 1998, and $68.3 million, or $1.16 per diluted share for fiscal year 1997. Fiscal year 1999 net income was reduced by an after-tax charge of $27.1 million, or $.45 per diluted share ($30.0 million pre-tax) associated primarily with the First Colorado acquisition and the termination of employee stock ownership plans acquired in the mergers of three financial institutions the past two fiscal years. Fiscal year 1998 net income was reduced by an after-tax charge of $21.5 million, or $.37 per diluted share,


--------------------------------------------------------------------------------

                                                  COMMERCIAL FEDERAL CORPORATION

                                                                            -17-
--------------------------------------------------------------------------------


($29.7 million pre-tax), associated with merger-related expenses and other nonrecurring charges. The Corporation incurred these expenses due to the Corporation's fiscal year 1998 acquisitions and the accelerated amortization of certain computer systems and software necessitated by Year 2000 compliance and the related planned systems conversions. Fiscal year 1997 net income was affected by an after-tax charge of $23.1 million, or $.39 per diluted share, ($36.1 million pre-tax), as a result of the Corporation's share of the one-time industry-wide special assessment to recapitalize the Savings Association Insurance Fund (SAIF), and after-tax charges totaling $2.1 million ($.03 per diluted share) primarily from the expenses incurred in repurchasing 2,812,725 shares of the Corporation's common stock and the extraordinary losses on early retirement of debt.

Operating earnings, which excludes the effect of merger-related expenses and other nonrecurring charges, totaled $119.5 million, or $1.99 per diluted share, for fiscal year 1999 compared to $108.9 million, or $1.89 per diluted share, for fiscal year 1998 and $93.5 million, or $1.58 per diluted share, for fiscal year 1997.

Fiscal year 1999 cash operating earnings totaled $131.9 million ($2.19 per diluted share) compared to $114.2 million ($1.98 per diluted share) for fiscal year 1998 and $101.0 million ($1.71 per diluted share) for fiscal year 1997. Cash operating earnings are operating earnings less the effect of the amortization of intangible assets, net of applicable income taxes. Management believes that cash operating earnings are a significant measure of a company's performance, and reflect the Corporation's ability to generate capital that could be leveraged for future growth.

The statements in this management's discussion and analysis of financial condition and results of operations that are not historical fact are forward-looking statements that involve inherent risks and uncertainties. The Corporation cautions readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, inflation, government regulations, the progress of integrating acquisitions, economic conditions, adequacy of allowance for credit losses, the costs or difficulties associated with the resolution of Year 2000 issues on computer systems greater than anticipated, technology changes and competition in the geographic and business areas in which the Corporation conducts its operations. These statements are based on management's current expectations. Actual results in future periods may differ materially from those currently expected because of various risks and uncertainties.


ACQUISITIONS DURING FISCAL YEAR 1999
--------------------------------------------------------------------------------
On July 31, 1998, the Corporation consummated its acquisition of AmerUs, a wholly-owned subsidiary of AmerUs Group Co. The Corporation acquired through a taxable acquisition all of the outstanding shares of the common stock of AmerUs for total consideration of approximately $178.3 million. Such consideration consisted of (i) certain assets retained by AmerUs Group Co. in lieu of cash (primarily FHA Title One single-family residential mortgage loans and a receivable for income tax benefits) totaling approximately $85.0 million, (ii) cash, as adjusted per the agreement, totaling approximately $53.2 million, and
(iii) one-year promissory notes for $40.0 million bearing interest, adjusted monthly, at 150 basis points over the one-year Treasury bill rate. AmerUs was a federally chartered savings bank headquartered in Des Moines, Iowa and operated 47 branches in Iowa (26), Missouri (8), Nebraska (6), Kansas (4), Minnesota (2) and South Dakota (1). At July 31, 1998, before purchase accounting adjustments, AmerUs had total assets of approximately $1.3 billion, deposits of approximately $949.7 million and stockholder's equity of approximately $84.8 million. This acquisition was accounted for as a purchase. The one-year promissory notes were paid in full on July 30, 1999.

On August 14, 1998, the Corporation consummated its acquisition of First Colorado. The Corporation acquired in a tax-free reorganization all of the outstanding shares of First Colorado's common stock in exchange for 18,278,789 shares of its common stock. Based on the Corporation's closing stock price of $26.375 at August 14, 1998, the total consideration for this acquisition, including cash paid for fractional shares, approximated $482.2 million. An additional requirement of the transaction with First Colorado was the issuance of 1,400,000 shares of First Colorado common stock immediately prior to the consummation of the merger. Such requirement was necessary to cure the taint on the treasury stock of First Colorado so such transaction could be accounted for as a pooling of interests. First Colorado, headquartered in Lakewood, Colorado, was a unitary savings and loan holding company and the parent company of First Federal Bank of Colorado, a federally chartered stock savings bank that operated 27 branches located in Colorado, with 23 branches located in the Denver metropolitan area and four in Colorado's western slope region. At July 31, 1998, First Colorado had assets of approximately $1.6 billion, deposits of approximately $1.2 billion and stockholders' equity of approximately $254.7 million. The acquisition was accounted for as a pooling of interests.

--------------------------------------------------------------------------------

COMMERCIAL FEDERAL CORPORATION

-18-
--------------------------------------------------------------------------------

On March 1, 1999, the Corporation consummated its acquisition of Midland, parent company of Midland Bank. The Corporation acquired in a taxable acquisition all of the outstanding shares of Midland's common stock. The total purchase consideration of this acquisition was $83.0 million in cash, including cash to pay off existing Midland debt totaling $5.6 million, the retirement of preferred stock of both Midland and Midland Bank totaling $11.6 million and $810,000 for advisor fees. Midland Bank was a privately-held commercial bank headquartered in Lee's Summit, Missouri that operated eight branches in the greater Kansas City area. At February 28, 1999, Midland had total assets of approximately $399.2 million, deposits of approximately $353.1 million and stockholders' equity of approximately $24.2 million. This acquisition was accounted for as a purchase.


MERGER EXPENSES AND OTHER NONRECURRING CHARGES
--------------------------------------------------------------------------------
During fiscal year 1999 the Corporation incurred merger expenses and other nonrecurring charges totaling approximately $30.0 million. Such amounts for fiscal year 1999 are associated with the First Colorado acquisition totaling $16.0 million and the termination of three employee stock ownership plans totaling $14.0 million acquired in mergers during the past two fiscal years. These employee stock ownership plans were terminated following consummation of the mergers and receipt of determination letters from the Internal Revenue Service to terminate such plans. The merger-related expenses totaling $16.0 million consists of $8.0 million in transition costs as a result of the First Colorado acquisition, $6.7 million in costs to combine operations and conform certain accounting practices, $1.4 million in personnel expenses for severance, retention and other employee related costs and $1.0 million in additional loss reserves to conform First Colorado's loan portfolios to the reserve policies of the Corporation. These expenses were offset by a gain of $1.1 million on the sale of a First Colorado branch that was located in close proximity to another branch of the Bank.

During fiscal year 1998, the Corporation also incurred merger expenses and other nonrecurring charges totaling $29.7 million due to three fiscal year acquisitions ($25.4 million) and the accelerated amortization of certain computer systems necessitated by Year 2000 compliance and the related planned systems conversions ($4.3 million). In fiscal year 1998 the Corporation finalized its plans for systems conversions and Year 2000 compliance resulting in a reduction in the estimated useful lives of such computer systems and software. The merger-related expenses totaling $25.4 million consisted of $9.0 million in transition costs as a result of the three acquisitions, $7.0 million in personnel expenses for severance, retention and other employee related costs, $4.9 million in costs to combine operations and conform certain accounting practices and $4.5 million in additional loss reserves primarily to conform the acquired loan portfolios and leasing operations to the reserve policies of the Corporation.


COMMON STOCK REPURCHASE
--------------------------------------------------------------------------------
Effective April 28, 1999, the Corporation's Board of Directors authorized the repurchase of up to five percent of the Corporation's outstanding common stock during the next 18 months. Such repurchase is expected to approximate 3,000,000 shares of common stock. Repurchases will be made depending upon market conditions and various other factors. Any repurchase generally would be on the open-market, although privately negotiated transactions are also possible. In compliance with Nebraska law, all repurchased shares will be cancelled. During the fourth quarter of fiscal year 1999 the Corporation repurchased and cancelled 1,500,000 shares of its common stock at a cost of approximately $36.2 million.


SPECIAL MEETING OF STOCKHOLDERS
--------------------------------------------------------------------------------
At the Special Meeting of Stockholders on July 3, 1998, three proposals were approved. The proposals approved were (i) the First Colorado transaction and an amendment to the Corporation's Articles of Incorporation to increase the number of authorized shares of common stock from 50,000,000 to 70,000,000 shares, (ii) an amendment to further increase the number of authorized shares from 70,000,000 to 120,000,000 shares and (iii) an amendment to the Corporation's 1996 Stock Option and Incentive Plan to increase the number of shares available for grant by 2,400,000.


ASSET/LIABILITY MANAGEMENT
--------------------------------------------------------------------------------
The operations of the Corporation are subject to the risk of interest rate fluctuations to the extent that there is a difference, or mismatch, between the amount of the Corporation's interest-earning assets and interest-bearing liabilities which mature or reprice in specified periods. Consequently, when interest rates change, to the extent the Corporation's interest-earning assets have longer maturities or effective repricing periods than its interest-bearing liabilities, the interest income realized on the Corporation's interest-earning assets will adjust more slowly than the interest expense on its interest-bearing liabilities. This mismatch in the maturity and interest rate sensitivity of assets and liabilities is commonly referred to as the "gap." A gap is considered positive when the interest rate sensitive

--------------------------------------------------------------------------------

COMMERCIAL FEDERAL CORPORATION

                                                                            -19-
--------------------------------------------------------------------------------

assets maturing or repricing during a specified period exceed the interest rate sensitive liabilities maturing or repricing during the same period, and is considered negative when the interest rate sensitive liabilities maturing or repricing during a specified period exceed the interest rate sensitive assets maturing or repricing during the same period. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income while a positive gap would result in an increase in net interest income. Similarly, during a period of declining interest rates, a negative gap would result in an increase in net interest income while a positive gap would adversely affect net interest income.

The Corporation has historically invested in interest-earning assets that have a longer duration than its interest-bearing liabilities. The mismatch in duration of the interest-sensitive liabilities indicates that the Corporation is exposed to interest rate risk. In a rising rate environment the liabilities reprice faster than assets, therefore decreasing net interest income. To mitigate this risk the Corporation has placed a greater emphasis on shorter-term higher yielding assets that reprice more frequently in reaction to interest rate movements.

In connection with its asset/liability management program, the Corporation has interest rate swap agreements with other counterparties under terms that provide for an exchange of interest payments on the outstanding notional amount of the swap agreement. Such agreements are primarily used to artificially lengthen the maturity of certain deposit liabilities. In accordance with these arrangements the Corporation pays fixed rates and receives variable rates of interest according to a specified index. The Corporation's level of such swap agreements was a notional principal amount of $215.0 million at June 30, 1999 and 1998, compared to $135.0 million at June 30, 1997. For fiscal years 1999, 1998 and 1997, the Corporation recorded $2.8 million, $1.9 million and $916,000, respectively, in net interest expense from its interest rate swap agreements. The swap agreements have maturities ranging from March 2000 to June 2001. See
Note 16 to the Consolidated Financial Statements for additional information on the Corporation's swap agreements.

The following table represents management's projected maturity and repricing of the Bank's interest-earning assets and interest-bearing liabilities at June 30, 1999. The amounts of interest-earning assets, interest-bearing liabilities and interest rate swap agreements presented which mature or reprice within a particular period were determined in accordance with the contractual terms and expected behavior of such assets, liabilities and interest rate swap agreements. Adjustable-rate loans and mortgage-backed securities are included in the period in which they are first scheduled to adjust and not in the period in which they mature. All loans and mortgage-backed securities are adjusted for prepayment rates based on information from independent brokers and the Bank's historical prepayment experience. Fixed-rate passbook deposits, negotiable order of withdrawal (NOW) accounts and non-indexed money market accounts are assumed to reprice or mature according to the decay rates as defined by regulatory guidelines. Indexed money market rate deposits are deemed to reprice or mature within the one-year category. Management believes that these assumptions approximate actual experience and considers such assumptions reasonable; however, the interest rate sensitivity of the Bank's interest-earning assets and interest-bearing liabilities could vary substantially if actual experience differs from the assumptions used.

--------------------------------------------------------------------------------

COMMERCIAL FEDERAL CORPORATION

-20-

---------------------------------------------------------------------------------------------------------------
                                                   Within      91 Days       Over 1      3 Years
(Dollars in Thousands)                            90 Days    to 1 Year   to 3 Years     and Over        Total
---------------------------------------------------------------------------------------------------------------
Interest-earning assets:
   Fixed-rate mortgage loans (1) ...........   $  261,024  $   445,292  $ 1,160,636   $3,150,489  $ 5,017,441
   Other loans (2) .........................    1,693,053    1,895,973    1,423,966      610,895    5,623,887
   Investments (3) .........................      340,935       10,138       31,035      839,787    1,221,895
---------------------------------------------------------------------------------------------------------------
     Interest-earning assets ...............    2,295,012    2,351,403    2,615,637    4,601,171   11,863,223
---------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
   Savings deposits ........................      940,971      399,815      704,687    1,037,963    3,083,436
   Other time deposits .....................    1,854,558    1,850,439      757,918      109,064    4,571,979
   Borrowings (4) ..........................      366,490      636,737    1,262,735    1,672,777    3,938,739
   Impact of interest rate swap agreements .     (215,000)      75,000      140,000            -            -
---------------------------------------------------------------------------------------------------------------
     Interest-bearing liabilities ..........    2,947,019    2,961,991    2,865,340    2,819,804   11,594,154
---------------------------------------------------------------------------------------------------------------
Gap position ...............................     (652,007)    (610,588)    (249,703)   1,781,367      269,069
---------------------------------------------------------------------------------------------------------------
Cumulative gap position ....................   $ (652,007) $(1,262,595) $(1,512,298)  $  269,069  $   269,069
===============================================================================================================
Gap as a percentage of the Bank's total
   assets ..................................        (5.10)%      (4.78)%      (1.96)%      13.95%        2.11%
Cumulative gap as a percentage of the
   Bank's total assets .....................        (5.10)%      (9.88)%     (11.84)%       2.11%        2.11%
---------------------------------------------------------------------------------------------------------------

(1) Includes conventional single-family and multi-family mortgage loans and mortgage-backed securities.

(2) Includes adjustable-rate single-family mortgage loans, adjustable-rate mortgage-backed securities and all other types of loans with either fixed or adjustable interest rates.

(3) Included in the "Within 90 Days" column is Federal Home Loan Bank stock of $194.1 million.

(4) Includes advances from the Federal Home Loan Bank, securities sold under agreements to repurchase and other borrowings.
--------------------------------------------------------------------------------

The Bank's one-year cumulative gap is a negative $1.3 billion, or 9.88% of the Bank's total assets at June 30, 1999, contrasted to a negative $1.1 billion, or 12.26% of the Bank's total assets at June 30, 1998. The interest rate risk policy of the Bank authorizes a liability sensitive one-year cumulative gap not to exceed 10.0%. The one-year cumulative gap at June 30, 1998, was within policy guidelines on a pro forma basis after considering the AmerUs and First Colorado acquisitions.


RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
Net income for fiscal year 1999 was $92.4 million, or $1.54 per diluted share ($1.55 per basic share). These results compare to net income for fiscal year 1998 of $87.4 million, or $1.52 per diluted share ($1.55 per basic share) and to net income for fiscal year 1997 of $68.3 million, or $1.16 per diluted share ($1.17 per basic share), including an after-tax loss on early retirement of debt totaling $583,000, or $.01 loss per share.

The Corporation's emphasis on increasing non-interest income, consumer lending and the promotion of community banking financial services, along with the Corporation's growth through acquisitions, continues to have positive effects on the Corporation's core operations. Defined as operating income before income taxes excluding (i) gains on nonrecurring sales of mortgage-backed and investment securities and loan servicing rights and (ii) amortization expense of intangible assets, core earnings totaled $197.0 million for fiscal year 1999 compared to $173.2 million and $155.9 million, respectively, for fiscal years 1998 and 1997. On a percentage basis, core earnings for fiscal year 1999 increased 13.8% over fiscal year 1998, and 11.1% for fiscal year 1998 over 1997. These increases in core earnings resulted primarily from increases in net interest income, retail fees and charges and other non-interest operating income.

The increase in net income for fiscal year 1999 compared to 1998 is primarily due to net increases of $53.5 million in net interest income after provision for losses and $4.0 million in total other operating income. These increases to net income were partially offset by net increases of $33.7 million in total general and administrative expenses (including an increase of $11.9 million in merger expenses), $7.9 million in amortization of intangible assets and $10.9 million in the provision for income taxes.

The increase in net income for fiscal year 1998 compared to 1997 is primarily due to the $36.1 million nonrecurring Federal deposit insurance special assessment recorded in

--------------------------------------------------------------------------------

                                                  COMMERCIAL FEDERAL CORPORATION

                                                                            -21-
--------------------------------------------------------------------------------

fiscal year 1997, a net increase of $16.3 million in net interest income after provision for losses, an increase of $16.3 million in total other operating income, a net reduction of $3.4 million in amortization expense of intangible assets and the extraordinary loss on early retirement of debt totaling $583,000 recorded in fiscal year 1997. These increases to net income were partially offset by net increases of $39.0 million in general and administrative expenses (including $25.2 million in merger-related expenses and other nonrecurring charges) and $14.4 million in the provision for income taxes.


NET INTEREST INCOME AND INTEREST RATE SPREAD
--------------------------------------------------------------------------------
Net interest income was $332.3 million for fiscal year 1999 compared to $280.3 million for fiscal year 1998, an increase of $52.0 million, or 18.6%; and compared to $263.6 million for fiscal year 1997. Based on the portfolios of interest-earning assets and interest-bearing liabilities at the end of the last three fiscal years, interest rate spreads were 2.84%, 2.78% and 2.55%, respectively, at June 30, 1999, 1998 and 1997, an increase of six basis points comparing the interest rate spread at June 30, 1999, to the interest rate spread at June 30, 1998, and an increase of 23 basis points comparing the spreads at June 30, 1998, to June 30, 1997. In addition, during fiscal years 1999, 1998 and 1997, interest rate spreads were 2.85%, 2.62% and 2.58%, respectively, representing an increase of 23 basis points comparing the interest rate spread during fiscal year 1999 to fiscal year 1998 and an increase of four basis points comparing the spread during fiscal year 1998 to 1997. The net yield on interest-earning assets during fiscal years 1999, 1998 and 1997 was 2.99%, 2.88% and 2.86%, respectively, representing an increase of 11 basis points comparing fiscal year 1999 to 1998 and an increase of two basis points comparing fiscal year 1998 to 1997.

Net interest income for fiscal year 1999 increased over fiscal year 1998 primarily due to average interest-earning assets increasing $1.4 billion to $11.1 billion for fiscal year 1999 compared to $9.7 billion for fiscal year 1998 and the 44 basis point reduction in interest rates on interest-bearing liabilities over the respective fiscal years. Such increases were partially offset by a net increase of $1.5 billion in average interest-bearing liabilities to $10.8 billion for fiscal year 1999 compared to $9.3 billion for fiscal year 1998 and the 21 basis point decrease in interest rates on interest-earning assets over the respective fiscal years. The increases in the average balances are due to the acquisitions of AmerUs on July 31, 1998, and Midland on March 1, 1999. Contributing to the 23 basis point increase in the fiscal year 1999 interest rate spread over 1998 is the reduction in the cost of long-term callable advances from the Federal Home Loan Bank (FHLB). In the fiscal year 1999 flat yield curve environment, the Corporation increased its borrowing of long term fixed-rate FHLB advances that are convertible at the option of the FHLB into adjustable-rate advances. These advances were borrowed in lieu of other short-term funding alternatives and decreased the rate on FHLB advances by 63 basis points for fiscal year 1999 over 1998. The future trend in interest rate spreads and net interest income will be dependent upon such factors as the composition and size of the Corporation's interest-earning assets and interest-bearing liabilities, the interest rate risk exposure of the Corporation and the maturity and repricing activity of interest-sensitive assets and liabilities, as influenced by changes in and levels of both short-term and long-term market interest rates.

The net interest rate spread increased four basis points during fiscal year 1998 to 2.62% from 2.58% for fiscal year 1997. The reduction in interest rates on interest-bearing liabilities (5.15% for fiscal year 1998 compared to 5.21% for fiscal year 1997), the acquisitions of First National Bank Shares, LTD (First National) on January 30, 1998, Heritage Financial, Inc. (Heritage) on October 1, 1996, and Investors Federal Savings (Investors) on May 1, 1997, and internal growth contributed to the improvements in the interest rate spreads for fiscal year 1998 compared to 1997. Net interest income increased over fiscal year 1997 primarily due to average interest-earning assets increasing $535.9 million to $9.7 billion for fiscal year 1998 compared to $9.2 billion for fiscal year 1997 and the reduction in interest rates on interest-bearing liabilities over the respective fiscal years. Such increases were partially offset by a net increase of $545.7 million in average interest-bearing liabilities to $9.3 billion for fiscal year 1998 compared to $8.7 billion for fiscal year 1997 and a two basis points decrease in interest rates on interest-earning assets from 7.79% during fiscal year 1997 compared to 7.77% during 1998.

--------------------------------------------------------------------------------

COMMERCIAL FEDERAL CORPORATION

-22-
--------------------------------------------------------------------------------

The following table presents certain information concerning yields earned on interest-earning assets and rates paid on interest-bearing liabilities during and at the end of each of the fiscal years presented:


                                                For the Year
                                               Ended June 30,             At June 30,
                                        --------------------------  -------------------------
                                          1999    1998    1997        1999    1998     1997
---------------------------------------------------------------------------------------------
Weighted average yield on:
   Loans and leases ....................  7.85%   8.13%   8.18%       7.70%   7.95%    8.14%
   Mortgage-backed securities ..........  6.25    6.34    6.50        6.31    6.68     6.69
   Investments .........................  6.54    6.76    6.70        6.45    6.58     6.33
---------------------------------------------------------------------------------------------
     Interest-earning assets ...........  7.56    7.77    7.79        7.41    7.69     7.79
---------------------------------------------------------------------------------------------
Weighted average rate paid on:
   Savings deposits ....................  2.80    2.90    3.09        2.88    2.84     3.09
   Other time deposits .................  5.38    5.81    5.68        5.17    5.49     5.76
   Advances from FHLB ..................  5.26    5.89    5.84        5.05    5.69     5.98
   Securities sold under agreements
     to repurchase .....................  5.94    6.08    6.19        5.72    5.96     6.04
   Other borrowings ....................  8.10    9.73    9.91        7.27    8.75     8.70
---------------------------------------------------------------------------------------------
     Interest-bearing liabilities ......  4.71    5.15    5.21        4.57    4.91     5.24
---------------------------------------------------------------------------------------------
Net interest rate spread ...............  2.85%   2.62%   2.58%       2.84%   2.78%    2.55%
---------------------------------------------------------------------------------------------
Net yield on interest-earning assets ...  2.99%   2.88%   2.86%       2.95%   2.99%    2.76%
---------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------

                                                  COMMERCIAL FEDERAL CORPORATION

                                                                            -23-
--------------------------------------------------------------------------------

The table below presents average interest-earning assets and average interest-bearing liabilities, interest income and interest expense, and average yields and rates during the periods indicated. The following table includes nonaccruing loans averaging $63.6 million, $48.5 million and $44.4 million, respectively, for fiscal years 1999, 1998 and 1997 as interest-earning assets at a yield of zero percent:


                                                             Year Ended June 30,
                        -------------------------------------------------------------------------------------------
                                      1999                          1998                          1997
                        -------------------------------------------------------------------------------------------
                           Average           Yield/      Average           Yield/     Average             Yield/
(Dollars in Thousands)     Balance  Interest  Rate       Balance  Interest  Rate      Balance   Interest   Rate
-------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
   Loans and leases ... $8,933,834  $700,911   7.85%  $7,629,067  $619,851  8.13%  $6,974,724  $570,788    8.18%
   Mortgage-backed
     securities .......  1,231,838    77,039   6.25    1,280,279    81,168  6.34    1,534,417    99,661    6.50
   Investments ........    939,179    61,404   6.54      838,921    56,669  6.76      703,263    47,143    6.70
-------------------------------------------------------------------------------------------------------------------
   Interest-earning
     assets ........... 11,104,851   839,354   7.56    9,748,267   757,688  7.77    9,212,404   717,592    7.79
-------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
   Savings deposits ...  2,891,242    80,832   2.80    2,354,468    68,204  2.90    1,988,701    61,375    3.09
   Other time deposits.  4,497,729   242,026   5.38    4,223,217   245,548  5.81    4,473,809   254,228    5.68
   Advances from FHLB .  3,000,837   157,787   5.26    2,061,056   121,414  5.89    1,543,583    90,088    5.84
   Securities sold
     under agreements
     to repurchase ....    209,111    12,419   5.94      501,979    30,533  6.08      591,288    36,615    6.19
   Other borrowings ...    172,379    13,957   8.10      120,106    11,690  9.73      117,709    11,663    9.91
-------------------------------------------------------------------------------------------------------------------
   Interest-bearing
     liabilities ...... 10,771,298   507,021   4.71    9,260,826   477,389  5.15    8,715,090   453,969    5.21
-------------------------------------------------------------------------------------------------------------------
Net earnings balance .. $  333,553                     $ 487,441                   $  497,314
Net interest income ...             $332,333                      $280,299                     $263,623
Interest rate spread ..                        2.85%                        2.62%                          2.58%
-------------------------------------------------------------------------------------------------------------------
Net yield on interest-
     earning assets ...                        2.99%                        2.88%                          2.86%
-------------------------------------------------------------------------------------------------------------------

The Corporation's net earnings balance (the difference between average interest-bearing liabilities and average interest-earning assets) decreased $153.9 million during fiscal year 1999 compared to 1998 and decreased $9.9 million during fiscal year 1998 compared to 1997. The ratio of average interest-earning assets to average interest-bearing liabilities was 103.1% during fiscal year 1999 compared to 105.3% and 105.7%, respectively, during fiscal years 1998 and 1997.

The decrease in the net earnings balance for fiscal year 1999 compared to 1998 is primarily due to (i) the acquisition of AmerUs that was financed by $40.0 million of one year notes, in part by the $45.0 million unsecured term note due July 31, 2003, and by the outlay of existing cash, (ii) the acquisition of Midland that was financed entirely by existing cash and (iii) the repurchase of 1,500,000 shares of the Corporation's common stock paid in cash.

The fiscal year 1998 decrease in the net earnings balance compared to 1997 is primarily due to cash outlays for the purchase of treasury stock (from the merger with First Colorado accounted for as a pooling of interests) partially offset by the acquisitions of First National (which was acquired through the issuance of common stock), Heritage (which was acquired, in part, through the issuance of common stock), Investors and net internal growth with earnings retention.

--------------------------------------------------------------------------------

COMMERCIAL FEDERAL CORPORATION

-24-
--------------------------------------------------------------------------------

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


                                           Year Ended June 30,                     Year Ended June 30,
                                          1999 Compared to 1998                   1998 Compared to 1997
                                   -----------------------------------       ----------------------------------
                                       Increase (Decrease) Due to              Increase (Decrease) Due to
(In Thousands)                       Volume         Rate       Total           Volume         Rate      Total
---------------------------------------------------------------------------------------------------------------
Interest income:
   Loans and leases .............  $106,775     $(25,715)    $81,060         $ 53,191      $(4,128)   $49,063
   Mortgage-backed securities ...    (3,040)      (1,089)     (4,129)         (16,162)      (2,331)   (18,493)
   Investments ..................     6,601       (1,866)      4,735            9,161          365      9,526
---------------------------------------------------------------------------------------------------------------
     Interest income ............   110,336      (28,670)     81,666           46,190       (6,094)    40,096
---------------------------------------------------------------------------------------------------------------
Interest expense:
   Savings deposits .............    14,772       (2,144)     12,628           10,769       (3,940)     6,829
   Other time deposits ..........    15,407      (18,929)     (3,522)         (14,473)       5,793     (8,680)
   Advances from FHLB ...........    50,549      (14,176)     36,373           30,476          850     31,326
   Securities sold under agreements
     to repurchase ..............   (17,409)        (705)    (18,114)          (5,442)        (640)    (6,082)
   Other borrowings .............     4,472       (2,205)      2,267              235         (208)        27
---------------------------------------------------------------------------------------------------------------
     Interest expense ...........    67,791      (38,159)     29,632           21,565        1,855     23,420
---------------------------------------------------------------------------------------------------------------
Effect on net interest income ...  $ 42,545      $ 9,489     $52,034         $ 24,625      $(7,949)   $16,676
---------------------------------------------------------------------------------------------------------------

The net improvement due to changes in volume between fiscal years 1999 and 1998 reflect the net growth from the acquisitions of AmerUs and Midland. The net improvement due to changes in rate is primarily due to decreases in rates on certificates of deposits and FHLB advances.

The net improvements due to changes in volume between fiscal years 1998 and 1997 reflect the net growth the Corporation has experienced, both internally and from acquisitions. The net decrease due to changes in rates between fiscal years 1998 and 1997 is primarily due to increases in rates on interest-bearing liabilities, primarily certificates of deposits.

--------------------------------------------------------------------------------

                                                  COMMERCIAL FEDERAL CORPORATION

                                                                            -25-
--------------------------------------------------------------------------------

PROVISION FOR LOAN AND LEASE LOSSES AND REAL ESTATE OPERATIONS
--------------------------------------------------------------------------------
The Corporation recorded loan loss provisions of $12.4 million, $13.9 million and $13.4 million in fiscal years 1999, 1998 and 1997, respectively. For fiscal years 1999 and 1998 loss reserves totaling $1.0 million and $3.9 million, respectively, were recorded to conform the reserve portions of pooled acquisitions to the policies of the Corporation. Excluding these reserves, the loan loss provisions totaled $11.4 million for fiscal year 1999, an increase of approximately $1.4 million, compared to $10.0 million for fiscal year 1998. Such increase is primarily due to additional general reserves recorded to cover consumer loan losses. The loan and lease loss provision increased during fiscal year 1998 compared to 1997 due primarily to the net increase in the total loan and lease portfolio at June 30, 1998, compared to 1997, and to additional nonrecurring loss reserves recorded in fiscal year 1998 to conform the reserve positions of the fiscal 1998 acquisitions to the policies of the Corporation. At June 30, 1999, the Corporation's residential loan portfolio totaling $7.3 billion is secured by properties located in Colorado (20%), Nebraska (13%) and Kansas (10%) and the remaining 57% in 47 other states. At June 30, 1998, the balance of such loans totaled $6.4 billion and were secured by residential properties located primarily in Colorado (24%), Nebraska (15%), Kansas (10%) and the remaining 51% in 47 other states. The commercial real estate loan portfolio at June 30, 1999, totaling $835.3 million is secured by properties located in Colorado (29%), Kansas (15%), Iowa (14%) and the remaining 42% in 22 other states. At June 30, 1998, commercial real estate loans totaled $534.8 million and were secured by properties located in Colorado (34%), Iowa (29%), Nebraska (9%) and the remaining 28% in 13 other states. The allowance for loan and lease losses is based upon management's continuous evaluation of the collectibility of outstanding loans and leases, which takes into consideration such factors as changes in the composition of the loan and lease portfolios and economic conditions that may affect the borrower's ability to pay, regular examinations by the Corporation's credit review group of specific problem loans and leases and of the overall portfolio quality and real estate market conditions in the Corporation's lending areas.

The Corporation recorded a net loss from real estate operations in fiscal year 1999 totaling $1.7 million and net income of $1.9 million and $1.3 million in fiscal years 1998 and 1997, respectively. Real estate operations reflect provisions for real estate losses, net real estate operating activity, and gains and losses on dispositions of real estate. The net decrease in real estate operations for fiscal year 1999 compared to 1998 is due primarily to a decrease in net gains on dispositions of real estate totaling $1.5 million, a net increase in operating expenses of approximately $600,000 and a net increase in provisions for real estate losses. The $580,000 increase in real estate operations for fiscal year 1998 compared to 1997 is primarily due to the level of sales activity.

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

--------------------------------------------------------------------------------

COMMERCIAL FEDERAL CORPORATION

-26-
--------------------------------------------------------------------------------

Nonperforming assets are monitored on a regular basis by the Corporation's internal credit review and problem asset groups. Nonperforming assets increased by $30.4 million, or 42.5%, at June 30, 1999, compared to June 30, 1998, primarily as a result of net increases of $20.7 million in nonperforming loans, $5.4 million in troubled debt restructurings and $4.3 million in real estate. Nonperforming assets at June 30 are summarized as follows:


(Dollars in Thousands)                                                        1999         1998         1997
---------------------------------------------------------------------------------------------------------------
Nonperforming loans and leases (1)
   Residential real estate .............................................   $ 49,891      $43,212      $38,400
   Commercial real estate ..............................................     11,390        1,369          905
   Consumer ............................................................      4,859        2,651        2,557
   Leases and other loans ..............................................      3,875        2,134        1,765
---------------------------------------------------------------------------------------------------------------
     Total .............................................................     70,015       49,366       43,627
---------------------------------------------------------------------------------------------------------------
Real estate (2)
   Commercial ..........................................................      7,657        8,465        9,631
   Residential .........................................................     14,384        8,821        9,759
   Other ...............................................................          -          480          147
---------------------------------------------------------------------------------------------------------------
     Total .............................................................     22,041       17,766       19,537
---------------------------------------------------------------------------------------------------------------
Troubled debt restructurings (3)
   Commercial ..........................................................      9,534        3,524        9,489
   Residential .........................................................        195          778        1,126
---------------------------------------------------------------------------------------------------------------
     Total .............................................................      9,729        4,302       10,615
---------------------------------------------------------------------------------------------------------------
Total nonperforming assets .............................................   $101,785      $71,434      $73,779
---------------------------------------------------------------------------------------------------------------
Nonperforming loans and leases to total loans and leases ...............        .73%         .62%         .58%
Nonperforming assets to total assets ...................................        .80%         .69%         .73%
---------------------------------------------------------------------------------------------------------------
Allowance for loan and lease losses:
   Loans and leases (4) ................................................   $ 73,916      $56,295      $50,120
   Bulk purchased loans (5) ............................................      6,503        8,462       10,809
---------------------------------------------------------------------------------------------------------------
     Total .............................................................   $ 80,419      $64,757      $60,929
---------------------------------------------------------------------------------------------------------------
Allowance for loan and lease losses to total loans and leases ..........        .84%         .81%         .81%
Allowance for loan and lease losses to total nonperforming assets ......      79.01%       90.65%       82.58%
---------------------------------------------------------------------------------------------------------------

(1) Nonperforming loans and leases consist of nonaccruing loans (loans 90 days or more past due) and accruing loans that are contractually past due 90 days or more. At June 30, 1999 and 1998, there were no accruing loans contractually past due 90 days or more. At June 30, 1997, there were $894,000 of accruing loans contractually past due 90 days or more.

(2) Real estate consists of commercial and residential property acquired through foreclosure or repossession (real estate owned and real estate in judgment) and real estate from certain subsidiary operations, and does not include performing real estate held for investment totaling $9.5 million, $4.4 million and $4.7 million, respectively, at June 30, 1999, 1998 and 1997.

(3) A troubled debt restructuring is a loan on which the Corporation, for reasons related to the debtor's financial difficulties, grants a concession to the debtor, such as a reduction in the loan's interest rate, a reduction in the face amount of the debt, or an extension of the maturity date of the loan, that the Corporation would not otherwise consider.

(4) Includes $75,000, $97,000 and $77,000, respectively, at June 30, 1999, 1998 and 1997, in general allowance for losses established primarily to cover risks associated with borrowers' delinquencies and defaults on loans held for sale.

(5) Represents the allowance for loan losses for single-family residential whole loans purchased between January 1991 and June 30, 1992 (bulk purchased loans), which had been allocated from the amount of net discounts associated with the Corporation's purchase of these loans to provide for the credit risk associated with such bulk purchased loans. These bulk purchased loans had principal balances of $286.4 million, $388.5 million and $494.6 million, respectively, at June 30, 1999, 1998 and 1997. These allowances are available only to absorb losses associated with respective bulk purchased loans, and are not available to absorb losses from other loans.

--------------------------------------------------------------------------------

                                                  COMMERCIAL FEDERAL CORPORATION

                                                                            -27-
--------------------------------------------------------------------------------

Nonperforming loans and leases at June 30, 1999, increased $20.7 million compared to 1998 primarily due to increases of $10.0 million, $6.7 million, $2.2 million and $1.8 million, respectively, in delinquent commercial real estate, residential real estate, consumer loans and other loans. The increases are due to the AmerUs and Midland acquisitions and to growth in the respective portfolios. Nonperforming loans and leases at June 30, 1998, increased $5.7 million compared to June 30, 1997, primarily due to an increase of $4.8 million in delinquent residential real estate from growth in the portfolio.

The net increase of $4.3 million in real estate at June 30, 1999, compared to 1998 is due primarily to a net increase of $5.6 million in residential real estate offset by a net decrease of $808,000 in commercial real estate. Such net increase is due primarily to real estate acquired from the AmerUs and Midland acquisitions partially offset by real estate sales. The net decrease of $1.8 million in real estate at June 30, 1998, compared to June 30, 1997, is due primarily to net decreases totaling $1.2 million and $938,000, respectively, in commercial and residential real estate offset by a net increase totaling $333,000 in other real estate. The decreases in commercial and residential real estate are due in part to the sale of commercial real estate acquired in the First Colorado acquisition totaling approximately $1.1 million and the sale of residential real estate of approximately $12.7 million, partially offset by foreclosures totaling $12.3 million. Real estate is located primarily in Missouri and Colorado at June 30, 1999, and, before allowance for losses, totaled $4.8 million and $2.8 million, respectively. At June 30, 1998, real estate was located primarily in Nebraska and Colorado and totaled $5.4 million and $2.8 million, respectively, before allowance for losses.

Troubled debt restructurings increased $5.4 million at June 30, 1999, compared to June 30, 1998, due to the addition of 13 loans classified as commercial troubled debt restructurings totaling approximately $16.1 million offset primarily by the reclassifications of $7.1 million (to nonperforming loan status) and $1.6 million (to current loan status) and payoffs totaling approximately $1.9 million. Troubled debt restructurings decreased $6.3 million at June 30, 1998, compared to June 30, 1997, due primarily to decreases of $6.0 million and $348,000, respectively, in commercial and residential real estate loans. The decrease in commercial real estate includes the payoff of $4.2 million in loans during fiscal year 1998 and the reclassification of $1.4 million in loans to current status.

The ratio of nonperforming loans and leases to total loans and leases increased to .73% at June 30, 1999, based on loan and lease balances of $9.6 billion, compared to .62% and .58%, respectively, at June 30, 1998 and 1997, which were based on loan and lease balances of $8.0 billion and $7.5 billion. This ratio at June 30, 1999, increased compared to 1998 and June 30, 1998, compared to 1997, due to net increases in nonperforming loans and leases, primarily delinquent residential and commercial loans, partially offset by increases in the total balance of loans and leases. Increasing nonperforming assets accounts for the
 .80% ratio for nonperforming assets to total assets at June 30, 1999, compared to .69% at June 30, 1998, even though total assets also increased. The ratio of
 .69% for nonperforming assets to total assets decreased at June 30, 1998, compared to 1997 due to the decrease in total nonperforming assets combined with an increase in total assets. The total allowance for loan and lease losses increased to $80.4 million at June 30, 1999, compared to $64.8 million at June 30, 1998, due primarily to increases in allowances acquired in purchase acquisitions partially offset by decreases in allowances for bulk purchased loans due to loan repayments for such loans. The total allowance increased to $64.8 million at June 30, 1998, compared to $60.9 million at June 30, 1997, due to a lower level of net charge-offs for 1998 compared to 1997 and the decrease in allowances for bulk purchased loans. The percentage of allowance for loan and lease losses to total loans and leases at June 30, 1999, of .84% increased compared to .81% at June 30, 1998, and was unchanged at June 30, 1998, compared to 1997. The increase comparing June 30, 1999, to 1998 is due primarily to the net increase in the allowance for loan and lease losses. The total allowance for loan and lease losses to total nonperforming assets decreased to 79.01% at June 30, 1999, compared to 90.65% at June 30, 1998, due primarily to the increase in total nonperforming assets partially offset by the increase in the allowance for loan and lease losses. The total allowance for loan and lease losses to total nonperforming assets increased at June 30, 1998, compared to 82.58% at June 30, 1997, due primarily to the increase in the allowance for loan and lease losses.


NON-INTEREST INCOME
--------------------------------------------------------------------------------
LOAN SERVICING FEES

Loan servicing fees totaled $34.5 million, $34.8 million and $35.2 million for fiscal years 1999, 1998 and 1997, respectively. The amount of revenue generated from loan servicing fees, and changes in comparing fiscal years, is primarily due to the average size of the Corporation's portfolio of mortgage loans serviced for other institutions and the level of rates for service fees collected. The decreases in loan servicing fees comparing fiscal year 1999 to 1998, and fiscal year 1998 to 1997, are primarily due to slightly lower average service fee rates collected for the respective years. The portfolio of mortgage loans serviced for other institutions totaled $7.4 billion, $7.2 billion and $7.5 billion at June 30, 1999, 1998 and 1997, respectively.

--------------------------------------------------------------------------------

COMMERCIAL FEDERAL CORPORATION

-28-
--------------------------------------------------------------------------------

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


RETAIL FEES AND CHARGES
Retail fees and charges totaled $36.7 million, $30.3 million and $26.2 million for fiscal years 1999, 1998 and 1997, respectively. The primary source of this fee income is customer charges for retail financial services such as checking account fees and service charges, charges for insufficient checks or uncollected funds, stop payment fees, debit card fees, overdraft protection fees, transaction fees for personal checking and automatic teller machine services. The net increase for fiscal year 1999 compared to 1998 primarily results from the AmerUs and Midland acquisitions, accounted for as purchases and included in operations since their respective dates of consummation, which together contributed approximately $3.6 million in retail fees and charges for fiscal year 1999. Also contributing to such increases is a greater focus on cross-selling of products, and increases in certain checking account fees and related ancillary fees for overdraft and insufficient funds charges from the Corporation's increased retail customer deposit base. The net increase of $4.1 million for fiscal year 1998 compared to 1997 is primarily a result of the increased focus to cross-sell products and generate fees from the Corporation's sales development programs.


GAIN ON SALES OF LOANS
During fiscal years 1999, 1998 and 1997, the Corporation sold loans to third parties through its mortgage banking operations totaling approximately $2.0 billion, $1.2 billion and $871.0 million, respectively, resulting in net pre-tax gains of $3.4 million, $3.1 million and $2.1 million, respectively, for fiscal years 1999, 1998 and 1997. Mortgage loans are generally sold in the secondary market with loan servicing retained and without recourse to the Corporation. The net gains recorded in fiscal years 1999, 1998 and 1997 are attributable to the relatively stable interest rate environments over the respective periods.


GAIN ON SALES OF SECURITIES
During fiscal years 1999, 1998 and 1997, the Corporation sold securities available for sale resulting in pre-tax gains of $4.4 million, $3.8 million and $510,000, respectively, on sales of $235.6 million, $137.6 million and $153.1 million, respectively. Mortgage-backed securities accounted for most of the activity with pre-tax gains of $3.9 million, $2.5 million and $476,000, respectively, recorded in fiscal years 1999, 1998 and 1997.


OTHER OPERATING INCOME
Other operating income totaled $24.2 million, $23.7 million and $15.9 million for fiscal years 1999, 1998 and 1997, respectively. The major components of other operating income are brokerage commissions, credit life and disability commissions, insurance commissions and leasing operations.

Brokerage commission income totaled $9.2 million, $5.3 million and $4.1 million, respectively, for fiscal years 1999, 1998 and 1997. Brokerage commission income increased for fiscal year 1999 compared to 1998 primarily as a result of the AmerUs acquisition and by $1.2 million for fiscal year 1998 compared to 1997 due to significant growth in the volume of customer transactions for stocks and mutual funds as preferred investment options. A greater focus on cross-selling, an increase in the number of sales locations due to acquisitions and a more qualified staff also contributed to these increases.

Insurance commission income totaled $2.8 million, $3.2 million and $3.5 million, respectively, for fiscal years 1999, 1998 and 1997. The decreases in insurance commission income over the last two fiscal years are due primarily to increased competition, and decreases in property and casualty insurance and net reinsurance operations.

Credit life and disability commission income totaled $2.0 million, $2.0 million and $2.3 million, respectively, for fiscal years 1999, 1998 and 1997. Commission income from credit life and disability is directly related to consumer loan volume. However, credit life and disability commission income from leasing activity continues to decrease. Such decrease accounts for the decline comparing fiscal year 1998 to 1997 and is the reason credit life and disability commission income is unchanged comparing fiscal year 1999 to 1998. Origination and service fees from leasing operations totaled $618,000, $3.6 million and $3.9 million, respectively, for fiscal years 1999, 1998 and 1997. The net decrease in leasing operations comparing fiscal year 1999 to 1998 is due to the Corporation significantly curtailing leasing operations. The net decrease comparing fiscal year 1998 to 1997 is primarily due to

--------------------------------------------------------------------------------

                                                  COMMERCIAL FEDERAL CORPORATION

                                                                            -29-
--------------------------------------------------------------------------------

nonrecurring charges totaling $597,000 recorded in fiscal year 1998 for certain reserves on leasing operations. Other operating income includes miscellaneous items that can fluctuate significantly from year to year. Such amounts totaled approximately $9.6 million, $9.6 million and $2.1 million, respectively, for fiscal years 1999, 1998 and 1997.

NON-INTEREST EXPENSE
--------------------------------------------------------------------------------
GENERAL AND ADMINISTRATIVE EXPENSES
Total general and administrative expenses totaled $250.1 million, $216.4 million and $213.4 million for fiscal years 1999, 1998 and 1997, respectively. Excluding merger-related expenses and certain other nonrecurring charges, general and administrative expenses totaled $220.0 million, $191.2 million and $175.0 million, respectively, for fiscal years 1999, 1998, and 1997.

Overall, general and administrative expenses remained at consistent levels as illustrated by the efficiency ratio. The efficiency ratio is defined as general and administrative expenses divided by core revenue which is the sum of (i) net interest income before provision for loan and lease losses, (ii) loan servicing fees, (iii) retail fees and charges and (iv) other operating income. The Corporation's efficiency ratio for fiscal year 1999 is 51.6%, excluding certain merger-related and nonrecurring charges totaling $30.1 million. This ratio compares to 51.8% for fiscal year 1998, excluding certain merger-related and nonrecurring charges totaling $25.2 million. The ratio is 51.4% for fiscal year 1997, excluding the $36.1 million SAIF special assessment and the nonrecurring expenses totaling $2.3 million associated with the repurchase of 2,812,725 shares of the Corporation's common stock. The efficiency ratio is lower for fiscal year 1999 compared to 1998, even though operating expenses increased approximately $28.8 million after adjusting for the aforementioned nonrecurring expenses for both fiscal years, due to core revenue increasing in fiscal year 1999.

The net increase of $33.7 million in general and administrative expenses for fiscal year 1999 compared to 1998 is primarily due to net increases in the merger expenses category of $11.9 million, compensation and benefits of $10.7 million, occupancy and equipment of $8.2 million, other expenses of $6.9 million, advertising of $1.3 million and regulatory insurance and assessments of $688,000. These increases were slightly offset by a net decrease of $5.9 million in data processing. Such net increase comparing the two fiscal years is primarily due to the current fiscal year merger expenses totaling $30.1 million associated with the First Colorado acquisition and the termination of three employee stock ownership plans compared to the $20.9 million of merger expenses recorded in fiscal year 1998. The AmerUs and Midland acquisitions, which were accounted for under the purchase method of accounting, contributed a net increase of approximately $16.1 million in general and administrative expenses for fiscal year 1999 over 1998. These acquisitions result in increased personnel wages and benefits and costs of operating additional branches, as well as other expenses incurred on an indirect basis attributable to these acquisitions. The net decrease in data processing for fiscal year 1999 compared to 1998 is due to accelerated amortization totaling $4.3 million recorded in fiscal year 1998 for certain computer systems and software necessitated by the Year 2000 compliance and the related planned systems conversions. Merger expenses totaling $16.1 million associated with the First Colorado acquisition consisted of $8.0 million in transaction costs, such as fees for investment banking, accounting and legal, $6.7 million in costs to combine operations and $1.4 million in severance and other termination costs. The remaining amount of the merger expenses totaled $14.0 million and related to the termination of three employee stock ownership plans acquired in mergers the past two fiscal years. Such amount represents the market value of unallocated shares distributed to plan participants upon the termination of these employee stock ownership plans.

The net increase of approximately $39.0 million in general and administrative expenses for fiscal year 1998 compared to 1997, excluding the deposit insurance special assessment totaling $36.1 million, is partially attributable to nonrecurring expenses totaling $25.2 million consisting of merger expenses totaling $18.0 million, the accelerated amortization of certain computer systems and software necessitated by Year 2000 compliance and the related planned systems conversions totaling $4.3 million and expenses totaling $2.9 million to conform accounting practices of certain operations of three pooled acquisitions to the Corporation's policies. The merger expenses consist of $9.0 million in transaction costs, such as fees for investment banking, accounting and legal, $6.5 million in severance and other termination costs and $2.5 million in expenses to combine operations. Other expenses incurred in fiscal year 1998 compared to 1997 include increased marketing costs for checking accounts and related products and for consumer loans, increased occupancy and equipment, compensation and benefits and other operating expenses from acquisitions and branch expansion. The decrease in regulatory insurance and assessments of $5.4 million is substantially due to the revised rate structure on insured deposits adopted by the Federal Deposit Insurance Corporation after the recapitalization of the SAIF. The Corporation's annual deposit insurance rate in effect prior to this recapitalization

--------------------------------------------------------------------------------

COMMERCIAL FEDERAL CORPORATION

-30-
--------------------------------------------------------------------------------

was .23% of insured deposits reduced to .064% of insured deposits effective January 1, 1997, and thereafter.


INTANGIBLE ASSETS
Total amortization expense of intangible assets for fiscal years 1999, 1998 and 1997 was $15.7 million, $7.8 million and $11.2 million, respectively. The net increase in amortization expense of intangible assets for fiscal year 1999 compared to 1998 is primarily due to the AmerUs and Midland acquisitions consummated this fiscal year. The amortization expense of intangible assets associated with these two acquisitions totaled $7.8 million for fiscal year 1999. The net decrease in amortization expense of intangible assets for fiscal year 1998 compared to 1997 is primarily due to the reduction totaling $3.2 million in amortization expense of core value of deposits from amounts that were fully amortized as of April 1997 and the reduction in core value of deposits amortized on an accelerated basis. Offsetting these decreases is an increase totaling $806,000 due to amortization expense resulting from the First National acquisition consummated January 30, 1998.


PROVISION FOR INCOME TAXES
--------------------------------------------------------------------------------
For fiscal years 1999, 1998 and 1997 the provision for income taxes totaled $63.3 million, $52.4 million and $38.0 million, respectively. The effective tax rates for fiscal years 1999, 1998 and 1997 were 40.6%, 37.5% and 35.6%, respectively. The effective tax rate varied from the statutory rate of 35.0% for fiscal years 1999 and 1998 due to the nondeductibility of certain merger-related expenses and other nonrecurring charges. A significant nondeductible merger-related expense for fiscal year 1999 is the $14.0 million associated with the termination of the employee stock ownership plans acquired in mergers. For the three fiscal years ended June 30, 1999, the effective tax rates also vary from the statutory rate due to the nondeductibility of amortization of intangible assets in relation to the level of taxable income for the respective fiscal years.


EXTRAORDINARY ITEMS
--------------------------------------------------------------------------------
In fiscal year 1997 the Corporation recognized extraordinary losses of $583,000 (net of income tax benefits totaling $316,000), or $.01 loss per diluted share, primarily as a result of the early retirement of the $40.25 million 10.25% subordinated debt originally due December 15, 1999, and the $6.9 million 10.0% senior notes originally due January 31, 1999. The extraordinary losses consisted primarily of the write-off of the related premiums and costs associated with the issuance and redemption of such debt that was retired with the proceeds from the $50.0 million subordinated extendible notes offering completed December 2, 1996.


RATIOS
--------------------------------------------------------------------------------
The table below sets forth certain performance ratios of the Corporation for the periods indicated:


                                                                                     Year Ended June 30,
                                                                                  1999      1998    1997
-----------------------------------------------------------------------------------------------------------
Return on average assets: net income divided by average total assets (1) ........  .77%      .85%    .70%
Return on average equity: net income divided by average equity (1) .............. 9.95     10.96    9.18
Equity-to-assets ratio: average stockholders' equity to average total assets .... 7.79      7.76    7.68
General and administrative expenses divided by average assets (2) ............... 2.10      2.10    2.20
-----------------------------------------------------------------------------------------------------------

(1) Return on average assets and return on average stockholders' equity for fiscal year 1999 are 1.00% and 12.86%, respectively, excluding the after-tax effect of merger-related and other nonrecurring charges totaling $27.1 million. Return on average assets and return on average stockholders' equity for fiscal year 1998 are 1.06% and 13.65%, respectively, excluding the after-tax effect of merger-related and other nonrecurring charges totaling $21.5 million. Return on average assets and return on average stockholders' equity for fiscal year 1997 are .97% and 12.58%, respectively, excluding the after-tax effect of the nonrecurring expenses totaling $25.1 million associated with the SAIF special assessment, the repurchase of 2,812,725 shares of the Corporation's common stock, the extraordinary loss on early retirement of debt and the change in income taxes for tax bad debt reserves.

(2) General and administrative expenses divided by average assets for fiscal year 1999 is 1.85% excluding the merger-related and other nonrecurring charges totaling $30.1 million on a pre-tax basis. General and administrative expenses divided by average assets for fiscal year 1998 is 1.86% excluding the merger- related and other nonrecurring charges totaling $25.2 million on a pre-tax basis. General and administrative expenses divided by average assets for fiscal year 1997 is 1.81% excluding the nonrecurring expenses totaling approximately $38.4 million on a pre-tax basis associated with the SAIF special assessment and the repurchase of 2,812,725 shares of the Corporation's common stock.
--------------------------------------------------------------------------------

The operating ratio for general and administrative expenses for fiscal year 1999 is unchanged compared to 1998 due to a net increase of $33.7 million in such expenses offset by an increase of approximately $1.6 billion in average assets over the same periods. The increase in general and administrative expenses is primarily due to the AmerUs and Midland acquisitions accounted for as purchases and the termination of the three employee stock ownership plans acquired

--------------------------------------------------------------------------------

                                                  COMMERCIAL FEDERAL CORPORATION

                                                                            -31-
--------------------------------------------------------------------------------

in mergers the past two fiscal years. The increase in the average assets is attributable to the AmerUs and Midland acquisitions. The decrease in the ratio of general and administrative expenses to average assets for fiscal year 1998 compared to 1997 is primarily attributable to an increase of $600.6 million in average assets partially offset by a net increase of $3.0 million in total general and administrative expenses.


IMPLEMENTATION OF NEW ACCOUNTING PRONOUNCEMENTS
--------------------------------------------------------------------------------
During fiscal year 1999 the Corporation adopted the provisions of four accounting pronouncements: Statement No. 129 entitled "Disclosure of Information About Capital Structure," Statement No. 130 "Reporting Comprehensive Income," Statement No. 131, "Disclosures About Segments of an Enterprise and Related Information," and Statement No. 132 "Employers' Disclosure About Pensions and Other Postretirement Benefits." All of these pronouncements were only of a disclosure nature, and therefore the adoption of these statements did not have a material effect on the Corporation's financial position, liquidity or results of operations.


LIQUIDITY AND CAPITAL RESOURCES
--------------------------------------------------------------------------------
The Corporation's principal asset is its investment in the capital stock of the Bank, and because it does not generate any significant revenues independent of the Bank, the Corporation's liquidity is dependent on the extent to which it receives dividends from the Bank. The Bank's ability to pay dividends to the Corporation is dependent on its ability to generate earnings and is subject to a number of regulatory restrictions and tax considerations. Effective April 1, 1999, the Office of Thrift Supervision (OTS) issued a final rule revising its capital distribution regulation. This revised regulation reflects the OTS's implementation of the system of prompt corrective action established under the Federal Deposit Insurance Corporation Improvement Act of 1991 and conforms the OTS's capital distribution requirements more closely to those of the other banking agencies. Under the terms of this regulation, the Bank is permitted to pay capital distributions during a calendar year up to 100.0% of its retained net income (net income determined in accordance with generally accepted accounting principles less total capital distributions declared) for the current calendar year combined with the Bank's retained net income for the preceding two calendar years without prior approval of the OTS. At June 30, 1999, the Bank would be permitted to pay an aggregate amount approximating $113.8 million in dividends under this regulation. Should the Bank's regulatory capital fall below certain levels, applicable law would require approval by the OTS of such proposed dividends and, in some cases, would prohibit the payment of dividends.

At June 30, 1999, the cash of Commercial Federal Corporation (the parent company) totaled $10.4 million. Due to the parent company's limited independent operations, management believes that its cash balance at June 30, 1999, is currently sufficient to meet operational needs. However, the parent company's ability to make future interest and principal payments on its $50.0 million of 7.95% fixed-rate subordinated extendible notes due December 1, 2006 (the Notes), on its $46.4 million of 9.375% fixed-rate junior subordinated debentures due May 15, 2027 (the Debentures) and on its promissory notes, is dependent upon its receipt of dividends from the Bank. Accordingly, during fiscal years 1999 and 1998, the parent company received cash dividends totaling $73.3 million and $47.4 million, respectively, from the Bank. The dividends received during fiscal year 1999 were paid to cover (i) the cash payment of $25.0 million related to the acquisition of Midland on March 1, 1999, (ii) common stock cash dividends totaling $17.4 million paid by the parent company to its shareholders during fiscal year 1999, (iii) interest payments totaling $15.2 million on the parent company's debt, (iv) the cash payment of $10.0 million related to the acquisition of AmerUs on July 31, 1998, and (v) principal payments of $5.7 million on the parent company's five-year promissory term note.

Cash dividends paid by the parent company to its common stock shareholders totaled $13.5 million and $16.1 million, respectively, during fiscal years 1999 and 1998. Such cash dividends for fiscal year 1998 include approximately $9.1 million from acquisitions accounted for as pooling of interests. The payment of dividends on the common stock is subject to the discretion of the Board of Directors of the Corporation and depends on a variety of factors, including operating results and financial condition, liquidity, regulatory capital limitations and other factors. The Bank will continue to pay dividends to the parent company, pursuant to regulatory restrictions, to cover future principal and interest payments on the parent company's debt and quarterly cash dividends on common stock when and as declared by the parent company. The parent company also receives cash from the exercise of stock options and the sale of stock under its employee benefit plans which totaled $9.7 million and $6.5 million, respectively, during fiscal years 1999 and 1998, as well as from the Bank for income tax benefits from operating losses of the parent company as provided in the corporate tax sharing agreement.

--------------------------------------------------------------------------------

COMMERCIAL FEDERAL CORPORATION

-32-
--------------------------------------------------------------------------------

Effective April 28, 1999, the Corporation's Board of Directors authorized the repurchase of up to five percent, or approximately 3,000,000 shares, of the Corporation's outstanding common stock during the next 18 months. During the fourth quarter of fiscal year 1999 the Corporation repurchased and cancelled 1,500,000 shares of its common stock at a cost of approximately $36.2 million.

The Corporation's primary sources of funds are (i) deposits, (ii) principal repayments on loans, mortgage-backed and investment securities, (iii) advances from the FHLB and (iv) cash generated from operations. As reflected in the Consolidated Statement of Cash Flows, net cash flows provided by operating activities for fiscal years 1999 and 1997 totaled $251.5 million and $32.4 million, respectively, and net cash flows used by operating activities for fiscal year 1998 totaled $96.8 million. Amounts fluctuate from period to period primarily as a result of mortgage banking activity relating to the purchase and origination of loans for resale and the subsequent sale of such loans. The purchase and origination of loans for resale totaling $1.9 billion for fiscal year 1999 is higher compared to $1.4 billion and $915.8 million for fiscal years 1998 and 1997, respectively, primarily due to increased prepayment and refinancing activity. Proceeds from the sales of loans totaled $2.0 billion for fiscal year 1999 compared to $1.2 billion and $873.1 million in fiscal years 1998 and 1997.

Net cash flows used by investing activities totaled $840.0 million and $425.6 million for fiscal years 1999 and 1997, respectively, and net cash flows provided by investing activities totaled $112.4 million for fiscal year 1998. Amounts fluctuate from period to period primarily as a result of (i) principal repayments on loans and mortgage-backed securities and (ii) the purchase and origination of loans, mortgage-backed and investment securities. The acquisition of First Colorado consummated August 14, 1998, had no material effect on liquidity, except for the net cash outlays totaling $16.1 million relating to nonrecurring merger related costs, since such transaction was consummated in an exchange of common stock between the financial institutions. The acquisition of AmerUs on July 31, 1998, resulted in a cash outlay of approximately $53.2 million and the acquisition of Midland on March 1, 1999, resulted in a cash outlay of $83.0 million. The acquisition of AmerUs was financed by $40.0 million of one-year purchase notes due July 31, 1999, from the seller bearing interest at 150 basis points over the one-year Treasury bill rate, a $10.0 million capital distribution from the Bank and, in part, by a $45.0 million term note borrowed by the Corporation on July 30, 1998. This note was a five-year term note due July 31, 2003, unsecured, with quarterly principal payments of $1.25 million and interest payable quarterly at 100 basis points below the lender's national base rate. In November 1998 this term note was partially paid down by an additional $8.75 million, resulting in a remaining principal balance of $32.5 million at June 30, 1999. The one-year notes for $40.0 million from the AmerUs transaction were paid in full on July 30, 1999, and the term note due July 31, 2003, was refinanced on July 1, 1999, from the same lender with a note due June 30, 2004, in the same amount and at the same interest rate. The acquisition of Midland on March 1, 1999, was financed by parent company funds and a $25.0 million capital distribution from the Bank. The Corporation's four fiscal year 1998 acquisitions, structured to be consummated as an exchange of common stock between the Corporation and these respective financial institutions, resulted in the Corporation issuing 9,368,063 shares of its common stock in fiscal year 1998. Cash outlays for nonrecurring merger-related costs associated with these acquisitions approximated $19.8 million. The fiscal year 1997 acquisitions resulted in cash paid totaling approximately $8.7 million for the common stock of these institutions and the exchange of 1,016,173 shares of the Corporation's common stock.

Net cash flows provided by financing activities totaled $724.7 million, $56.6 million and $381.8 million, respectively, for fiscal years 1999, 1998 and 1997. Advances from the FHLB, retail deposits and securities sold under agreements to repurchase have been the primary sources to balance the Corporation's funding needs during each of the fiscal years presented. Excluding deposits acquired in acquisitions, the Corporation experienced net decreases in deposits of $211.1 million and $212.9 million for fiscal years 1999 and 1998, respectively, and a net increase of $86.3 million for the fiscal year ended June 30, 1997. The decreases in deposits during fiscal years 1999 and 1998 were primarily due to depositors leaving for higher interest rates. During fiscal year 1999 the Corporation continued to borrow long-term FHLB advances that are callable at the option of the FHLB. Such advances provide the Corporation with lower interest-bearing liabilities than other funding alternatives. At June 30, 1999 and 1998, the Corporation had fixed-rate advances totaling $3.0 billion and $1.0 billion, respectively, that were convertible into adjustable-rate advances. At June 30, 1999, these convertible advances had call dates ranging from July 1999 to March 2003. On August 14, 1998, First Colorado issued 1,400,000 shares of common stock prior to its merger with the Corporation, resulting in the receipt of proceeds totaling $32.5 million. On April 28, 1999, the Corporation's Board

--------------------------------------------------------------------------------

                                                  COMMERCIAL FEDERAL CORPORATION

                                                                            -33-
--------------------------------------------------------------------------------

of Directors authorized the repurchase of up to five percent of the Corporation's outstanding common stock over the next 18 months. As of June 30, 1999, the Corporation had repurchased 1,500,000 shares at a cost totaling $36.2 million. In August 1996 the Corporation repurchased 2,812,725 shares of its common stock for $51.2 million including certain expenses and costs associated with the seller's ownership of such stock. The sources of cash to consummate this stock repurchase consisted of a promissory note totaling $28.0 million, a dividend from the Bank totaling $18.0 million and cash totaling $5.2 million paid directly by the parent company. In December 1996, the Corporation completed the issuance of $50.0 million of 7.95% fixed-rate subordinated extendible notes due December 1, 2006, which resulted in the Corporation receiving $48.5 million net of fees. With the proceeds from the issuance of these subordinated extendible notes, the Corporation redeemed $47.2 million of subordinated debt and senior notes. Effective May 1997 the Corporation, through a special-purpose wholly-owned trust subsidiary of the Corporation, issued $45.0 million of fixed-rate 9.375% cumulative trust preferred securities.

The Deposit Insurance Funds Act of 1996 authorized the recapitalization of the SAIF fund by imposing a one-time special assessment of .657% of SAIF-insured deposits resulting in the Corporation recording an after-tax charge of approximately $23.1 million ($36.1 million pre-tax) in fiscal year 1997. The Corporation's annual deposit insurance rate in effect prior to this recapitalization was .23% of insured deposits, which was reduced to .064% of insured deposits effective January 1, 1997. Until December 31, 1999, SAIF-insured institutions will be required to pay assessments to the FDIC at the rate of .064% to help fund interest payments on bonds issued by an agency of the federal government established to finance takeovers of insolvent thrifts. During this period, Bank Insurance Fund (BIF) members will be assessed at the rate of
 .013% to fund interest payments on these bonds. After December 31, 1999, both BIF and SAIF members will be assessed at the same rate for such interest payments. The Deposit Insurance Funds Act of 1996 provides that the BIF and the SAIF will be merged into a single deposit insurance fund effective December 31, 1999, but only if there are no insured savings associations on that date.

The Corporation will continue to grow its franchise through an ongoing program of internal growth and selective acquisitions of other financial institutions. The Corporation has considered and will continue to consider possible mergers with and acquisitions of other selected financial institutions. During fiscal year 1999, the Corporation consummated the acquisitions of AmerUs, First Colorado and Midland. During fiscal year 1998 the Corporation consummated four acquisitions and during fiscal year 1997 consummated two acquisitions. See Note 2 to the Consolidated Financial Statements for additional information on these completed acquisitions. Such acquisitions present the Corporation with the opportunity to further expand its community banking retail network in its existing markets; and to increase its earnings potential by increasing its mortgage, consumer and commercial loan volumes funded primarily by deposits which generally bear lower rates of interest than alternative sources of funds and by lower costing callable FHLB advances. Acquisition candidates are selected based on the extent to which the candidate can enhance the Corporation's retail presence in new or existing markets and complement the Corporation's present retail network.

At June 30, 1999, the Corporation issued commitments totaling $771.8 million to fund and purchase loans, investment securities and mortgage-backed securities as follows: $345.6 million of single-family fixed-rate mortgage loans, $37.7 million of single-family adjustable-rate mortgage loans, $19.5 million of commercial real estate loans, $81.5 million of investment securities, $10.0 million of mortgage-backed securities and $277.5 million of unused lines of credit for commercial and consumer use. These outstanding loan commitments to extend credit in order to originate loans or fund commercial and consumer loans lines of credit do not necessarily represent future cash requirements since many of the commitments may expire without being drawn. The Corporation expects to fund these commitments, as necessary, from the sources of funds previously described.

The maintenance of an appropriate level of liquid resources to meet not only regulatory requirements but also to provide funding necessary to meet the Corporation's current business activities and obligations is an integral element in the management of the Corporation's assets. The Bank is required by federal regulation to maintain a minimum average daily balance of liquid assets in each calendar quarter of not less than 4.0% of net withdrawable deposits plus short-term borrowings or 4.0% of the average daily balance of net withdrawable accounts plus short-term borrowings during the preceding quarter. The Bank's liquidity ratio was 11.69% at June 30, 1999. Liquidity levels will vary depending upon savings flows, future loan fundings, cash operating needs, collateral requirements and general prevailing economic conditions. The Bank does not foresee any difficulty in meeting its liquidity requirements.

--------------------------------------------------------------------------------

COMMERICAL FEDERAL CORPORATION

-34-
--------------------------------------------------------------------------------


IMPACT OF INFLATION AND CHANGING PRICES
--------------------------------------------------------------------------------
The consolidated financial statements and related consolidated financial information are prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant effect on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services.


STOCK PRICES AND DIVIDENDS
--------------------------------------------------------------------------------
The Corporation's common stock is traded on the New York Stock Exchange under the symbol "CFB." The following table sets forth the high, low and closing sales prices and dividends declared for the periods indicated for the common stock of the Corporation:

                                                1999                                     1998
                                -----------------------------------      ------------------------------------
                                 Fourth    Third    Second    First       Fourth    Third    Second     First
                                Quarter  Quarter   Quarter  Quarter      Quarter  Quarter   Quarter   Quarter
==============================================================================================================
Common stock prices:
  High .....................     $25.00   $24.00    $24.44   $32.38       $38.19   $36.38    $36.50   $32.13
  Low ......................      22.00    21.06     19.63    22.00        31.13    30.00     31.38    25.08
  Close ....................      23.19    23.19     23.19    23.56        31.63    36.38     35.56    31.42
--------------------------------------------------------------------------------------------------------------
Dividends declared .........     $ .065   $ .065    $ .065    $.055       $ .055   $ .055    $ .055   $ .047
==============================================================================================================

As of June 30, 1999, there were 59,593,849 shares of common stock issued and outstanding which were held by approximately 5,400 shareholders of record and 2,589,107 shares subject to outstanding options. The number of shareholders of record does not reflect the persons or entities who hold their stock in nominee or "street" name.

On November 16, 1998, the Board of Directors increased the quarterly common stock cash dividend from $.055 per share to $.065 per share for stockholders of record on December 30, 1998. On November 17, 1997, the Board of Directors of the Corporation declared a three-for-two stock split effected in the form of a 50 percent stock dividend to stockholders of record on November 28, 1997. The stock dividend was distributed on December 15, 1997, and totaled 10,865,530 shares of common stock with fractional shares paid in cash. Also in November 1997 the Board of Directors increased the quarterly cash dividend from $.047 per common share to $.055 per common share.

In November 1996 the Board of Directors declared a three-for-two stock split effected in the form of a 50 percent stock dividend to stockholders of record on December 31, 1996. This stock dividend was distributed in January 1997 and totaled 10,745,214 shares of common stock with fractional shares paid in cash.

Cash dividends declared during fiscal year 1999 totaled $15.1 million, or $.25 per common share, compared to fiscal year 1998 of $7.8 million, or $.212 per common share, and fiscal year 1997 of $5.9 million, or $.185 per common share. The total amount for cash dividends declared and the per share amounts are the amounts authorized by the Corporation's Board of Directors only and are not restated for any of the Corporation's acquisitions accounted for as a pooling of interests. See "Liquidity and Capital Resources" and Note 18 to the Consolidated Financial Statements regarding the payment of future dividends and any possible restrictions thereon.


YEAR 2000
--------------------------------------------------------------------------------
The year 2000 poses an important business issue regarding how existing application software programs and operating systems can accommodate this date value. Many computer programs that can only distinguish the final two digits of the year are expected to read entries for the year 2000 as the year 1900. Like most financial service providers, the Corporation may be significantly affected by the Year 2000 issue due to the nature of financial information. Software, hardware and equipment both within and outside the Corporation's direct control and with whom the Corporation electronically or operationally interfaces are likely to be affected. If computer systems are not adequately changed to identify the Year 2000, many computer applications could fail or create erroneous results. As a result, many calculations that rely on the data field information, such as interest, payment or due dates and other operating functions, may generate results that could be significantly misstated, and the

--------------------------------------------------------------------------------

                                                   COMMERICAL FEDERAL CORPORATON

                                                                            -35-
--------------------------------------------------------------------------------

Corporation could experience a temporary inability to process transactions and engage in normal business activities.

All of the significant computer programs of the Corporation that could be affected by this problem are provided by major third party vendors. The Corporation has completed the process of replacing/upgrading its integral computer systems and programs, as well as most equipment, in order to provide cost-effective and efficient delivery of services to its customers, information to management, and to provide additional capacity for processing information and transactions due to acquisitions. The total cost of the Year 2000 project is estimated to approximate $14.0 million which will be funded through cash flows from operations. Most of the total project cost is expected to be capitalized since it involves the purchase of computer systems, programs and equipment. During fiscal year 1999 approximately $4.4 million was expensed that related to systems conversion costs, internal staff costs, as well as consulting and other Year 2000 expenses. In addition, during fiscal year 1998 the Corporation expensed $4.3 million due to accelerated amortization of certain computer systems and software necessitated by Year 2000 compliance and the related planned systems conversions. The adjusted carrying amount of these computer systems and software was depreciated until their disposal at the date of conversion.

The third party vendors have advised the Corporation that all such mission critical computer systems and programs are Year 2000 compliant. The Corporation tested all such systems for Year 2000 compliance before integration into its computer environment. The Corporation scheduled certain operations that began conversions in October 1998. These conversions allowed the Corporation to resolve application and conversion problems that arose and to do further testing to enhance software programs and future conversions. Final conversions that are Year 2000 compliant were completed by the end of fiscal year 1999. Other mission critical systems were tested in conjunction with certain nationwide financial industry test programs. All Year 2000 testing was substantially completed June 30, 1999. In addition, as a financial services institution, the Corporation is under the supervision of federal regulatory agencies that have guidelines and perform ongoing monitoring and evaluation of the Corporation's Year 2000 readiness.

The Corporation is also working with non-mainframe software and hardware vendors to determine the extent to which the Corporation's interface systems may be vulnerable to those third parties' failure to remediate their own Year 2000 issues. If the third party vendors are unable to resolve Year 2000 issues in time, the conversion is delayed significantly or problems arise as a result of the conversion, the Corporation would likely experience significant data processing delays, mistakes or failures. These delays, mistakes or failures could have significant adverse impact on the financial condition and results of operations of the Corporation. In addition, there can be no assurance that the systems of other companies on which the Corporation's systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Corporation's systems, would not have a material adverse effect on the Corporation. The Corporation has developed and tested a Year 2000 contingency plan that addresses, among other issues, critical operations and potential failures thereof, and strategies for business continuation such as contracting with alternative vendors and re-deployment of internal staff as needed in critical areas. The Corporation has also evaluated non-technical systems that rely on imbedded technology in their critical processes so that such systems will continue to operate without interruption.

--------------------------------------------------------------------------------

COMMERCIAL FEDERAL CORPORATION

-36-
--------------------------------------------------------------------------------


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

Management is responsible for establishing and maintaining effective internal control over financial reporting. The internal control structure contains monitoring mechanisms and actions are taken to correct deficiencies identified.

There are inherent limitations in the effectiveness of any structure of internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even effective internal control can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

Management assessed the Corporation's internal control over financial reporting as of June 30, 1999. This assessment was based on the criteria for effective internal control described in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based upon this assessment, Management believes that the Corporation maintained effective internal control over financial reporting as of June 30, 1999.


/s/ William A. Fitzgerald


William A. Fitzgerald
Chairman of the Board and Chief Executive Officer


/s/ James A. Laphen


James A. Laphen
President, Chief Operating Officer
and Chief Financial Officer


INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------
Board of Directors and Shareholders
Commercial Federal Corporation
Omaha, Nebraska

We have audited the accompanying consolidated statements of financial condition of Commercial Federal Corporation and subsidiaries (the Corporation) as of June 30, 1999 and 1998, and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1999. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of Commercial Federal Corporation and First Colorado Bancorp, Inc. which has been accounted for as a pooling-of-interests as described in Note 2 to the consolidated financial statements.

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

In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the financial position of Commercial Federal Corporation and subsidiaries as of June 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1999, in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP


Omaha, Nebraska
August 12, 1999

--------------------------------------------------------------------------------

                                                  COMMERICAL FEDERAL CORPORATION


                                                                            -37-
--------------------------------------------------------------------------------

                 CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

                                                                                                 June 30,
(Dollars in Thousands)                                                               --------------------------
ASSETS                                                                                      1999         1998
===============================================================================================================
Cash (including short-term investments of $39,585 and $62,886) ....................  $   353,275  $   217,012
Investment securities available for sale, at fair value ...........................       83,811      141,116
Mortgage-backed securities available for sale, at fair value ......................      419,707      171,393
Loans and leases held for sale, net ...............................................      104,347      290,380
Investment securities held to maturity (fair value of $846,805 and $533,078) ......      862,760      532,188
Mortgage-backed securities held to maturity (fair value of $849,488 and $922,042) .      862,838      920,456
Loans and leases receivable, net of allowances of $80,344 and $64,660 .............    9,222,046    7,566,896
Federal Home Loan Bank stock ......................................................      194,129      131,132
Interest receivable, net of allowances of $319 and $201 ...........................       77,513       66,353
Real estate, net ..................................................................       31,513       22,195
Premises and equipment, net .......................................................      185,302      134,951
Prepaid expenses and other assets .................................................      125,544      127,971
Intangible assets, net of accumulated amortization of $49,260 and $33,558 .........      252,677       77,186
---------------------------------------------------------------------------------------------------------------
   Total Assets ...................................................................  $12,775,462  $10,399,229
---------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
===============================================================================================================
Liabilities:
   Deposits .......................................................................  $ 7,655,415  $ 6,558,207
   Advances from Federal Home Loan Bank ...........................................    3,632,241    2,379,182
   Securities sold under agreements to repurchase .................................      128,514      334,294
   Other borrowings ...............................................................      225,383      110,674
   Interest payable ...............................................................       48,759       36,261
   Other liabilities ..............................................................      118,267      119,416
---------------------------------------------------------------------------------------------------------------
     Total Liabilities ............................................................   11,808,579    9,538,034
---------------------------------------------------------------------------------------------------------------
Commitments and Contingencies .....................................................            -            -
---------------------------------------------------------------------------------------------------------------
Stockholders' Equity:
   Preferred stock, $.01 par value; 10,000,000 shares authorized; none issued                  -            -
   Common stock, $.01 par value; 120,000,000 shares authorized;
     59,593,849 and 58,714,826 shares issued and outstanding ......................          596          587
   Additional paid-in capital .....................................................      364,320      337,697
   Retained earnings ..............................................................      611,529      534,245
   Accumulated other comprehensive income (loss), net .............................       (9,562)          70
   Unearned Employee Stock Ownership Plan (ESOP) shares ...........................            -      (11,404)
---------------------------------------------------------------------------------------------------------------
     Total Stockholders' Equity ...................................................      966,883      861,195
---------------------------------------------------------------------------------------------------------------
     Total Liabilities and Stockholders' Equity ...................................  $12,775,462  $10,399,229
===============================================================================================================

See accompanying Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------

COMMERCIAL FEDERAL CORPORATION

-38-
--------------------------------------------------------------------------------
                     CONSOLIDATED STATEMENT OF OPERATIONS


(Dollars in Thousands Except Per Share Data)                                         Year Ended June 30,
                                                                           ------------------------------------
                                                                               1999         1998         1997
===============================================================================================================
Interest Income:
   Loans and leases receivable .........................................   $700,911     $619,851     $570,788
   Mortgage-backed securities ..........................................     77,039       81,168       99,661
   Investment securities ...............................................     61,404       56,669       47,143
---------------------------------------------------------------------------------------------------------------
     Total interest income .............................................    839,354      757,688      717,592

Interest Expense:
   Deposits ............................................................    322,858      313,752      315,603
   Advances from Federal Home Loan Bank ................................    157,787      121,414       90,088
   Securities sold under agreements to repurchase ......................     12,419       30,533       36,615
   Other borrowings ....................................................     13,957       11,690       11,663
---------------------------------------------------------------------------------------------------------------
     Total interest expense ............................................    507,021      477,389      453,969

Net Interest Income ....................................................    332,333      280,299      263,623
Provision for Loan and Lease Losses ....................................    (12,400)     (13,853)     (13,427)
---------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Loan and Lease Losses ..........    319,933      266,446      250,196

Other Income (Loss):
   Loan servicing fees .................................................     34,481       34,784       35,190
   Retail fees and charges .............................................     36,740       30,284       26,198
   Real estate operations ..............................................     (1,674)       1,894        1,314
   Gain on sales of loans ..............................................      3,423        3,092        2,142
   Gain on sales of securities .........................................      4,376        3,765          510
   Other operating income ..............................................     24,189       23,702       15,914
---------------------------------------------------------------------------------------------------------------
     Total other income ................................................    101,535       97,521       81,268

Other Expense:
   General and administrative expenses -
     Compensation and benefits .........................................     98,869       88,129       77,790
     Occupancy and equipment ...........................................     36,528       28,316       25,045
     Data processing ...................................................     12,360       18,276       12,367
     Regulatory insurance and assessments ..............................      5,777        5,089       10,467
     Advertising .......................................................     13,893       12,633       10,675
     Other operating expenses ..........................................     52,770       45,907       41,005
     Merger expenses ...................................................     29,917       18,034            -
---------------------------------------------------------------------------------------------------------------
       General and administrative expenses before
         Federal deposit insurance special assessment ..................    250,114      216,384      177,349
   Federal deposit insurance special assessment ........................          -            -       36,061
---------------------------------------------------------------------------------------------------------------
     Total general and administrative expenses .........................    250,114      216,384      213,410
   Amortization of intangible assets ...................................     15,702        7,814       11,235
---------------------------------------------------------------------------------------------------------------
     Total other expense ................................................   265,816      224,198      224,645
---------------------------------------------------------------------------------------------------------------
Income Before Income Taxes and Extraordinary Items ......................   155,652      139,769      106,819
Provision for Income Taxes ..............................................    63,260       52,356       37,980
---------------------------------------------------------------------------------------------------------------
Income Before Extraordinary Items .......................................    92,392       87,413       68,839
Extraordinary Items, Net of Tax Benefit .................................         -            -         (583)
---------------------------------------------------------------------------------------------------------------
Net Income ..............................................................  $ 92,392     $ 87,413     $ 68,256
===============================================================================================================

--------------------------------------------------------------------------------

                                                  COMMERCIAL FEDERAL CORPORATION

                                                                            -39-
--------------------------------------------------------------------------------

               CONSOLIDATED STATEMENT OF OPERATIONS (CONTINUED)


(Dollars in Thousands Except Per Share Data)                                         Year Ended June 30,
                                                                         ---------------------------------------
                                                                               1999         1998         1997
================================================================================================================
Weighted Average Number of Common Shares
   Outstanding Used in Basic Earnings Per Share Calculation ..........   59,539,111   56,381,051   58,142,355
Add Assumed Exercise of Outstanding Stock Options
   as Adjustments for Dilutive Securities ............................      587,735    1,304,230      951,260
----------------------------------------------------------------------------------------------------------------
Weighted Average Number of Common Shares
   Outstanding Used in Diluted Earnings Per Share Calculation ........   60,126,846   57,685,281   59,093,615
================================================================================================================
Basic Earnings Per Share:
   Income before extraordinary items .................................        $1.55        $1.55        $1.18
   Extraordinary items ...............................................            -            -         (.01)
----------------------------------------------------------------------------------------------------------------
   Net income ........................................................        $1.55        $1.55        $1.17
================================================================================================================
Diluted Earnings Per Share:
   Income before extraordinary items .................................        $1.54        $1.52        $1.17
   Extraordinary Items ...............................................            -            -         (.01)
----------------------------------------------------------------------------------------------------------------
   Net Income ........................................................        $1.54        $1.52        $1.16
================================================================================================================
Dividends Declared Per Common Share ..................................        $.250        $.212        $.185
================================================================================================================

See accompanying Notes to Consolidated Financial Statements.




                 CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME


(Dollars in Thousands)                                                               Year Ended June 30,
                                                                           -------------------------------------
                                                                               1999         1998         1997
================================================================================================================
Net Income ...........................................................     $ 92,392      $87,413      $68,256
Other Comprehensive Income (Loss):
   Unrealized holding gains (losses) on securities available for sale.      (10,443)       3,935        5,778
   Less net gains on securities included in net income ...............       (4,376)      (3,765)        (510)
----------------------------------------------------------------------------------------------------------------
Other Comprehensive Income (Loss) Before Income Taxes ................      (14,819)         170        5,268
Income Tax Provision (Benefit) .......................................       (5,187)          59        1,844
----------------------------------------------------------------------------------------------------------------
Other Comprehensive Income (Loss) ....................................       (9,632)         111        3,424
----------------------------------------------------------------------------------------------------------------
Comprehensive Income .................................................     $ 82,760      $87,524      $71,680
================================================================================================================

See accompanying Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------

COMMERCIAL FEDERAL CORPORATION

-40-

--------------------------------------------------------------------------------------------------------------------------

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

(Dollars in Thousands)                                                                               Unearned
                                                                                    Accumulated      Employee
                                                                                          Other         Stock
                                                        Additional                Comprehensive     Ownership
                                               Common      Paid-in   Retained            Income          Plan
                                                Stock      Capital   Earnings       (Loss), Net        Shares        Total
---------------------------------------------------------------------------------------------------------------------------

Balance, June 30, 1996.......................    $431     $371,480   $404,896          $(3,289)     $(15,234)    $758,284
   Issuance of 10,745,214 shares in
     three-for-two stock split effected in
     the form of a 50 percent stock dividend..     72          (72)         -                -             -             -
   Repurchase and cancellation of 2,812,725
     shares of common stock...................    (12)     (49,312)         -                -             -       (49,324)
   Issuance of 298,552 shares under
     certain compensation and employee plans..      11        2,739          -                -             -         2,750
   Issuance of 1,016,173 shares of common
     stock for acquisition of business........       4       19,416          -                -             -        19,420
   Restricted stock and deferred
     compensation plans, net..................       -        3,059          -                -             -         3,059
   Commitment of release of ESOP shares.......       -            -          -                -         1,642         1,642
   Goodwill related to the Liberty
     Financial Corporation reorganization.....       -        7,055          -                -             -         7,055
   Purchase and cancellation of 2,039,751 shares
     of common stock of combining companies...     (29)     (36,946)         -                -             -       (36,975)
   Cash dividends declared....................       -            -    (13,525)               -             -       (13,525)
   Net income.................................       -            -     68,256                -             -        68,256
   Change in unrealized holding gain (loss)
     on securities available for sale, net....       -            -          -            3,424             -         3,424
   First Colorado Bancorp, Inc. activity
     for six months ended June 30, 1997......      (16)     (27,082)     5,363             (176)           -       (21,911)
---------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1997.......................      461      290,337    464,990              (41)     (13,592)      742,155
   Mid Continent Bancshares, Inc. activity for
     three months ended September 30, 1997...       -         (797)      (797)               -           (28)       (1,622)
   Issuance of 10,865,530 shares in
     three-for-two stock split effected in
     the form of a 50 percent stock dividend.     109         (109)         -                -             -             -
   Issuance of 613,548 shares under certain
     compensation and employee plans.........       7        4,346          -                -             -         4,353
   Issuance of 1,290,174 shares of common
     stock for acquisition of business.......       10       38,181          -                -            -        38,191
   Restricted stock and deferred
     compensation plans, net.................        -        7,625          -                -            -         7,625
   Commitment of release of ESOP shares......        -            -          -                -        2,216         2,216
   Purchase and cancellation of 101,879 shares
     of common stock of combining companies..        -       (1,886)         -                -            -        (1,886)
   Cash dividends declared...................        -            -    (17,361)               -            -       (17,361)
   Net income................................        -            -     87,413                -            -        87,413
   Change in unrealized holding gain
     (loss) on securities available for
     sale, net...............................        -            -          -              111            -           111
--------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1998.......................   $  587     $337,697   $534,245          $    70     $(11,404)     $861,195
===========================================================================================================================

--------------------------------------------------------------------------------

                                                  COMMERCIAL FEDERAL CORPORATION

                                                                            -41-
--------------------------------------------------------------------------------

           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (CONTINUED)

(Dollars in Thousands)                                                                               Unearned
                                                                                    Accumulated      Employee
                                                                                          Other         Stock
                                                        Additional                Comprehensive     Ownership
                                               Common      Paid-in   Retained            Income          Plan
                                                Stock      Capital   Earnings       (Loss), Net        Shares        Total
---------------------------------------------------------------------------------------------------------------------------

Balance, June 30, 1998 .......................   $587     $337,697   $534,245             $  70      $(11,404)    $861,195
   Issuance of 979,856 shares under certain
     compensation and employee plans .........     10       14,279          -                 -             -       14,289
   Issuance of 1,378,580 shares of
         common stock ........................     14       32,401          -                 -             -       32,415
   Restricted stock and deferred
     compensation plans, net .................      -        2,192          -                 -             -        2,192
   Commitment of release of ESOP shares ......      -            -          -                 -        11,404       11,404
   Termination of ESOP plans .................      -       13,954          -                 -             -       13,954
   Purchase and cancellation of 1,500,000
     shares of common stock ..................    (15)     (36,203)         -                 -             -      (36,218)
   Cash dividends declared ...................      -            -    (15,108)                -             -      (15,108)
   Net income ................................      -            -     92,392                 -             -       92,392
   Change in unrealized holding gain (loss)
     on securities available for sale, net ...      -            -          -            (9,632)            -       (9,632)
---------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1999 .......................   $596     $364,320   $611,529           $(9,562)       $    -     $966,883
===========================================================================================================================

See accompanying Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------

COMMERCIAL FEDERAL CORPORATION

-42-
--------------------------------------------------------------------------------

                     CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                   Year Ended June 30,
(Dollars in Thousands)                                                      -----------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES                                          1999         1998         1997
---------------------------------------------------------------------------------------------------------------
Net income .............................................................   $ 92,392      $87,413      $68,256
Adjustments to reconcile net income to net cash
   provided (used) by operating activities:
     Extraordinary items, net of tax benefit ...........................          -            -          583
     Amortization of intangible assets .................................     15,702        7,814       11,235
     Provision for losses on loans and leases and real estate ..........     13,974       13,902       13,907
     Depreciation and amortization .....................................     18,172       13,135       11,880
     Amortization (accretion) of deferred discounts and fees, net ......      2,542       (2,163)        (271)
     Amortization of mortgage servicing rights .........................     12,021       10,177        9,534
     Amortization of deferred compensation on restricted stock
       and deferred compensation plans and premiums on other borrowings.      1,754        1,798        1,611
     Termination of employee stock ownership plans .....................     13,954            -            -
     Deferred tax provision ............................................     17,093        2,504          438
     Gain on sales of real estate, loans and loan servicing rights, net.     (4,618)      (6,144)      (4,190)
     Gain on sales of securities .......................................     (4,376)      (3,765)        (510)
     Gain on sale of branch ............................................     (1,076)           -            -
     Stock dividends from Federal Home Loan Bank .......................    (10,827)      (8,413)      (5,606)
     Proceeds from sales of loans ......................................  1,958,807    1,178,244      873,139
     Origination of loans for resale ...................................   (479,852)    (648,969)    (512,115)
     Purchases of loans for resale ..................................... (1,411,210)    (721,703)    (403,645)
     Decrease (increase) in interest receivable ........................      1,261            5       (2,575)
     (Decrease) increase in interest payable and other liabilities .....    (22,804)     (12,531)       5,960
     Other items, net ..................................................     38,588       (8,107)     (35,210)
---------------------------------------------------------------------------------------------------------------
       Total adjustments ...............................................    159,105     (184,216)     (35,835)
---------------------------------------------------------------------------------------------------------------
         Net cash provided (used) by operating activities ..............    251,497      (96,803)      32,421
===============================================================================================================

CASH FLOWS FROM INVESTING ACTIVITIES
---------------------------------------------------------------------------------------------------------------
Purchases of loans ..................................................... (1,531,385)    (787,496)    (730,460)
Repayment of loans, net of originations ................................  1,122,811      465,595       96,246
Principal repayments of mortgage-backed securities available for sale ..     69,559       70,770       56,798
Purchases of mortgage-backed securities available for sale .............   (446,186)     (40,758)     (25,745)
Proceeds from sales of mortgage-backed securities available for sale ...    209,789      121,187       99,273
Principal repayments of mortgage-backed securities held to maturity ....    290,726      287,135      198,357
Purchases of mortgage-backed securities held to maturity ...............   (218,479)           -      (35,066)
Maturities and repayments of investment securities held to maturity ....    339,089      430,084      225,739
Purchases of investment securities held to maturity ....................   (666,574)    (368,084)    (347,785)
Purchases of investment securities available for sale ..................    (33,901)     (81,778)     (59,043)
Proceeds from sales of investment securities available for sale ........     30,153       20,189       54,366
Maturities and repayments of investment securities available for sale ..    170,196       35,336       43,070
Purchases of mortgage loan servicing rights ............................    (21,959)     (14,483)     (10,194)
Proceeds from sales of loan servicing rights ...........................          -          412            -
Proceeds from sales of Federal Home Loan Bank stock ....................     13,691        7,229       21,502
Purchases of Federal Home Loan Bank stock ..............................    (51,213)     (31,547)     (11,269)
Acquisitions, net of cash received (paid) ..............................    (88,351)       7,283        2,595
Proceeds from sales of real estate .....................................     17,183       21,780       18,104
Payments to acquire real estate ........................................       (613)      (2,806)        (847)
Purchases of premises and equipment, net ...............................    (40,675)     (16,668)     (22,562)
Other items, net .......................................................     (3,820)     (11,012)       1,293
---------------------------------------------------------------------------------------------------------------
         Net cash (used) provided by investing activities ..............   (839,959)     112,368     (425,628)
===============================================================================================================

--------------------------------------------------------------------------------

                                                  COMMERCIAL FEDERAL CORPORATION

                                                                            -43-
--------------------------------------------------------------------------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)                                                               Year Ended June 30,
                                                                           --------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES                                          1999         1998         1997
-----------------------------------------------------------------------------------------------------------------
(Decrease) increase in deposits ....................................    $  (211,102) $  (212,908) $    86,293
Proceeds from Federal Home Loan Bank advances ......................      2,400,000    1,665,165    1,362,765
Repayments of Federal Home Loan Bank advances ......................     (1,386,781)  (1,022,207)  (1,296,585)
Proceeds from securities sold under agreements to repurchase .......         25,000      100,000      444,856
Repayments of securities sold under agreements to repurchase .......       (235,955)    (405,000)    (186,317)
Proceeds from issuances of other borrowings ........................        152,200       12,254      154,735
Repayments of other borrowings .....................................        (23,423)     (67,181)     (88,797)
Payments for debt issue costs ......................................              -            -       (2,218)
Proceeds from loan repayments from employee stock ownership plans ..         11,058            -            -
Payments of cash dividends on common stock .........................        (13,539)     (16,147)     (12,354)
Repurchases of common stock ........................................        (36,218)      (1,886)     (86,299)
Issuance of common stock ...........................................         45,095        6,519        4,000
Other items, net ...................................................         (1,610)      (1,982)       1,720
-----------------------------------------------------------------------------------------------------------------
         Net cash provided by financing activities .................        724,725       56,627      381,799
-----------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS
-----------------------------------------------------------------------------------------------------------------
Increase (decrease) in net cash position ...........................        136,263       72,192      (11,408)
Balance, beginning of year .........................................        217,012      177,403      194,671
Adjustments to convert acquisitions to fiscal year end .............              -      (32,583)      (5,860)
-----------------------------------------------------------------------------------------------------------------
Balance, end of year ...............................................     $  353,275     $217,012     $177,403
-----------------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
-----------------------------------------------------------------------------------------------------------------
Cash paid during the year for:
   Interest expense ................................................     $  506,137     $426,832     $409,899
   Income taxes, net ...............................................         54,110       53,075       34,161
Non-cash investing and financing activities:
   Loans exchanged for mortgage-backed securities ..................         20,773      161,189       46,165
   Loans transferred to real estate ................................         17,671        7,205       17,285
   Loans to facilitate the sale of real estate .....................            259          302          557
   Common stock issued in connection with the
      aquisitions of businesses ....................................              -       32,267       19,420
   Common stock received in connection with employee
      benefit plans, net ...........................................           (475)      (4,180)        (320)
-----------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------

COMMERCIAL FEDERAL CORPORATION

-44-
--------------------------------------------------------------------------------

                   NOTE TO CONSOLIDATED FINANCIAL STATEMENTS
   (Columnar Dollars in Footnotes are in Thousands Except Per Share Amounts)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------
BASIS OF CONSOLIDATION
The consolidated financial statements are prepared on an accrual basis and include the accounts of Commercial Federal Corporation (the Corporation) and its wholly-owned subsidiary, Commercial Federal Bank, a Federal Savings Bank (the
Bank), and all majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated. Certain amounts for years prior to fiscal year 1999 have been reclassified for comparative purposes.

POOLING OF INTERESTS
On August 14, 1998, the Corporation consummated the acquisition of First Colorado Bancorp, Inc. (First Colorado). This acquisition was accounted for as a pooling of interests and, accordingly, the Corporation's historical consolidated financial statements were restated for all periods prior to this acquisition to include the accounts and results of operations of First Colorado. First Colorado had a calendar year end, and in restating prior periods its accounts and results of operations were conformed to the Corporation's fiscal year ended June 30, 1998. In changing to the Corporation's fiscal year, First Colorado's accounts and results of operations for the six months ended June 30, 1997, were excluded from reported results of operations for the restated combined companies. The Corporation's Consolidated Statement of Stockholders' Equity as of June 30, 1997, has been adjusted to include the First Colorado activity for the six months ended June 30, 1997.

NATURE OF BUSINESS
The Corporation is a unitary non-diversified savings and loan holding company whose primary asset is the Bank which is a consumer-oriented financial institution that emphasizes single-family residential and construction real estate lending, community banking operations, consumer lending, commercial real estate lending, retail deposit activities, mortgage banking, commercial and agribusiness lending, equipment leasing and other retail financial services. The Bank conducts loan origination activities through its branch office network, loan offices of its wholly-owned mortgage banking subsidiary and a nationwide correspondent network.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period.

CASH AND CASH EQUIVALENTS
For the purpose of reporting cash flows, cash and cash equivalents include cash, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for a one-day period.

SECURITIES
Securities are classified in one of three categories and accounted for as follows: (i) debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as "held-to-maturity securities" and reported at amortized cost; (ii) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as "trading securities" and reported at fair value, with unrealized gains and losses included in earnings; and (iii) debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as "available-for-sale securities" and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity net of deferred income taxes.

Premiums and discounts are amortized over the contractual lives of the related securities on the level yield method. Any unrealized losses on securities reflecting a decline in the fair value of such securities considered to be other than temporary are charged against income. Realized gains or losses on securities available for sale are based on the specific identification method and are included in results of operations on the trade date.

LOANS AND LEASES
Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are recorded at the contractual amounts owed by borrowers less unamortized discounts, net of premiums, undisbursed funds on loans in process, deferred loan fees and allowance for loan losses. Interest on loans is accrued to income as earned, except that interest is not accrued on first mortgage loans contractually delinquent three months or more. Any related discounts or premiums on loans purchased are amortized into interest income using the level yield method over the contractual lives of the loans, adjusted for actual prepayments. Loan origination fees, commitment fees and direct loan origination costs are deferred and recognized over the estimated average life of the loan as a yield adjustment.

--------------------------------------------------------------------------------

                                                  COMMERCIAL FEDERAL CORPORATION

                                                                            -45-
--------------------------------------------------------------------------------

A loan is considered to be impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. All impaired loans are classified as substandard for risk classification purposes. Impaired loans are charged-off, to the estimated value of collateral associated with the loan, when management believes principal and interest are deemed uncollectible. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet the payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent that cash payments are received.

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

REAL ESTATE
Real estate includes real estate acquired through foreclosure, real estate in judgment and real estate held for investment, which includes equity in unconsolidated joint ventures and investment in real estate partnerships.

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

ALLOWANCE FOR LOAN AND LEASE LOSSES
The allowance for loan and lease losses is increased by charges to income and decreased by charge-offs, net of recoveries. Management's periodic evaluation of the adequacy of the allowance is based on the Corporation's past loan and lease loss experience, known and inherent risks in the respective portfolios, the estimated value of any underlying collateral and current economic conditions. Impaired loans except large groups of smaller balance homogeneous loans (such as residential real estate and consumer loans) that are collectively evaluated for impairment and loans that are measured at fair value or the lower of cost or market value, are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the observable market price of the loan or the fair value of the underlying collateral if the loan is collateral dependent.

ALLOWANCE FOR LOSSES ON BULK PURCHASED LOANS
The Corporation purchased single-family residential whole loan packages (bulk purchased loans) at net discounts. Portions of such discounts were allocated to allowance for losses (credit allowances) relating to the credit risk associated with each mortgage loan package purchased. These credit allowances are available to absorb possible losses on these bulk purchased loans only or are credited to interest income as actual prepayments of these individual loans occur. Collectibility is evaluated throughout the life of the acquired loans and if the estimate of total probable collections is increased or decreased, the amount of the allowance on bulk purchased loans, and the corresponding discount to be amortized is adjusted accordingly.

MORTGAGE SERVICING RIGHTS
Mortgage servicing rights represent the cost of acquiring the right to service mortgage loans. Such costs are initially capitalized and subsequently amortized in proportion to, and over the period of, estimated net loan servicing income.

Amortization of mortgage servicing rights is based on the ratio of net servicing income received in the current period to

--------------------------------------------------------------------------------

COMMERCIAL FEDERAL CORPORATION

-46-
--------------------------------------------------------------------------------

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

The Corporation reports mortgage servicing rights at the lower of amortized cost or fair value. The fair value of mortgage servicing rights is determined based on the present value of estimated expected future cash flows, using assumptions as to current market discount rates, prepayment speeds and servicing costs per loan. Mortgage servicing rights are stratified by loan type and interest rate for purposes of impairment measurement. Loan types include government, conventional and adjustable-rate mortgage loans. Impairment losses are recognized to the extent the unamortized mortgage servicing rights for each stratum exceed the current fair value, as reductions in the carrying value of the asset, through the use of a valuation allowance, with a corresponding reduction to loan servicing income. No valuation allowance for capitalized servicing rights was necessary to be established as of June 30, 1999, 1998 or 1997.

PREMISES AND EQUIPMENT
Land is carried at cost. Buildings, building improvements, leasehold improvements and furniture, fixtures and equipment are stated at the lower of cost or fair value less accumulated depreciation and amortization. Depreciation is calculated on a straight-line basis over the estimated useful lives of the related assets. Estimated lives are 10 to 50 years for buildings and three to 15 years for furniture, fixtures and equipment. Leasehold improvements are generally amortized on the straight-line method over the terms of the respective leases. Maintenance and repairs are charged to expense as incurred.

INTANGIBLE ASSETS
Intangible assets consist primarily of goodwill and core value of deposits. Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired in business combinations. Core value of deposits represents the intangible value assigned to core deposit bases arising from purchase acquisitions. The Corporation reviews its intangible assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of such asset may not be recoverable. In such cases, the expected future cash flows (undiscounted and without interest charges) resulting from the use of the asset are estimated and an impairment loss recognized if the sum of such cash flows is less than the carrying amount of the asset. Should such an assessment indicate that the value of the intangible asset may be impaired, an impairment loss is recognized for the difference between the carrying value of the asset and its estimated fair value.

Core value of deposits established by the Corporation is amortized on an accelerated basis over a period not to exceed 10 years and goodwill is amortized on a straight-line basis over periods up to 25 years.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
The Corporation enters into sales of securities under agreements to repurchase with primary dealers only, which provide for the repurchase of the same security. Securities sold under agreements to purchase identical securities are collateralized by assets which are held in safekeeping in the name of the Corporation by the dealers who arranged the transaction. Securities sold under agreements to repurchase are treated as financings and the obligations to repurchase such securities are reflected as a liability. The securities underlying the agreements remain in the asset accounts of the Corporation.

DERIVATIVE FINANCIAL INSTRUMENTS
The Corporation utilizes derivative financial instruments as part of an overall interest rate risk management strategy. Derivative financial instruments utilized by the Corporation include interest rate swap agreements and interest rate floor agreements. The Corporation is an end-user of derivative financial instruments and does not conduct trading activities for derivatives. These derivative financial instruments involve, to varying degrees, elements of credit and market risk which are not recognized on the balance sheet. Credit risk is defined as the possibility that a loss may occur from the failure of another party to perform in accordance with the terms of the contract which exceeds the value of existing collateral, if any. Market risk is the possibility that future changes in market conditions may make the derivative financial instrument less valuable. The Corporation evaluates the risks associated with derivatives in much the same way as the risks with on-balance sheet financial instruments. The derivative's risk of credit loss is

--------------------------------------------------------------------------------

                                                  COMMERCIAL FEDERAL CORPORATION

                                                                            -47-
--------------------------------------------------------------------------------

generally a small fraction of the notional value of the instrument and is represented by the fair value of the derivative instrument. The Corporation attempts to limit its credit risk by dealing with creditworthy counterparties and obtaining collateral where appropriate.

Interest rate swap agreements are used principally as a tool to synthetically extend the maturities of certain deposit liabilities for asset liability management and interest rate risk management purposes for the Corporation. These contracts represent an exchange of interest payment streams based on an agreed-upon notional principal amount with at least one stream based on a specified floating-rate index. The underlying principal balances of the deposit liabilities are not affected. Under these agreements, the Corporation pays fixed rates of interest and receives variable rates of interest that are based on the same rates the Corporation pays on the hedged deposit liabilities. As the swaps have the opposite interest rate characteristics of the hedged deposit liabilities, the interest rate swap agreements qualify for settlement accounting. Accordingly, net settlement amounts are reported as adjustments to interest expense on an accrual basis over the lives of the agreements. Cash flows are reported net as operating activities.

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

INCOME TAXES
The Corporation files a consolidated federal income tax return and separate state income tax returns. The Corporation and its subsidiaries entered into a tax-sharing agreement that provides for the allocation and payment of federal and state income taxes. The provision for income taxes of each corporation is computed on a separate company basis, subject to certain adjustments. The Corporation calculates income taxes on the liability method, under which the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax bases of the various assets and liabilities of the Corporation giving current recognition to changes in tax rates and laws.

STOCK SPLITS
On November 17, 1997, the Board of Directors of the Corporation declared a three-for-two stock split effected in the form of a 50 percent stock dividend to stockholders. The stock dividend totaled 10,865,530 shares of common stock. Also, on November 18, 1996, the Board of Directors declared a three-for-two stock split effected in the form of a 50 percent stock dividend to stockholders. This stock dividend totaled 10,745,214 shares of common stock. All references to the number of shares, per share amounts and stock prices for all periods presented have been adjusted on a retroactive basis to reflect the effect of these stock splits.

EARNINGS PER COMMON SHARE
The Corporation follows the provisions of Statement of Financial Accounting Standards No. 128 entitled "Earnings Per Share." Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

COMPREHENSIVE INCOME
Effective July 1, 1998, the Corporation adopted the provisions of Statement of Financial Accounting Standards No. 130 entitled "Reporting Comprehensive Income" (SFAS No. 130). This statement requires disclosures of the components of comprehensive income and the accumulated balance of other comprehensive income within consolidated total stockholders' equity. The adoption of the provisions of SFAS No. 130, disclosed in the Consolidated Statement of Comprehensive Income, did not effect the Corporation's consolidated financial position, results of operations or liquidity.

SEGMENT REPORTING
Effective July 1, 1998, the Corporation adopted Statement of Financial Accounting Standards No. 131 entitled

--------------------------------------------------------------------------------

COMMERCIAL FEDERAL CORPORATION

-48-
--------------------------------------------------------------------------------

"Disclosures About Segments of an Enterprise and Related Information" (SFAS No.
131). This statement supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," and utilizes the "management approach" for segment reporting. The management approach is based on the way that the chief operating decision maker organizes segments within a company for making operating decisions and assessing performance. Reportable segments are based on any manner in which management disaggregates its company such as by products and services, geography, legal structure and management structure. This statement also requires descriptive information about the way the operating segments were determined, the products/services provided by the operating segments, the differences between the measurements used in reporting segment information and those used in the general purpose financial statements, and the changes in the measurement of segment amounts from period to period. As a community banking institution, substantially all of the Corporation's operations involve commercial and consumer banking and mortgage banking. Management makes operating decisions and assesses performance based on a continuous review of these two primary operations, which constitute the Corportion's operating segments under the provisions of SFAS No. 131.

NOTE 2. ACQUISITIONS
--------------------------------------------------------------------------------
FISCAL YEAR 1999 ACQUISITIONS
On July 31, 1998, the Corporation consummated its acquisition of AmerUs, a wholly-owned subsidiary of AmerUs Group Co. The Corporation acquired through a taxable acquisition all of the outstanding shares of the common stock of AmerUs for total consideration of $178,269,000. Such consideration consisted of (i) certain assets retained by AmerUs Group Co. in lieu of cash (primarily FHA Title One single-family residential mortgage loans and a receivable for income tax benefits) totaling approximately $85,027,000, (ii) cash (as adjusted per the agreement) totaling $53,242,000, and (iii) promissory notes due July 31, 1999, for $40,000,000 bearing interest, adjusted monthly, at 150 basis points over the one-year Treasury bill rate. These promissory notes were paid in full on July 30, 1999.

AmerUs was a federally chartered savings bank headquartered in Des Moines, Iowa and operated 47 branches in Iowa (26), Missouri (8), Nebraska (6), Kansas (4), Minnesota (2) and South Dakota (1). At July 31, 1998, before purchase accounting adjustments, AmerUs had total assets of approximately $1,266,800,000, deposits of approximately $949,700,000 and stockholder's equity of approximately $84,800,000. This acquisition was accounted for as a purchase with resulting core value of deposits totaling $16,264,000 amortized on an accelerated basis over 10 years, and estimated goodwill totaling $110,176,000 amortized on a straight-line basis over 25 years. Fair value adjustments and other purchase accounting adjustments will be finalized pursuant to generally accepted accounting principles.

The accounts and consolidated results of operations for fiscal year 1999 include the results of AmerUs beginning July 31, 1998. The following table summarizes results on an unaudited consolidated pro forma basis for the last two fiscal years as though this purchase had occurred at the beginning of fiscal year 1998:


                                                           Fiscal Year Ended
                                                                June 30,
                                                       -------------------------
                                                         1999             1998
--------------------------------------------------------------------------------
Total interest income and other income ............  $921,607         $871,127
Net income ........................................    69,345           69,481
Diluted earnings per common share .................      1.15             1.67
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

                                                  COMMERCIAL FEDERAL CORPORATION

                                                                            -49-
--------------------------------------------------------------------------------

On August 14, 1998, the Corporation consummated its acquisition of First Colorado. The Corporation acquired in a tax-free reorganization all 18,564,766 outstanding shares of First Colorado's common stock in exchange for 18,278,789 shares of its common stock. Based on the Corporation's closing stock price of $26.375 at August 14, 1998, the total consideration for this acquisition, including cash paid for fractional shares, approximated $482,154,000. This acquisition was accounted for as a pooling of interests.

First Colorado, headquartered in Lakewood, Colorado, was a unitary savings and loan holding company and the parent company of First Federal Bank of Colorado, a federally chartered stock savings bank that operated 27 branches located in Colorado, with 23 branches located in the Denver metropolitan area and four in Colorado's western slope region. At July 31, 1998, First Colorado had assets of approximately $1,572,200,000, deposits of approximately $1,192,700,000 and stockholders' equity of approximately $254,700,000.

The following table reconciles total interest income and other income, total interest expense and net income previously reported by the Corporation and First Colorado to give effect to this merger for fiscal years 1998 and 1997 as if this acquisition had occurred at the beginning of the respective fiscal years:


                                                                        First
                                                     Corporation     Colorado     Combined
------------------------------------------------------------------------------------------------
Fiscal year 1998:
   Total interest income and other income ...........   $735,883     $119,326     $855,209
   Total interest expense ...........................    417,188       60,201      477,389
   Net income .......................................     67,333       20,080       87,413
   Earnings per diluted common share ................       1.62         1.26         1.52
------------------------------------------------------------------------------------------------
Fiscal year 1997:
   Total interest income and other income ...........   $688,737     $110,123     $798,860
   Total interest expense ...........................    396,775       57,194      453,969
   Extraordinary items, net of tax benefit ..........       (583)           -         (583)
   Net income .......................................     54,884       13,372       68,256
   Earnings per diluted common share -
     Income before extraordinary items ..............       1.35          .74         1.17
     Extraordinary items, net of tax benefit ........       (.01)           -         (.01)
     Net income .....................................       1.34          .74         1.16
------------------------------------------------------------------------------------------------


Net income and diluted earnings per share presented above do not include any expected cost savings and benefits of related synergies, or any nonrecurring merger transaction costs, as a result of the merger of First Colorado.

Prior to its merger into the Corporation, results of operations for First Colorado were reported on a calendar year basis. In restating prior periods, the accounts and results of operations of First Colorado were conformed to the Corporation's fiscal year ended June 30, 1998. Accordingly, in changing to the Corporation's fiscal year, First Colorado's accounts and results of operations for the six months ended June 30, 1997, including total interest income and other income of $55,737,000, total interest expense of $29,399,000 and net income of $8,840,000 were excluded from reported results of operations for the restated combined companies. Such amounts, net of a cash dividend of $3,477,000, are included in the Corporation's consolidated retained earnings in the Consolidated Statement of Stockholders' Equity.

On March 1, 1999, the Corporation consummated its acquisition of Midland First Financial Corporation (Midland), parent company of Midland Bank. The Corporation acquired in a taxable acquisition all of the outstanding shares of Midland's common stock. The total purchase consideration of this acquisition was $83,000,000 in cash, including cash to pay off existing Midland debt totaling $5,550,000, the retirement of preferred stock of both Midland and Midland Bank totaling $11,562,000 and $810,000 for advisor fees.

Midland Bank was a privately held commercial bank headquartered in Lee's Summit, Missouri that operated eight branches in the greater Kansas City area. At February 28, 1999,

--------------------------------------------------------------------------------

COMMERCIAL FEDERAL CORPORATION

-50-
--------------------------------------------------------------------------------

Midland had total assets of approximately $399,231,000, deposits of approximately $353,090,000 and stockholders' equity of approximately $24,236,000. This acquisition was accounted for as a purchase with the fair value adjustments and other purchase accounting adjustments to be finalized pursuant to generally accepted accounting principles. The effect of the Midland acquisition on the Corporation's consolidated financial statements as if this acquisition had occurred at the beginning of fiscal year 1999 is not material.

FISCAL YEAR 1998 ACQUISITIONS
On January 30, 1998, the Corporation consummated its acquisition of First National Bank Shares, LTD (First National). The Corporation acquired all of the outstanding shares of First National's common stock for 992,842 shares of the Corporation's common stock resulting in a total aggregate value approximating $32,267,000. At January 30, 1998, before purchase accounting adjustments, First National had assets of approximately $147,800,000, deposits of approximately $131,300,000 and stockholders' equity of approximately $12,000,000. First National operated seven branches located in Kansas. This acquisition was accounted for as a purchase with resulting core value of deposits totaling $6,045,000 amortized on an accelerated basis over 10 years, and goodwill totaling $19,162,000 amortized on a straight-line basis over 25 years. The effect of the First National acquisition on the Corporation's consolidated financial statements as if this acquisition had occurred at the beginning of fiscal year 1998 is not material.

On February 13, 1998, the Corporation consummated its acquisition of Liberty Financial Corporation (Liberty), a privately held commercial bank and thrift holding company. The Corporation acquired all of the outstanding shares of Liberty's common stock for 4,015,555 shares of the Corporation's common stock for an aggregate value of approximately $135,349,000. Liberty operated 38 branches in Iowa and seven in the metropolitan area of Tucson, Arizona and at January 31, 1998, had assets of approximately $658,100,000, deposits of approximately $569,800,000 and stockholders' equity of approximately $50,100,000. This acquisition was accounted for as a pooling of interests.

On February 27, 1998, the Corporation consummated its acquisition of Mid Continent Bancshares, Inc. (Mid Continent). The Corporation acquired all of the outstanding shares of Mid Continent's common stock for 2,641,945 shares of the Corporation's common stock for an aggregate value of approximately $86,961,000. Mid Continent operated ten branches located in Kansas and at February 27, 1998, had total assets of approximately $405,700,000, deposits of approximately $258,600,000 and stockholders' equity of approximately $41,200,000. This acquisition was accounted for as a pooling of interests.

On May 29, 1998, the Corporation consummated its acquisition of Perpetual Midwest Financial, Inc. (Perpetual). The Corporation acquired in a tax-free reorganization all of the outstanding shares of Perpetual's common stock in exchange for 1,717,721 shares of the Corporation's common stock for an aggregate value of approximately $57,222,000. At May 29, 1998, Perpetual had total assets of approximately $412,200,000, deposits of approximately $323,400,000, and stockholders' equity of approximately $36,000,000. Perpetual operated five branches located in Iowa. This acquisition was accounted for as a pooling of interests.

The Corporation's historical consolidated financial statements were restated for all periods prior to the acquisitions of Liberty, Mid Continent and Perpetual to include the accounts and results of operations of these financial institutions.

Prior to merger into the Corporation, results of operations for Liberty were reported on a calendar year basis and Mid Continent on a September 30 fiscal year basis. In restating prior periods, the accounts and results of operations of Liberty and Mid Continent were conformed to the Corporation's fiscal year ended June 30, 1997 and 1998, respectively. Accordingly, in changing fiscal years, Liberty's accounts and results of operations for the six months ended June 30, 1996, including total interest income and other income of $24,952,000, total interest expense of $9,916,000 and net income of $2,850,000 were excluded from reported results of operations for the restated combined companies. Such amounts, net of cash dividend of $479,000, are included in the Corporation's Consolidated Statement of Stockholders' Equity. Mid Continent's accounts and results of operations for the three months ended September 30, 1998, including total interest income and other income of $9,507,000, total interest expense of $4,558,000 and net income of $977,000 were included in results of operations for the restated combined companies for both fiscal years 1998 and 1997. Such amounts, net of a cash dividend of $180,000, are included in the Corporation's Consolidated Statement of Stockholders' Equity only for the fiscal year ended June 30, 1998.

--------------------------------------------------------------------------------

                                                  COMMERCIAL FEDERAL CORPORATION

                                                                            -51-
--------------------------------------------------------------------------------

FISCAL YEAR 1997 ACQUISITIONS
On October 1, 1996, the Corporation consummated its acquisition of Heritage Financial, Ltd. (Heritage). The Corporation acquired all of the outstanding shares of Heritage's common stock in exchange for cash and 1,016,173 shares of the Corporation's common stock for an aggregate value of approximately $22,806,000. At October 1, 1996, before purchase accounting adjustments, Heritage had assets of $182,934,000, deposits of $158,168,000 and stockholders' equity of $10,308,000. Heritage operated six branches located in west-central Iowa. This acquisition was accounted for as a purchase with resulting core value of deposits totaling $7,633,000 amortized on an accelerated basis over 10 years and goodwill totaling $8,617,000 amortized on a straight-line basis over 25 years.

On May 1, 1997, the Corporation consummated its acquisition of Investors Federal Savings (Investors). The Corporation acquired all of the outstanding shares of Investors' common stock for $5,347,000 in cash. At April 30, 1997, before purchase accounting adjustments, Investors had assets of $30,723,000, deposits of $26,117,000 and stockholders' equity of $4,431,000. Investors operated three branches in southwest Kansas with one branch closed as part of the acquisition consolidation process. This acquisition was accounted for as a purchase with resulting goodwill totaling $925,000.

The effect of the Heritage and Investors acquisitions on the Corporation's consolidated financial statements as if these acquisitions had occurred at the beginning of fiscal year 1997 is not material.

--------------------------------------------------------------------------------

COMMERCIAL FEDERAL CORPORATION

-52-
--------------------------------------------------------------------------------


NOTE 3. INVESTMENT SECURITIES
--------------------------------------------------------------------------------

Investment securities are summarized as follows:

                                                                              Gross        Gross
                                                             Amortized   Unrealized   Unrealized         Fair
June 30, 1999                                                     Cost        Gains       Losses        Value
------------------------------------------------------------------------------------------------------------------
Available for sale:
   U.S. Treasury and other Government agency obligations ..   $ 80,185       $    6     $ (1,429)    $ 78,762
   States and political subdivisions ......................      4,652            2          (61)       4,593
   Other securities .......................................        459            -           (3)         456
------------------------------------------------------------------------------------------------------------------
                                                              $ 85,296       $    8     $ (1,493)    $ 83,811
------------------------------------------------------------------------------------------------------------------
   Weighted average interest rate .........................       6.45%
------------------------------------------------------------------------------------------------------------------

Held to maturity:
   U.S. Treasury and other Government agency obligations ..   $755,195       $   79     $(15,720)    $739,554
   States and political subdivisions ......................     49,857          145         (459)      49,543
   Other securities .......................................     57,708            -             -      57,708
------------------------------------------------------------------------------------------------------------------
                                                              $862,760       $  224     $(16,179)    $846,805
------------------------------------------------------------------------------------------------------------------
   Weighted average interest rate .........................       6.53%
------------------------------------------------------------------------------------------------------------------

                                                                              Gross        Gross
                                                             Amortized   Unrealized   Unrealized         Fair
June 30, 1998                                                     Cost        Gains       Losses        Value
------------------------------------------------------------------------------------------------------------------
Available for sale:
   U.S. Treasury and other Government agency obligations ..   $124,314       $  719     $    (30)    $125,003
   States and political subdivisions ......................      7,168           79         (127)       7,120
   Other securities .......................................      8,978           20           (5)       8,993
------------------------------------------------------------------------------------------------------------------
                                                              $140,460       $  818     $   (162)    $141,116
------------------------------------------------------------------------------------------------------------------
   Weighted average interest rate .........................       6.86%
------------------------------------------------------------------------------------------------------------------

Held to maturity:
   U.S. Treasury and other Government agency obligations ..   $465,359       $  876     $   (170)    $466,065
   States and political subdivisions ......................     48,571          333         (276)      48,628
   Other securities .......................................     18,258          130           (3)      18,385
------------------------------------------------------------------------------------------------------------------
                                                              $532,188       $1,339     $   (449)    $533,078
------------------------------------------------------------------------------------------------------------------
   Weighted average interest rate .........................       6.40%
------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                  COMMERCIAL FEDERAL CORPORATION

                                                                            -53-
--------------------------------------------------------------------------------


As of June 30, 1999, the Corporation recorded an unrealized loss on securities available for sale as a decrease to stockholders' equity totaling $1,485,000 net of a deferred tax benefit of approximately $555,000; and as of June 30, 1998, recorded an unrealized gain on securities available for sale as an increase to stockholders' equity totaling $656,000, net of deferred income taxes of $239,000.

The amortized cost and fair value of investment securities by contractual maturity at June 30, 1999, are shown below. Expected maturities may differ from contractual maturities because certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties.


                                                            Available for Sale            Held to Maturity
                                                       ---------------------------   -----------------------------
                                                         Amortized          Fair       Amortized         Fair
                                                              Cost         Value            Cost        Value
-------------------------------------------------------------------------------------------------------------------
Due in one year or less ...............................    $ 8,948      $  8,948        $ 32,088     $ 32,079
Due after one year through five years .................     20,256        20,035          24,798       24,859
Due after five years through ten years ................     22,152        21,668          91,756       90,563
Due after ten years ...................................     33,940        33,160         714,118      699,304
-------------------------------------------------------------------------------------------------------------------
                                                           $85,296      $ 83,811        $862,760     $846,805
-------------------------------------------------------------------------------------------------------------------

Activity from the sales of investment securities available for sale for the years ended June 30 is summarized as follows:

                                                                           Gross           Gross
                                                                        Realized        Realized          Net
Fiscal Year Ended                                         Proceeds         Gains          Losses         Gain
-------------------------------------------------------------------------------------------------------------------
1999 ..................................................    $30,153      $    491        $      -     $    491
1998 ..................................................     20,189         1,287              (4)       1,283
1997 ..................................................     54,366            91             (57)          34
-------------------------------------------------------------------------------------------------------------------

At June 30, 1999 and 1998, investment securities totaling $101,130,000 and $179,270,000, respectively, were pledged primarily to secure public funds and securities sold under agreements to repurchase.


--------------------------------------------------------------------------------

COMMERCIAL FEDERAL CORPORATION

-54-
--------------------------------------------------------------------------------


NOTE 4. MORTGAGE-BACKED SECURITIES
--------------------------------------------------------------------------------

Mortgage-backed securities are summarized as follows:


                                                                              Gross        Gross
                                                             Amortized   Unrealized   Unrealized         Fair
June 30, 1999                                                     Cost        Gains       Losses        Value
-------------------------------------------------------------------------------------------------------------------
Available for sale:
   Federal Home Loan Mortgage Corporation ................    $ 85,380       $   24     $ (3,128)    $ 82,276
   Government National Mortgage Association ..............      44,319           88         (544)      43,863
   Federal National Mortgage Association .................     260,267           44      (10,731)     249,580
   Collateralized Mortgage Obligations ...................      37,968          537         (121)      38,384
   Other .................................................       5,548           70          (14)       5,604
-------------------------------------------------------------------------------------------------------------------
                                                              $433,482       $  763     $(14,538)    $419,707
-------------------------------------------------------------------------------------------------------------------
   Weighted average interest rate ........................        6.67%
-------------------------------------------------------------------------------------------------------------------

Held to maturity:
   Federal Home Loan Mortgage Corporation ................    $239,873       $  837     $(13,065)    $227,645
   Government National Mortgage Association ..............     358,975        2,437       (2,734)     358,678
   Federal National Mortgage Association .................      83,888          845       (1,579)      83,154
   Collateralized Mortgage Obligations ...................     169,539           55         (468)     169,126
   Privately Issued Mortgage Pool Securities .............      10,563          413          (91)      10,885
-------------------------------------------------------------------------------------------------------------------
                                                              $862,838       $4,587     $(17,937)    $849,488
-------------------------------------------------------------------------------------------------------------------
   Weighted average interest rate ........................        6.10%
-------------------------------------------------------------------------------------------------------------------

                                                                              Gross        Gross
                                                             Amortized   Unrealized   Unrealized         Fair
June 30, 1998                                                     Cost        Gains       Losses        Value
-------------------------------------------------------------------------------------------------------------------
Available for sale:
   Federal Home Loan Mortgage Corporation ................    $ 40,123       $  557     $    (44)    $ 40,636
   Government National Mortgage Association ..............      75,218          116         (686)      74,648
   Federal National Mortgage Association .................      29,515          131         (914)      28,732
   Collateralized Mortgage Obligations ...................      24,428          168          (26)      24,570
   Other .................................................       2,817           11          (21)       2,807
-------------------------------------------------------------------------------------------------------------------
                                                              $172,101       $  983     $ (1,691)    $171,393
-------------------------------------------------------------------------------------------------------------------
   Weighted average interest rate ........................        6.55%
-------------------------------------------------------------------------------------------------------------------

Held to maturity:
   Federal Home Loan Mortgage Corporation ................    $175,707       $1,952     $ (1,632)    $176,027
   Government National Mortgage Association ..............     480,607        4,000       (2,091)     482,516
   Federal National Mortgage Association .................      82,921        1,664         (449)      84,136
   Collateralized Mortgage Obligations ...................     166,448          122       (2,379)     164,191
   Privately Issued Mortgage Pool Securities .............      14,773          559         (160)      15,172
-------------------------------------------------------------------------------------------------------------------
                                                             $ 920,456       $8,297     $ (6,711)    $922,042
-------------------------------------------------------------------------------------------------------------------
   Weighted average interest rate ........................        6.76%
-------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                 COMMERICIAL FEDERAL CORPORATION

                                                                            -55-
--------------------------------------------------------------------------------


Mortgage-backed securities held to maturity at June 30 are classified by type of interest payment and contractual maturity term as follows:


                                                         1999                                     1998
                                      -------------------------------------     ----------------------------------------
                                      Amortized          Fair     Weighted      Amortized         Fair     Weighted
                                           Cost         Value         Rate           Cost        Value         Rate
------------------------------------------------------------------------------------------------------------------------
Adjustable rate ...................    $369,922      $362,589         5.77%      $543,059     $544,083         6.80%
Fixed rate, 5-year term ...........      17,820        17,816         6.31         34,584       34,716         6.44
Fixed rate, 7-year term ...........      17,860        17,812         5.64         29,683       29,625         5.99
Fixed rate, 15-year term ..........     195,746       189,411         6.00         44,668       44,978         6.50
Fixed rate, 30-year term ..........      91,951        92,734         7.32        102,014      104,449         7.61
------------------------------------------------------------------------------------------------------------------------
                                        693,299       680,362         6.05        754,008      757,851         6.84
Collateralized mortgage obligations     169,539       169,126         6.30        166,448      164,191         6.40
------------------------------------------------------------------------------------------------------------------------
                                       $862,838      $849,488         6.10%      $920,456     $922,042         6.76%
------------------------------------------------------------------------------------------------------------------------

As of June 30, 1999 and 1998, the Corporation recorded unrealized losses on securities available for sale as decreases to stockholders' equity totaling $13,775,000 and $568,000, respectively, net of deferred income tax benefits of approximately $5,143,000 and $221,000, respectively.

Activity from the sales of mortgage-backed securities available for sale for the years ended June 30 is summarized as follows:


                                               Gross      Gross
                                            Realized   Realized          Net
Fiscal Year Ended               Proceeds       Gains     Losses         Gain
--------------------------------------------------------------------------------
1999 .......................    $209,789      $3,885      $   -       $3,885
1998 .......................     121,187       2,511        (29)       2,482
1997 .......................      99,273         999       (523)         476
--------------------------------------------------------------------------------


At June 30, 1999 and 1998, mortgage-backed securities totaling $370,735,000 and $394,802,000, respectively, were pledged as collateral primarily for collateralized mortgage obligations, public funds, securities sold under agreements to repurchase and interest rate swap agreements.


--------------------------------------------------------------------------------

COMMERCIAL FEDERAL CORPORATION

-56-
--------------------------------------------------------------------------------


NOTE 5. LOANS AND LEASES HELD FOR SALE
--------------------------------------------------------------------------------
Loans and leases held for sale at June 30, 1999 and 1998, totaled $104,347,000 and $290,380,000, respectively, with weighted average rates of 6.76% and 7.21%, respectively. Loans held for sale are secured by single-family residential properties totaling $103,174,000 at June 30, 1999, consisting entirely of fixed rate mortgage loans with a weighted average rate of 6.72%. Leases held for sale totaled $1,173,000 at June 30, 1999, consisting of fixed rate leases with a weighted average rate of 9.73%. Loans held for sale at June 30, 1998, consisted of fixed and adjustable rate mortgage loans totaling $289,954,000 and $426,000, respectively.

NOTE 6. LOANS AND LEASES RECEIVABLE
--------------------------------------------------------------------------------

Loans and leases receivable at June 30 are summarized as follows:


                                                         1999         1998
--------------------------------------------------------------------------------
Conventional mortgage loans ....................   $6,509,981   $5,490,799
FHA and VA loans ...............................      406,171      358,941
Commercial real estate loans ...................      756,412      494,325
Construction loans .............................      346,349      325,698
Consumer, other loans and leases ...............    1,442,654    1,060,631
--------------------------------------------------------------------------------
                                                    9,461,567    7,730,394
Unamortized premiums, net ......................        4,846        5,681
Unearned income ................................      (22,445)     (13,253)
Deferred loan costs, net .......................       11,546       21,515
Loans-in-process ...............................     (153,124)    (112,781)
Allowance for loan and lease losses ............      (80,344)     (64,660)
--------------------------------------------------------------------------------
                                                   $9,222,046   $7,566,896
--------------------------------------------------------------------------------
Weighted average interest rate .................         7.70%        7.95%
--------------------------------------------------------------------------------


At June 30, 1999, conventional, FHA and VA loans, including loans held for sale, totaling $7,287,850,000 are secured by residential properties located as follows: 20% in Colorado, 13% in Nebraska, 10% in Kansas, and the remaining 57% in 47 other states. At June 30, 1998, conventional, FHA and VA loans, including loans held for sale, totaling $6,422,772,000 were secured by residential properties located as follows: 24% in Colorado, 15% in Nebraska, 10% in Kansas and the remaining 51% in 47 other states. The commercial real estate portfolio at June 30, 1999, was secured by properties located as follows: 29% in Colorado, 15% in Kansas, 14% in Iowa and the remaining 42% in 22 other states. The commercial real estate portfolio at June 30, 1998, was secured by properties located as follows: 34% in Colorado, 29% in Iowa, 9% in Nebraska and the remaining 28% in 13 other states. The lease portfolio totaling $103,985,000 and $64,855,000 at June 30, 1999 and 1998, respectively, includes contracts to lessees throughout the United States and involved in various industries. The commercial operating loan portfolio, including agricultural loans, is well diversified with no industry constituting a concentration.

Nonperforming loans and leases at June 30, 1999 and 1998, aggregated $70,015,000 and $49,366,000, respectively. Of the nonperforming loans and leases at June 30, 1999, approximately 22% were secured by properties located in Kansas, 9% in Iowa, 6% each in California and Florida and the remaining 57% located in 46 other states. Of the nonperforming loans and leases at June 30, 1998, approximately 12% were secured by properties located in Kansas, 8% each in Colorado and Iowa, 7% in California, 6% in Oklahoma and the remaining 59% located in 45 other states.


--------------------------------------------------------------------------------

                                                  COMMERCIAL FEDERAL CORPORATION

                                                                            -57-
--------------------------------------------------------------------------------


Also included in loans and leases receivable at June 30, 1999 and 1998, are loans with carrying values of $9,729,000 and $4,302,000, respectively, the terms of which have been modified in troubled debt restructurings. During the fiscal years ended June 30, 1999, 1998 and 1997, the Corporation recognized interest income on these loans aggregating $470,000, $380,000 and $852,000, respectively, whereas under their original terms the Corporation would have recognized interest income of $475,000, $499,000 and $1,087,000, respectively. At June 30, 1999, the Corporation had no material commitments to lend additional funds to borrowers whose loans were subject to troubled debt restructurings. Impaired loans, a portion of which are included in the balances for troubled debt restructurings at June 30, 1999 and 1998, and the resulting interest income as originally contracted and as recognized, are not material for either fiscal year 1999 or 1998.

At June 30, 1999 and 1998, the Corporation pledged real estate loans totaling $3,365,770,000 and $3,045,978,000, respectively, as collateral for Federal Home Loan Bank advances and other borrowings. The amount of collateral at June 30, 1998, excludes qualifying loans from First Colorado, which had a blanket pledge with the Federal Home Loan Bank.

NOTE 7. REAL ESTATE
--------------------------------------------------------------------------------

Real estate at June 30 is summarized as follows:


                                                                                                      1999         1998
---------------------------------------------------------------------------------------------------------------------------
Real estate owned and in judgment, net of allowance for losses of $4,894 and $1,055 ...........    $22,026      $13,258
Real estate held for investment, which includes equity in unconsolidated joint ventures and
   investments in real estate partnerships, net of allowance for losses of $734 and $777 ......      9,487        8,937
---------------------------------------------------------------------------------------------------------------------------
                                                                                                   $31,513      $22,195
---------------------------------------------------------------------------------------------------------------------------

At June 30, 1999 and 1998, real estate is comprised primarily of commercial real estate (54% and 58%, respectively) and residential real estate (46% and 40%, respectively). Real estate located by states at June 30, 1999, was as follows:
30% in Nebraska, 15% in Missouri and the remaining 55% in 37 other states. Real estate located by states at June 30, 1998, was as follows: 39% in Nebraska, 18% in Colorado and the remaining 43% in 23 other states.


--------------------------------------------------------------------------------

COMMERCIAL FEDERAL CORPORATION

-58-
--------------------------------------------------------------------------------

NOTE 8. ALLOWANCES FOR LOSSES ON LOANS AND LEASES AND REAL ESTATE
--------------------------------------------------------------------------------

An analysis of the allowances for losses on loans and leases and real estate is summarized as follows:


                                                                            Loans and         Real
                                                                               Leases       Estate        Total
-------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1996 (1) ..............................................    $ 59,577      $ 5,389     $ 64,966
Provision charged to operations .........................................      13,427          480       13,907
Charges .................................................................     (15,432)      (2,097)     (17,529)
Recoveries ..............................................................       2,872           43        2,915
Allowances acquired in acquisitions .....................................       1,966           31        1,997
Liberty activity for the six months ended June 30, 1996, net ............         475            -          475
Change in estimate of allowance for bulk purchased loans ................      (1,878)           -       (1,878)
Charge-offs to allowance for bulk purchased loans .......................         (78)           -          (78)
-------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1997 (1) ..............................................      60,929        3,846       64,775
Provision charged to operations .........................................      13,853           49       13,902
Charges .................................................................     (14,157)      (2,136)     (16,293)
Recoveries ..............................................................       4,816           61        4,877
Allowances acquired in acquisitions .....................................       1,273           52        1,325
First Colorado activity for the six months ended June 30, 1997, net .....         428          (52)         376
Mid Continent activity for the three months ended September 30, 1997, net         (38)          12          (26)
Change in estimate of allowance for bulk purchased loans ................      (2,324)           -       (2,324)
Charge-offs to allowance for bulk purchased loans .......................         (23)           -          (23)
-------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1998 (1) ..............................................      64,757        1,832       66,589
Provision charged to operations .........................................      12,400        1,574       13,974
Charges .................................................................     (15,760)      (1,408)     (17,168)
Recoveries ..............................................................       3,674           18        3,692
Allowances acquired in acquisitions .....................................      17,307        3,612       20,919
Change in estimate of allowance for bulk purchased loans ................      (1,959)           -       (1,959)
Charge-offs to allowance for bulk purchased loans .......................           -            -            -
-------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1999 (1) ..............................................    $ 80,419      $ 5,628     $ 86,047
-------------------------------------------------------------------------------------------------------------------

(1)  Includes $75,000, $97,000, $77,000 and $78,000 at June 30, 1999, 1998, 1997
     and 1996 in general allowance for losses established primarily to cover risks associated with borrowers' delinquencies and defaults on loans and leases held for sale.
================================================================================

Bulk loan purchases acquired at a discount between January 1991 and June 30, 1992, are allocated an estimated allowance for bulk purchased loans that is available for potential losses in the future on a particular loan package. At June 30, 1999, 1998 and 1997, $6,503,000, $8,462,000 and $10,809,000,
respectively, are included in the total amount of allowance for losses on loans and leases.

--------------------------------------------------------------------------------

                                                  COMMERCIAL FEDERAL CORPORATION

                                                                            -59-
--------------------------------------------------------------------------------

NOTE 9. LOAN SERVICING
--------------------------------------------------------------------------------
The Corporation's mortgage banking subsidiary services real estate loans for investors which are not included in the accompanying consolidated financial statements. The mortgage banking subsidiary also services a substantial portion of the Corporation's real estate loan portfolio. Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, holding advance payments by borrowers for taxes and insurance, making inspections as required of the mortgage premises, collecting amounts due from delinquent mortgagors, supervising foreclosures in the event of unremedied defaults and generally administering the loans for the investors to whom they have been sold. The amount of loans serviced for others at June 30, 1999, 1998 and 1997, was $7,448,814,000, $7,239,726,000 and $7,506,688,000, respectively.
Custodial escrow balances maintained in connection with loan servicing totaled approximately $120,246,000, $119,014,000 and $130,727,000 at June 30, 1999, 1998
and 1997, respectively.

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

Mortgage servicing rights are included in the Consolidated Statement of Financial Condition under the caption "Prepaid expenses and other assets." The activity of mortgage servicing rights at June 30 is summarized as follows:


                                                                                 1999         1998         1997
-------------------------------------------------------------------------------------------------------------------
Beginning balance .......................................................... $ 67,836      $61,976      $57,688
Purchases of mortgage servicing rights .....................................   21,959       14,483       10,194
Mortgage servicing rights from purchase acquisitions .......................        -            -          271
Mortgage servicing rights capitalized through loan originations ............    6,702        3,183        3,149
Amortization expense .......................................................  (12,021)     (10,177)      (9,534)
Conforming accounting practices of combining companies .....................        -       (1,100)           -
First Colorado activity for the six months ended June 30, 1997, net ........        -           72            -
Mid Continent activity for the three months ended September 30, 1997, net ..        -         (382)           -
Other items, net ...........................................................      276         (219)         208
-------------------------------------------------------------------------------------------------------------------
Ending balance .............................................................  $84,752      $67,836      $61,976
-------------------------------------------------------------------------------------------------------------------

At June 30, 1999, 1998 and 1997 the fair value of the Corporation's mortgage servicing rights totaled approximately $106,906,000, $87,409,000 and $90,143,000, respectively. No valuation allowances were necessary to be established during fiscal years 1999, 1998 or 1997. At June 30, 1999, 1998 and 1997, the Corporation utilized interest rate floor agreements with notional amounts totaling $375,000,000, $215,000,000 and $165,000,000, respectively, designed to hedge impairment losses due to potential decreasing interest rates. See Note 16 "Derivative Financial Instruments" for additional information.

At June 30, 1999 and 1998, there were no commitments to purchase mortgage loan servicing rights or to sell any bulk packages of mortgage servicing rights. Outstanding commitments to purchase mortgage loan servicing rights totaled $1,284,000 at June 30, 1997.

--------------------------------------------------------------------------------

COMMERCIAL FEDERAL CORPORATION

-60-
--------------------------------------------------------------------------------

NOTE 10. PREMISES AND EQUIPMENT
--------------------------------------------------------------------------------

Premises and equipment at June 30 are summarized as follows:

                                                           1999         1998
--------------------------------------------------------------------------------
Land ................................................. $ 27,878     $ 28,010
Buildings and improvements ...........................  117,127      102,748
Leasehold improvements ...............................    6,621        3,919
Furniture, fixtures and equipment ....................  138,962       96,570
--------------------------------------------------------------------------------
                                                        290,588      231,247
Less accumulated depreciation and amortization .......  105,286       96,296
--------------------------------------------------------------------------------
                                                       $185,302     $134,951
--------------------------------------------------------------------------------

Depreciation and amortization of premises and equipment, included in occupancy and equipment expenses, totaled $18,172,000, $13,135,000 and $11,880,000 for fiscal years ended June 30, 1999, 1998 and 1997, respectively.

The Bank has operating lease commitments on certain premises and equipment. Rent expense totaled $4,489,000, $3,571,000 and $2,628,000 for fiscal years ended June 30, 1999, 1998 and 1997, respectively. Annual minimum operating lease commitments as of June 30, 1999, are as follows: 2000 - $3,975,000; 2001 - $3,705,000; 2002 - $2,899,000; 2003 - $2,141,000; 2004 - $1,474,000; 2005 and
thereafter - $7,859,000.

NOTE 11. INTANGIBLE ASSETS
--------------------------------------------------------------------------------

An analysis of intangible assets is summarized as follows:

                                                     Core Value
                                          Goodwill  of Deposits        Total
--------------------------------------------------------------------------------
Balance, June 30, 1996 ................   $  8,473      $35,980     $ 44,453
Additions relating to acquisitions ....     17,314        7,634       24,948
Amortization expense ..................     (1,855)      (9,380)     (11,235)
--------------------------------------------------------------------------------
Balance, June 30, 1997 ................     23,932       34,234       58,166
Additions relating to acquisitions ....     20,290        6,544       26,834
Amortization expense ..................     (1,860)      (5,954)      (7,814)
--------------------------------------------------------------------------------
Balance, June 30, 1998 ................     42,362       34,824       77,186
Additions relating to acquisitions ....    155,928       35,265      191,193
Amortization expense ..................     (6,718)      (8,984)     (15,702)
--------------------------------------------------------------------------------
Balance, June 30, 1999 ................   $191,572      $61,105     $252,677
--------------------------------------------------------------------------------

No impairment adjustment was necessary to intangible assets during fiscal years 1999, 1998 or 1997.


--------------------------------------------------------------------------------

                                                  COMMERCIAL FEDERAL CORPORATION

                                                                            -61-
--------------------------------------------------------------------------------

NOTE 12. DEPOSITS
--------------------------------------------------------------------------------

Deposits at June 30 are summarized as follows:


                                                                     1999                         1998
                                                            -----------------------    --------------------------
Description and interest rates                                  Amount        %            Amount         %
-----------------------------------------------------------------------------------------------------------------
Passbook accounts (average of 3.70% and 3.93%) .........    $1,137,282     14.9%       $  990,996      15.1%
NOW accounts (average of 1.20% and 1.23%) ..............     1,036,921     13.5           880,001      13.4
Market rate savings (average of 3.62% and 3.51%) .......       909,233     11.9           640,487       9.8
-----------------------------------------------------------------------------------------------------------------
Total savings (no stated maturities) ...................     3,083,436     40.3         2,511,484      38.3
-----------------------------------------------------------------------------------------------------------------
Certificates of deposits:
   Less than 3.00% .....................................         6,555       .1             4,894        .1
     3.00% - 3.99% .....................................        73,342      1.0             7,858        .1
     4.00% - 4.99% .....................................     1,816,539     23.7           371,298       5.7
     5.00% - 5.99% .....................................     2,310,800     30.2         2,983,982      45.5
     6.00% - 6.99% .....................................       307,487      4.0           622,235       9.5
     7.00% - 7.99% .....................................        53,311       .7            51,282        .8
     8.00% - 8.99% .....................................         3,488        -             4,273         -
     9.00% and over ....................................           457        -               901         -
-----------------------------------------------------------------------------------------------------------------
Total certificates of deposit (fixed maturities;
   average of 5.38% and 5.81%) .........................     4,571,979     59.7         4,046,723      61.7
-----------------------------------------------------------------------------------------------------------------
                                                            $7,655,415    100.0%       $6,558,207     100.0%
-----------------------------------------------------------------------------------------------------------------

Interest expense on deposit accounts for the years ended June 30 is summarized as follows:


                                                                                1999         1998         1997
-----------------------------------------------------------------------------------------------------------------
Passbook accounts ......................................................    $ 41,616     $ 39,788     $ 33,965
NOW accounts ...........................................................      12,223       10,092       10,241
Market rate savings ....................................................      26,993       18,324       17,169
Certificates of deposit ................................................     242,026      245,548      254,228
-----------------------------------------------------------------------------------------------------------------
                                                                            $322,858     $313,752     $315,603
-----------------------------------------------------------------------------------------------------------------

At June 30, 1999, scheduled maturities of certificates of deposit are as follows:


                                                            Year Ending June 30,
                           ------------------------------------------------------------------------------------
Rate                             2000        2001       2002       2003       2004   Thereafter      Total
---------------------------------------------------------------------------------------------------------------
Less than 3.00% ........   $    6,449    $     15   $     14    $     1    $    76    $     -   $    6,555
   3.00% - 3.99% .......       73,165           -         14         17        146          -       73,342
   4.00% - 4.99% .......    1,543,511     214,024     35,279      4,893     13,790      5,042    1,816,539
   5.00% - 5.99% .......    1,806,668     319,135     94,526     49,516     27,288     13,667    2,310,800
   6.00% - 6.99% .......      164,921      55,659     67,670     17,340        621      1,276      307,487
   7.00% - 7.99% .......       46,388       1,553      4,739          -        100        531       53,311
   8.00% - 8.99% .......        2,177         337        747         19         13        195        3,488
   9.00% and over ......           53          79          8          9          4        304          457
---------------------------------------------------------------------------------------------------------------
                           $3,643,332    $590,802   $202,997    $71,795    $42,038    $21,015   $4,571,979
---------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

COMMERCIAL FEDERAL CORPORATION

-62-
--------------------------------------------------------------------------------

Certificates of deposit in amounts of $100,000 or more totaled $792,343,000 and $437,711,000, respectively, at June 30, 1999 and 1998. There were no brokered certificates of deposit at June 30, 1999 or 1998.

At both June 30, 1999 and 1998, the Corporation utilized interest rate swap agreements with notional amounts totaling $215,000,000 to artificially lengthen the maturity of certain deposits. Under these requirements, the Corporation pays fixed rates of interest and receives variable rates of interest that are based on the same rates that the Corporation pays on the hedged deposits. See Note 16 "Derivative Financial Instruments" for additional information.

At June 30, 1999 and 1998, deposits of certain state and municipal agencies and other various non-retail entities were collateralized by mortgage-backed securities with carrying values of $224,733,000 and $109,235,000, respectively, and investment securities with carrying values of $84,762,000 and $85,308,000, respectively. In accordance with regulatory requirements, at June 30, 1999 and 1998, the Corporation maintained $72,285,000 and $34,038,000, respectively, in cash on hand and deposits at the Federal Reserve Bank in noninterest earning reserves against certain transaction checking accounts and nonpersonal certificates of deposit.


NOTE 13. ADVANCES FROM THE FEDERAL HOME LOAN BANK
--------------------------------------------------------------------------------

The Corporation was indebted to the Federal Home Loan Bank at June 30 as follows:


                                                             1999                              1998
                                           --------------------------------------  --------------------------
                                                           Weighted                 Weighted
                                           Interest Rate    Average                  Average
Scheduled Maturities Due:                          Range       Rate        Amount       Rate        Amount
---------------------------------------------------------------------------------------------------------------
Within 1 year ...........................  6.05% -  8.21%      6.33%   $  295,606       5.87%   $  795,207
Over 1 year to 2 years ..................  5.06  -  8.31       6.21       194,595       6.38       252,000
Over 2 years to 3 years .................  5.38  -  6.86       6.18       328,640       6.30       170,000
Over 3 years to 4 years .................  5.70  -  7.20       6.47        29,825       6.17       320,000
Over 4 years to 5 years .................    --  -    --         --            --       5.97        16,350
Over 5 years ............................  3.86  -  6.55       4.70     2,783,575       5.10       825,625
---------------------------------------------------------------------------------------------------------------
                                           3.86% -  8.31%      5.05%   $3,632,241       5.69%   $2,379,182
---------------------------------------------------------------------------------------------------------------

Fixed-rate advances totaling $3,046,000,000 and $1,013,000,000 at June 30, 1999 and 1998, respectively, are convertible into adjustable-rate advances at the option of the Federal Home Loan Bank. At June 30, 1999, these convertible advances had call dates ranging from July 1999 to March 2003 consisting primarily of $316,000,000 within the category of scheduled maturities due over two years to three years and $2,708,000,000 within the category due over five years.

At June 30, 1999 and 1998, outstanding advances were collateralized by real estate loans totaling $3,365,770,000 and $3,045,978,000, respectively, and, in addition, at June 30, 1998, were collateralized by investment and mortgage-backed securities totaling $9,940,000 and $3,805,000, respectively. The amount of collateral at June 30, 1998, excludes qualifying loans from First Colorado, which had a blanket pledge with the Federal Home Loan Bank. The Corporation is also required to hold shares of Federal Home Loan Bank stock in an amount at least equal to the greater of 1.0% of certain of its residential mortgage loans or 5.0% of its outstanding advances. The Corporation was in compliance with this requirement at June 30, 1999 and 1998, holding Federal Home Loan Bank stock totaling $194,129,000 and $131,132,000, respectively. At June 30, 1999 and 1998, there were no commitments for advances from the Federal Home Loan Bank.

--------------------------------------------------------------------------------

                                                  COMMERCIAL FEDERAL CORPORATION

                                                                            -63-
--------------------------------------------------------------------------------


NOTE 14. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
--------------------------------------------------------------------------------

At June 30, 1999 and 1998, securities sold under agreements to repurchase identical securities totaled $128,514,000 and $334,294,000, respectively. An analysis of securities sold under agreements to repurchase identical securities for the years ended June 30 is summarized as follows:


                                                             1999       1998
--------------------------------------------------------------------------------
Maximum month-end balance .............................  $334,294   $639,294
--------------------------------------------------------------------------------
Average balance .......................................  $209,111   $501,979
--------------------------------------------------------------------------------
Weighted average interest rate during the period ......      5.94%      6.08%
Weighted average interest rate at end of period .......      5.72%      5.96%
--------------------------------------------------------------------------------

At June 30, 1999, securities sold under agreements to repurchase totaling $3,514,000 matured overnight with the remaining balance of $125,000,000 having maturities ranging from November 1999 to September 2000 with a weighted average maturity of 213 days. At June 30, 1999, mortgage-backed securities and investment securities with carrying values totaling $123,628,000 and $16,369,000, respectively, and fair values totaling $122,374,000 and $16,095,000, respectively, were pledged as collateral. At June 30, 1998, mortgage-backed securities and investment securities with carrying values totaling $262,531,000 and $79,217,000, respectively, and fair values totaling $230,501,000 and $79,449,000, respectively, were pledged as collateral.

It is the Corporation's policy to enter into repurchase agreements only with major brokerage firms that are primary dealers in government securities. At June 30, 1999, there were no repurchase agreements with any broker with balances at risk in excess of 10.0% of stockholders' equity.


NOTE 15. OTHER BORROWINGS
--------------------------------------------------------------------------------

Other borrowings at June 30 consist of the following:


                                                                                    1999         1998
----------------------------------------------------------------------------------------------------------
Subordinated extendible notes, interest 7.95%, due December 1, 2006 ........    $ 50,000     $ 50,000
Guaranteed preferred beneficial interests in the Corporation's junior
   subordinated debentures, interest 9.375%, due May 15, 2027 ..............      45,000       45,000
Purchase notes, adjustable interest, due July 31, 1999 .....................      40,000            -
Term note, adjustable interest, due July 31, 2003 ..........................      32,500            -
Term note, adjustable interest, due September 30, 1998 .....................           -        1,000
Collateralized mortgage obligations ........................................       3,483        6,773
Other borrowings ...........................................................      54,400        7,901
----------------------------------------------------------------------------------------------------------
                                                                                $225,383     $110,674
----------------------------------------------------------------------------------------------------------

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

--------------------------------------------------------------------------------

COMMERCIAL FEDERAL CORPORATION

-64-
--------------------------------------------------------------------------------


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

On July 31, 1998, the Corporation partially financed the acquisition of AmerUs with $40,000,000 of one-year purchase notes from the seller due July 31, 1999. The terms of the purchase notes require the payment of principal and interest on the maturity date. The interest rate is adjusted monthly at 150 basis points over the one-year Treasury bill rate. These notes were paid in full on July 30, 1999.

On July 30, 1998, the Corporation borrowed $45,000,000 in the form of a five-year term note due July 31, 2003. Proceeds were used, in part, to finance the acquisition of AmerUs on July 31, 1998. Terms of the note require quarterly principal payments of $1,250,000 and quarterly interest payable at a monthly adjustable interest rate priced at 100 basis points below the lender's national base rate, or 6.75% at June 30, 1999. This term note, which is unsecured but subject to certain covenants, was partially paid down on November 13, 1998, by an additional $8,750,000, resulting in a balance of $32,500,000 at June 30, 1999. This note was refinanced on July 1, 1999, from the same lender with a $32,500,000 term note due June 30, 2004, and bearing interest adjusted monthly at 100 basis points below the lender's national base rate.

On December 31, 1996, the Corporation borrowed $28,000,000 in the form of a five-year term note originally due December 31, 2001. Proceeds were used to refinance a short-term promissory note obtained in the financing of the repurchase of 2,812,725 shares of the Corporation's common stock. This unsecured term note carried a monthly adjustable interest rate which was 7.50% at June 30, 1998. This term note was paid in full on July 29, 1998.

At June 30, 1999, notes issued in conjunction with collateralized mortgage obligations bear interest from 7.89% to 8.75% and are due in varying amounts contractually through 2019. The notes are secured by FNMA and FHLMC mortgage-backed securities with book values of approximately $9,345,000 and $13,600,000, respectively, at June 30, 1999 and 1998. As the principal balance on the collateral on these notes repay, the notes are correspondingly repaid.

Other borrowings at June 30, 1999, consisted of Federal funds purchased totaling $54,400,000 bearing an interest rate of 6.06% and due July 1, 1999. Other borrowings at June 30, 1998, were collateralized by certain mortgage-backed securities and by lease-backed notes that were secured by lease financing receivables with a book value totaling $3,121,000 and restricted cash totaling $500,000.

Contractual principal maturities of other borrowings as of June 30, 1999, for the next five fiscal years are as follows: 2000 - $101,116,000; 2001 - $6,556,000; 2002 - $5,211,000; 2003 - $5,000,000; 2004 - $12,500,000; 2005 and
thereafter - $95,000,000.

--------------------------------------------------------------------------------

                                                  COMMERCIAL FEDERAL CORPORATION

                                                                            -65-
--------------------------------------------------------------------------------


NOTE 16. DERIVATIVE FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

The following summarizes the Corporation's interest rate swap agreements, by maturity date, at June 30:


                                                   1999                                            1998
                                    -------------------------------------     ---------------------------------------------
                                     Notional          Interest Rate           Notional             Interest Rate
Scheduled Maturities Due:              Amount        Paying   Receiving          Amount        Paying         Receiving
---------------------------------------------------------------------------------------------------------------------------
2000 .........................      $  75,000          6.24%       4.43%       $ 75,000          6.24%             5.80%
2001 .........................        140,000          6.00        4.77         140,000          6.00              5.29
---------------------------------------------------------------------------------------------------------------------------
                                    $ 215,000          6.08%       4.65%       $215,000          6.08%             5.47%
---------------------------------------------------------------------------------------------------------------------------

The Corporation began utilizing interest rate swaps to artificially lengthen the maturity of certain deposit liabilities. during fiscal year 1997. As of June 30, 1999 and 1998, the Corporation had notional amounts outstanding totaling $215,000,000 for such purposes. Under these agreements, the Corporation pays fixed rates of interest and receives variable rates of interest that are based on the same rates that the Corporation pays on the hedged deposit liabilities. Such variable rates are based on the 13-week average yield of the three-month U.S. Treasury bill. Net interest settlement is quarterly. Net interest expense on the swap agreements totaled $2,849,000, $1,926,000 and $916,000, respectively, for fiscal years 1999, 1998 and 1997. The fair value of the interest rate swaps at June 30, 1999, resulted in a loss position of approximately $2,301,000 which represents the amount that would be paid to terminate the swap agreements.

The interest rate swap agreements were collateralized at June 30, 1999, by mortgage-backed securities with carrying values of $7,941,000 and at June 30, 1998, by mortgage-backed securities and investment securities with carrying values of $4,665,000 and $998,000, respectively. Entering into interest rate swap agreements involves the credit risk of dealing with intermediary and primary counterparties and their ability to meet the terms of the respective contracts. The Corporation is exposed to credit loss in the event of nonperformance by the counterparties to the interest rate swaps if the Corporation is in a net interest receivable position at the time of potential default by the counterparties. However, at June 30, 1999 and 1998, the Corporation was in a net interest payable position. The Corporation does not anticipate nonperformance by the counterparties.

At June 30, 1999 and 1998, the Corporation had interest rate floor agreements with notional amounts totaling $375,000,000 and $215,000,000, respectively. These interest rate floor agreements with strike rates ranging from 3.84% to 5.75%, are designed to hedge impairment losses on mortgage loan servicing rights due to decreasing interest rates. By purchasing floor agreements, the Corporation would be paid cash based on the differential between a short-term rate and the strike rate, applied to the notional principal amount, should the current short-term rate fall below the strike rate level of the agreement. These interest rate floor agreements mature between September 1999 and June 2002. Premiums paid to enter into such agreements are deferred and totaled $541,000, $138,000 and $399,000, respectively, for fiscal years 1999, 1998 and 1997. During fiscal years 1999, 1998 and 1997, amortization expense on these premiums totaled $188,000, $122,000 and $67,000, respectively. In addition, during fiscal years 1999, 1998 and 1997, agreements were sold resulting in deferred gains of $135,000, $41,000 and $39,000, respectively. These deferred gains are amortized as a credit to expense and during fiscal years 1999, 1998 and 1997 totaled $109,000, $27,000 and $10,000, respectively. The deferred premiums are amortized over the lives of the respective agreements and the deferred gains are amortized over the remaining lives of the agreements sold. The fair value of the interest rate floor agreements at June 30, 1999, resulted in a gain position of approximately $249,000 which represents the amount that would be received to terminate the floor agreements.

--------------------------------------------------------------------------------

COMMERCIAL FEDERAL CORPORATION

-66-
--------------------------------------------------------------------------------


NOTE 17. INCOME TAXES
--------------------------------------------------------------------------------

The following is a comparative analysis of the provision for federal and state taxes on income:


                                                   Year Ended June 30,
                                          --------------------------------------
                                             1999         1998         1997
--------------------------------------------------------------------------------
Current:
   Federal ............................   $42,937      $46,154      $34,508
   State ..............................     3,230        3,698        3,034
--------------------------------------------------------------------------------
                                           46,167       49,852       37,542
--------------------------------------------------------------------------------
Deferred:
   Federal ............................    16,789        2,188          713
   State ..............................       304          316         (275)
--------------------------------------------------------------------------------
                                           17,093        2,504          438
--------------------------------------------------------------------------------
Total provision for income taxes ......   $63,260      $52,356      $37,980
--------------------------------------------------------------------------------

The following is a reconciliation of the statutory federal income tax rate to the consolidated effective tax rate:

                                                                                         Year Ended June 30,
                                                                               ---------------------------------------
                                                                                   1999         1998         1997
----------------------------------------------------------------------------------------------------------------------
Statutory federal income tax rate ..............................................   35.0%        35.0%        35.0%
Nondeductible merger-related expenses and other nonrecurring charges ...........    4.9          1.8            -
Amortization of discounts, premiums and intangible assets from acquisitions ....    1.4           .4            -
Tax exempt interest ............................................................    (.8)        (1.0)         (.9)
Income tax credits .............................................................    (.4)         (.5)         (.6)
State income taxes, net of federal income tax benefit ..........................    1.5          2.0          1.8
Other items, net ...............................................................   (1.0)         (.2)          .3
----------------------------------------------------------------------------------------------------------------------
Effective tax rate .............................................................   40.6%        37.5%        35.6%
----------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                  COMMERCIAL FEDERAL CORPORATION

                                                                            -67-
--------------------------------------------------------------------------------


The components of deferred tax assets and liabilities at June 30 are as follows:


                                                                                            1999         1998
------------------------------------------------------------------------------------------------------------------
Deferred tax liabilities:
   Federal Home Loan Bank stock .....................................................    $19,060      $14,332
   Core value of acquired deposits ..................................................     11,108        6,630
   Real estate investment trust deferred income .....................................      8,803            -
   Deferred loan fees ...............................................................      7,632        9,703
   Mortgage servicing rights ........................................................      6,699        4,054
   Differences between book and tax basis of premises and equipment .................      6,645        6,076
   Basis differences between tax and financial reporting arising from acquisitions ..      1,847        2,486
   Other items ......................................................................      6,932        5,657
------------------------------------------------------------------------------------------------------------------
                                                                                          68,726       48,938
------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
   Allowance for losses on loans and real estate not currently deductible ...........     29,945       19,192
   Basis differences between tax and financial reporting arising from acquisitions ..     10,718        4,760
   State operating loss carryforwards ...............................................      5,085        3,494
   Employee benefits ................................................................      2,919        3,780
   Collateralized mortgage obligations ..............................................      2,584        2,738
   Accretion of discounts on purchased items ........................................      1,786        1,713
   Other items ......................................................................      5,436        6,201
------------------------------------------------------------------------------------------------------------------
                                                                                          58,473       41,878
Valuation allowance .................................................................     (5,089)      (3,582)
------------------------------------------------------------------------------------------------------------------
                                                                                          53,384       38,296
------------------------------------------------------------------------------------------------------------------
Net deferred tax liability ..........................................................    $15,342      $10,642
------------------------------------------------------------------------------------------------------------------


The valuation allowance, primarily attributable to state operating loss carryforwards, was $5,089,000 at June 30, 1999, increasing from $3,582,000 at June 30, 1998, primarily due to increases in such state net operating losses available for income tax purposes.

In August 1996, changes in the federal tax law repealed the reserve method of accounting for tax bad debt deductions and, effective July 1, 1996, required the Corporation to calculate the tax bad debt deduction based on actual charge-offs. These tax law changes resulted in a charge of $191,000 to income tax expense in fiscal year 1997.

In accordance with provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," a deferred tax liability has not been recognized for the bad debt reserves of the Bank created in the tax years which began prior to December 31, 1987 (the base year). At June 30, 1999, the amount of these reserves totaled approximately $105,266,000 with an unrecognized deferred tax liability approximating $38,527,000. Such unrecognized deferred tax liability could be recognized in the future, in whole or in part, if (i) there is a change in federal tax law, (ii) the Bank fails to meet certain definitional tests and other conditions in the federal tax law, (iii) certain distributions are made with respect to the stock of the Bank or (iv) the bad debt reserves are used for any purpose other than absorbing bad debt losses.

During fiscal year 1998, the Internal Revenue Service completed its examination of the Corporation's consolidated federal income tax returns through June 30, 1995. Such examination had no effect on the Corporation's results of operations for fiscal year 1998.

NOTE 18. STOCKHOLDERS' EQUITY AND REGULATORY RESTRICTIONS
--------------------------------------------------------------------------------
Effective July 3, 1998, stockholders approved an amendment to the Corporation's Articles of Incorporation to increase the number of authorized shares of common stock to 120,000,000 shares.

On December 19, 1988, the Board of Directors of the Corporation adopted a Shareholder Rights Plan and declared a dividend of stock purchase rights consisting of one primary

--------------------------------------------------------------------------------

COMMERCIAL FEDERAL CORPORATION

-68-
--------------------------------------------------------------------------------

right and one secondary right for each outstanding share of common stock payable on December 30, 1988, and with respect to each share of common stock issued by the Corporation at any time after such date and prior to the earlier of the occurrence of certain events or expiration of such rights. These rights are attached to and trade only together with the common stock shares. The provisions of the Shareholder Rights Plan are designed to protect the interests of the stockholders of record in the event of an unsolicited or hostile attempt to acquire the Corporation at a price or on terms that are not fair to all shareholders. Unless rights are exercised, holders have no rights as a stockholder of the Corporation (other than rights resulting from such holder's ownership of common shares), including, without limitation, the right to vote or to receive dividends. Effective December 18, 1998, the Corporation's Shareholder Rights Plan was amended primarily to extend the expiration date of such rights to December 19, 2008, unless earlier redeemed by the Corporation. At June 30, 1999, no such rights were exercised.

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

Effective April 1, 1999, the Office of Thrift Supervision (OTS) issued a final rule revising its capital distribution regulation. This revised regulation reflects the OTS's implementation of the system of prompt corrective action established under the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) and conforms the OTS's capital distribution requirements more closely to those of the other banking agencies. Under the terms of this regulation, the Bank is permitted to pay capital distributions during a calendar year up to 100.0% of its retained net income (net income determined in accordance with generally accepted accounting principles less total capital distributions declared) for the current calendar year combined with the Bank's retained net income for the preceding two calendar years without prior approval of the OTS. At June 30, 1999, the Bank is permitted to pay an aggregate amount approximating $113,783,000 in dividends under this regulation. Should the Bank's regulatory capital fall below certain levels, applicable law and certain other federal regulations would require prior approval of such proposed dividends and, in some cases, would prohibit the payment of dividends.

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

On November 17, 1997, the Board of Directors declared a three-for-two stock split effected in the form of a 50 percent stock dividend to stockholders of record on November 28, 1997. The stock dividend was distributed on December 15, 1997, and totaled 10,865,530 shares of common stock with $109,000 transferred from additional paid-in capital to common stock to record this distribution. Fractional shares resulting from the stock split were paid in cash. Also, on November 18, 1996, the Board of Directors declared a three-for-two stock split effected in the form of a 50 percent stock dividend to stockholders of record on December 31, 1996. This stock dividend, which was distributed on January 14, 1997, totaled 10,745,214 shares of common stock with $72,000 transferred from additional paid-in capital to common stock. Fractional shares resulting from the stock split were paid in cash.

Effective April 28, 1999, the Board of Directors authorized the repurchase of up to five percent, or approximately 3,000,000 shares, of the Corporation's outstanding common stock during the next 18 months. As of June 30, 1999, the Corporation repurchased and cancelled 1,500,000 shares of its common stock at a cost of $36,218,000.

NOTE 19. REGULATORY CAPITAL
--------------------------------------------------------------------------------
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators, that, if undertaken, could have a direct material effect on the Corporation's financial position and results of operations. The regulations require the Bank to meet specific

--------------------------------------------------------------------------------

                                                  COMMERCIAL FEDERAL CORPORATION

                                                                            -69-
--------------------------------------------------------------------------------


capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios as set forth in the following tables of tangible, core and total risk-based capital. Prompt corrective action provisions pursuant to FDICIA require specific supervisory actions as capital levels decrease. To be considered well-capitalized under the regulatory framework for prompt corrective action provisions under FDICIA, the Bank must maintain minimum Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios as set forth in the following table. At June 30, 1999 and 1998, the Bank exceeded the minimum requirements for the well-capitalized category.

The following presents the Bank's regulatory capital levels and ratios relative to its minimum capital requirements:


                                                                                As of June 30, 1999
                                                              ----------------------------------------------------------
                                                                   Actual Capital               Required Capital
                                                              -----------------------         --------------------------
                                                                Amount         Ratio           Amount        Ratio
------------------------------------------------------------------------------------------------------------------------
OTS capital adequacy:
   Tangible capital ......................................    $880,400          6.97%        $189,412         1.50%
   Core capital ..........................................     890,967          7.05          379,142         3.00
   Risk-based capital ....................................     957,676         13.70          559,279         8.00
FDICIA regulations to be classified well-capitalized:
   Tier 1 leverage capital ...............................     890,967          7.05          631,903         5.00
   Tier 1 risk-based capital .............................     890,967         12.74          419,459         6.00
   Total risk-based capital ..............................     957,676         13.70          699,099        10.00
------------------------------------------------------------------------------------------------------------------------

                                                                                As of June 30, 1998
                                                             -----------------------------------------------------------
                                                                   Actual Capital               Required Capital
                                                             ------------------------        ---------------------------
                                                                Amount         Ratio           Amount        Ratio
------------------------------------------------------------------------------------------------------------------------
OTS capital adequacy:
   Tangible capital ......................................    $813,961          7.88%        $154,993         1.50%
   Core capital ..........................................     826,686          7.99          310,278         3.00
   Risk-based capital ....................................     878,363         15.49          453,593         8.00
FDICIA regulations to be classified well-capitalized:
   Tier 1 leverage capital ...............................     826,686          7.99          517,130         5.00
   Tier 1 risk-based capital .............................     826,686         14.58          340,195         6.00
   Total risk-based capital ..............................     878,363         15.49          566,992        10.00
------------------------------------------------------------------------------------------------------------------------

As of June 30, 1999, the most recent notification from the OTS categorized the Bank as "well-capitalized" under the regulatory framework for prompt corrective action provisions under FDICIA. There are no conditions or events since such notification that management believes have changed the Bank's classification.

NOTE 20. COMMITMENTS
AND CONTINGENCIES
--------------------------------------------------------------------------------
The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit, financial guarantees on certain loans sold with recourse and on other contingent obligations. These instruments involve elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Statement of Financial Condition. The contractual amounts of these instruments represent the maximum credit risk to the Corporation. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

At June 30, 1999, the Corporation issued commitments, excluding undisbursed portions of loans in process, of

--------------------------------------------------------------------------------

COMMERCIAL FEDERAL CORPORATION

-70-
--------------------------------------------------------------------------------


approximately $771,842,000 as follows: $296,879,000 to originate loans, $106,000,000 to purchase loans, $81,500,000 to purchase investment securities, $9,953,000 to purchase mortgage-backed securities and $277,510,000 to provide unused lines of credit for commercial and consumer use. At June 30, 1998, the Corporation had issued commitments, excluding undisbursed portions of loans in process, of approximately $618,694,000 as follows: $303,823,000 to originate loans, $144,150,000 to purchase loans and $170,721,000 to provide unused lines of credit for commercial and consumer use. There were no commitments to purchase mortgage loan servicing rights at June 30, 1999 or 1998.

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

At June 30, 1999 and 1998, the Corporation had approximately $77,686,000 and $392,760,000, respectively, in mandatory forward delivery commitments to sell residential mortgage loans. At June 30, 1999 and 1998, loans sold subject to recourse provisions totaled approximately $16,601,000 and $29,471,000, respectively, which represents the total potential credit risk associated with these particular loans. Such credit risk would, however, be offset by the value of the single-family residential properties that collateralize these loans.

The Corporation is subject to a number of lawsuits and claims for various amounts which arise out of the normal course of its business. In the opinion of management, the disposition of claims currently pending will not have a material adverse effect on the Corporation's financial position or results of operations.

On September 12, 1994, the Bank and the Corporation commenced litigation against the United States in the United States Court of Federal Claims seeking to recover monetary relief for the government's refusal to honor certain contracts that it had entered into with the Bank. The suit alleges that such governmental action constitutes a breach of contract and an unlawful taking of property by the United States without just compensation or due process in violation of the Constitution of the United States. The Corporation and the Bank are pursuing alternative damage claims of up to approximately $230,000,000. The Bank also assumed a lawsuit in the merger with Mid Continent against the United States also relating to a supervisory goodwill claim filed by the former Mid Continent. The litigation status and process of these legal actions, as well as that of numerous actions brought by others alleging similar claims with respect to supervisory goodwill and regulatory capital credits, make the value of the claims asserted by the Bank (including the Mid Continent claim) uncertain as to their ultimate outcome, and contingent on a number of factors and future events which are beyond the control of the Bank, both as to substance, timing and the dollar amount of damages that may be awarded to the Bank and the Corporation if they finally prevail in this litigation.

NOTE 21. EMPLOYEE BENEFIT AND INCENTIVE PLANS
--------------------------------------------------------------------------------
RETIREMENT SAVINGS PLAN
The Corporation maintains a contributory deferred savings 401(k) plan covering substantially all employees. The Corporation's matching contributions are equal to 100% of the first 8% of participant contributions. Participants vest immediately in their own contributions. For contributions of the Corporation, participants vest over a five-year period and, thereafter, vest 100% on an annual basis if employed on the last day of each calendar year. Contribution expense was $3,737,000, $2,312,000 and $1,998,000 for fiscal years ended June 30, 1999, 1998 and 1997, respectively.

STOCK OPTION AND INCENTIVE PLANS
The Corporation maintains the 1996 Stock Option and Incentive Plan (the 1996
Plan), the 1984 Stock Option and Incentive Plan, as amended (the 1984 Plan), and various stock option and incentive plans assumed in certain mergers since 1995. These plans permit the granting of stock options, restricted stock awards and stock appreciation rights. Stock options are generally 100% exercisable on the date of grant over a period not to exceed 10 years from the date of grant with the option price equal to market value on the date of grant. However, stock options granted to executives vest over various periods not exceeding three years. Recipients of restricted stock have the usual rights of a shareholder, including the rights to receive dividends and to vote the shares; however, the common stock will not be vested until certain restrictions are satisfied. The term of the 1984 Plan extends to July 31, 2002, and the term of the 1996 Plan to September 11, 2006.

Effective July 3, 1998, shareholders approved an amendment to the 1996 Plan to increase the number of shares available for grant by 2,400,000 shares. Such shares were registered

--------------------------------------------------------------------------------

                                                  COMMERCIAL FEDERAL CORPORATION

                                                                            -71-
--------------------------------------------------------------------------------
on July 7, 1998. The following table presents the activity of all stock option plans for each of the three fiscal years ended June 30, 1999, and the stock options outstanding at the end of the respective fiscal years:


                                                                                   Weighted
                                                              Stock Option    Average Price    Aggregate
                                                                    Shares        Per Share       Amount
-------------------------------------------------------------------------------------------------------------
Outstanding at June 30, 1996 ................................    1,595,158           $ 7.69      $12,266
   Granted ..................................................    1,652,891            15.49       25,599
   Exercised ................................................     (244,655)            4.93       (1,205)
   Canceled .................................................      (32,559)           13.15         (428)
-------------------------------------------------------------------------------------------------------------
Outstanding at June 30, 1997 ................................    2,970,835            12.20       36,232
   Granted ..................................................      744,972            33.91       25,261
   Exercised ................................................     (831,300)            7.77       (6,463)
   Canceled .................................................      (20,251)           15.16         (307)
-------------------------------------------------------------------------------------------------------------
Outstanding at June 30, 1998 ................................    2,864,256            19.11       54,723
   Granted ..................................................      766,825            24.19       18,549
   Exercised ................................................   (1,000,491)           12.78      (12,785)
   Canceled .................................................      (41,483)           32.32       (1,357)
-------------------------------------------------------------------------------------------------------------
Outstanding at June 30, 1999 ................................    2,589,107           $22.84      $59,130
-------------------------------------------------------------------------------------------------------------
Exercisable at June 30, 1999 ................................    2,299,394           $22.49      $51,722
-------------------------------------------------------------------------------------------------------------
Shares available for future grants at June 30, 1999:
   1984 Plan ................................................        8,600
   1996 Plan ................................................    2,546,500
-------------------------------------------------------------------------------------------------------------

The following table summarizes information about the Corporation's stock options outstanding at June 30, 1999:


                 Shares Subject to Outstanding Options                               Shares Exercisable
------------------------------------------------------------------------------   ------------------------------------------
                                            Weighted Average       Weighted                        Weighted
                            Stock Option           Remaining        Average      Stock Option       Average
              Range of            Shares         Contractual       Exercise            Shares      Exercise
       Exercise Prices       Outstanding       Life in Years          Price       Exercisable         Price
---------------------------------------------------------------------------------------------------------------------------
     $ 1.11  - $ 2.67             73,767                1.83      $    2.31            73,767     $    2.31
       5.36  -   6.26             11,894                4.69           6.21            11,894          6.21
       9.01  -  13.77            586,883                6.57          12.63           586,883         12.63
      17.22  -  22.17            441,829                7.51          20.21           441,829         20.21
      24.19  -  25.26            787,874                9.84          24.22           538,231         24.23
           34.16                 686,860                8.88          34.16           646,790         34.16
---------------------------------------------------------------------------------------------------------------------------
     $ 1.11  - $34.16          2,589,107                8.19       $  22.84         2,299,394     $   22.49
---------------------------------------------------------------------------------------------------------------------------

During fiscal years 1999 and 1998, non-incentive stock options for 50,000 and 55,000 shares, respectively, of the Corporation's common stock were granted under the 1996 Plan to directors of the Corporation and the Bank. Stock options under the 1984 Plan and the 1996 Plan were also granted to executives and employees during fiscal years 1999 and 1998 for 766,825 (1996 Plan) and 668,920 shares (1984 Plan - 144,239 shares and 1996 Plan - 524,681 shares), respectively. Such grants were in accordance with a management incentive plan providing for these awards pursuant to the attainment of certain operating goals of the Corporation for the respective fiscal years.

--------------------------------------------------------------------------------

COMMERCIAL FEDERAL CORPORATION

-72-
--------------------------------------------------------------------------------


The Corporation applies APB Opinion No. 25 and related Interpretations in accounting for its stock option and incentive plans. Accordingly, no compensation cost has been recognized for stock options granted. Had compensation cost been determined based on the fair value at the grant dates for stock options awarded pursuant to the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Corporation's net income and earnings per share would have been reduced to the pro forma amounts indicated in the following table.


                                                 Year Ended June 30,
                                        ----------------------------------------
                                           1999         1998         1997
--------------------------------------------------------------------------------
Net income:
   As reported .....................    $92,392      $87,413      $68,256
   Pro forma .......................     84,101       79,615       66,333
--------------------------------------------------------------------------------
Earnings per share:
   Basic -
     As reported ...................    $  1.55      $  1.55      $  1.17
     Pro forma .....................       1.41         1.41         1.14
   Diluted -
     As reported ...................    $  1.54      $  1.52      $  1.16
     Pro forma .....................       1.42         1.40         1.12
--------------------------------------------------------------------------------

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used in fiscal years 1999, 1998 and 1997, respectively: dividend yield of 1.07%, .64% and .84%; expected volatility of 26%, 24% and 25%; risk-free interest rates of 5.50%, 5.72% and 6.62%; and expected lives of six years for the plans for each year.

Restricted stock is also granted for awards earned each fiscal year under management incentive plans. On the grant dates of June 30, 1999, 1998 and 1997, the Corporation issued restricted stock for 39,072 shares, 39,494 shares and 37,761 shares, respectively, with an aggregate market value of $906,000, $1,249,000, and $935,000, respectively. The awards of restricted stock vest 20% on each anniversary of the grant date, provided that the employee has completed the specified service requirement, or earlier if the employee dies or is permanently and totally disabled or upon a change in control. Total deferred compensation on the unvested restricted stock totaled $1,887,000, $1,944,000, and $1,435,000, at June 30, 1999, 1998 and 1997, respectively, and is recorded as a reduction of stockholders' equity. The value of the restricted shares is amortized to compensation expense over the five-year vesting period. Compensation expense applicable to the restricted stock totaled $960,000, $731,000 and $531,000 for fiscal years 1999, 1998 and 1997, respectively.

First Colorado, Liberty, Mid Continent and Perpetual had certain deferred compensation, retirement and incentive plans that were effectively terminated after acquisition by the Corporation. During fiscal years 1999 and 1998 these plans were in the process of final distribution of plan assets to participants with all appropriate unearned compensation and employer contributions recognized as charges to operations in the respective fiscal years.

POSTRETIREMENT BENEFITS
The Corporation recognizes the cost of providing postretirement benefits other than pensions over the employee's period of service. The determination of the accrual liability requires a calculation of the accumulated postretirement benefit obligation (APBO) which represents the actuarial present value of postretirement benefits to be paid out in the future (primarily health care benefits to be paid to retirees) that have been earned as of the end of the year. The Corporation's postretirement benefit plan is unfunded. The table on the following page reconciles the status of the plan with the amounts recognized in the Consolidated Statement of Financial Condition at June 30, 1999 and 1998.

--------------------------------------------------------------------------------

                                                  COMMERCIAL FEDERAL CORPORATION

                                                                            -73-
--------------------------------------------------------------------------------

                                                                         1999         1998
-----------------------------------------------------------------------------------------------
Change in benefit obligation:
   APBO at the beginning of the year .............................    $   906       $1,110
   Service cost - benefits earned during the fiscal year .........         47           63
   Interest cost on benefit obligation ...........................         57           81
   Actuarial (gain) loss .........................................        269         (317)
   Retiree contributions .........................................        111           92
   Benefits paid .................................................       (280)        (123)
-----------------------------------------------------------------------------------------------
   APBO at the end of the year ...................................    $ 1,110       $  906
-----------------------------------------------------------------------------------------------
Change in the fair value of plan assets:
   Fair value of plan assets at the beginning of the year ........    $     -       $    -
   Retiree contributions .........................................        111           92
   Employer contributions ........................................        169           31
   Benefits paid .................................................       (280)        (123)
-----------------------------------------------------------------------------------------------
   Fair value of plan assets at the end of the year ..............    $     -       $    -
-----------------------------------------------------------------------------------------------
Funded status of the plan:
   Funded status at the beginning of the year ....................    $(1,110)      $ (906)
   Unrecognized prior service cost ...............................       (259)        (288)
   Unrecognized net loss .........................................        533          276
-----------------------------------------------------------------------------------------------
   Accrued postretirement benefit cost at the end
     of the year included in other liabilities ...................    $  (836)      $ (918)
-----------------------------------------------------------------------------------------------

The following sets forth the components of the net periodic postretirement benefit cost for the fiscal years ended June 30:


                                                                           1999         1998         1997
--------------------------------------------------------------------------------------------------------------
Service cost - benefits earned during the fiscal year .................    $ 47         $ 63         $105
Interest cost on accumulated postretirement benefit obligation ........      57           81           99
Amortization (accretion) of net loss (gain) ...........................     (17)           4           40
--------------------------------------------------------------------------------------------------------------
Net periodic postretirement benefit expense ...........................    $ 87         $148         $244
--------------------------------------------------------------------------------------------------------------

The weighted average discount rate used to determine the APBO was 7.0%, 7.0% and 7.75%, respectively, for fiscal years ended June 30, 1999, 1998 and 1997. The assumed health care cost trend rate used in measuring the APBO as of July 1, 1998, was 8.0% decreasing gradually until it reaches 5.0% in 2008, when it remains constant. Assumed health care cost trend rates have a significant effect on the amounts reported for the Corporation's health benefit plan. A one-percentage point change in assumed health care cost trend rates would have the following effects:


                                                                        One-Percentage Point
                                                                        Increase    Decrease
-------------------------------------------------------------------------------------------------
Total service and interest cost components for fiscal year 1999 .........    $15        $(12)
APBO as of June 30, 1999 ................................................    $71        $(66)
-------------------------------------------------------------------------------------------------

The Corporation maintains an unfunded postretirement survivor income plan for certain key executives that provides benefits to beneficiaries based upon the death of such executives and their employment status at the time of death (i.e., normal retirement, termination or death prior to retirement). At June 30, 1999, 1998 and 1997, the accrued postretirement benefit cost included in other liabilities totaled $337,000, $220,000 and $125,000, respectively, and the net postretirement benefit cost charged to operations totaled $117,000, $95,000 and $92,000 for the respective fiscal years. The weighted average discount rate used to determine the accrued postretirement benefit cost was 7.0%, 7.0% and 7.75%, respectively, for fiscal years ended June 30, 1999, 1998 and 1997, and the assumed annual rate of increase for compensation was 3.0% for the last three fiscal years.

--------------------------------------------------------------------------------

COMMERCIAL CORPORATION CORPORATION

-74-
--------------------------------------------------------------------------------


NOTE 22. FINANCIAL INFORMATION (PARENT COMPANY ONLY)
--------------------------------------------------------------------------------

CONDENSED STATEMENT OF FINANCIAL CONDITION
------------------------------------------


                                                                                                 June 30,
                                                                                      ----------------------------
ASSETS                                                                                      1999         1998
------------------------------------------------------------------------------------------------------------------
Cash ............................................................................     $   10,412     $ 40,005
Other assets ....................................................................          4,600       26,959
Intangible asset ................................................................              -        6,730
Equity in CFC Preferred Trust ...................................................          1,392        1,392
Equity in Commercial Federal Bank ...............................................      1,130,201      889,233
------------------------------------------------------------------------------------------------------------------
   Total Assets .................................................................     $1,146,605     $964,319
------------------------------------------------------------------------------------------------------------------


LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------------------------------------------------------------------------------------
Liabilities:
   Other liabilities ............................................................     $   10,830     $  5,732
   Unsecured promissory term note ...............................................         72,500        1,000
   Subordinated extendible notes ................................................         50,000       50,000
   Junior subordinated deferrable interest debentures ...........................         46,392       46,392
------------------------------------------------------------------------------------------------------------------
     Total Liabilities ..........................................................        179,722      103,124
------------------------------------------------------------------------------------------------------------------
Stockholders' Equity ............................................................        966,883      861,195
------------------------------------------------------------------------------------------------------------------
   Total Liabilities and Stockholders' Equity ...................................     $1,146,605     $964,319
------------------------------------------------------------------------------------------------------------------


CONDENSED STATEMENT OF OPERATIONS
---------------------------------
                                                                                     Year Ended June 30,
                                                                           ---------------------------------------
                                                                               1999         1998         1997
------------------------------------------------------------------------------------------------------------------
Revenues:
   Dividend income from the Bank .......................................    $67,904      $47,627      $42,993
   Interest income .....................................................      2,373        3,157        4,992
   Other income ........................................................        362        1,711        1,475
Expenses:
   Interest expense ....................................................    (13,175)      (9,329)      (8,586)
   Operating expenses ..................................................     (8,557)      (9,286)      (7,566)
------------------------------------------------------------------------------------------------------------------
Income before income taxes, extraordinary items
   and equity in undistributed earnings of subsidiaries ................     48,907       33,880       33,308
Income tax benefit .....................................................     (4,042)      (3,719)      (2,965)
------------------------------------------------------------------------------------------------------------------
Income before extraordinary items
   and equity in undistributed earnings of subsidiaries ................     52,949       37,599       36,273
Extraordinary items, net of tax benefit ................................          -            -         (583)
------------------------------------------------------------------------------------------------------------------
Income before equity in undistributed earnings of subsidiaries .........     52,949       37,599       35,690
Equity in undistributed earnings of subsidiaries .......................     39,443       49,814       32,566
------------------------------------------------------------------------------------------------------------------
Net income .............................................................    $92,392      $87,413      $68,256
------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                  COMMERCIAL FEDERAL CORPORATION

                                                                            -75-
--------------------------------------------------------------------------------

CONDENSED STATEMENT OF CASH FLOWS
---------------------------------

                                                                                     Year Ended June 30,
                                                                          ----------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES                                           1999         1998         1997
------------------------------------------------------------------------------------------------------------------
Net income .............................................................  $  92,392     $ 87,413     $ 68,256
Adjustments to reconcile net income to net cash provided
   by operating activities:
     Extraordinary items, net of tax benefit ...........................          -            -          583
     Equity in undistributed earnings of subsidiaries ..................    (39,443)     (49,814)     (32,566)
     Other items, net ..................................................     16,639          (31)       2,342
------------------------------------------------------------------------------------------------------------------
       Total adjustments ...............................................    (22,804)     (49,845)     (29,641)
------------------------------------------------------------------------------------------------------------------
         Net cash provided by operating activities .....................     69,588       37,568       38,615
------------------------------------------------------------------------------------------------------------------


CASH FLOWS FROM INVESTING ACTIVITIES
------------------------------------------------------------------------------------------------------------------
Purchase of stock of and cash distributions into the Bank ..............          -         (426)     (17,157)
Purchase of common securities of CFC Preferred Trust ...................          -            -       (1,392)
Payments for acquisitions ..............................................   (179,556)           -            -
Other items, net .......................................................      2,479       11,373       30,094
------------------------------------------------------------------------------------------------------------------
         Net cash provided (used) by investing activities ..............   (177,077)      10,947       11,545
------------------------------------------------------------------------------------------------------------------


CASH FLOWS FROM FINANCING ACTIVITIES
------------------------------------------------------------------------------------------------------------------
Proceeds from issuance of subordinated extendible notes, net ...........          -            -       48,500
Proceeds from issuance of notes payable ................................     85,000            -       55,000
Payment of senior and subordinated notes ...............................          -            -      (47,150)
Payment of notes payable ...............................................    (13,500)     (40,395)     (24,293)
Proceeds from issuance of junior subordinated deferrable interest
 debentures ............................................................          -            -       46,392
Payments for debt issue costs ..........................................          -            -       (2,218)
Repurchases of common stock ............................................    (36,218)      (1,886)     (86,299)
Issuance of common stock ...............................................     45,095        6,519        4,000
Proceeds from loan repayments from employee stock ownership plans ......     11,058            -            -
Payment of cash dividends on common stock ..............................    (13,539)     (16,147)     (12,354)
Other items, net .......................................................          -          204       (2,678)
------------------------------------------------------------------------------------------------------------------
         Net cash provided (used) by financing activities ..............     77,896      (51,705)     (21,100)
------------------------------------------------------------------------------------------------------------------


CASH AND CASH EQUIVALENTS
------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net cash position ...............................    (29,593)      (3,190)      29,060
Balance, beginning of year .............................................     40,005       43,379       13,753
Adjustments to convert acquisitions to fiscal year end .................          -         (184)         566
------------------------------------------------------------------------------------------------------------------
Balance, end of year ...................................................  $  10,412     $ 40,005     $ 43,379
------------------------------------------------------------------------------------------------------------------


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
------------------------------------------------------------------------------------------------------------------
Cash paid during the period for:
   Interest expense ....................................................  $  10,722     $  9,651     $  7,129
   Income taxes, net ...................................................     54,249       51,366       23,645
Non-cash investing and financing activities:
   Common stock issued in connection with the acquisitions of
    businesses .........................................................          -       32,267       19,420
   Common stock received in connection with employee benefit plans,
    net ................................................................       (475)      (4,180)        (320)
------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

COMMERCIAL FEDERAL CORPORATION

-76-
--------------------------------------------------------------------------------


NOTE 23. SEGMENT INFORMATION
--------------------------------------------------------------------------------
The Corporation has identified two distinct lines of business operations for the purposes of management reporting: Community Banking and Mortgage Banking. These segments were determined based on the Corporation's financial accounting and reporting processes with insurance and securities brokerage operations aggregated with Community Banking. Management makes operating decisions and assesses performance based on a continuous review of these two primary operations.

The Community Banking segment involves a variety of traditional banking and financial services. These services include retail banking services, consumer checking and savings accounts, and loans for consumer, commercial real estate, residential mortgage and business purposes. Also included in this segment is insurance and securities brokerage services. The Community Banking services are offered through the Bank's branch network, including traditional offices, supermarkets and convenience stores, ATMs, 24-hour telephone centers and the Internet. Community Banking is also responsible for the Corporation's investment and mortgage-backed securities portfolios and the corresponding management of deposits, advances from the FHLB and certain other borrowings.

The Mortgage Banking segment involves the origination and purchase of residential mortgage loans, the sale of such mortgage loans in the secondary mortgage market, the servicing of mortgage loans and the purchase and origination of rights to service mortgage loans. Mortgage Banking operations are conducted through the Bank's branches, offices of a mortgage banking subsidiary and a nationwide correspondent network of mortgage loan originators. The Bank allocates expenses to the Mortgage Banking operation on terms that are not necessarily indicative of those which would be negotiated between unrelated parties. The Mortgage Banking segment also originates and sells loans to the Bank. These sales are primarily at par such that the Mortgage Banking operation records losses equal to the expenses it incurs net of fees collected. All of these losses are deferred by the Bank and amortized over the estimated life of the loans the Bank purchased.

The Parent Company includes interest income earned on intercompany cash balances and intercompany transactions, interest expense on Parent Company debt and operating expenses for general corporate purposes.

The contribution of the major business segments to the consolidated results for the last three fiscal years ended June 30 is summarized in the following table:


                                                Community     Mortgage       Parent Eliminations/  Consolidated
                                                  Banking      Banking      Company   Adjustments         Total
------------------------------------------------------------------------------------------------------------------
FISCAL 1999:
Net interest income (loss) ...............    $   312,502     $ 11,075    $ (10,802)   $   19,558    $  332,333
Provision for loan and lease losses ......         11,980          420            -             -        12,400
Non-interest income ......................         95,020       52,535      107,709      (153,729)      101,535
Total other expense ......................        224,578       33,069        8,557          (388)      265,816
Net income before income taxes ...........        170,964       30,121       88,350      (133,783)      155,652
Income tax provision (benefit) ...........         57,474        9,828       (4,042)            -        63,260
Net income ...............................        113,490       20,293       92,392      (133,783)       92,392
------------------------------------------------------------------------------------------------------------------

Total revenue ............................        909,055       64,228      110,082      (142,476)      940,889
Intersegment revenue .....................         33,764        6,952      109,034
Depreciation and amortization ............         16,382        1,760           30             -        18,172
Total assets .............................     12,909,398      282,374    1,146,605    (1,562,915)   12,775,462
------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                                                  COMMERCIAL FEDERAL CORPORATION

                                                                            -77-
--------------------------------------------------------------------------------


                                                Community     Mortgage       Parent Eliminations/  Consolidated
                                                  Banking      Banking      Company   Adjustments         Total
------------------------------------------------------------------------------------------------------------------
FISCAL 1998:
Net interest income (loss) ...............    $   255,535     $ 13,778     $ (6,172)   $   17,158  $   280,299
Provision for loan and lease losses ......         13,433          420            -             -       13,853
Non-interest income ......................         93,453       48,610       99,152      (143,694)      97,521
Total other expense ......................        187,926       29,854        9,286        (2,868)     224,198
Net income before income taxes ...........        147,629       32,114       83,694      (123,668)     139,769
Income tax provision (benefit) ...........         45,214       10,862       (3,719)           (1)      52,356
Net income ...............................        102,415       21,252       87,413      (123,667)      87,413
------------------------------------------------------------------------------------------------------------------

Total revenue ............................        820,667       72,439      102,309      (140,206)     855,209
Intersegment revenue .....................         19,769       18,271      100,505
Depreciation and amortization ............         11,628        1,497           10             -       13,135
Total assets .............................     10,550,020      440,052      964,319    (1,555,162)  10,399,229
------------------------------------------------------------------------------------------------------------------

FISCAL 1997:
Net interest income (loss) ...............    $   235,892     $ 11,060     $ (3,594)   $   20,265  $   263,623
Provision for loan and lease losses ......         13,007          420            -             -       13,427
Non-interest income ......................         79,834       44,831       77,034      (120,431)      81,268
Total other expense ......................        193,176       25,080        7,566        (1,177)     224,645
Net income before income taxes
   and extraordinary items ...............        109,543       30,391       65,874       (98,989)     106,819
Income tax provision (benefit) ...........         30,257       10,688       (2,965)            -       37,980
Income before extraordinary items ........         79,286       19,703       68,839       (98,989)      68,839
Extraordinary items, net of tax benefit ..              -            -         (583)            -         (583)
Net income ...............................         79,286       19,703       68,256       (98,989)      68,256
------------------------------------------------------------------------------------------------------------------

Total revenue ............................        764,819       61,180       82,026      (109,165)     798,860
Intersegment revenue .....................         16,170       19,504       80,517
Depreciation and amortization ............         10,365        1,515            -             -       11,880
Total assets .............................      9,941,503      171,312      907,923      (980,142)  10,040,596
------------------------------------------------------------------------------------------------------------------


NOTE 24. MERGER EXPENSES AND OTHER NONRECURRING CHARGES
--------------------------------------------------------------------------------
During fiscal years 1999 and 1998 the Corporation incurred merger expenses and other nonrecurring charges totaling $30,043,000 and $29,729,000, respectively. Such amounts for fiscal year 1999 are associated with the First Colorado acquisition and the termination of three employee stock ownership plans (ESOP) acquired in mergers during the past two fiscal years. The Corporation recorded merger-related charges totaling $13,954,000 from the termination of the three acquired ESOPs. These plans were terminated as soon as possible following consummation of the mergers and receipt of determination letters from the Internal Revenue Service to terminate such plans. During the third quarter of fiscal year 1999 the related outstanding loans totaling $11,058,000 associated with these plans were repaid from the respective ESOP trusts to the Corporation. The remaining amount of unallocated shares with a market value of $13,954,000 was distributed to plan participants during the fourth quarter of fiscal year 1999.

The amounts for fiscal year 1998 are due to the Liberty, Mid Continent and Perpetual acquisitions and the accelerated amortization of certain computer systems and software necessitated by Year 2000 compliance and the related planned systems conversions. The Corporation finalized its plans for systems conversions and Year 2000 compliance in fiscal year 1998 resulting in a reduction in the estimated useful lives of such computer systems and software.


--------------------------------------------------------------------------------

COMMERCIAL FEDERAL CORPORATION

-78-
--------------------------------------------------------------------------------


These merger expenses incurred in fiscal years 1999 and 1998 are detailed in the following table. Other nonrecurring items not classified in the merger expenses category of general and administrative expenses are noted parenthetically where such items are included in the Corporation's Consolidated Statement of Operations.


                                                                                                Year Ended June 30,
                                                                                         ----------------------------------
                                                                                            1999         1998       1997
---------------------------------------------------------------------------------------------------------------------------
Merger expenses:
   Termination of employee stock ownership plans ......................................  $13,954      $     -      $   -
   Transaction costs relating to the combinations .....................................    8,015        8,992          -
   Employee severance and other termination costs .....................................    1,449        6,555          -
   Costs to combine operations ........................................................    6,499        2,487          -
---------------------------------------------------------------------------------------------------------------------------
                                                                                          29,917       18,034          -
---------------------------------------------------------------------------------------------------------------------------
Other nonrecurring items:
   Additional loan loss reserves - (provision for loan and lease losses) ..............    1,000        3,931          -
   Gain on sale of First Colorado branch - (other operating income) ...................   (1,076)           -          -
   Reserves on leasing operations - (other operating income) ..........................        -          597          -
   Accelerated amortization of computer systems and software - (data processing) ......        -        4,314          -
   Conforming accounting practices of combining companies - (compensation and
    benefits) .........................................................................      202          489          -
   Conforming accounting practices of combining companies - (other operating
    expenses) .........................................................................        -        2,364          -
---------------------------------------------------------------------------------------------------------------------------
                                                                                             126       11,695          -
---------------------------------------------------------------------------------------------------------------------------
Total merger expenses and other nonrecurring items, before taxes ......................   30,043       29,729          -
Income tax benefit, net ...............................................................   (2,954)      (8,291)         -
---------------------------------------------------------------------------------------------------------------------------
Total merger expenses and other nonrecurring items, after-tax .........................  $27,089      $21,438      $   -
---------------------------------------------------------------------------------------------------------------------------


NOTE 25. FEDERAL DEPOSIT INSURANCE SPECIAL ASSESSMENT
--------------------------------------------------------------------------------
The Deposit Insurance Funds Act of 1996 authorized the recapitalization of the Savings Associations Insurance Fund (SAIF) by imposing a one-time special assessment on institutions with SAIF-assessable deposits. Such assessment, at the rate of .657%, was imposed to increase the reserve levels of the SAIF to 1.25% of insured deposits. On September 30, 1996, the Corporation recorded an after-tax charge of $23,079,000 ($36,061,000 pre-tax) as a result of such special assessment. The Corporation's annual deposit insurance rate in effect prior to this recapitalization was .23% of insured deposits declining to .064% of insured deposits effective January 1, 1997.

NOTE 26. LOSS ON EARLY RETIREMENT OF DEBT
--------------------------------------------------------------------------------
In fiscal year 1997, the Corporation recognized extraordinary losses of $583,000 (net of income tax benefits totaling $316,000), or $.01 loss per share, primarily as a result of the early retirement of the 10.25% subordinated debt totaling $40,250,000 originally due December 15, 1999, and the 10.0% senior notes totaling $6,900,000 originally due January 31, 1999. The extraordinary losses consisted primarily of the write-off of the related premiums and costs associated with the issuance and redemption of such debt that was retired from the proceeds of the $50,000,000 subordinated extendible notes offering completed December 2, 1996.

--------------------------------------------------------------------------------

                                                  COMMERCIAL FEDERAL CORPORATION

                                                                            -79-
--------------------------------------------------------------------------------


NOTE 27. QUARTERLY FINANCIAL DATA (UNAUDITED)
--------------------------------------------------------------------------------

The following summarizes the unaudited quarterly results of operations for the last three fiscal years ended June 30:


                                                                              Quarter Ended
                                                           -------------------------------------------------------
                                                            June 30      March 31   December 31  September 30
------------------------------------------------------------------------------------------------------------------
FISCAL 1999:
Total interest income ..................................   $220,706      $216,072      $203,715      $198,861
Net interest income ....................................     88,856        87,442        81,415        74,620
Provision for loan and lease losses ....................     (2,800)       (2,800)       (3,000)       (3,800)
Gain on sales of securities and loans, net .............         30           883         3,293         3,593
Net income .............................................     29,874        16,169        31,226        15,123

Earnings per common share:
   Basic ...............................................        .49           .27           .53           .26
   Diluted .............................................        .49           .27           .52           .25
Dividends declared per share ...........................       .065          .065          .065          .055
------------------------------------------------------------------------------------------------------------------
FISCAL 1998:
Total interest income ..................................   $190,317      $189,573      $189,974      $187,824
Net interest income ....................................     72,575        71,463        68,618        67,643
Provision for loan and lease losses ....................     (3,389)       (2,817)       (5,959)       (1,688)
Gain on sales of securities, loans
   and loan servicing rights, net ......................      2,717           830         2,733           957
Net income .............................................     22,375        13,628        25,455        25,955
Earnings per common share:
   Basic ...............................................        .39           .24           .46           .47
   Diluted .............................................        .38           .23           .45           .46
Dividends declared per share ...........................       .055          .055          .055          .047
------------------------------------------------------------------------------------------------------------------
FISCAL 1997:
Total interest income ..................................   $184,449      $178,932      $180,380      $173,831
Net interest income ....................................     67,807        66,860        66,384        62,572
Provision for loan and lease losses ....................     (3,836)       (3,617)       (3,540)       (2,434)
Gain on sales of securities and loans, net .............        661           840           755           396
Net income .............................................     24,690        19,868        21,184         2,514

Earnings (loss) per common share:
   Basic -
     Income before extraordinary items .................        .44           .34           .37           .04
     Extraordinary items, net of tax benefit ...........          -             -          (.01)            -
     Net income ........................................        .44           .34           .36           .04
   Diluted -
     Income before extraordinary items .................        .43           .34           .36           .04
     Extraordinary items, net of tax benefit ...........          -             -          (.01)            -
     Net income ........................................        .43           .34           .35           .04
Dividends declared per share ...........................       .047          .047          .047          .045
------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

COMMERCIAL FEDERAL CORPORATION

-80-
--------------------------------------------------------------------------------

NOTE 28. FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------
Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" (SFAS No. 107), requires that the Corporation disclose estimated fair value amounts of its financial instruments. It is management's belief that the fair values presented below are reasonable based on the valuation techniques and data available to the Corporation as of June 30, 1999 and 1998, as more fully described in the following discussion. It should be noted that the operations of the Corporation are managed from a going concern basis and not a liquidation basis. As a result, the ultimate value realized for the financial instruments presented could be substantially different when actually recognized over time through the normal course of operations. Additionally, a substantial portion of the Corporation's inherent value is the Bank's capitalization and franchise value. Neither of these components have been given consideration in the following presentation of fair values.

The following presents the carrying value and fair value of the specified assets and liabilities held by the Corporation at June 30, 1999 and 1998. This information is presented solely for compliance with SFAS No. 107 and is subject to change over time based on a variety of factors.


                                                                    1999                          1998
                                                         -----------------------        --------------------------
                                                           Carrying         Fair         Carrying        Fair
SELECTED ASSETS                                               Value        Value            Value        Value
------------------------------------------------------------------------------------------------------------------
Cash (including short-term investments) ..............   $  353,275   $  353,275       $  217,012   $  217,012
Investment securities ................................      946,571      930,616          673,304      674,194
Mortgage-backed securities ...........................    1,282,545    1,269,195        1,091,849    1,093,435
Loans and leases receivable, net .....................    9,326,393    9,533,833        7,857,276    8,238,331
Federal Home Loan Bank stock .........................      194,129      194,129          131,132      131,132
------------------------------------------------------------------------------------------------------------------

SELECTED LIABILITIES
------------------------------------------------------------------------------------------------------------------
Deposits:
   Passbook accounts .................................    1,137,282    1,137,282          990,996      990,996
   NOW checking accounts .............................    1,036,921    1,036,921          880,001      880,001
   Market rate savings accounts ......................      909,233      909,233          640,487      640,487
   Certificates of deposit ...........................    4,571,979    4,556,506        4,046,723    4,039,474
------------------------------------------------------------------------------------------------------------------
     Total deposits ..................................    7,655,415    7,639,942        6,558,207    6,550,958

Advances from Federal Home Loan Bank .................    3,632,241    3,591,178        2,379,182    2,379,991
Securities sold under agreements to repurchase .......      128,514      128,341          334,294      334,460
Other borrowings .....................................      225,383      225,201          110,674      114,140
------------------------------------------------------------------------------------------------------------------

OFF-BALANCE SHEET INSTRUMENTS
------------------------------------------------------------------------------------------------------------------
Derivative financial instruments .....................          498       (2,052)             204       (3,133)
Commitments ..........................................            -            -                -            -
------------------------------------------------------------------------------------------------------------------

The following sets forth the methods and assumptions used in determining the fair value estimates for the Corporation's financial instruments at June 30, 1999 and 1998.

CASH AND SHORT-TERM INVESTMENTS
The book value of cash and short-term investments is assumed to approximate the fair value of such assets.


--------------------------------------------------------------------------------

                                                  COMMERCIAL FEDERAL CORPORATION

                                                                            -81-
--------------------------------------------------------------------------------

INVESTMENT SECURITIES
Quoted market prices or dealer quotes were used to determine the fair value of investment securities.

MORTGAGE-BACKED SECURITIES
For mortgage-backed securities available for sale and held to maturity the Corporation utilized quotes for similar or identical securities in an actively traded market, where such a market exists, or obtained quotes from independent security brokers to determine the fair value of such assets.

LOANS AND LEASES RECEIVABLE, NET
The fair value of loans and leases receivable was estimated by discounting the future cash flows using the current market rates at which similar loans and leases would be made to borrowers with similar credit ratings and for similar remaining maturities. When using the discounting method to determine fair value, loans and leases were gathered by homogeneous groups with similar terms and conditions and discounted at derived current market rates or rates at which similar loans and leases would be made to borrowers as of June 30, 1999 and 1998. The fair value of loans held for sale was determined from quoted market prices for such loans based on their intended final investment form, which are generally agency mortgage-backed securities. In addition, when computing the estimated fair value for all loans and leases, allowances for loan and lease losses were subtracted from the calculated fair value for consideration of credit issues.

FEDERAL HOME LOAN BANK STOCK
The fair value of such stock approximates book value since the Corporation is able to redeem this stock with the Federal Home Loan Bank at par value.

DEPOSITS
The fair value of savings deposits were determined as follows: (i) for passbook accounts, NOW checking accounts and market rate savings accounts fair value is determined to approximate the carrying value (the amount payable on demand) since such deposits are primarily withdrawable immediately; (ii) for certificates of deposit, the fair value has been estimated by discounting expected future cash flows by derived current market rates as of June 30, 1999 and 1998, offered on certificates of deposit with similar maturities. In accordance with the provisions of SFAS No. 107, no value has been assigned to the Corporation's long-term relationships with its deposit customers (core value of deposits intangible) since such intangible is not a financial instrument as defined under SFAS No. 107.

ADVANCES FROM FEDERAL HOME LOAN BANK
The fair value of such advances was estimated by discounting the expected future cash flows using current interest rates as of June 30, 1999 and 1998, for advances with similar terms and remaining maturities.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
The fair value of securities sold under agreements to repurchase was estimated by discounting the expected future cash flows using derived interest rates approximating market as of June 30, 1999 and 1998, over the contractual maturity of such borrowings.

OTHER BORROWINGS
Included in other borrowings at June 30, 1999 and 1998, are subordinated extendible notes and guaranteed preferred beneficial interests in the Corporation's junior subordinated debentures with carrying values of $50,000,000 and $45,000,000, respectively, with the fair value of such borrowings based on quoted market prices or dealer quotes. The fair value of other borrowings, excluding the aforementioned borrowings, was estimated by discounting the expected future cash flows using derived interest rates approximating market as of June 30, 1999 and 1998, over the contractual maturity of such other borrowings.

DERIVATIVE FINANCIAL INSTRUMENTS
The fair value of the interest rate swap and floor agreements, obtained from market quotes from independent security brokers, is the estimated amount that would be paid to terminate the swap agreements and the estimated amount that would be received to terminate the floor agreements.

COMMITMENTS
The commitments to originate and purchase loans have terms that are consistent with current market terms. Since primarily all outstanding commitments are short-term or adjustable rate, the fair value of the commitments is not material for disclosure.

LIMITATIONS
It must be noted that fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. Additionally, fair value estimates are based on existing on-and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business, customer relationships and the value of assets and liabilities that are not considered financial instruments. These estimates do not reflect any premium or discount that could result from offering the Corporation's entire

--------------------------------------------------------------------------------

COMMERCIAL FEDERAL CORPORATION

-82-
--------------------------------------------------------------------------------


holdings of a particular financial instrument for sale at one time. Furthermore, since no market exists for certain of the Corporation's financial instruments, fair value estimates may be based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with a high level of precision. Changes in assumptions as well as tax considerations could significantly affect the estimates. Accordingly, based on the limitations described above, the aggregate fair value estimates as of June 30, 1999 and 1998, are not intended to represent the underlying value of the Corporation, on either a going concern or a liquidation basis.

NOTE 29. CURRENT ACCOUNTING PRONOUNCEMENTS
--------------------------------------------------------------------------------
ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES
In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133 entitled "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). This statement requires the recognition of all derivative financial instruments as either assets or liabilities in the statement of financial position and measurement of those instruments at fair value. The accounting for gains and losses associated with changes in the fair value of a derivative and the effect on the consolidated financial statements will depend on its hedge designation and whether the hedge is highly effective in achieving offsetting changes in the fair value or cash flows of the asset or liability hedged. Under the provisions of SFAS No. 133, the method that will be used for assessing the effectiveness of a hedging derivative, as well as the measurement approach for determining the ineffective aspects of the hedge, must be established at the inception of the hedge. The methods must be consistent with the entity's approach to managing risk.

SFAS No. 133 was effective for all fiscal quarters of fiscal years beginning after June 15, 1999. However, on July 7, 1999, the FASB issued Statement of Financial Accounting Standards No. 137 entitled "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133" (SFAS No. 137). This statement delays the effective date of SFAS No. 133 for one year, or for all fiscal quarters of fiscal years beginning after June 15, 2000, with initial application as of the beginning of any fiscal quarter that begins after issuance. On that initial application date, hedging relationships must be designated anew and documented pursuant to the provisions of SFAS No. 133. Management of the Corporation has not determined the effect, if any, that the adoption of this statement will have on the Corporation's financial position, liquidity or results of operations. Management of the Corporation has not determined when to adopt the provisions of SFAS No. 133.

ACCOUNTING FOR MORTGAGE-BACKED SECURITIES RETAINED AFTER THE SECURITIZATION OF MORTGAGE LOANS HELD FOR SALE BY A MORTGAGE BANKING ENTERPRISE
In October 1998, the FASB issued Statement of Financial Accounting Standards No. 134 entitled "Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise, an amendment of FASB Statement No. 65" (SFAS No. 134). FASB Statement No. 65, as amended by FASB Statements No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," requires that after the securitization of a mortgage loan held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed security as a trading security. SFAS No. 134 further amends Statement No. 65 to require that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. This Statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the subsequent accounting for securities retained after the securitization of other types of assets by a nonmortgage banking enterprise.

The provisions of SFAS No. 134 are effective as of July 1, 1999, for the Corporation. On the date that SFAS No. 134 is initially applied, an enterprise may reclassify mortgage-backed securities and other beneficial interests retained after the securitization of mortgage loans held for sale from the trading category, except for those with sales commitments in place. Those securities and other interests shall be classified based on the entity's ability and intent, on the date this statement is initially applied, to hold those investments. Transfers from the trading category that result from implementing this statement will be accounted for in accordance with the provisions of SFAS Statement No. 115. Management of the Corporation does not believe that the adoption of SFAS No. 134 will have a material effect on the Corporation's financial position, liquidity or results of operations.


--------------------------------------------------------------------------------

                                                  COMMERCIAL FEDERAL CORPORATION

                                                                            -83-
--------------------------------------------------------------------------------


                COMMERCIAL FEDERAL CORPORATION BOARD OF DIRECTORS
                 AND COMMERCIAL FEDERAL BANK BOARD OF DIRECTORS

WILLIAM A. FITZGERALD
Chairman of the Board and
Chief Executive Officer
Commercial Federal Corporation

TALTON K. ANDERSON
President
Baxter Chrysler Plymouth Inc.

MICHAEL P. GLINSKY
Retired Executive Vice President and CFO
US WEST, Inc.

ROBERT F. KROHN
Vice Chairman and CEO
PSI Group, Inc.

CARL G. MAMMEL
Chairman
Mammel & Associates

ROBERT S. MILLIGAN
President
MI Industries

JAMES P. O'DONNELL
Executive Vice President,
CFO and Corporate Secretary
ConAgra, Inc.

ROBERT D. TAYLOR
CEO
Executive Aircraft Corporation

ALDO J. TESI
Former Group President
First Data Resources Card Enterprise Group

                   COMMERCIAL FEDERAL BANK BOARD OF DIRECTORS

SHARON G. MARVIN
Real Estate Consultant
NP Dodge Company

MICHAEL T. O'NEIL, M.D.
Orthopedic Surgeon
Private Practice

                         EXECUTIVE OFFICERS OF THE BANK

WILLIAM A. FITZGERALD
Chairman of the Board and
Chief Executive Officer

JAMES A. LAPHEN
President and
Chief Operating Officer

GARY L. MATTER
Executive Vice President,
Controller and Secretary

JOY J. NARZISI
Executive Vice President and Treasurer
Lending/Asset Management

ROGER L. LEWIS
Executive Vice President
Corporate Marketing

RUSSELL G. OLSON
Executive Vice President
Community Banking

GARY D. WHITE
Executive Vice President
Corporate Services

--------------------------------------------------------------------------------

COMMERCIAL FEDERAL CORPORATION

-84-
--------------------------------------------------------------------------------

                             SENIOR VICE PRESIDENTS


R. HAL BAILEY
Construction Lending

GARY L. BAUGH
Special Projects

RICK A. CAMPBELL
Mortgage Operations

THOMAS J. HROMATKA
Bank Operations

LAUREN W. KINGRY
Commercial Banking

KEVIN C. PARKS
Audit/Compliance/Security

THOMAS N. PERKINS
Acquisitions and Expansion

JON W. STEPHENSON
Retail Banking

TERRY A. TAGGART
State President - Colorado


                              FIRST VICE PRESIDENTS


RONALD A. AALSETH
Insurance and Brokerage Services

PAMELA J. ACUFF
Human Resources

MARGARET E. ASH
Customer Service

MELISSA M. BEUMLER
Marketing

RONALD P. CHEFFER
Commercial Underwriting

MONTE M. DEERE
State President - Oklahoma

NEIL W. FELL
State President - Iowa

LARRY R. GODDARD
Investor Relations

JOHN J. GRIFFITH
Community Investment

ROBERT E. GRUWELL
Treasury

MICHAEL J. HOFFMAN
In-Store Branch Banking

JAMES C. PALMER
Mortgage Loan Servicing

DOUGLAS D. PULLIN
Consumer Lending

ROBERT W. RICHARDS
Construction Lending/
Income Property

JAMES M. ROONEY
Systems & Technology

HAROLD G. SIEMENS
Correspondent Lending

WILLIAM M. TANK, JR.
State President - Nebraska

MICHAEL J. WALTS
State President - Kansas

DENNIS R. ZIMMERMAN
Information Services

--------------------------------------------------------------------------------

                                                  COMMERCIAL FEDERAL CORPORATION

                              INVESTOR INFORMATION

CORPORATE HEADQUARTERS
Commercial Federal Corporation
Commercial Federal Tower
2120 S. 72nd Street
Omaha, NE 68124

GENERAL COUNSEL
Fitzgerald, Schorr, Barmettler, Brennan
1100 Woodmen Tower
Omaha, NE 68102

CORPORATE COUNSEL
Housley Kantarian & Bronstein, P.C.
1220 19th Street, N.W.
Suite 700
Washington, D.C. 20036

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019

INDEPENDENT AUDITORS
Deloitte & Touche LLP
2000 First National Center
Omaha, NE 68102

INVESTOR RELATIONS AND SHAREHOLDER SERVICES
Analysts, investors and others seeking a copy of the Form 10-K without charge or other financial information should contact:

Investor Relations Department
Commercial Federal Corporation
2120 S. 72nd Street
Omaha, NE 68124
Telephone 402-390-6553

Shareholders desiring to change the address or ownership of stock, report lost certificates or to consolidate accounts should contact Commercial Federal's Transfer Agent:

Shareowner Services
P.O.Box 64854
St. Paul, MN 55164-0865
Telephone 800-468-9716




DIVIDEND REINVESTMENT PLAN
The Company maintains a Dividend Reinvestment Plan which offers shareholders a convenient and inexpensive way to increase their holdings of common stock in Commercial Federal Corporation. The Plan is available to all registered shareholders of the Company. To obtain information about the Plan, contact Shareowner Services at 800-468-9716.

ANNUAL MEETING OF SHAREHOLDERS
The annual meeting of shareholders will convene at 10:00 a.m. on Tuesday, November 16, 1999. The meeting will be held at the Holiday Inn Central Convention Centre, 3321 South 72nd Street, Omaha, Nebraska, in the "Holiday C" Meeting Room. Further information with regard to this meeting can be found in the proxy statement.

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